                                TABLE OF CONTENTS

                                       FOR

                                  LEASE AYD-350

                                     Page i

Section 41.   Federal Airport Aid.........................................   151
Section 42.   Requesting Airlines at the Airport..........................   151
Section 43.   Additional Rights of Termination of the Port Authority as

Section 46.   Restrictions on Use of Passenger Terminal Frontage
              Roadways-Use of Airport Taxi Dispatchers and Roadways

Section 49.   Lessee's Financial Condition - Limitation of Term Lease

Section 53.   Assumption of Maintenance and Repair of the Premises by the
              Port Authority..............................................   197
Section 54.   Joint Periodic Condition Survey.............................   202
Section 55.   Condition of the Premises...................................   206
Section 56.   Environmental Obligations...................................   263
Section 57.   Late Charges................................................   206
Section 58.   Airport Transportation Facilities and Operations Use of

Section 64.   The Lessee's Ongoing Affirmative Action, Equal Opportunity

                                    Page ii

Section 81.   Subletting of the Premises for Consumer Services............   268
Section 82.   Obligations in Connection with Consumer Services Agreements.   269

Section 87.   Port Authority Payments For the Cost of the Redevelopment
              Work........................................................   271
Section 88.   Parking Garage..............................................   299
Section 89.   Additional Right of the Port Authority to Terminate a
              Portion of the Premises.....................................   299
Section 90.   Waiver of Depreciation......................................   301
Section 91.   Port Authority's Rights and the Lessee's Continuing
              Obligations with Respect to the Premises and the Terminal
              6 Site......................................................   301
Section 92.   Security Agreements.........................................   303
Section 93.   Effect of Termination by the Lessee.........................   284
Section 94.   Definitions.................................................   285
Section 95.   Entire Agreement............................................   324

                                    Page iii

                                 Terminal Five

                                     Lease

                                    EXHIBITS*

                                    Volume I
                                    --------

Exhibit 1.1     Page 1 of 2     Premises

Exhibit 1.1     Page 2 of 2     Data Table

Exhibit 1.2                     Height Elevation Limitations

Exhibit 1.3     Page 1 of 2     Terminal 4 Parcel

Exhibit 1.3     Page 2 of 2     Data Table

Exhibit 1.4     Page 1 of 2     Terminal 6 Parcel

Exhibit 1.4     Page 2 of 2     Data Table

                                Volume II
                                ---------

Exhibit 2.1                     Building No. 60 and Terminal 4, Terminal 6 and

                                Terminal 7

Exhibit 2.2                     Parking Garage Basis of Design

Exhibit 2.3                     Parking Garage Site, Off-Premises Roadways &

                                Utilities Work and various AirTrain components

Exhibit 2.4                     Redevelopment of Terminal 5/6 FONSI/ROD

                                Volume III
                                ----------

Exhibit 2.4                     Redevelopment of Terminal 5/6 FONSI/ROD

                                Volume 2

*   These exhibits, other than those that have been filed herewith, are not available in electronic format and will be provided for inspection upon written request.

                                        i

                                Volume IV
                                ---------

Exhibit 2.5                     Remedial Action Work Plan

Exhibit 2.6                     Terminal 5 Redevelopment Basis of Design

Exhibit 2.7                     On-Premises Work

Exhibit 2.8                     Off-Premises Work

Exhibit 2.9                     Demolition of Structures

Exhibit 2.10                    Lessee's Ongoing Operation including Temporary

                                Facilities

                                Volume V
                                --------

Exhibit 2.11                    Stage 2 Construction Trade Cost Estimates

Exhibit 2.12                    List of Cost Categories

Exhibit 2.13                    Element Budget

Exhibit 2.14                    Anticipated Monthly Expenditure Schedule

Exhibit 2.15                    Redevelopment Work Project Schedule

                                Volume VI
                                ---------

Exhibit 2.16                    Long Island Well Permit

Exhibit 2.17                    5kV Electrical Power and Sanitary Sewer Work

Exhibit 2.18                    New Isolation Valve Pit

Exhibit 2.19                    Assignment of Redevelopment Work Contracts and

                                Documents

Exhibit 2.20                    Staging Areas

                                       ii

Exhibit 4.1                     Minimum Enplanement Rental

Exhibit 4.2                     Per Emplanement Rental Rate

Exhibit 49.1                    Triggering Events

Exhibit 56.1                    Initial Post Construction Baseline Investigation

Exhibit 56.2                    Sampling Locations for the Initial

                                Post-Construction Baseline

Exhibit 56.3                    JFK Terminal 5 - Sampling Zones and Subzones

Exhibit 56.4                    JFK Terminal 5 - Historical Port Authority

                                Analyzed Items

Exhibit 68.1                    Central Terminal Area

Exhibit 87.1                    Shell Completion Work

Exhibit 87.2                    Release of Retainage

Exhibit 89.1    Page 1 of 2     Parcel T

Exhibit 89.1    Page 2 of 2     Data Table

Exhibit 90.1                    Election

Exhibit 92.1                    Security Agreement AX=782

Exhibit 94.1                    Memorandum of Agreement

                                      iii

Final Dated November 22, 2005

                    THIS AGREEMENT SHALL NOT BE BINDING UPON
                    THE PORT AUTHORITY UNTIL DULY EXECUTED BY
                   AN EXECUTIVE OFFICER THEREOF AND DELIVERED
                         TO THE LESSEE BY AN AUTHORIZED
                      REPRESENTATIVE OF THE PORT AUTHORITY

                                                Port Authority Lease No. AYD-350

                               AGREEMENT OF LEASE

          THIS AGREEMENT OF LEASE, made as of the 6th day of May, 2005 (which date is hereinafter called the "Effective Date") by and between THE PORT
AUTHORITY OF NEW YORK AND NEW JERSEY (hereinafter called the "Port Authority"), a body corporate and politic, established by Compact between the States of New
Jersey and New York with the consent of the Congress of the United States of
America, and having an office at 225 Park Avenue South, in the Borough of
Manhattan, City, County and State of New York, and JETBLUE AIRWAYS CORPORATION
(hereinafter called the "Lessee"), a corporation of the State of Delaware with an office and place of business at 118-29 Queens Boulevard, Forest Hills, New
York 11375, whose representative is Vice President of Corporate Real Estate.

          WITNESSETH, That:

          The Port Authority and the Lessee, for and in consideration of the rents, covenants and mutual agreements hereinafter contained, hereby covenant and agree effective as of the Effective Date with respect to Sections 2, 6, 7,
28, 30, 32, 35, 36, 56, 62, 63, 65, 84, 85, 87 and 94 hereof and the exhibits and schedules referred to in such Sections and effective as of November 22, 2005
(the "Lease Commencement Date") with respect to all other portions of this
Agreement as follows:

SECTION 1. LETTING

          (a) The Port Authority hereby lets to the Lessee and the Lessee hereby hires and takes from the Port Authority the land shown in stipple, stippled diagonal hatching and stippled double parallel vertical hatching on the exhibit attached hereto, hereby made a part hereof and marked Exhibit 1.1 (which exhibit is hereinafter referred to as "Exhibit 1.1") at John F. Kennedy International
Airport (sometimes hereinafter referred to as the "Airport") in the County of
Queens, City and State of New York, the aforesaid land, together with all buildings, structures, fixtures, improvements and other property of the Port
Authority located therein, thereon or thereunder, and all structures, improvements, additions, buildings, installations and facilities located, constructed or installed, or which may be located, constructed or installed therein, thereon or thereunder, and the equipment permanently affixed or permanently located therein, such as electrical, plumbing, sprinkler, fire protection and fire alarm, heating, steam, sewage, drainage, refrigerating, communications, gas and other systems, and their pipes, wires, mains, lines, tubes, conduits, equipment and fixtures, and all paving, drains, culverts, ditches and catch-basins constructed therein, thereon or thereunder (all of the foregoing being herein called the "Premises", provided, however, it is hereby understood and agreed that the AirTrain, the Cogeneration Facility, the Traffic
Systems and the Distribution Portion of the System and Tanks

shall not be a part of the Premises and shall not be or become a part of the
Premises). The parties acknowledge that the Premises constitute non-residential real property.

          (b) Except to the extent required for the performance of any of the obligations of the Lessee hereunder nothing contained in this Agreement shall grant to the Lessee any rights whatsoever in the air space above the Premises in excess of the height elevation limitations described in the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 1.2".

          (c) (i) For the period from the Lease Commencement Date to the day immediately preceding the Terminal 4 Parcel Tender Date, both dates inclusive, the area of the Premises as shown in stippled double parallel vertical hatching and identified as "Area 4" on Exhibit 1.1 together with the contiguous area of land immediately abutting such portion of the Premises as shown in herringbone hatching and identified as "Area 3" on Exhibit 1.1 shall be subject to a joint and mutual easement for the taxiing, push-back, tug-in, turn around and other operations of aircraft to be used jointly by the Lessee on one hand and the Port
Authority and the lessee(s), tenant(s), occupant(s) or users who pursuant to
Port Authority permission now or in the future lease, rent, occupy or use any of said area shown in herringbone hatching or adjoining and abutting said area.

               (ii) For the period from the Lease Commencement Date to the day immediately preceding the Terminal 6 Parcel Tender Date, both dates inclusive, the area of the Premises as shown in stippled diagonal hatching on Exhibit 1.1 together with the contiguous area of land immediately abutting such portion of the Premises as shown in crosshatching on Exhibit 1.1 shall be subject to a joint and mutual easement for the taxiing, push-back, tug-in, turn around and other operations of aircraft to be used jointly by the Lessee on one hand and the Port Authority and the lessee(s), tenant(s), occupant(s) or users who pursuant to Port Authority permission now or in the future lease, rent, occupy or use any of said area shown in crosshatching or abutting and adjoining said area.

               (iii) For the period from and after the Terminal 4 Parcel Tender
Date, the areas of the Premises as shown in crosshatching and dashed horizontal hatching with crosshatching on the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 1.3" (herein referred to as "Exhibit 1.3") together with the contiguous area of land immediately abutting such portion of the
Premises as shown in diagonal hatching and in shaded stipple with diagonal hatching on Exhibit 1.3 shall be subject to a joint and mutual easement for the taxiing, push-back, tug-in, turn around and other operations of aircraft to be used jointly by the Lessee on one hand and the Port Authority and the lessee(s), tenant(s), occupant(s) or users who pursuant to Port Authority permission now or in the future lease, rent, occupy or use any of said area shown in shaded stipple with diagonal hatching or adjoining and abutting said area.

               (iv) For the period from and after the Terminal 6 Parcel Tender
Date the area of the Premises as shown in stippled diagonal hatching on the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 1.4"
(herein referred to as "Exhibit 1.4") together with the contiguous area of land immediately abutting such portion of the Premises as shown in crosshatching on
Exhibit 1.4 shall be subject to a joint and mutual easement for the taxiing, push-back, tug-in, turn around and other operations of aircraft to be used jointly by the Lessee on one

                                        2

hand and the Port Authority and the lessee(s), tenant(s), occupant(s) or users who pursuant to Port Authority permission now or in the future lease, rent, occupy or use any of said area shown in crosshatching or abutting and adjoining said area.

          (d) Without limiting any obligation of the Lessee to commence operations hereunder at the time and in the manner stated elsewhere in this
Agreement, the Lessee agrees that no portion of the Premises will be used initially or at any time during the letting which is in a condition unsafe or improper for the conduct of the Lessee's operations hereunder so that there is possibility of injury or damage to life or property. It is hereby understood and agreed that whenever reference is made in this Agreement to the condition of the
Premises as of the commencement of the term thereof, the same shall be deemed to mean the condition of the Premises as of the Lease Commencement Date, and as to
the improvements made and the alteration work performed during the term of this
Agreement, in the condition existing after the completion of the same.

          (e) (i) Effective at 12:01 a.m. on the day of tender thereof by the
Port Authority to the Lessee, which tender shall be made upon thirty (30) days'
notice (the "Terminal 4 Notice") to the Lessee by the Port Authority (the
effective date of the Terminal 4 Notice being herein referred to as the
"Terminal 4 Parcel Tender Date"), in addition to the premises heretofore let to the Lessee under this Lease, the letting of which shall continue in full force and effect, the Port Authority shall let to the Lessee and the Lessee shall hire and take from the Port Authority upon all the terms, provisions, conditions and agreements of this Lease at the Airport in the County of Queens, City and State
of New York the land shown in dashed horizontal hatching with crosshatching on
Exhibit 1.3 (which land is hereinafter referred to as the "Terminal 4 Parcel"), together with the fixtures, improvements and other property of the Port
Authority located or to be located therein, thereunder or thereon, and all structures, improvements, additions, buildings and facilities, located, constructed or installed or to be located, constructed or installed therein, thereunder or thereon, all of the foregoing to be and become a part of the
Premises let under this Lease, subject to all of the terms, provisions, covenants and conditions of this Lease, for and during the balance of the term of the letting under this Lease subject to earlier termination as provided in this Lease.

               (ii) If the Port Authority shall not give possession of the
Terminal 4 Parcel during the Term by reason of the fact that the Terminal 4
Parcel or any part thereof are in the course of construction, repair, alteration or improvement or by reason of the fact that the occupant thereof failed or refused to deliver possession to the Port Authority, or by reason of any cause or condition beyond the control of the Port Authority, the Port Authority shall not be subject to any liability for the failure to give possession of the
Terminal 4 Parcel to the Lessee.

          (f) (i) Effective as of the Terminal 4 Parcel Tender Date, the Lessee
shall and be deemed to have granted, bargained, sold, surrendered and yielded up and by these presents have granted, bargained, sold, surrendered and yielded up unto the Port Authority, its successors and assigns, forever, its rights in that portion of the Premises shown in shaded stipple and shaded stipple with diagonal hatching on Exhibit 1.3 (the "Terminal 4 Surrendered Parcel") and the term of years with respect thereto under the Lease yet to come and shall and be deemed to have given, granted, surrendered and by these presents does give, grant and surrender to the

                                        3

Port Authority, its successors and assigns, all the rights, rights of renewal, licenses, privileges and options of the Lessee granted by the Lease with respect to the Terminal 4 Surrendered Parcel, all to the intent and purpose that the said term under the Lease and the said rights of renewal, licenses, privileges and options may be wholly merged, extinguished and determined on the Terminal 4
Parcel Tender Date, with the same force and effect as if the said term were in and by the provisions of the Lease originally fixed to expire on the Terminal 4
Parcel Tender Date, but the Lease and the letting thereunder shall continue in full force and effect as to the remainder of the Premises under the Lease and in accordance with all the terms and provisions thereof.

                    TO HAVE AND TO HOLD the same unto the Port Authority, its
successors and assigns forever.

               (ii) The Lessee hereby covenants on behalf of itself, its
successors and assigns that (x) it has not done or suffered and will not do or suffer anything whereby the Terminal 4 Surrendered Parcel or the Lessee's leasehold therein, has been or shall be encumbered as of the Terminal 4 Parcel
Tender Date in any way whatsoever; (y) the Lessee is and will remain until the
Terminal 4 Parcel Tender Date the sole and absolute owner of the leasehold estate in the Terminal 4 Surrendered Parcel and of the rights, rights of renewal, licenses, privileges and options granted by the Lease with respect thereto and that the same are and will remain until the Terminal 4 Parcel Tender
Date free and clear of all liens and encumbrances of whatsoever nature; and (z)
the Lessee has full right and power to make this agreement.

               (iii) All promises, covenants, agreements and obligations of the
Lessee with respect to the Terminal 4 Surrendered Parcel which under the provisions thereof would have matured upon the date originally fixed in the
Lease for the expiration of the term thereof, or upon the termination of the
Lease prior to the said date, or within a stated period after expiration or termination shall, notwithstanding such provisions, mature upon the Terminal 4
Parcel Tender Date and shall survive the delivery of the Terminal 4 Notice by the Port Authority to the Lessee.

               (iv) As of the Terminal 4 Parcel Tender Date, the Lessee shall and shall have released and discharged and does by these presents release and discharge the Port Authority from any and all obligations on the part of the
Port Authority to be performed under the Lease with respect to the Terminal 4
Surrendered Parcel. The Port Authority does by these presents release and discharge the Lessee from any and all obligations on the part of the Lessee to be performed under the Lease with respect to the Terminal 4 Surrendered Parcel for that portion of the term subsequent to the Terminal 4 Parcel Tender Date; it being understood that nothing herein contained shall release, relieve or discharge the Lessee from any liability for rentals or for other charges that may be due or become due to the Port Authority for any period or periods prior to the Terminal 4 Parcel Tender Date, or for breach of any other obligation on the Lessee's part to be performed under the Lease for or during such period or periods or maturing pursuant to the foregoing paragraph, nor shall anything herein be deemed to release the Lessee from any liability for rentals or other charges that may be due or become due to the Port Authority for any other portion of the Premises or for breach of any other obligation on the Lessee's part to be performed under the Lease.

                                        4

               (v) The Lessee hereby agrees to terminate its occupancy of the
Terminal 4 Surrendered Parcel and to deliver actual, physical possession of the
Terminal 4 Surrendered Parcel to the Port Authority, on or before the Terminal 4
Parcel Tender Date, in the condition required by the Lease upon surrender. The
Lessee further agrees that it shall remove all the Lessee's Personal Property from Terminal 4 Surrendered Parcel prior to the Terminal 4 Parcel Tender Date, and all the terms and conditions of Section 29 of the Lease with respect to termination of the letting shall apply to any of the Lessee's Personal Property not so removed.

               (vi) The Lessee hereby acknowledges that each and every term, provision and condition of the Lease shall continue to apply to the Premises remaining after the termination of the Terminal 4 Surrendered Parcel.

               (vii) From and after the day immediately following the Terminal 4
Parcel Tender Date, the Lessee shall be entitled to an abatement of the First
Ground Rental and/or the Second Ground Rental in accordance with Section 4 hereof.

          (g) Effective at 12:01 a.m. on the day immediately following the expiration or earlier termination (the "Terminal 6 Parcel Tender Date") of that certain agreement of lease entered into between the Lessee and the Port
Authority as of the 1st day of November, 2002 covering Terminal 6 and bearing
Port Authority agreement no. AYD-265 ("Lease AYD-265") in addition to the premises heretofore let to the Lessee under this Lease, the letting of which shall continue in full force and effect, the Port Authority shall let to the
Lessee and the Lessee shall hire and take from the Port Authority upon all the terms, provisions, conditions and agreements of this Lease at the Airport in the
County of Queens, City and State of New York the land shown in stipple and stippled diagonal hatching on Exhibit 1.4 (which land is hereinafter referred to as the "Terminal 6 Parcel"), together with the fixtures, improvements and other property of the Port Authority located or to be located therein, thereunder or thereon, and all structures, improvements, additions, buildings and facilities, located, constructed or installed or to be located, constructed or installed therein, thereunder or thereon, all of the foregoing to be and become a part of the Premises let under this Lease, subject to all of the terms, provisions, covenants and conditions of this Lease, for and during the balance of the term of the letting under this Lease subject to earlier termination as provided in this Lease.

          (h) The Lessee shall have a non-exclusive right of way for the passage of vehicles through the area shown in stippled cross hatching on Exhibit 1.1, which area shall not in any event be obstructed by the Lessee or used by the
Lessee for any other purpose including without limitation for the parking or storage of any equipment or vehicles.

SECTION 2. CONSTRUCTION BY THE LESSEE

          (a) The following terms, when used in this Agreement, shall, unless the context shall require otherwise, have the respective meanings given below:

               (i) "Building No. 60" shall mean the TWA Main Terminal as shown in stippled crosshatching on the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.1" (herein referred to as "Exhibit 2.1"), the
Flight Wing I Tube and the Flight Wing II Tube.

                                        5

               (ii) "Director of Redevelopment of the Port Authority" shall mean the person or persons from time to time designated by the Port Authority to exercise the powers and functions vested in the said Director of Redevelopment of the Port Authority by this Agreement; but until further notice from the Port
Authority to the Lessee it shall mean the Program Director of the JFK
Redevelopment Program (or the temporary or acting Program Director of the JFK
Redevelopment Program) for the time being, or his duly designated representative or representatives.

               (iii) "Element of Work" shall mean each of and "Elements of Work"
shall mean all of the Passenger Terminal Work, the Landside Civil Work, the
Airside Civil Work, the MOA Curtain Wall Work, the Parking Garage Work, the MOA
Flight Wing II Work and the Terminal 5 AirTrain Connector Work.

               (iv) "Flight Wing I Tube" shall mean the pedestrian bridge shown in diagonal hatching and identified as the "Flight Wing I Tube" on Exhibit 2.1.

               (v) "Flight Wing II Tube" shall mean the pedestrian bridge shown in crosshatching on Exhibit 2.1 and identified as the "Flight Wing II Tube on
Exhibit 2.1.

               (vi) "Group VI Aircraft" shall mean the FAA Airplane Design Group for wingspans greater than 214 feet.

               (vii) "New Passenger Terminal" shall mean the new passenger terminal to be designed and constructed by the Lessee pursuant to and in accordance with this Lease.

               (viii) "Parking Garage" shall mean the parking garage to be built by the Lessee pursuant to and in accordance with this Lease.

               (ix) "Parking Garage Basis of Design" shall mean the document attached hereto entitled "jetBlue Airways JFK International Airport Terminal 5
Redevelopment Basis of Design - Parking Garage, November 15, 2005" hereby made a part hereof and marked "Exhibit "2.2".

               (x) "Parking Garage Site" shall mean the area shown in stipple and stippled crosshatching on the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.3" (which exhibit is herein referred to as "Exhibit
2.3").

               (xi) "Port Authority Service Contract" shall mean each of the
Parking Garage Vertical Circulation Maintenance Contract, the Parking Garage
Fire Safety Equipment Maintenance Contract, the AirTrain Vertical Circulation
Maintenance Contract and the AirTrain Moving Sidewalk Maintenance Contract.

               (xii) "Project Costs" shall mean the Cost of the Lessee's
Redevelopment Work Elements and all other costs and expenses of the Lessee to comply with all

                                        6

of the terms and conditions of this Section 2 with respect to the Redevelopment
Work except for the Cost of the Port Authority Redevelopment Work Elements.

               (xiii) "Redevelopment of Terminal5/6 FONSI/ROD" shall mean the
United States of America, Federal Aviation Administration Finding of No
Significant Impact Record of Decision approved on February 7, 2005 for the
Redevelopment of Terminals 5 and 6 at John F. Kennedy International Airport, a
copy of which together with the Environmental Assessment dated October 2004 on which it was based is attached hereto, hereby made a part hereof and marked
"Exhibit 2.4".

               (xiv) "Redevelopment Work Construction Applications" shall mean all of the Tenant Construction or Alteration Applications submitted by the
Lessee pursuant to Section 2 of this Lease as approved by the Port Authority.

               (xv) "Redevelopment Work Contract" shall mean each agreement entered into by the Lessee, including without limitation those entered into prior to the Effective Date, relating to the Redevelopment Work including without limitation all such agreements with architects, engineers, contractors, consultants, subcontractors, the Contract Documents and all other agreements entered into by the Lessee for the supply of labor, materials and equipment relating to the Redevelopment Work (including without limitation to guaranties, payment bonds and surety agreements) and all amendments, modifications, supplements, extensions and renewals.

               (xvi) "Redevelopment Work Contractor" shall mean each Person that is or is to be a party to a Redevelopment Work Contract, except for the Lessee.

               (xvii) "Redevelopment Work Contracts and Documents" shall mean all Redevelopment Work Contracts, all Design Development Documents, all Contract
Documents and all plans and specifications for the development and construction of the Redevelopment Work, all service, maintenance and warranties provided by a
Redevelopment Work Contractor related to the Redevelopment Work, all other contracts and agreements related to the Redevelopment Work and all amendments, modifications, supplements, extensions and renewals thereof.

               (xviii) "Redevelopment Work Site" shall mean each of, and
"Redevelopment Work Sites" shall mean all of, the following areas: the area shown in stipple on the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.7" (herein referred to as "Exhibit 2.7"), the area shown in broken horizontal hatching on Exhibit 2.7, the area shown in crosshatching on
Exhibit 2.7, the area shown in broken horizontal hatching with crosshatching on
Exhibit 2.7, the area shown in crosshatching on the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.8" and the Parking Garage Site.

               (xix) "Remedial Action Work Plan" shall mean the remedial action work plan attached hereto, hereby made a part hereof and marked "Exhibit 2.5" as the same may be amended and supplemented from time to time.

                                        7

               (xx) "Resident Engineer" shall mean the person or persons from time to time designated by the Port Authority to exercise the powers and functions vested in the said Resident Engineer by this Agreement; but until further notice from the Port Authority to the Lessee it shall mean the Port
Authority Resident Engineer (or the temporary or acting Port Authority Resident
Engineer) located in Building 14 of the Airport for the time being, or his duly designated representative or representatives.

               (xxi) "Temporary Facilities" shall mean the facilities and improvements constructed and installed on the Premises as part of the Temporary
Facilities Work.

               (xxii) "Terminal 4", "Terminal 6" and "Terminal 7" shall mean the passenger terminal buildings at the Airport identified as such on Exhibit 2.1.

               (xxiii) "Terminal 5 AirTrain Connector Site" shall mean the area shown in crosshatching and identified as such on Exhibit 2.3.

               (xxiv) "Terminal 5/6 AirTrain Station" shall mean the AirTrain station, identified as such on Exhibit 2.3 that serves Terminal 5 and Terminal
6.

               (xxv) "Terminal 5 Redevelopment Basis of Design" shall mean the document attached hereto, entitled "jetBlue Airways JFK International Airport
Terminal 5 Redevelopment - Basis of Design" dated November 1st, 2005 hereby made a part hereof and marked "Exhibit 2.6".

               (xxvi) "Terminal/5 6 AirTrain Connector" shall mean the AirTrain
Connector identified as such on Exhibit 2.3.

          (b) Lessee's Comprehensive Plan for the Redevelopment Work:

               (1) The Lessee shall, prior to its submission to the Port
Authority of the plans and specifications for the Redevelopment Work as hereinafter provided for, submit to the Port Authority for its consent, the
Lessee's comprehensive plan for the planning, design and performance of the
Redevelopment Work including, but not limited to, renderings, layouts, locations, models, functional plans, staging plans and project schedule. Said comprehensive plan shall be based upon the Terminal 5 Redevelopment Basis of
Design and the Parking Garage Basis of Design together with the further design development documents based thereon (which further design development documents as approved by the Port Authority are herein called the "Design Development
Documents") which shall be prepared by the Lessee and submitted to the Port
Authority for its approval; said comprehensive plan as approved by the Port
Authority shall constitute the Lessee's "Comprehensive Plan" hereunder. The
Design Development Documents shall clearly delineate each Element of Work from each other Element of Work and the Design Development Documents shall include a composite drawing clearly depicting the limits of each Element of Work. The
Lessee shall keep the Comprehensive Plan up to date and shall submit to the Port
Authority for its approval all amendments, supplements or modifications thereto, which amendments, supplements or modifications shall not become effective until the same have been approved by the Port Authority. If the Port Authority disapproves the Lessee's further design development documents or any portion thereof, or any submittals in connection with the

                                       8

Comprehensive Plan, it shall set forth, in writing, in reasonable detail the reasons for such disapproval.

               (2) Without limiting the foregoing the Lessee agrees that the
Comprehensive Plan shall include the design and construction of the Passenger
Terminal Work, the Landside Civil Work, the Airside Civil Work, the MOA Curtain
Wall Work, the MOA Flight Wing II Work, the Parking Garage Work and the Terminal
5 AirTrain Connector Work as more particularly described below:

                    (i) The "Passenger Terminal Work" shall mean and consist of the work set forth in the following items (aa) through (jj) and all necessary and appropriate work in connection therewith including without limitation the work set forth in subparagraphs (2)(viii) and (2)(ix) of this paragraph (b) as follows:

                         (aa) A main passenger terminal building of
     approximately 635,000 square feet of floor space;

                         (bb) Space, facilities, equipment for passenger
     departure functions including, but not limited to, sufficient curbside, lobby and kiosk facilities for ticketing, baggage check-in, security screening positions, gate holdroom and passenger arriving functions including, but not limited to, facilities for not less than six (6) baggage claim devices;

                         (cc) Twenty six (26) aircraft passenger enplaning and
     deplaning contact gates, together with all associated preconditioned air and ground power support and related areas and facilities including without limitation 26 passenger boarding bridges and 13 fixed links;

                         (dd) All appropriate and necessary work for the
     construction of Concession Areas consisting of a minimum of 50,000 total square feet of floor space to be made available for consumer services as more fully described and set forth in Sections 73 through 81 hereof including without limitation the construction and installation of utility lines which are to serve the Concession Areas;

                         (ee) All necessary and required work for the
     construction of a Consolidated Counter for Ground Transportation Operators
     for use in accordance with Section 66 hereof entitled "Ground
     Transportation Services" at such location as may be specified by the Port
     Authority as may reasonably be required for use as Consolidated Counters;

                         (ff) All interior vertical circulation areas,
     facilities and systems in connection with the Terminal 5 AirTrain
     Connector, including without limitation, escalators, elevators, stairs and passageways, and all work to connect, extend, integrate, interface, support and accept the Terminal 5 AirTrain Connector to the New Passenger Terminal
     and to the Terminal 5/6 AirTrain Station, including without limitation making the connections and integration water tight;

                                        9

                         (gg) All departure level roadway structures including
     piles, foundations, substructure, superstructure, structural slabs, drainage and lighting infrastructure to support upper level roadways and frontage to be built above the arrivals hall;

                         (hh) Structural modifications to the Flight Wing I
     Tube, a new terminus and vertical circulation at the New Passenger Terminal end of the Flight Wing I Tube and the retention of the entire visible exterior length of the Flight Wing 1I Tube, as required in paragraph (c) of this Section and;

                         (ii) Investigation of a hierarchy of options for the
     Flight Wing I Tube as required in paragraph (c) of this Section for presentation to the RAC and all work necessary and desirable to implement the option selected by the Port Authority; and

                         (jj) Such public access to the New Passenger Terminal
     from Building No. 60 through both the Flight Wing I Tube and the Flight
     Wing II Tube as shall be determined by the Port Authority after consultation with the RAC and the Lessee.

                    (ii) The "Landside Civil Work" which shall mean and consist of the work set forth in the following items (aa) through (gg) and all necessary and appropriate work in connection therewith including without limitation the work set forth in subparagraphs (2)(viii) and (2)(ix) of this paragraph (b):

                         (aa) The construction in, on and under the area shown
     in crosshatching and broken horizontal hatching with crosshatching on
     Exhibit 2.7.

                              (A) All upper level and lower level roadways
          exclusive of the upper level roadway substructure over the arrivals hall included in the Passenger Terminal Work, and all other necessary or appropriate ground and elevated roadways, ramps, sidewalks, vehicular service areas, vehicular staging areas and pedestrian circulation areas shown in crosshatching on Exhibit 2.8 together with all related and associated areas and facilities including without limitation associated drainage, street lighting, vehicular and pedestrian signage, and traffic control infrastructure (the foregoing being herein sometimes called the "Premises Circulation Facilities");
          and

                              (B) New Airport roads and roadway ramps to provide
          access to the New Passenger Terminal, recirculation roadways to the
          Parking Garage and to connect certain portions of the Premises
          Circulation Facilities to Building No. 60, the Parking Garage and
          Terminal 6, and vehicular roadways and pedestrian walkways, and other areas, structures and facilities related to or associated therewith, including without limitation, ground lighting, the maintenance and protection of traffic and the maintenance of temporary roads and signage, such work to be performed generally in the area shown in

                                       10

          crosshatching on Exhibit 2.8, it being understood and agreed that such roadways and roads shall allow vehicles to access all of the Building
          No. 60 frontage roadway, Terminal 6 access roadways, adjacent leaseholds or the arrivals and departures roadways of the New
          Passenger Terminal or the Parking Garage;

                              (C) New roadways and all associated and related
          extensions, widenings, relocations, and rehabilitation of existing roadways to provide access to the New Passenger Terminal,
          recirculation roadways to the Parking Garage and to connect certain portions of the Premises Circulation Facilities to Building No. 60 and
          Terminal 6, and vehicular roadways and pedestrian walkways, and other areas, structures and facilities related to or associated therewith, ground lighting, and the maintenance and protection of traffic, it being understood and agreed that such roadways and roads shall allow vehicles to access all of the arrivals and departures roadways of the
          New Passenger Terminal, or Building No. 60 frontage roadways or
          Terminal 6 access roadways or the Parking Garage; all of the foregoing to be constructed in the area shown in crosshatching on Exhibit 2.8;

                         (bb) All required ground transportation functions,
     including without limitation, all necessary and required work to accommodate baggage cart racks and construct taxi dispatch booths
     (including without limitation required and appropriate infrastructure for communication and electrical power) and bus shelters as may be required to adequately serve the Premises at such locations as may be determined by the
     Port Authority;

                         (cc) All necessary and required work to conform to Port
     Authority frontage control requirements including without limitation signage, CCTV, public address systems, street lighting;

                         (dd) All necessary and required work to conform to Port
     Authority requirements for access to passenger terminal areas and public parking areas including static and dynamic sign systems and traffic lights and other traffic control devices and systems including without limitation associated overhead structures and foundations, as specified and required by the Port Authority;

                         (ee) All necessary and required work to provide
     canopies over all pedestrian waiting and crossing areas on the Premises, including without limitation, all ground transportation waiting, loading and unloading areas;

                         (ff) All necessary and required work to provide a
     secure loading dock and trash containment/pick-up area; and

                         (gg) All grading and paving of ground areas and
     appropriate landscaping together with all related and associated work including without limitation all hardscape and irrigation of unpaved areas.

                                       11

                    (iii) The "Airside Civil Work" shall mean and consist of the work set forth in the following items (aa) through (dd) and all necessary and appropriate work in connection therewith including without limitation the work set forth in subparagraphs (2)(viii) and (2)(ix) of this paragraph (b):

                         (aa) All necessary and appropriate aircraft ramp and
     apron areas for 26 aircraft passenger enplaning and deplaning contact gate and remote parking positions;

                         (bb) Subject to and in accordance with paragraph (o) of
     this Section, the construction and installation of additions and modifications to and relocations of the underground fuel system, including but not limited to additions and modifications to and relocations of the
     Distribution Portion of the System and the Airline Terminal Portion of the
     System and underground pipelines, fuel mains, and stubs necessary or required to tie into the Distribution Portion of the System at the Airport to accommodate and serve the Premises and all aircraft gate positions located or to be located at the Premises and the construction and installation of such additions and modifications to and relocations of the
     Distribution Portion of the System and the Satellite Portion of the System
     necessary or required by any changes to the Airline Terminal Portion of the
     System or the Distribution Portion of the System made by the Lessee, including but not limited to, transfer pumps, filter vessels, emergency fuel shutdown, and control systems associated with Premises Distribution
     Lines 402-1, 402-2, 402-3, it being understood that the maintenance, operation and repair of the Satellite Portion of the System shall not be part of the Redevelopment Work;

                         (cc) Appropriate measures to protect against jet blast
     for areas adjacent to the Premises; and

                         (dd) All taxiway access stubs, taxilanes and associated
     and related areas and facilities, including without limitation signage, pavement markings, edge lights and lead-in lights, which taxilanes in the area shown in stippled double parallel vertical hatching on Exhibit 1.1 and in the area shown in shaded stippled diagonal hatching on Exhibit 1.3 and in the area shown in stippled diagonal crosshatching on Exhibit 1.4. Any new or reconstructed taxilanes to be constructed on the area shown in stippled double parallel vertical hatching on Exhibit 1.1 shall be constructed to accommodate use by Group VI aircraft.

                    (iv) The "MOA Curtain Wall Work" shall mean and consist of work actually performed, labor actually furnished and materials actually furnished and installed in connection with the construction of that portion of the facade and curtain wall of the New Passenger Terminal which faces Building
No. 60, but only if such costs are required solely to satisfy the requirements of the MOA and paragraph (c) of this Section. The MOA Curtain Wall Work, if performed, shall be performed pursuant to a Port Authority Requested Change
Order.

                    (v) The "MOA Flight Wing II Work" shall mean and consist of the relocation and incorporation of the Flight Wing II gate lounge "trumpets" as shown in stipple

                                       12

on Exhibit 2.1 and/or other architecturally significant elements as and if required by and in accordance with the MOA and paragraph (c) of this Section together all necessary and appropriate work in connection therewith including without limitation the work set forth in subparagraphs (2)(viii) and (2)(ix) of this paragraph (b). The MOA Flight Wing II Work, if performed, shall be performed pursuant to a Port Authority Requested Change Order.

                    (vi) The "Parking Garage Work" shall mean and consist of the work set forth in the following items (aa) through (ii) and all necessary and appropriate work in connection therewith including without limitation the work set forth in subparagraphs (2)(viii) and (2) (ix) of this paragraph (b) as follows:

                         (aa) An elevated parking garage structure having a
     minimum of 1500 public parking spaces;

                         (bb) All roadways and all other necessary or
     appropriate ground roadways, ramps, sidewalks, vehicular service areas, vehicular staging areas and pedestrian circulation areas, together with all related and contiguous associated areas and facilities located within the
     Parking Garage Site (the foregoing being herein sometimes called the
     "Parking Garage Circulation Facilities");

                         (cc) Vehicular entry plaza(s) including without
     limitation the Port Authority Airport parking revenue control system
     ("RCS") ticket dispensing equipment, communications and associated infrastructure and vehicular exit plaza(s) including without limitation a service building, toll booths containing RCS equipment, communications and associated infrastructure, which equipment shall be procured from the Port
     Authority's contractor for the RCS and the installation, testing, commissioning and acceptance of the system shall be coordinated with such
     RCS contractor;

                         (dd) All necessary or required work to conform to Port
     Authority requirements for access to passenger terminal areas and public parking areas including static and dynamic sign systems and traffic lights and other traffic control devices and systems as specified and required by the Port Authority;

                         (ee) All vertical circulation areas, facilities and
     systems, including without limitation, a central core of elevators, stairs and passageways and all work to connect, extend, integrate, support and accept the vertical circulation to the Parking Garage, including without limitation making the vertical circulation system water tight, and a maintenance contract for the vertical circulation equipment and systems for a period of one year from the date Port Authority issues a certificate to use such portion of the Redevelopment Work as described in paragraph (n) of this Section (the "Parking Garage Vertical Circulation Maintenance
     Contract");

                         (ff) All work to connect, extend, integrate, support
     and accept the Terminal 5/6 AirTrain Station to the Parking Garage;

                                       13

                         (gg) All necessary or required work to connect the
     Parking Garage fire alarm system to the Airport fire alarm system including coordination for installation, testing, commissioning and acceptance of the system and a maintenance contract for the fire alarm equipment and system for a period of one year from the date the Port Authority issues a certificate to use such portion of the Redevelopment Work as described in paragraph (n) of this Section (the "Parking Garage Fire Safety Equipment
     Maintenance Contract");

                         (hh) All necessary or required fencing at locations
     identified by the Port Authority; and

                         (ii) All necessary or required work for communication
     infrastructure for emergency phone service and elevator closed circuit TV in accordance with Port Authority standards.

                    (vii) The "Terminal 5 AirTrain Connector Work" shall mean
and consist of the work set forth in the following items (aa) through (dd) and all necessary and appropriate work in connection therewith including without limitation the work set forth in subparagraphs (2)(viii) and (2)(ix) of this paragraph (b) as follows:

                         (aa) An enclosed, climate controlled, pedestrian
     connector from the Terminal 5/6 AirTrain Station connector to the New
     Passenger Terminal providing grade separated crossing of all active roadways (the "Terminal 5 AirTrain Connector");

                         (bb) All required vertical circulation elements
     including escalators and elevators to provide for elevation changes to access the Terminal 5 AirTrain Connector and at other necessary locations and a maintenance contract for the vertical circulation equipment and systems for a period of one year from the date Port Authority issues a certificate to use such portion of the Redevelopment Work as described in paragraph (n) of this Section (the "AirTrain Vertical Circulation
     Maintenance Contract");

                         (cc) Moving walkways in the enclosed horizontal
     elements of the connector and a maintenance contract for the moving walkway equipment and systems for a period of one year from the date the Port
     Authority issues a certificate to use such portion of the Redevelopment
     Work as described in paragraph (n) of this Section (the "AirTrain Moving
     Sidewalk Maintenance Contract"); and

                         (dd) Extension and modification of existing systems,
     including but not limited to, mechanical, electrical, control, fire protection, communication and security systems, from the Terminal 5/6
     AirTrain Connector to provide an environment consistent with the AirTrain systems.

                                       14

                    (viii) All other necessary and appropriate work in
connection with the foregoing clauses (2)(i) through (2)(vii) of this paragraph
(b) including without limitation thereto:

                         (aa) All appropriate and necessary general utility and
     mechanical equipment occupied and non-occupied rooms and spaces;

                         (bb) The construction and installation of all
     appropriate lines, pipes, mains, cables, manholes, wires, conduits and other facilities required in connection with or relating to the mechanical, utility, electrical, storm sewer, sanitary sewer, communications, security, water, telephone, fire alarm, fire protection, gas and other systems including all necessary relocations, and all work necessary or required to tie the foregoing to the utility access stubs now existing or to be constructed as part of the Redevelopment Work, including but not limited to all necessary valves and other equipment and accessories necessary to the use and operation of the heating, cooling, electrical, water, communications and other utility systems serving or which are to serve the
     Redevelopment Work or other Airport facilities;

                         (cc) To the extent permitted by KIAC, all work
     necessary or required to construct lateral mains to tie into the Central
     Terminal Area ring supply lines for hot water for heating and domestic use purposes only and chilled water for air conditioning purposes only, in accordance with the requirements and specifications as set forth in Section
     39 hereof entitled "Hot Water and Chilled Water Requirements", provided, however, if KIAC does not so permit such work to be performed by the
     Lessee, such work shall be performed by KIAC or KIAC's contractors, as determined by KIAC, which costs and expense shall be a part of the Cost of the Lessee's Redevelopment Work Elements. The work specified in this paragraph (b)(2)(viii)(cc) shall become a part of the TDS at the Airport and will become the property of the Port Authority or its designee and none of the foregoing work shall become a part of the Premises; and

                         (dd) The complete demolition and removal of the
     structures located on the Redevelopment Work Sites as shown in grey shading on the exhibit attached hereto, hereby made a part hereof and marked
     "Exhibit 2.9", and all other demolition and removal associated with the
     Redevelopment Work including, without limitation, the removal of all underground tanks and their appurtenances, pipes, lines, fixtures and other related equipment associated with Building No. 296 or exposed during the performance of the Redevelopment Work and the removal and disposal of all contaminated soil associated with any such tanks which the DEC requires be removed or remediated in connection with the closure of any such tanks
     (which tank and soil removal and disposal except for the Fuel Line Work is herein referred to as "Tank Removal Work"), and all other demolition and removal associated with the Redevelopment Work, all of the foregoing to be performed in accordance with applicable law, including without limitation all applicable Environmental Requirements, and to include without limitation all appropriate, required or necessary removal of all below ground asbestos which is damaged or interferes with the performance of the
     Redevelopment Work and all above

                                       15

     ground asbestos, lead, petroleum products and other Hazardous Substances and the handling, transporting and off-Airport disposal thereof (including, if required, disposal of asbestos in an off-Airport long-term asbestos-only disposal facility), provided, however, that the costs of the performance of the Tank Removal Work shall be paid for as provided in paragraph (g)(12) of this Section and in Section 87 and provided, further, however, without limiting any other term or condition hereof the Tank Removal Work shall additionally be performed in accordance with the terms and conditions of subparagraph (30) of paragraph (g) of this section.

                         (ee) In addition to any other excavation and removal
     and disposal of soil which is appropriate or necessary in connection with the performance of the Redevelopment Work, the excavation and removal and disposal off the Airport in accordance with all of the terms and conditions of this Lease, including without limitation this Section 2 and all applicable Environmental Requirements, at a location that has been approved by the Port Authority, of all soil required to be removed from the
     Redevelopment Work Sites by the Remedial Action Work Plan.

                    (ix) All other appropriate or necessary work in connection with the foregoing clauses (i) through (viii) of this paragraph (b)(2), including without limitation thereto, all borings, surveys, route marker signs, obstruction lights and material inspections and testing and also including all other tie-ins, temporary and otherwise, to utility lines and roadway access stubs and other temporary work necessary to maintain airport operations.

               (3) The Lessee agrees that all Project Costs and the performance of the design and construction of the work described in paragraph (b)(2) of this
Section and any other work which the Lessee includes in its comprehensive plan and which is consented to by the Port Authority shall be at the Lessee's sole cost and expense without any reimbursement from the Port Authority except as set forth in paragraph (g)(12) of this Section and in Section 87 hereof and shall be subject to and performed in accordance with all the terms, provisions and conditions of this Lease. Further, without limiting any other term or provision of this Lease, all of the design and construction of the work described in paragraph (b)(2) of this Section, except for the Parking Garage Work, shall also be in conformance with the Terminal 5 Redevelopment Basis of Design and the
Parking Garage Work shall be designed and constructed by the Lessee in accordance with the Parking Garage Basis of Design and all of the foregoing and any other work which the Lessee includes in its comprehensive plan and which is consented to by the Port Authority shall be designed and constructed in accordance with the design criteria as contained in the Port Authority Tenant
Construction Review Manual and in the Port Authority Aviation Department Tenant
Alteration Procedures and Standards Guide as the same may be amended from time to time (such design and construction of the work described in paragraph (b)(2)
of this Section and any other work which the Lessee includes in its comprehensive plan and which is consented to by the Port Authority being sometimes hereinafter collectively referred to as the "Redevelopment Work"). The
Lessee agrees to perform the Redevelopment Work in accordance with all of the terms and conditions of this Lease.

              (4) The Lessee, its contractors, subcontractors, suppliers of materials and furnishers of services shall have access to the Redevelopment Work
Sites which are not

                                       16

located on the Premises and the Satellite Portion of the Distribution Portion of
the System at all reasonable times subject however to the terms and conditions of paragraph (g)(29) of this Section and subject and pursuant to and in accordance with the Port Authority's right of entry as to other tenant areas, and such other areas immediately adjacent thereto under the control of the Port
Authority as necessary to perform the construction obligations set forth in subparagraph (2) of this paragraph (b). The exercise of such right of access shall at all times be done in a lawful manner and in accordance with the rules and regulations of the Port Authority.

               (5) Temporary Facilities:

                    (i) The "Temporary Facilities Work" shall mean and consist of the work set forth in the following items (aa) through (ee) and all necessary and appropriate work in connection therewith as follows:

                         (aa) The design and construction of a new temporary
     remote gate concourse of approximately 24,000 square feet with seven (7)
     boarding gates in the area shown in stippled crosshatching on the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.10"
     (herein called "Exhibit 2.10");

                         (bb) The design and construction of an at grade busing
     route connecting the temporary remote gate concourse with Terminal 6;

                         (cc) The design and construction of utilities solely to
     serve the Temporary Facilities Work,

                         (dd) The demolition and removal of all of the Temporary
     Facilities Work, including without limitation, the temporary remote gate concourse, the ramp bus route, all conveyers and equipment installed exterior to the temporary remote gate concourse for baggage handling purposes and utilities serving the temporary remote gate concourse, which demolition and removal shall be completed within one hundred eighty (180)
     days after DBO; and

                         (ee) All other work in connection with the foregoing
     and which is consented to by the Port Authority.

                    (ii) The performance of the Temporary Facilities Work, and the Temporary Facilities and the use and operation thereof, shall not adversely affect the Redevelopment Work including without limitation the cost or schedule thereof. Additionally, none of the costs for the Temporary Facilities Work shall be included in the Cost of the Redevelopment Work, except for the amounts actually paid or payable by the Lessee to independent third party contractors for the purchase of the jet bridges and lounge furniture that are installed at the New Passenger Terminal. None of the Temporary Facilities Cost shall be a part of the Cost of the Redevelopment Work.

                    (iii) The Lessee agrees that the performance of the
Temporary Facilities Work described in this paragraph (b)(5) shall be at the
Lessee's sole cost and expense

                                       17

without any reimbursement from the Port Authority, shall be subject to and performed in accordance with all the terms and provisions of this Lease and shall be designed and constructed in accordance with the design criteria as contained in the Port Authority Tenant Construction Review Manual and in the
Port Authority Aviation Department Tenant Alteration Procedures and Standards
Guide as the same may be amended from time to time (the Redevelopment Work and such design and construction of the Temporary Terminal Work being sometimes hereinafter collectively referred to as the "Construction Work").

          (c)  Memorandum of Agreement Requirements:

               (1) The Lessee shall participate in all meetings with the
Redevelopment Advisory Committee ("RAC"), as defined in the MOA, in connection with the Construction Work and the obligations of the Lessee set forth in subparagraph (2) of this paragraph (c) and shall cooperate with the RAC and the
Port Authority and provide to the Port Authority a response to suggestions and recommendations made by the RAC or any members thereof in connection with the foregoing. Further, Port Authority approval of the Lessee's plans and specifications shall not occur prior to all determinations having been made by the Port Authority as to all of the matters covered by subparagraph (2) of this paragraph (c).

               (2) The Lessee shall comply with all of the terms and conditions of the MOA which pertain or relate to the Construction Work (the "Terminal 5 MOA
Requirements") including without limitation the following requirements in the
MOA, such compliance to include without limitation preparing and submitting associated studies, analyses and documentation in a prompt and timely manner and as required by the MOA and the RAC:

                    (i) The Lessee shall cooperate fully with the formation and operation of the Redevelopment Advisory Committee;

                    (ii) The Lessee shall comply with all of the requirements of
Stipulations 3, 9, 10, 13 and 14 of the MOA;

                    (iii) The Lessee shall comply with all of the requirements of Stipulations 4 and 12 of the MOA with respect to the Redevelopment Work;

                    (iv) The Lessee shall comply with all of the requirements of
Stipulation 5 of the MOA with respect to the West Tube as defined in the MOA;

                    (v) The Lessee shall comply with all of the requirements of
Stipulation 15 of the MOA with respect to the removal of the south baggage facility; and

                    (vi) The Lessee shall comply with all of the requirements of guideline 4(b), 4(c), 4(e), 4(f) and 4(g) of Attachment D of the MOA.

               (3) All of the costs paid for or incurred by the Lessee to comply with this paragraph (c) shall be assigned to the appropriate Element of Work.

                                       18

               (4) Neither this Lease nor anything contained herein shall impose or be deemed to have imposed any obligations whatsoever on the Port Authority with respect to the MOA except as set forth in Section 87 hereof with respect to the MOA Flight Wing II Work, the MOA Curtain Wall Work and the Building No. 60
AirTrain Connector Work.

               (5) No delay in the performance of the Construction Work arising from or in connection with the RAC or the MOA shall relieve the Lessee from any of the obligations under this Lease.

          (d)  Changes to Contract Documents:

               (1)  Definitions:

                    The following terms, when used in this Agreement shall,
unless the context shall require otherwise, have the respective meanings given below:

                    (i) "Authorized Change Order" shall mean an Immaterial
Change Order, a Material Change Order and a Port Authority Requested Change
Order.

                    (ii) "Change Order" shall mean any amendment, supplement or other change to any of the Contract Documents.

                    (iii) "Immaterial Change" shall mean a Proposed Change that is not a Material Change.

                    (iv) "Immaterial Change Order" shall mean a Change Order
that is not a Material Change Order that was submitted to the Port Authority prior to execution thereof by the Lessee.

                    (v) "Lessee Change Order" shall mean any Change Order that is not a Port Authority Requested Change Order.

                    (vi) "Lessee Proposed Change" shall mean a Proposed Change that is not a Port Authority Requested Change.

                    (vii) "Material Change" shall mean a Proposed Change that:

                         (aa) increases or reduces the scope of, or the design
     intent of, the Redevelopment Work as described in the Terminal 5
     Redevelopment Basis of Design, the Parking Garage Basis of Design, the
     Design Development Documents or the Redevelopment Work Construction
     Applications;

                         (bb) changes one or more Port Authority approved
     Contract Documents which (x) results in the issuance of a new or revised drawing by the Architect or Engineer of Record and (y) the Resident
     Engineer of the Port Authority

                                       19

     determines that such Proposed Change requires submission to the Port
     Authority for approval;

                         (cc) adversely affects the Redevelopment Work so that
     it will not deliver the same level of service, quality, functionality, useful life, efficiency or cost and ease of maintenance as the
     Redevelopment Work specified in the Terminal 5 Redevelopment Basis of
     Design, the Parking Garage Basis of Design, the Design Development
     Documents or the Redevelopment Work Construction Applications; or

                         (dd) impacts any construction other than the
     Redevelopment Work, or any activity other than the activities permitted under this Lease, or any portion of the Airport outside of the
     Redevelopment Work Site; or

                         (ee) impacts the Redevelopment Work Project Schedule.

                    (viii) "Material Change Order" means a Material Change that has been approved by the Port Authority.

                    (ix) "Port Authority Requested Change" shall mean a Proposed
Change requested by the Port Authority for purposes that include but are not limited to operation and maintenance considerations, good practice, operational requirements, and any further conditions which may be imposed by the General
Manager of the Airport, provided, however, any change (x) that is in response to unforeseen conditions discovered in the area of work during construction that requires adjustment or modification of the installation or construction to accommodate the design intent or (y) that shall be required in order for the
Redevelopment Work to be performed and completed in compliance with all of the terms and conditions of this Lease, including without limitation, those set forth in paragraph (f) of this Section, shall not be a Port Authority Requested
Change notwithstanding such amendment, supplement or change is requested by the
Port Authority.

                    (vi) "Port Authority Requested Change Order" shall mean each
Port Authority Requested Change that has been approved by the Port Authority.

                    (vii) "Proposed Change" shall mean a proposed amendment,
supplement or other change to any of the Contract Documents.

               (2)  Lessee Proposed Changes:

                    Upon request by the Port Authority, the Lessee shall provide to the Port Authority the written documentation described in paragraph
(e)(3)(iv) of this Section. In the event of any dispute as to whether a Lessee
Proposed Change is a Material Change, such dispute shall be referred to and determined by the Chief Engineer of the Port Authority. The Port Authority shall advise the Lessee in writing if a Lessee Proposed Change is a Material Change.

               (3)  Material Changes:

                                       20

                    All Material Changes shall be subject to the prior written approval of the Port Authority and the Lessee shall not authorize or permit any
Redevelopment Work Contractor to perform any work in connection with any
Material Change unless such prior approval of the Port Authority is obtained. If the Lessee desires to make a Material Change, it shall request the approval of the Port Authority and shall provide the Port Authority with a written statement setting forth in detail the scope, impact on the level of service, quality, functionality, useful life, efficiency and cost and ease of maintenance of the
Redevelopment Work and the Lessee's good faith cost estimate for each Material
Change for labor, materials and equipment and such other Cost Categories as may be applicable (including without limitation, design and construction and the costs of any changes in related work) and savings, if any, in the Cost of the
Redevelopment Work which would result from such Material Change and the impact of the Material Change (either positive or negative), cumulatively with all prior Change Orders on (A) the Cost of the Redevelopment Work (B) each Element of Cost and (C) on the scheduled completion date for each Element of Work. Upon the approval by the Port Authority of a Material Change, the Lessee may enter into the Material Change and proceed with the work covered by such Material
Change.

               (4)  Port Authority Requested Changes:

                    (i) The Lessee shall provide the Port Authority with a
written statement within ten (10) Business Days after the Lessee's receipt of a
Port Authority Requested Change setting forth in detail the Lessee's good faith cost estimate for such Port Authority Requested Change for labor, materials and equipment and such other Cost Categories as may be applicable (including without limitation design and construction and the costs of any changes in related work)
and savings, if any, in the Cost of the Redevelopment Work which would result from such Port Authority Requested Change and the impact of the Port Authority
Requested Change (either positive or negative), cumulatively with all prior
Authorized Change Orders on (A) the Cost of the Redevelopment Work (B) each
Element of Cost and (C) on the scheduled completion date for each Element of
Work.

                    (ii) The Lessee shall design and make such changes or
modifications in the Redevelopment Work in accordance with each Port Authority
Requested Change Order, which changes and modifications will become a part of the applicable Redevelopment Work Construction Application and the Redevelopment
Work.

                    (iii) The Lessee shall not authorize or permit any
Redevelopment Work Contractor to perform any work in connection with any Port
Authority Requested Change unless the Port Authority has approved such Port
Authority Requested Change.

                    (iv) The Lessee will use commercially reasonable efforts to provide the Port Authority with an estimate for each Port Authority Requested
Change in the lowest lump sum amount. In the event that such lump sum amount is not satisfactory to the Port Authority, the Port Authority will have the option to have the Lessee proceed with the Port Authority Requested Change on a time and materials basis not to exceed without prior approval of an agreed upon maximum cost.

                                       21

                    (v) The Port Authority shall pay the Lessee for the cost of all Port Authority Requested Change Orders in accordance with Section 87 of this
Agreement, provided, however, if the work, materials or equipment covered by a
Port Authority Requested Change is part of the Element Budget for the Cost of the Lessee's Redevelopment Work Elements, then only the incremental cost of such
Port Authority Requested Change Order shall be included in any Cost of the Port
Authority Requested Change Order and in the Cost of the Port Authority
Redevelopment Work Elements and the remainder of the amounts paid or payable under such Port Authority Requested Change Order shall be included in the Cost of the Lessee's Redevelopment Work Elements.

               (5) The Cost of the Redevelopment Work shall not include any costs related to a Change Order for a Material Change that is not a Material
Change Order.

          (e)  Project Management:

               (1) Prior to or promptly after the execution of this Agreement, the Lessee shall submit a project management plan to the Port Authority for its approval. Such plan shall describe in detail the organizational structure of the
Lessee's project team, including roles and responsibilities of all members, the proposed plan for the procurement of design and construction services, the proposed procedures and software to be used to provide cost control and management of schedules and budgets, the administrative procedures for record keeping and document control. The Lessee shall comply with such project management plan as the same shall have been approved by the Port Authority.

               (2) The Lessee shall be responsible for developing all
Redevelopment Work Contracts and Documents and for the coordination among all design and construction Redevelopment Work Contracts and Documents. The
Redevelopment Work Contracts and Documents shall provide separate construction cost estimates for each Element of Work as more fully described in paragraph (g)
hereof and shall provide construction schedules that coordinate all the Elements of Work.

               (3) Project Cost Plan, Budget and Reporting:

                    (i) The detailed Stage 2 construction trade cost estimates for each Element of Work as shown in the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.11" (herein referred to as "Exhibit 2.11")
have been translated into cost budgets for each Element of Work in accordance with the schedule of various cost categories comprising "construction costs" and
"soft costs" as set forth in the exhibit attached hereto, make a part hereof and hereby marked "Exhibit 2.12" (herein referred to as "Exhibit 2.12") (each a
"Cost Category"). The term "Element Budget" shall mean with respect to each
Element of Work the sum of all of the Cost Categories for such Element of Work as set forth in the exhibit attached hereto, make a part hereof and hereby marked "Exhibit 2.13" (herein referred to as "Exhibit 2.13") and "Project
Budget" shall mean an amount equal to the sum of all Element Budgets.

                                       22

                    (ii) The Lessee shall provide monthly reports and updates of each Cost Category in the Element Budget for each Element of Work. The reports shall include the original budget for each Cost Category set forth in Exhibit
2.12, approved budget transfers, current budget, actual costs incurred to date,
Port Authority Payments made with respect to the cost category, variances from comparing actual costs to budgeted, and the estimated cost by Cost Category and total thereof at completion for each Element of Work. Actual costs and forecasts will include relevant details of contract costs and reflect the latest updated
Redevelopment Work Project Schedule information so as to accurately reflect the project cash flows.

                    (iii) The exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.14" (herein referred to as the "Anticipated Monthly
Expenditure Schedule") indicates anticipated expenditures by month for each Cost
Category and for each Element of Work for the performance of all of the
Redevelopment Work. The Lessee will provide updates to the Anticipated Monthly
Expenditure Schedule for the duration of the Redevelopment Work.

                    (iv) The Lessee shall maintain, make available for Port
Authority inspection and continuously update a tabulation of all pending Change
Orders and Change Orders. The tabulation shall include the description, estimated cost, final cost schedule adjustments and additional costs resulting from such pending Change Orders and Change Orders. The Lessee shall maintain such documentation for Proposed Changes, pending Change Orders and Change Orders in sufficient detail for the Port Authority to determine if a Change Order covers a Material Change, including, but not limited to, drawings, sketches, costs estimates and specifications. The Lessee shall provide the Port Authority with copies of the foregoing and such additional information and documentation as the Port Authority may request from time to time.

                    (v) The Lessee shall notify the Port Authority in writing
when the actual cost for an Element of Work reaches 80% of the Element Budget for such Element of Work together with an estimated cost at completion of such
Element of Work by each Cost Category constituting a part of such Element
Budget, taking into account without limitation executed Change Orders and pending Change Orders, if any, and other commitments and exposures related to such Element of Work.

               (4)  Project Schedules:

                    (i) The exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.15" (herein referred to as "Exhibit 2.15") sets forth a comprehensive baseline project master schedule for the Redevelopment Work including schedule information for each Element of Work and showing the interrelationships and interfaces between and among design activities, the work to be performed under each of the construction contracts, connection to airport utility services, key milestones and major tasks for each Element of Work including their associated durations and dates of placing into use and completion (which comprehensive schedule is herein called the "Initial
Redevelopment Work Project Schedule").

                    (ii) The Lessee shall promptly revise the Redevelopment Work
Project Schedule to incorporate all updates thereto reflecting individual construction contract schedule information and shall promptly provide the Port
Authority with all such revisions

                                       23

(which revised Initial Redevelopment Work Project Schedule as so revised from time to time as approved by the Port Authority is herein called the
"Redevelopment Work Project Schedule").

                    (iii) Additionally, the Lessee shall administer, revise and provide updates on the progress of the Redevelopment Work in comparison to the
Redevelopment Work Project Schedule on a monthly basis. The initial
Redevelopment Work Project Schedule and all subsequent revisions and monthly updates shall conform to standard industry practices for projects of similar size including but not limited to critical path method format and a sufficient level of detail to support milestone dates, and provide construction work status. The schedule shall be provided in electronic primavera data base format and printed format as may be requested by the Port Authority.

                    (iv) The Redevelopment Work Project Schedule shall reflect that the existing Yellow Parking Lot including entry/exit plazas shall not be closed before the pre-construction meeting for the Parking Garage Work is held and that the Parking Garage Completion Date shall occur on or prior to the earlier to occur of DBO or the Terminal Work Completion Date.

               (5)  Project Reports:

                    The Lessee shall provide the Port Authority a monthly
project management report in such form as shall be prescribed by the Port
Authority including an executive summary and describing project activities, accomplishments, issues and concerns for the past month, and activities planned for the next three months. Each report shall contain cost and schedule information to reflect the progress and status of the Redevelopment Work. The report shall identify and address any anticipated or potential problems, the reason for any failure to meet targets, and proposals for correcting actual or anticipated problems. The reports shall be provided to the Port Authority by the
20th day occurring after the last day of the calendar month covered by such report.

          (f)  Plans and Specifications

               (1) (i) Prior to the commencement of the Construction Work, the
Lessee shall submit to the Port Authority for the Port Authority's approval as they are completed and with sufficient time to permit Port Authority staff to review the submission to ensure that the Redevelopment Work Project Schedule is complied with, complete plans and specifications for the Construction Work and all required supporting information including, but not limited to, drawings, reports, calculations and computer printouts of analysis therefor. Procedures for submissions and reviews are described in the Port Authority Aviation
Department Tenant Alteration Procedures and Standards Guide.

                    (ii) In addition to the requirements set forth in
subparagraph (1)(i) of this paragraph (f), as they are completed and with sufficient time to permit Port Authority staff to review the documents to ensure that the Redevelopment Work Project Schedule for the Passenger Terminal Work,
Landside Civil Work, Airside Civil Work, MOA Curtain Wall Work, MOA Flight Wing
II Work, Parking Garage Work, Terminal 5 Airtrain

                                       24

Connector Work and Temporary Facilities Work will be adhered to, the Lessee shall submit to the Director of the Redevelopment of the Port Authority a
sufficient number of copies of the preliminary design development documents (60%
completed design) for each of the Elements of Work.

                    (iii) Further, in addition to the requirements set forth in subparagraphs (1)(i) and (1)(ii) of this paragraph (f) for any work that is performed on a design build basis, as they are completed and with sufficient time to permit Port Authority staff to review the documents to ensure that
Redevelopment Work Project Schedule attached hereto will be adhered to, the
Lessee shall submit to the Director of Redevelopment of the Port Authority
Program fifteen (15) copies of the following drawings or documents:

                         (aa) preliminary concept development plans;

                         (bb) request for proposal and scope of work documents
     including without limitation concept drawings and design criteria;

                         (cc) initial preliminary design documents which shall
     be at a minimum 35% complete; and

                         (dd) preliminary design documents which shall be at a
     minimum 60 -75% complete.

               (2) Without limiting the generality of the foregoing, the
Construction Work as set forth in the Lessee's plans and specifications (all of which shall be in such detail as may reasonably permit the Port Authority to make a determination as to whether the requirements hereinafter referred to are met) shall not:

                    (i) Be unsafe, unsound, hazardous or improper for the use
and occupancy for which it is designed, or

                    (ii) Not comply with the Port Authority's requirements for harmony of external architecture of similar existing or future improvements at the Airport, or

                    (iii) Not comply with the Port Authority's requirements with respect to external and interior building materials and finishes of similar existing or future improvements at the Airport, or

                    (iv) Not provide for sufficient clearances for taxiways,
runways and apron areas, or be designed for use for purposes other than those authorized under this Agreement, or set forth ground elevations or heights other than those prescribed by the Port Authority, or

                    (v) Be designed for use for purposes other than those
authorized under the Agreement, or

                                       25

                    (vi) Set forth ground elevations or heights other than those prescribed by the Port Authority, or

                    (vii) Not provide adequate and proper roadways and
pedestrian circulation areas, or

                    (viii) Not comply with the building height limitations in
connection with sight line requirements between the existing control tower and the Public Aircraft Facilities at the Airport, or

                    (ix) Not be at locations or not be oriented in accordance
with the Comprehensive Plan, or

                    (x) Not comply with the provisions of the Basic Lease,
including without limiting the generality thereof, the provisions of Section 18 of the Basic Lease providing that the Port Authority will conform to the enactments, ordinances, resolutions and regulations of the City of New York and its various departments, boards and bureaus in regard to the construction and maintenance of buildings and structures and in regard to health and fire protection which would be applicable if the Port Authority were a private corporation to the extent that the Port Authority finds it practicable so to do,
or

                    (xi) Permit aircraft to overhang the boundary of the
Premises, except when entering or leaving the Premises, or

                    (xii) Be in violation or contravention of any other
provisions and terms of the Lease, or

                    (xiii) Not comply with all applicable governmental laws,
ordinances, enactments, resolutions, regulations, rules and orders, or

                    (xiv) Not comply with all applicable requirements of the
National Board of Fire Underwriters and the Fire Insurance Rating Organization
of New York, or

                    (xv) Not comply with the Port Authority's requirements with respect to landscaping, or

                    (xvi) Not comply with the Port Authority's requirements and standards with respect to noise, air pollution, water pollution or other types of pollution, or

                    (xvii) Not comply with the construction limitations set
forth in any of the Exhibits, or

                    (xviii) Without limiting any other term or provision hereof, not comply with the Americans With Disabilities Act of 1990 and all federal rules, regulations and guidelines pertaining thereto, or

                                       26

                    (xix) Not comply with the Port Authority's standard design details, or

                    (xx) Not comply with the Port Authority's plans and policies with respect to ground transportation, signing and traffic control and frontage control within the Central Terminal Area of the Airport, or

                    (xxi) Not be coordinated in design, functional planning,
construction or scheduling or staging with other Port Authority or tenant construction in the Central Terminal Area at the Airport or with the Lessee's staging of the Construction Work hereunder or other ongoing Airport construction projects and operations, including without limitation the operation of the
AirTrain, or

                    (xxii) Not provide appropriate or adequate access for KIAC to its cogeneration facility and the Central Heating and Refrigeration Facility for all types of vehicular, including oversized, deliveries, or

                    (xxiii) Not comply with the Terminal 5 Redevelopment Basis of Design, or

                    (xxiv) Not comply with or meet the requirements of the MOA,
or

                    (xxv) Not comply with the project or construction scheduling set forth in the Redevelopment Work Project Schedule, or

                    (xxvi) Not comply with the Redevelopment of Terminal5/6
FONSI/ROD, or

                    (xxvii) Not comply with the Parking Garage Basis of Design.

               (3) The Lessee and the Port Authority shall establish a design and redevelopment working group to review the development of the Redevelopment
Work and all drawings, specifications, calculations and reports and like items prior to the submission of any drawings or plans to the Port Authority and review the progress and conduct of the Redevelopment Work. The working group shall meet on a regular basis in order that the Port Authority will generally be informed of all areas of the design of the Redevelopment Work and be aware of all construction approval dates. The meetings shall be informal to encourage a full discussion of all appropriate issues and will not supersede the review or approval process of the Comprehensive Plan, the Design Development Documents,
Tenant Construction or Alteration Applications and the contract documents as described in this Section. The meetings shall continue until the Redevelopment
Work is completed.

          (g) Performance of the Construction Work

                                       27

               All the Construction Work shall be done in accordance with the following terms and conditions:

               (1) (i) The Lessee hereby assumes the risk of loss or damage to all of the Construction Work prior to the completion thereof and the risk of loss or damage to all property of the Port Authority and others and the risk of personal injury and death to all Persons arising out of or in connection with the performance of the Construction Work including without limitation for all
Environmental Requirements and Environmental Damages, except as expressly set forth in subparagraph (12) of this paragraph (g). In the event of such loss or damage, the Lessee shall forthwith repair, replace and make good the
Construction Work and the property of the Port Authority as part of Project
Costs. The Lessee shall itself and shall also require its contractors to indemnify and hold harmless the Port Authority, its Commissioners, officers, agents and employees (each of the foregoing being hereinafter singularly referred to as a "Construction Work Indemnified Party") from and against all claims and demands, just or unjust, of third persons (including employees, officers, and agents of the Port Authority) arising or alleged to arise out of the performance of the Construction Work and for all expenses incurred by it and by them in the defense, settlement or satisfaction thereof, including without limitation thereto, claims and demands for death, for personal injury or for property damage, direct or consequential, and whether they arise from the acts or omissions of the Lessee, of any contractors of the Lessee, of the Port
Authority, or of third persons, or from acts of God or of the public enemy, or otherwise excepting only claims and demands which result solely from affirmative willful acts done by the Port Authority, all the foregoing to include without limitation all claims and demands arising out of or in connection with any
Hazardous Substance and all claims of the City of New York against the Port
Authority pursuant to the provisions of the Basic Lease whereby the Port
Authority has agreed to indemnify the City against claims except claims and demands of the City arising solely with respect to the Condition Exceptions which the Lessee is not responsible for pursuant to paragraph (b)(2) of Section
56 hereof and claims and demands arising solely with respect to the terms and conditions of the Remedial Action Work Plan which the Lessee is not responsible for complying with pursuant this Lease, provided, however, that the Lessee shall not be required to indemnify the Port Authority where indemnity would be precluded pursuant to the provisions of Section 5-322.1 of the General
Obligations Law of the State of New York (each and every claim or demand for which the Lessee has agreed to indemnify a Construction Work Indemnified Party pursuant to this paragraph (g)(1)(i) being hereinafter called a "Construction
Work Indemnified Claim").

                    (ii) (aa) Except as set forth in subparagraph (g)(1)(ii)(bb)
     of this Section, the Lessee shall at its own cost and expense defend each and every suit based upon any Construction Work Indemnified Claim (even if such claim or demand is groundless, false or fraudulent) with counsel reasonably satisfactory to the Port Authority, and in defending such suit the Lessee shall not, without obtaining express advance permission from the
     General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority, provided, however, the Port Authority shall have the right at its election to either
     (x) participate in such defense or settlement with its own

                                       28

     counsel and at its sole expense except as set forth in subparagraph
     (g)(1)(ii)(bb) of this Section, but the Lessee shall have the control of the defense, judgment and settlement or (y) upon notice to the Lessee relieve the Lessee from the obligation to defend any Construction Work
     Indemnified Claim and itself defend such Construction Work Indemnified
     Claim at its sole cost and expense except as set forth in subparagraph
     (g)(1)(ii)(bb) of this Section and the settlement, judgment and satisfaction thereof shall be paid by the Lessee if the Lessee has consented to such settlement, judgment or satisfaction, which consent of the Lessee will not be unreasonably withheld.

                         (bb) In the event that the defense of a Construction
     Work Indemnified Claim which is to be provided by the Lessee (including without limitation any defense provided by the Lessee's insurer, contractor or subcontractor) has not been commenced within a reasonable time period after receipt by the Lessee of notice of such Construction Work Indemnified
     Claim, or if the Lessee, one of its contractors or subcontractors or its insurer shall not use a counsel that is reasonably satisfactory to the Port
     Authority in defending a Construction Work Indemnified Claim, then upon notice to the Lessee the Port Authority may defend such Construction Work
     Indemnified Claim at the sole cost and expense of the Lessee.

                         (cc) The Port Authority and the Lessee will reasonably
     cooperate with each other in the defense of any Construction Work
     Indemnified Claim.

                         (dd) In the event that the Lessee (including any of its
     insurance carriers, contractors or subcontractors involved in the defense of a Construction Work Indemnified Claim) has a conflict of interest with the Port Authority or other Construction Work Indemnified Party or a defense by the Lessee (including without limitation a defense by the
     Lessee's insurer, contractor or subcontractor) adversely affects the interests of the Port Authority or other Construction Work Indemnified
     Party, then Lessee shall provide or cause to be provided separate counsel approved by the Port Authority to defend such Construction Work Indemnified
     Claim.

               (2) (i) All the Redevelopment Work shall be done in accordance with plans and specifications to be submitted to and approved by the Port
Authority prior to the commencement of the Redevelopment Work and until such approval has been obtained the Lessee shall redo and resubmit such plans and specifications until approval thereof by the Port Authority. Upon approval of such plans and specifications by the Port Authority (such approved plans and specifications as modified by an Authorized Change Order being herein sometimes called the "Contract Documents"), the Lessee shall proceed diligently at its sole cost and expense (except as provided in paragraph (g)(12) of this Section and in Section 87 hereof) to perform the Redevelopment Work. All the
Redevelopment Work, including workmanship and materials, shall be of first class quality. The Lessee shall redo, replace or construct at its own cost and expense and without any reimbursement or payment by the Port Authority pursuant to
Section 87 hereof entitled "Port Authority Payments for the Cost of the
Redevelopment Work", any Redevelopment Work not done in accordance with the approved plans and specifications, the terms, provisions and conditions of this
Lease or any further requirements of the Port Authority.

                                       29

                    (ii) All the Temporary Facilities Work shall be done in
accordance with plans and specifications to be submitted to and approved by the
Port Authority prior to the commencement of the Temporary Facilities Work and until such approval has been obtained the Lessee shall redo and resubmit such plans and specifications until approval thereof by the Port Authority. Upon approval of such plans and specifications by the Port Authority, the Lessee shall proceed diligently at its sole cost and expense to perform the Temporary
Facilities Work. All the Temporary Facilities Work, including workmanship and materials, shall be of first class quality. The Lessee shall redo, replace or construct at its own cost and expense, any Temporary Facilities Work not done in accordance with the approved plans and specifications, the terms, provisions and conditions of this Lease or any further requirements of the Port Authority.

               (3) (i) In addition to the requirements set forth in
subparagraphs (4) and (5) of this paragraph (g), the Lessee shall provide a list of contracts and describe the scope of work for each contract it intends to award for the performance of the Construction Work. Prior to entering into a contract for any part of the Construction Work, the Lessee shall submit to the
Port Authority the names of the bidders for each contract and the name of the contractor to whom the Lessee proposes to award said contract. The Port
Authority shall have the right to disapprove any contractor that may be unacceptable to it. The Lessee shall include in all such contracts such provisions and conditions as may be reasonably required by the Port Authority.
In addition, all contracts for the transportation and disposal of Shared Soil shall be performed, billed and paid for on a per ton basis and shall further include provisions covering the performance of transportation and disposal of soil that is not Shared Soil pursuant to Port Authority Requested Change Order at the same per ton costs as those for Shared Soil.

                    (ii) Without limiting the generality of the foregoing all of the construction contracts for the Construction Work shall provide as follows:
"If (i) the Contractor fails to perform any of his obligations under the
Contract, including his obligation to the Lessee to pay any claims lawfully made against him by any materialman, subcontractor or workman or other third person which arises out of or in connection with the performance of the Contract or
(ii) any claim (just or unjust) which arises out of or in connection with the
Contract is made against the Lessee or (iii) any subcontractor under the
Contract fails to pay any claims lawfully made against him by any materialman, subcontractor, workman or other third persons which arise out of or in connection with the Contract or if in the Lessee's opinion any of the aforesaid contingencies is likely to arise, then the Lessee shall have the right, in its discretion, to withhold out of any payment (final or otherwise and even though such payments have already been certified as due) such sums as the Lessee may deem ample to protect it against delay or loss or to assume the payment of just claims of third persons, and to apply such sums in such manner as the Lessee may deem proper to secure such protection or satisfy such claims. All sums so applied shall be deducted from the Contractor's compensation. Omission by the
Lessee to withhold out of any payment, final or otherwise, a sum for any of the above contingencies, even though such contingency has occurred at the time of such payment, shall not be deemed to indicate that the Lessee does not intend to exercise its right with respect to such contingency. Neither the above provisions for rights of the Lessee to withhold and apply monies nor any exercise, or attempted exercise of, or omission to exercise such rights by the
Lessee shall create any obligation of any kind to such materialmen,

                                       30

subcontractors, workmen or other third persons. Until actual payment is made to the Contractor, his right to any amount to be paid under the Contract (even though such amount has already been certified as due) shall be subordinate to the rights of the Lessee under this provision."

               (4) (i) Prior to engaging or retaining any Architect or Engineer of Record for the Construction Work, the Lessee shall submit the name of each such architect or engineer to the Port Authority for its approval. The Port
Authority shall have the right to disapprove any architect or engineer who may be unacceptable to it. Additionally, prior to entering into any agreement with any Architect or Engineer of Record, the Lessee shall submit such agreement to the Port Authority for approval and the Port Authority shall have the right to disapprove any such agreement within fifteen (15) Business Days after the
Lessee's submittal of such agreement to the Port Authority. No such agreement shall be modified, supplemented or amended until the Lessee shall have submitted such modification, supplement or amendment to the Port Authority for approval and the Port Authority shall have the right to disapprove any such modification, supplement or amendment within ten (10) Business Days after the Lessee's submittal thereof to the Port Authority.

                    (ii) Prior to engaging or retaining a program manager to
monitor and supervise the Construction Work, the Lessee shall submit the name of each such program manager to the Port Authority for its approval. Additionally, prior to entering into any agreement with any program manager, the Lessee shall submit such agreement to the Port Authority for approval and the Port Authority shall have the right to disapprove any such agreement within fifteen (15)
Business Days after the Lessee's submittal of such agreement to the Port
Authority. No such agreement shall be modified, supplemented or amended until the Lessee shall have submitted such modification, supplement or amendment to the Port Authority for approval and the Port Authority shall have the right to disapprove any such modification, supplement or amendment within 10 Business
Days after the Lessee's submittal thereof to the Port Authority.

               (5) (i) The Lessee shall retain a construction manager to act as the general contractor for the Construction Work. Prior to entering into a contract with a construction manager for the Construction Work, the Lessee shall submit to the Port Authority for its approval the name of each construction manager. The Port Authority shall have the right to disapprove any construction manager that may be unacceptable to it (each such construction manager that is approved by the Port Authority being herein called a "General Contractor").
Additionally, prior to entering into any agreement with any General Contractor, the Lessee shall submit such agreement to the Port Authority for approval and the Port Authority shall have the right to disapprove any such agreement within fifteen (15) Business Days after the Lessee's submittal of such agreement to the
Port Authority. No such agreement shall be modified, supplemented or amended until the Lessee shall have submitted such modification, supplement or amendment to the Port Authority for approval and the Port Authority shall have the right to disapprove any such modification, supplement or amendment within ten (10)
Business Days after the Lessee's submittal thereof to the Port Authority.

                    (ii) At such times as the Lessee and the General Contractor determine the identity of the proposed subcontractors and potential bidders for the Construction Work, the Lessee shall submit to the Port Authority the names of the proposed subcontractors and potential bidders and the portion of the
Construction Work which the Lessee anticipates will

                                       31

be performed by such contractors, subcontractors and bidders. The Port Authority may, within ten (10) business days of the submission of a list of the names of such proposed subcontractors and bidders, comment thereon. The Lessee shall not employ or approve any subcontractor or bidder to which the Port Authority has a reasonable objection.

                    (iii) Each construction bid document, contract and other
construction document for the Redevelopment Work must comply with all of the terms and conditions of this Section and of Section 87 hereof entitled "Port
Authority Payments for the Cost of the Redevelopment Work" and in addition to the requirements set forth in this Section 2 and in Section 87 hereof, the
Lessee shall include in said construction documents, bid documents and contracts such other terms, provisions and conditions as may be reasonably required by the
Port Authority prior to the execution thereof.

                    (iv) In addition to and without limiting any other right or remedy of the Port Authority under this Lease or otherwise, the Port Authority shall have the right to audit the books of any contractor (at any tier) with respect to any contract covering the Construction Work, or any portion thereof and each contract for the Construction Work shall so provide. In the event that a Port Authority audit shall disclose that amounts paid by the Port Authority exceed amounts incurred by the Lessee or the payments actually paid by the
Lessee for work actually performed and labor actually furnished and material and equipment actually furnished and installed in connection with the performance of the Redevelopment Work, the Lessee shall immediately pay to the Port Authority an amount equal to the excess amount paid by the Port Authority.

                    (v) (aa) The Lessee shall provide on an ongoing basis, a
     cost breakdown of all the Redevelopment Work separately detailing each of the Elements of Work or any portion thereof, which separate detailed cost breakdown shall be provided to the Port Authority. It is expressly understood and agreed that in the event any proposed contract covers the construction of more than one Element of Work, or any portion thereof, then the cost breakdown shall contain an allocation of costs between each
     Element of Work, or shall set forth a method for properly determining the allocation of such costs, provided, however, that if such cost breakdown does not properly allocate said costs or set forth a method for the allocation of said costs the Port Authority shall determine the costs thereof that are applicable to each individual Element of Work, or any portion thereof.

                         (bb) No bid document and no contract for the Temporary
     Facilities Work shall cover the performance of any of the Redevelopment
     Work and no cost incurred for work performed under a contract covering the
     Temporary Facilities Work shall be included in the Cost of the
     Redevelopment Work.

                    (vi) It is further understood and agreed that the Port
Authority shall have as full a right to require the use of competitive bidding and award, or other basis of

                                       32

award, for the construction of the Redevelopment Work, or any portion thereof as if such construction were to be performed by the Port Authority.

                    (vii) The Lessee shall file with the Port Authority two
copies of each of the contracts for the Redevelopment Work on the earlier of within ten (10) days after the execution of such contract and prior to the start of the portion of the Construction Work covered by such contract. Further, the
Lessee shall submit one copy of all approved shop drawings within 10 days after approval thereof by the Architect or Engineer of Record for such drawings.

               (6) (i) The Lessee shall or shall require its construction manager, architect or engineer to furnish a full time resident engineer on site at all times work is ongoing during the construction period and the Lessee shall furnish a full time owner's representative authorized to act on behalf of the
Lessee for the Construction Work and shall be available on site at all times work is ongoing during the construction period.

                    (ii) The Lessee shall require certification by a licensed
engineer of all controlled inspections and testing including, but not limited to, pile driving data and all controlled concrete work and such other certifications as may be requested by the Port Authority from time to time. The
Lessee shall submit all certifications and logs to the Port Authority's Resident
Engineer. Prior to the commencement of laboratory services the Lessee shall submit to the Port Authority the names of all laboratories to be used for testing and inspections. The Port Authority shall have the right to disapprove any laboratory that may be unacceptable to it.

               (7) The Lessee shall expend not less than Five Hundred Seventy
Million Dollars and No Cents ($570,000,000.00) with respect to the Redevelopment
Work and shall complete the Redevelopment Work by no later than day the preceding the fifth (5th) anniversary of the Lease Commencement Date.

               (8) The Lessee agrees to be solely responsible for any plans and specifications used by it and for any loss or damages resulting from the use thereof, notwithstanding the same have been approved by the Port Authority and notwithstanding the incorporation therein of Port Authority recommendations or requirements. Notwithstanding the requirement for approval by the Port Authority of the contracts to be entered into by the Lessee or the incorporation therein of Port Authority requirements or recommendations, and notwithstanding any rights the Port Authority may have reserved to itself hereunder, the Port
Authority shall have no liabilities or obligations of any kind to any contractors engaged by the Lessee or for any other matter in connection therewith and the Lessee hereby releases and discharges the Port Authority, its
Commissioners, officers, representatives and employees of and from any and all liability, claims for damages or losses of any kind, whether legal or equitable, or from any action or cause of action arising or alleged to arise out of the performance of any of the Construction Work pursuant to the contracts between the Lessee and its contractors. Any warranties contained in any construction contract entered into by the Lessee for the performance of the Construction Work hereunder shall be for the benefit of the Port Authority as well as the Lessee, and the contract shall so provide.

                                       33

               (9) The Port Authority shall have the right, through its duly designated representatives, to inspect the Construction Work and the plans and specifications thereof, at any and all reasonable times during the progress thereof and from time to time, in its discretion, to take samples and perform testing in any part of the Construction Work.

               (10) The Lessee agrees that it shall deliver to the Port
Authority three (3) sets of "as built" drawings of the Construction Work in an electronic CADD data file on a CD Rom in a format to be designated by the Port
Authority, all of which shall conform to the specifications of the Port
Authority (the receipt of a copy of said specifications prior to the Effective
Date being hereby acknowledged by the Lessee), and all engineering reports, engineering analysis, boring logs, survey information and engineering design calculations and operation and maintenance manuals in a comprehensive, coordinated package. The Lessee shall, during the term of this Lease, keep said digital electronic files of drawings and said electronic CADD data files current showing thereon any changes or modifications which may be made and provide copies thereof to the Port Authority as the Port Authority may request from time to time. (No changes or modifications shall be made without prior Port Authority consent).

               (11) The Lessee shall, if requested by the Port Authority, take all reasonable measures to prevent erosion of the soil and the blowing of sand during the performance of the Construction Work, including but not limited to the fencing of the Redevelopment Work Sites or portions thereof or other areas and the covering of open areas with asphaltic emulsion or similar materials as the Port Authority may direct.

               (12) (i) The following terms, when used in this Agreement, shall, unless the context shall require otherwise, have the respective meanings given below:

                         (aa) "Eligible Below Ground Asbestos" shall mean only
     that asbestos which meets all of the following criteria: It is (i) intact,
     (ii) below-ground but not part of a below-ground structure and (iii)
     contained within or around a utility line that has to be relocated or removed as part of the Redevelopment Work, provided, however, no such asbestos shall be Eligible Below Ground Asbestos unless the Lessee shall have notified the Resident Engineer of the possible presence of such eligible below ground asbestos and the Port Authority shall have inspected, measured and documented the eligibility and quantity of the suspected eligible below ground asbestos within two Business Days.

                         (bb) "Eligible Below Ground Asbestos Disposal Cost"
     shall mean the amounts, and such amounts only, actually paid or payable by the Lessee to independent third party contractors for the cutting, wrapping, transporting and disposal off-Airport of Eligible Below Ground
     Asbestos by a licensed asbestos contractor in accordance with this Lease, including without limitation, all Environmental Requirements, but only to the extent such amounts are included in Redevelopment Work Certificates as defined in Section 87 hereof, and as such amounts may be adjusted pursuant to the provisions of paragraphs (f) and (g) of Section 87 hereof.

                                       34

                         (cc) "Free Product" shall mean the presence in ground
     water of free phase petroleum hydrocarbons having a thickness of 0.01 feet or greater.

                         (dd) "Incremental Dewatering Cost" shall mean the sum
     of the following amounts, and such amounts only, actually paid or payable by the Lessee (but only to the extent such amounts are included in
     Redevelopment Work Certificates and as such amounts may be adjusted pursuant to the provisions of paragraphs (f) and (g) of Section 87 hereof)
     (it being understood and agreed that the cost of the transportation and disposal of sediments from a Supplemental Treatment System if disposed of as soil shall be Shared Soil and shall be included in the Incremental Soil
     Disposal Costs and not in the Incremental Dewatering Cost):

                              (A) amounts actually paid or payable by the Lessee
          to independent third party contractors on a per gallon basis for the transportation and disposal in accordance with this Lease, including without limitation, all Environmental Requirements, of liquid sediments generated from the Lessee's Dewatering System in excess of six cents ($0.06) per gallon, provided, however, in no event shall any amounts which are not paid or payable on a per gallon basis be includable as part of the Incremental Dewatering Cost, and, provided, further, however, notwithstanding the foregoing "Incremental
          Dewatering Cost" shall not include any amounts paid or payable to the
          Lessee for the transportation and disposal of any liquid sediments which contain any Lessee Hazardous Substances, and

                              (B) amounts actually paid or payable by the Lessee
          to independent third party contractors for work actually performed, labor actually furnished and materials and equipment actually furnished for the purchase, installation and operation of the
          Supplemental Treatment, if any, provided, however, notwithstanding the foregoing "Incremental Dewatering Cost" shall not include any amounts paid or payable to the Lessee for the purchase, installation and operation of any Supplemental Treatment of volatile organics which are a Lessee Hazardous Substance.

                         (ee) "Incremental Per Ton Cost of the Shared Soil
     Disposal Work" shall mean for each ton of Shared Soil transported and disposed of to a location off of the Airport in accordance with the terms and conditions of this Lease, the amount that the Per Ton Cost of the
     Shared Soil Disposal Work for such ton of Shared Soil exceeds the amount of
     Twenty-two Dollars and No Cents ($22.00) per ton but does not exceed the amount of Forty-two Dollars and No Cents ($42.00) per ton.

                         (ff) "Incremental Soil Disposal Costs" shall mean an
     amount equal to the sum of the Incremental Per Ton Cost of the Shared Soil
     Disposal Work for all tons of Shared Soil transported and disposed of off of the Airport.

                         (gg) "Lessee's Dewatering System" shall mean the
     treatment system which shall have been approved by the Port Authority and is required to

                                       35

     satisfy all the requirements and conditions of the JFK SPDES Permit, with the exception of volatile organics, as sampled from the final discharge from such treatment system, and at a minimum said system shall include settling tanks, provided, however, notwithstanding the foregoing, in the event that the presence of any volatile organics is due to a Lessee's Act or if the volatile organics are taken from or under the Premises and the presence of such volatile organics on or under the Premises occurred after the Effective Date and such Hazardous Substances were not added to or under the Premises by the sole acts and omissions of the Port Authority, then the
     "Lessee's Dewatering System" shall include the treatment system which shall have been approved by the Port Authority and is required to satisfy the requirements and conditions of the JFK SPDES Permit for such volatile organics.

                         (hh) "Lessee's Eligible Below Ground Asbestos Disposal
     Costs" shall mean an amount equal to 40% of the Eligible Below Ground
     Asbestos Disposal Cost.

                         (ii) "Lessee's Incremental Dewatering Costs" shall mean
     an amount equal to 40% of the Incremental Dewatering Cost.

                         (jj) "Lessee's Shared Environmental Costs" shall
     collectively mean the Lessee's Soil Disposal Costs, the Lessee's
     Incremental Dewatering Costs and the Lessee's Eligible Below Ground
     Asbestos Disposal Costs.

                         (kk) "Lessee's Soil Disposal Costs" shall mean all
     costs and expenses of the Lessee in performing the Redevelopment Work to dispose of and transport soil off the Airport which costs and expenses are not Port Authority Shared Soil Disposal Costs or Port Authority Non-Shared
     Soil Disposal Costs.

                         (ll) "Per Ton Cost of the Shared Soil Disposal Work"
     shall mean for each ton of Shared Soil that is transported and disposed of off of the Airport the amounts, and such amounts only, actually paid or payable by the Lessee to independent third party contractors on a per ton basis for the transportation and disposal of each such ton of Shared Soil but only to the extent such amounts are included in Redevelopment Work
     Certificates as defined in Section 87 hereof and as such amounts may be adjusted pursuant to the provisions of paragraphs (f) and (g) of Section 87 hereof.

                         (mm) "Port Authority Backfill Costs" shall mean the
     amounts, and such amounts only, actually paid or payable by the Lessee to independent third party contractors for the purchase, testing, transportation and depositing of soil in the excavations from which Port
     Authority Non-Shared Soil has been excavated but only to the extent such backfill soil is not available from the performance of the Redevelopment
     Work and further that such amounts are included in Redevelopment Work
     Certificates as defined in Section 87 hereof and to the extent that such purchase, testing, transportation and depositing of soil have been performed pursuant to a Port Authority Requested Change Order, as such amounts may be adjusted pursuant to the provisions of paragraphs (f) and
     (g) of Section 87 hereof.

                                       36

                         (nn) "Port Authority Eligible Below Ground Asbestos
     Disposal Costs" shall mean an amount equal to 60% of the Eligible Below
     Ground Asbestos Disposal Cost.

                         (oo) "Port Authority Incremental Dewatering Costs"
     shall mean 60% of the Incremental Dewatering Cost and 100% of the
     Supplemental Treatment Disposal Cost.

                         (pp) "Port Authority Non-Shared Soil" shall mean soils
     that either (X) are classified as Hazardous Waste or (Y) meet all of the following criteria: (i) they either are not excavated as part of the
     Redevelopment Work or are excavated from the vicinity of a tank that is removed as part of the Fuel Tank Work, (ii) they are not used at the
     Redevelopment Work Site, (iii) they are excavated by the Lessee and transported and delivered by the Lessee to an off Airport location approved by the Port Authority pursuant to a Port Authority Requested Change Order,
     (iv) the transportation and disposal thereof is performed and billed on a per ton basis and at the best available price, and (v) the Lessee has provided to the Port Authority the documentation required in subparagraph
     (xii) of this paragraph (g)(12) for such soils, provided, however, "Port
     Authority Non-Shared Soil" shall not include any soil which contains any
     Lessee Hazardous Substance, and provided, further, however, soil shall not be Port Authority Non-Shared Soil unless the Lessee shall have notified the
     Resident Engineer of the possible presence of such Port Authority
     Non-Shared Soil and the Port Authority shall have inspected, measured and documented the eligibility and quantity of the suspected eligible Port
     Authority Non-Shared Soil, and provided, further, however, notwithstanding the foregoing, Port Authority Non-Shared Soil shall not include any soil that requires excavation pursuant to subparagraph 7 of Section 3.1.1 of the
     Remedial Action Work Plan or under the landside roadways.

                         (qq) "Port Authority Non-Shared Soil Disposal Costs"
     shall mean the amounts, and such amounts only, actually paid or payable by the Lessee to independent third party contractors for the excavation, testing, transportation and disposal of Port Authority Non-Shared Soil but only to the extent such amounts are included in Redevelopment Work
     Certificates as defined in Section 87 hereof and only to the extent that such excavation, testing, transportation and disposal Port Authority
     Non-Shared Soil have been performed pursuant to a Port Authority Requested
     Change Order, and further as such amounts may be adjusted pursuant to the provisions of paragraphs (f) and (g) of Section 87 hereof.

                         (rr) "Port Authority Shared Soil Disposal Costs" shall
     mean an amount equal to 60% of the Incremental Soil Disposal Costs and an amount equal to 100% of the Per Ton Cost of the Shared Soil Disposal Work
     in excess of $42.00 per ton.

                         (ss) "Port Authority Shared Soil" shall mean 50% of the
     Shared Soil.

                                       37

                         (tt) "Shared Soil" shall mean soil including, without
     limitation, the sediment from the Lessee's Dewatering System that is disposed of as soil, that meets all of the following criteria: (i) it is excavated or removed as part of the Redevelopment Work, (ii) it is not used or redeposited at the Redevelopment Work Site and (iii) it is transported to and disposed by the Lessee at an off Airport location in accordance with all of the terms and conditions of this Lease, including without limitation all Environmental Requirements, (iv) the transportation and disposal thereof is performed and billed on a per ton basis, (v) the Lessee has provided to the Port Authority the documentation required in subparagraph
     (xii) of this paragraph (g)(12) with respect to such soil, and (vi) it is
     Hazardous Waste, provided, however, "Shared Soil" shall not include the transportation and disposal of any soil or sediment which contains any
     Lessee Hazardous Substances.

                         (uu) "Supplemental Treatment Disposal Cost" shall mean
     the sum of the amounts, and such amounts only, actually paid or payable by the Lessee to independent third party contractors for the transportation and disposal in accordance with this Lease, including without limitation, all Environmental Requirements, of Supplemental Treatment Waste, but only to the extent such amounts are included in Redevelopment Work Certificates as defined in Section 87 hereof, and as such amounts may be adjusted pursuant to the provisions of paragraphs (f) and (g) of Section 87 hereof.

                         (vv) "Supplemental Treatment Waste" shall mean oil
     impregnated absorbent pads and supernatant liquids generated from an oil water separator and other wastes generated from the Supplemental Treatment, provided, however, that "Supplemental Treatment Waste" shall not include any oil impregnated absorbent pads, supernatant liquids and other wastes generated from the Supplemental Treatment which contain any amount of
     Lessee Hazardous Substances.

                         (ww) "Supplemental Treatment" shall mean an oil water
     separator and such additional equipment, additives or treatments that shall have been approved by the Port Authority to enhance the performance of the
     Lessee's Dewatering System, which enhancement is required solely to satisfy the JFK SPDES Permit requirements for volatile organics tested according to test procedures approved under 40 CFR Part 136 and which volatile organics do not contain any Lessee Hazardous Substance, it being understood that the
     Port Authority, in its sole discretion, reserves the right to limit the expenses associated with said Supplemental Treatment through the Lessee's implementation of such alternative treatment methods as the Port Authority may require.

                         (xx) "Unknown Environmental Condition" shall mean any
     soil or ground water found in, on or under the Premises, the Terminal 4
     Parcel and the Terminal 6 Parcel during the period from the Lease
     Commencement Date to the date that the last sample is taken as part of the
     Initial Post Construction Work, both dates inclusive, that contains any
     Hazardous Substance.

                                       38

                    (ii) Without limiting the generality of any other term or
condition of this Lease, any soil, dirt, sand, asbestos, sediment or other material on the Premises or the Airport removed or excavated by the Lessee during the course of Construction Work (all such material being hereinafter collectively called the "Removed Material") and not used or redeposited at the
Redevelopment Work Site in accordance with this Lease shall be delivered and deposited in accordance with the terms and conditions of this Lease, including without limitation this Section 2 and all applicable Environmental Requirements
(including, if required, disposal of asbestos in a long-term disposal facility), to a location off the Airport which has been approved by the Port Authority and all in a manner satisfactory to the Port Authority. The Lessee shall submit to the Port Authority for its approval all manifests, bills of lading and all other documentation covering any Removed Material.

                    (iii) In the event the Lessee shall cause or discover an
Unknown Environmental Condition during its performance of the Construction Work, the Lessee shall immediately notify the Resident Engineer. If the Unknown
Environmental Condition is not part of the Existing Condition, the Lessee shall comply with paragraph (g)(34) hereof. In the event that the Unknown
Environmental Condition is part of the Existing Condition, the Lessee shall survey and record the location of such Unknown Environmental Condition in such manner and to the extent as shall have been approved by the Port Authority. The
Lessee shall not proceed with any Construction Work in the area of an Unknown
Environmental Condition subsequent to the discovery thereof until such survey and recording has been performed as approved by the Port Authority and the results of such survey and recordation delivered to the Resident Engineer and further until either all such Unknown Subsurface Contamination has been removed to the satisfaction of the Port Authority or the Lessee shall have received notice from the Port Authority that the Construction Work can recommence.
Thereafter the Construction Work shall be performed in accordance with any requirements of the DEC or such other Governmental Authority with respect to such Unknown Environmental Condition.

                    (iv) The Port Authority shall take title to the Port
Authority Shared Soil, 100% of the Port Authority Non-Shared Soil and all
Supplemental Treatment Waste and the entire proceeds, if any, of the sale or other disposition of the Port Authority Shared Soil, the Port Authority
Non-Shared Soil and the Supplemental Treatment Waste shall belong to the Port
Authority. The Lessee shall take title to all of the Removed Material that is not Port Authority Non-Shared Soil, Port Authority Shared Soil or Supplemental
Treatment Waste and the entire proceeds, if any, of the sale or other disposition thereof shall belong to the Lessee. The Lessee shall submit to the
Port Authority for its completion all manifests, bills of lading and all other documentation covering any Port Authority Shared Soil, Port Authority Non-Shared
Soil and Supplemental Treatment Waste.

                    (v) The following shall be paid for by the Port Authority to the extent and as provided for in Section 87 hereof:

                         (aa) Port Authority Shared Soil Disposal Costs,

                                       39

                         (bb) Port Authority Eligible Below Ground Asbestos
                              Disposal Costs,

                         (cc) Port Authority Non-Shared Soil Disposal Costs,

                         (dd) Port Authority Backfill Costs,

                         (ee) Port Authority Incremental Dewatering Costs, and

                         (ff) Supplemental Treatment Disposal Cost.

                    (vi) The Lessee's Shared Environmental Costs and all other dewatering costs and expenses and costs and expenses for the excavation, testing, transportation and disposal of Removed Material not set forth in subparagraph (12)(v) of this paragraph (g) shall be paid for by the Lessee, shall be a portion of the Cost of the Lessee's Redevelopment Work Elements,
included in the appropriate Element of Cost and included in the Port Authority's
Share of the Cost of the Lessee's Redevelopment Work Elements to the extent and as provided for in Section 87 hereof.

                    (vii) Promptly upon final disposition of any Hazardous
Substance in the performance of the Construction Work, the Lessee shall submit to the Port Authority a "Certification of Final Disposal" stating the type and amount of material disposed, the method of disposal and the owner and location of the disposal facility. The format of such certification shall follow the requirements, if any, of governmental agencies having jurisdiction as if the
Port Authority were a private organization and the name of the Port Authority shall not appear on any certificate or other document as a generator or owner of such material except for Port Authority Shared Soil, Port Authority Non-Shared
Soil and Supplemental Treatment Waste.

                    (viii) In the event any Hazardous Substance is discovered in the performance of the Construction Work, the Lessee in reporting such Hazardous
Substance shall direct such report to the attention of such individual at the subject governmental authority as the General Manager of the Airport shall require in order to assure consistency in the environmental management of the
Airport.

                    (ix) In the performance of the Construction Work, the Lessee shall not exacerbate the environmental condition of the Premises, the Airport or any natural resource, including without limitation, any ground water or aquifer, provided, however, the handling and re-depositing of soil in accordance with this Section 2, the Remedial Action Work Plan and the Soil Management Plan as
approved by the Port Authority shall not be or be deemed to be an exacerbation of the environmental condition of the Premises or the Airport

                    (x) In the event of any inconsistency between the terms of the Remedial Action Work Plan and the Soil Management Plan, the terms of the
Remedial Action Work Plan shall prevail and control and in the event of any inconsistency between the terms and conditions of this Lease and the Soil
Management Plan, the terms and conditions of this Lease shall prevail and control.

                                       40

                    (xi) The Lessee shall excavate, test and dispose of off of the Airport all soils which the Remedial Action Work Plan requires to be removed from the Premises in connection with or related to the performance of the
Construction Work.

                    (xii) The Lessee shall submit to the Port Authority for its approval all manifests and bills of lading covering any Removed Material and in addition shall prepare and submit to the Port Authority for its approval all documentation that the Port Authority is required to submit to the DEC pursuant to the Remedial Action Work Plan with respect to any Removed Material and that the Lessee is required to submit to the disposal site or the DEC with respect to any Removed Material. Further, the Lessee shall provide weight tickets from a certified scale for each truckload of Shared Soil and Port Authority Non-Shared
Soil and for each such ticket such further evidence and documentation as to the weight of each truck with no load and all manifests, bills of lading and such other documentation that shall evidence to the satisfaction of the Port
Authority the per gallon cost of the Supplemental Treatment Disposal Cost.

               (13) The Lessee shall pay or cause to be paid all claims lawfully made against it by its contractors, subcontractors, materialmen and workmen, and all claims lawfully made against it by other third persons arising out of or in connection with or because of the performance of the Construction Work, and shall cause its contractors and subcontractors to pay all such claims lawfully made against them, provided, however, that nothing herein contained shall be construed to limit the right of the Lessee to contest any claim of a contractor, subcontractor, materialman, workman and/or other Person and no such claim shall be considered to be an obligation of the Lessee within the meaning of this
Section unless and until the same shall have been finally adjudicated. The
Lessee shall diligently seek to resolve any such claims and shall keep the Port
Authority fully informed of its actions with respect thereto. Nothing herein contained shall be deemed to constitute consent to the creation of any liens or claims against the Construction Work, the Premises, the Redevelopment Work Site
or any other area of the Airport nor to create any rights in said third persons against the Port Authority.

               (14) (i) The Lessee in its own name as insured and also including the Port Authority, the City Insureds and the Construction Work Indemnified
Parties as additional insureds, including without limitation for both premises-operations and products-completed operations, shall procure and maintain Commercial General Liability Insurance, including but not limited to broad form property damage liability, completed operations for a minimum of three (3) years after the Completion Date, explosion, collapse and underground property damages, bodily injury (including death) and independent contractors, none of the foregoing to contain care, custody or control exclusions, in not less than the minimum limit set forth below, and with a contractual liability endorsement covering the obligations assumed by the Lessee pursuant to subparagraphs (1) and (8) of this paragraph (g) and the obligations required of the Lessee's contractors pursuant to subparagraph (1) of this paragraph (g), and
Commercial Automobile Liability Insurance covering owned, non-owned and hired vehicles and automatically covering newly acquired vehicles in not less than the minimum limit set forth below, and Environmental Impairment Liability Insurance covering both gradual and sudden and accidental occurrences with a 1 year extended reporting period and including the Port Authority

                                       41

and the City of New York as insureds, as owners, and which shall be site specific and include on-site and off-site clean-up and with a contractual liability endorsement covering the obligations assumed by the Lessee pursuant to
Section 56 hereof entitled "Environmental Obligations and Section 61 hereof entitled "Storage Tanks", and providing for coverage in the minimum limit set forth below, and such other insurance as the Port Authority may require in connection with the performance of the Construction Work. The Lessee may provide such insurance by requiring each contractor engaged by it for the Construction
Work to procure and maintain such insurance including such contractual liability endorsement, said insurance, whether procured by the Lessee or by a contractor engaged by it as aforesaid, not to contain any care, custody or control exclusions, and not to contain any exclusion for bodily injury to or sickness, disease or death of any employee of the Lessee or of any of its contractors which would conflict with or in any way impair coverage under the contractual liability endorsement. In addition, the said policy or policies of insurance shall also provide or contain an endorsement providing that the protections afforded the Lessee thereunder with respect to any claim or action against the
Lessee by a third person shall pertain and apply with like effect with respect to any claim or action against the Lessee by the Port Authority, and shall also provide or contain an endorsement providing that the protections afforded the
Port Authority thereunder with respect to any claim or action against the Port
Authority by the Lessee shall be the same as the protections afforded the Lessee thereunder with respect to any claim or action against the Lessee by a third person as if the Port Authority were the named insured thereunder, but such provision or endorsement shall not limit, vary or affect the protections afforded the Port Authority thereunder as an additional insured. In addition, each of the said policy or policies of insurance shall be endorsed to state they are primary in relation to any insurance carried or maintained by the Port
Authority, including without limitation, any self-insurance, regardless of type.
All the foregoing insurance requirements shall be in addition to all policies of insurance otherwise required by the Lease.

                                                                  Minimum Limits
Commercial General Liability

   Combined single limit per
   occurrence for death, bodily injury
   and property damage liability:                                $100,000,000.00

Commercial Automobile Liability
(covering owned, non-owned and hired vehicles)

   Combined single limit per occurrence
   or death, bodily injury and property
   damage liability:                                              $25,000,000.00

Environmental Impairment Liability

   Combined single limit per claim
   for death, bodily injury and property
   damage liability for both gradual and

                                       42

   sudden and accidental occurrences and
   both on-site and off-site cleanup:                             $10,000,000.00

                    (ii) Without limiting the provisions hereof, in the event
the Lessee maintains the foregoing insurance in limits greater than aforesaid, the Port Authority shall be included therein as an additional insured to the full extent of all such insurance in accordance with all the terms and provisions hereof.

                    (iii) The Lessee shall also procure and maintain in effect, or cause to be procured and maintained in effect, Workers' Compensation
Insurance and Employer's Liability Insurance in accordance with and as required by law and including coverage for asbestos exposure.

                    (iv) The insurance required hereunder in this subparagraph
(14) shall be maintained in effect during the performance of the Construction
Work and a certified copy of each of the policies or a certificate or certificates evidencing the existence thereof, or binders, shall be delivered to the Port Authority at least fifteen (15) days prior to the commencement of the
Construction Work or any portion thereof. In the event any binder is delivered, it shall be replaced within thirty (30) days by a certified copy of the policy or a certificate. Each copy, certificate and binder delivered by the Lessee to the Port Authority pursuant to the foregoing shall bear the endorsement of or be accompanied by evidence of payment of the premium thereof and, also, contain a valid provision or endorsement that the policy may not be canceled or terminated without giving thirty (30) days' written advance notice thereof to the Port
Authority and the City of New York and that the policy may not be changed or modified in any way that would affect the Port Authority or the City of New York without giving thirty (30) days' written advance notice thereof to the Port
Authority and the City of New York. Each such copy and each such certificate with respect to the insurance required under this subparagraph (14) shall contain an additional endorsement providing that the insurance carrier shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port
Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority. Any renewal policy or certificate shall be delivered to the Port Authority prior to the expiration of each expiring policy. The aforesaid policies of insurance shall be written by a company or companies approved by the Port Authority, the Port Authority agreeing not to withhold its approval unreasonably. If at any time any of the insurance policies shall be or become unsatisfactory to the Port Authority as to form, substance or limits or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port Authority agreeing not to act unreasonably hereunder. If the Port Authority at any time so requests, a certified copy of each of the policies shall be delivered to the Port Authority.

               (15) (i) The Lessee shall procure and maintain Builder's Risk
(All Risk) Completed Value Insurance with a deductible of not more than One
Hundred Thousand Dollars and No Cents ($100,000.00) covering loss or damage
(including any loss or damage resulting from flood or earthquake) to the
Construction Work during the performance thereof

                                       43

including material located both on and off the Redevelopment Work Site but not attached to the realty in an amount equal to the full replacement cost. Such insurance shall also provide for full replacement value of materials stored off-site and for materials in transit. Such insurance shall be in compliance with and subject to the applicable provisions of Section 11 of the Lease entitled "Insurance" and shall name the Port Authority, the City Insureds and the Lessee and its contractors and subcontractors as insureds as their interests may appear, the Port Authority shall be included as the loss payee, and such policy shall be endorsed to provide that losses shall be adjusted with and payable to the Port Authority. The Port Authority shall make such proceeds available to the Lessee for and applied strictly and solely to the payment of the cost of the repair, replacement, rebuilding or other performance of the
Construction Work and any excess shall be retained by the Port Authority. The
Lessee may provide such insurance by requiring the general contractor engaged by it for the Construction Work to procure and maintain such insurance. In the event the Construction Work or any part thereof shall be damaged by any casualty against which insurance is carried pursuant to this subparagaph (15)(i), the
Lessee shall promptly furnish to the Port Authority such information and data as may be necessary to enable the Port Authority to adjust the loss. The policies or certificates representing insurance covered by this subparagraph (15) shall be delivered by the Lessee to the Port Authority at least fifteen (15) days prior to the commencement of construction of the Construction Work or any portion thereof, and each policy or certificate delivered shall bear the endorsement of or be accompanied by evidence of payment of the premium thereof and also contain a valid provision obligating the insurance company to furnish the Port Authority and the City of New York thirty (30) days' advance notice of the cancellation or termination of the insurance evidenced by said policy or certificate and thirty days' advance notice of any change or modification of the insurance evidenced by said policy or certificate that would in any way the affect the Port Authority or the City of New York. Renewal policies or certificates shall be delivered to the Port Authority at least ten (10) days before the expiration of the insurance which such policies are to renew.

                    (ii) The insurance covered by this subparagraph (15) shall be written by companies approved by the Port Authority, the Port Authority covenanting and agreeing not to withhold its approval unreasonably. If at any time any of the insurance policies shall be or become unsatisfactory to the Port
Authority as to the form or substance or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port
Authority covenanting and agreeing not to act unreasonably hereunder. If at any time the Port Authority so requests, a certified copy of each of the said policies shall be delivered to the Port Authority.

               (16) The Lessee shall be under no obligation to reimburse the
Port Authority for expenses incurred by the Port Authority in connection with its normal review and approval of the original plans and specifications submitted by the Lessee pursuant to this Section. The Lessee however agrees to pay to the Port Authority upon its demand the expenses incurred by the Port
Authority in connection with any additional review for approval of any changes, modifications or revisions of the original plans and specifications which may be proposed by the Lessee for the Port Authority's approval. The expenses of the
Port Authority for any such additional review and approval shall be computed on the basis of direct payroll time expended in connection therewith plus 100%.
Wherever in this Lease reference is made to "direct payroll time", costs computed thereunder shall include a pro-rata share of the cost to the

                                       44

Port Authority of providing employee benefits, including, but not limited to, pensions, hospitalization, medical and life insurance, vacations and holidays.
Such computations shall be in accordance with the Port Authority's accounting principles as consistently applied.

               (17) The Lessee shall prior to the commencement of construction of the Construction Work and at all times during such construction submit to the
Port Authority all engineering studies and environmental test results with respect to the Construction Work and samples of construction materials as may be required at any time and from time to time by the Port Authority.

               (18) The Lessee shall at the time of submitting its comprehensive plan to the Port Authority as provided in paragraph (b) hereof submit to the
Port Authority its forecasts of the number of people who will be working at various times during the Construction Period at the Premises, the expected utility demands of the Premises, noise profiles and such other information as the Port Authority may require. The Lessee shall continue to submit its latest forecasts and such other information as may be required as aforesaid as the Port
Authority shall from time to time and at any time request. The Lessee shall comply with Port Authority requirements for security of the construction site and badging of all workers on the Redevelopment Work Site.

               (19) The Lessee shall execute and submit for the Port Authority's approval a Tenant Construction or Alteration Application or Applications in the
form prescribed by the Port Authority covering the Construction Work or portions thereof prior to the performance of the Construction Work. The Lessee shall comply with all the terms and provisions of the approved Tenant Construction or
Alteration Application. In the event of any inconsistency between the terms of any Tenant Construction or Alteration Application and the terms of this Lease, the terms of this Lease shall prevail and control. No approval nor anything contained in any approval granted by the Port Authority in connection with the
Construction Work shall constitute a determination or indication by the Port
Authority that the Lessee has complied with the applicable governmental laws, ordinances, enactments, resolutions, rules and orders, including but not limited those of the City of New York, which may pertain to the work to be performed.

               (20) Nothing contained in this Lease shall grant or be deemed to grant any contractor, architect, engineer, supplier, subcontractor or any other
Person engaged by the Lessee or any of its contractors in the performance of any part of the Construction Work any right of action or claim against the Port
Authority, its Commissioners, officers, agents and employees with respect to any work any of them may do in connection with the Construction Work. Nothing contained herein shall create or be deemed to create any relationship between the Port Authority and any such contractor, architect, engineer, supplier, subcontractor or any other Person engaged by the Lessee or any of its contractors in the performance of any part of the Construction Work and the Port
Authority shall not be responsible to any of the foregoing for any payments due or alleged to be due thereto for any work performed or materials purchased in connection with the Construction Work.

                                       45

               (21) (i) Without limiting any other terms, provisions and
conditions of the Lease, the Lessee understands and agrees that it shall put into effect prior to the commencement of any of the Construction Work an affirmative action program and Minority Business Enterprise (MBE) program and
Women-owned Business Enterprise (WBE) program in accordance with the provisions of Schedule E attached hereto and hereby made a part hereof (hereinafter
"Schedule E"); as used in Schedule E the term "Construction Work" shall apply to the Construction Work as defined in this Section. The provisions of said
Schedule E shall be applicable to the Lessee's contractor or contractors and subcontractors at any tier of construction as well as to the Lessee itself and the Lessee shall include the provisions of said Schedule E within all of its construction contracts so as to make said provisions and undertakings the direct obligation of the construction contractor or contractors and subcontractors at any tier of construction. The Lessee shall and shall require its said contractor, contractors and subcontractors to furnish to the Port Authority such data, including but not limited to compliance reports relating to the operation and implementation of the affirmative action, MBE and WBE programs called for hereunder as the Port Authority may request at any time and from time to time regarding the affirmative action, MBE and WBE programs of the Lessee and its contractor, contractors, and subcontractors at any tier of construction, and the
Lessee shall and shall also require that its contractor, contractors and subcontractors at any tier of construction make and put into effect such modifications and additions thereto as may be directed by the Port Authority pursuant to the provisions hereof and said Schedule E to effectuate the goals of affirmative action and MBE and WBE programs.

                    (ii) In addition to and without limiting any terms and
provisions of this Lease, the Lessee shall provide in its contracts and all subcontracts covering the Construction Work or any portion thereof, that:

                         (aa) The contractor shall not discriminate against
     employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and shall undertake or continue existing programs of affirmative action to ensure that minority group persons are afforded equal employment opportunity without discrimination. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeships and on-the-job training;

                         (bb) At the request of either the Port Authority or the
     Lessee, the contractor shall request such employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding and which is involved in the performance of the contract with the Lessee to furnish a written statement that such employment agency, labor union or representative shall not discriminate because of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will cooperate in the implementation of the contractor's obligations hereunder;

                         (cc) The contractor will state, in all solicitations or
     advertisements for employees placed by or on behalf of the contractor in the performance

                                       46

     of the contract, that all qualified applicants will be afforded equal employment opportunity without discrimination because of race, creed, color, national origin, sex, age, disability or marital status;

                         (dd) The contractor will include the provisions of
     subparagraphs (21)(aa) through (21)(cc) of this paragraph (g) in every subcontract or purchase order in such a manner that such provisions will be binding upon each subcontractor or vendor as to its work in connection with the contract;

                    "Contractor" as used herein shall include each contractor
and subcontractor at any tier of construction.

                    (iii) The Lessee in the performance of the Construction Work shall commit itself to and use good faith efforts to implement an extensive program to utilize Local Business Enterprises in accordance with and as set forth in the schedule attached hereto, hereby made a part hereof and marked
"Schedule F".

               (22) The Lessee shall not commence construction of the
Construction Work unless and until it has met with the General Manager of the
Airport, and has given him at least 72 hours advance notice of its intention to commence construction of the Construction Work. Scheduling of the Construction
Work shall be coordinated with the General Manager of the Airport or his duly authorized representative.

               (23) In connection with the performance of the Construction Work the Lessee shall be responsible for identifying the location of all utilities and shall prior to the commencement of any of the Construction Work coordinate the Construction Work with the New York City and Long Island One Call toll free information service (1-800-272-4480) and ascertain the location of underground utilities, if any, at the Redevelopment Work Sites and in the vicinity where any of the Construction Work is to be performed. The Lessee shall provide the Port
Authority with the written evidence of such coordination.

               (24) In the performance of the Construction Work the Lessee shall not employ any contractor nor shall the Lessee or any of its contractors employ any Persons or use or have any equipment or materials or allow any condition to exist if any such shall or, in the opinion of the Port Authority, may cause or be conducive to any labor troubles at the Airport which interfere, or in the opinion of the Port Authority are likely to interfere with the operations of others at the Airport or with the progress of other Construction Work thereat.
The determinations of the Port Authority shall be conclusive to the Lessee. Upon notice from the Port Authority, the Lessee shall immediately remove such contractor or withdraw or cause its contractors to withdraw from the Airport, the Persons, equipment or materials specified in the notice and replace them with unobjectionable contractors, Persons, equipment and materials and the
Lessee shall or shall cause its contractor to immediately rectify any condition specified in the notice. In the event of failure by the Lessee or any of its contractors to immediately comply with the requirements of this subparagraph
(whether or not such failure is due to the Lessee's fault), the Port Authority shall have the right to suspend the Lessee's right to perform the Construction
Work without prior notice; when the labor troubles shall be so settled that such interferences or

                                       47

the danger thereof no longer exists, the Port Authority, by notice to the
Lessee, shall reinstate said right on all the same terms and conditions as before the suspension. "Labor troubles" shall mean and include strikes, boycotts, picketing, work-stoppages, slowdowns, complaints, disputes, controversies or any other type of labor trouble, regardless of the employer of the Person involved or their employment status, if any.

               (25) Dewatering and Discharge Permits:

                    (i) Attached hereto, hereby made a part hereof and
identified as "Exhibit 2.16" is a copy of Long Island Well Permit No.
2-6308-00019/00005 effective for the period April 23, 2001 through December 31,
2006 issued by the DEC to the Port Authority covering the installation and operation of temporary dewatering systems associated with 11 specific contracts for the Central Terminal Area redevelopment program at the Airport (which permit is hereinafter called the "Long Island Well Permit"). The Lessee has requested that it be permitted to conduct dewatering performed by it in connection with the Construction Work (the "Construction Work Dewatering") to be performed by the Lessee hereunder. The Port Authority hereby grants its permission for the
Lessee to perform the Construction Work Dewatering under and pursuant to the
Long Island Well Permit on the following terms and conditions provided that, and only to the extent that, the DEC concurs and permits the Construction Work
Dewatering to be performed by the Lessee under and pursuant to the Long Island
Well Permit, provided, however, that the permission granted hereunder with respect to any extension of or replacement or succeeding permit to the Long
Island Well Permit shall not be effective if the conduct of Construction Work
Dewatering thereunder by the Lessee would be a violation of such permit.

                    (ii) (aa) The Lessee shall comply with all the terms and
     conditions of the Long Island Well Permit and with all additional requirements of the DEC in connection with the Construction Work Dewatering performed under and pursuant to the Long Island Well Permit and all other regulations in connection with any dewatering a performed by the Lessee or contractor(s) of the Lessee at the Airport.

                         (bb) In addition, it is recognized that the Lessee will
     be discharging wastewater under and pursuant to the New York State
     Pollution Discharge Elimination System Permit No. NY 0008109 (the "JFK
     SPDES Permit"). The Lessee shall comply with all the terms and conditions of the JFK SPDES Permit and with all additional requirements of the DEC in connection with any discharge of wastewater performed by the Lessee as part of the Construction Work and all other regulations in connection with any such discharge performed by the Lessee or contractor(s) of the Lessee at the Airport.

                    (iii) It is specifically understood and agreed that the
permission of the Port Authority granted hereunder will allow the Lessee solely to dewater under the Long Island Well Permit for the Construction Work only if approved by the DEC, and additionally the performance of the Construction Work
Dewatering and the discharge of wastewater shall be subject to the following additional conditions:

                                       48

                         (aa) Construction Work Dewatering shall take place at a
     rate of no more than 1.5 million gallons in any 24 hour period. The cumulative pump capacity of all active pumps operating pursuant to the
     Construction Work Dewatering shall not exceed 1000 gallons per minute for the duration of the Long Island Well Permit.

                         (bb) Dewatering and discharges must be monitored and
     reported separately for individual contracts that comprise the Construction
     Work. Accordingly, separate monitoring systems shall be used to track dewatering and discharge activities performed under each contract for the
     Construction Work and at each Redevelopment Work Site. In addition, quantities allocated for one portion of the work or for one Redevelopment
     Work Site may be applied to any other portion of the Construction Work or any other Redevelopment Work Site provided that the cumulative rate does not exceed 1.5 million gallons in any 24 hour period.

                    (iv) The Lessee shall designate, by written notice to the
Port Authority given not later than five (5) days after the Lessee's execution of this Lease, a duly authorized representative of the Lessee (the "Lessee
Environmental Representative") who shall be responsible for the Lessee's compliance with the Long Island Well Permit and the JFK SPDES Permit. The Lessee
shall install any and all pretreatment items requested by DEC, the General
Manager of the Airport, any approved Tenant Construction or Alteration
Application and/or indicated by water quality sampling results. All effluent must be processed through settling tanks to reduce Total Suspended Solids to achieve the JFK SPDES Permit limits.

                    (v) Upon written notice to the Lessee by the Port Authority which may be given at any time upon any indication of non-compliance or potential non-compliance by the Lessee with the Long Island Well Permit or the
JFK SPDES Permit, the Lessee shall immediately retain, at its own expense, under contract a qualified environmental consultant, independent of the Lessee's construction contractor, which qualified environmental consultant shall be subject to the approval of the Port Authority and which qualified environmental consultant shall provide liaison with the Port Authority and shall have the obligation to submit any and all reports, and any other requested information, directly to the Port Authority and to oversee installation of the dewatering wells by a licensed driller, and to monitor contractor compliance with all dewatering operations. The aforesaid Lessee Environmental Representative and/or the qualified environmental consultant of the Lessee shall promptly notify the
Port Authority's Resident Engineer of the progress of scheduled activities, including initiation of dewatering activities and shall provide weekly updates
(by facsimile) on the activities at each Redevelopment Work Site, including the status of dewatering activities (e.g. volumes removed, condition of waters).
Anything to the contrary in the foregoing notwithstanding, the said environmental consultant shall at all times be a contractor of the Lessee. The
Port Authority shall not be responsible for any act or omission or fault or neglect of the said environmental consultant nor shall the Port Authority have any liabilities or obligations of any kind to said environmental consultant or any responsibility for any payments due or alleged to be due thereto.

                    (vi) In addition to and without limiting paragraph
(g)(25)(viii) below or any other term or provision of this Lease, the Lessee shall be solely responsible for any

                                       49

and all fines, penalties, assessments, or levies assessed due to deviation from or violation of the Long Island Well Permit and the requirements and conditions thereof or due to deviation from or violation of the JFK SPDES Permit or of the
Lessee's authorization to discharge stormwater in the performance of the
Construction Work during construction or of any other permit, plan, authorization or permission mentioned herein. All design planning shall be in conformance with the requirements and conditions of the Long Island Well Permit, of the JFK SPDES Permit and applicable Environmental Requirements and of any other permit, plan, authorization or permission mentioned herein. The Lessee is responsible for complete compliance with the said Environmental Requirements.

                    (vii) In the event that the projected zone of influence of planned dewatering system is found to extend into any area outside of any
Redevelopment Work Site, the Lessee shall notify the Port Authority by submitting to the Port Authority's Resident Engineer the proposed dewatering design for review and approval. This proposed plan shall include the identification of potentially affected non-pile supported structures and pavements which may be impacted by drawdown effects during dewatering operations.

                    (viii) The Lessee agrees to assume all risks arising out of its performance of the Construction Work Dewatering and discharging of wastewater at any portion or area of the Redevelopment Work Site under the Long
Island Well Permit, the JFK SPDES Permit or of any other permit, plan, authorization or permission mentioned herein and, without limiting the generality of any other term or provision contained in this Agreement, the
Lessee shall indemnify, hold harmless and reimburse the Port Authority, its
Commissioners, officers, employees and representatives from and against (and shall reimburse the Port Authority for the Port Authority's costs and expenses including, without limitation, legal costs and expenses incurred in connection with the defense of) all claims and demands, penalties, fines, liabilities
(including, without limitation, strict liability), settlements, attorney and consultant fees, investigation and laboratory fees, cleanup and remediation costs, court costs and litigation expenses, damages, judgments, losses, costs and expenses, including, without limitation, claims for personal injury, including death, property damage and natural resources damage, of whatsoever kind or nature and whether known or unknown, contingent or otherwise, just or unjust, groundless or foreseeable or otherwise arising or alleged to arise out of, or any way related to the Lessee's performance of the Construction Work
Dewatering or any discharging at any portion of the Redevelopment Work Site or the Airport or the use of the Long Island Well Permit or the JFK SPDES Permit by
the Lessee or of any other permit, plan, authorization or permission mentioned herein. If so directed, the Lessee shall at its own expense defend any suit based upon the foregoing, and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its
Commissioners, officers, agents or employees, the governmental nature of the
Port Authority or the provisions of any statutes respecting suits against the
Port Authority.

                    (ix) The Lessee must provide all information to the Port
Authority required to obtain DEC authorization for it to discharge under the
Long Island Well Permit. Without limiting the generality of the foregoing sentence, the Lessee shall submit to the Port Authority's Resident Engineer all information required by the Long Island Well Permit

                                       50

prior to the performance of any Construction Work Dewatering, including without limitation the information set forth in Special Condition No. 3 of the Long
Island Well Permit, at least 60 days prior to commencement of construction under each individual contract covering Construction Work Dewatering and discharge.

                    (x) Monthly volume logs, water quality results, visual
inspection logs and photographs required by the Special Conditions of the Long
Island Well Permit covering each Redevelopment Work Site and each contract for
Construction Work Dewatering are to be submitted by the Lessee to the
Supervisor, Permits and Government Approvals of the Port Authority's
Environmental Engineering Division by the 5th day of the month following the month in which the foregoing are recorded or obtained. The parameters to be analyzed and reported will be specified by the DEC pursuant to the Special
Conditions of the Long Island Well Permit.

                    (xi) The permission granted pursuant to this subparagraph
(25) for the Lessee to perform dewatering pursuant to the Long Island Well
Permit and discharging pursuant to the JFK SPDES Permit, as aforesaid, and any other related matter may be revoked by the Port Authority upon twenty-four (24)
hours' notice to the Lessee if the Lessee fails, within seven (7) days after receipt by the Lessee of notice of default from the Port Authority identifying the breach or breaches of this subparagraph (25), to cure any default of the terms and conditions of this subparagraph (25) so identified.

                    (xii) Not later than ten (10) days after completion by the
Lessee of dewatering activities and receipt of any approvals by a Governmental
Authority, the Lessee shall perform and complete a closure of all wells in conformance with DEC requirements. As part of the closure of these wells, the
Lessee and its contractor (s) shall notify both the Port Authority and the DEC of this action.

                    (xiii) Prior to the expiration of the Long Island Well
Permit, the Lessee shall, as part of General Construction Costs, obtain from the
DEC and maintain in effect its own permit for dewatering performed in connection with the Construction Work (the "Lessee's Dewatering Permit"). The Lessee shall comply with all the terms and conditions of the Lessee's Dewatering Permit and with any and all additional requirements of the DEC and notwithstanding anything in the Lessee's Dewatering Permit to the contrary, the use of the Lessee's
Dewatering Permit shall not violate or be the cause of the violation of any existing and future dewatering or SPDES permits at the Airport. In the event that the projected zone of influence of any planned dewatering system is found to extend into any area outside of the Premises or the Redevelopment Work Sites, the Lessee shall notify the Port Authority by submitting to the Residential
Engineer the proposed dewatering design for review and approval.

                    (xiv) The Lessee shall keep full documentation of all ground water volumes treated, sampled and discharged, including without limitation all documentation which the Port Authority is required to report to the DEC pursuant to the Remedial Action Work Plan and shall provide all such documentation to the
Port Authority.

                                       51

                    (xv) The Lessee shall design and implement suitable
appropriate engineering practices and controls for all dewatering activities in the performance of the Construction Work to prevent contamination of the lower aquifer.

               (26) Without limiting the generality of any other term or
condition hereof, the performance of the Construction Work shall be in accordance with the MOA and the Redevelopment of Terminal 5/6 FONSI/ROD,
including without limitation FAA AC 150/5370-10A Standards for specifying construction of Airports" item P-156 and AC 150/5320-5B "Airport Drainage" and a storm water pollution prevention plan which includes best management practices.

               (27) The performance of the Construction Work shall be in
accordance with the Port Authority Tenant Construction Review Manual and the
Port Authority Aviation Department Tenant Alteration Procedures and Standards
Guide. In the event of any inconsistency between the terms of the Port Authority
Tenant Construction Review Manual or the Port Authority Aviation Department
Tenant Alteration Procedures and Standards Guide on one hand and the terms of this Lease on the other hand, the terms of this Lease shall prevail and control.

               (28) The Port Authority shall have no obligation to provide any parking facilities or area to any workers performing any of the Construction
Work and the Lessee shall not provide parking to any of the construction workers at the Redevelopment Work Sites or anywhere else at the Airport without the prior written approval of the General Manager of the Airport. Further, the
Lessee shall as part of General Construction Costs provide bus or van transportation for such workers between the Redevelopment Work Sites and the area or areas on or off the Airport, if any, where the Lessee has provided parking to such workers.

               (29) The transportation of materials and equipment on the Airport in connection with the performance of the Construction Work shall be conducted only at the times and on the routes as shall be designated therefor from time to time by the General Manager of the Airport. Further, access to the Public
Aircraft Facilities shall only be at such guard post or posts as shall be designated from time to time by the General Manager of the Airport.

               (30) In addition to all the other requirements set forth in this
Lease for the performance of the Construction Work, the Tank Removal Work shall be performed in accordance with and subject to the following additional terms and conditions.

                    (i) The Lessee shall schedule and coordinate the Tank
Removal Work with the Port Authority to insure that the Port Authority can monitor the performance thereof. The Lessee shall perform all soil and ground water sampling required by any Environmental Requirement, including without limitation the Remedial Action Work Plan, or the DEC in connection with the performance of the Tank Removal Work. No Tank Removal Work shall be commenced unless the Lessee shall have given the General Manager of the Airport at least
72 hours notice of the date that the Tank Removal Work shall begin and of the anticipated schedule for the performance of the Tank Removal Work. No Tank
Removal Work shall be performed during any period that an environmental representative from the Port

                                       52

Authority as designated by the General Manager of the Airport is not present at the Premises to oversee and monitor the performance of the work.

                    (ii) The parties recognize that the Tank Removal Work will require various submissions be made to the DEC including without limitation test results of soil and groundwater impacted by any underground tank and documentation and certifications relating to the tank and soil disposal. The
Lessee shall provide the Port Authority, its representatives, contractors and designees access to the Premises to perform such sampling of the ground water and soil in the tank excavation area as the Port Authority shall in its sole discretion determine is required. The Lessee shall remove and dispose of all contaminated soil which the

DEC requires be removed or remediated in connection with the closure of any tanks as shall be required by the Port Authority pursuant to a Port Authority
Requested Change Order.

                    (iii) No tank and related soil excavation area shall be
backfilled without the prior written approval of the Port Authority. If any area is backfilled, whether with or without the approval of the Port Authority, prior to the removal of all of the soil that has been contaminated as a result of a leak, spill or discharge from or in connection with a tank, no Redevelopment
Work shall be constructed over or on such area or in the vicinity thereof until the Lessee shall have received notice from the Port Authority that no further soil removal is required.

                    (iv) The Lessee shall provide and prepare such documentation and certifications as shall be required by the approved Tenant Construction or
Alteration Applications covering the Tank Removal Work, such as but not limited to, an underground storage tank closure assessment and closure report as stipulated under 40 CFR Part 280, Subpart G, Section 280, a certificate of disposal for each tank removed, a bill of lading or manifest for all soil disposed of and required documentation in connection with the cleaning of each tank that is removed from any Redevelopment Work Site and the Lessee's contracts covering the Tank Removal Work shall so provide.

                    (v) The Port Authority shall have no liability to the Lessee or any Tank Removal Work contractor for any delay in the performance of the
Construction Work resulting from or in connection with the Tank Removal Work, including without limitation, any delay resulting from soil and ground water testing to be performed by the Port Authority or any delay in back filling the excavation resulting from the tank and related soil removal or any delay in construction over or in the vicinity of a backfilled area as provided for in subparagraph (30)(ii) of this paragraph (g).

               (31) Prior to backfilling any excavations in which the
construction of utilities has been completed, the Lessee shall notify the
Resident Engineer that such excavations are ready to be backfilled. Such excavations shall not be backfilled until the Port Authority shall have documented and surveyed the line and grade of such utilities. Nothing in this paragraph (31) shall relieve the Lessee from its obligation to provide as built drawings in accordance with this Section of all completed construction.

               (32) In the performance of the Construction Work, the Lessee shall perform all soil handling in accordance with the Remedial Action Work Plan and the Soil

                                       53

Management Plan and shall promptly comply with, observe and execute all the terms and conditions of Section 3 of the Remedial Action Work Plan. In addition, the Construction Work shall be performed in compliance with all of the terms and conditions of the Remedial Action Work Plan.

               (33) As a part of the Construction Work the Lessee shall submit to the Port Authority for its approval prior to the commencement of the
Construction Work a soil management plan setting forth in detail how all handling, excavation, depositing, testing, screening, backfilling, removal, storage, transportation, disposal and other handling of soil in the performance of the Construction Work shall be managed and performed (such plan as approved by the Port Authority is hereinafter called the "Soil Management Plan").

               (34) Without limiting any of the other terms and conditions of this Lease, including without limitation paragraph (m) of Section 9 and paragraph (d)(1) of Section 56 hereof and in addition thereto, in the event that any Hazardous Substances are spilled, released, discharged, disposed on the
Airport in the performance of the Construction Work or on the Premises after the
Effective Date and which Hazardous Substances were not caused by the sole acts or omissions of the Port Authority, the Lessee shall immediately (i) notify the
Port Authority of such spill, release, discharge or disposal, (ii) excavate all soil containing any such Hazardous Substances, (iii) pump and treat all ground water containing such any Hazardous Substances, and (iv) delineate such spill, release, discharge or disposal to the satisfaction of the Port Authority. Such pumping and treatment shall continue until all such Hazardous Substances that have been so spilled, released, discharged or disposed of have been removed.
Further, the Lessee shall perform such sampling, testing and analysis as shall be necessary or required to fingerprint or otherwise identify such Hazardous
Substances from similar pre-existing Hazardous Substances. Additionally, no
Construction Work shall be or continued to be performed in the area of such spill, release, discharge or disposal until all such Hazardous Substances have been removed by the Lessee, except, however, in the event of contamination of the ground water by any petroleum hydrocarbons, construction can commence, continue or recommence, as the case may be, in the event that free phase petroleum hydrocarbons have a thickness of less than 0.01 foot and the Lessee shall have delineated such free phase to the satisfaction of the Port Authority, provided, further, that the remedial action work plan that has been approved by the DEC covering such spill, release, discharge or disposal shall permit such free phase petroleum hydrocarbons to remain in the ground water during construction and the Lessee shall subsequent to the completion of the
Construction Work and as soon as practicable pump and treat the remainder of such free phase petroleum hydrocarbons from the ground water and the Lessee shall have delineated such spill, release, discharge or disposal to the satisfaction of the Port Authority.

          (h) Provisional Approvals

               The Lessee may wish to commence construction of portions of the
Redevelopment Work prior to the approval by the Port Authority of its complete plans and specifications for the same as required in this Section and if the
Lessee does it shall submit a written request to the Port Authority setting forth the work it proposes to then do. The Port Authority shall have full and complete discretion as to whether or not to permit the Lessee to

                                       54

proceed with said work. Further, the Lessee may wish to commence construction of portions of the Temporary Facilities Work prior to the approval by the Port
Authority of its complete plans and specifications for the same as required in this Section and if the Lessee does it shall submit a written request to the
Port Authority setting forth the work it proposes to then do. The Port Authority shall have full and complete discretion as to whether or not to permit the
Lessee to proceed with said work. If the Port Authority has no objection to the
Lessee's proceeding with the work, it shall do so by writing a letter to the
Lessee to such effect. If the Lessee performs the work covered by said letter, it agrees all such work shall be performed subject to and in accordance with all of the provisions of the approval letter and subject to and in accordance with the following terms and conditions:

               (1) The performance by the Lessee of the work covered by any request as aforesaid will be at its sole risk. Until the complete plans and specifications for the Temporary Facilities Work have been approved by the Port
Authority or if the approval thereof calls for modifications or changes in the work undertaken by the Lessee under any approval granted by the Port Authority pursuant to this paragraph (h), the Lessee will, as directed by the Port
Authority, at its sole cost and expense, either restore the area affected to the condition prior to the commencement of any such work or make such modifications and changes in any such work as may be required by the Port Authority. Until the complete plans and specifications for the Redevelopment Work have been approved by the Port Authority or if the approval thereof calls for modifications or changes in the work undertaken by the Lessee under any approval granted by the
Port Authority pursuant to this paragraph (h), the Lessee will, as directed by the Port Authority, at its sole cost and expense either restore the area affected to the condition prior to the commencement of any such work or make such modifications and changes in any such work as may be required by the Port
Authority.

               (2) Nothing contained in any approval hereunder shall constitute a determination or indication by the Port Authority that the Lessee has complied with the applicable governmental laws, ordinances, enactments, resolutions, rules and orders, including but not limited to those of the City of New York, which may pertain to the work to be performed.

               (3) The approved work will be performed in accordance with and subject to the terms, conditions, indemnities and provisions of the Lease covering the Construction Work and with the terms, conditions, indemnities and provisions of any Tenant Construction or Alteration Application which the Port
Authority may request the Lessee to submit even though such Tenant Construction or Alteration Application may not have, at the time of the approval under this paragraph (h), been approved by the Port Authority.

               (4) No work under any such approval shall affect or limit the obligations of the Lessee under all prior approvals with respect to its construction of the Construction Work.

               (5) The Lessee shall comply with all requirements, stipulations and provisions as may be set forth in the letter of approval.

                                       55

               (6) In the event that the Lessee shall at any time during the construction of any portion of the Construction Work under the approval granted by the Port Authority pursuant to this paragraph (h) fail, in the opinion of the
General Manager of the Airport, to comply with all of the provisions of the
Lease with respect to such work, the Tenant Construction or Alteration
Application or the approval letter covering the same or be, in the opinion of the said General Manager of the Airport, in breach of any of the provisions of the Lease, the Tenant Construction or Alteration Application or the approval letter covering the same, the Port Authority shall have the right, acting through said General Manager of the Airport, to cause the Lessee to cease all or such part of the Construction Work as is being performed in violation of the
Lease, the Tenant Construction or Alteration Application or the approval letter.
Upon such written direction from the General Manager of the Airport the Lessee shall promptly cease construction of the portion of the Construction Work specified. The Lessee shall thereupon submit to the Port Authority for its written approval the Lessee's proposal for making modifications, corrections or changes in or to the Construction Work that has been or is to be performed so that the same will comply with the provisions of this Lease, the Tenant
Construction or Alteration Application and the approval letter covering the
Construction Work. The Lessee shall not commence construction of the portion of the Construction Work that has been halted until such written approval has been received.

               (7) It is hereby expressly understood and agreed that neither the
Resident Engineer nor the field engineer(s) mentioned in paragraph (i) below has any authority to approve any plans and specifications of the Lessee with respect to the Construction Work, to approve the construction by the Lessee of any portion of the Construction Work or to agree to any variation by the Lessee from compliance with the terms of the Lease, or the Tenant Construction or Alteration
Application or the approval letter with respect to the Construction Work.
Notwithstanding the foregoing, should the Resident Engineer or any field engineer give any directions or approvals with respect to the Lessee's performance of any portion of the Construction Work which are contrary to the provisions of the Lease, the Tenant Construction or Alteration Application or
the approval letter, said directions or approvals shall not affect the obligations of the Lessee as set forth herein nor release or relieve the Lessee from strict compliance therewith.

               (8) It is hereby further understood and agreed that the Port
Authority has no duty or obligation of any kind whatsoever to inspect or police the performance of the Construction Work by the Lessee and the rights granted to the Port Authority hereunder shall not create or be deemed to create such a duty or obligation. Accordingly, the fact that the General Manager of the Airport has not exercised the Port Authority's right to require the Lessee to cease its construction of all or any part of the Construction Work shall not be or be deemed to be an agreement or acknowledgment on the part of the Port Authority that the Lessee has in fact performed such portion of the Construction Work in accordance with the terms of the Lease, the Tenant Construction or Alteration
Application or the approval letter nor shall such fact be or be deemed to be a waiver by the Port Authority from the requirement of strict compliance by the
Lessee with the provisions of the Lease, the Tenant Construction or Alteration
Application and the approval letter with respect to such work.

                                       56

               (9) Without limiting the discretion of the Port Authority
hereunder, the Port Authority hereby specifically advises the Lessee that even if the Port Authority hereafter in the exercise of its discretion wishes to grant approvals under this paragraph (h), it may be unable to do so, so as to permit the Lessee to continue work without interruption following its completion of the work covered by any prior approval hereunder. The Lessee hereby acknowledges that if it commences work pursuant to this paragraph (h) it shall do so with full knowledge that there may not be continuity by it in the performance of its Construction Work under the procedures of this paragraph (h).

               (10) No prior approval of any work in connection with the
Construction Work shall create or be deemed to create any obligation on the part of the Port Authority to permit subsequent work to be performed in connection therewith prior to the approval by the Port Authority of the Lessee's complete plans and specifications therefor. It is understood that no such prior approval shall release or relieve the Lessee from its obligation to submit complete plans and specifications for the Construction Work and to obtain the Port Authority's approval of the same as set forth in paragraph (f) hereof. It is further understood that in the event the Lessee elects not to continue to seek further approval letter(s) pursuant to this paragraph (h), the Port Authority shall have the right to suspend the obligations of the Lessee to restore the area with respect to the Construction Work and to make modifications and changes to the
Construction Work as set forth in subparagraph (1) of this paragraph (h) until the Port Authority shall have approved the complete plans and specifications for the Construction Work in accordance with paragraph (f) hereof.

          (i)  Commencement of Construction Work and Assignment of Port
               Authority Field Engineer

               The Lessee will give the General Manager of the Airport at least
72 hours advance notice prior to the commencement of construction. The Port
Authority will assign to the Construction Work a full time field engineer or engineers during such time that any Construction Work is being performed pursuant to paragraph (h) hereof and may assign to the Construction Work a full time field engineer or engineers during any time that no Construction Work is being performed pursuant to paragraph (h) hereof. The Lessee shall pay to the
Port Authority for the services of said engineer or engineers an amount equal to the Cost of Port Authority Construction Inspection. The Lessee shall pay for the
Cost of Port Authority Construction Inspection by having such amount deducted from the amount of the Port Authority Payments made to the Lessee by the Port
Authority pursuant to Section 87 hereof and as provided for in such Section 87.
Nothing contained herein shall affect any of the provisions of paragraph (n)
hereof or the rights of the Port Authority thereunder.

          (j)  Additional Environmental Obligations

               (1) The Construction Work shall be constructed in such a manner that there will be at all times a minimum of air pollution, water pollution or any other type of pollution and a minimum of noise emanating from, arising out of or resulting from the operation, use or maintenance of the Premises by the
Lessee and from the operations of the Lessee under this Agreement. Accordingly, and in addition to all other obligations imposed on the Lessee

                                       57

under this Agreement and without diminishing, limiting, modifying or affecting any of the same, the Lessee shall be obligated to construct as part of the
Construction Work hereunder such structures, fences, equipment, devices and other facilities as may be necessary or appropriate to accomplish the foregoing and each of the foregoing shall be and become a part of the Construction Work hereunder.

               (2) Notwithstanding the provisions of subparagraph (1) of this paragraph (j) and in addition thereto, the Port Authority hereby reserves the right from time to time and at any time during the term of the Lease to require the Lessee, subsequent to the completion of the Construction Work to design and construct at its sole cost and expense on the Premises such further reasonable structures, fences, equipment, devices and other facilities as maybe necessary or appropriate to accomplish the objectives as set forth in the first sentence of subparagraph (1) of this paragraph (j). All locations, the manner, type and method of construction and the size of any of the foregoing shall be determined by the Port Authority. The Lessee shall submit for Port Authority approval its plans and specifications covering the required work and upon receiving such approval shall proceed diligently to construct the same. All other provisions of this Section with respect to the Construction Work shall apply and pertain with like effect to any work which the Lessee is obligated to perform pursuant to this paragraph (j) and upon completion of each portion of such work it shall be and become a part of the Premises.

          (k)  Title to Construction Work

               Title to all the Construction Work except for any Tanks shall pass to the City as the same or any part thereof is erected, constructed or installed. All of the Construction Work, except for the Terminal 5 AirTrain
Connector Work, any Tank and the work as set forth in paragraph (b)(2)(viii)(cc)
hereof, shall be and become a part of the Premises hereunder if located on the
Premises, it being understood that all personal property for which the Lessee shall have received a Port Authority Payment for shall not be the personal property of the Lessee but instead shall be the property of the Port Authority.
The foregoing provisions of this paragraph (k) shall not affect the risks and obligations assumed by the Lessee hereunder nor release the Lessee from the performance of its rebuilding and restoration obligations set forth in this
Section 2.

          (l)  Minimization of Disruption of and Coordination with Other Airport
               Operations, Activities and Construction:

               (1) The Lessee acknowledges that the Port Authority as well as other users, lessees, tenants, airport patrons, contractors and invitees and others will be continuing their operations in the Central Terminal Area during the period of time the Lessee is performing the Construction Work hereunder and that this will involve among other things inconvenience, noise, dust, interference and disturbance to said operations and possibly other risks as well. The Lessee further acknowledges that the Construction Work hereunder will impact traffic flow and control on the roadways in the CTA as well as the terminal frontage roads in front of the Premises and in front of Terminal 6 and the use thereof by customers, patrons, invitees and employees. The Lessee hereby expressly assumes all of the foregoing risks. Without limiting the foregoing, the Lessee shall and expressly hereby agrees to perform, and to require each of its contractors and subcontractors to perform, the Construction Work and each portion thereof in

                                       58

such a manner so as to minimize the impact and any disruption resulting therefrom on said operations and on traffic control and traffic flow in the CTA and on the operation and use of the AirTrain. The Lessee shall, without limiting any other term or provision hereof, communicate and cooperate (and require each of its contractors to communicate and cooperate) with the Port Authority and with each of the users, lessees, tenants, airport patrons, invitees, contractors and others in all aspects of the Construction Work, and the Lessee shall coordinate and work in harmony with all said Persons, including without limitation the users, occupants and operators of the Premises, Building No. 60, the AirTrain, Terminal 4, Terminal 6, and Terminal 7 and Port Authority
contractors. The Lessee shall also communicate and cooperate (and require each of its contractors to communicate and cooperate) with all ground transportation operators and providers including all taxi, limousine and bus operators and the
AirTrain operator throughout the entire period of time of the performance of the
Construction Work. The Lessee shall include in each of its contracts and subcontracts covering the Construction Work or any portion thereof the foregoing requirements for minimization of disruption and for contractor cooperation, communication and coordination.

               (2) The Lessee acknowledges that the Construction Work may impact on the fuel distribution system at the Airport as well as other utilities on or adjoining the Airport and that the Construction Work may disrupt or interfere with or interrupt the operation and performance of such utilities. The Lessee hereby expressly assumes all of the risks from such disruption, interference and interruption. Without limiting the foregoing, the Lessee shall and expressly hereby agrees to perform, and to require each of its contractors and subcontractors to perform, the Construction Work and each portion thereof in such a manner so as to minimize the disruption, interference and interruption resulting therefrom on said utilities. The Lessee shall, without limiting any other term or provision hereof, determine which utilities may be affected by the performance of the Construction Work and communicate and cooperate (and require each of its contractors to communicate and cooperate) with the Port Authority and with each of the users of such utilities in all aspects of the Construction
Work, and the Lessee shall coordinate and work in harmony with all said Persons.
The Lessee shall include in each of its contracts and subcontracts covering the
Construction Work or any portion thereof the foregoing requirements for minimization of disruption, interference and interruption and for contractor cooperation, communication and coordination.

               (3) Without limiting any other term or provision hereof, the
Lessee shall complete the design and perform the Construction Work in a manner consistent with roadway, frontage and utility improvements of the Port Authority at the Airport and with the operation of the AirTrain.

               (4) Temporary Construction Program: In order to ensure
appropriate levels of service to the users, occupants, and Airport patrons and others using the Airport during the performance of the Construction Work, the
Lessee, not less than sixty (60) days prior to the commencement of any portion of the Construction Work and the implementation of each construction stage, shall prepare and submit to the Port Authority for its prior approval a temporary construction program (including, but not limited to, drawings, sketches, schedules and narrative descriptions) which sets forth plans for the continuing provision of all patron services and landside operations at or adjacent to the Redevelopment Work Site. Without limiting any

                                       59

other term or provision hereof, any temporary construction is and shall be subject to paragraph (n) of this Section, including, but not limited to, certifications of the Lessee and the Lessee's licensed architect or engineer and the issuance of a certificate of completion therefor by the Port Authority.

          (m)  Utility Lines

               (1) The Port Authority shall have no responsibility for bringing to the Premises or the Redevelopment Work Site any utility service lines for the supply of cold water, or any other utility or service lines, except for the work described in the exhibit attached hereto, hereby made a part hereof and marked
"Exhibit 2.17" (which work is herein called the "5kV Electrical Power and
Sanitary Sewer Work"). If the Lessee determines that it will require that additional utility service lines be brought to the Redevelopment Work Site or that the capacity of one or more of the existing utility service lines serving the Redevelopment Work Sites be greater than the capacity which existed on the
Effective Date, except for the 5kV Electrical Power and Sanitary Sewer Work, the
Lessee shall submit to the Port Authority for the Port Authority's approval a
Tenant Construction or Alteration Application covering the work to provide the additional utility service line capacity to the Redevelopment Work Sites
(hereinafter called the "Off-Premises Utility Service Line Work") which work when and if approved by the Port Authority shall be performed by the Lessee at the Lessee's sole cost and expense except as set forth in Section (g)(12) and
Section 87 hereof, in accordance with all the terms and provisions of this
Section, provided, however, that the Off-Premises Utility Service Line Work shall not be or become a part of the Premises hereunder.

               (2) The Lessee understands that there may be communications and utility lines and conduits located on or under the Redevelopment Work Site which do not, and may not in the future, serve the Redevelopment Work Site and are located on or under the Redevelopment Work Site where the Construction Work is or is to be performed or for which currently or in the future the operation, maintenance, replacement, repair are or maybe affected by the Construction Work or the performance thereof. The Lessee agrees, if directed by the Port Authority so to do, to relocate and reinstall such communications and utility lines and conduits on the Redevelopment Work Site or off the Redevelopment Work Site as
directed by the Port Authority and to restore all affected areas (such work being hereinafter collectively called the "Relocation Work"). The Lessee shall perform the Relocation Work subject to and in accordance with all the terms and provisions of this Section and the Relocation Work shall be and become a part of the Redevelopment Work, it being understood, however, that the Relocation Work shall not be or become a part of the Premises hereunder.

               (3) In the event KIAC does not permit the Lessee to relocate or perform any other work in connection with the TDS (including without limitation the lateral mains and heat exchangers) constituting a portion of the
Redevelopment Work, such relocation and other work shall be performed by KIAC or
KIAC's contractors, as determined by KIAC. Such work, upon completion, will become a part of the TDS at the Airport and will become the property of the Port
Authority or of its designee and will not be a part of the Premises.

          (n)  Completion of the Construction Work:

                                       60

               (1) When the Temporary Facilities Work is substantially completed and ready for use, the Lessee shall advise the Port Authority to such effect and shall deliver to the Port Authority a certificate signed by an authorized officer of the Lessee and also signed by the Lessee's licensed architect or engineer certifying that the Temporary Facilities Work has been constructed in accordance with the approved plans and specifications and the provisions of the
Lease and in compliance with all applicable laws, ordinances and governmental rules, regulations and orders. Thereafter the Temporary Facilities Work will be inspected by the Port Authority and if the same has been completed as certified by the Lessee and the Lessee's licensed architect or engineer, as aforesaid, a certificate to such effect shall be delivered to the Lessee, subject to the condition that all risks thereafter with respect to the construction and installation of the same and any liability therefor for negligence or other reason shall be borne by the Lessee. The Lessee shall not use or permit the use of the Temporary Facilities Work for the purposes set forth in paragraph (d) of
Section 5 of the Lease until such certificate is received from the Port
Authority, and the Lessee shall not use or permit the use of the Temporary
Facilities Work or any portion thereof even if such certificate is received if the Port Authority states in any such certificate that the same cannot be used until other specified portions are completed.

               (2) (i) When all of the Passenger Terminal Work, the Landside
Civil Work, the Airside Civil Work, the MOA Curtain Wall Work, if any, and the
Terminal 5 AirTrain Connector Work (collectively the "Terminal Work") are substantially completed and ready for use, the Lessee shall advise the Port
Authority to such effect and shall deliver to the Port Authority a certificate signed by an authorized officer of the Lessee and also signed by the Lessee's licensed architect or engineer certifying that the Terminal Work has been constructed in accordance with the approved plans and specifications and the provisions of the Lease and in compliance with all applicable laws, ordinances and governmental rules, regulations and orders. Thereafter the Terminal Work will be inspected by the Port Authority and if the same has been completed as certified by the Lessee and the Lessee's licensed architect or engineer, as aforesaid, a certificate to such effect shall be delivered to the Lessee, subject to the condition that all risks thereafter with respect to the construction and installation of the same and any liability therefor for negligence or other reason shall be borne by the Lessee. The Lessee shall not use or permit the use of the Terminal Work for the purposes set forth in the
Lease until such certificate is received from the Port Authority, and the Lessee shall not use or permit the use of the Terminal Work or any portion thereof even if such certificate is received if the Port Authority states in any such certificate that the same cannot be used until other specified portions are completed. The term "Terminal Work Completion Date" for the purposes of the
Lease shall mean the date appearing on the certificate issued by the Port
Authority pursuant to this subparagraph (2)(i) of this paragraph (n) after the substantial completion of the Terminal Work.

                    (ii) In addition to and without affecting the obligations of the Lessee under the preceding paragraph (n)(2)(i) of this Section when an integral and material portion of the Terminal Work is substantially completed or is properly usable the Lessee may advise the Port Authority to such effect and may deliver to the Port Authority a certificate signed by an authorized officer of the Lessee and also signed by the Lessee's licensed architect or engineer certifying that such portion of the Terminal Work has been constructed in accordance

                                       61

with the approved plans and specifications and the provisions of the Lease and in compliance with all applicable laws, ordinances and governmental rules, regulations and orders, and specifying that such portion of the Terminal Work can be properly used even though the Terminal Work has not been completed and that the Lessee desires such use. The Port Authority may in its sole discretion deliver a certificate to the Lessee with respect to each such portion of the
Terminal Work permitting the Lessee to use such portion thereof for the purposes set forth in the Lease. In such event the Lessee may use such portion subject to the condition that all risks thereafter with respect to the construction and installation of the same and any liability therefor for negligence or other reason shall be borne by the Lessee, and subject to the risks as set forth in paragraph (h) hereof in the event that the Port Authority shall not have then approved the complete plans and specifications for the Terminal Work. Moreover, at any time prior to the issuance of the certificate required in subparagraph
(2)(i) of this paragraph (n) for the Terminal Work, the Lessee shall promptly upon receipt of a written notice from the Port Authority cease its use of such portion of the Terminal Work which it had been using pursuant to permission granted in this paragraph (n)(2)(ii).

               (3) (i) When the Parking Garage Work is substantially completed and ready for use, the Lessee shall advise the Port Authority to such effect and shall deliver to the Port Authority a certificate signed by an authorized officer of the Lessee and also signed by the Lessee's licensed architect or engineer certifying that the Parking Garage Work has been constructed in accordance with the approved plans and specifications and the provisions of the
Lease and in compliance with all applicable laws, ordinances and governmental rules, regulations and orders. Thereafter the Parking Garage Work will be inspected by the Port Authority and if the same has been completed as certified by the Lessee and the Lessee's licensed architect or engineer, as aforesaid, a certificate to such effect shall be delivered to the Lessee, subject to the condition that all risks thereafter with respect to the construction and installation of the same and any liability therefor for negligence or other reason shall be borne by the Lessee. The Lessee shall not use or permit the use of the Parking Garage Work for the purposes set forth in the Lease until such certificate is received from the Port Authority, and the Lessee shall not use or permit the use of the Parking Garage Work or any portion thereof even if such certificate is received if the Port Authority states in any such certificate that the same cannot be used until other specified portions are completed. The term "Parking Garage Work Completion Date" for the purposes of the Lease shall mean the date appearing on the certificate issued by the Port Authority pursuant to this paragraph (n)(3)(i) of this Section after the substantial completion of the Parking Garage Work.

                    (ii) In addition to and without affecting the obligations of the Lessee under the preceding paragraph (n)(3)(i), when an integral and material portion of the Parking Garage Work is substantially completed or is properly usable the Lessee may advise the Port Authority to such effect and may deliver to the Port Authority a certificate signed by an authorized officer of the Lessee and also signed by the Lessee's licensed architect or engineer certifying that such portion of the Parking Garage Work has been constructed in accordance with the approved plans and specifications and the provisions of the
Lease and in compliance with all applicable laws, ordinances and governmental rules, regulations and orders, and specifying that such portion of the Parking
Garage Work can be properly used even though the Parking Garage Work has not been completed and that the Lessee desires such use. The Port Authority may in

                                       62

its sole discretion deliver a certificate to the Lessee with respect to each such portion of the Parking Garage Work permitting the Lessee to use such portion thereof for the purposes set forth in the Lease. In such event the
Lessee may use such portion subject to the condition that all risks thereafter with respect to the construction and installation of the same and any liability therefor for negligence or other reason shall be borne by the Lessee, and subject to the risks as set forth in paragraph (h) hereof in the event that the
Port Authority shall not have then approved the complete plans and specifications for the Parking Garage Work. Moreover, at any time prior to the issuance of the certificate required in paragraph (n)(3)(i) of this Section for the Parking Garage Work, the Lessee shall promptly upon receipt of a written notice from the Port Authority cease its use of such portion of the Parking
Garage Work which it had been using pursuant to permission granted in this paragraph (n)(3)(ii).

               (4) The term "Completion Date" for the purposes of the Lease shall mean the later to occur of the Parking Garage Work Completion Date and the
Terminal Work Completion Work Date, provided, however, and if the Parking Garage
Work Completion Date and the Terminal Work Completion Work Date shall be the same date, then "Completion Date" shall mean such same date.

               (5) At the same time that the Lessee shall deliver any
certificate pursuant to paragraph (n)(3) of this Section covering all or any portion of the Parking Garage Work or the Terminal 5 AirTrain Connector Work the
Lessee shall deliver to the Port Authority all warranties, guarantees, manuals, maintenance contracts and spare parts for or associated with such Parking Garage
Work or Terminal 5 AirTrain Connector Work The Lessee shall have assigned all warranties, guarantees and maintenance contracts to the Port Authority in accordance with paragraph (q) of this Section. All Port Authority Service
Contracts and other maintenance contracts and warranties and guarantees related to such Parking Garage Work shall commence on the date of the first certificate of the Port Authority issued pursuant to paragraph (n)(3) of this Section covering that portion of the Parking Garage Work and all Port Authority Service
Contracts and other maintenance contracts and warranties and guarantees related to such Terminal Work shall commence on the date of the first certificate of the
Port Authority issued pursuant in paragraph (n)(3) of this Section covering that portion of the Terminal Work

          (o)  Fuel Line Work:

               (1) The following terms when used in this paragraph (o) shall have the respective meanings given below:

                    (i) "Abandoned Fuel Lines" shall mean any portion of the
System which is taken out of service as part of the Fuel Line Work and is abandoned in place or is abandoned and removed from the Airport as a part of the
Fuel Line Work.

                    (ii) "Acceptance Date" shall mean with respect to each
portion of the Distribution Portion Work, the date appearing on the certificate delivered to the Lessee by the Port Authority pursuant to subparagraph (3) of this paragraph (o) covering such portion of the Distribution Portion Work and shall mean with respect to each portion of the Satellite Portion

                                       63

Work, the date appearing on the certificate delivered to the Lessee by the Port
Authority pursuant to subparagraph (3) of this paragraph (o) covering such portion of the Satellite Portion Work.

                    (iii) "Airport Fueling Agreements" shall mean the General
Airport Agreement (also commonly known as the "Dewey Leases") and any other agreements covering aircraft fueling at the Airport which are contemplated by the Airport Fueling Agreements, it being understood and agreed that the term
"Airport Fueling Agreements" shall continue to include the General Airport
Agreement upon the expiration thereof as the same may continue to be operative, and shall also include the New Airport Fueling Agreements.

                    (iv) "Airline Terminal Portion" shall mean that portion of the System that is located on the Premises, including without limitation all of the Airline Terminal Portion of the Work and all of the Premises Distribution
Lines which are located on the Premises.

                    (v) "Airline Terminal Portion of the Work" shall mean all
portions of the Fuel Line Work performed and located on the Premises and the
Terminal 4 Parcel.

                    (vi) "Defect" shall have the meaning given such term in
subparagraph (2)(xi) of this paragraph.

                    (vii) "Distribution Portion Work" shall mean any of the Fuel
Line Work that is performed by the Lessee or on behalf of the Lessee to the
Distribution Portion of the System and such work is not performed on the
Premises or the Terminal 4 Parcel.

                    (viii) "Fuel Line Risks" shall mean any and all risks,
costs, expenses, damages, responsibilities and liabilities arising out of, in connection with or resulting from the Fuel Line Work, the New System Components, or the Abandoned Fuel Lines, including but not limited to, each Warranty, all
Defects, the failure to have, or the inclusion of (whether proper or improper), any maintenance, repair, replacement, operation or other costs or expenses incurred in connection with the Fuel Line Work, New System Components or the
Abandoned Lines included in the System Costs, or the failure or refusal of the
Users or any of them to pay any such costs or expenses, or the failure to obtain the agreement or approval of the Other Users for the Fuel Line Work, including without limitation the payment of the costs thereof and its design.

                    (ix) "Fuel Line Work" shall have the meaning set forth in
subparagraph (2) of this paragraph (o).

                    (x) "New Isolation Valve Pit" shall mean all of the new
associated pig indicator and receiver pits, isolation valves, and related appurtenances to be constructed, provided and installed by the Lessee in connection with the proposed location of the New Isolation Valve Pit as shown on
Exhibit 2.18, attached hereto, hereby made an part hereof and marked "Exhibit
2.18" (herein referred to as "Exhibit 2.18") with respect to Premises
Distribution Lines 402-1, 402-2, 402-3 as part of the Fuel Line Work.

                                       64

                    (xi) "New System Components" shall collectively mean all
improvements, facilities, structures, additions, installations and equipment installed or constructed as part of the Fuel Line Work.

                    (xii) "Other Users" shall mean all Users except for the
Lessee.

                    (xiii) "Permitted Modification" shall mean a modification, relocation, alteration, addition, replacement or capital improvement made to the
System by any Person, provided, however, that (i) the costs and expenses of such modification, relocation, alteration, addition, replacement or capital improvement are not includable or included in Systems Costs by reason that one or more persons have agreed to pay for such costs and expenses (which person may be one of the Users and if so such agreement to pay such costs and expenses has not been made by such person pursuant to the Airport Fueling Agreements) or was performed by or on behalf of the Port Authority and is not "An Additional
Facility Improvement" (as such term is defined in Section 4.021F of the General
Airport Agreement) and/or the Port Authority has not proposed to the Lessee or the other Basic Aircraft Operators (as such term is used in Section 12.14 of the
General Airport Agreement) that such modification, relocation, alteration, addition, replacement or capital improvement be made to the Distribution Portion of the System pursuant to Section 4.021 K of the General Airport Agreement and/or is any other work which is not included or includable in System Costs pursuant to the General Airport Agreement or the New Airport Fueling Agreements
and (ii) such modification, relocation, alteration, addition, replacement or capital improvement shall have been approved or performed by the Port Authority.

                    (xiv) "Premises Distribution Line" shall mean each of those distribution fuel lines identified as Line 402-1, Line 402-2, Line 402-3 on
Exhibit 2.18 as such Lines recommence at the dike wall of the Satellite Portion of the System and their related facilities and appurtenances.

                    (xv) "Re-designated Airline Terminal Portion of the System"
shall mean all portions of Premises Distribution Lines 402-1, 402-2, 402-3 existing prior to the commencement of the Fuel Line Work and which are located on the Premises and the Terminal 4 Parcel.

                    (xvi) "Redesignation Date" shall mean with respect to each
Premises Distribution Line the date that the Lessee shall first commence any of the Fuel Line Work with respect to such Premises Distribution Line.

                    (xvii) "Satellite Portion Work" shall mean that portion of the Fuel Line Work, if any, that is performed at the Satellite Portion of the
System.

                    (xviii) "System" shall have the meaning given such term in
Section 4.021A of the General Airport Agreement.

                                       65

                    (xix) "System Costs" shall mean all costs and expenses
incurred in connection with the System, including without limitation capital, operation, maintenance and repair costs and expenses, paid or to be paid for collectively by the Users pursuant to the Airport Fueling Agreements (including without limitation Sections 4.02 and 4.021 of the General Airport Agreement and
the New Airport Fueling Agreements).

                    (xx) "System License" shall mean the Major Petroleum
Facility License issued by the New York State Department of Environmental
Conservation bearing license number 2-2380.

                    (xxi) "System Operator" shall mean Allied New York Services,
Inc., the Port Authority's independent contractor presently operating the
System, or any other Person who shall operate, repair or maintain the System pursuant to the General Airport Agreement.

                    (xxii) "Users" shall mean any Persons who use the System or are obligated (whether by agreement or otherwise) to pay any System Costs.

                    (xxiii) "Warranty" shall have the meaning given such term in subparagraph (2) (xi) of this paragraph (o).

               (2) As part of the Lessee's Redevelopment Work, the Lessee has advised the Port Authority that it desires to relocate, remove, replace and abandon portions of the Distribution Portion of the System located on the
Premises as well as make certain replacements and modifications to the Satellite
Portion of the System and other portions of the Distribution Portion of the
System as shall be required, necessary or desirable for such relocation, removal, replacement and abandonment (any work performed on the System and any replacements and abandonment of the System to be performed by the Lessee as part of the Construction Work as the same may be approved by the Port Authority being herein referred to as the "Fuel Line Work", it being understood that the maintenance, operation and repair of the Satellite Portion of the System shall not be part of the Fuel Line Work). In addition to all the other terms and conditions of this Lease, all Fuel Line Work performed by the Lessee shall be performed subject to and in accordance the following additional terms and conditions:

                    (i) None of the Fuel Line Work shall become part of System
Costs. The Lessee further agrees that if any costs and expenses for the repair, operation, replacement, maintenance or use of the Distribution Portion Work, the
Satellite Portion Work for any reason whatsoever are not included or includable in, or not allowed to become a part of, System Costs, that the Lessee shall bear and pay for any and all such costs and expenses inclusive of the associated costs for the proper handling and disposing of removed fuel and the removed fuel lines which are taken out of the System and off the Airport by the Lessee as a
part of the Fuel Line Work.

                    (ii) The Fuel Line Work shall be performed in accordance
with all the terms and conditions of this Lease and of the General Airport
Agreement and the other Airport Fueling Agreements.

                                       66

                    (iii) In addition to and without limiting the obligations
set forth in paragraph (g) of this Section, any portion of the Fuel Line Work performed by the System Operator shall be performed by the System Operator on behalf of the Lessee. The Lessee shall assure that the costs and expenses of all
Fuel Line Work are separately allocated and billed to the Lessee by each of its contractors, including without limitation, by the System Operator, and in no event are any such costs and expenses to be allocated or billed as, or to become a part of, System Costs. Further, the Lessee shall communicate and cooperate
(and require each of its contractors to communicate and cooperate) with the
System Operator in all aspects of the Fuel Line Work and shall coordinate the performance of the Fuel Line Work with the System Operator. The Lessee shall include in each of its contracts and subcontracts covering the Fuel Line Work or any portion thereof the foregoing requirements for cooperation, communication, coordination, allocation and billing.

                    (iv) In addition to and without limiting the obligations set forth in paragraph (l) of this Section, the Lessee shall in the performance of the Fuel Line Work and in fulfillment of its obligations pursuant to subparagraph (xi) of this paragraph (o)(2) minimize to the greatest extent possible any disruption, interruption, delay or interference in the operation, performance, maintenance, repair or use of the System. To that end, prior to the
Lessee's commencement of the Fuel Line Work or any portion thereof, the Lessee shall submit to the Port Authority for the Port Authority's approval a plan to accomplish the foregoing and shall revise and update such plan as desirable or required throughout the performance of the Fuel Line Work. Such plan shall include without limitation the sequencing and scheduling of all shut downs of any portion of the System such as but not limited to the sequencing and scheduling of all work to tie-in any portion of the Fuel Line Work to the System and flushing and testing the Fuel Line Work, and that no section of the
Satellite Portion Work shall be taken or kept out of service during peak travel periods. Further, such plan shall include actions and procedures to be undertaken and followed in the event of any unscheduled or unexpected shut down or disruption of or interference with the operation or use of the of the System.
The Lessee understands and agrees that no approval of the Port Authority shall relieve or release the Lessee from its obligations under this paragraph (o). The
Port Authority shall have the right from time to time to require the Lessee to make changes to the plan and the Lessee shall comply therewith and with any and all such required changes.

                    (v) All Fuel Line Work shall comply in all respects with the
System License and all other Environmental Requirements and the Lessee shall take all actions to ensure such compliance. Further, if required or permitted by the DEC or any other applicable Governmental Authority, the Lessee shall register, license and/or permit the Airline Terminal Portion of the System in accordance with Environmental Requirements in the name of the Lessee as the owner thereof and in the name of the System Operator as the operator thereof.

                    (vi) Title to the Airline Terminal Portion of the Work shall remain in the Lessee as the same or any part thereof is erected, constructed or installed and upon such erection, construction or installation the same shall be and become a part of the Airline Terminal Portion of the System for the purposes of this Agreement and the Airport Fueling Agreements including without limitation the Lessee assuming all risks, costs, expenses,

                                       67

responsibilities and liabilities in connection therewith and the same shall be and become a Tank (as such term is defined in Section 61 hereof entitled
"Storage Tanks") and all the terms and conditions of Section 61 shall apply thereto.

                    (vii) Notwithstanding any terms or conditions in the Airport
Fueling Agreements to the contrary, effective as of the Redesignation Date with respect to each Premises Distribution Line, that portion of such Premises
Distribution Line constituting a portion of the Re-designated Airline Terminal
Portion of the System shall be and become for the purposes of this Agreement and of the Airport Fueling Agreements a part of the Airline Terminal Portion of the
System and a Tank and all the terms and conditions of Section 61 hereof shall apply thereto. Without limiting the generality of any other term or provision of this Agreement, from and after the Redesignation Date for such Re-designated
Airline Terminal Portion of the System shall no longer be or be deem to be a part of the Distribution Portion of the System and the Lessee shall take title to the same in its "as is" condition and shall release and relieve the Port
Authority and Other Users from and shall assume all risks, costs, expenses, responsibilities and liabilities in connection with such Re-designated Airline
Terminal Portion of the System.

                    (viii) Title to all the Distribution Portion Work and the
Satellite Portion Work shall pass to the City of New York as the same or any portion thereof is erected, constructed and installed and effective upon the
Acceptance Date of each portion of the Distribution Portion Work, such
Distribution Portion Work shall be and become for the purposes of this Agreement and of the Airport Fueling Agreements a part of the Distribution Portion of the
System and effective upon the Acceptance Date of each portion of the Satellite
Portion Work, such Satellite Portion Work shall be and become for the purposes of this Agreement and of the Airport Fueling Agreements a part of the Satellite
Portion of the System.

                    (ix) The Lessee shall take all actions to maintain and
protect all manufacturer, contractor and vendor warranties (express and implied)
of any New System Components.

                    (x) The Lessee hereby agrees as the lessee hereunder, and as a User under the General Airport Agreement and, if as a party to any of the New
Airport Fueling Agreements, if it becomes such a party, that it shall not object to, challenge or make any claim or demand (including without limitation one for or concerning arbitration), whether under this Agreement or the Airport Fueling
Agreements or otherwise, with respect to, on account of or arising out of any
Permitted Modification, including without limitation, (aa) the failure of the
Port Authority to have entered into any written agreement with, or to have obtained consents or approvals from, one or more Users in connection with any
Permitted Modification or (bb) the inclusion or the failure to be included in the System Costs any maintenance, repair, replacement, operational or other costs and expenses with respect to a Permitted Modification.

                    (xi) Notwithstanding any other term or provision of this
Agreement or any review by the Port Authority of the plans and specifications for the Fuel Line Work or any comment of the Port Authority on or failure of the
Port Authority to comment on the design, performance or installation of the Fuel
Line Work, or any inspection or approval by the Port Authority or by the System
Operator of the Fuel Line Work, or any terms or conditions

                                       68

of any Port Authority approval covering the Fuel Line Work, or the existence of any patent or trade name, or any other facts or circumstances which could or could be construed to affect or relieve the Lessee from its obligations under this paragraph (o)(2)(xi), the Lessee unconditionally guarantees, warrants and represents to the Port Authority and the Other Users that:

                         (aa) the Fuel Line Work shall be performed in
accordance with and subject to all the terms and conditions of this Agreement and the General Airport Agreement as the same may be replaced by New Airport
Fueling Agreements,

                         (bb) the New System Components shall comply with all
industry standards and Environmental Requirements applicable thereto and shall at all times be fully fit to perform all the functions and purposes for which they were designed and as required by and set forth in the General Airport
Agreement as the same may be replaced by New Airport Fueling Agreements,

                         (cc) the New System Components and the System shall at
all times meet or exceed all aspects of the System as it existed prior to the commencement of the Fuel Line Work, including without limitation, in capacity, integrity, functional capability, efficiency and operation,

                         (dd) the Fuel Line Work shall not be included or
includable in System Costs,

                         (ee) the New System Components shall not increase the
costs and expenses to operate, maintain, repair or use the Distribution Portion of the System or the Satellite Portion of the System, or any portion thereof or increase the System Costs,

                         (ff) the New System Components shall at all times
throughout their expected useful life operate free from any defects, deficiencies or failures of any kind, including without limitation, any leaks or any defects, deficiencies or failures in design, workmanship, construction or materials,

                         (gg) neither the Fuel Line Work nor the New System
Components shall violate any Environmental Requirement or cause or result in any
Environmental Damages, and

                         (hh) the New System Components, including without
limitation, the cathodic protection system to be installed by the Lessee as part of the Airline Terminal Portion of the Work, shall be designed to be and shall be fully integrated into and compatible with the Distribution Portion and the
Satellite Portion of the System (each of the foregoing described in items (aa),
(bb), (cc), (dd), (ee), (ff), (gg) and (hh) of this paragraph (o)(2)(xi) and the warranties described in paragraph (g)(8) of this Section being herein called a
"Warranty").

                                       69

Upon the Lessee's receipt at any time and from time to time of notice from the
Port Authority or any Governmental Authority or other Person that a Warranty has been breached or not complied with or in the event the Lessee becomes aware of or receives any other notice (constructive or otherwise) of a breach of or noncompliance with a Warranty (any such breach or noncompliance being herein called a "Defect"), the Lessee shall in accordance with all the terms and conditions of this Agreement including without limitation Section 33 hereof and at its sole cost and expense, repair, modify or replace such Defect or do whatever else shall be required to correct such Defect, including without limitation, removing, relocating and replacing all or a part of the New System
Components and all necessary and required work to accomplish the foregoing and none of such costs and expenses shall be or become System Costs. The foregoing warranty, representation and guarantee shall not be a limitation on any expressed or implied warranty or guaranty otherwise available to the Port
Authority or the Other Users or any of them, under this Agreement, any of the contracts for the Fuel Line Work, law, equity or otherwise or a limitation on any other rights or remedies which the Port Authority and/or any Other Users may have in connection with the Fuel Line Work, the System or the New System
Components whether pursuant to the Airport Fueling Agreements, this Agreement, at law or equity, or otherwise.

                    (xii) Without limiting any other term or condition of this
Agreement and in addition to the terms and conditions set forth elsewhere in this Lease, the Lessee hereby relieves and releases the Port Authority and the
Other Users from and assumes all the Fuel Line Risks.

                    (xiii) (aa) Without limiting any other term or provision
     hereof and in addition thereto, the Lessee shall release, hold harmless and indemnify the Other Users and each of them and the Port Authority and its
     Commissioners, officers and employees and representatives from and against, including without limitation, reimbursing the Other Users and the Port
     Authority for their costs and expenses (including without limitation all legal costs and expenses including the costs and expenses of the Port
     Authority's own in-house legal staff), incurred in connection with the defense, settlement or satisfaction of all claims and demands, just or unjust, arising or alleged to arise out of the Fuel Line Work, the New
     System Components, the Abandoned Fuel Lines, the Fuel Line Risks, each
     Warranty, any Defects, or any breach by the Lessee of any term or provision of this paragraph (o), or any breach of the General Airport Agreement or of the New Airport Fueling Agreements with respect to this paragraph (o), including without limitation, for death, personal injury or property damage, whether pursuant to contract, permit, lease, law, equity or otherwise, whether direct or consequential, and whether they arise from the acts or omissions of the Lessee or of any contractors of the Lessee, or of the Port Authority or any contractor of the Port Authority or of third persons, or of the Other Users or any of them, or from acts of God or a public enemy or otherwise (including claims of the City of New York against the Port Authority pursuant to the provisions of the Basic Lease whereby the Port Authority has agreed to indemnify the City against claims), provided, however, that the Lessee shall not be required to indemnify the
     Port Authority pursuant to this paragraph (o)(2)(xiii) where indemnity would be precluded pursuant to provisions of any statute.

                                       70

                         (bb) If so directed, the Lessee shall at its own
     expense defend any suit based upon any such claim or demand (even if such suit, claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance written permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port
     Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority.

                    (xiv) The terms and conditions set forth in subparagraphs
(i), (vii), (viii), (ix), (xi), (xii) and (xiii) of this paragraph (o)(2) shall inure to the benefit of the Other Users.

                    (xv) No acceptance or approval of the Fuel Line Work by the
Port Authority in part or in whole whether as set forth in paragraphs (f) and
(n) of this Section or in subparagraph (3) of this paragraph (o) or otherwise, shall in part or in whole, release or relieve the Lessee from its obligations under this paragraph (o) or otherwise. Moreover, neither the enumeration in this paragraph (o) nor the enumeration elsewhere in this Agreement of particular risks assumed by the Lessee or of particular claims for which it is responsible shall be deemed (x) to limit the effect of the provisions of this paragraph (o)
or of any other Section of this Agreement relating to such risks or claims, (y)
to imply that the Lessee assumes or is responsible for risks or claims only of the type enumerated in this paragraph (o) or in any other portion of this
Agreement, or (z) to limit the risks which the Lessee would assume or the claims or demands for which it would be responsible in the absence of such enumeration.

               (3) In addition to and without affecting the obligations of the
Lessee pursuant to paragraph (n) of this Section, when an integral and material portion of the Distribution Portion Work and/or the Satellite Portion Work is
fully operational, has been successfully tested and properly flushed and is ready to be placed in service, the Lessee shall so advise the Port Authority and shall deliver to the Port Authority a certificate signed by an authorized officer of the Lessee and also signed by the Lessee's licensed architect or engineer certifying that such portion of the Fuel Line Work has been constructed, inspected and tested in accordance with approved plans and specifications, the provisions of the Lease and the General Airport Agreement and, if, there is in effect, the New Airport Fueling Agreements and in compliance with all applicable laws, ordinances and governmental rules, regulations and orders, including without limitation the System License, and specifying the portion of the Distribution Portion Work and/or the Satellite
Portion that has been so completed, inspected and tested. The Port Authority may in its sole discretion deliver a certificate to the Lessee with respect to such portion of the Distribution Portion Work and/or Satellite Portion Work stating that such portion may be placed in operation for the purposes set forth in the
General Airport Agreement and, if, there is in effect, the New Airport Fueling
Agreements and subject to and in accordance with all the terms and conditions of this Lease and the General Airport Agreement and, if, there is in effect, the
New Airport Fueling Agreements and subject to the risks set forth in paragraph
(h) hereof in the event that the Port Authority has not approved the plans and specifications for the Redevelopment Work.

                                       71

          (p)  Lessee's Ongoing Operations:

               The Lessee acknowledges that it may be conducting on that portion of the Premises shown in stipple, stippled cross hatching and stippled diagonal hatching on Exhibit 2.10 the operations permitted by Section 5 hereof and at
Terminal 6 the operations permitted under Lease AYD-265 made as of December 1,
2003 between the Port Authority and the Lessee ("Lease AYD-265"), during the period of time it is performing a portion of the Construction Work hereunder.
The Lessee further acknowledges that this may involve among other things inconvenience, noise, dust, interference and disturbance to the Lessee in its operations at the Premises and at Terminal 6 as well as to its customers, patrons, invitees and employees and possibly other risks as well. The Lessee hereby expressly assumes all of the foregoing risks and agrees that there will be no reduction or abatement of any of the rentals, fees or charges payable by the Lessee under this Lease, under Lease AYD-265 or otherwise on account of its performance of the Construction Work and that the performance of the
Construction Work shall not constitute an eviction or constructive eviction of the Lessee nor be grounds for any abatement of rentals, fees or charges payable by the Lessee under this Lease, under Lease AYD-265 or otherwise nor give rise to or be the basis of any claim or demand by the Lessee against the Port
Authority, its Commissioners, officers, employees or agents for damages, consequential or otherwise, under this Lease or otherwise.

          (q)  Assignment of Contracts and Plans and Specifications:

               (1) As part of the consideration in entering into this Agreement, the Lessee shall execute and deliver to the Port Authority for the Port
Authority's execution at the same time that the Port Authority shall execute this Agreement an agreement in the form attached hereto, hereby made a part hereof and marked "Exhibit 2.19" covering the assignment of the Redevelopment
Work Contracts and Documents to the Port Authority (such agreement as duly executed by the Port Authority and the Lessee, as the same may be amended, supplemented, or otherwise modified from time to time, is herein referred to as the "Assignment of Redevelopment Work Contracts and Documents"). The Lessee
hereby agrees that a breach or failure to perform or comply with any of the terms and conditions of the Assignment of Redevelopment Work Contracts and
Documents shall constitute a breach of this Lease thereby entitling the Port
Authority to immediately exercise any and all rights available to it as fully as if such breach, failure or non-compliance was a breach of this Lease, including without limitation, the right to terminate this Lease pursuant to Section 20 hereof.

               (2) The Lessee shall not enter into a Redevelopment Work Contract with a Redevelopment Work Contractor for the Parking Garage Work unless simultaneously with the Lessee's execution of such Redevelopment Work Contract the Redevelopment Work Contractor shall duly execute and deliver to the Port
Authority a consent and agreement in the form attached to the Assignment of
Redevelopment Work Contract and Documents attached thereto as "Exhibit A"
covering all warranties, guaranties and maintenance contracts, including without limitation any Port Authority Service Contract relating to the Parking Garage
Work and which is covered by such Redevelopment Work Contract.

          (r)  Lessee's Obligations for Costs and Delays:

                                       72

               (1) The Lessee shall be solely and fully responsible for all
Project Costs except for the Net Cost of Port Authority Requested Change Orders
without any payment or reimbursement or claim or right to payment or reimbursement from the Port Authority except as otherwise expressly provided in paragraph (g)(12) of this Section and in Section 87 hereof entitled "Port
Authority Payments For the Cost of the Redevelopment Work".

               (2) Except as set forth in paragraph (s) of this Section and as set forth in paragraph (a)(14) of Section 87 hereof, the Lessee shall be solely and fully responsible for all delays in connection with the Construction Work and all costs associated therewith (which costs shall be included as a Project
Cost), including without limitation all delays associated or in connection with the MOA, and the Port Authority shall not in any event have any liability or obligation to the Lessee or to any other person, party or entity, including without limitation any contractor or subcontractor (at any tier) of the Lessee, for any delay in the Construction Work or for any increase in the costs of the
Construction Work, or any portion thereof, or for any remedy or damages, monetary or otherwise, at law or in equity, arising from, relating to or in any way in connection with any such delay (including stoppage) or increase in costs;
nor shall any such cause, delay, stoppage or increase in costs result in or entitle the Lessee to any abatement, reduction, diminution or suspension of any rental or other payment obligation hereunder.

               (3) The Lessee agrees that the Lessee's $80 Million Work shall be completed on or before the Tentative Final Certificate Date and shall not be paid for by the Port Authority pursuant to Section 87 hereof or otherwise.

          (s)  Parking Garage DEC Delays:

               (1) The following terms, when used in this Agreement, shall, unless the context shall require otherwise, have the respective meanings given below:

                    (i) "Parking Garage DEC Delay" shall mean that in the sole and reasonable opinion of the Chief Engineer of the Port Authority the Parking
Garage Completion Date shall have been actually and necessarily delayed beyond the later to occur of the Second Enplanement Rental Abatement End Date and the
Extended Second Enplanement Rental Abatement End Date, if any, directly and solely because of remediation required by the DEC of one or more Hazardous
Substances in the soil or ground water in, on or under the Parking Garage Site, provided, however, that there shall be no Parking Garage DEC Delay for any remediation of any Lessee Hazardous Substance.

                    (ii) "Parking Garage DEC Delay Costs" shall mean that
portion of the Cost of the Parking Garage Work that in the sole and reasonable opinion of the Chief Engineer of the Port Authority were incurred directly and solely because of a Parking Garage DEC Delay and would not have for any other reason but for the Parking Garage DEC Delay have been incurred.

               (2) If a Parking Garage DEC Delay shall have occurred, then, provided and subject to all of the following terms and conditions the Parking
Garage DEC Delay

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Costs shall not be included as a part of the Cost of the Lessee's Redevelopment
Work Elements and shall be and become a part of the Cost of the Port Authority
Redevelopment Work Elements and be paid to the Lessee by the Port Authority pursuant to Section 87 hereof as a part of the Cost of the Port Authority
Redevelopment Work Elements:

                    (i) No Parking Garage DEC Delay shall occur or be deemed to have occurred if such delay could have been avoided or mitigated by the exercise of all reasonable precautions, efforts and measures (including, without limitation, planning, scheduling and rescheduling and the cooperation and coordination called for under subparagraph (4) of this paragraph (s)), whether before or after the occurrence of the cause of delay; or was due in whole or in part due to the performance of the Construction Work, or portion thereof, any fault of the Lessee or any contractor or subcontractor (at any tier) of the
Lessee or for any other delay for which the Lessee or any contractor or subcontractor (at any tier) of the Lessee is entitled to an extension of time.
Further, no Parking Garage DEC Delay Costs shall be or be deemed to have incurred if such costs could have been avoided or mitigated by the exercise of all reasonable precautions, efforts and measures (including, without limitation, planning, scheduling and rescheduling and the cooperation and coordination called for under subparagraph (4) of this paragraph (s)), whether before or after the incurrence of any costs; or were due in whole or in part due to the performance of the Construction Work, or portion thereof, any fault of the
Lessee or any contractor or subcontractor (at any tier) of the Lessee or for any other costs for which the Lessee is entitled to be paid by any Person other than the Port Authority.

                    (ii) The Chief Engineer of the Port Authority may defer all or part of his or her decision on whether a Parking Garage DEC Delay has occurred or any Parking Garage DEC Delay Costs have been incurred and any such decision may be rescinded or shortened if it subsequently is found that the delay can be overcome or reduced or the costs be avoided or reduced by the exercise of reasonable precautions, efforts and measures (including, without limitation, the coordination and cooperation called for under subparagraph (4)
of this paragraph (s)).

               (3) (i) As a condition precedent to the occurrence of a Parking
Garage DEC Delay and the incurring of Parking Garage DEC Delay Costs, the Lessee shall give written notice to the Chief Engineer of the Port Authority promptly after the time when the Lessee knows of any cause which might result in a
Parking Garage DEC Delay or result in the incurring of any Parking Garage DEC
Delay Costs (including those causes which the Port Authority is responsible for or has knowledge of), specifically stating that a Parking Garage DEC Delay is or may be claimed or Parking Garage DEC Delay Costs have or may be incurred, identifying such cause and describing, as fully as practicable at the time, the nature and expected duration of the delay and its effect on the completion of the Parking Garage Work and the estimate of the Parking Garage DEC Delay Costs.
Since a possible Parking Garage DEC Delay and the possible incurring of Parking
Garage DEC Delay Costs may materially alter the scheduling, plans and other actions of the Port Authority, and since, with sufficient opportunity, the Port
Authority might, if it so elects, attempt to mitigate the effect of a Parking
Garage DEC Delay and the delay for which a Parking Garage DEC Delay might be claimed, and since merely oral notice may cause disputes as to the existence or substance thereof, the giving of written notice as above required shall be of the essence of the Lessee's rights and obligations under this

                                       74

paragraph (s) and failure of the Lessee to give written notice as above required shall be a waiver of the assumption of any Parking Garage DEC Delay Costs by the
Port Authority unless the ability of the Chief Engineer of the Port Authority to evaluate whether a Parking Garage DEC Delay has occurred or whether any Parking
Garage DEC Delay Costs have incurred, if any, has not been actually prejudiced by such failure.

                    (ii) It shall in all cases be presumed that no Parking
Garage DEC Delay has occurred and no Parking Garage DEC Delay Costs shall have been incurred unless the Lessee shall affirmatively demonstrate to the satisfaction of the Chief Engineer of the Port Authority that a Parking Garage
DEC Delay has occurred and Parking Garage DEC Delay Costs have been incurred. To this end, and in addition to and without limiting any other term or provision of this Agreement, the Lessee shall maintain adequate records supporting any claim for a Parking Garage DEC Delay and Parking Garage DEC Delay Costs, and in the
absence of such records, the foregoing presumption shall be deemed conclusive.

               (4) It is recognized that the Lessee may be performing the
Parking Garage Work, or portions thereof as the case may be, concurrently with the performance of remediation of the Parking Garage Site by the Port Authority or its designee that is required by the DEC (the "DEC Required Remediation". The
Port Authority and the Lessee agree to consult with each other, and to cause each of their respective contractors to cooperate, in the scheduling of the DEC
Required Remediation and to coordinate such scheduling with the scheduling of the performance of the Parking Garage Work, subject to the requirements of the
DEC, so as to provide minimum interference with the Lessee's scheduling of the
Parking Garage Work. Solely for purposes of the foregoing (and not for any right of review or approval by the Lessee) the Port Authority and the Lessee will provide to the other a copy of the remedial work plan or plans, including the scheduling, for any DEC Required Remediation as and when the same are available and at such time notify the other party of the estimated completion dates (if there are phased completion dates) and the estimated completion date of any DEC
Required Remediation.

          (t) The Port Authority shall make available to the Lessee, during the performance of the Redevelopment Work, at no additional rental to the Lessee, a material and staging area as shown on the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 2.20" (which exhibit is herein referred to
"Exhibit 2.20" and which area is herein referred to as the "Staging Area"). The location of the Staging Area may be changed and/or moved by the Port Authority at any time and from time to time on ninety (90) days' notice to the Lessee. The
Lessee shall have the exclusive use of the Staging Area in connection with the completion of all the Redevelopment Work until sixty (60) days after the
Completion Date (the "Staging Area Termination Date"). The Lessee shall be responsible for constructing any necessary improvements to the Staging Area including but not limited to utilities, fencing and lighting and the demolition and removal of same prior to the Staging Area Termination Date and for security and any other services at the Staging Area. The Staging Area and the use thereof by the Lessee for the purposes set forth above shall be subject to all of the appropriate terms and provisions of this Agreement including, but not limited to, indemnity and insurance.

                                       75

SECTION 3. TERM

          (a) The term of the letting under this Lease (the "Term") shall commence on the Lease Commencement Date and shall expire ("the "Expiration
Date"), on the earlier to occur of (x) the day preceding the thirty-fourth
(34th) anniversary of the Lease Commencement Date and (y) the thirtieth (30th)
anniversary of DBO, unless sooner terminated in accordance with the terms and provisions of the Lease, provided, however, in the event there is a Second
Enplanement Rental Abatement End Date and/or an Extended Second Enplanement
Rental Abatement End Date, then unless sooner terminated in accordance with the terms and provisions of the Lease, the Term shall expire on the earlier to occur of (x) the day preceding the thirty-fourth (34th) anniversary of the Lease
Commencement Date and (y) the thirtieth (30th) anniversary of the later to occur of the Second Enplanement Rental Abatement End Date and the Extended Second
Enplanement Rental Abatement End Date.

          (b) The Lessee shall have the right to terminate the letting under this Lease in its entirety, without cause, upon notice to the Port Authority given by the Lessee at any time during the twelve month period (and only during such twelve month period) commencing on the twenty-third (23rd) anniversary of the later to occur of the Third Additional Rental Commencement Date, the Second
Enplanement Rental Abatement End Date and the Extended Second Enplanement Rental
Abatement End Date, and ending on the day immediately preceding the twenty-fourth (24th) anniversary of the later to occur of the Third Additional
Rental Commencement Date, the Second Enplanement Rental Abatement End Date and
the Extended Second Enplanement Rental Abatement End Date, which termination shall become effective on (and only on) the day immediately preceding the twenty-fifth (25th) anniversary of the later to occur of the Third Additional
Rental Commencement Date, the Second Enplanement Rental Abatement End Date and
the Extended Second Enplanement Rental Abatement End Date, (the "Optional
Expiration Date"), provided, however, the letting shall not terminate on the
Optional Expiration Date if the Lessee shall be under notice of default as to which any applicable period to cure has passed, or under notice of termination, from the Port Authority, either on the date of its giving of such notice to the
Port Authority or on the Optional Expiration Date. Termination by the Lessee
under the provisions of this paragraph (b) shall have the same effect as if the
Optional Expiration Date were the date of expiration of the term of the letting under this Agreement.

SECTION 4. RENTAL

          I.   Definitions

               For the purposes of this Lease the following terms shall have the respective meanings given below:

               (a) "Adjustment Period" shall mean, as the context requires, the period commencing on January 1, 2006 and expiring on December 31, 2006 (the
"First Adjustment Period") and each of the succeeding twelve-month periods beginning on each January 1st thereafter occurring to and including the
Expiration Date, provided, however, in the event the Expiration Date is on other than the last day of a calendar year then in such event the last "Adjustment
Period" shall expire on the Expiration Date.

                                       76

               (b) "Annual Period" shall mean, as the context requires, the twelve-month period commencing with the Full Enplanement Rental Commencement
Date and each twelve-month period thereafter occurring, each such Annual Period to commence on the anniversary of the Full Enplanement Rental Commencement Date,
provided, however, that if the Full Enplanement Rental Commencement Date is other than the first day of a calendar month, the first Annual Period shall include the portion of the month in which the Full Enplanement Rental
Commencement Date occurs following such date plus the succeeding eleven calendar months and each such subsequent Annual Period shall commence on the anniversary of the first day of the first full calendar month in which the first anniversary of the Full Enplanement Rental Commencement Date occurs, provided, further, that the last Annual Period shall end on the Expiration Date.

               (c) "Base Enplanement Rental" shall mean for each Annual Period the Initial Base Enplanement Rental for such Annual Period, as the same may have been adjusted pursuant to the terms of Sections 42 and 43 hereof.

               (d) "CPI" or "Consumer Price Index" shall mean the Consumer Price
Index for all Urban Consumers, New York-Northern New Jersey, Long Island,
NY-NJ-CT (All Items, unadjusted 1982-84=100) published by the Bureau of Labor
Statistics of the United States Department of Labor.

               (e) "CPI Percentage Increase" shall mean the annual percentage increase, if any, in the CPI yielded by dividing the amount of the increase, if any, in the CPI for one Reference Month as compared to the CPI for the immediately preceding Reference Month, by the CPI for the earlier of the two
Reference Months; as determined by the Port Authority.

               (f) "DBO" and "Date of Beneficial Occupancy" shall each mean the date of the issuance of a certificate issued by the Port Authority pursuant to
Section 2(n)(2) covering the completion, or partial completion, of the Terminal
Work so that with the issuance of such certificate, 13 or more Gates and Gate
Related Premises at the New Passenger Terminal are sufficiently completed so as to allow the use and occupancy thereof.

               (g) "Enplanement" shall mean each aircraft passenger that departs by aircraft from the Premises, provided, however, Enplanements shall not include aircraft passengers that are employees of a Scheduled Aircraft Operator for whom the Lessee does not receive any monies or other revenue or that are employees of a wholly owned subsidiary of the Lessee for whom the Lessee does not receive any monies or other revenue.

               (h) "Enplanement Rental"shall mean in the singular each of, and
"Enplanement Rentals" shall collectively mean, the First Enplanement Rental and the Second Enplanement Rental.

               (i) "Fifth Ground Rental" shall mean the rental payable by the
Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (a)(5) of Subdivision II of this Section.

                                       77

               (j) "Fifth Variable Per Enplanement Rental Rate" shall mean with respect to each Annual Period, an amount equal to the product obtained by multiplying the Per Enplanement Rental Rate for such Annual Period, as the same may have been reduced and adjusted by the provisions of paragraph (b)(3) of
Subdivision II hereof, by Forty-eight Percent (48%).

               (k) "Final Payment Date" shall mean the date that the last Port
Authority Payment shall be made to the Lessee.

               (l) "First Additional Rental" shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (c)(1) of Subdivision II of this Section.

               (m) "First Enplanement Date" shall mean the date that the first
Enplanement shall occur from the New Passenger Terminal.

               (n) "First Enplanement Rental" shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (b)(1) of Subdivision II of this Section.

               (o) "First Ground Rental" shall mean the rental payable by the
Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (a)(1) of Subdivision II of this Section.

               (p) "First Temporary Enplanement Date" shall mean the date that the first Enplanement shall occur from the Temporary Facilities.

               (q) "First Variable Per Enplanement Rental Rate" shall mean with respect to each Annual Period, an amount equal to the product obtained by multiplying the Per Enplanement Rental Rate for such Annual Period, as the same may have been reduced and adjusted by the provisions of paragraph (b)(3) of
Subdivision II hereof, by Ninety-Five Percent (95%).

               (r) "Fourth Additional Rental" shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (c)(4) of Subdivision II of this Section.

               (s) "Fourth Ground Rental" shall mean the rental payable by the
Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (a)(4) of Subdivision II of this Section.

               (t) "Fourth Variable Per Enplanement Rental Rate" shall mean with respect to each Annual Period, an amount equal to the product obtained by multiplying the Per Enplanement Rental Rate for such Annual Period, as the same may have been reduced and

                                       78

adjusted by the provisions of paragraph (b)(3) of Subdivision II hereof, by
Sixty-Three Percent (63%).

               (u) "Full Enplanement Rental Commencement Date" shall mean the first to occur of (i) DBO and (ii) the fourth (4th) anniversary of the Lease
Commencement Date.

               (v) "Ground Rental Base Rate" shall mean for the period from the
Lease Commencement Date to December 31, 2005, both dates inclusive, an annual rate per square foot of ground area of $1.962534, which annual rate shall thereafter be increased as follows:

                    (1) The Ground Rental Base Rate of $1.962534 set forth above in this paragraph (v) shall be separately multiplied (A) by a percentage composed of 1/2 of the CPI Percentage Increase as calculated using the two immediately preceding Reference Months (i.e. October 2004 and October 2005)
     plus 100% and (B) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (A) and (B) shall be and become the Ground Rental Base Rate for the First Adjustment Period, as
     defined in paragraph (a) of this Subdivision I of this Section.

                    (2) The Port Authority shall ascertain the CPI for the first
     Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI
     Percentage Increase.

                    (3) Effective on January 1, 2007 and on the first day of
     each Adjustment Period thereafter, the Ground Rental Base Rate shall be further increased for each Adjustment Period as follows: the amount of the
     Ground Rental Base Rate set forth in paragraph (v)(1) above as the same may have been last adjusted under this paragraph (v)(3), shall be separately multiplied (A) by a percentage composed of 1/2 of the CPI Percentage
     Increase as calculated using the two immediately preceding Reference Months plus 100% and (B) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (A) and (B) shall be and become the Ground Rental Base Rate for the subject Adjustment Period.

               (w) "Guaranteed Annual Enplanements" shall mean the Initial Base
Guaranteed Annual Enplanements, for each Annual Period, as the same may have been adjusted pursuant to the terms of Sections 42 and 43 hereof.

               (x) "Initial Base Enplanement Rental" shall mean for each Annual
Period an amount equal to the product obtained by multiplying the Initial Base
Guaranteed Annual Enplanements for such Annual Period by the Per Enplanement
Rental Rate for such Annual Period as such Per Enplanement Rental Rate may have been reduced and adjusted by the provisions of paragraph (b)(3) of Subdivision
II hereof.

               (y) "Initial Base Guaranteed Annual Enplanements" shall mean for each Annual Period the following number of Enplanements:

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                    (1) For the first Annual Period, Five Million Eight Hundred
     Seventy-seven Thousand Three Hundred Seventy-six (5,877,376) Enplanements,
     and

                    (2) For the second Annual Period, Six Million Seven Hundred
     Eight Thousand Nine Hundred Ninety-two (6,708,992) Enplanements, and

                    (3) For the third Annual Period, Seven Million Five Hundred
     Forty Thousand Six Hundred Eight (7,540,608) Enplanements, and

                    (4) For the fourth Annual Period, Seven Million Six Hundred
     Seventy-one Thousand Four Hundred Twenty-four (7,671,424) Enplanements, and

                    (5) For each and every Annual Period after the fourth Annual
     Period, Seven Million Eight Hundred Two Thousand Two Hundred Forty
     (7,802,240) Enplanements.

               (z) "Initial Minimum Enplanement Rental" shall mean for each
Annual Period the amount set forth for such Annual Period in the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 4.1" under the column entitled "Initial Minimum Enplanement Rental".

               (aa) "Minimum Enplanement Rental" shall mean for each Annual
Period the Initial Minimum Enplanement Rental for such Annual Period, as the same may have been adjusted pursuant to the terms of Sections 42 and 43 hereof.

               (bb) "Monthly Period" shall mean, as the context requires, the period commencing on the First Enplanement Date and expiring at the end of the calendar month in which the First Enplanement Date shall occur and each calendar month thereafter occurring up to and including the day immediately preceding the later to occur of (x) the day preceding the Full Enplanement Rental Commencement
Date,(y) the Second Enplanement Rental Abatement End Date and (z) the Extended
Second Enplanement Rental Abatement End Date, it being understood that if the
Full Enplanement Rental Commencement Date, the Second Enplanement Rental
Abatement End Date and the Extended Second Enplanement Rental Abatement End Date
shall be other than the first day of a calendar month, then the last Monthly
Period shall not be a full calendar month.

               (cc) "Payment Date" shall mean with respect to each Port
Authority Payment, the date that such Port Authority Payment shall be made to the Lessee.

               (dd) "Per Enplanement Rental Rate" shall mean for each Annual
Period the amount set forth for such Annual Period in the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 4.2" (which exhibit is herein referred to as "Exhibit 4.2") under the column entitled "Per Enplanement
Rental Rate", as the same may have been reduced and adjusted pursuant to paragraph (b)(3) of Subdivision II of this Section.

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               (ee) "Post-DBO Additional Rental Commencement Date" shall mean the period commencing on the first day of the thirteenth (13th) calendar month following the earlier to occur of (i) the calendar month in which DBO shall have occurred and (ii) the calendar month in which the fifth (5th) anniversary of the
Lease Commencement Date shall have occurred.

               (ff) "Reference Month" shall mean the calendar month of October
2004 (the first Reference Month) and each succeeding calendar month of October thereafter occurring.

               (gg) "Second Additional Rental" shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (c)(2) of Subdivision II of this Section.

               (hh) "Second Enplanement Rental" shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (b)(2) of Subdivision II of this Section.

               (ii) "Second Ground Rental" shall mean the rental payable by the
Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (a)(2) of Subdivision II of this Section.

               (jj) "Second Variable Per Enplanement Rental Rate" shall mean with respect to each Annual Period, an amount equal to the product obtained by multiplying the Per Enplanement Rental Rate for such Annual Period, as the same may have been reduced and adjusted by the provisions of paragraph (b)(3) of
Subdivision II hereof, by Eighty-eight Percent (88%).

               (kk) " Temporary Facility Ground Rental" shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (a)(6) of Subdivision II of this Section.

               (ll) "Third Additional Rental" shall mean the rental payable by the Lessee to the Port Authority pursuant to and calculated in accordance with paragraph (c)(3) of Subdivision II of this Section.

               (mm) "Third Ground Rental" shall mean the rental payable by the
Lessee to the Port Authority pursuant to and calculated in accordance with the terms of paragraph (a)(3) of Subdivision II of this Section.

               (nn) "Third Variable Per Enplanement Rental Rate" shall mean for each Annual Period, an amount equal to the product obtained by multiplying the
Per Enplanement Rental Rate for such Annual Period, as the same may have been reduced and adjusted by the provisions of paragraph (b)(3) of Subdivision II hereof, by Seventy-eight Percent (78%).

               (oo) "Variable Enplanement Rental" shall mean for each Annual
Period, the sum of the following amounts:

                                       81

                    (1) The product obtained by multiplying the First Variable
     Per Enplanement Rental Rate by the number of Enplanements occurring during such Annual Period in excess of the Guaranteed Annual Enplanements for such
     Annual Period but not in excess of 500,000 Enplanements more than the
     Guaranteed Annual Enplanements for such Annual Period; and

                    (2) The product obtained by multiplying the Second Variable
     Per Enplanement Rental Rate by the number of Enplanements occurring during such Annual Period in excess of 500,000 Enplanements above the Guaranteed
     Annual Enplanements for such Annual Period but not in excess of 1,000,000
     Enplanements more than the Guaranteed Annual Enplanements for such Annual
     Period; and

                    (3) The product obtained by multiplying the Third Variable
     Per Enplanement Rental Rate by the number of Enplanements occurring during such Annual Period in excess of 1,000,000 Enplanements above the Guaranteed
     Annual Enplanements for such Annual Period but not in excess of 1,500,000
     Enplanements more than the Guaranteed Annual Enplanements for such Annual
     Period; and

                    (4) The product obtained by multiplying the Fourth Variable
     Per Enplanement Rental Rate by the number of Enplanements occurring during such Annual Period in excess of 1,500,000 Enplanements above the Guaranteed
     Annual Enplanements for such Annual Period but not in excess of 2,000,000
     Enplanements more than the Guaranteed Annual Enplanements for such Annual
     Period; and

                    (5) The product obtained by multiplying the Fifth Variable
     Per Enplanement Rental Rate by the number of Enplanements occurring during such Annual Period in excess of 2,000,000 Enplanements above the Guaranteed
     Annual Enplanements for such Annual Period.

     II.  Rentals:

          (a)  Ground Rentals:

               (1)  First Ground Rental:

                    For the period from and including the Lease Commencement
Date to and including the earliest to occur of (x) the day immediately preceding the fourth (4th) anniversary of the Lease Commencement Date, (y) the day immediately preceding DBO and (z) the day immediately preceding the First
Enplanement Date, the Lessee shall pay to the Port Authority a rental (the
"First Ground Rental") for the ground area shown in stipple, stippled diagonal hatching and stippled double parallel vertical hatching on Exhibit 1.1 in the amounts set forth below.

                         (i) The First Ground Rental shall be in the amount of
Three Million Three Hundred Fifty-nine Thousand Six Hundred Seventy-eight
Dollars and No

                                       82

Cents ($3,359,678.00) per annum for the period from the Lease Commencement Date to December 31, 2005, both dates inclusive, which First Ground Rental shall thereafter be adjusted on an annual basis as hereinafter set forth.

                         (ii) The Port Authority shall ascertain the CPI for the
first Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Percentage
Increase.

                         (iii) (aa) Effective on January 1, 2006 the First
Ground Rental in the amount of Three Million Three Hundred Fifty-nine Thousand
Six Hundred Seventy-eight Dollars and No Cents ($3,359,678.00) per annum as set forth in paragraph (a)(1)(i) above shall be increased as follows: the First
Ground Rental set forth in paragraph (a)(1)(i) above shall be separately multiplied (x) by a percentage composed of 1/2 of the CPI Percentage Increase as calculated using the two immediately preceding Reference Months (i.e. October
2004 and October 2005) plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y)
shall be and become the First Ground Rental in effect for the Adjustment Period commencing on January 1, 2006.

                              (bb) Effective on January 1, 2007 and on the first
     day of each Adjustment Period thereafter occurring up to and including the earliest to occur of (x) the day immediately preceding the fourth (4th)
     anniversary of the Lease Commencement Date, (y) the day immediately preceding DBO and (z) the day immediately preceding the First Enplanement
     Date, the First Ground Rental shall be further increased for each
     Adjustment Period as follows: the amount of the First Ground Rental set forth in paragraph (a)(1)(i) above as the same shall have been last adjusted under this paragraph (a)(1)(iii), shall be separately multiplied
     (x) by a percentage composed of 1/2 of the CPI Percentage Increase calculated using the two Reference Months immediately preceding the first day of the subject Adjustment Period plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the First Ground Rental in effect for the subject Adjustment Period.

               (2)  Second Ground Rental:

                    From and after the earliest to occur of (x) the fourth (4th)
anniversary of the Lease Commencement Date, (y) DBO and (z) the First
Enplanement Date (the "Second Ground Rental Commencement Date"), the Lessee
shall pay to the Port Authority an annual rental (the "Second Ground Rental")
for the ground area shown in stipple, stippled diagonal hatching and stippled double parallel vertical hatching on Exhibit 1.1 calculated, and in the amounts stated, as follows:

                    (i) The Port Authority shall determine the Second Ground
Rental in effect on the Second Ground Rental Commencement Date, which Second
Ground Rental shall be an annual amount equal to the product obtained from the following calculation:

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                         (aa) First, the number of square feet of land area in
     the Terminal 4 Parcel if the Terminal 4 Parcel is a part of the Premises on the Second Ground Rental Commencement Date, the number of square feet of land area in the Terminal 6 Parcel if the Terminal 6 Parcel is a part of the Premises on the Second Ground Rental Commencement Date and the number of square feet of land area in the remainder of the Premises all shall be calculated to the second decimal place; then

                         (bb) Second, the number of square feet of land area in
     the Terminal 4 Parcel if the Terminal 4 Parcel is a part of the Premises on the Second Ground Rental Commencement Date and the number of square feet of land area in the Terminal 6 Parcel if the Terminal 6 Parcel is a part of the Premises on the Second Ground Rental Commencement Date, each of the foregoing calculated to the second decimal place, shall be subtracted from the number of square feet of land area in the Premises; then

                         (cc) Third, the difference resulting from the
     subtraction performed in the foregoing clause (bb), if any, shall be multiplied by the Ground Rental Base Rate in effect during the Adjustment
     Period during which the Second Ground Rental Commencement Date shall occur.

The resulting product from the calculation in the foregoing clause (cc) shall be and become the Second Ground Rental payable for the period from the Second
Ground Rental Commencement Date to and including the December 31st of the calendar year in which the Second Ground Rental Commencement Date shall occur, which Second Ground Rental shall thereafter be adjusted on an annual basis as hereinafter set forth during the Term.

                    (ii) The Port Authority shall ascertain the CPI for the
first Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Percentage
Increase.

                    (iii) (aa) Effective on the first January 1st following the
     Second Ground Rental Commencement Date, the Second Ground Rental shall be increased as follows: the Second Ground Rental set forth in paragraph
     (a)(2)(i) above shall be separately multiplied (x) by a percentage composed of 1/2 of the CPI Percentage Increase as calculated using the two Reference
     Months immediately preceding such January 1st, plus 100% and (y) by 104%;
     and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Second Ground
     Rental in effect for the Adjustment Period commencing on the first January
     1st following the Second Ground Rental Commencement Date.

                         (bb) Effective on the second January 1st following the
     Second Ground Rental Commencement Date and on the first day of each
     Adjustment Period occurring during the remainder of the Term, the Second
     Ground Rental shall be further increased for each Adjustment Period as follows: the amount of the Second Ground Rental set forth in paragraph
     (a)(2)(i) above as the same shall have been last adjusted under this paragraph (a)(2)(iii), shall be separately multiplied (x) by a

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     percentage composed of 1/2 of the CPI Percentage Increase calculated using the two Reference Months immediately preceding the first day of the subject
     Adjustment Period plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and
     (y) shall be and become the Second Ground Rental in effect for the subject
     Adjustment Period.

               (3)  Third Ground Rental:

                    From and after the Terminal 6 Parcel Tender Date, the Lessee shall pay to the Port Authority an annual rental (the "Third Ground Rental") for the Terminal 6 Parcel in the amounts and as calculated as follows:

                    (i) The Port Authority shall determine the Third Ground
Rental in effect on the Terminal 6 Parcel Tender Date, which Third Ground Rental shall be an annual amount equal to the product obtained by multiplying the number of square feet of land area in the Terminal 6 Parcel on the Terminal 6
Parcel Tender Date, calculated to the second decimal place, by the Ground Rental
Base Rate in effect during the Adjustment Period during which the Terminal 6
Parcel Tender Date shall occur, and such product shall be and become the Third
Ground Rental payable for the period from the Terminal 6 Parcel Tender Date to and including the December 31st of the calendar year in which the Terminal 6
Parcel Tender Date shall occur, which Third Ground Rental shall thereafter be adjusted during the Term on an annual basis as hereinafter set forth.

                    (ii) The Port Authority shall ascertain the CPI for the
first Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Percentage
Increase.

                    (iii) (aa) Effective on the first January 1st following the
     Terminal 6 Parcel Tender Date, the Third Ground Rental shall be increased as follows: the Third Ground Rental set forth in paragraph (a)(3)(i) above shall be separately multiplied (x) by a percentage composed of 1/2 of the
     CPI Percentage Increase as calculated using the two Reference Months immediately preceding such January 1st, plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Third Ground Rental in effect for the Adjustment Period commencing on the first January 1st following the Terminal 6 Parcel Tender Date.

                         (bb) Effective on the second January 1st following the
     Terminal 6 Parcel Tender Date and on the first day of each Adjustment
     Period occurring during the remainder of the Term, the Third Ground Rental shall be further increased for each Adjustment Period as follows: the amount of the Third Ground Rental set forth in paragraph (a)(3)(i) above as the same shall have been last adjusted under this paragraph (a)(3)(iii), shall be separately multiplied (x) by a percentage composed of 1/2 of the
     CPI Percentage Increase calculated using the two Reference Months immediately preceding the first day of the subject Adjustment Period plus
     100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x)

                                       85

     and (y) shall be and become the Third Ground Rental in effect for the subject Adjustment Period.

               (4)  Fourth Ground Rental:

                    From and after the Terminal 4 Parcel Tender Date, the Lessee shall pay to the Port Authority an annual rental (the "Fourth Ground Rental")
for the Terminal 4 Parcel in the amounts and as calculated as follows:

                    (i) The Port Authority shall determine the Fourth Ground
Rental in effect on the Terminal 4 Parcel Tender Date, which Fourth Ground
Rental shall be an annual amount equal to the product obtained by multiplying the number of square feet of land area in the Terminal 4 Parcel on the Terminal
4 Parcel Tender Date, calculated to the second decimal place, by the Ground
Rental Base Rate in effect during the Adjustment Period during which the
Terminal 4 Parcel Tender Date shall occur, and such product shall be and become the Fourth Ground Rental payable for the period from the Terminal 4 Parcel
Tender Date to and including the December 31st of the calendar year in which the
Terminal 4 Parcel Tender Date shall occur, which Fourth Ground Rental shall thereafter be adjusted during the Term on an annual basis as hereinafter set forth.

                    (ii) The Port Authority shall ascertain the CPI for the
first Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Percentage
Increase.

                    (iii) (aa) Effective on the first January 1st following the
     Terminal 4 Parcel Tender Date, the Fourth Ground Rental shall be increased as follows: the Fourth Ground Rental set forth in paragraph (a)(4)(i) above shall be separately multiplied (x) by a percentage composed of 1/2 of the
     CPI Percentage Increase as calculated using the two Reference Months immediately preceding such January 1st, plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Fourth Ground Rental in effect for the Adjustment Period commencing on the first January 1st following the Terminal 4 Parcel Tender Date.

                         (bb) Effective on the second January 1st following the
     Terminal 4 Parcel Tender Date and on the first day of each Adjustment
     Period occurring during the remainder of the Term, the Fourth Ground Rental shall be further increased for each Adjustment Period as follows: the amount of the Fourth Ground Rental set forth in paragraph (a)(4)(i)above as the same shall have been last adjusted under this paragraph (a)(4)(iii), shall be separately multiplied (x) by a percentage composed of 1/2 of the
     CPI Percentage Increase calculated using the two Reference Months immediately preceding the first day of the subject Adjustment Period plus
     100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Fourth Ground Rental in effect for the subject Adjustment Period.

                                       86

               (5)  Fifth Ground Rental:

                    On the Lease Commencement Date and on the first day of each and every month thereafter occurring up to and including the day preceding the
Shell Completion Date, the Lessee shall pay to the Port Authority a monthly rental (the "Fifth Ground Rental"), which Fifth Ground Rental shall be in an amount calculated for each and every full or partial calendar month occurring during such period as follows in the following order:

                    (i) First, the annual Ground Rental Base Rate in effect for the month for which the calculation is being made shall be divided by the whole number 12, provided, however, in the event that that the Lease Commencement Date is not the first day of a calendar month, or in the event that the Fifth Ground
Rental shall end on a day other than the last day of a calendar month, then for the purpose of determining the quotient to be calculated pursuant to this subparagraph (i), the quotient obtained from the foregoing division for such month shall be prorated on a daily basis using the actual number of days in the said month that the Fifth Ground Rental is in effect; then;

                    (ii) Second, the quotient derived in subparagraph (i) above, as the same may have been prorated, shall be multiplied by the number fifty-six and three tenths (56.3); then

                    (iii) Third, the monthly installment of First Ground Rental payable for the month for which the calculation is being made shall be subtracted from the product obtained from the calculation made pursuant to paragraph (a)(5)(ii) of this Subdivision II; then

                    (iv) Fourth, the monthly installment of Temporary Facility
Ground Rental payable for the month for which the calculation is being made shall be subtracted from the difference obtained from the calculation made pursuant to paragraph (a)(5)(iii) of this Subdivision II, and the difference so obtained shall be the Fifth Ground Rental for such month.

               (6)  Temporary Facility Ground Rental:

                    From and including the First Temporary Enplanement Date to and including the day immediately preceding the Second Ground Rental
Commencement Date, the Lessee shall pay to the Port Authority an annual rental
(the "Temporary Facility Ground Rental") for the ground area shown in stipple and stippled cross hatching on Exhibit 2.10 in the amount equal to the Annual
Temporary Facility Ground Rental Amount. The "Annual Temporary Facility Ground
Rental Amount" shall mean the amounts determined and calculated as follows:

                    (i) The Annual Temporary Facility Ground Rental Amount shall be in the amount of One Million One Hundred Eleven Thousand Three Hundred
Forty-four Dollars and No Cents ($1,111,344.00) per annum for the period from and including the Lease Commencement Date to and including December 31, 2005, which Annual Temporary Facility Ground Rental Amount shall thereafter be adjusted on an annual basis as hereinafter set forth.

                                       87

                    (ii) The Port Authority shall ascertain the CPI for the
first Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Percentage
Increase.

                    (iii) (aa) Effective on January 1, 2006 the Annual Temporary
     Facility Ground Rental Amount shall be increased as follows: the Annual
     Temporary Facility Ground Rental Amount set forth in paragraph (a)(6)(i)
     above shall be increased as follows: the amount of the Annual Temporary
     Facility Ground Rental Amount set forth in paragraph (a)(6)(i), shall be multiplied (x) by a percentage composed of 1/2 of the CPI Percentage
     Increase as calculated using the two immediately preceding Reference Months plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Annual Temporary Facility Ground Rental amount for the
     Adjustment Period commencing on January 1, 2006.

                    (bb) Effective on January 1, 2007 and on each January 1st
     thereafter occurring up to and including the day preceding the Second
     Ground Rental Commencement Date, the Annual Temporary Facility Ground
     Rental Amount shall be further increased for each Adjustment Period as follows: the amount of the Annual Temporary Facility Ground Rental Amount set forth in paragraph (a)(6)(i) above as the same shall have been last adjusted under this paragraph (a)(6)(iii), shall be separately multiplied
     (x) by a percentage composed of 1/2 of the CPI Percentage Increase calculated using the two Reference Months immediately preceding the first day of the subject Adjustment Period plus 100% and (y) by 104%; and the greater of the amounts so obtained from the foregoing calculations set forth in clauses (x) and (y) shall be and become the Annual Temporary
     Facility Ground Rental Amount in effect for the subject Adjustment Period.

               (7)  Payment of Certain Ground Rentals:

                    (i) The First Ground Rental shall be payable by the Lessee in advance in equal monthly installments on the Lease Commencement Date and on the first day of each and every calendar month thereafter occurring up to and including the day immediately preceding the Second Ground Rental Commencement
Date; and the Second Ground Rental shall be payable by the Lessee in advance in equal monthly installments on the Second Ground Rental Commencement Date and on
the first day of each and every calendar month thereafter occurring during the balance of the Term; and the Third Ground Rental shall be payable by the Lessee in advance in equal monthly installments on the Terminal 6 Parcel Tender Date and on the first day of each and every calendar month thereafter occurring during the balance of the Term; and the Fourth Ground Rental shall be payable by the Lessee in advance in equal monthly installments on the Terminal 4 Parcel
Tender Date and on the first day of each and every calendar month thereafter occurring during the balance of the Term; and the Temporary Facility Ground
Rental shall by payable by the Lessee in advance in equal monthly installments on the First Temporary Enplanement Date and on the first day of each and every calendar month thereafter occurring up to and including the day preceding the
Second Ground Rental Commencement Date.

                                       88

                    (ii) If the First Ground Rental, the Second Ground Rental,
the Third Ground Rental, the Fourth Ground Rental or the Temporary Facility
Ground Rental shall be payable for less than a whole calendar year each monthly installment payable during such year shall be equal to one-twelfth (1/12th) of said rental and if any installment of such rental shall be payable for less than a full calendar month then the rental payment for the portion of the month for which such payment is due shall be the monthly installment prorated on a daily basis using the actual number of days in the said month.

               (b)  Enplanement Rentals:

                    (1)  First Enplanement Rental:

                         (i) For each and every Monthly Period the Lessee shall
pay a monthly enplanement rental (herein called the "First Enplanement Rental")
equal to the greater of (x) the product obtained by multiplying the amount of
Two Million Three Hundred Seventy-five Thousand Dollars and No Cents
($2,375,000.00) by a fraction the numerator of which shall be the maximum number of gates at the Premises utilized by the Lessee during any Monthly Period occurring from the First Enplanement Date through the end of the Monthly Period for which the calculation is being made and the denominator of which shall be twenty-four (24) (which product is herein referred to as "the "Minimum First
Enplanement Rental") and (y) the product obtained by multiplying the number of
Enplanements occurring at the Premises during such Monthly Period by $3.45
(which product is herein referred to as the "Activity Based First Enplanement
Rental"); and the greater of the Minimum First Enplanement Rental (as the same may be pro-rated pursuant to paragraph (b)(1)(iii) of this Subdivision II) and the Activity Based First Enplanement Rental shall be and become the amount of the First Enplanement Rental payable by the Lessee to the Port Authority for such Monthly Period.

                         (ii) The Lessee shall report the number of Enplanements
and shall pay the First Enplanement Rental as follows: on the 20th day of the first calendar month following the First Enplanement Date and on the 20th day of each and every calendar month thereafter including the calendar month following the end of the last Monthly Period, the Lessee shall render to the Port
Authority a notarized statement signed by a responsible fiscal officer of the
Lessee showing the total number of Enplanements for the preceding Monthly
Period, the total monthly aircraft departures along with the gate designation used for each such aircraft departure together with the total number of gates used by the Lessee at the Premises during the preceding Monthly Period and the maximum number of gates at the Premises utilized by the Lessee during any
Monthly Period occurring from the First Enplanement Date through the end of the preceding Monthly Period and specifying the Minimum First Enplanement Rental and the Activity Based First Enplanement Rental calculated for the previous Monthly
Period. The Lessee shall pay to the Port Authority an amount equal to the greater of the Minimum First Enplanement Rental and the Activity Based First
Enplanement Rental calculated for the preceding Monthly Period at the time of rendering such statement.

                         (iii) In the event that any Monthly Period is for less
than a calendar month, the Minimum First Enplanement Rental calculated for such
Monthly Period

                                       89

shall be the Minimum First Enplanement Rental calculated in accordance with paragraph (b)(1)(i) above multiplied by a fraction, the numerator of which shall be the number of days in such Monthly Period and the denominator of which shall be the full number of days of the calendar month during which such Monthly
Period occurred.

                         (iv) The computation of the First Enplanement Rental
for each Monthly Period, or a portion of a Monthly Period, shall be individual to such Monthly Period, or such portion of a Monthly Period, and without relation to any other Monthly Period, or any other portion of any Monthly
Period.

                    (2)  Second Enplanement Rental:

                         (i) Commencing on the Full Enplanement Rental
Commencement Date, the Lessee shall pay to the Port Authority a rental (the
"Second Enplanement Rental") for each Annual Period occurring during the Term in an amount equal to the greater of (x) the Minimum Enplanement Rental for such
Annual Period and (y) the sum of the Base Enplanement Rental for such Annual
Period and the Variable Enplanement Rental for such Annual Period. The Second
Enplanement Rental shall be paid as follows:

                              (aa) On the Full Enplanement Rental Commencement
     Date and on the first day of each and every calendar month thereafter occurring during the Annual Period in which the Full Enplanement Rental shall occur, the Lessee shall pay to the Port Authority a tentative Second
     Enplanement Rental in an amount equal to one twelfth (1/12) of the Minimum
     Enplanement Rental (without any pro-ration pursuant to paragraph (b)(2)(iv)
     of this Subdivision II) for such Annual Period.

                              (bb) On the first day of each and every calendar
     month of each Annual Period occurring after the Annual Period in which the
     Full Enplanement Rental Commencement Date shall have occurred, the Lessee shall pay to the Port Authority a tentative Second Enplanement Rental in an amount equal to one twelfth (1/12) of the greater of (x) the Minimum
     Enplanement Rental (without any pro-ration pursuant to paragraph (b)(2)(iv)
     of this Subdivision II) for such Annual Period) and (y) an amount equal to the sum of the Base Enplanement Rental (without any pro-ration pursuant to paragraph (b)(2)(iv) of this Subdivision II)) for the immediately preceding
     Annual Period and the Variable Enplanement Rental (without any pro-ration pursuant to paragraph (b)(2)(iv) of this Subdivision II) for such immediately preceding Annual Period.

                         (ii) On the first day of the second full calendar month
immediately following the last day of the first Annual Period, and on the first day of the second full calendar month immediately following the last day of each
Annual Period thereafter, the Lessee shall render to the Port Authority a notarized statement signed by a responsible fiscal officer of the Lessee showing the following:

                              (aa) the total number of Enplanements which
     occurred during the immediately preceding Annual Period,

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                              (bb) the Minimum Enplanement Rental for such
     Annual Period and if applicable the prorated amount thereof as calculated pursuant to paragraph (b)(2)(iv)(aa) of this Subdivision II,

                              (cc) the Base Enplanement Rental for such Annual
     Period and if applicable the prorated amount thereof as calculated pursuant to paragraph (b)(2)(iv)(bb) of this Subdivision II,

                              (dd) the Per Enplanement Rental Rate for such
     Annual Period,

                              (ee) the number of Guaranteed Annual Enplanements
     for such Annual Period and if applicable the prorated amount thereof as calculated pursuant to paragraph (b)(2)(iv)(cc) of this Subdivision II, and

                              (ff) the Variable Enplanement Rental for such
     Annual Period including each of the calculations provided for in paragraph
     (nn) of Subdivision I of this Section for such Annual Period.

                         At the time of rendering the statement required
pursuant to this paragraph (b)(2)(ii) if the Second Enplanement Rental for such
Annual Period for which the statement is being provided exceeds the total cumulative payments made by the Lessee to the Port Authority pursuant to paragraph (b)(2)(i) above for such Annual Period, the Lessee shall pay to the
Port Authority an amount equal to such excess and if the total cumulative payments made by the Lessee to the Port Authority pursuant to paragraph
(b)(2)(i) above for the Annual Period for which the statement is being provided exceeds the Second Enplanement Rental for such Annual Period, then the amount of such excess shall be credited against the Lessee's payment of future Second
Enplanement Rentals and for the last such statement required to be rendered after the expiration of the Term, then the Port Authority shall at its election credit such excess against amounts owed by the Lessee to the Port Authority or pay such excess to the Lessee.

                         (iii) The computation of the Second Enplanement Rental
for each Annual Period, or a portion of an Annual Period, shall be individual to such Annual Period, or such portion of an Annual Period, and without relation to any other Annual Period, or any other portion of any Annual Period.

                         (iv) For any Annual Period which contains less than 365
days, the following pro-rated amounts shall be used to calculate the amount of the Second Enplanement Rental due for such Annual Period:

                              (aa) The Minimum Enplanement Rental for such
     Annual Period shall be prorated by multiplying the Minimum Enplanement
     Rental for such Annual Period by a fraction, the numerator of which shall be the number of days in such Annual Period and the denominator of which shall be 365.

                                       91

                              (bb) The Base Enplanement Rental for such Annual
     Period shall be prorated by multiplying the Base Enplanement Rental for such Annual Period by a fraction, the numerator of which shall be the number of days in such Annual Period and the denominator of which shall be
     365.

                              (cc) The Guaranteed Annual Enplanements for such
     Annual Period shall be prorated by multiplying the Guaranteed Annual
     Enplanements for such Annual Period by a fraction, the numerator of which shall be the number of days in such Annual Period and the denominator of which shall be 365.

                         (v) Without affecting the terms and conditions of
Subdivision III of this Section and in addition thereto, in the event that DBO has not occurred on or before the fourth (4th) anniversary of the Lease
Commencement Date, then the Second Enplanement Rental shall be abated in full for the period from and including the fourth (4th) anniversary of the Lease
Commencement Date to and including the day preceding the earlier to occur of DBO and the fifth (5th) anniversary of the Lease Commencement Date (the earlier to occur of such date being herein referred to as the "Second Enplanement Rental
Abatement End Date"), provided, however, if DBO has not occurred by the fifth
(5th) anniversary of the Lease Commencement Date, the Lessee may request the
Director of the Aviation Department of the Port Authority (the "Director of
Aviation") that the abatement of the Second Enplanement Rental be extended to the earlier to occur of DBO and the last day of the sixty-sixth (66th) full calendar month occurring after the Lease Commencement Date, if the Lessee can prove to the reasonable satisfaction of the Director of Aviation that failure of
DBO to occur prior to the fifth (5th) anniversary of the Lease Commencement Date resulted solely from events or circumstances beyond the control of the Lessee.
Such request for extension of the abatement of the Second Enplanement Rental may be made by the Lessee to the Port Authority at least sixty (60) but not more than one hundred twenty (120) days prior to the fifth (5th) anniversary of the
Lease Commencement Date if the Lessee's Redevelopment Work Project Schedule
provides for DBO to occur after the fifth (5th) anniversary of the Lease
Commencement Date. Such request shall state in sufficient detail for the
Director of Aviation to reasonably determine that the failure of DBO to occur prior to the fifth (5th) anniversary of the Lease Commencement Date resulted solely from events or circumstances beyond the control of the Lessee. In the event that the Director of Aviation determines that failure of DBO to occur prior to the fifth (5th) anniversary of the Lease Commencement Date solely resulted from events or circumstances beyond the control of the Lessee and the
Lessee is in compliance with all of the terms, provisions, covenants and conditions of this Lease on its part to be kept, performed and observed, then the Director of Aviation shall notify the Lessee that the Second Enplanement
Rental will continue to be abated until the earlier to occur of DBO and the last day of the sixty-sixth (66th) full calendar month occurring after the Lease
Commencement Date, which day is herein referred to as the "Extended Second
Enplanement Rental Abatement End Date".

          (3)  Enplanement Rate Reduction:

               (i) The following terms as used herein shall have the respective meanings given below:

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                    (aa) "Associated Carrying Costs" shall mean with respect to each of the Cost of the Passenger Terminal Work, the Cost of the Airside
     Civil Work, the Cost of the Parking Garage Work, the Lessee's Shared
     Environmental Costs, the Cost of the Landside Civil Work, the Cost of the
     MOA Curtain Wall Work, the Cost of the Terminal 5 AirTrain Connector Work
     and the Cost of the Building No. 60 AirTrain Connector Work, an amount equal to the capitalized "Financial Expense" of the Port Authority attributed to each such cost, as such Financial Expense is computed and recorded by the Port Authority's accounting system.

                    (bb) "Cost of the $.01 Work" shall mean an amount equal to the sum of the Cost of the Passenger Terminal Work and Associated Carrying
     Costs, the Cost of the Airside Civil Work and Associated Carrying Costs,
     the Cost of the Parking Garage Work and Associated Carrying Costs and the
     Lessee's Shared Environmental Costs and Associated Carrying Costs.

                    (cc) "Cost of the $.008 Work" shall mean an amount equal to the sum of the Cost of the Landside Civil Work and Associated Carrying
     Costs and the Cost of the Terminal 5 AirTrain Connector Work and Associated
     Carrying Costs.

                    (dd) "$.01 Work Cost Savings Sub-total" shall mean the
     difference obtained by subtracting the Cost of the MOA Curtain Wall Work and Associated Carrying Costs from the difference obtained by subtracting the Cost of the $.01 Work from the amount of Five Hundred Fifty-eight
     Million Four Hundred Thousand Dollars and No Cents ($558,400,000.00).

                    (ee) "$.008 Work Cost Savings Sub-total" shall mean the
     difference obtained by subtracting the Cost of the Building No. 60 AirTrain
     Connector Work and Associated Carrying Costs in excess of Two Million Five
     Hundred Thousand Dollars and No Cents ($2,500,000.00) but not in excess of
     Seven Million Five Hundred Thousand Dollars and No Cents ($7,500,000.00),
     from the difference obtained by subtracting the Cost of the $.008 Work from the amount of Ninety-six Million Three Hundred Thousand Dollars and No
     Cents ($96,300,000.00).

                    (ff) "$.01 Work Cost Savings" shall mean the $.01 Work Cost
     Savings Sub-total, except if the $.008 Work Cost Savings Sub-total is a negative amount, the $.01 Work Cost Savings shall mean the sum of $.01 Work
     Cost Savings Sub-total and the $.008 Work Cost Savings Sub-total.

                    (gg) "$.008 Work Cost Savings" shall mean the $.008 Work
     Cost Savings Sub-total, except if the $.01 Work Cost Savings Sub-total is a negative amount, the $.008 Work Cost Savings shall mean the sum of $.008
     Work Cost Savings Sub-total and the $.01 Work Cost Savings Sub-total.

                                       93

               (ii) In the event there is either a $.01 Work Cost Savings or a
$.008 Work Cost Savings, or both, the Per Enplanement Rental Rates set forth in
Exhibit 4.2 shall be subject to reduction as follows:

                    (aa) The Per Enplanement Rental Rate of $3.45 set forth in
     Exhibit 4.2 for the first Annual Period shall be reduced by $.01 for each entire One Million Dollars and No Cents ($1,000,000.00) of $.01 Work Cost
     Savings.

                    (bb) In addition, the Per Enplanement Rental Rate of $3.45 for the first Annual Period, as the same may have been reduced pursuant to the operation of subparagraph (aa) above, shall be further reduced by $.008 for each entire One Million
     Dollars and No Cents ($1,000,000.00) of $.008 Work Cost Savings (which Per
     Enplanement Rental Rate as so adjusted pursuant to this paragraph (b)(3) is herein referred to as the "Adjusted Per Enplanement Rental Rate"), and such
     Adjusted Per Enplanement Rental Rate shall be and become the Per
     Enplanement Rental Rate for the First Annual Period, which Adjusted Per
     Enplanement Rental Rate for the First Annual Period shall thereafter be adjusted on an annual basis as hereinafter set forth.

                    (cc) If the Per Enplanement Rental Rate has been adjusted
     pursuant to the provisions of paragraphs (b)(3)(ii)(aa) and/or
     (b)(3)(ii)(bb) of this Subdivision II, then the Per Enplanement Rental
     Rates for the second Annual Period and for each and every Annual Period thereafter occurring shall not be the rates set forth in Exhibit 4.2 but instead shall the rates calculated and increased as follows: For the second
     Annual Period and for each Annual Period thereafter occurring to and including the fifteenth (15th) Annual Period, the Adjusted Per Enplanement
     Rental Rate, as the same shall have been increased for the immediately preceding Annual Period pursuant to this paragraph (b)(3)(ii), shall be further increased by multiplying the same by 102.5%, and the product so obtained shall be and become the Per Enplanement Rental Rate for the Annual
     Period for which the calculation is being made, and for the sixteenth
     (16th) Annual Period and for each Annual Period thereafter, the Adjusted
     Per Enplanement Rental Rate, as the same shall have been last increased pursuant to this paragraph (b)(3)(ii), shall be further increased by multiplying the same by 102%, and the product so obtained shall be and become the Per Enplanement Rental Rate for the Annual Period for which the calculation is being made.

               (iii) In the event that either or both of the $.008 Work Cost
Savings and the $.01 Work Cost Savings can not be determined on the Full
Enplanement Rental Commencement Date, the Lessee shall pay to the Port Authority the Second Enplanement Rental calculated on the basis of the Per Enplanement
Rental Rates set forth in Exhibit 4.2 without reduction as provided for in this paragraph (b)(3). Upon the earlier to occur of the Final Payment Date and when both of the $.008 Work Cost Savings and the $.01 Work Cost Savings have been determined, the Second Enplanement Rentals which have been paid by the Lessee to the Port Authority shall be recalculated based upon the $.008 Work Cost Savings and the $.01 Work Cost Savings and the amount of the difference between the
Second Enplanement Rentals which have been paid to the Port Authority and the amount of such recalculated Second Enplanement Rentals shall be credited against the Lessee's payment of future Second Enplanement Rentals

                                       94

except that for the last such statement required to be rendered after the expiration of the Term, the Port Authority shall at its election credit such excess against amounts owed by the Lessee to the Port Authority or pay such excess to the Lessee.

               (4)  No Partnership or Joint Venture:

                    Notwithstanding that the Enplanement Rentals hereunder are calculated based upon the number of Enplanements, no joint adventure or partnership relationship between the Lessee and the Port Authority is created by this Lease.

               (c)  Additional Rentals:

                    (1)  First Additional Rental:

                    On the Full Enplanement Rental Commencement Date and on the
first day of each calendar month thereafter occurring up to and including the first day of the 240th full calendar month occurring subsequent to the Full
Enplanement Rental Commencement Date if the Full Enplanement Rental Commencement
Date shall occur on the first day of a calendar month and, if the Full
Enplanement Rental Commencement Date shall not occur on the first day of a calendar month, then on the Full Enplanement Rental Commencement Date and on the
first day of each calendar month thereafter occurring up to and including the first day of the 239th full calendar month occurring subsequent to the Full
Enplanement Rental Commencement Date, the Lessee shall pay to the Port Authority a monthly rental (the "First Additional Rental") in the amount of Eight Thousand
Three Hundred Thirty-three Dollars and Thirty-Three Cents ($8,333.33), it being understood that the Lessee shall make a total of 240 payments of First
Additional Rental in a total amount of One Hundred Thousand Dollars and No Cents
($100,000.00) per year for twenty years.

               (2) Second Additional Rental:

                    If the Cost of the Lessee's $80 Million Work shall be less than Eighty Million Dollars and No Cents ($80,000,000.00) on the Tentative Final
Certificate Date, then on the Tentative Final Certificate Date the Lessee shall pay to the Port Authority a rental equal to the difference obtained by subtracting an amount equal to the Lessee's Cost of the Shell Work from the amount of Eighty Million Dollars and No Cents ($80,000,000.00), which difference is herein called the "Second Additional Rental".

               (3) Third Additional Rental:

                    (i) The following terms as used herein shall have the
respective meanings given below:

                         (aa) "Base Percentage" shall mean for each Project
     Contingency Payment a percentage equal to the sum derived by adding the percentage 2.5% to the percentage reported as the weekly index of the Bond
     Buyer Revenue Bond Index in the publication "The Bond Buyer" for the week in which the Payment Date for such Project Contingency Payment occurred.

                                       95

                         (bb) "Monthly Percentage" shall mean with respect to
     each Project Contingency Payment, an amount equal to the quotient derived by dividing the Base Percentage for such Project Contingency Payment by the whole number twelve (12).

                         (cc) "Post-DBO Accrued Amount" shall mean with respect
     to each Post-DBO Project Contingency Payment, the product obtained by multiplying such Post-DBO Project Contingency Payment by the amount derived from the following formula:

                                         n
                                    (1+j) - 1

     Where "j" equals the Monthly Percentage, "n" a power that equals the number of calendar months, both whole and partial, occurring from and including the last day of the month in which the Payment Date for such Post-DBO
     Project Contingency Payment shall have occurred up to and including the last day of the calendar month immediately preceding the Post-DBO
     Additional Rental Commencement Date, both dates inclusive, provided, however, if such Payment Date for such Post-DBO Project Contingency Payment shall not be the first day of a calendar month, then the number "1" shall be subtracted from "n" and a fraction, the numerator of which shall be the number of days from the Payment Date for such Post-DBO Project Contingency
     Payment and the last day of the calendar month in which such Payment Date occurred, both dates inclusive, and the denominator of which shall be the number of days in such calendar month, shall be added to "n".

                         (dd) "Post-DBO Base Factor" shall mean an amount
     derived as follows in the following order:

                              (A) First, the Post-DBO Accrued Amount for each
          Post-DBO Project Contingency Payment shall be added to the amount of such Post-DBO Project Contingency Payment (each such sum being herein referred to as a "Total Post-DBO Project Contingency Payment"); then

                              (B) Second, the Total Post-DBO Project Contingency
          Payment with respect to such Post-DBO Project Contingency Payment shall be multiplied by the Base Percentage for such Post-DBO Project
          Contingency Payment (each such product so obtained for each Total
          Post-DBO Project Contingency Payment being herein referred to as a
          "Post-DBO Base Factor Product"); then

                              (C) Third, all Post-DBO Base Factor Products shall
          be added together (the sum being so derived being herein referred to as the "Sum of the Post-DBO Base Factor Products"); then

                                       96

                              (D) Fourth, the Sum of the Post-DBO Base Factor
          Products shall be divided by the Total Post-DBO Amount; then

                              (E) Fifth, the quotient obtained from the
          calculation set forth in the foregoing subparagraph (D) of this definition shall then be divided by the whole number twelve (12), and the quotient so obtained shall be the "Post-DBO Base Factor".

                         (ee) "Post-DBO Project Contingency Payment" shall mean
     each Project Contingency Payment made by the Port Authority to the Lessee on or after the Third Additional Rental Commencement Date up to and
     including the day preceding the Post-DBO Additional Rental Commencement
     Date.

                         (ff) "Post-DBO Rental Factor" shall mean the factor
     derived in accordance herewith from time to time by application of the following formula:

                    i
              ------------ = Post-DBO Rental Factor
              1 -     1
                  --------
                         t
                  (1 + i)

     Where "i" equals the Post-DBO Base Factor, "t" a power that equals the number of whole calendar months occurring from and after the Post-DBO
     Additional Rental Commencement Date up to and including the twenty-fifth
     (25th) anniversary of the Third Additional Rental Commencement Date, "1" is
     the whole number one.

                         (gg) "Post-DBO Third Additional Rental Amount" shall
     mean an amount calculated on a monthly basis equal to the product obtained by multiplying the Post-DBO Rental Factor by the Total Post-DBO Amount.

                         (hh) "Pre-DBO Base Factor" shall mean the amount
     derived as follows in the following order:

                              (A) First, the Pre-DBO Payment Accrued Amount for
          each Pre-DBO Project Contingency Payment shall be added to the amount of such Pre-DBO Project Contingency Payment (each such sum being herein referred to as a "Total Pre-DBO Project Contingency Payment");
          then

                              (B) Second: the Total Pre-DBO Project Contingency
          Payment with respect to such Pre-DBO Project Contingency Payment shall be multiplied by the Base Percentage for such Pre-DBO Project
          Contingency Payment (each such product so obtained for each Total
          Pre-DBO

                                       97

          Project Contingency Payment being herein referred to as a "Pre-DBO
          Base Factor Product"); then

                              (C) Third, all Pre-DBO Base Factor Products shall
          be added together (the sum being so derived being herein referred to as the "Sum of the Pre-DBO Base Factor Products"); then

                              (D) Fourth, the sum of the Pre-DBO Base Factor
          Products shall be divided by the Total Pre-DBO Amount; then

                              (E) Fifth, the quotient obtained from the
          calculation made pursuant subparagraph (D) of this definition shall then be divided by the whole number twelve (12), and the quotient so obtained shall be the "Pre-DBO Base Factor".

                         (ii) "Pre-DBO Additional Rental Amount" shall mean an
     amount calculated on a monthly basis equal to the product obtained by multiplying the Pre-DBO Rental Factor by the Total Pre-DBO Amount.

                         (jj) "Pre-DBO Payment Accrued Amount" shall mean with
          respect to each Pre-DBO Project Contingency Payment, the product obtained by multiplying such Pre-DBO Project Contingency Payment by the amount derived from the following formula:

                                         n
                                    (1+j) - 1

     Where "j" equals the Monthly Percentage, "n" a power that equals the number of calendar months occurring from and including the last day of the month in which the Payment Date for such Pre-DBO Project Contingency Payment shall have occurred up to and including the last day of the calendar month immediately preceding the Third Additional Rental Commencement Date, both dates inclusive, provided, however, if such Payment Date for such Pre-DBO
     Project Contingency Payment shall not be the first day of a calendar month, then the number "1" shall be subtracted from "n" and a fraction, the numerator of which shall be the number of days from the Payment Date for such Pre-DBO Project Contingency Payment and the last day of the calendar month in which such Payment Date occurred, both dates inclusive, and the denominator of which shall be the number of days in such calendar month, shall be added to "n".

                         (kk) "Pre-DBO Project Contingency Payment" shall mean
     each Project Contingency Payment made by the Port Authority to the Lessee up to and including the day immediately preceding the Third Additional
     Rental Commencement Date.

                         (ll) "Pre-DBO Rental Factor" shall mean the factor or
     factors derived in accordance herewith from time to time by the application of the following formula:

                                       98

                    i
              ------------ = Pre-DBO Rental Factor
              1 -     1
                  --------
                         t
                  (1 + i)

     Where "i" equals the Pre-DBO Base Factor, "t" a power that equals 300, "1"
     is the whole number one.

                         (mm) "Third Additional Rental Commencement Date" shall
     be and mean the first to occur of (i) DBO if DBO is the first day of the month, and if not, then the first day of the calendar month immediately following DBO and (ii) the fourth anniversary of the Lease Commencement
     Date if the Lease Commencement Date is the first day of the month, and if not, then the first day of the calendar month immediately following the fourth anniversary of the Lease Commencement Date.

                         (nn) "Total Post-DBO Amount" shall mean the sum of (x)
     the total amount of all Post-DBO Project Contingency Payments and (y) the
     total amount of all Post-DBO Accrued Amounts calculated for all Post-DBO
     Project Contingency Payments.

                         (oo) "Total Pre-DBO Amount" shall mean the sum of (x)
     the total amount of all Pre-DBO Project Contingency Payments and (y) the
     total amount of all Pre-DBO Payment Accrued Amounts calculated for all
     Pre-DBO Project Contingency Payments.

                    (ii) (aa) For the period commencing on the Third Additional
     Rental Commencement Date up to and including the day immediately preceding the twenty-fifth anniversary of the Third Additional Rental Commencement
     Date, both dates inclusive, the Lessee shall pay to the Port Authority a monthly rental in an amount equal to the Pre-DBO Additional Rental Amount
     (which monthly rental is herein referred to as the "Pre-DBO Additional
     Rental"). The Pre-DBO Additional Rental shall be paid on the Third
     Additional Rental Commencement Date and on the first day of each and every calendar month thereafter occurring to and including the day immediately preceding the twenty-fifth (25th) anniversary of the Third Additional
     Rental Commencement Date.

                         (bb) For the period commencing the Post-DBO Additional
     Rental Commencement Date up to and including the day immediately preceding the twenty-fifth anniversary of the Third Additional Rental Commencement
     Date, both dates inclusive, the Lessee shall pay to the Port Authority a monthly rental in an amount equal to the Post-DBO Third Additional Rental
     Amount (which monthly rental is herein referred to as the "Post-DBO
     Additional Rental" and the Post-DBO Additional Rental and the Pre-DBO
     Additional Rental are herein collectively referred to as the "Third
     Additional Rental"). The Post-DBO Additional Rental shall be paid on the

                                       99

     Post-DBO Additional Rental Commencement Date and on the first day of each and every calendar month thereafter occurring to and including the day immediately preceding the twenty-fifth (25th) anniversary of the Third
     Additional Rental Commencement Date.

                    (iii) Audit Findings:

                         (aa) In the event that an adjustment is made by the
Port Authority with respect to any Pre-DBO Project Contingency Payment pursuant to paragraphs (f) or (g) of Section 87 hereof, then the amount of the Pre-DBO
Third Additional Rental Amount shall be recalculated based upon such adjustment.
In addition, there shall be credited against the Lessee's payment of future
Pre-DBO Additional Rentals an amount equal to the difference between the amount of the Pre-DBO Additional Rentals which the Lessee has paid to the Port
Authority and the amount of the Pre-DBO Additional Rentals as so recalculated.

                         (bb) In the event that an adjustment is made by the
Port Authority with respect to any Post-DBO Project Contingency Payment pursuant to paragraphs (f) or (g) of Section 87 hereof, then the amount of the Post-DBO
Third Additional Rental Amount shall be recalculated based upon such adjustment.
In addition, there shall be credited against the Lessee's payment of future
Post-DBO Additional Rentals an amount equal to the difference between the amount of the Post-DBO Additional Rentals which the Lessee has paid to the Port
Authority and the amount of the Post-DBO Additional Rentals as so recalculated.

               (4) Fourth Additional Rental:

                    (i) The following terms as used herein shall have the
respective meanings given below:

                         (aa) "Calculated Fourth Additional Rental Amount" shall
     mean the quotient obtained by performing the following calculations in the following order:

                              (A) First, the total monthly amounts of all Fifth
          Ground Rental payable from the Lease Commencement Date through the day preceding the Fourth Additional Rental Commencement Date shall be calculated; then

                              (B) Second, an amount equal to the sum obtained
          from the calculation made pursuant to subparagraph (A) of this definition shall be subtracted from the amount of Eighteen Million
          Five Hundred Thousand Dollars and No Cents ($18,500,000.00); then

                              (C) Third, the difference obtained from the
          calculation made pursuant to subparagraph (B) of this definition shall be divided by the whole number six (6), and the quotient so obtained shall be the "Calculated Fourth Additional Rental Amount".

                                      100

                         (bb) "Fourth Additional Rental Adjustment" shall mean
     an amount equal to the difference obtained by performing the following calculations in the following order:

                              (A) First, the Calculated Fourth Additional Rental
          Amount shall be multiplied by "t" where "t" equals the number of calendar months, both whole and partial, from the Fourth Additional
          Rental Commencement Date to the Shell Completion Date; then

                              (B) Second, the product obtained from the
          calculation made pursuant to subparagraph (A) of this definition shall be subtracted from the Fourth Pre-DBO Rental Factor, and the difference so obtained shall be the "Fourth Additional Rental
          Adjustment".

                         (cc) "Fourth Additional Rental Commencement Date" shall
     mean the earlier to occur of (x) February 1, 2008 and (y) the Shell
     Completion Date if the Shell Completion Date is on the first day of a calendar month and if the Shell Completion Date is not on the first day of a calendar month, then on the first day of the calendar month immediately following the calendar month in which the Shell Completion Date shall occur.

                         (dd) "Fourth Pre-DBO Rental Factor" shall mean the
     amount calculated by the application of the following formula:

              t+1
       (1 + j)    - (1 + j)
       -------------------- * CFAR = Fourth Pre-DBO Rental Factor
                 j

     Where "j" equals the "Fourth Additional Monthly Percentage" which shall mean the quotient derived by dividing the percentage equal to the sum derived by adding the percentage 2.5% to the percentage reported as the weekly index of the Bond Buyer Revenue Bond Index in the publication "The
     Bond Buyer" for the week ending immediately prior to the Fourth Additional
     Rental Commencement Date, by the whole number twelve (12), "t" equals the number of months, both whole and partial, from the Fourth Additional Rental
     Commencement Date to the Shell Completion Date, both dates inclusive, and
     "CFAR" equals the Calculated Fourth Additional Rental Amount.

                    (ii) The Lessee shall pay to the Port Authority a Fourth
Additional Rental. The Fourth Additional Rental shall be a monthly rental and shall be paid, and in an amount calculated, as follows:

                                      101

                         (aa) If the Shell Completion Date occurs on or before
     the Fourth Additional Rental Commencement Date, then the Lessee shall make six payments of Fourth Additional Rental commencing on the Fourth
     Additional Rental Commencement Date and on the first day of each and every calendar month for the first five months occurring thereafter, the Lessee shall pay to the Port Authority a Fourth Additional Rental in a monthly amount equal to the Calculated Fourth Additional Rental Amount.

                         (bb) If the Shell Completion Date has not occurred on
     or before the Fourth Additional Rental Commencement Date, commencing on the
     Shell Completion Date if the Shell Completion Date is on the first day of a calendar month and if the Shell Completion Date is not on the first day of a calendar month, then on the first day of the calendar month immediately following the calendar month in which the Shell Completion Date shall occur, and on the first day of each and every calendar month for the first five months occurring thereafter the Lessee shall pay to the Port Authority a Fourth Additional Rental in six monthly payments, each such payment to be in an amount equal to the quotient calculated as follows in the following order:

                              (A) First, the amount of Eighteen Million Five
          Hundred Thousand Dollars and No Cents ($18,500,000.00) and the amount of the Fourth Additional Rental Adjustment shall be added together;

                              (B) Second, an amount equal to the sum of all
          Fifth Ground Rental payments made from the Lease Commencement Date through the Shell Completion Date shall be subtracted from the amount obtained from the calculation made pursuant to paragraph
          (c)(4)(ii)(bb)(A) of this Subdivision II; and

                              (C) Third, the amount obtained from the
          calculation made pursuant to paragraph (c)(4)(ii)(bb)(B) of this
          Subdivision II shall be divided by the whole number six (6), and the quotient so obtained shall be the amount of the Fourth Additional
          Rental.

               (5) Fifth Additional Rental:

                    (i) The following terms as used herein shall have the
respective meanings given below:

                         (aa) "Fifth Accrued Amount" shall mean the product
     obtained by multiplying each Fifth Project Contingency Payment by the amount derived from the following formula:

                                         n
                                    (1+j) - 1

                                      102

     Where "j" equals the Monthly Percentage as defined in paragraph (c)(3) of this Subdivision II, "n" a power that equals the number of calendar months occurring from and including the last day of the month in which the Payment
     Date for such Fifth Project Contingency Payment shall have occurred up to and including the last day of the calendar month in which the Final Payment
     Date shall have occurred, both dates inclusive, provided, however, if such
     Payment Date for such Fifth Project Contingency Payment shall not be the first day of a calendar month, then the number "1" shall be subtracted from
     "n" and a fraction, the numerator of which shall be the number of days from the Payment Date for such Fifth Project Contingency Payment and the last day of the calendar month in which such Payment Date occurred, both dates inclusive, and the denominator of which shall be the number of days in such calendar month, shall be added to "n".

                         (bb) "Fifth Additional Rental Amount" shall mean an
     amount calculated on a monthly basis equal to the product obtained by multiplying the Fifth Rental Factor by the Total Fifth Amount.

                         (cc) "Fifth Base Factor" shall mean an amount derived
     as follows in the following order:

                              (A) First, the Fifth Accrued Amount for each Fifth
          Project Contingency Payment shall be added to the amount of such Fifth
          Project Contingency Payment (each such sum being herein referred to as a "Total Fifth Project Contingency Payment"), then

                              (B) Second, the Total Fifth Project Contingency
          Payment with respect to such Fifth Project Contingency Payment shall be multiplied by the Base Percentage (as defined in paragraph (c)(3)
          of this Subdivision II) for such Fifth Project Contingency Payment
          (each such product so obtained for each Total Fifth Project
          Contingency Payment being herein referred to as a "Fifth Base Factor
          Product"), then

                              (C) Third, all Fifth Base Factor Products shall be
          added together (the sum being so derived being herein referred to as the "Sum of the Fifth Base Factor Products"), then

                              (D) Fourth, the Sum of the Fifth Base Factor
          Products shall be divided by the Total Fifth Amount, then

                              (E) Fifth, the quotient obtained from the
          calculation performed pursuant to subparagraph (D) of this definition shall be divided by the whole number twelve (12), and the quotient so obtained shall be the "Fifth Base Factor".

                         (dd) "Fifth Project Contingency Payment" shall mean
     each Project Contingency Payment made by the Port Authority to the Lessee on and after

                                      103

     the Post-DBO Third Additional Rental Commencement Date up to and including the Final Payment Date.

                         (ee) "Fifth Rental Factor" shall mean the factor
     derived in accordance herewith from time to time by application of the following formula:

           i
     ------------ = Fifth Rental Factor
     1 -     1
         --------
                t
         (1 + i)

     Where "i" equals the Fifth Base Factor, "t" a power that equals the number of whole calendar months occurring from and after the Final Payment Date up to and including the twenty-fifth (25th) anniversary of the Third
     Additional Rental Commencement Date, "1" is the whole number one.

                         (ff) "Total Fifth Amount" shall mean the sum of (x) the
     total amount of all Fifth Project Contingency Payments and (y) the total amount of all Fifth Accrued Amounts as of Final Payment Date calculated for all Fifth Project Contingency Payments.

                    (ii) If the Port Authority has made one or more Fifth
Project Contingency Payments, then for the period commencing on the day after the Final Payment Date and, if the day after the Final Payment Date is not the first day of a calendar month, then on the first day of the first full calendar month occurring after the Final Payment Date up to and including the day immediately preceding the twenty-fifth anniversary of the Third Additional
Rental Commencement Date, both dates inclusive, the Lessee shall pay to the Port
Authority a monthly rental (the "Fifth Additional Rental") in an amount equal to the Fifth Additional Rental Amount.

                    (iii) Audit Findings:

                         In the event that an adjustment is made by the Port
Authority with respect to any Fifth Project Contingency Payment pursuant to paragraphs (f) or (g) of Section 87 hereof, then the Fifth Additional Rental
Amount shall be recalculated based upon such adjustment. In addition, there shall be credited against the Lessee's payment of future Fifth Additional
Rentals an amount equal to the difference between the amount of the Fifth
Additional Rentals which the Lessee has paid to the Port Authority and the amount of the Fifth Additional Rentals as so recalculated.

          (d) In the event that the Bond Buyer or its weekly Bond Buyer Revenue
Bond Index shall be discontinued, such other comparable substitute for such
Index shall be substituted as may be agreed to by the parties hereto. In the event of the failure of the parties to so agree, the Port Authority may select and use such index or indexes as it deems appropriate, provided,

                                      104

however, that the foregoing shall not preclude the Lessee from contesting the
Port Authority's selection.

     III. Abatement

          In the event that the Lessee shall at any time by the provisions of this Agreement expressly be entitled to abatement of the rentals for the
Premises, said abatement shall be computed as follows (it being understood that there shall be no abatement of such rentals under the Lease for any portion of the Premises or any portion of the term except as specifically provided in this
Subdivision III):

          (a) First Ground Rental Abatement:

               For each square foot of land in the Premises shown in stipple, stippled diagonal hatching and stippled double parallel vertical hatching on
Exhibit 1.1 the use of which is denied to the Lessee the First Ground Rental shall be abated as follows:

               (1) For the portion of the Term from the Lease Commencement Date through December 31, 2005, both dates inclusive, at the daily rate of $.0031872;
and

               (2) For the portion of the Term from January 1, 2006 to the day immediately preceding the Second Ground Rental Commencement Date, both dates, inclusive, at the daily rate of $.0031872 as appropriately adjusted to reflect any and all adjustments in the First Ground Rental pursuant to paragraph (a) of
Subdivision II of this Section.

          (b) Second Ground Rental Abatement:

               For each square foot of land in the Premises shown in stipple, stippled diagonal hatching and stippled double parallel vertical hatching on
Exhibit 1.1 the use of which is denied to the Lessee, the Second Ground Rental shall be abated as follows:

               (1) For the portion of the Term from the Second Ground Rental
Commencement Date, through the first December 31st occurring after the Second
Ground Rental Commencement Date, at the daily rate equal to the quotient obtained by dividing the Ground Rental Base Rate in effect during the Adjustment
Period during which the Second Ground Rental Commencement Date shall occur by
365 (the "Initial Second Ground Rental Abatement Rate"); and

               (2) For the portion of the Term from and after the first January
1st occurring after the Second Ground Rental Commencement Date, at the daily rate of the Initial Second Ground Rental Abatement Rate as appropriately adjusted to reflect any and all adjustments in the Second Ground Rental pursuant to paragraph (a)(2) of Subdivision II of this Section.

          (c) Third Ground Rental Abatement:

                                      105

               For each square foot of land in the Terminal 6 Parcel the use of which is denied to the Lessee, the Third Ground Rental shall be abated as follows:

               (1) For the portion of the Term from the Terminal 6 Parcel Tender
Date, through the first December 31st occurring after the Terminal 6 Parcel
Tender Date, at the daily rate equal to the quotient obtained by dividing the
Ground Rental Base Rate in effect during the Adjustment Period during which the
Terminal 6 Parcel Tender Date shall occur by 365 (the "Initial Third Ground
Rental Abatement Rate"); and

               (2) For the portion of the Term from and after the first January
1st occurring after the Terminal 6 Parcel Effective, at the daily rate of the
Initial Third Ground Rental Abatement Rate as appropriately adjusted to reflect any and all adjustments in the Third Ground Rentals pursuant to paragraph (a)(3)
of Subdivision II of this Section.

          (d) Fourth Ground Rental Abatement:

               For each square foot of land in the Premises in the Terminal 4
Parcel the use of which is denied to the Lessee, the Fourth Ground Rental shall be abated as follows:

               (1) For the portion of the Term from the Terminal 4 Parcel Tender
Date, through the first December 31st occurring after the Terminal 4 Parcel
Tender Date, at the daily rate equal to the quotient obtained by dividing the
Ground Rental Base Rate in effect during the Adjustment Period during which the
Terminal 4 Parcel Tender Date shall occur by 365 (the "Initial Fourth Ground
Rental Abatement Rate"); and

               (2) For the portion of the Term from and after the first January
1st occurring after the Terminal 4 Parcel Effective, at the daily rate of the
Initial Fourth Ground Rental Abatement Rate as appropriately adjusted to reflect any and all adjustments in the Fourth Ground Rentals pursuant to paragraph
(a)(4) of Subdivision II of this Section.

          (e) Temporary Facility Ground Rental Abatement:

               For each square foot of land as shown in stipple and in stippled crosshatching on Exhibit 2.10 the use of which is denied to the Lessee the
Temporary Facility Ground Rental shall be abated as follows:

               (1) For the portion of the Term from the First Temporary
Enplanement Date through December 31, 2005, both dates inclusive, at the daily rate of $.00537681; and

               (2) For the portion of the Term from January 1, 2006 to the day immediately preceding the Second Ground Rental Commencement Date, both dates, inclusive, at the daily rate of $.00537681 as appropriately adjusted to reflect any and all adjustments in the Temporary Facility Ground Rental pursuant to paragraph (a)(6) of Subdivision II of this Section.

          (f) Abatement of the Fifth Ground Rental, the First Enplanement
Rental, the Second Enplanement Rental, the First Additional Rental, the Second
Additional Rental, the

                                      106

Third Additional Rental, the Fourth Additional Rental and the Fifth Additional
Rental shall be made on an equitable basis giving effect to the amount, quality and character of the space the use of which is denied the Lessee as compared with the total amount of space in the Premises.

     VI. For the purposes of this Section, all of the interior space shall be measured and the same shall be ascertained by measuring between the interior plaster surfaces of the exterior building walls, and no deductions will be made therefrom for columns, pilasters, projections, partitions, toilets, vertical shafts, elevator shafts, stairs, fire towers, vents, pipe shafts, meter closets, flues, stacks, structures or facilities of any kind or anything else located therein.

SECTION 5. USE OF PREMISES

          (a) From and after DBO, the Lessee, in connection with its business of transportation by aircraft, may use the Premises for the following purposes and for activities reasonably required for such purposes and for such purposes and activities only:

               (1) For the reservation of space and the sale of tickets for transportation on aircraft operated by the Lessee.

               (2) For the reservation of space and the sale of tickets for transportation by other carriers but only as an incident to or in connection with transportation performed or to be performed by the Lessee or as an incident to or in connection with the cancellation of such transportation, or for the accommodation or convenience of the incoming or outbound passengers of the
Lessee at the Airport. The occasional reservation of space and the sale of tickets for transportation by other carriers shall not be deemed to be prohibited by this provision.

               (3) For the clearance, checking and rendering of service to passengers of the Lessee and for the furnishing of information service to such passengers and the general public.

               (4) For providing rooms or space for the special handling of or the furnishing of special services (but not an observation deck unless the
Lessee receives the prior written approval of the Port Authority) to any of its passengers, guests, or invitees, subject to the provisions of Sections 59, 60,
65 through 68 and 73 through 82 hereof.

               (5) For the handling of baggage of passengers of the Lessee including baggage and parcels such passengers decide to send as air cargo.

               (6) For the handling of unclaimed baggage and lost and found articles.

               (7) For the conduct of operations, traffic, communications, reservations and administrative and executive office functions and activities in connection with air transportation performed by the Lessee.

               (8) For the preparation, packaging and storage of food, beverages and commissary supplies to be consumed on aircraft operated by the Lessee.

                                      107

               (9) For the storage of repair parts, supplies and other personal property owned or leased by the Lessee and for the performance of minor repairs to personal property of the Lessee.

               (10) For the storage of such automotive fuel and lubricants as may be approved by the Port Authority.

               (11) For the operation of a cafeteria for over-the-counter sales to officers and employees of the Lessee or of any Subsidiary or Affiliate of the
Lessee and their families and to occasional business guests of such officers and employees (other than passengers of the Lessee), of food, beverages and other merchandise normally sold in such an establishment at no profit to the Lessee and either directly by the Lessee or through a Subsidiary thereof or by an independent contractor who has received a permit from the Port Authority so to
do.

               (12) For use as crew quarters to be used by personnel of the
Lessee during layovers between flights and for the establishment of lounges for employees of the Lessee.

               (13) For the loading and unloading of passengers, baggage, mail, air cargo and commissary supplies, provided that the use of the Premises for the unloading and loading of passengers and their baggage from ground transportation vehicles shall be subject to limitation and restriction, from time to time, as set forth in Section 58 hereof entitled "Airport Transportation Facilities and
Operations Use of Portions of the Premises" and Section 46 hereof entitled
"Restrictions on Use of Passenger Terminal Frontage Roadways-Use of Airport Taxi
Dispatchers and Roadway Frontage Management" and provided, further, that the loading and unloading of passengers, baggage, mail, air cargo and commissary supplies on and off of aircraft shall only be performed at Gates.

               (14) For the parking and storage of aircraft and ramp equipment operated by the Lessee.

               (15) For the fueling and servicing of aircraft and ramp equipment operated by the Lessee and for the maintenance of ramp equipment operated by the
Lessee.

               (16) For the performance of aircraft maintenance, subject to the limitations imposed by paragraph (r) of Section 9 hereof entitled "Prohibited
Acts".

               (17) For the training of personnel employed or to be employed by the Lessee or other Persons engaged in commercial transportation by aircraft, provided, that unless consented to by the Port Authority, the Lessee shall not engage in the training of persons employed by others or to be employed by others if the training of such persons is in competition with any concessionaire, permittee or licensee of the Port Authority at the Airport (other than another
Person engaged in the business of transportation by aircraft).

               (18) For the temporary storage of baggage, mail and air cargo.

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               (19) For any other purpose or activity, in addition to those specified in this Section, for which the Premises are expressly authorized to be used by any other provision of this Agreement.

          (b) The loading or unloading on the Premises of all aircraft used principally for cargo is expressly prohibited. Further, notwithstanding any other term or provision of this Lease, including without limitation, any reference to Handled Airlines, Requesting Airline, Accommodated Handled Airline
or Accommodated Sublessee Airline, it is understood and agreed that the Lessee is prohibited hereunder from performing any services for any other Aircraft
Operator without the prior written consent of the Port Authority, which consent the Port Authority shall have no obligation whatsoever to give.

          (c) If the Lessee desires to use that portion of the Premises shown in stippled diagonal hatching on Exhibit 2.10 ("Parcel Z") for the parking and storage of aircraft and ramp equipment operated by the Lessee and for the performance of deicing of the aircraft of the Lessee prior to DBO, then the
Lessee shall submit to the Port Authority its plan for such use of Parcel Z setting forth the Lessee's plan for how such use will not interfere with the use of the taxilane shown in stippled double parallel hatching on Exhibit 1.1(such plan as approved by the Port Authority being herein called the "Parcel Z
Approved Plan"). Upon the approval of such plan by the Port Authority, from and after the date of such approval the Lessee may use Parcel Z in accordance with the Parcel Z Approved Plan for the parking and storage of aircraft and ramp equipment operated by the Lessee and for the performance of deicing of the aircraft of the Lessee, so long as such deicing is not a violation of any
Environmental Requirement or the Port Authority Rules and Regulations, provided, however, such use shall in no event interfere with the use of the taxilane shown in stippled double parallel hatching on Exhibit 1.1.

          (d) For the period from and after the Temporary Facilities Completion
Date to and including the earlier to occur of DBO and the Terminal Work
Completion Date, the Lessee in connection with its business of transportation by aircraft may use that portion of the Premises shown in stipple and stippled crosshatching on Exhibit 2.10 for all of the purposes activities set forth in paragraph (a) of this Section, except for those purposes and activities set forth in subparagraphs (2), (4), (11), (12) and (17) of paragraph (a) of this
Section, and for such purposes and activities only.

SECTION 6. COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS

          (a) The Lessee shall promptly comply with, observe and execute all laws and ordinances and governmental rules, regulations, orders, requirements and similar items, including without limitation, all Environmental Requirements
(except as otherwise provided in Section 2(g)(12) and Section 56 hereof), now or at any time during the term of this Agreement which as a matter of law are applicable to or which affect (i) the Premises or the groundwater thereunder,
(ii) the operations of the Lessee at the Premises or the Airport, or (iii) the
occupancy and use of the Premises. The Lessee shall, in accordance with and subject to the provisions of Section 2 hereof entitled "Construction by the
Lessee" or Section 33 hereof entitled "Other Construction of the Lessee", as the case shall be, make any and all structural and non-structural improvements, alterations or repairs of the Premises required in order to fully satisfy the compliance obligations set forth herein.

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          (b) The Lessee shall procure from all Governmental Authorities having jurisdiction over the operations of the Lessee hereunder all licenses, certificates, permits or other authorization which may be necessary for the conduct of such operations. "Governmental Authority" shall not be construed as intending to include The Port Authority of New York and New Jersey, the lessor under this Agreement.

          (c) The obligation of the Lessee to comply with governmental requirements is provided herein for the purpose of assuring proper safeguards for the protection of persons and property on the Premises. Such provision is not to be construed as a submission by the Port Authority to the application to itself of such requirements or any of them.

          (d) Since the Port Authority has agreed in the Basic Lease to conform to the enactments, ordinances, resolutions and regulations of the City of New
York and its various departments, boards and bureaus in regard to the construction and maintenance of buildings and structures and in regard to health and fire protection which would be applicable if the Port Authority were a private corporation to the extent that the Port Authority finds it practicable so to do, the Lessee shall comply with all such enactments, ordinances, resolutions and regulations which would be applicable to its operations hereunder if the Port Authority were a private corporation, except in cases where the Port Authority either notifies the Lessee that it need not comply with or directs it not to comply with any such enactments, ordinances, resolutions or regulations which are applicable only because of the Port Authority's agreement in the Basic Lease. The Lessee shall, for the Port Authority's information, deliver to the Port Authority promptly after receipt of any notice, warning, summons, or other legal process for the enforcement of any such enactment, ordinance, resolution or regulation a true copy of the same. Any direction by the Port Authority to the Lessee not to comply with any such enactment, ordinance, resolution or regulation shall be given only pursuant to a resolution duly adopted by the Board of Commissioners of the Port Authority or by an
authorized committee of its Board and if any such direction is given by the Port
Authority to the Lessee, the Port Authority, to the extent that it may lawfully do so, shall indemnify and hold the Lessee harmless from and against all claims, actions, damages, liabilities, fines, penalties, costs and expenses suffered or incurred by the Lessee as a result of non-compliance with such enactment, ordinance, resolution or regulation.

          (e) The Lessee shall have such time within which to comply with the aforesaid laws, ordinances, rules and regulations as the authorities enforcing the same shall allow.

          (f) Without limiting any other term or condition of this Lease, the
Lessee shall promptly comply with, observe and execute all the terms and conditions of Sections 3, 4.2.2.1 and 4.2.2.2 of the Remedial Action Work Plan.

SECTION 7. RULES AND REGULATIONS

          (a) The Lessee covenants and agrees to observe and obey (and to require its officers, employees, guests, invitees and those doing business with it to observe and obey) the existing Rules and Regulations of the Port
Authority, the Airport Standards Manual of the Port

                                       110

Authority, and such reasonable future Rules and Regulations and airport standards of the Port Authority (including amendments and supplements thereto)
for the government of the conduct and operations of the Lessee and others on the
Premises as may from time to time during the letting be promulgated by the Port
Authority for reasons of safety, health, noise, sanitation, good order or establishing airport standards. The obligation of the Lessee to require such observance and obedience on the part of its guests, invitees and business visitors shall obtain only while such Persons are on the Premises. The Port
Authority agrees that except in cases of emergency, it will give notice to the
Lessee of every such future rule, regulation, or airport standard adopted by it at least ten (10) days before the Lessee shall be required to comply therewith.

          (b) The use by the Lessee and its officers, employees, guests, invitees, sublessees, and those doing business with it, of any and all portions of the Airport which it may be entitled to use under this Lease (other than space leased to the Lessee for its exclusive use and the Public Aircraft
Facilities) shall be subject to the Rules and Regulations and Airport Standards
Manual of the Port Authority in effect as of the Effective Date, and such reasonable future rules and regulations and airport standards (including amendments and supplements to the existing Rules and Regulations and the Airport
Standards Manual) as the Port Authority may from time to time promulgate in the public interest and in the interest of health, safety, noise, sanitation, good order and the economic and efficient operation of the Airport, including but not limited to, the number and type of aircraft which at any particular time may use the Public Aircraft Facilities and the time or times when such aircraft may use the Public Aircraft Facilities. Without limiting the foregoing, the Port
Authority may take into account in adopting such Rules and Regulations the adequacy, capacity and suitability of (i) aircraft using the Airport, (ii)
passenger handling facilities at the Airport including but not limited to the
AirTrain, (iii) the Public Aircraft Facilities at the Airport, (iv) the roadways and (v) the parking facilities. In the event the Port Authority promulgates rules and regulations and/or airport standards pursuant to this paragraph (b), the Port Authority may devise and implement reasonable procedures including but not limited to, allocations among Aircraft Operators at the Airport.

          (c) If a copy of the Rules and Regulations and the Airport Standards
Manual is not attached, then the Port Authority will notify the Lessee thereof either by delivery of a copy, or by making a copy available at the office of the
Secretary of the Port Authority.

SECTION 8. VARIOUS OBLIGATIONS OF THE LESSEE

          (a) The Lessee shall conduct its operations hereunder in an orderly and proper manner, so as not to unreasonably annoy, disturb or be offensive to others at or off the Airport. The Lessee shall take all reasonable measures to eliminate vibrations originating on the Premises tending to damage any equipment, structure, building or portion of a building which is on the
Premises, or is a part thereof, or is located elsewhere on or off the Airport.

          (b) The Lessee shall use its best efforts to conduct all its operations at the Premises in a safe and careful manner, following in all respects the best practices of the Lessee's industry in the United States.

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          (c) If requested by the Port Authority the Lessee shall supply and shall require its employees to wear or carry badges or other suitable means of identification, which shall be subject to the prior and continuing approval of the General Manager of the Airport.

          (d) The Lessee shall control all vehicular traffic on the roadways or other areas within the Premises or serving the same the use of which is granted to the Lessee hereunder and shall take all precautions reasonably necessary to promote the safety of its passengers and all other persons. The Lessee shall employ such means as may be necessary to direct the movement of vehicular traffic within the Premises to prevent traffic congestion on the public roadways leading to the Premises.

          (e) The Lessee shall remove from the Airport or otherwise dispose of in a manner approved by the General Manager of the Airport all garbage, debris and other waste materials (whether solid or liquid) arising out of its occupancy of the Premises or out of its operations at the Airport. Any such waste material which may be temporarily stored in the open, shall be kept in suitable garbage and waste receptacles, the same to be made of metal or other suitable material, and equipped with tight fitting covers, and to be of a design safely and properly to contain whatever material may be placed therein. The Lessee shall use extreme care when effecting removal of all such waste materials, and shall effect such removal at such times and by such means as first approved by the
Port Authority. No such garbage, debris or other waste materials shall be or be permitted to be thrown, discharged or deposited into or upon the waters at or bounding the Airport.

          (f) From time to time and as often as reasonably required by the Port
Authority, the Lessee shall conduct pressure, water-flow, and other appropriate tests of the fire extinguishing system and apparatus, fire-alarm and smoke detection systems and any other fire protection systems which constitute a part of the Premises. The Lessee shall keep in proper functioning order all fire-fighting equipment, fire-alarm and smoke detection equipment on the
Premises and the Lessee shall at all times maintain on the Premises adequate stocks of fresh, usable chemicals for use in such systems, equipment and apparatus. The Lessee shall notify the Port Authority prior to conducting such tests. If requested by the Port Authority, the Lessee shall furnish the Port
Authority with a copy of written reports of such tests.

          (g) In addition to compliance by the Lessee with all laws, ordinances, governmental rules, regulations and orders now or at any time in effect during the term of the letting hereunder which as a matter of law are applicable to the operation, use or maintenance by the Lessee of the Premises or the operations of the Lessee under this Agreement (the foregoing not to be construed as a submission by the Port Authority to the application to itself of such requirements or any of them), the Lessee agrees that it shall exercise the highest degree of safety and care and shall conduct all its operations under this Lease and shall operate and maintain the Premises and shall use the
Premises in accordance with the highest standards and in such manner that there will be at all times a minimum of air pollution, water pollution or any other type of pollution and a minimum of noise emanating from, arising out of or resulting from the operation, use or maintenance of the Premises by the Lessee and from the operations of the Lessee under this Agreement. The Port Authority hereby reserves the right from time to time and at any time during the term of this Lease to require the Lessee, and the Lessee agrees to design and construct

                                      112

at its sole cost and expense such reasonable structures, fences, equipment, devices and other facilities as may be necessary or appropriate to accomplish the objectives as set forth in the first sentence of this paragraph. All locations, the manner, type and method of construction and the size of any of the foregoing shall be determined by the Port Authority. The Lessee shall submit for Port Authority approval its plans and specifications covering the required work and upon receiving such approval shall proceed diligently to construct the same. The obligations assumed by the Lessee under this paragraph shall continue throughout the term of this Lease and shall not be limited, affected, impaired or in any manner modified by the fact that the Port Authority shall have approved any construction application and supporting plans, specifications and contracts covering construction work and notwithstanding the incorporation therein of the Port Authority's recommendations or requirements and notwithstanding that the Port Authority may have at any time during the term of the Lease consented to or approved any particular procedure or method of operation which the Lessee may have proposed or the Port Authority may have itself prescribed the use of any procedure or method. The agreement of the
Lessee to assume the obligations under this paragraph is a special inducement and consideration to the Port Authority in entering into this Lease with the
Lessee.

          (h) The Lessee shall periodically inspect, clean out and maintain the oil separators serving the Premises which are located on the Premises and the oil separators located outside the Premises if they exclusively serve the
Premises.

          (i) It is the intention of the parties hereto that noise caused by aircraft engine operations shall be held to a minimum considering the nature of the Lessee's operations. To this end the Lessee will conduct its operations in such a manner as to keep the noise produced by aircraft engines to a minimum and where appropriate shall employ noise arresting and noise reducing devices that are suitable. Aircraft testing and aircraft run-ups will be conducted only in such areas as shall meet with the prior and continuing approval of the Port
Authority. The obligations assumed by the Lessee under this paragraph (i) shall not diminish, limit, modify or affect all other obligations of the Lessee with respect to noise under this Agreement.

          (j) In its use of the Premises, the Lessee shall use its best efforts to minimize jet or prop blast interference to aircraft operating on or to buildings and structures now located on or which in the future may be located on areas adjacent to the Premises. In the event the Port Authority determines at any time and from time to time that the Lessee has not so minimized the jet or prop blast interference, it may serve a notice on the Lessee to such effect and if the condition is not corrected to the satisfaction of the Port Authority within thirty (30) days after the service of said notice, the Lessee hereby covenants and agrees to erect and maintain at its own expense such structure or structures as may be necessary to minimize the said jet or prop blast interference, subject, however, to the prior written approval of the Port
Authority as to the type, manner and method of construction. The obligations assumed by the Lessee under this paragraph shall not diminish, limit, modify or affect all other obligations of the Lessee with respect to interference under this Agreement.

SECTION 9. PROHIBITED ACTS

          (a) The Lessee shall commit no unlawful nuisance, waste or injury on the Premises or at the Airport, and shall not do or permit to be done anything which may result in the

                                      113

creation or commission or maintenance of such nuisance, waste or injury on the
Premises or at the Airport.

          (b) The Lessee shall not create nor permit to be caused or created upon the Premises any obnoxious odors or smokes, or noxious gases or vapors. The creation of exhaust fumes by the operation of the Lessee's internal-combustion engines or aircraft engines of other types, so long as such engines are maintained and are being operated in a proper manner, shall not be a violation of this paragraph.

          (c) The Lessee shall not do or permit to be done anything which may interfere with the effectiveness or accessibility of the drainage and sewerage system, water system, communications system, electrical fire-protection system, sprinkler system, alarm system, fire hydrants and hoses and other systems, if any, installed or located on, under, or in the Premises.

          (d) The Lessee shall not do or permit to be done any act or thing upon the Premises (1) which will invalidate or conflict with any fire insurance, extended coverage or rental insurance policies covering the Premises or any part thereof, or the Airport, or any part thereof, or (2) which, in the opinion of the Port Authority, may constitute an extra-hazardous condition, so as to increase the risks normally attendant upon the operations contemplated by
Section 5 hereof entitled "Use of Premises". The Lessee shall promptly observe, comply with and execute the provisions of any and all present and future rules and regulations, requirements, orders and directions of the National Board of
Fire Underwriters and the Fire Insurance Rating Organization of New York, or of
any other board or organization exercising or which may exercise similar functions, which may pertain or apply to the operations of the Lessee on the
Premises, and the Lessee shall, subject to and in accordance with the provisions of Section 33 hereof entitled "Other Construction by the Lessee", make any and all structural and non-structural improvements, alterations or repairs of the
Premises that may be required at any time hereafter by any such present or future rule, regulation, requirement, order or direction. If by reason of any failure on the part of the Lessee to comply with the provisions of this paragraph any fire insurance rate, extended coverage or rental insurance rate on the Premises or any part thereof, or on the Airport or any part thereof, shall at any time be higher than it would be if the Premises were properly used for the purposes permitted by Section 5 hereof entitled "Use of Premises", then the
Lessee shall pay to the Port Authority, as an item of additional rental, that part of all insurance premiums paid by the Port Authority which shall have been charged because of such violation or failure by the Lessee.

          (e) The Lessee agrees that it will not erect, construct or maintain or otherwise create or continue any obstacle or so park or store any aircraft or other object on the Premises so as to create any obstacle that will hamper or interfere with the free, orderly, unobstructed and uninterrupted passage of vehicles, aircraft or of the wings or other integral part of aircraft of any type, nature or description, while such vehicle is operating or aircraft is taxiing or being transported or towed along the runways, taxiways and roads outside of and adjacent to the Premises.

          (f) The Lessee shall not keep or store during any 24-hour period flammable liquids within any enclosed portion of the Premises (other than in rooms or areas expressly

                                      114

constructed for the storage of such liquids) in excess of the Lessee's working requirements during the said 24-hour period. Any such liquids having a flash point of less than 110 DEG. F. shall be kept and stored in safety containers of a type approved by the Underwriters Laboratories or the Factory Mutual Insurance
Association.

          (g) The Lessee shall not operate any engine or any item of automotive equipment in any enclosed space on the Premises unless such space is adequately ventilated and unless such engine is equipped with a proper spark-arresting device which has been approved by the Port Authority.

          (h) The Lessee shall not do or permit anything to be done which will interfere with the free access and passage of others to space adjacent to the
Premises or in any streets, ways and walks adjacent or near the Premises.

          (i) The Lessee shall not overload any floor and shall repair any floor, including supporting members, and any paved area damaged by overloading.
Nothing in this paragraph or elsewhere in this Agreement shall be or be construed to be a representation by the Port Authority of the weight any floor or paved area will bear.

          (j) The Lessee shall not use or permit the use of any structural supporting member of the buildings or roofs or any part thereof for the storage of any material or equipment, or hoist, lift, move or support any material or equipment or other weight or load, by means of said trusses or structural supporting members, without prior approval of the Port Authority.

          (k) The Lessee shall not use any cleaning materials having a harmful corrosive effect, on any part of the Premises.

          (l) The Lessee shall not fuel or defuel any equipment in the enclosed portions of the Premises without prior approval of the General Manager of the
Airport.

          (m) The Lessee shall not dispose of, release or discharge nor permit anyone to dispose of, release or discharge any Hazardous Substance on the
Premises or at the Airport, provided, however, that the redepositing of soil in compliance with Section 2 hereof in the performance of the Construction Work shall not be or be deemed to be a breach of this paragraph (m).

          (n) (1) The Lessee shall prevent access by persons or vehicles (unless duly authorized by the Port Authority) to the Public Landing Area from the
Premises except for aircraft, which aircraft shall be equipped with radio receivers tuned to control tower frequencies and adequately manned in accordance with applicable Port Authority Rules and Regulations. Such aircraft may be towed by a motor vehicle equipped with a radio receiver tuned to the appropriate control tower frequency and adequately manned or such other means as may be approved by the Port Authority. The Lessee shall control access by its passengers and patrons from and to aircraft ramp, apron and parking areas on the
Premises and shall maintain control of its passengers and patrons while they are upon said areas by proper measures to insure that the highest standards of safety are maintained.

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               (2) The Lessee shall furnish adequate security and guard service or such comparable means as approved by the Port Authority from time to time, on a 24 hour, seven day-a-week basis for the prevention of access to and control of persons on the aeronautical operations areas of the Premises and the prevention of access to the Public Landing Area.

          (o) The Lessee shall not operate or cause to be operated aircraft engines in any portions of the Premises other than for the purpose of taxiing aircraft to and from the Premises or in connection with authorized aircraft maintenance on the Premises.

          (p) The Lessee shall not keep or store aviation fuel on the Premises except that fueling equipment may be operated on the Premises in accordance with the provisions of the Airport Fueling Agreements covering the underground fueling system and with the Port Authority Rules and Regulations pertaining thereto.

          (q) The Lessee shall not do or permit anything to be done which will interfere with the free access and passage of others to space adjacent to the
Premises or in any streets, ways and walks adjacent or near the Premises.

          (r) The Lessee shall not perform any aircraft maintenance on the
Premises except that emergency aircraft maintenance and transit or turn around aircraft maintenance shall not be deemed to be prohibited by this provision.

SECTION 10. CARE, MAINTENANCE, REBUILDING AND REPAIR BY THE LESSEE

          (a) The Lessee shall repair, replace, rebuild and paint all or any part of the Premises which may be damaged or destroyed by the acts or omissions of the Lessee or by those of its officers or employees or of other persons on or at the Premises with the Lessee's consent and shall pay to the Port Authority the costs and expenses of the Port Authority to repair, replace, rebuild and paint all or any part of the Airport which may be damaged or destroyed by the acts or omissions of the Lessee or by those of its officers or employees or of other Persons on or at the Premises with the Lessee's consent but as to areas outside of the Premises only by the acts or omissions of the Lessee and its officers or employees, provided, however, the foregoing obligations of the
Lessee shall not apply to the repair of damage to the Premises caused solely by the Port Authority in the exercise of its rights under paragraph (l) of Section
56 hereof.

          (b) Except for the restoration of any excavation, demolition or other damage to the Premises resulting as part of the Utility Servicing (as defined in
Section 17 hereof) to its original state by the Port Authority as required by
Section 17(b) hereof, the Lessee shall, throughout the term of this Lease, assume the entire responsibility and shall relieve the Port Authority from all responsibility for all repair, rebuilding and maintenance whatsoever in the
Premises, whether such repair, rebuilding or maintenance be ordinary or extraordinary, partial or entire, inside or outside, foreseen or unforeseen, structural or otherwise, and without limiting the generality of the foregoing, the Lessee shall:

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               (1) Keep at all times in a clean and orderly condition and appearance, the Premises and all the Lessee's fixtures, equipment and personal property which are located in any part of the Premises which is open to or visible by the general public;

               (2) Remove all snow and ice and perform all other activities and functions necessary or proper to make the Premises available for use by the
Lessee;

               (3) Take good care of the Premises and maintain the same at all times in good condition except for reasonable wear and tear which does not adversely affect the proper utilization of the Premises; perform all necessary preventive maintenance, including but not limited to painting (the exterior of the Premises and areas visible to the general public to be painted only in colors which have been approved by the Port Authority); and make all repairs and replacements, and do all rebuilding, inside and outside, ordinary and extraordinary, partial and entire, foreseen and unforeseen, structural or otherwise, which repairs, rebuilding and replacements by the Lessee shall be in quality and class not inferior to the original in materials and workmanship;

               (4) Provide and maintain all obstruction lights and similar devices on the Premises and provide and maintain all fire protection and safety equipment and all other equipment of every kind and nature required by any law, rule, ordinance, resolution or regulation of the type and nature described in
Section 6 hereof entitled "Compliance with Governmental Requirements" and
Section 7 hereof entitled "Rules and Regulations". The Lessee shall enter into and keep in effect throughout the term of the Lease a contract or contracts with a central station alarm company acceptable to the Port Authority to provide continuous and automatic surveillance of the fire protection system on the
Premises. The Lessee shall insure that all fire alarm signals with respect to the Premises shall also be transmitted to the Airport's police emergency alarm board or to such other location on the Airport as the General Manager of the
Airport may direct. The Lessee's obligations hereunder shall in no way create any obligation whatsoever on the part of the Port Authority;

               (5) Take such anti-erosion measures and maintain the landscaping at all times in good condition, including but not limited to periodic replanting, as the Port Authority may require, and perform and maintain such other landscaping with respect to all portions of the Premises not paved or built upon as the Port Authority may require;

               (6) Be responsible for the maintenance and repair of all utility service lines, including but not limited to, service lines for the supply of water, electric power and telephone conduits and lines, sanitary sewers and storm sewers, located upon the Premises or located adjacent to the Premises and exclusively serving the Premises;

               (7) Be responsible for the maintenance and repair of any damage to the paving or other surface of the Premises caused by any oil, gasoline, grease, lubricants or other flammable liquids and substances having a corrosive or detrimental effect thereon;

               (8) Be responsible for all paving, line-stripping, lighting, signage, storm drains, culverts, cables, supporting structures, cleaning and snow removal in connection

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with existing and future access roadways which are located off of the Premises and serve the Premises exclusively;

               (9) Be responsible for the operation, maintenance, repair and replacement of building systems located on the Premises that serve the Flight
Wing I Tube, and

               (10) If any of the area shown in stippled double parallel
vertical hatching on Exhibit 1.1 shall be repaved, such pavement and any related or required work shall be performed so that the taxilanes on such area can accommodate use by Group VI aircraft.

          (c) In the event the Lessee fails to commence so to maintain, clean, repair, replace, rebuild or paint within a period of twenty (20) days after notice from the Port Authority so to do in the event that the said notice specifies that the required work to be accomplished by the Lessee includes maintenance and/or repair other than preventive maintenance; or within a period of one hundred eighty (180) days if the said notice specifies that the work to be accomplished by the Lessee involves preventive maintenance only, or fails diligently to continue to completion the repair, replacement, rebuilding or painting of all of the Premises required to be repaired, replaced, rebuilt or painted by the Lessee under the terms of this Agreement, the Port Authority may, at its option, and in addition to any other remedies which may be available to it, repair, replace, rebuild or paint all or any part of the Premises included in the said notice, and the cost thereof shall be payable by the Lessee upon demand.

          (d) Notwithstanding the terms and conditions of Section 5 of this
Lease entitled "Use of Premises", paragraph (d) of Section 8 of this Lease entitled "Various Obligations of the Lessee" and this Section, it is hereby agreed and understood, the Lessee shall have no right nor obligation to operate, control, maintain, rebuild or repair (i) the traffic signaling system located on the roadway frontage of the Premises and the roadways located off the Premises and generally consists of traffic lights and signals and associated wiring and control panels, or (ii) the variable message sign system located on the roadway frontage of the Premises and the roadways located off the Premises and generally consists of message signs, lights, wiring and control panels (which traffic signaling system and variable message sign system are hereinafter collectively called the "Traffic Systems"), provided, however, the Lessee shall pay to the
Port Authority as additional rent all costs and expenses to repair, replace and rebuild all or any portion of the Traffic Systems which may be damaged or destroyed by the acts or omissions of the Lessee or by those of its officers or employees or of other Persons on or at the Premises. Further, the Port Authority
shall not have any obligation hereunder or otherwise to operate, maintain, control or continue the operation of the Traffic Systems and may at any time and from time to time discontinue the operation of any or all of the Traffic Systems and/or disable such Traffic Systems and/or remove them from the Premises and from the roadways located off of the Premises. The Port Authority shall have the right at its sole discretion to modify, replace and substitute the Traffic
Systems with identical or different systems as the Port Authority shall elect and to operate and control the Traffic Systems, including without limitation, to determine the content of and to place messages on the variable message system and to determine the operating mode of the traffic signaling system.

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          (e) If the performance of any of the foregoing repair, maintenance, replacement, repainting or rebuilding obligations of the Lessee requires work to be performed near an active taxiway or taxilane or where safety of operations is involved, the Lessee agrees, unless otherwise permitted by the Port Authority in writing, that it will, at its own expense, post guards or take such other appropriate measures as may be directed by the General Manager of the Airport to insure the safety of the work performed thereat.

SECTION 11. INSURANCE

          (a) The Lessee shall, during the term of this Agreement, insure and keep insured to the extent of 100% of the replacement value thereof, the entire
Premises and all other buildings, structures, improvements, installations, facilities and fixtures now or in the future located on the Premises against all risks of physical loss or damage (including, but not limited to flood and earthquake risks if commercially available), if available, and if not available, then against such hazards and risks as may now or in the future be included under the Standard Form of Fire Insurance Policy of the State of New York and
also against damage or loss by windstorm, cyclone, tornado, hail, explosion, riot, civil commotion, aircraft, vehicles and smoke, under the Standard Form of
Fire Insurance Policy of New York and the form of extended coverage endorsement prescribed as of the effective date of the said insurance by the rating organization having jurisdiction, and if the Port Authority so requests, also covering contamination hazards and, if the Premises contains a boiler, then boiler and machinery hazards and risks, in a separate insurance policy or policies or as an additional coverage endorsement to the aforesaid policies in the form as may now or in the future be prescribed as of the effective date of said insurance by the rating organization having jurisdiction and/or the
Superintendent of Insurance of the State of New York and the Lessee shall furthermore provide additional insurance covering any other peril of loss or damage that the Port Authority at any time during the term of this Agreement covers by carrier or self-insurance covered by appropriate reserves at other locations at the Airport upon ninety days' (90) written notice to the Lessee to such effect.

          (b) The aforesaid insurance coverages and renewals thereof shall insure the Port Authority, the Lessee and the City of New York, as insureds, as their interests may appear, and shall provide that the loss, if any, shall be adjusted with and payable to the Port Authority.

          (c) In the event the Premises or any part thereof shall be damaged by any casualty against which insurance is carried pursuant to this Section, the
Lessee shall promptly furnish to the Port Authority such information and data as may be necessary to enable the Port Authority to adjust the loss.

          (d) The policies or certificates representing insurance covered by this Section shall, if not already delivered, shall be delivered by the Lessee to the Port Authority prior to the Lease Commencement Date and each policy or certificate delivered shall bear the endorsement of or be accompanied by evidence of payment of the premium thereon, and also shall contain a valid provision obligating the insurance company to furnish the Port Authority and the
City of New York thirty (30) days' advance notice of the cancellation or termination of the insurance evidenced by said policy or certificate and that the policy may not be changed or modified in any way that would affect the Port
Authority or the City of New York without giving thirty (30) days' written advance notice thereof to the Port Authority and the City of New York. Renewal

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policies or certificates shall be delivered to the Port Authority before the expiration of the insurance which such policies are to renew.

          (e) Regardless, however, of the Persons whose interests are insured, the proceeds of all policies covered by this Section shall be applied as provided in Section 12 hereof entitled "Damage to or Destruction of the
Premises"; and the word "insurance" and all other references to insurance in said Section 12 shall be construed to refer to the insurance which is the subject matter of this Section, and to refer to such insurance only.

          (f) The insurance covered by this Section shall be written by companies approved by the Port Authority, the Port Authority covenanting and agreeing not to withhold its approval unreasonably. If at any time any of the insurance policies shall be or become unsatisfactory to the Port Authority as to form or substance or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port Authority covenanting and agreeing not to act unreasonably hereunder. If at any time the Port Authority so requests, a certified copy of each of said policies shall be made available by the Lessee to the Port Authority for inspection and reproduction at an office of the Lessee within the Port of New York District.

SECTION 12. DAMAGE TO OR DESTRUCTION OF THE PREMISES

          (a) Removal of Debris. If the Premises or any part thereof, shall be damaged by fire, the elements, the public enemy or other casualty, the Lessee shall promptly remove all debris resulting from such damage from the Premises, and to the extent, if any, that the removal of debris under such circumstances is covered by insurance, the proceeds thereof shall be made available to and be used by the Lessee for such purpose.

          (b) Minor Damage. If the Premises or any part thereof, shall be damaged by fire, the elements, the public enemy or other casualty but not rendered untenantable or unusable for a period of ninety (90) days, the Premises shall be repaired with due diligence in accordance with the plans and specifications for the Premises as they existed prior to such damage by and at the expense of the Lessee and if such damage is covered by insurance the proceeds thereof shall be made available by the Port Authority to and be used by the Lessee for that purpose.

          (c) Major Damage to or Destruction of the Premises. If the Premises or
any part thereof, shall be destroyed or so damaged by fire, the elements, the public enemy or other casualty as to be untenantable or unusable for ninety (90)
days, or if within ninety (90) days after such damage or destruction the Lessee notifies the Port Authority in writing that in its opinion said Premises as the case shall be, will be untenantable or unusable for ninety (90) days then the
Lessee shall proceed with due diligence to make the necessary repairs or replacements to restore the Premises in accordance with the plans and specifications for the Premises as the same existed prior to such damage or destruction; or with the approval in writing of the Port Authority make such other repairs, replacements or changes as may be desired by the Lessee. If such destruction or damage was covered by insurance, the proceeds thereof shall be made available by the Port Authority to and used by the Lessee for such restoration.

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          (d) The obligation of the Lessee to repair or replace shall be limited to the amount of the insurance proceeds provided the Lessee has carried insurance to the extent and in accordance with Section 11 hereof entitled
"Insurance". Any excess of the proceeds of insurance over the costs of the restoration shall be retained by the Port Authority.

          (e) The parties hereby stipulate that neither the provisions of
Section 227 of the Real Property Law of New York nor those of any other similar statute shall extend or apply to this Agreement.

SECTION 13. INDEMNITY AND LIABILITY INSURANCE

          (a) (1) The Lessee shall indemnify and hold harmless the Port
Authority, its Commissioners, officers, employees and representatives (each of the foregoing being hereinafter singularly referred to as an "Indemnified
Party"), from and against (and shall reimburse each Indemnified Party for its costs and expenses including legal expenses, whether those of the Port
Authority's Law Department or otherwise, incurred in connection with the defense
of) all claims and demands of third persons including, but not limited to, claims and demands for death or personal injuries, or for property damages, arising out of a breach or default of any term or provision of this Agreement by other than the Port Authority, or out of the use or occupancy of the Premises by the Lessee or by others with its consent, or out of any other acts or omissions of the Lessee, its officers, employees, guests, representatives, customers, contractors, invitees or business visitors on the Premises, or arising out of the acts or omissions of the Lessee, its officers and employees elsewhere at the
Airport (excepting only claims and demands arising solely from the willful misconduct or the sole negligence of the Port Authority), including claims and demands of the City of New York from which the Port Authority derives its rights in the Airport, for indemnification, arising by operation of law or through agreement of the Port Authority with the said City (excepting claims and demands of the City arising solely with respect to the Condition Exceptions which the
Lessee is not responsible for pursuant to paragraph (b)(2) of Section 56 hereof and claims and demands of the City arising solely with respect to those terms and conditions of the Remedial Action Work Plan which the Lessee is not responsible for complying with pursuant this Lease)(each and every claim or demand for which the Lessee has agreed to indemnify an Indemnified Party pursuant to this paragraph (a)(1) being hereinafter called as "Indemnified
Claim").

               (2) (i) Except as set forth in subparagraph (a)(2)(ii) of this
Section, the Lessee shall at its own cost and expense defend each and every suit based upon any Indemnified Claim (even if such claim or demand is groundless, false or fraudulent) with counsel reasonable satisfactory to the Port Authority, and in defending such suit the Lessee shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority, or the provisions of any statutes respecting suits against the Port Authority, provided, however, the Port Authority shall have the right at its election to either (x) participate in such defense or settlement with its own counsel and at its sole expense except as set forth in subparagraph (a)(2)(ii) of this Section, but the Lessee shall have the control of the defense, judgment and settlement or
(y) upon notice to the Lessee relieve the Lessee from the obligation to defend any Indemnified Claim and itself defend such Indemnified

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Claim at its sole cost and expense except as set forth in subparagraph
(a)(2)(ii) of this Section and the settlement, judgment and satisfaction thereof shall be paid by the Lessee if the Lessee has consented to such settlement, judgment or satisfaction, which consent of the Lessee will not be unreasonably withheld.

                    (ii) In the event that the defense of an Indemnified Claim which is to be provided by the Lessee (including without limitation any defense provided by the Lessee's insurer, contractor or subcontractor) has not been commenced within a reasonable time period after receipt by the Lessee of notice of such Indemnified Claim, or if the Lessee, one of its contractors or subcontractors or its insurer shall not use a counsel that is reasonably satisfactory to the Port Authority in defending an Indemnified Claim, then upon notice to the Lessee the Port Authority may defend such Indemnified Claim at the sole cost and expense of the Lessee.

                    (iii) The Port Authority and the Lessee will reasonably
cooperate with each other in the defense of any Indemnified Claim.

                    (iv) In the event that the Lessee (including any of its
insurance carriers, contractors or subcontractors involved in the defense of an
Indemnified Claim) has a conflict of interest with the Port Authority or an
Indemnified Party or a defense by the Lessee (including without limitation a defense by the Lessee's insurer, contractor or subcontractor) adversely affects the interests of the Port Authority or other Indemnified Party, then Lessee shall provide or cause to be provided separate counsel approved by the Port
Authority to defend such Indemnified Claim.

          (b) (1) In addition to the obligations set forth in paragraph (a) of this Section and all other insurance required under this Agreement, the Lessee during the term of this Agreement in its own name as insured and also including the Port Authority, the other Indemnified Parties and the City Insureds as additional insureds including without limitation for premises-operations and products-completed operations, shall maintain and pay the premiums on a policy or policies of (i) Commercial General Liability Insurance, and covering bodily injury, including death, and property damage liability, broadened to include or equivalent separate policies covering aircraft liability, none of the foregoing to contain care, custody or control exclusions, and providing for coverage in the limits set forth below, and (ii) Commercial Automobile Liability Insurance covering owned, non-owned and hired vehicles and automatically covering newly acquired vehicles in not less than the minimum limit set forth below and in lieu of the foregoing requirements pertaining to care, custody or control exclusions
Baggage Legal Liability Insurance providing for coverage in not less than the limit set forth below. Said policy of Baggage Legal Liability Insurance shall cover and insure against such hazards and risks as are customarily insured under such a policy, shall cover the operations of the Lessee under this Lease, shall be effective throughout the term of the letting hereunder, and shall contain an endorsement waiving any rights of subrogation of the insurer against the Port
Authority. In addition, each of the said policy or policies of insurance shall also provide or contain an endorsement providing that the protections afforded the Lessee thereunder with respect to any claim or action against the Lessee by a third person shall pertain and apply with like effect with respect to any claim or action against the Lessee by the Port Authority and any claim or action against the Port Authority by the Lessee as though the Port Authority were a

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named insured but such endorsement shall not limit, vary, change, or affect the protection afforded the Port Authority thereunder as an additional insured. In addition, the said policy or policies of Commercial General Liability Insurance shall also provide or contain a contractual liability endorsement covering the obligations assumed by the Lessee under paragraph (a) hereof, Section 1 hereof entitled "Letting", Section 19 hereof entitled "Assignment and Sublease",
Section 29 hereof entitled "Removal of Property", Section 30 hereof entitled
"Brokerage", and paragraph (d) of Section 62 hereof entitled
"Non-Discrimination".

                                                 Minimum Limits
Commercial General Liability
   Combined single limit per
   occurrence for death, bodily injury
   and property damage liability:               $100,000,000.00

Commercial Automobile Liability
   (covering owned, non-owned and
   hired vehicles)
   Combined single limit per occurrence
   for death, bodily injury and property
   damage liability:                            $25,000,000.00

   Baggage Legal Liability                      $10,000,000.00

               (2) The Lessee shall also procure and maintain in effect, or cause to be procured and maintained in effect, Workers' Compensation Insurance and Employer's Liability Insurance in accordance with and as required by law and including coverage for asbestos exposure.

               (3) Without limiting the provisions hereof, in the event the
Lessee maintains the foregoing insurance in limits greater than aforesaid, the
Port Authority shall be included therein as an additional insured to the full extent of all such insurance in accordance with the terms and provisions hereof.

          (c) Notwithstanding the foregoing, it is specifically understood and agreed that the Port Authority shall have the right upon notice to the Lessee given from time to time and at any time to require the Lessee to increase any or all of the foregoing limits to commercially reasonable amounts and the Lessee shall promptly comply therewith and shall promptly submit a certificate or certificates evidencing the same to the Port Authority.

          (d) As to the insurance required by the provisions of this Section, a certified copy of each of the policies or a certificate or certificates evidencing the existence thereof, or binders shall be delivered to the Port
Authority prior to the Lease Commencement Date. In the event any binder is delivered, it shall be replaced within thirty (30) days by a certified copy of the policy or a certificate. Each such copy or certificate shall contain a valid provision or endorsement that the policy may not be canceled or terminated without giving thirty (30) days'

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written advance notice thereof to the Port Authority and the City of New York and that the policy may not be changed or modified in any way that would affect the Port Authority or the City of New York without giving thirty (30) days'
written advance notice thereof to the Port Authority and the City of New York.
Each such copy or certificate shall contain an additional endorsement providing that the insurance carrier shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the
Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority. Renewal policies or certificates shall be delivered to the Port Authority prior to the expiration of the insurance which the policies are to renew. The aforesaid insurance shall be written by a company or companies approved by the Port
Authority, the Port Authority agreeing not to withhold its approval unreasonably. If at any time any of the insurance policies shall be or become unsatisfactory to the Port Authority as to form or substance or if any of the carriers issuing such policies shall be or become unsatisfactory to the Port
Authority, the Lessee shall promptly obtain a new and satisfactory policy in replacement, the Port Authority covenanting and agreeing not to act unreasonably hereunder. If the Port Authority at any time so requests, a certified copy of each of the policies shall be made available by the Lessee to the Port Authority for inspection and reproduction at an office of the Lessee within the Port of
New York District.

SECTION 14. SIGNS

          (a) Except with the prior written approval of the Port Authority, the
Lessee shall not erect, maintain or display any signs or advertising at or on the exterior parts of the Premises or in the Premises so as to be visible from outside the Premises or at or on any other portion of the Airport outside the
Premises. Interior and exterior signs affecting public safety and security shall be in accordance with established Port Authority standards.

          (b) Upon the expiration or termination of the letting, the Lessee shall remove, obliterate or paint out, as the Port Authority may direct, any and all signs and advertising on the Premises or elsewhere on the Airport and in connection therewith shall restore the portion of the Premises and the Airport affected by such signs or advertising to the same condition as existing prior to the installation of such signs and advertising. In the event of a failure on the part of the Lessee so to remove, obliterate or paint out each and every such sign or advertising and so to restore the Premises and the Airport, the Port
Authority may perform the necessary work and the Lessee shall pay the cost thereof to the Port Authority on demand.

SECTION 15. OBSTRUCTION LIGHTS

          The Lessee shall install, maintain and operate at its own expense such obstruction lights on the Premises as the Federal Aviation Administration may
direct or as the General Manager of the Airport may reasonably direct, and shall energize such lights daily for a period commencing thirty (30) minutes before sunset and ending thirty (30) minutes after sunrise (as sunset and sunrise may vary from day to day throughout the year) and for such other period as may be directed or requested by the control tower of the Airport.

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SECTION 16. ADDITIONAL RENT AND CHARGES

          (a) If the Port Authority has paid any sum or has incurred any obligations or expenses (including without limitation payments to third persons and internal Port Authority costs and expenses) for which the Lessee has agreed to pay or reimburse the Port Authority pursuant to the terms and conditions of this Lease or if the Port Authority is required or elects to pay any sum or sums or incurs any obligations or expense (including without limitation payments to third persons and internal Port Authority costs and expenses) by reason of the failure, neglect or refusal of the Lessee to perform one or more of the conditions, covenants or agreements contained in this Agreement or as a result of an act or omission of the Lessee contrary to the said conditions, covenants and agreements, the Lessee agrees to pay the sum or sums so paid or the expense so incurred, including all interest, costs, damages and penalties, and the same may be added to any installment of rent thereafter due hereunder, and each and every part of the same shall be and become additional rent, recoverable by the
Port Authority in the same manner and with like remedies as if it were originally a part of the rent as set forth in Section 4 hereof entitled
"Rental".

          (b) For all purposes under this Section and in any suit, action or proceeding of any kind between the parties hereto, any receipt showing any payment of a sum or sums by the Port Authority for any work done or material furnished shall be prima facie evidence against the Lessee that the amount of such payment was necessary and reasonable. Should the Port Authority elect to use its operating and maintenance staff in performing any work and to charge the
Lessee with the cost of same, any time report of any employee of the Port
Authority showing hours of labor or work allocated to such work, or any stock requisition of the Port Authority showing the issuance of materials actually used in the performance thereof, shall likewise be prima facie evidence against the Lessee that the amount of such charge was necessary and reasonable.

SECTION 17. RIGHTS OF ENTRY RESERVED

          (a) The Port Authority, by its officers, employees, agents, representatives and contractors shall have the right at all reasonable times to enter upon the Premises for the purpose of inspecting the same, for observing the performance by the Lessee of its obligations under this Agreement, and for the doing of any act or thing which the Port Authority may be obligated or have the right to do under this Agreement or otherwise.

          (b) Without limiting the generality of the foregoing, the Port
Authority, by its officers, employees, agents, representatives, and contractors, and furnishers of utilities and other services, shall have the right, for its own benefit, for the benefit of the Lessee, or for the benefit of others than the Lessee at the Airport, to maintain existing and future utility, mechanical, electrical and other systems and to enter upon the Premises at all reasonable times to make such repairs, replacements or alterations as may, in the opinion of the Port Authority, be deemed necessary or advisable and, from time to time, to construct or install over, in or under the Premises new systems or parts thereof, and to use the Premises for access to other parts of the Airport otherwise not conveniently accessible (any such repairs, replacements, alterations, construction, installation or use for access being herein referred to as a "Utility Servicing"); provided, however, that in the conduct of such
Utility Servicing the Port Authority shall (i) not

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unreasonably interfere with the use and occupancy of the Premises by the Lessee,
(ii) provide the Lessee notice of any Utility Servicing (except in cases of emergency) and (iii) restore or cause the restoration of any excavation, demolition or other damage to the Premises resulting as part of the Utility
Servicing to its original state.

          (c) (1) Further, without limiting the generality of this Section, the
Port Authority, by its officers, employees, agents, representatives and contractors and furnishers of service shall have the right, for its own benefit, for the benefit of the Lessee, or for the benefit of others than the Lessee at the Airport to maintain the portions of the Distribution Portion of the System, the Traffic Systems and the Cogeneration Facility located under or on the
Premises and to enter upon the Premises at all times to make such repairs, replacements or alterations to the Distribution Portion of the System, the
Traffic Systems, the AirTrain and the Cogeneration Facility as may, in the
opinion of the Port Authority, be deemed necessary or desirable and, from time to time to construct or install over, in or under the Premises additions or extensions to said Distribution Portion of the System, the Traffic Systems,
AirTrain and the Cogeneration Facility; provided, however, that in the exercise of such rights of access, repair, alteration or new construction the Port
Authority shall not unreasonably interfere with the use and occupancy of the
Premises by the Lessee pursuant to the provisions of this Agreement.

               (2) Neither the Distribution Portion of the System, the AirTrain,
the Traffic Systems or the Cogeneration Facility nor any part of any of the foregoing shall be or be deemed to be a part of the Premises under the Lease.

          (d) In the event that any property of the Lessee shall obstruct the access of the Port Authority, its employees, agents or contractors to any of the existing or future utility, mechanical, electrical and other systems and thus shall interfere with the inspection, maintenance or repair of any such system, the Lessee shall move such property, as directed by the Port Authority, in order that access may be had to the system or part thereof for its inspection, maintenance or repair, and, if the Lessee shall fail to so move such property after direction from the Port Authority to do so, the Port Authority may move it and the Lessee hereby agrees to pay the cost of such moving upon demand.

          (e) Nothing in this Section shall or shall be construed to impose upon the Port Authority any obligations so to construct or maintain or to make repairs, replacements, alterations or additions, or shall create any liability for any failure so to do. The Lessee is and shall be in exclusive control and possession of the Premises and the Port Authority shall not in any event be liable for any injury or damage to any property or to any Person happening on or about the Premises nor for any injury or damage to the Premises except as set forth in paragraph (b) of this Section nor to any property of the Lessee or of any other Person located in or thereon (other than those occasioned by the affirmative acts of the Port Authority, its employees, agents and representatives).

          (f) At any time and from time to time during ordinary business hours within the six (6) months next preceding the expiration of the letting, the Port
Authority, for and by its agents and employees, whether or not accompanied by prospective lessees, occupiers or users of

                                       126

the Premises, shall have the right to enter thereon for the purpose of exhibiting and viewing all parts of the same.

          (g) If, during the last month of the letting, the Lessee shall have removed all or substantially all its property from the Premises, the Port
Authority may, with the prior written consent of the Lessee, immediately enter and alter, renovate and redecorate the Premises.

          (h) Without limiting the generality of this Section, the Port
Authority, by its officers, employees, agents, representatives, contractors and furnishers of services, and the Port Authority's lessees, permittees and other
Persons which now or in the future are occupants or users of the Terminal 6 Site with the permission of the Port Authority, by its and their contractors, employees, agents, representatives and furnishers of services shall have the right, for the benefit of the Port Authority, or for the benefit of such lessees, permittees and other Persons or for the benefit of the Lessee to enter upon the Premises at all times to construct such modifications, additions, installations, equipment, fixtures, structures, improvements and facilities on the Premises as may in the opinion of the Port Authority be necessary or desirable in connection with the use, occupancy and or redevelopment of the
Terminal 6 Site, including without limitation modifications, additions, installations, equipment, fixtures, structures, improvements and facilities to signage, arrivals level roadways and frontages, departures level roadways and frontages, fire alarm systems and that portion of the New Passenger Terminal adjoining the Terminal 6 Site as shall be necessary or desirable to permit the free flow and circulation of the public and other users and occupants of the
Terminal 6 Site and their vehicles, aircraft and other equipment between the
Terminal 6 Site and the Premises, between the Terminal 6 Site and the Terminal 5
AirTrain Connector and as shall be necessary or desirable to connect a new passenger terminal on the Terminal 6 Site to the New Passenger Terminal in such a manner as the two terminals would function as one continuous terminal.

          (i) The exercise of any or all of the foregoing rights by the Port
Authority or others shall not be or be construed to be an eviction of the Lessee nor be made the grounds for any abatement of rental nor any claim or demand for damages, consequential or otherwise.

SECTION 18. CONDEMNATION

          (a)  Definitions:

               The following terms, when used in this Section 18, shall, unless the context shall require otherwise, have the respective meanings given below:

               (1) "Date of the Taking" shall be deemed to be the date on which title to Premises or a portion thereof shall have vested in any lawful power or authority pursuant to the provisions of the applicable federal or New York State law.

               (2) "Material Part" with reference to the Premises or with reference to the Public Landing Area shall mean such portion of the Premises or the Public Landing Area as when so taken would leave remaining a balance of the
Premises, whether due either to the area so taken or the location of the part so taken in relation to the part not so taken, would not under economic conditions and after performance by the Lessee of all covenants, agreements, terms

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and provisions contained herein or by law required to be observed or performed by the Lessee, permit the restoration of the Premises so as to enable the Lessee to operate, maintain and develop the Premises in accordance with Sections 2 and
5 of this Agreement.

          (b)  Permanent Taking of All or a Portion of the Premises and the
               Public Landing Area

               (1) If a taking covers the entire Premises, then this Agreement shall, as of the date possession is taken, or as of the effective date of such termination, cease and determine in the same manner and with the same effect as if the date were the original date of expiration hereof.

               (2) If less than all of the Premises shall be so taken, this
Agreement and the Term shall continue as to the portion of the Premises not so taken, and the letting as to the part of the Premises so taken shall, as of the date possession thereof is taken, or as of the effective date of such termination, cease and determine in the same manner and with the same effect as if the term of the letting had on that date expired, and the rentals shall be abated as provided in Section 4 hereof.

               (3) If the taking covers only a Material Part of the Premises or of the Public Landing Area, then the Lessee and the Port Authority shall each have an option exercisable by notice given within ten (l0) days after the Date of the Taking to terminate the letting hereunder with respect to the Premises not taken, as of the Date of the Taking, and such termination shall be effective as if the Date of the Taking were the original date of expiration hereof. If the
Port Authority exercises this option, it shall purchase from the Lessee the
Lessee's leasehold interest (excluding any personal property whatsoever) in the
Premises not taken for a consideration equal to the Lessee's Unamortized
Investment, if any, in the Premises not taken. If the letting of the entire
Premises is not terminated, the settlement or abatement of rentals after the date the body exercising such taking takes possession shall be abated in accordance with Section 4 hereof entitled "Rental".

               (4) If less than the entire Premises is so taken and the letting of the Premises not taken is not terminated pursuant to paragraph (b)(3) of this
Section, the Lessee (subject to Section 33 hereof entitled "Other Construction by the Lessee and Section 44 hereof entitled "Force Majeure" and all other applicable terms and provisions of this Lease) shall proceed diligently to restore any remaining part of the Premises not so taken so that the Premises shall be a complete, operable, self-contained architectural unit in good condition and repair and the proceeds of that portion of any award paid in trust to the Port Authority pursuant to Section 23.3 of the Basic Lease attributable to the improvements on the Premises not so taken shall be made available by the
Port Authority to and be used by the Lessee for that purpose. The Port Authority shall retain any excess of such award over the costs of the restoration.

          (c)  Taking of a Temporary Interest in All or Any Part of the Premises
               or the Public Landing Area:

               (1) If the temporary use of the whole or any part of the Premises shall be taken for any public or quasi-public purpose by any lawful power or authority by the exercise

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of the right of condemnation or eminent domain or by agreement between the Port
Authority and those authorized to exercise such right, (w) the Lessee shall give prompt notice thereof to the Port Authority, (x) the Term shall not be reduced or affected in any way and (y) the Lessee shall continue to pay in full all rentals payable by the Lessee hereunder without reduction or abatement except as set forth in paragraph (c)(2) below.

               (2) If a temporary taking covers all or a Material Part of the
Premises or the Public Landing Area, then the Lessee and the Port Authority shall each have an option, exercisable by notice given within ten (10) days after the Date of the Taking, to suspend the term of the letting of such of the
Premises as are not so taken during the period of the taking, and, in that event, the rentals for such portion of the Premises not so taken shall abate for the period of the suspension in accordance with Section 4 hereof entitled
"Rental". If the Port Authority exercises this option, it shall purchase from the Lessee the Lessee's leasehold interest (excluding any personal property whatsoever) in the Premises not taken for the period of suspension for a consideration equal to the Lessee's Unamortized Investment, if any, in such
Premises which is to be amortized over the period of such suspension.

          (d) The Lessee shall execute any and all documents that may be reasonably required in order to facilitate collection by the appropriate party of awards or payments covered by this Section.

          (e) To the extent a condemnation claim by the Lessee shall not diminish any claim, award, compensation or damages of or to the City or of the
Port Authority on account of any condemnation and such condemnation claim is permitted by Section 23 of the Basic Lease, the Lessee may file a claim in a condemnation proceeding.

SECTION 19. ASSIGNMENT AND SUBLEASE

          (a) (1) The Lessee covenants and agrees that it will not sell, convey, transfer, mortgage, pledge or assign this Agreement or any part thereof, or any rights created thereby or the letting thereunder or any part thereof without the prior written consent of the Port Authority provided, however, that this
Agreement may be assigned in its entirety (by operation of law or otherwise)
without such consent to any successor in interest of the Lessee which is or is to be a Scheduled Aircraft Operator (as defined in Section 94 of this
Agreement), and into which the Lessee may merge or with which the Lessee may consolidate, or which may succeed to the assets of the Lessee or the major portion of its assets related to its air transportation system (any such successor in interest of the Lessee being hereinafter called a "Qualified
Assignee"), if immediately following the merger, consolidation or succession of assets the Qualified Assignee has a financial standing at least as good as that of the Lessee immediately preceding the merger, consolidation or succession of assets (by which is meant that the Qualified Assignee's tangible net worth shall be at least as favorable as the tangible net worth of the Lessee immediately preceding the merger, consolidation or succession of assets).

               (2) In the event that this Agreement shall be assigned in its entirety (by operation of law or otherwise) without the prior written approval of the Port Authority to a successor in interest of the Lessee which is or is to be a Scheduled Aircraft Operator (as defined in Section 94 of this Agreement), and into which the Lessee may merge or with which the Lessee may consolidate, or which may succeed to the assets of the Lessee or the major portion of

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its assets related to its air transportation system the Lessee shall submit to the Port Authority prior to the tenth (10th) day after but not earlier than thirty (30) days prior to such transfer of this Agreement all appropriate information and documentation sufficient to allow the Port Authority to determine whether immediately following the merger, consolidation or succession of assets such successor in interest of the Lessee has a financial standing at least as good as that of the Lessee immediately preceding the merger, consolidation or succession of assets (by which is meant that the successor in interest's tangible net worth shall be at least as favorable as that of the
Lessee immediately preceding the merger, consolidation or succession of assets).

          (b) (1) The Lessee shall not sublet the Premises or any part thereof, without the prior written consent of the Port Authority.

               (2) (i) "Affiliated Scheduled Aircraft Operator" shall mean a
Person that is a Scheduled Aircraft Operator and if such Scheduled Aircraft
Operator is a corporation, then to be an "Affiliated Scheduled Aircraft
Operator", the Lessee shall be the absolute and unconditional owner of all of the issued and outstanding stock of such corporation and if such Scheduled
Aircraft Operator is not a corporation, then to be an "Affiliated Scheduled
Aircraft Operator", the Lessee shall be the absolute and unconditional owner of all of the ownership interests of such Scheduled Aircraft Operator and such
Scheduled Aircraft Operator shall be a wholly owned subsidiary of the Lessee.

                    (ii) Notwithstanding any provision of this Lease and in
addition thereto, and without the requirement for any permit, consent to sublease or other use agreement from the Port Authority, the Port Authority hereby grants its consent to the use of the Premises by an Affiliated Scheduled
Aircraft Operator for the purposes set forth in Section 5 hereof, such use being without payment of the Port Authority fees for such use, in accordance with the terms and conditions of the Lease for so long as such Scheduled Aircraft
Operator meets all of the requirements to qualify as an Affiliated Scheduled
Aircraft Operator. In the event said Scheduled Aircraft Operator shall cease to qualify as an Affiliated Scheduled Aircraft Operator, the Lessee shall immediately so inform the Port Authority and deliver to the Port Authority a copy of the agreement between the Lessee and the former Affiliated Scheduled
Aircraft Operator covering the use and occupancy of the Premises by such former
Affiliated Scheduled Aircraft Operator. Thereafter a document or documents shall be prepared by the Port Authority and sent to the Lessee for execution by the
Lessee and said former Affiliated Scheduled Aircraft Operator which document(s)
shall be effective as of the date that the Affiliated Scheduled Aircraft
Operator no longer qualifies as an Affiliated Scheduled Aircraft Operator and shall include, among other things, the right of said former Affiliated Scheduled
Aircraft Operator to continue to use the Premises on the terms and conditions of the Lease, and the joint and several obligation of the Lessee and said former
Affiliated Scheduled Aircraft Operator to pay to the Port Authority the then appropriate Port Authority fees therefore.

                    (iii) It is specifically understood and agreed that any
sublease or other agreement or arrangement (hereinafter called the "Affiliated
Scheduled Aircraft Operator Arrangement") covering an Affiliated Scheduled
Aircraft Operator's use and/or occupancy of the Premises shall be for a term expiring no later than the day before the expiration date of this

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Agreement and shall provide that the portion of the Premises to be used by the
Affiliated Scheduled Aircraft Operator shall be used solely for the purposes set forth in Section 5 hereof.

                    (iv) Without limiting any rights or remedies of the Port
Authority or obligations of an Affiliated Scheduled Aircraft Operator, the
Lessee hereby assumes all risks and responsibilities for each Affiliated
Scheduled Aircraft Operator's operations at the Airport including without limitation the payment of fees and charges payable by said Affiliated Scheduled
Aircraft Operator to the Port Authority and the Lessee hereby agrees that all acts and omissions of said Affiliated Scheduled Aircraft Operator at the Airport shall be and be deemed to be acts and omissions of the Lessee. Without limiting the generality of the foregoing or any other term or provision of this
Agreement, the failure of an Affiliated Scheduled Aircraft Operator to comply with any agreement, term, covenant or condition of the Lease shall be and be deemed to be a failure of the Lessee to have complied with such agreement, term, covenant or condition and further the Lessee shall indemnify and hold harmless the Port Authority, its Commissioners, officers, employees and representatives, from and against (and shall reimburse the Port Authority for the Port
Authority's costs and expenses, whether those of the Port Authority's Law
Department or otherwise, including legal expenses incurred in connection with the defense of) all claims and demands of third persons including but not limited to claims and demands for death or personal injuries, or for property damages, arising out of a breach or default of any term or provision of this
Agreement by each Affiliated Scheduled Aircraft Operator, or out of the use or
occupancy of the Premises by each Affiliated Scheduled Aircraft Operator or by others with its consent, or out of any other acts or omissions of each
Affiliated Scheduled Aircraft Operator, its officers, employees, guests, representatives, customers, contractors, invitees or business visitors on the
Premises, or arising out of the acts or omissions of each Affiliated Scheduled
Aircraft Operator, its officers and employees elsewhere at the Airport
(excepting only claims and demands arising solely from the willful misconduct or the sole negligence of the Port Authority), including claims and demands of the
City of New York, from which the Port Authority derives its rights in the
Airport, for indemnification, arising by operation of law or through the Basic
Lease. If so directed, the Lessee shall at its own expense defend any suit based upon any such claim or demand (even if such suit, claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its
Commissioners, officers, agents or employees, the governmental nature of the
Port Authority or the provision of any statutes respecting suits against the
Port Authority.

          (c) Any sale, assignment, transfer, sublease, mortgage, pledge, hypothecation, encumbrance or disposition of the Premises or of the rents, revenues or any other income from the Premises, or this Agreement or any part thereof, or any license or other interest of the Lessee therein not made in accordance with the provisions of this Agreement shall be null and void ab initio and of no force or effect.

          (d) If without the prior written consent of the Port Authority, the
Lessee assigns, sells, conveys, transfers, mortgages, pledges or sublets in violation of paragraphs (a) or (b) of this Section or if the Premises are occupied by anybody other than the Lessee, the Port Authority may collect rent from any assignee, sublessee or anyone who claims a right under this Agreement or letting or who occupies the Premises, and the Port Authority shall apply the net

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amount collected to the rental herein reserved; but no such collection shall be deemed a waiver by the Port Authority of the covenants contained in paragraphs
(a) and (b) of this Section or an acceptance by the Port Authority of any such assignee, sublessee, claimant or occupant as Lessee, nor a release of the Lessee by the Port Authority from the further performance by the Lessee of the covenants contained herein.

          (e) Any consent granted by the Port Authority to any assignment or subletting to any sublease pursuant to the provisions hereof shall not be construed or deemed to release, relieve or discharge any succeeding assignee, successor or transferee of the Lessee or any other Person claiming any right, title or interest in this Agreement from the requirement of obtaining the prior written consent of the Port Authority in the event it wishes to sell, convey, transfer, mortgage, pledge, sublet or assign this Agreement or any part thereof, or any rights created thereby or the letting hereunder or any part thereof, or any rights created thereby without such prior written consent of the Port
Authority.

          (f) The Lessee shall not use or permit any Person to use the Premises or any portion thereof for any purpose other than the purposes stated in Section
5 hereof entitled "Use of Premises". Except as provided in this Agreement or otherwise permitted in writing by the Port Authority, the Lessee shall not permit the Premises to be used or occupied by any Person other than its own officers, employees, passengers, contractors and representatives.

          (g) The Port Authority shall not assign or otherwise transfer this
Lease or any of its rights hereunder (i) to any private Person without written consent duly executed by the Lessee; or (ii) to the City of New York, unless the
City of New York at the time of such assignment or transfer assumes the obligations of the Port Authority under this Lease.

SECTION 20. TERMINATION BY THE PORT AUTHORITY

          (a) If any one or more of the following events shall occur (each an
"Event of Default"), that is to say:

               (1) The Lessee shall become insolvent or shall take the benefit of any present or future insolvency statute, or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement or its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, or liquidator of all or substantially all of its property; or

               (2) By order or decree of a court the Lessee shall be adjudged bankrupt or an order shall be made approving a petition filed by any of its creditors or by any of the stockholders of the Lessee, seeking its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any law or statute of the United States or any state thereof, provided that if any such judgment or order or decree is stayed or vacated within sixty (60) days after the entry thereof, any notice of cancellation shall be and become null, void and of no effect; or

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               (3) By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee, or liquidator shall take possession or control of all or substantially all of the property of the
Lessee, and such possession or control shall continue in effect for a period of sixty (60) days; or

               (4) The Lessee shall voluntarily abandon, desert or vacate the
Premises or discontinue its operations at the Airport, or after exhausting or abandoning any right of further appeal, the Lessee because of an act or omission of the Lessee, shall be prevented for a period of sixty (60) days by action of any Governmental Agency other than the Port Authority having jurisdiction thereof, from conducting its operations at the Airport; or

               (5) Any lien is filed against the Premises because of any act or omission of the Lessee and shall not be discharged or bonded within ninety (90)
days after the Lessee has received notice thereof; or

               (6) Except as set forth in paragraph (a) of Section 19 hereof and in Sections 42 and 43 with respect to Gates and Gate Related Premises, the letting hereunder or the interest or estate of the Lessee under this Agreement shall be transferred directly by the Lessee or shall pass to or devolve upon, by operation of law or otherwise, any other Person, firm or corporation; or

               (7) A petition under any part of the federal bankruptcy laws or an action under any present or future insolvency law or statute shall be filed against the Lessee and shall not be dismissed within ninety (90) days after the filing thereof; or

               (8) If either (i) the Lessee shall, without the prior written approval of the Port Authority, become a merged (non-surviving) corporation in a merger, a constituent corporation in a consolidation, or a corporation in dissolution, except as otherwise expressly permitted in paragraph (a) of Section
19 hereof, or (ii) the Lessee shall, without the prior written approval of the
Port Authority, become a possessor (surviving) corporation in a merger and either is not a Scheduled Aircraft Operator after such merger or immediately after the merger the Lessee's tangible net worth is not at least as favorable as the Lessee's tangible net worth was immediately preceding the merger; or

               (9) The Lessee shall fail duly and punctually to pay the rentals or to make any other payment required hereunder when due to the Port Authority and shall continue in its failure to pay rentals or to make any other payments required hereunder for a period of twenty (20) days after receipt of written notice by it from the Port Authority to make such payments; or

               (10) The Lessee shall fail to keep, perform and observe each and every other promise, covenant and agreement set forth in this Agreement on its part to be kept, performed, or observed, within thirty (30) days after receipt of notice of default thereunder from the Port Authority (except where fulfillment of its obligation requires activity over a period of time, and the
Lessee shall have commenced to perform whatever may be required for fulfillment

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within thirty (30) days after receipt of written notice of default by it from the Port Authority and continues such performance without interruption except for causes beyond its control);

then upon the occurrence of any such event or at any time thereafter during the continuance thereof, the Port Authority may upon twenty (20) days' notice (such notice a "Notice of Termination" terminate the rights of the Lessee hereunder and the letting, such termination to be effective upon the date specified in such notice. Such right of termination and the exercise thereof shall be and operate as a conditional limitation.

          (b) The rights of termination described above shall be in addition to any other rights of termination provided in this Agreement and in addition to any rights and remedies that the Port Authority would have at law or in equity consequent upon any breach of this Agreement by the Lessee, and the exercise by the Port Authority of any right of termination shall be without prejudice to any other such rights and remedies.

          (c) No failure by the Port Authority to insist upon the strict performance of any agreement, term, covenant or condition of the Lease or to exercise any right or remedy consequent upon a breach or default thereof, and no extension, supplement or amendment of the Lease during or after a breach thereof, unless expressly stated to be a waiver, and no acceptance by the Port
Authority of rentals, fees, charges or other payments in whole or in part after or during the continuance of any such breach or default, shall constitute a waiver of any such breach or default of such agreement, term, covenant or condition. No agreement, term, covenant or condition of the Lease to be performed or complied with by the Lessee, and no breach or default thereof, shall be waived, altered or modified except by a written instrument executed by the Port Authority. No waiver by the Port Authority of any default or breach on the part of the Lessee in performance of any agreement, term, covenant or condition of this Lease shall affect or alter the Lease, but each and every agreement, term, covenant and condition thereof shall continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

          (d) In the event that the Lessee shall, without the prior written approval of the Port Authority, become a possessor (surviving) corporation in a merger and is a Scheduled Aircraft Operator after such merger, the Lessee shall submit to the Port Authority prior to the tenth (10th) day after, but not earlier than thirty (30) days prior to, such merger all appropriate information and documentation sufficient to allow the Port Authority to determine whether immediately following the merger the Lessee has a financial standing at least as good as the Lessee's financial standing was immediately preceding the merger (by which is meant that the Lessee's tangible net worth immediately after the merger shall be at least as favorable as the Lessee's tangible net worth immediately preceding the merger).

SECTION 21. RIGHTS OF RE-ENTRY

          The Port Authority shall, as an additional remedy upon the giving of a notice of termination as provided in Section 20 hereof entitled "Termination by the Port Authority" or any other Section hereof, have the right to re-enter the
Premises and every part thereof upon the effective date of termination without further notice of any kind, and may regain and resume possession either with or without the institution of summary or any other legal proceedings or

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otherwise. Such re-entry, or regaining or resumption of possession, however, shall not in any manner affect, alter or diminish any of the obligations of the
Lessee under this Agreement, and shall in no event constitute an acceptance of surrender.

SECTION 22. WAIVER OF REDEMPTION

          The Lessee hereby waives any and all rights to recover or regain possession of the Premises and all rights of redemption, granted by or under any present or future law in the event it is evicted or dispossessed for any cause, or in the event the Port Authority obtains possession of the Premises in any lawful manner.

SECTION 23. SURVIVAL OF THE OBLIGATIONS OF THE LESSEE

          (a) In the event that the letting shall have been terminated in accordance with a notice of termination as provided in Section 20 hereof entitled "Termination by the Port Authority", or the interest of the Lessee canceled pursuant thereto, or in the event that the Port Authority has re-entered, regained or resumed possession of the Premises in accordance with the provisions of Section 21 hereof entitled "Right of Re-entry", all the obligations of the Lessee under this Agreement shall survive such termination or cancellation, or re-entry, regaining or resumption of possession and shall remain in full force and effect for the full term of the letting under this
Agreement, and the amount or amounts of damages or deficiency shall become due and payable to the Port Authority to the same extent, at the same time or times and in the same manner as if no termination, cancellation, re-entry, regaining or resumption of possession had taken place. The Port Authority may maintain separate actions each month to recover the damage or deficiency then due or at its option and at any time may sue to recover the full deficiency less the proper discount, for the entire unexpired term.

          (b) The amount of damages for rentals for the period of time subsequent to termination or cancellation (or re-entry, regaining or resumption of possession) shall be the sum of the following:

               (1) On account of the Lessee's obligation for the First Ground
Rental, the amount of the total of all annual First Ground Rentals less the amount attributable to the installments of such annual First Ground Rentals payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in such month, and

               (2) On account of the Lessee's obligation for the Second Ground
Rental, the amount of the total of all annual Second Ground Rentals less the amount attributable to the installments of such annual Second Ground Rentals payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in such month, and

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               (3) On account of the Lessee's obligation for the Third Ground
Rental, the amount of the total of all annual Third Ground Rentals less the amount attributable to the installments of such annual Third Ground Rentals payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in such month, and

               (4) On account of the Lessee's obligation for the Fourth Ground
Rental, the amount of the total of all annual Fourth Ground Rentals less the amount attributable to the installments of such annual Fourth Ground Rentals payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in such month, and

               (5) On account of the Lessee's obligation for the Fifth Ground
Rental, the amount of the total of all annual Fifth Ground Rentals less the amount attributable to the installments of such annual Fifth Ground Rentals payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in such month, and

               (6) On account of the Lessee's obligation for the Temporary
Facility Ground Rental, the amount of the total of all annual Temporary Facility
Ground Rental less the amount attributable to the installments of such annual
Temporary Facility Ground Rentals payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect on the basis of the actual number of days in such month, and

               (7) On account of the Lessee's obligation for the First
Enplanement Rental, the amount of the total of all monthly First Enplanement
Rentals which would have been paid by the Lessee during the balance of the term as if there had been no termination or cancellation, or re-entry, regaining, or resumption or possession; and for the purpose of calculation hereunder from and after the date of such termination, or cancellation the such First Enplanement
Rental shall be the greater of the Minimum First Enplanement Rental for each
Annual Period and the Activity Based First Enplanement Rental, the number of
Enplanements to be used to calculate such Activity Based First Enplanement
Rental for each Monthly Period after the date of such termination or cancellation shall be the total number of Enplanements for the most recent
Monthly Period which occurred prior to the effective date of termination or cancellation, and

               (8) On account of the Lessee's obligation for the Second
Enplanement Rental, the amount of the total of all annual Second Enplanement
Rentals which would have

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been paid by the Lessee during the balance of the term as if there had been no termination or cancellation, or re-entry, regaining, or resumption or possession; and for the purpose of calculation hereunder from and after the date of such termination, or cancellation the amount of the Second Enplanement Rental shall be calculated for each Annual Period using just the Minimum Enplanement
Rental for such Annual Period, and

               (9) On account of the Lessee's obligation for First Additional
Rental, the amount of the total of all monthly First Additional Rental payments payable under Section 4 of this Agreement, less the amount attributable to the installments of such First Additional Rental payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect, on the basis of the actual number of days in such month, and

               (10) On account of the Lessee's obligation for Second Additional
Rental, the amount equal to the difference obtained by subtracting the amount of
Cost of the Lessee's $80 Million Work as of the effective date of termination or cancellation from the amount of Eighty Million Dollars and No Cents
($80,000,000.00), and

               (11) On account of the Lessee's obligation for Third Additional
Rental, the amount of the total of all monthly Third Additional Rental payments required under Section 4 of this Agreement, less the amount attributable to the installments of such Third Additional Rental payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect, on the basis of the actual number of days in such month, and

               (12) On account of the Lessee's obligation for Fourth Additional
Rental, the amount of the total of all monthly Fourth Additional Rental payments payable under Section 4 of this Agreement, less the amount attributable to the installments of such Fourth Additional Rental payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect, on the basis of the actual number of days in such month, and

               (13) On account of the Lessee's obligation for Fifth Additional
Rental, the amount of the total of all monthly Fifth Additional Rental payments payable under Section 4 of this Agreement, less the amount attributable to the installments of such Fifth Additional Rental payable prior to the effective date of termination or cancellation, except that the credit to be allowed for the installment thereof payable on the first day of the month in which the termination or cancellation is effective shall be prorated for the part of the month the letting remains in effect, on the basis of the actual number of days in such month, and

               (14) On account of the Lessee's obligations to pay the Cost of
Assumable Maintenance and Repair set forth in Section 53 hereof entitled
"Assumption of Maintenance and Repair of the Premises by the Port Authority", an
amount equal to the total sum

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of the Capital Cost under said Section 53 hereof less the amount thereof payable prior to the effective date of termination, and

               (15) On account of the Lessee's obligations to pay the Costs of the Condition Survey set forth in Section 54 hereof entitled "Joint Periodic
Condition Survey", an amount equal to the Costs of the Condition Survey under said Section 54 hereof less the amount thereof payable prior to the effective date of termination,

               (16) An amount equal to all expenses reasonably incurred by the
Port Authority in connection with regaining possession and restoring and reletting the demised premises, for legal expenses (including but not limited to the cost to the Port Authority of in-house legal services), the care and maintenance of the Premises during any period of vacancy, putting the premises in order including, without limitation, cleaning, decorating and restoring (on failure of the Lessee to restore), maintenance and brokerage fees and commissions, and

               (17) On account of the Lessee's obligations to pay the fifty percent (50%) of the Port Authority's Cost of the Exit Baseline set forth in
Section 56 hereof, an amount equal to fifty percent (50%) of the Port
Authority's Cost of the Exit Baseline, less the amount thereof payable prior to the effective date of termination.

          (c) In addition to and without limiting the foregoing or any other right, claim or remedy of the Port Authority, legal or equitable, under this
Lease or otherwise, in the event this Lease shall be terminated pursuant to
Section 20 hereof entitled "Termination by the Port Authority" and the Lessee shall not have completed the Redevelopment Work, as defined in Section 2 hereof, or any portion thereof, on the effective date of termination or cancellation, the Lessee shall and hereby agrees to pay to the Port Authority any and all amounts, costs and expenses, of any type whatsoever, paid or incurred by the
Port Authority by reason of the failure of the Lessee to complete the
Redevelopment Work, or any portion thereof, including without limitation all interest, completion and other costs, damages, direct, indirect and consequential, losses and penalties less the amount of Six Hundred Fifty-four
Million Seven Hundred Thousand Dollars and No Cents ($654,700,000.00), and all
of the same shall survive the termination or cancellation of this Agreement and shall be deemed treated as survived damages hereunder in addition to those set forth in paragraphs (a), (b) and (d) of this Section.

          (d) Notwithstanding anything to the contrary herein contained but subject to the terms and conditions of paragraph (u) of Section 56 hereof, all of the obligations of the Lessee under this Lease with respect to Environmental
Damages and Environmental Requirements shall survive the expiration or termination of this Agreement.

SECTION 24. RELETTING BY THE PORT AUTHORITY

          The Port Authority upon termination or cancellation pursuant to
Section 20 hereof entitled "Termination by the Port Authority", or upon any re-entry, regaining or resumption of possession pursuant to Section 21 hereof entitled "Right of Re-entry", may occupy the Premises or may relet the Premises, and shall have the right to permit any Persons, firm or corporation to enter upon the Premises and use the same. Such reletting may be of part only of the
Premises or a part thereof together with other space, and for a period of time the same as or different from the

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balance of the term hereunder remaining, and on terms and conditions the same as or different from those set forth in this Agreement. The Port Authority shall also, upon termination or cancellation pursuant to the said Section 20, or upon its re-entry, regaining or resumption of possession pursuant to the said Section
21, have the right to repair or to make structural or other changes in the
Premises, including changes which alter the character of the Premises and the suitability thereof for the purpose of the Lessee under this Agreement, without affecting, altering or diminishing the obligations of the Lessee hereunder. In the event either of any reletting or of any actual use and occupancy by the Port
Authority (the mere right of the Port Authority to use and occupy not being sufficient however) there shall be credited to the account of the Lessee against its survived obligations hereunder any net amount remaining after deducting from the amount actually received from any lessee, licensee, permittee or other occupier in connection with the use of the said Premises or portion thereof during the balance of the letting as the same is originally stated in this
Agreement, or from the market value of the occupancy of such portion of the
Premises as the Port Authority may during such period actually use and occupy, all expenses, costs and disbursements incurred or paid by the Port Authority in connection therewith. No such reletting shall be or be construed to be an acceptance of a surrender.

SECTION 25. REMEDIES TO BE NON-EXCLUSIVE

          All remedies provided in this Agreement shall be deemed cumulative and additional and not in lieu of or exclusive of each other or of any other remedy available to the Port Authority or to the Lessee at law or in equity, and the exercise of any remedy, or the existence herein of other remedies or indemnities shall not prevent the exercise of any other remedy.

SECTION 26. SURRENDER

          The Lessee covenants and agrees to yield and deliver peaceably to the
Port Authority possession of the Premises on the date of cessation of the letting, whether such cessation be by termination, expiration or otherwise, promptly and in good condition excepting reasonable wear and tear which does not adversely affect the proper utilization of the Premises, and all of the Premises shall be free and clear of all liens, encumbrances, and security interests and of any rights of any sublessees or other occupants of the Premises, provided, however, the foregoing provisions with respect to reasonable wear and tear shall not apply to the environmental condition of the Premises and the obligations of the Lessee with respect to the environmental condition of the Premises shall be as set forth in Section 56 hereof.

SECTION 27. ACCEPTANCE OF SURRENDER OF LEASE

          No agreement of surrender or to accept a surrender shall be valid unless and until the same shall have been reduced to writing and signed by the duly authorized representatives of the Port Authority and of the Lessee. Except
as expressly provided in this Section, neither the doing of, nor any omission so to do, any act or thing, by any of the officers, agents or employees of the Port
Authority, shall be deemed an acceptance of a surrender of the letting or of this Agreement.

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SECTION 28. BASIC LEASE

          (a) The Lessee acknowledges that it has received a copy, and is familiar with the contents, of the Basic Lease. The rights of the Port Authority in the Premises are those granted to it by the Basic Lease, and no greater rights are granted or intended to be granted to the Lessee than the Port
Authority has power thereunder to grant.

          (b) In accordance with the provisions of the Basic Lease, the Port
Authority and the Lessee hereby agree as follows:

               (1) This Lease is subject and subordinate to the Basic Lease and to any interest superior to that of the Port Authority;

               (2) The Lessee shall not pay rent or other sums under this
Agreement for more than one (1) month in advance (excluding security and other deposits required under this Agreement);

               (3) With respect to this Lease, the Lessee on the termination of the Basic Lease will, at the option of The City of New York, attorn to, or enter into a direct lease on identical terms with, the City;

               (4) The Lessee shall indemnify the City, as a third party
beneficiary, with respect to all matters described in Section 31 of the Basic
Lease;

               (5) The Lessee shall not use the Premises hereunder or any other portion of the Airport for any use other than as permitted under the Basic
Lease;

               (6) The Lessee shall use, operate and maintain the Premises hereunder in a manner consistent with the Port Authority's obligations under
Section 28 of the Basic Lease;

               (7) The failure of the Lessee to comply with the foregoing provisions shall be an event of default under this Lease, which, after the giving of reasonable notice, shall provide the Port Authority with the right to terminate this Lease and exercise any other rights that the Port Authority may have as the landlord hereunder; and

               (8) The City shall be named as an additional insured or loss payee, as applicable, under each policy of insurance procured by the Lessee pursuant to this Lease.

          (c) The rights and obligations of the Lessee with respect to continuance of this Agreement upon the expiration or termination of the Basic
Lease shall be as set forth in paragraph (b)(3) of this Section and the Lessee shall not enter into any recognition or nondisturbance agreement with the City with respect to the continuance of this Lease after the termination or expiration thereof or into any other agreement covering the Lessee's use and occupancy of the Premises hereunder without the prior written consent of the
Port Authority.

          (d) (i) Notwithstanding the provisions of paragraph (b)(4) of this
Section, it is hereby agreed that the Port Authority shall indemnify the Lessee from and against all claims

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and demands of the City arising solely out of the contractual obligation of the
Lessee set forth in paragraph (b)(4) of this Section to the extent such claims and demands do not relate to (w) the Lessee's use or occupancy of the Demised
Premises (as defined in the Basic Lease), or (x) the Lessee's exercise of rights or privileges at the Demised Premises pursuant to a license, lease, permit or other agreement (y) to the Lessee's ownership of any property at the Demised
Premises or (z) to any act, omission, inaction or neglect of the Lessee, except, however, the foregoing clauses (w), (x), (y) and (z) shall not include any claim or demand of the City arising out of any of the Condition Exceptions for which the Lessee is not responsible for pursuant to paragraph (b)(2) of Section 56 hereof and claims and demands arising solely with respect to those terms and conditions of the Remedial Action Work Plan which the Lessee is not responsible for complying with pursuant to this Lease), (each claim and demand of the City for which the Port Authority has agreed to indemnify the Lessee pursuant to this paragraph (d)(i) is hereinafter referred to as an "Unrelated Claim").

               (ii) The Lessee shall give prompt notice to the Port Authority of the assertion of any Unrelated Claim, or the commencement of any action or proceeding relating to an Unrelated Claim, specifying with reasonable particularity the damages, loss, liability, or expense for which the Lessee seeks indemnification, and the basis for the indemnity, and shall thereafter promptly give the Port Authority all such information with respect thereto as the Port Authority may request. The Lessee and its officers, directors, employees and representatives shall fully cooperate in the defense of any action or proceeding based upon any Unrelated Claim. The Port Authority shall have the right to select the counsel, or to utilize counsel for its insurer, in connection with the defense of any such action or proceeding, and shall have the right to settle or compromise any such Unrelated Claim without the consent of the Lessee, provided that such settlement or compromise does not require payment from the Lessee and will result in a full release of the Lessee from any further liability with respect to such Unrelated Claim. The Lessee shall have the right to settle or compromise any Unrelated Claim only with the consent of the Port
Authority. A failure by the Lessee to give the Port Authority notice of an
Unrelated Claim shall relieve the Port Authority from its obligations under this paragraph (d) to the extent the defense of such claim is prejudiced by the
Lessee's failure to give prompt notice thereof.

SECTION 29. REMOVAL OF PROPERTY

          (a) Except as set forth in Sections 52 and 61 hereof, all personal property (including trade fixtures) removable without material damage to the
Premises installed by the Lessee in or on the Premises and which is not owned by the City of New York or the Port Authority pursuant to paragraph (k) of Section
2 hereof or otherwise shall be deemed to be and remain the property of the
Lessee (which personal property of the Lessee is hereinafter called the
"Lessee's Personal Property").

          (b) All of the Lessee's Personal Property, provided that the Lessee shall install suitable replacements therefor if such property is necessary to operate the Premises in accordance with the terms and provisions hereof, may at the Lessee's option be removed by the Lessee from the Premises at any time during the term of the letting hereunder. Furthermore, notwithstanding the previous sentence, all of the Lessee's Personal Property shall, unless otherwise agreed in writing by the parties hereto, be removed by the Lessee on or before the expiration or other termination of the term of the letting hereunder. Any of the Lessee's Personal

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Property, except for Tanks (as defined in Section 61 hereof entitled "Storage
Tanks"), remaining on the Premises thereafter shall be deemed abandoned by the
Lessee. Without limiting any other term or provision of this Agreement, the
Lessee shall indemnify and hold harmless the Port Authority, its Commissioners, officers, agents, employees and contractors from all claims of third persons arising out of the Port Authority's removal and disposition of property so abandoned by the Lessee, including claims for conversion, claims for loss of or damage to the Lessee's Personal Property, claims for injury to Persons
(including death), and claims for any other damages, consequential or otherwise.

          (c) The Lessee shall not remove from the Premises any property of the
City of New York or of the Port Authority without the prior written approval of the Port Authority.

SECTION 30. BROKERAGE

          Each party represents and warrants to the other that no real estate broker has been concerned on its behalf in the negotiation of this Agreement and that there is no real estate broker who is or may be entitled to be paid a commission in connection therewith. Each party shall indemnify and save harmless the other party of and from any claim for commission or brokerage made by any and all Persons whatsoever for services to or on behalf of the indemnifying party in connection with the negotiation and execution of this Agreement.

SECTION 31. LIMITATION OF RIGHTS AND PRIVILEGES GRANTED

          (a) No greater rights or privileges with respect to the use of the
Premises or any part thereof are granted or intended to be granted to the Lessee by this Agreement, or by any provision thereof, than the rights and privileges expressly and specifically granted hereby.

          (b) The Premises are let to the Lessee and the Lessee takes the same subject to all the following: (i) easements, restrictions, reservations, covenants and agreements, if any, to which the Premises are subject, rights of the public in and to any public street, (ii) rights, if any, of any enterprise, public or private which is engaged in furnishing heating, lighting, power, telegraph, telephone, steam, or transportation services and of the City and
State of New York and (iii) permits, licenses, regulations and restrictions, if any, of the United States, the City of New York or State of New York or other
Governmental Authority.

SECTION 32. NOTICES

          Except where expressly required or permitted herein to be oral, all notices, directions, requests, consents and approvals required to be given to or by either party shall be in writing, and all such notices and requests shall be personally delivered to the duly designated officer or representative of such party or delivered to the office of such officer or representative during regular business hours, or forwarded to him or to the party at such address by certified or registered mail. The Lessee shall from time to time designate in writing an office within the Port of New York District and an officer or representative whose regular place of business is at such office upon whom notices and requests may be served. Until further notice, the Port Authority hereby designates its Executive Director, and the Lessee designates its Vice
President of Corporate Real Estate, as their officers upon whom notices and requests may be served, and the

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Port Authority designates its office at 225 Park Avenue South, New York, New
York 10003, and the Lessee designates its office at 118-29 Queens Boulevard,
Forest Hills, New York 11375 as their respective offices where notices and requests may be served. If mailed, the notices herein required to be served shall be deemed effective and served as of the date of the certified or registered mailing thereof. The Port Authority may for informational purposes only send a copy by regular first class mail of all such notices and requests to the Lessee's General Counsel at the following address: 118-29 Queens Blvd.,
Forest Hills, New York 11375. Failure on the part of the Port Authority to send the informational copy shall not however be or be deemed to be a breach of this
Agreement or impair or affect the validity of the notice or request actually given.

SECTION 33. OTHER CONSTRUCTION BY THE LESSEE

          (a) Except as expressly provided in Section 2 hereof, the Lessee shall not erect any structures, make any improvements or do any other construction work on the Premises or alter, modify, or make additions or improvements to any structure now existing or built at any time during the letting, or install any fixture (other than trade fixtures, removable without material damage to the freehold, any such damage to be immediately repaired by the Lessee) without the prior written approval of the Port Authority. In the event any construction, improvement, alteration, modification or addition, is made without such prior written approval of the Port Authority, then upon reasonable notice so to do, the Lessee will remove the same, or at the option of the Port Authority cause the same to be changed to the satisfaction of the Port Authority. In case of any failure on the part of the Lessee to comply with such notice, the Port Authority may effect the removal or change and the Lessee shall pay the cost thereof to the Port Authority. In addition all the Construction Work shall be performed in accordance with the terms and conditions of Section 2 hereof.

          (b) Without limiting the generality of the foregoing paragraph the
Lessee acknowledges and agrees that the notes and their associated reference lines set forth in the Exhibits to the Lease shall not constitute or be deemed to constitute or imply that approval of the Port Authority will be granted to any proposed construction by the Lessee nor shall the same grant or be deemed to grant any right or permission to the Lessee now or in the future to erect any structures, make any improvements or do any other construction work in the
Premises, including but not limited to paving, or to alter, modify or make additions, improvements or repairs to or replacements of, any structure now existing or built at any time during the letting or install any fixtures on the
Premises, including but not limited to paving, and that the provisions of the foregoing paragraph of this Section shall be read and construed as if there were no notes on the Exhibits and their associated reference lines, which were placed on such Exhibits solely and exclusively for the benefit of the Port Authority.

          (c) Notwithstanding the obligation of maintenance imposed upon the
Lessee by the provisions of Section 10 hereof, the Lessee shall not make any repairs or replacements (except emergency repairs or replacements) unless and until it has first obtained an approved Port Authority alteration application for such repairs or replacements which shall then be performed in full accordance with the terms of said alteration application.

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SECTION 34. PLACE OF PAYMENTS

All payments required of the Lessee by this Agreement shall be sent to the following address:

     THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY
     P.O. BOX 95000-1517
     PHILADELPHIA, PENNSYLVANIA 19195-1517

or via the following wire transfer instructions:

          Bank: Commerce Bank
          Bank ABA Number: 026013673
          Account Number: 5950011618

or to such other address, office or location as may hereafter be substituted therefor by the Port Authority, from time to time, by notice to the Lessee.

SECTION 35. CONSTRUCTION AND APPLICATION OF TERMS

          (a) The Section and paragraph headings, if any, in this Agreement, are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of any provision hereof.

          (b) Unless otherwise expressly specified, the terms, provisions and obligations contained in the Exhibits and Schedules attached hereto (whether such terms, provisions and obligations are therein set out in full or as amendments of, or supplements to provisions elsewhere in the Agreement stated)
shall have the same force and effect as if herein set forth in full.

          (c) If any clause, provision or section of this Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining provisions hereof.

          (d) The fact that certain of the terms and provisions hereunder are expressly stated to survive the expiration or termination of the letting hereunder does not mean nor shall be construed to mean that those provisions hereunder which are not expressly stated to survive shall terminate or expire on the expiration or termination of the letting hereunder and do not survive such termination or expiration.

          (e) The parties agree that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applicable to the interpretations of this Agreement or any amendments, addenda or supplements hereto or any Exhibits or Schedules hereto.

SECTION 36. NON-LIABILITY OF INDIVIDUALS

          No Commissioner, director, officer, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or

                                      144

provision of this Agreement or of any supplement, modification or amendment to this Agreement or because of any breach thereof, or because of its or their execution or attempted execution.

SECTION 37. ABATEMENT

          If the Port Authority shall, for safety or other reasons, prohibit the use of the Public Landing Area at the Airport or of any substantial part thereof for foreign or domestic scheduled air transport operations for a period covering more than sixty (60) consecutive days and the Lessee shall thereby be prevented from conducting those operations at the Airport enumerated in Section 5 hereof entitled "Use of Premises", then upon the occurrence of such event, the Lessee at its option shall be entitled to abatement of rental during such period of prohibition and prevention. In the event that the Lessee shall exercise such option the Lessee shall be deemed to have released and discharged the Port
Authority of and from all claims and rights which the Lessee may have hereunder arising out of or consequent upon such closing and the subsequent interrupted use of such Public Landing Area or part thereof during the period of prohibition.

SECTION 38. SERVICES TO THE LESSEE

          Except as provided in this Section 38, the Port Authority shall not be obligated to perform or furnish any services or utilities whatsoever in connection with this Lease or the use and occupancy of the Premises.

          (a) The Port Authority shall sell, furnish and supply to the Lessee for use on the Premises and the Lessee agrees to take from the Port Authority and pay for electricity of the same voltage, phase and cycle as supplied to the
Premises by the public utility in the vicinity, but limited however, to serve a maximum of 10,400 KVA installed transformer capacity, at the same charge which would be made by such public utility for the same quantity under the same conditions and in the same service classification but in no event less than an amount that would reimburse the Port Authority for its cost of obtaining and supplying electricity to the Lessee hereunder; charges shall be payable by the
Lessee when billed and the quantity of electricity consumed shall be measured by the meter or meters installed for the purpose; provided, however, that if for any reason any meter or meters fail to record the consumption of electricity, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period either immediately before or after the interruption as elected by the Port Authority.
The Port Authority shall not discontinue the supply of electricity except upon fifteen (15) days' notice to the Lessee and unless a supply of electricity of the same voltage, phase and cycle (subject to the KVA limitation aforesaid)
shall be available from another supplier and upon any such discontinuance the
Lessee shall be at liberty to contract or otherwise arrange for the supply of such current after the expiration of said fifteen (15) days from any other
Person, firm or corporation. The Port Authority shall install and maintain the appropriate meters.

          (b) The Port Authority agrees to sell, furnish and supply to the
Lessee for use on the Premises cold water (of the character furnished by the
City of New York) in reasonable quantities through existing pipes, mains and fittings and the Lessee agrees to take such water from the Port Authority and to pay the Port Authority therefor an amount equal to that which

                                      145

would be charged by the municipality or other supplier of the same (whether or not representing a charge for water or other services measured by water consumption) for the same quantity, used under the same conditions and in the same service classification plus the cost to the Port Authority of supplying such water which shall not be less than ten percent (10%) nor in excess of fifty percent (50%) of the amount charged. The charge therefor shall be payable by the
Lessee when billed and the quantity of water consumed shall be measured by the meter or meters installed for the purpose; provided, however, that if for any reason, any meter or meters fail to record the consumption of water, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period immediately before or after the interruption, as elected by the Port Authority. The Port
Authority shall install and maintain the appropriate meters. In the event meters are not installed to measure the consumption of water under high pressure, the quantity of such water used by the Lessee will be based upon equitable estimates of consumption, which estimates shall be deemed binding on the Lessee.

          (c) The Lessee shall pay to the Port Authority such of the existing and future charges for sewerage services furnished by the City of New York as are presently or may hereafter be imposed or assessed against the Port Authority in respect of the Premises or its use and occupancy thereof. In the event that the City or the State of New York is now furnishing services with or without charge therefor, which are beneficial to the Lessee in its use and occupancy of the Premises, and shall hereafter impose charges or increase existing charges for such services, the Lessee agrees to pay to the Port Authority such of the charges or the increase in charges as may be imposed or assessed against the
Port Authority in respect to the Premises or its use and occupancy thereof.

          (d) In the event the Port Authority shall provide extermination service for the enclosed areas of the Premises, the Lessee agrees to utilize the same and to pay its pro rata share of the reasonable cost thereof upon demand.
This paragraph does not impose any obligation on the Port Authority to furnish such service.

          (e) The Port Authority shall be under no obligation to supply services if and to the extent and during any period that the supplying of any such service or the use of any component necessary therefor shall be prohibited or rationed by any federal, state or municipal law, rule, regulation, requirement, order or direction and if the Port Authority deems it in the public interest to comply therewith, even though such law, rule, regulation, requirement, order or direction may not be mandatory on the Port Authority as a public agency.

          (f) No failure, delay or interruption in supplying agreed services
(whether or not a separate charge is made therefor) shall be or be construed to be an eviction of the Lessee or grounds for any diminution or abatement of rental, or (unless resulting from the negligence or wilful failure of the Port
Authority) shall be grounds for any claim by the Lessee for damages, consequential or otherwise.

SECTION 39. HOT WATER AND CHILLED WATER REQUIREMENTS

          (a) (1) The Port Authority has entered into agreements consisting of an Energy Purchase Agreement, dated as of April 28, 1993, a Construction and
Operations

                                      146

Agreement, dated as of April 28, 1993, and an Agreement of Lease, dated as of
April 28, 1993, (all of the foregoing Agreements hereinafter as the same may be supplemented, amended and extended from time to time collectively and individually called the "Cogeneration Agreement") with KIAC Partners, a New York general partnership (hereinafter called "KIAC"), for the construction, installation and operation of a cogeneration facility at the Airport which includes portions of the central heating and refrigeration facility previously operated by the Port Authority at the Airport and which cogeneration facility produces electricity, hot water (hereinafter called "Hot Water") and chilled water (hereinafter called "Chilled Water") and which cogeneration facility is hereinafter called the "Cogeneration Facility". The Cogeneration Facility shall include a thermal distribution system (the "TDS") including distribution lines extending to the Premises as provided in paragraph (f) below.

               (2) The Lessee acknowledges that it has received a copy of the
Cogeneration Agreement and agrees that the supply by KIAC of Hot Water and
Chilled Water to the Premises is subject to all of the terms and provisions of the Cogeneration Agreement. The Lessee agrees that the Port Authority may grant waivers, consents and approvals to KIAC from time to time and the Port Authority and KIAC may, except to the extent provided in paragraph (i) below, supplement, amend or extend the Cogeneration Agreement from time to time and that the Lessee shall be subject to any such waivers, consents and approvals and supplements, amendments, and extensions as part of the Cogeneration Agreement. Copies of any such supplements, amendments and extensions will be made available to the Lessee upon request by the Lessee therefor.

          (b) (1) The Cogeneration Agreement provides, among other things, that the Port Authority will purchase from KIAC for resale to the Lessee, and the
Lessee hereby agrees that it will accept and purchase from the Port Authority subject to all of the terms and conditions of the Cogeneration Agreement, for use on the Premises, to the extent the same is delivered by KIAC to the Port
Authority and by the Port Authority to the Lessee, all of the Lessee's
requirements at the Premises for Hot Water and Chilled Water (excluding requirements exclusively for aircraft and loading bridges leading to aircraft);
and the Lessee hereby agrees to pay the Port Authority therefor as follows:

                    (i) The Lessee acknowledges and agrees that the charge to
the Lessee by the Port Authority for the Lessee's consumption of Hot Water and
Chilled Water at the Premises and Chilled Water makeup water and chemical treatment of makeup water (due to system leakage at the Premises or otherwise)
shall be the sum of (A) the amount payable by the Port Authority to KIAC therefor pursuant to the Cogeneration Agreement, plus (B) Five Percent (5%) of the foregoing and plus (C) all applicable taxes.

                    (ii) The Lessee acknowledges that pursuant to the
Cogeneration Agreement KIAC will furnish the Port Authority with measurements of the Lessee's consumption of (A) Hot Water based upon energy drawn by the Lessee from KIAC's Hot Water distribution lines, (B) Chilled Water based upon the energy absorbed from the Lessee by KIAC's Chilled Water distribution lines and
(C) Chilled Water makeup water and chemical treatment of makeup water consumed on the Premises, and the Lessee agrees that the provisions of the Cogeneration
Agreement with respect to the accuracy of such measurements, the

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determination of such measurements in the event of inaccurate registration by metering devices, and the use of estimates in the event of the failure of such metering devices shall all be applicable to the Lessee under this Agreement as though set forth in full herein.

                    (iii) The Lessee acknowledges that the Cogeneration
Agreement provides that KIAC shall provide estimated bills to the Port Authority for consumption of Hot Water and Chilled Water on a monthly basis on or about the tenth (10th) day of the month for each calendar month. KIAC is then to render a final bill with respect to each estimated bill approximately ten (10)
days after the conclusion of the said month together with the estimated bill for the then current month.

                    (iv) Notwithstanding such arrangement between KIAC and the
Port Authority, the Port Authority shall, with respect to each calendar year or fraction thereof, establish estimated unit rates, subject to change from time to time by the Port Authority, for the consumption on the Premises of Hot Water and
Chilled Water and shall render an estimated bill to the Lessee for the consumption at the Premises at such estimated rates monthly on the last day of the calendar month following each full or partial calendar month during the term hereof which bill shall be payable on receipt.

                    (v) As soon as practicable after the expiration of each
calendar year, the Port Authority shall determine the amounts payable by the
Lessee in accordance with the provisions of subparagraphs (i), (ii) and (iii) of this paragraph (b)(1). A corrected billing based upon such determination shall thereupon be rendered by the Port Authority to the Lessee and if any monies are due to the Port Authority they shall be promptly paid by the Lessee and if any monies are due to the Lessee they shall be credited to it. In the event the term of this Agreement expires or is sooner terminated on a date other than the last day of a calendar year, the Port Authority shall have no obligation to immediately make the computations as hereinabove provided which would determine the amounts payable by the Lessee in accordance with subparagraphs (i), (ii) and
(iii) of this paragraph (b)(1) for the period during said year when this
Agreement was in effect. In the event this Agreement expires on a day other than the last day of a calendar month and the actual consumption of and charges to the Lessee for such portion of the calendar month are not available, the charge to the Lessee shall be equitably prorated. Said computations shall be made subsequent to the end of the calendar year as hereinabove provided, and if any monies are due to the Port Authority they shall be paid by the Lessee and if any monies are due to the Lessee they shall be paid to it by the Port Authority less such amounts, if any, then due and owing to the Port Authority from the Lessee.

                    (vi) The Port Authority shall render a bill to the Lessee
from time to time for the Lessee's Chilled Water distribution gallonage which shall be payable upon receipt. The charge therefor shall be based on KIAC's charge to the Port Authority for makeup water and chemical treatment of makeup water and shall be determined in accordance with subparagraphs (i) and (ii) of this paragraph (b)(1).

                    (vii) In the event that the Lessee disputes any item of an estimated or final bill, the Lessee shall promptly pay the bill in full and the
Port Authority shall make any necessary adjustments only after resolution of such dispute.

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               (2) The Lessee agrees that in order that KIAC or any successor thereto may maintain the status of the Cogeneration Facility as a "qualifying cogeneration facility" under applicable Federal laws, rules and regulations ("QF
Status") including the Public Utility Regulatory Policies Act of 1978 as the
same may be amended and any successor statute thereto, the Lessee shall, at all times it is operating at the Premises for the purposes permitted in this
Agreement, purchase from the Port Authority and use on an annual basis a minimum amount of thermal energy contained in Hot Water and Chilled Water produced by use of steam from the Cogeneration Facility equivalent to the lesser of (1) an amount that, together with all thermal energy contained in Hot Water and Chilled
Water purchased and used by the Port Authority and all other lessees of premises in the Central Terminal Area, is sufficient to maintain the QF Status of the
Cogeneration Facility and (2) the product of (x) 167,379 mm BTUs of thermal energy, which is one-third of the use of thermal energy contained in Hot Water and Chilled Water in the Central Terminal Area of the Port Authority and the
lessees of premises in the Central Terminal Area in the year ending December 31,
1989, and (y) a fraction, the numerator of which is the amount of the use of thermal energy contained in Hot Water and Chilled Water at the Premises in the
most recent complete calendar year preceding the applicable date of determination and the denominator of which is the amount of all use in the
Central Terminal Area of thermal energy contained in Hot Water and Chilled Water in such calendar year.

               (3) It is agreed that during or subsequent to the expiration of this Agreement no charge to or payment by the Lessee with respect to Hot Water,
Chilled Water or Chilled Water distribution gallonage shall be included in, affect, or change in any way the calculation and determination of Port Authority costs or charges under any other agreement between the Lessee and the Port
Authority at the Airport and any such Port Authority cost or charge shall be calculated and determined as if no charge to or payment by the Lessee with respect to Hot Water, Chilled Water or Chilled Water distribution gallonage had been incurred.

          (c) THE LESSEE HEREBY WAIVES AND RELINQUISHES for itself, its successors and assigns any right it may have, and further agrees that it, its successors and assigns shall have no right, to manufacture or produce, to cause to be manufactured or produced, or to purchase or receive from any third party,
Hot Water or Chilled Water for use on the Premises or to use any other manner of air cooling or air heating at the Premises except to purchase, receive and use
Hot Water and Chilled Water from the Port Authority pursuant to this Agreement.

          (d) There shall be no obligation to the Lessee by either KIAC or the
Port Authority to furnish the goods and services covered by this Section at any time (i) while any component necessary therefor shall be prohibited or rationed by any federal, state or municipal, law, rule, regulation, requirement, order or direction or while the Port Authority deems it in the public interest to comply therewith even though such law, rule, regulation, requirement, order or direction may not be mandatory on the Port Authority as a public agency, (ii)
while the same are curtailed or stopped because of the need to repair, replace, rebuild or alter the Cogeneration Facility, (iii) during the continuance of any event of Force Majeure, as such term is defined in the Cogeneration Agreement or
(iv) that the Lessee shall be in default under this Agreement after the period, if any, herein granted to cure such default shall have expired. No failure, delay or interruption in supplying said goods and services shall be or be construed to be an eviction of the

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Lessee or grounds for the diminution or abatement of rentals, fees or other charges, nor shall any such failure, delay or interruption be grounds for any claim by the Lessee for damages, consequential or otherwise, against the Port
Authority or KIAC.

          (e) Without limiting any other provision of this Section, any supply of Hot Water or Chilled Water to the Premises from the Cogeneration Facility shall be limited by the safe and efficient operating capacity of the
Cogeneration Facility as determined by KIAC and as approved by the Port
Authority.

          (f) (1) The Lessee shall install all machinery, equipment and facilities, including heat exchangers, required to be installed in the Premises in order to utilize Hot Water and Chilled Water to be distributed and shall tie into the TDS in the mechanical equipment rooms constructed by the Lessee on the
Premises.

               (2) The Lessee hereby agrees that the Port Authority, KIAC and the contractors or suppliers of either of them shall have the right to enter upon the Premises to install, operate and maintain any part of the Cogeneration
Facility located thereon including but not limited to the TDS and any heat exchangers installed by the Port Authority or KIAC.

          (g) In the event the Cogeneration Agreement is terminated and the facilities for the production of Hot Water and Chilled Water at the Airport exist and are, in the opinion of the Port Authority, economically operable, the
Port Authority itself or pursuant to agreement with a contractor or permittee shall supply Hot Water and Chilled Water to the Premises and the Lessee shall take and pay therefor at the same charge to the Lessee which would be applicable as if the Cogeneration Agreement had been in full force and effect, provided, however, that notwithstanding any other provision of this Section, the charge therefor to the Lessee shall in no event be less than an amount that would reimburse the Port Authority for its capital and operating costs in connection therewith determined in accordance with the Port Authority's normal accounting practice. In addition, the Port Authority may, in its discretion, make or consent to arrangements on one or more occasions with a third party or parties to succeed to KIAC's operation of all or any part of the Cogeneration Facility and the Lessee shall continue to be obligated to purchase Hot Water and Chilled
Water from the Port Authority pursuant to this Agreement, at the rates provided for in the Cogeneration Agreement.

          (h) The Port Authority shall have no liability to the Lessee for any facilities installed by the Lessee on the Premises in connection with the use of
Hot Water and Chilled Water hereunder or for any investment made in connection with the use of Hot Water and Chilled Water.

          (i) The Port Authority shall have the right to grant waivers, consents and approvals with respect to the Cogeneration Agreement and to enter into amendments, supplements or extensions of the Cogeneration Agreement with KIAC or any similar agreement with any successor operator of the Cogeneration Facility or other provider of Hot Water and Chilled Water at the Airport, provided, however, that the Port Authority will not enter into any amendment, supplement or extension of the Cogeneration Agreement which will result in a change in the formula used to calculate the Hot Water and Chilled Water rates payable by the
Lessee which change results in an increase in the rates payable by the

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Lessee pursuant to such formula (the Lessee hereby acknowledging that such formula may, according to its terms, provide for such rates to be adjusted from time to time) without the consent of the lessees (including the Port Authority as and to the extent that the Port Authority uses Hot Water and Chilled Water)
of premises that purchased and used at least Fifty-one percent (51%) of the aggregate Hot Water and Chilled Water purchased and used in the Central Terminal
Area during the last full calendar year preceding the effective date of such amendment, supplement or extension.

SECTION 40. JFK FLIGHT FEES AGREEMENT AND AIRPORT FUELING AGREEMENTS

          (a) It is recognized that the JFK Flight Fees Agreements and the principles and formula set forth therein for the calculation of flight fees, including the costs recovery accounting principles, have by agreement become the basis for determining flight fees payable by various Aircraft Operators at the
Airport who are the actual signatories to JFK Flight Fees Agreements. In the event of the expiration and non-extension or non-renewal of the JFK Flight Fees
Agreement, the same formula, accounting principles and costs recovery methodology now set forth in the JFK Flight Fees Agreements for the calculation of flight fees shall continue to be utilized for the calculation of flight fees at the Airport for the Lessee until such time as the JFK Flight Fees Agreements are formally replaced by a new agreement or agreements or by a new policy or policies. The Port Authority has advised the Lessee that it is the intention of the Port Authority that with respect to the formula, accounting principles and the costs recovery methodology for the calculation of flight fees upon the expiration and non-extension or non-renewal of the JFK Flight Fees Agreements all Aircraft Operators at the Airport which are similarly situated will be treated in a similar manner.

          (b) The parties hereto agree that in the event any provisions contained in the Lessee's JFK Flight Fees Agreement conflict with any one or more provisions of this Lease, the provisions this Lease shall control with respect to all areas and subject matters covered by this Lease, except only as to the Lessee's operations on the Public Aircraft Facilities at the Airport and
to the extent that any of the provisions of this Lease conflict with the provisions of the Lessee's JFK Flight Fees Agreement concerning the rights and obligations as to operations on the Public Aircraft Facilities at the Airport, the Lessee's JFK Flight Fees Agreement shall control with respect to rights and obligations as to operations of the Public Aircraft Facilities at the Airport.

SECTION 41. FEDERAL AIRPORT AID

          The Port Authority has applied for and received a grant or grants of money from the Administrator of the Federal Aviation Administration pursuant to the Airport and Airways Development Act of 1970, as the same has been amended and supplemented or superseded by similar federal legislation, and under prior federal statutes which said Act superseded and the Port Authority may in the future apply for and receive further such grants. In connection therewith the
Port Authority has undertaken and may in the future undertake certain obligations respecting its operation of the Airport and the activities of its contractors, lessees and permittees thereon. The performance by the Lessee of the covenants and obligations contained in this Lease is therefore a special consideration and inducement to the making of this Agreement by the Port

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Authority, and the Lessee further covenants and agrees that if the Administrator of the Federal Aviation Administration or any other governmental officer or body having jurisdiction over the enforcement of the obligations of the Port
Authority in connection with Federal Airport Aid shall make any orders, recommendations or suggestions respecting the performance by the Lessee of its covenants and obligations under this Agreement, the Lessee will promptly comply therewith at the time or times, when and to the extent that the Port Authority may direct.

SECTION 42. REQUESTING AIRLINES AT THE AIRPORT

          (a) Requesting Airlines:

               (1) If at any time from and after the First Enplanement Date to and including the day preceding the fifth (5th) anniversary of DBO, a Scheduled
Aircraft Operator advises the Lessee that it would like the Lessee to make
Accommodations available to it at the Premises, the Lessee in furtherance of the public interest of having the Premises fully and most effectively utilized shall use reasonable efforts to provide Accommodations to said Scheduled Aircraft
Operator. If the Lessee fails to reach agreement with said Scheduled Aircraft
Operator for such Accommodations, the Lessee shall advise the Port Authority to such effect. Thereafter, the Port Authority shall make a determination as to whether the Lessee should provide Accommodations to the Scheduled Aircraft
Operator as requested and if so, whether there are any limitations on the nature, cost, duration and extent of such Accommodations.

               (2) If at any time from and after the fifth (5th) anniversary of
DBO, a Scheduled Aircraft Operator advises the Lessee that it would like the
Lessee to make Accommodations available to it at the Premises, the Lessee in furtherance of the public interest of having the Premises fully and most effectively utilized shall use its best efforts to provide Accommodations to said Scheduled Aircraft Operator. If the Lessee fails to reach agreement with said Scheduled Aircraft Operator for such Accommodations, the Lessee shall advise the Port Authority to such effect. Thereafter, the Port Authority shall make a determination as to whether the Lessee should provide Accommodations to the Scheduled Aircraft Operator as requested and if so, whether there are any limitations on the nature, cost, duration and extent of such Accommodations.

               (3) The term "Requesting Airline" shall mean any Scheduled
Aircraft Operator which has advised the Lessee that it would like the Lessee to make Accommodations available to it at the Premises and any Scheduled Aircraft
Operator that the Port Authority has determined must be accommodated at the
Premises as provided for in this paragraph (a).

               (4) The determinations made by the Port Authority pursuant to subparagraphs (a)(1) and (a)(2) of this Section shall be made on a reasonable basis taking into consideration at a minimum the following factors: (i) the requirements and obligations of the Port Authority pursuant to law, grant assurances, agreement and otherwise, including without limitation, as the operator of the Airport and as an applicant for and recipient of governmental grants, federal airport aid, passenger facility charges and other monies, (ii)
operational considerations of the Port Authority and of the Airport, (iii) the
then existing utilization of Gates at the Premises by the Lessee compared with the then existing utilization of aircraft gates at the other passenger terminals in the CTA, (iv) the actual and projected growth of the number of

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Enplanements of the Lessee, (v) the compatibility of the flights, schedules, flight times, operations, operating practices and aircraft equipment of the
Requesting Airline with those of the Lessee and (vi) the need for labor harmony.

               (5) Any Accommodation Agreement between the Lessee and the
Requesting Airline made in accordance with any of the foregoing provisions of this Section 42, shall be submitted by the Lessee to the Port Authority for its consent, which will be in the form of a consent agreement prepared by the Port
Authority and to be executed by the Lessee, the Requesting Airline and the Port
Authority.

               (6) Nothing in this Section shall be deemed to abrogate, change or affect any restrictions, limitations or prohibitions on assignment, subletting or use of the Premises by others under this Lease and shall not in any manner affect, waive or change any of the provisions thereof.

          (b) Section 42 Notice to Provide Accommodations to a Requesting
Airline:

               (1) If the Port Authority shall make a determination under paragraph (a) of this Section 42 that the Lessee is to provide Accommodations to a Requesting Airline, then in addition to and without limiting each and every other right the Port Authority has under this Agreement or otherwise, the Port
Authority as to any and each such Requesting Airline, shall have the right, upon ninety (90) days' notice to the Lessee (each such notice a "Section 42 Notice to
Provide Accommodations" and each said 90-day period, the "Section 42 Notice
Period") to require the Lessee to make available and provide Accommodations to such Requesting Airline at the Premises as directed by the Port Authority.

               (2) The Lessee shall, and hereby agrees, on or before the
expiration of the Section 42 Notice Period under each such Section 42 Notice to
Provide Accommodations, to provide Accommodations to the Requesting Airline in accordance with said Section 42 Notice to Provide Accommodations, provided, however, the Lessee shall not be relieved from its obligation to provide such
Accommodations to the Requesting Airline if Lessee and the Requesting Airline
shall have failed to execute an Accommodations Agreement unless the Lessee shall have tendered to the Requesting Airline a form of Accommodations Agreement described in paragraph (c)(6) of this Section and which is in accordance with the Section 42 Notice to Provide Accommodations and the Requesting Airline shall not have executed such form of Accommodations Agreement after tender thereof to it for execution. The Lessee shall accept information from the Requesting
Airline and/or the Port Authority with respect to the Requesting Airline's scheduled arrivals and departures for each Gate specified in the Section 42
Notice to Provide Accommodations and the Lessee shall provide Accommodations to the Requesting Airline in such manner so as to properly meet the Requesting
Airline's schedule and needs for Accommodations as to each applicable Gate for its said scheduled arrivals and departures.

               (3) Without limiting the foregoing, upon its receipt of such
Section 42 Notice to Provide Accommodations the Lessee shall use its best efforts to enter into an Accommodations Agreement in the form described in paragraph (c)(6) of this Section with the

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Requesting Airline in accordance with the Section 42 Notice to Provide
Accommodations; provided, however, that any failure of the Lessee and the
Requesting Airline to execute such Accommodations Agreement shall not relieve or release the Lessee from its obligations hereunder to provide Accommodations to the Requesting Airline in accordance with all of the foregoing and the Section
42 Notice to Provide Accommodations unless the Lessee shall have tendered to the
Requesting Airline a form of Accommodations Agreement described in paragraph
(c)(6) of this Section and which is in accordance with the Section 42 Notice to
Provide Accommodations and the Requesting Airline shall not have executed such form of Accommodations Agreement after tender thereof to it for execution.

          (c) Accommodations:

               (1) The Requesting Airline may handle itself or may be handled by any Person who holds a permit from the Port Authority to provide handling services at the Airport.

               (2) In addition, the Requesting Airline may be handled by the
Lessee subject to the terms and conditions of this Lease, including without limitation the following. Each sublease or Handling Agreement entered into between the Requesting Airline and the Lessee shall be subject to the prior and continuing approval of the Port Authority and the execution among the Port
Authority, the Lessee, and the Requesting Airline of a form of consent agreement prepared by the Port Authority.

               (3) Except for the requirements set forth in subparagraph (6) of this paragraph (c), nothing contained in this Section shall in any way affect the discretion of the Port Authority in granting or withholding its consent to an Accommodations Agreement proposed by the Lessee or directed by the Port
Authority and such consent may contain such terms and conditions including but not limited to such financial or other conditions which may include a fixed charge or a charge based upon a percentage of the Lessee's gross receipts arising therefrom, as the Port Authority may, at that time, elect, and all provisions of the Lease requiring the prior written consent or approval of the
Port Authority.

               (4) Notwithstanding anything to the contrary contained herein the
Lessee understands and agrees that the Lessee shall not perform any services and functions for a Requesting Airline pursuant to an Accommodations Agreement with respect to which the Port Authority has specifically withheld consent and approval in the consent agreement to such Accommodations Agreement. The
Requesting Airline may either perform said services and functions itself or use the services of the service organization authorized by the Port Authority, including but not limited to in-flight caterers, aircraft fuelers, and ramp handlers performing such services or functions at the Airport. The Lessee however may make the necessary arrangements (subject to Port Authority consent where required) with the authorized service organization performing such services and functions performed for the Requesting Airline.

               (5) The Lessee shall furnish to the Port Authority from time to time such itemization, details and information pertaining to the Accommodations provided to each Requesting Airline and Accommodations Agreement as the Port
Authority may from time to

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time request. Moreover, and without limiting the foregoing, the Lessee will at all times keep the Port Authority informed and advised and will consult with the
Port Authority from time to time as to all aspects of its Accommodations of
Scheduled Aircraft Operators hereunder.

               (6) The Lessee agrees that all services, facilities, equipment and other items provided by the Lessee to each Requesting Airline under an
Accommodations Agreement (or otherwise) shall be at reasonable and at non-discriminatory rates, fees and charges, which rates, fees and charges shall be based upon the proper recovery by the Lessee of a pro rata share of the
Lessee's costs of (i) operation and maintenance of the Premises, (ii) the services provided to the Accommodated Handled Airline or the Accommodated
Sublessee Airline, (iii) the Lessee's investment in the Premises not otherwise included in the above and (iv) the fees and rentals paid to the Port Authority under this Agreement. Further, each Accommodations Agreement shall include
(unless not required by the Lessee) that the Requesting Airline indemnify and hold the Lessee harmless from any injury, loss and/or damages associated with the Requesting Airline's use or occupancy of the applicable portions of the
Premises; that the Requesting Airline provide the Lessee with a certificate of insurance evidencing that the Requesting Airline maintains insurance in accordance with the requirements set forth in the Port Authority's consent to the Accommodations Agreement and that the Lessee is named as an additional insured on such insurance; that the Requesting Airline agrees to be bound by those terms and conditions of the Lease applicable to the Requesting Airline;
and that the Requesting Airline deposit with the Lessee a security deposit with the Lessee in an amount equivalent to all charges, fees, rentals, and other amounts payable by the Requesting Airline to the Lessee pursuant to the
Accommodations Agreement for a period of not greater than two months.

          (d) Section 42 Gate Termination:

               (1) The terms and provisions of this paragraph (d) shall become and be effective from and after the fifth (5th) anniversary of DBO.

               (2) In the event that at the expiration of the Section 42 Notice
Period the Lessee shall fail to provide Accommodations to the Requesting Airline named in the Section 42 Notice to Provide Accommodations triggering such Section
42 Notice Period, the Port Authority may, upon at least thirty (30) days' notice to the Lessee (each a "Section 42 Gate Termination Notice"), terminate the letting of any number or all of the Gates specified in said Section 42 Notice to
Provide Accommodations and all Gate Related Premises applicable thereto as specified in such Section 42 Notice to Provide Accommodations. In the event the
Port Authority gives a Section 42 Gate Termination Notice in accordance with the foregoing, the termination of the Gate or Gates and Gate Related Premises specified in such notice shall be effective on the date set forth in said
Section 42 Gate Termination Notice ("Section 42 Gate Termination Date").

               (3) The Port Authority's rights to terminate one or more Gates and Gate Related Premises as set forth in this Section 42 may be exercised from time to time and as to one or more than one Requesting Airline, without waiving, limiting or impairing any other rights and remedies of the Port Authority under this Agreement or otherwise.

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               (4) As to each Section 42 Gate Termination Notice, upon such termination, the term of the letting as to the terminated portion or portions of the Premises (i.e. Gate(s) and Gate Related Premises) shall cease and expire on the effective date set forth in said Section 42 Gate Termination Notice with the same force and effect as if said date were the date originally stated in this
Agreement for the expiration of the term of the letting as to said portion or portions of the Premises. This Agreement and the letting as to all other portions of the Premises (excluding all other previously terminated portions thereof) shall continue in full force and effect.

               (5) "Section 42 Terminated Gate" shall mean each Gate and its
Gate Related Premises for which the letting is terminated pursuant to the provisions of this Section 42.

          (e) Adjustment of Rentals in the Event of a Section 42 Gate
Termination:

               In the event of the termination of any portion or portions of the
Premises (i.e. Gate(s) and Gate Related Premises) pursuant to a Section 42 Gate
Termination Notice the rentals payable under this Lease shall not be abated but instead the following rentals, and only such rentals, shall be adjusted as follows, which adjustment shall be subject to and conditioned on the Lessee's continued compliance with the terms and conditions set forth in paragraphs (g)
and (h) below, and shall be made only during such times that the Lessee shall be in compliance with paragraphs (g) and (h) below and shall provide full and unrestricted access, ingress and egress to the Section 42 Terminated Gate(s) to the Port Authority and each user of the Section 42 Terminated Gate(s) and their employees, agents, representative and contractors:

                    (i) For each Section 42 Terminated Gate, from and after the later to occur of the Section 42 Gate Termination Date applicable to such
Section 42 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 42 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Second Ground
Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of Second Ground Rental that would have been payable by the Lessee under this Lease (including without limitation taking into account any abatement thereof) if there had not been any termination at any time of any Gates and Gate
Related Premises pursuant to this Section or pursuant to Section 43 hereof, by the Pro-Rata Share.

                    (ii) For each Section 42 Terminated Gate, from and after the later to occur of the Section 42 Gate Termination Date applicable to such
Section 42 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 42 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Third Ground
Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of Third Ground Rental that would have been payable by the Lessee under this Lease (including without limitation taking into account any abatement thereof) if there had not been any termination at any time of any Gates and Gate
Related Premises pursuant to this Section or pursuant to Section 43 hereof, by the Pro-Rata Share.

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                    (iii) For each Section 42 Terminated Gate, from and after
the later to occur of the Section 42 Gate Termination Date applicable to such
Section 42 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 42 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Fourth Ground
Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of Fourth Ground Rental that would have been payable by the Lessee under this Lease (including without limitation taking into account any abatement thereof) if there had not been any termination at any time of any Gates and Gate
Related Premises pursuant to this Section or pursuant to Section 43 hereof, by the Pro-Rata Share.

                    (iv) With respect to each Section 42 Gate Termination
Notice, for the purpose of calculating the Second Enplanement Rental payable by the Lessee to the Port Authority hereunder from and after the later to occur of the Section 42 Gate Termination Date applicable to such Section 42 Terminated
Gate and the date that the Lessee shall have actually surrendered and vacated such Section 42 Terminated Gate in accordance with all the applicable provisions of this Lease, (x) the amount of the Base Enplanement Rental, as the same may have been previously reduced pursuant to the provisions of this Section 42 or
Section 43 hereof, shall be reduced by subtracting therefrom an amount equal to the product obtained by multiplying the number of Gates terminated by such
Section 42 Gate Termination Notice by the product obtained by multiplying the
Initial Base Enplanement Rental by the Pro-Rata Share, and (y) the amount of the
Minimum Enplanement Rental, as the same may have been previously reduced pursuant to the provisions of this Section 42 and Section 43, shall be reduced by subtracting therefrom, an amount equal to the product obtained by multiplying the number of Gates terminated by such Section 42 Gate Termination Notice by the product obtained by multiplying the Initial Minimum Enplanement Rental by the
Pro-Rata Share, and (z) the Variable Enplanement Rental, as the same may have been previously reduced pursuant to the provisions of this Section and Section
43 hereof, shall be reduced by subtracting therefrom an amount equal to the product obtained by multiplying the number of Gates terminated by such Section
42 Gate Termination Notice by the product obtained by multiplying such Variable
Enplanement Rental, by the Pro-Rata Share.

                    (v) For each Section 42 Terminated Gate, from and after the later to occur of the Section 42 Gate Termination Date applicable to such
Section 42 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 42 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the First
Additional Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of First Additional Rental that would have been payable by the
Lessee under this Lease if there had not been any termination at any time of any
Gates and Gate Related Premises pursuant to this Section or pursuant to Section
43 hereof, by the Pro-Rata Share.

                    (vi) For each Section 42 Terminated Gate, from and after the later to occur of the Section 42 Gate Termination Date applicable to such
Section 42 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 42 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Third
Additional Rental payable by the Lessee to the Port Authority hereunder shall be

                                      157

reduced by an amount equal to the product obtained by multiplying the amount of such installment of Third Additional Rental that would have been payable by the
Lessee under this Lease if there had not been any termination of any Gates and
Gate Related Premises pursuant to this Section or pursuant to Section 43 hereof, by the Pro-Rata Share.

                    (vii) For each Section 42 Terminated Gate, from and after
the later to occur of the Section 42 Gate Termination Date applicable to such
Section 42 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 42 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Fifth
Additional Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of Fifth Additional Rental that would have been payable by the
Lessee under this Lease if there had not been any termination of any Gates and
Gate Related Premises pursuant to this Section or pursuant to Section 43 hereof, by the Pro-Rata Share.

          (f)  Payment of Pro-Rata Share of Lessee's Unamortized Investment in
               the Event of a Section 42 Gate Termination:

               Within sixty (60) days after the later to occur of a Section 42
Gate Termination Date and the date that the Lessee shall have actually surrendered and vacated in accordance with all applicable provisions of this
Lease all of the Section 42 Terminated Gate(s) for which such Section 42 Gate
Termination Date is applicable, the Port Authority shall, with respect to each such Section 42 Terminated Gate, make a one-time payment to the Lessee in the amount equal to the product obtained by multiplying the Pro-Rata Share by the
Lessee's Unamortized Investment. The foregoing payments shall be subject to the
Port Authority's rights of audit and inspection and shall be subject to the record-keeping obligations of the Lessee under Section 65 hereof.

          (g)  Services to Section 42 Terminated Gate(s):

               The Lessee shall cooperate with the Port Authority in
arrangements at the Premises so that each Aircraft Operator who uses a Section
42 Terminated Gate may handle itself or be handled by a handling permittee of the Port Authority of its choice, subject to prior written consent of the Port
Authority and payment of all applicable fees to the Port Authority. In the event that the Lessee wishes to perform handling services for any such Aircraft
Operator, the Lessee shall not do so unless the Lessee has obtained an appropriate handling permit from the Port Authority covering the Lessee's handling of such Aircraft Operator to be subject to the prior and continuing approval of the Port Authority and payment of all applicable fees to the Port
Authority, and if the Port Authority deems appropriate, the execution among the
Port Authority, the Lessee, and such Aircraft Operator of a form of consent agreement prepared by the Port Authority. Nothing contained herein shall in any way affect the discretion of the Port Authority in granting or withholding a permit or its consent to a Handling Agreement proposed by the Lessee and any such permit and/or consent may contain such terms and conditions including but not limited to such financial or other conditions which may include a fixed charge or a charge based upon a percentage of the Lessee's gross receipts arising therefrom, as the Port Authority

                                      158

may, at that time, elect. All such rates, fees and charges pursuant to any such
Handling Agreement shall be at reasonable and at non-discriminatory rates, fees and charges.

          (h)  Rights of Users of Terminated Gate(s):

               Effective from and after a Section 42 Gate Termination Date as to each Section 42 Terminated Gate, the Port Authority and each user of a Section
42 Terminated Gate, and their respective officers, employees, passengers, patrons, invitees, contractors, suppliers of material and furnishers of services, shall have the right of ingress and egress between the Section 42
Terminated Gates and Gate Related Premises and the public streets outside the
Premises, and also the right of ingress and egress between the Premises and the
Public Landing Area at the Airport, by means of existing taxiways to be used in common with others having rights of passage thereon, as well as over the taxiway areas of the Premises.

          (i)  No Waiver:

               The failure of the Port Authority to exercise any of its rights under this Section 42 during any period in which it may have such a right shall not affect, waive or limit its right to exercise said rights or any other of its rights or remedies under this Agreement or otherwise at any subsequent time.

SECTION 43. ADDITIONAL RIGHTS OF TERMINATION OF THE PORT AUTHORITY AS TO
            PORTIONS OF THE PREMISES

          (a) It is hereby agreed that for the purpose of this Section the term the "Lessee's Commencement Basic Schedule" shall be and mean the following:

               (1) for the first full calendar year occurring from and after the
Completion Date (the "First Commencement Period"), the Lessee's Commencement
Basic Schedule shall mean the Revenue Seats Daily Average, as defined in paragraph (f) hereof, for the immediately preceding calendar year; and

               (2) for the second full calendar year occurring after the First
Commencement Period, the Lessee's Commencement Basic Schedule shall mean the
Revenue Seats Daily Average for the immediately preceding calendar year; and

               (3) for the third full calendar year occurring after the First
Commencement Period, the Lessee's Commencement Basic Schedule shall mean the
Revenue Seats Daily Average for the immediately preceding calendar year; and

               (4) for the fourth full calendar year occurring after the First
Commencement Period the Lessee's Commencement Basic Schedule shall mean the
Revenue Seats Daily Average for the immediately preceding calendar year; and

               (5) for the fifth full calendar year occurring after the First
Commencement Period the Lessee's Commencement Basic Schedule shall mean the
Revenue Seats Daily Average for the immediately preceding calendar year; and

                                      159

               (6) for the sixth full calendar year occurring after the First
Commencement Period and each and every calendar year thereafter the Lessee's
Commencement Basic Schedule shall mean the Revenue Seats Daily Average for the fifth full calendar year occurring after the Completion Date.

          (b) Commencing with the First Commencement Period, and for each and every calendar year thereafter, the Port Authority may ascertain the Revenue
Seats Daily Average of the Lessee for the Airport for the preceding calendar year in accordance with the provisions of paragraph (f) hereof, which Revenue
Seats Daily Average shall be the Lessee's Basic Schedule for the preceding calendar year and shall be referred to as such. Thus, for example, if the first calculation was based on the calendar year 2009 experience, said Revenue Seats
Daily Average shall be called the "Lessee's Basic Schedule for 2009".

          (c) If as of the first January 1st occurring after the First
Commencement Period, and as of the January 1st of each succeeding calendar year
(i) the Lessee's Basic Schedule for the immediately preceding calendar year for the Airport is less than sixty-seven percent (67%) of the Lessee's Commencement
Basic Schedule for such year or (ii) because of reasons beyond the control of the Lessee the Lessee's Basic Schedule for the immediately preceding two calendar years is less than sixty-seven percent (67%) of the Lessee's
Commencement Basic Schedule, then in either of such events set forth in the foregoing clauses (i) and (ii) and in addition to and without limiting each and every other right the Port Authority has under this Agreement or otherwise, the
Port Authority shall have additional rights exercisable at its sole option, upon six (6) months written notice to the Lessee, (i) to require the Lessee (and the
Lessee hereby agrees) to make available Accommodations at the Premises as directed by the Port Authority in the amount and to the extent set forth in paragraph (g) hereof to Aircraft Operators (each a "Section 43 Notice to Provide
Accommodations"); or (ii) to terminate the letting under the Lease as to such number of Gates and all Gate Related Premises applicable thereto (each a
"Section 43 Gate Termination Notice") set forth in paragraph (g) hereof; or
(iii) to serve both a Section 43 Notice to Provide Accommodations and a Section
43 Gate Termination Notice as to any combination of the Gates (and all Gate
Related Premises applicable thereto) ) set forth in paragraph (g) hereof.

          (d) Accommodations:

               (1) The Lessee's obligation under this Section 43 to provide
Accommodations to Scheduled Aircraft Operators shall be effective on the date set forth in each Section 43 Notice to Provide Accommodations from the Port
Authority to such effect, as aforesaid. Upon such Section 43 Notice to Provide
Accommodations the Lessee shall use its best efforts to secure an arrangement with a Scheduled Aircraft Operator as directed by the Port Authority for
Accommodations in the Premises and shall in good faith negotiate with any such
Scheduled Aircraft Operator as the Port Authority shall direct for
Accommodations in the Premises, all in accordance herewith. With respect to each
Section 43 Notice to Provide Accommodations served on the Lessee by the Port
Authority, the Lessee shall make such Accommodations, as specified in the
Section 43 Notice to Provide Accommodations, available from time to time during the entire period commencing on the effective date set forth in the

                                      160

aforesaid Section 43 Notice to Provide Accommodations and ending when the
Lessee's Basic Schedule for a calendar year, determined in accordance with the foregoing shall have been sixty-seven percent (67%) or more of the Lessee's
Commencement Basic Schedule (a "Period of Underutilization").

               (2) (i) Such Accommodations may be accomplished by the Lessee by making available and providing non-exclusive use of Gates and Gate Related
Premises to Scheduled Aircraft Operators pursuant to a Handling Agreement between the Lessee and any such Scheduled Aircraft Operator. Each such Handling
Agreement shall be subject to the prior and continuing approval of the Port
Authority and the execution among the Port Authority, the Lessee, and the
Accommodated Handled Airline of a form of consent agreement prepared by the Port
Authority.

                    (ii) It is understood furthermore that the Accommodations
contemplated hereunder may involve the use of subleases of portions of the
Premises in addition to or in lieu of Handling Agreements. Any sublease with a
Scheduled Aircraft Operator, will similarly be subject to the prior and continuing approval of the Port Authority and the execution of a consent agreement prepared by the Port Authority, and executed by the Port Authority, the Lessee and the Accommodated Sublessee Airline.

               (3) Nothing contained herein shall in any way affect the
discretion of the Port Authority in granting or withholding its consent to a
Handling Agreement or a sublease with a Accommodated Sublessee Airline, proposed by the Lessee or directed by the Port Authority whether or not during a Period of Underutilization, and such consent may contain such terms and conditions including but not limited to such financial or other conditions which may include a fixed charge or a charge based upon a percentage of the Lessee's gross receipts arising therefrom, as the Port Authority may, at that time, elect, and all provisions of the Lease requiring the prior written consent or approval of the Port Authority.

               (4) Notwithstanding anything to the contrary contained herein the
Lessee understands and agrees that the Lessee shall not perform any services and functions pursuant to any Handling Agreement or sublease with a Accommodated
Handled Airline or a Accommodated Sublessee Airline with respect to which the
Port Authority has specifically withheld consent and approval in the consent agreement to such Handling Agreement or sublease. The Accommodated Handled
Airline and the Accommodated Sublessee Airline may either perform said services and functions themselves or use the services of the authorized service organization, including but not limited to in-flight caterers, aircraft fuelers, and ramp handlers performing such services or functions at the Airport. The
Lessee however may make the necessary arrangements with the authorized service organization performing such services and functions performed for the
Accommodated Handled Airline or the Accommodated Sublessee Airline.

               (5) The Lessee shall furnish to the Port Authority from time to time such itemization, details and information pertaining to the Handling
Agreements and subleases as the Port Authority may from time to time request.
Moreover, and without limiting the foregoing, the Lessee shall at all times keep the Port Authority informed and advised and will

                                      161

consult with the Port Authority from time to time as to all aspects of its
Accommodations of Scheduled Aircraft Operators hereunder.

               (6) The Lessee agrees that all services, facilities, equipment and other items covered by Handling Agreements and subleases shall be at reasonable and at non-discriminatory rates, fees and charges, which rates, fees and charges shall be based upon the recovery by the Lessee of a pro rata share of the Lessee's costs of (i) operation and maintenance of the Premises, (ii) the services provided to the Accommodated Handled Airline or the Accommodated
Sublessee Airline and (iii) the Lessee's investment in the Premises not otherwise included in the above, and (iv) fees and rents paid to the Port
Authority under this Agreement. Further, each Accommodations Agreement shall include (unless not required by the Lessee) that the Requesting Airline indemnify and hold the Lessee harmless from any injury, loss and/or damages associated with the Requesting Airline's use or occupancy of the applicable portions of the Premises; that the Requesting Airline provide the Lessee with a certificate of insurance evidencing that the Requesting Airline maintains insurance in accordance with the requirements set forth in the Port Authority's consent to the Accommodations Agreement and that the Lessee is named as an additional insured on such insurance; that the Requesting Airline deposit with the Lessee a security deposit with the Lessee in an amount equivalent to all charges, fees, rentals, and other amounts payable by the Requesting Airline to the Lessee pursuant to the Accommodations Agreement for a period of not greater than two months; and that the Requesting Airline agrees to be bound by the terms and conditions of the Lease applicable to the Requesting Airline.

               (7) It is understood and agreed that the following shall not be a reason for the Lessee to refuse a sublease or Handling Agreement or to impose any conditions or limitations on operations in connection therewith under this
Section: (aa) possible or potential labor disharmony with an Accommodated
Handled Airline or Accommodated Sublessee Airline, (bb) compatibility of schedules and operations between the Lessee or another user or occupant of the
Premises and an Accommodated Handled Airline or Accommodated Sublessee Airline,
or (cc) competitive nature of the routes, schedules or type of air transportation service to be provided by an Accommodated Handled Airline or
Accommodated Sublessee Airline, provided, further, however, that with respect to item (aa) above if, after notice from the Port Authority to provide
Accommodations to a specific Scheduled Aircraft Operator, the Lessee shall, in good faith, believe that the operations of such specific Scheduled Aircraft
Operator on the Premises would cause such significant, immediate and irremediable labor disharmony which would seriously affect the operations of the
Lessee then, upon request by the Lessee to the Port Authority setting forth in specific detail satisfactory to the Port Authority the nature of the anticipated labor disharmony and requesting that the Lessee not be obligated under this
Section to provide Accommodations for such specific Scheduled Aircraft Operator, the Port Authority shall, in good faith, consider the Lessee's request and if the Port Authority finds that the labor disharmony described by the Lessee is reasonably likely to result if the Lessee were to provide Accommodations to such
Scheduled Aircraft Operator on the Premises then the Port Authority shall notify the Lessee that the Port Authority's discretion to provide Accommodations to such Scheduled Aircraft Operator is rescinded.

          (e) Section 43 Gate Termination:

                                      162

               (1) In the event the Port Authority serves a Section 43 Gate
Termination Notice in accordance with the foregoing paragraph (c), the termination of the Gate or Gates and the Gate Related Premises specified in such
Notice shall be effective on the date set forth in said Section 43 Gate
Termination Notice (each a "Section 43 Gate Termination Date").

               (2) As to each Section 43 Gate Termination Notice, upon such termination, the term of the letting as to the terminated portion or portions of the Premises (i.e. Gate(s) and Gate Related Premises) shall cease and expire on the effective date set forth in said Section 43 Gate Termination Notice with the same force and effect as if said date were the date originally stated in this
Agreement for the expiration of the term of the letting as to said portion or portions of the Premises. This Agreement and the letting as to all other portions of the Premises (excluding all other previously terminated portions thereof) shall continue in full force and effect.

               (3) In the event of the termination of any portion or portions of the Premises (i.e. Gate(s) and Gate Related Premises) pursuant to a Section 43
Gate Termination Notice the rentals payable under this Lease shall not be abated but instead the following rentals, and only such rentals, shall be adjusted as follows, which adjustment shall be subject to and conditioned on the Lessee's continued compliance with the terms and conditions set forth in paragraphs (h)
and (i) below, and shall be made only during such times that the Lessee shall be in compliance with paragraphs (h) and (i) below and shall provide full and unrestricted access, ingress and egress to the Section 43 Terminated Gate(s) to the Port Authority and each user of the Section 43 Terminated Gate(s) and their employees, agents, representative and contractors:

                    (i) For each Section 43 Terminated Gate, from and after the later to occur of the Section 43 Gate Termination Date applicable to such
Section 43 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 43 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Second Ground
Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of Second Ground Rental that would have been payable by the Lessee under this Lease (including without limitation taking into account any abatement thereof) if there had not been any termination at any time of any Gates and Gate
Related Premises pursuant to this Section or pursuant to Section 42 hereof, by the Pro-Rata Share.

                    (ii) For each Section 43 Terminated Gate, from and after the later to occur of the Section 43 Gate Termination Date applicable to such
Section 43 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 43 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Third Ground
Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of Third Ground Rental that would have been payable by the Lessee under this Lease (including without limitation taking into account any abatement thereof) if there had not been any termination at any time of any Gates and Gate
Related Premises pursuant to this Section or pursuant to Section 42 hereof, by the Pro-Rata Share.

                                      163

                    (iii) For each Section 43 Terminated Gate, from and after
the later to occur of the Section 43 Gate Termination Date applicable to such
Section 43 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 43 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Fourth Ground
Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of Fourth Ground Rental that would have been payable by the Lessee under this Lease (including without limitation taking into account any abatement thereof) if there had not been any termination at any time of any Gates and Gate
Related Premises pursuant to this Section or pursuant to Section 42 hereof, by the Pro-Rata Share.

                    (iv) With respect to each Section 43 Gate Termination
Notice, for the purpose of calculating the Second Enplanement Rental payable by the Lessee to the Port Authority hereunder from and after the later to occur of the Section 43 Gate Termination Date applicable to such Section 43 Terminated
Gate and the date that the Lessee shall have actually surrendered and vacated such Section 43 Terminated Gate in accordance with all the applicable provisions of this Lease, (x) the amount of the Base Enplanement Rental, as the same may have been previously reduced pursuant to the provisions of this Section 43 or
Section 42 hereof, shall be reduced by subtracting therefrom an amount equal to the product obtained by multiplying the number of Gates terminated by such
Section 43 Gate Termination Notice by the product obtained by multiplying the
Initial Base Enplanement Rental by the Pro-Rata Share, and (y) the amount of the
Minimum Enplanement Rental, as the same may have been previously reduced pursuant to the provisions of this Section 43 and Section 42, shall be reduced by subtracting therefrom, an amount equal to the product obtained by multiplying the number of Gates terminated by such Section 43 Gate Termination Notice by the product obtained by multiplying the Initial Minimum Enplanement Rental by the
Pro-Rata Share, and (z) the Variable Enplanement Rental, as the same may have been previously reduced pursuant to the provisions of this Section and Section
42 hereof, shall be reduced by subtracting therefrom an amount equal to the product obtained by multiplying the number of Gates terminated by such Section
43 Gate Termination Notice by the product obtained by multiplying such Variable
Enplanement Rental, by the Pro-Rata Share.

                    (v) For each Section 43 Terminated Gate, from and after the later to occur of the Section 43 Gate Termination Date applicable to such
Section 43 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 43 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the First
Additional Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of First Additional Rental that would have been payable by the
Lessee under this Lease if there had not been any termination at any time of any
Gates and Gate Related Premises pursuant to this Section or pursuant to Section
42 hereof, by the Pro-Rata Share.

                    (vi) For each Section 43 Terminated Gate, from and after the later to occur of the Section 43 Gate Termination Date applicable to such
Section 43 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 43 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment

                                      164

of the Third Additional Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of Third Additional Rental that would have been payable by the Lessee under this Lease if there had not been any termination of any Gates and Gate Related Premises pursuant to this Section or pursuant to Section 42 hereof, by the Pro-Rata Share.

                    (vii) For each Section 43 Terminated Gate, from and after
the later to occur of the Section 43 Gate Termination Date applicable to such
Section 43 Terminated Gate and the date that the Lessee shall have actually surrendered and vacated such Section 43 Terminated Gate in accordance with all the applicable provisions of this Lease, each installment of the Fifth
Additional Rental payable by the Lessee to the Port Authority hereunder shall be reduced by an amount equal to the product obtained by multiplying the amount of such installment of FifthAdditional Rental that would have been payable by the
Lessee under this Lease if there had not been any termination of any Gates and
Gate Related Premises pursuant to this Section or pursuant to Section 42 hereof, by the Pro-Rata Share.

               (4) Within sixty (60) days after the later to occur of a Section
43 Gate Termination Date and the date that the Lessee shall have actually surrendered and vacated in accordance with all applicable provisions of this
Lease all of the Section 43 Terminated Gate(s) for which such Section 43 Gate
Termination Date is applicable, the Port Authority shall, with respect to each such Section 43 Terminated Gate, make a one-time payment to the Lessee in the amount equal to the product obtained by multiplying the Pro-Rata Share by the
Lessee's Unamortized Investment. The foregoing payments shall be subject to the
Port Authority's rights of audit and inspection and shall be subject to the record-keeping obligations of the Lessee under Section 65 hereof.

               (5) The Port Authority's rights to terminate one or more Gates and Gate Related Premises set forth above may be exercised one or more times until the total applicable Gates and Gate Related Premises have been terminated, without waiving, limiting or impairing any other rights or remedies of the Port
Authority under this Agreement or otherwise.

          (f) (1) In the event the Port Authority decides to ascertain the
Revenue Seats Daily Average of the Lessee for the preceding calendar year it shall do so as follows: based upon the Official Airlines Guide (herein called the "Guide"), or in the event that the Guide shall not list the Lessee's schedules, then based upon the generally accepted United States aviation industry standard published airline schedule reference which shall include the
Lessee's published schedules, the Port Authority shall ascertain the total number of revenue seats that were accommodated on the aircraft equipment scheduled to have been used by the Lessee on its published aircraft arrivals at the Airport as set forth in the Guide during two specified calendar weeks
(Sunday through Saturday), the first of which weeks is the one during which the fifteenth (15th) day of February of the prior calendar year fell and the second being the one during which the fifteenth (15th) day of August of the said prior calendar year fell (said week of February together with said week of August being hereinafter collectively called the "Measuring Period"), and shall total the said number of revenue seats which are hereinafter called the "Total Revenue
Seats" of the Lessee. In determining the Total Revenue Seats of the Lessee, the
Total Revenue Seats as defined above of those Accommodated Handled Airlines, if any, of the Lessee who were

                                      165

Accommodated Handled Airlines as of the date of such determination and
Accommodated Sublessee Airlines at the Premises who were Accommodated Sublessee
Airlines on the date of such determination, with respect to the aircraft of the
Accommodated Handled Airlines and aircraft of the Accommodated Sublessee
Airlines operating at the Premises, shall be included.

               (2) In making said determination, the Port Authority shall use the aircraft configurations as supplied by the Lessee for the Measuring Period in question with respect to the number of revenue seats that can be accommodated on the particular aircraft equipment scheduled to be used by the Lessee at the
Airport. The Total Revenue Seats of the Lessee shall then be divided by fourteen, the resulting quotient being herein called the "Revenue Seats Daily
Average" of the Lessee.

          (g)

(1)      Column A                           Column B
         --------                           --------
Percentage of the Lessee's     Number of Gate Positions the Port
Basic Schedule Compared to     Authority May Require
Lessee's Commencement          Accommodations at the Premises
Basic Schedule                 and/or May Terminate from the Premises

   66%                              9
   59%                             11
   51%                             13
   43%                             15
   35%                             17
   27%                             19
   19%                             21
   10%                             23
    0%                             26

               (2) The following shall apply when at any time the total number of Gates in the Premises is other than 26.

               If the number of Gates in the Premises shall decrease as a result of the Port Authority having exercised its rights of termination under the Lease as to a portion or portions of the Premises as set forth above in this Section or in Section 42 hereof (the date of each such decrease in the number of Gates in the Premises being hereinafter called a "Change Date") then: commencing with the immediately succeeding Measuring Period following such Change Date the number of Gates which the Port Authority may require Accommodations or may terminate set forth in each Column B above for each percentage set forth in each
Column A above shall be adjusted to equal the difference obtained by subtracting from the total number of Gates in the Premises on the Change Date, the product obtained by multiplying said percentage by the number of Gates in the Premises on the Change Date, in accordance with the following formula:

G - (P X G) = U

                                      166

Where,   G equals the total number of Gates in the Premises on the Change Date
         P equals the applicable percentage under Column A
U equals the number of Gates that the Port Authority may require Accommodations or may terminate from the Premises

          (h) Services to Section 43 Terminated Gate(s):

               The Lessee shall cooperate with the Port Authority in
arrangements at the Premises so that each Aircraft Operator who uses a Section
43 Terminated Gate may handle itself or be handled by a handling permittee of the Port Authority of its choice, subject to prior written consent of the Port
Authority and payment of all applicable fees to the Port Authority. In the event that the Lessee wishes to perform handling services for any such Aircraft
Operator, the Lessee shall not do so unless the Lessee has obtained an appropriate handling permit from the Port Authority covering the Lessee's handling of such Aircraft Operator to be subject to the prior and continuing approval of the Port Authority and payment of all applicable fees to the Port
Authority, or if the Port Authority deems appropriate, the execution among the
Port Authority, the Lessee, and such Aircraft Operator of a form of consent agreement prepared by the Port Authority. Nothing contained herein shall in any way affect the discretion of the Port Authority in granting or withholding a permit or its consent to a Handling Agreement proposed by the Lessee and such permit and/or consent may contain such terms and conditions including but not limited to such financial or other conditions which may include a fixed charge or a charge based upon a percentage of the Lessee's gross receipts arising therefrom, as the Port Authority may, at that time, elect. All such rates, fees and charges pursuant to any such Handling Agreement shall be at reasonable and at non-discriminatory rates, fees and charges.

          (i) Rights of users of Section 43 Terminated Gate(s)

               Effective from and after a Section 43 Gate Termination Date as to each Section 43 Terminated Gate and applicable Gate Related Premises, the Port
Authority and each user of a Section 43 Terminated Gate and Gate Related
Premises, and their respective officers, employees, passengers, patrons, invitees, contractors, suppliers of material and furnishers of services, shall have the right of ingress and egress between the Section 43 Terminated Gate and applicable Gate Related Premises and the public streets outside the Premises, and also the right of ingress and egress between the Premises and the Public
Landing Area at the Airport, by means of existing taxiways to be used in common with others having rights of passage thereon, as well as over the taxiway areas of the Premises.

          (j) The failure of the Port Authority to exercise any of its rights under this Section during any period in which it may have such a right, shall not affect, waive or limit its right to exercise said rights at any subsequent time or any other of its rights and remedies under this Agreement or otherwise.

          (k) Nothing in this Section shall be deemed to have abrogated, changed or affected any restrictions, limitations or prohibitions on assignment, subletting or use of the

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Premises by others under this Lease nor shall in any manner affect, waive or change any of the provisions thereof.

SECTION 44. FORCE MAJEURE

          Neither the Port Authority nor the Lessee shall be deemed to be in violation of this Agreement if it is prevented from performing any of its obligations hereunder by reason of strikes, boycotts, labor disputes, embargoes, shortages of material, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, tides, riots, rebellion, sabotage or any other circumstances for which it is not responsible and which are not within its control; provided, however, that this provision shall not apply to failures by the Lessee to pay the rentals specified in Section 4 hereof entitled "Rental"
and shall not apply to any other charges or money payments under this Agreement;
and, provided, further, that this provision shall not prevent either party from exercising its respective right of termination under Section 20 hereof entitled
"Termination by the Port Authority", Section 83 hereof entitled "Termination by the Lessee", Section 49 entitled "Lessee's Financial Condition-Limitation of
Lease Term-Triggering Events and Section 50 entitled "Right of
Termination-Securities Ownership" and shall not prevent the Lessee from exercising its right to an abatement of rental under Section 37 hereof entitled
"Abatement".

SECTION 45. INGRESS AND EGRESS

          (a) The Lessee, its officers, employees, passengers, patrons, invitees, contractors, suppliers of material and furnishers of services, shall have the right of ingress and egress between the Premises and the city streets outside the Airport over such highways at the Airport as may be made available from time to time by the Port Authority for use by the public, provided, however, that the Lessee hereby expressly understands and agrees that the Lessee shall have no right of ingress and egress or access hereunder or otherwise for its employees, customers, patrons, invitees and their baggage between the
Premises and the city streets or public ways outside the Airport by means of any mode of transportation or any vehicle which may be limited or restricted in accordance with Section 46 hereof, it being understood that access to the
Premises for emergency response for reasons of safety or health shall not be deemed a breach hereof. Such right shall be exercised in common with others having rights of passage within the Airport.

          (b) The Lessee shall have the right of ingress and egress between the
Premises and the Public Landing Area at the Airport, by means of existing taxiways to be used in common with others having rights of passage thereon, provided, however, that the Port Authority may from time to time substitute other reasonably equivalent means of ingress and egress.

          (c) The use of all roadways and taxiways shall be subject to the Rules and Regulations of the Port Authority which are now in effect or which may hereafter be promulgated for the safe and efficient operation of the Airport. In addition to the rights of closure granted above, the Port Authority may, at any time, temporarily or permanently close, or consent to or request the closing of, any such roadway, taxiway and any other area at the Airport presently or hereafter used as such, so long as a reasonably equivalent means of ingress and egress remains available to the Lessee. The Lessee hereby releases and discharges the Port

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Authority, and all municipalities and other governmental authorities, and their respective successors and assigns of and from any and all claims, demands or causes of action which the Lessee may now or at any time hereafter have against any of the foregoing, arising or alleged to arise out of the closing of any way or other area, whether within or outside the Airport provided a reasonably equivalent means of access is available. The Lessee shall not do or permit anything to be done which will interfere with the free access and passage of others to space adjacent to the Premises or in any streets, ways and walks near the Premises.

SECTION 46. RESTRICTIONS ON USE OF PASSENGER TERMINAL FRONTAGE ROADWAYS-USE OF
            AIRPORT TAXI DISPATCHERS AND ROADWAYS FRONTAGE

          (a) The Lessee understands that the Port Authority presently has in effect and has planned various physical improvements and policies concerning and affecting the use of vehicular roadways in the Central Terminal Area ("CTA") of the Airport for the limitation and control of traffic thereon including the limitation and control of vehicular traffic on the Premises and vehicular traffic moving between the Air Terminal Highways, as designated from time to time by the Port Authority in the CTA of the Airport, and the vehicular roadways on the Premises connecting to the said Air Terminal Highways. These improvements and policies, both in existence and planned, generally include the following:

               (1) Restrictions on the use of roadways in the CTA as set forth in Section 68 hereof entitled "Ground Transportation Within the Central Terminal
Area" and Section 67 hereof entitled "Ground Transportation."

               (2) The use of airport taxi dispatching services (as generally set forth in paragraph (b) hereof) where the Port Authority, either itself or through its contractor, utilizes at passenger terminals under the control of the
Port Authority and makes available to passenger terminals at the Airport operated by others, the services of taxi dispatchers to assist in the expeditious and orderly flow of taxicabs to and from passenger terminals at the
Airport.

               (3) The use of a central taxi holding and dispatching system for the Airport in conjunction with the use of taxi dispatchers at the passenger terminals at the Airport.

               (4) The designation of specified portions of the vehicular roadways on the Premises for limited use exclusively by certain types of ground transportation vehicles and/or certain types of ground transportation carriers for the loading and unloading of passengers and their baggage.

               (5) The planning and construction of improvements to increase the capacity of roadway frontages at the passenger terminals.

          (b) The Lessee agrees to restrict from the Premises during the time period or time periods, as may be specified by the Port Authority from time to time (each such period being herein referred to as a "Taxi Dispatcher Period"), all taxicabs except those taxicabs which are discharging passengers at the
Premises and those taxicabs which are requested by a taxi dispatcher stationed on the Premises and dispatched through the airport central taxi holding and dispatching facility (herein called the "Airport Central Taxi Stack") to the
Premises. Further,

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during any Taxi Dispatcher Period the Lessee agrees to take and accept from the
Port Authority, and permit the stationing at an appropriate location or locations on the Premises, of a taxi dispatcher or taxi dispatchers and the establishment of a taxicab waiting line on the Premises of such number of vehicles as shall be specified by the Port Authority from time to time. A taxi dispatcher or taxi dispatchers when located on the Premises shall provide the sole and exclusive dispatch of taxicabs to the Lessee's passengers and others desiring the use of a taxicab from the Premises and shall perform such other duties and functions in connection therewith as may be specified by the Port
Authority from time to time. The Lessee agrees to permit the Port Authority to install on the Premises such fixtures, equipment and improvements including, but not limited to, taxi dispatcher shelters, telephones, radio transceiver and transponder receiving devices as may be necessary or reasonably desired by the
Port Authority in connection with the activities and operations of the taxi dispatchers. The Lessee understands and agrees that all expenses of the Port
Authority associated with the implementation and operation of the taxi dispatchers on the Airport including, but not limited to, the taxi dispatchers on the Premises and the construction, maintenance and operation of the Airport
Central Taxi Stack shall be included in and payable through the aircraft flight fees at the Airport and will be accorded the same cost recovery treatment as the
Air Terminal Highway is accorded for such purposes under the JFK Flight Fees
Agreements and the calculation of other fees and charges under other existing agreements and policies at the Airport, and under any agreements which may be entered into and any policies which may be implemented, in the future, including agreements and policies to replace such existing agreements and policies or the
JFK Flight Fees Agreements.

          (c) In connection with and furtherance of the Port Authority's policies concerning ground transportation on the Airport, the operation of the
Consolidated Counters as set forth in Section 66 entitled "Ground Transportation
Services", the operation of taxi dispatchers and the Airport Central Taxi Stack as set forth in this Section, and the provisions governing ground transportation within the Central Terminal Area as set forth in Section 68 hereof entitled
"Ground Transportation within the Central Terminal Area", the Lessee hereby agrees that, from time to time, the Port Authority may designate and specify appropriate areas of roadways and curbs located on the Premises, for the purpose of segregated and exclusive use by separate categories of vehicles, including but not limited to buses, taxicabs, private automobiles and other vehicles, and use by separate categories of ground transportation carriers (including but not limited to Port Authority permittees) as may be designated by the Port
Authority, from time to time, for the purpose of loading and unloading passengers and their baggage. The Lessee shall prohibit the operation of all other types of vehicular traffic on the roadways on the Premises used for the loading and unloading of passengers and their baggage and shall prohibit parking or stopping except in the areas designated as aforesaid. Designated areas shall be clearly indicated by the Lessee by appropriate signing and marking on the
Premises as shall be directed or approved from time to time by the Port
Authority. The Lessee shall permit the Port Authority to install on the Premises such fixtures, equipment and improvements, including, but not limited to transponder receiving devices and other vehicular tracking and monitoring devices; and the Lessee shall, through the use of appropriate and sufficient means including, but not limited to, removing unauthorized parked vehicles from the Premises, security guards and other personnel stationed on the Premises in the area of the said roadways, require that the limitations and restrictions established hereunder by the Port Authority on the use of the said roadways are complied with and enforced during any Taxi Dispatcher Period and at other times as may be

                                      170

directed by the Port Authority (which compliance and enforcement may be directed on a 24-hour basis).

          (d) The Lessee understands that the proper limitation and control of traffic on passenger terminal frontage roads has an impact on the proper and efficient operation of the Air Terminal Highway system of the Airport and the
Lessee agrees, for so long as the same is made available by the Port Authority, to either accept from the Port Authority or from the Port Authority contractor providing the service of limiting and controlling traffic on passenger terminal frontage roads from time to time and to pay for the frontage management services at the rate and in a manner which shall be applicable uniformly throughout the
Airport or to provide substantially similar services itself.

          (e) The Lessee understands that the Port Authority considers the provisions of this Section and the use of the Lessee's passenger terminal roadway areas of the utmost importance to the efficient operation of the Air
Terminal Highway on the Airport and to the fulfillment of the Port Authority's governmental function to provide, maintain, develop, and operate the Airport;
that the efficient use and operation of the Air Terminal Highway requires that the Lessee, in the operation and use of its passenger terminal facilities under this Lease shall utilize and cooperate fully in all respects in the operation and implementation of the provisions of this Section to the end that the Air
Terminal Highway, including ingress thereto and egress therefrom, will operate in the most efficient manner; and that the Port Authority does not by this Lease intend to enter into any agreement, understanding, or commitment which will interfere with, limit, restrict, hinder, or prevent in any way, the efficient development, implementation and operation of the Air Terminal Highway and the rights and discretion of the Port Authority with respect thereto.

          (f) The Port Authority has advised the Lessee that it is the intention of the Port Authority that all Aircraft Operators which are similarly situated will be treated in a similar manner with respect to the payment, operation and use of the taxi dispatchers and the Airport Central Taxi Stack as generally set forth in paragraph (b) above and with respect to the separation, designation and use of specific areas of roadways and curbs in the Premises for exclusive use by separate categories of vehicles and ground transportation carriers as generally set forth in paragraph (c) above.

SECTION 47. MAINTENANCE EMPLOYEES

          The Lessee shall at all times during the term of this Agreement on a twenty-four hour, seven-day a week basis maintain sufficient qualified personnel at the Airport including but not limited to licensed electricians and plumbers, who shall be qualified to perform the maintenance obligations of the Lessee under this Agreement and particularly be able to respond to all emergencies, provided, however, the Lessee shall not be required to maintain licensed electricians or plumbers at the Airport twenty-four hours, seven-days a week if the Lessee shall have submitted a plan to the General Manager of the Airport for his or her approval setting forth the plans and procedures pursuant to which the
Lessee would respond to all emergencies at the Premises twenty-four hours, seven-days a week and such plan shall have been approved by the General Manager of the Airport.

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SECTION 48. QUIET ENJOYMENT

          The Port Authority covenants and agrees that as long as the Port
Authority remains the lessee of the Airport the Lessee, upon paying all rentals hereunder and performing all the covenants, conditions and provisions of this
Agreement on its part to be performed, shall and may peacefully and quietly have and enjoy the Premises free of any act or acts of the Port Authority except as expressly agreed upon in this Agreement.

SECTION 49. LESSEE'S FINANCIAL CONDITION - LIMITATION OF TERM LEASE -TRIGGERING
            EVENTS

          (a) If any one or more of the Triggering Events listed in the exhibit annexed hereto, hereby made a part hereof and marked "Exhibit 49.1" (hereinafter called "Exhibit 49.1"), shall occur, then:

               (1) with respect to the Triggering Event listed in paragraph (1)
of Subdivision II of Exhibit 49.1, seven (7) days following the occurrence of such Triggering Event; or

               (2) with respect to the Triggering Event listed in paragraph (3)
of Subdivision II of Exhibit 49.1, ten (10) business days following the occurrence of any such Triggering Event the term of this Agreement and the letting hereunder shall be deemed terminated, and the Lessee shall thereafter be a hold-over tenant, on a month-to-month periodical basis, of the Port Authority.
Termination hereunder shall be and operate as a conditional limitation. In the event any court of competent jurisdiction shall not give full and complete effect to this termination provision and its operation as a conditional limitation, the Lessee and the Port Authority agree, as a condition of this
Agreement, and not merely as a covenant, that this Agreement and the stated term of the letting hereunder shall nonetheless, from and after the effective date of termination provided above, be deemed to have expired.

          (b) Without limiting this Section or any term or provision hereof, and without limiting any term or provision of Exhibit 49.1, the Lessee agrees that:

               (1) It shall meet with representatives of the Port Authority as described below and provide to said representatives the information described below during such scheduled meetings and at any other time as requested by the
Port Authority; and

               (2) If requested by the Port Authority, the Lessee shall deliver to the Port Authority, (a) as soon as available, but not later than forty-five
(45) days after the close of each fiscal quarter, the consolidated profit-and-loss statement of the Lessee or of the Lessee's parent company which shall fairly and substantially reflect the Lessee's financial and operating condition for such fiscal quarter, to be accompanied by a schedule setting forth for each fiscal quarter the Lessee's enplanement load factor, available seat miles ("ASM"), revenue passenger miles ("RPM"), cost per ASM and yield per RPM, each certified by a responsible officer of the Lessee as accurate and complete,
(b) within five (5) days after filing with the Department of Transportation, a copy of each Form 41 and (c) within five (5) days after the same becomes available, but not later than ninety (90) days after the close of each of its fiscal years, a complete copy of the Lessee's Annual Report or equivalent which shall fairly and substantially reflect the

                                      172

Lessee's financial and operating condition for such fiscal year, which shall include consolidated financial statements of the Lessee which shall include the consolidated balance sheet of the Lessee as of the close of such year, and the consolidated statement of operations and statement of changes in financial position of the Lessee for such year, certified by an independent certified public accountant.

          (c) There shall be an annual meeting with representatives of the Port
Authority and with the chief operating officer or principal financial officer of the Lessee on the last business day of the month of April, or on such other day as may, from time to time, be agreed upon by the Lessee and the Port Authority to review the financial and operating performance of the Lessee. The foregoing provisions with respect to the said meetings on the last business day of the month of April shall be subject to the Lessee's right to reschedule by sending to the Port Authority a written notice prior to the first day of said month setting forth four (4) alternative business days within said month of April. The
Port Authority shall notify the Lessee of its selection of the day for the next annual meeting within ten (10) days of its receipt of the said notice of the
Lessee, if any. The review shall include but not be limited to the furnishing of the following information regarding the Lessee to the Port Authority by the
Lessee and the discussion of same:

               (1) Financial data including without limitation Form 41 filings with the Department of Transportation and any other statement which will reflect the financial and operating condition of the Lessee.

               (2) Monthly traffic data including passengers, aircraft
departures, available seat miles and revenue passenger miles.

               (3) Monthly load factors and any performance indicator filed with the United States Department of Transportation including, without limitation, on-time performance and customer complaints received.

          (d) It is the position of the Lessee that all or portions of the information it has agreed to furnish the Port Authority hereunder is of a confidential nature. The Port Authority agrees that, unless required to do so pursuant to any legal obligations imposed upon the Port Authority requiring public disclosure of information, or pursuant to freedom of information policy adopted or which may be adopted by its Commissioners, it shall not deliberately convey the same to any private Person.

          (e) The Lessee shall submit to the Port Authority a statement at any time during the term of the letting signed by the Treasurer of the Lessee notifying the Port Authority that a Triggering Event or Triggering Events listed in Exhibit 49.1 has or have occurred and the date of the occurrence thereof, provided, however, that failure to give any such notice shall not affect the occurrence of any Triggering Event or the consequences thereof hereunder.

          (f) If the Lessee has, by notice, advised the Port Authority that it reasonably believes that any of the Triggering Events which are listed in
Exhibit 49.1 hereof and constitute events which would result in termination pursuant to this Section either are anticipated to occur

                                      173

within forty-five (45) days of said notice, or has or have already occurred, or if in fact any Triggering Event or Triggering Events has or have occurred, or the Port Authority believes that the same has or have occurred without receipt of any notice from the Lessee, as aforesaid, then:

               (1) the Lessee may, at any time prior to the termination of the letting, by notice, request that the Port Authority waive the occurrence of one or more of the Triggering Events, and the effect thereof hereunder, for a period of time to be determined by the Port Authority and to be contained in a letter agreement to be prepared by the Port Authority and executed by the Port
Authority, which shall be effective upon its execution by the Lessee; or

               (2) the Port Authority may, at any time prior to the termination of the letting, in its sole discretion and without a prior request from the
Lessee, waive the occurrence of one or more of the Triggering Events, and the effect thereof hereunder, for a period of time to be determined by the Port
Authority and to be set forth in a notice from the Port Authority to the Lessee.
Service of a notice hereunder shall not in and of itself imply or be deemed to imply that a Triggering Event has occurred.

               (3) The Port Authority shall have no obligation to take either of the above two actions in paragraphs (f) (1) and (f)(2) above.

          (g) Although it is hereby specifically acknowledged and agreed that the aforesaid month-to-month periodical tenancy described in paragraph (a) above of this Section, if any should occur hereunder, is terminable by either party in accordance with law and that the following provision shall have no effect whatsoever on the right of either party to so terminate. It is further understood that if four (4) consecutive calendar quarters have elapsed after a
Triggering Event has occurred during which time the Lessee is in occupancy of the Premises as a month-to-month tenant, and during such period none of the
Triggering Events listed in Exhibit 49.1 have occurred or continue to occur, the
Lessee is not in default in the payment of rental or any other provision of its month-to-month tenancy and neither the Port Authority nor the Lessee has terminated the month-to-month tenancy by notice to the other, then upon request by either party to the other, the parties will enter into a supplementary agreement to be prepared by the Port Authority and to be promptly executed by the parties hereto which would provide for the re-establishment of a tenancy between the Port Authority and the Lessee on a fixed term basis in accordance with all of the terms and provisions of this Lease, and upon said execution the
Lease, as the same may theretofore have been supplemented, amended or extended, shall have the fixed term stated in the Lease.

SECTION 50. RIGHT OF TERMINATION - SECURITIES OWNERSHIP

          (a) The following terms when used in this Agreement shall have the respective meanings given below:

               (1) "Change in Control" shall mean the happening of any of the following:

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                    (i) When any individual, corporation, partnership or other entity shall have Direct or Indirect Beneficial Ownership of a portion of 33.3%
or more of any class of outstanding Voting Securities of the Lessee;

                    (ii) There shall be an issuance, transfer, purchase or
exchange of all or a portion of the securities of the Lessee or of a subsidiary corporation of the Lessee or the creation, transfer, purchase or exchange of any rights or privileges thereunder, or the transfer, purchase or exchange of all or a portion of the assets of the Lessee or of a subsidiary corporation of the
Lessee, which causes or results in a change in the relationship between the
Lessee and a subsidiary corporation of the Lessee, or the Lessee and the holders of the securities of the Lessee, or the creation of another corporation for the purpose, among others, of accepting and holding securities of the Lessee, or which places control of the Lessee in a single entity, or which effects, causes or results in a transfer or change in the entity exercising control over the
Lessee, provided, however, that the provisions of this subdivision (ii) shall not apply to any subsidiary corporation of the Lessee that is not a Scheduled
Aircraft Operator.

                    (iii) The occurrence of a transaction requiring stockholder approval for the acquisition of the Lessee by an entity other than the Lessee or through purchase of assets, or by merger, or otherwise.

               (2) "Direct or Indirect Beneficial Ownership" shall include without limiting the generality thereof the direct or indirect power through contract, arrangement, understanding, relationship or to otherwise to dispose of or to direct the disposal of, or to vote or to direct the voting of, any Voting
Security of the Lessee.

               (3) "Voting Security" or "Voting Securities" shall include any stock, bond or other obligation of the Lessee the holder of which has any voting rights including but not limited to the right to vote for the election of members of the board of directors of the Lessee and shall include any security convertible into a Voting Security and any right, option or warrant to purchase a Voting Security.

               (4) "Change of Control Date" shall mean with respect to each
Change of Control, the date that such Change of Control shall have occurred.

          (b) In addition to and without limiting Section 20 hereof entitled
"Termination by the Port Authority" or any other term or provision of this Lease or of any of the rights and remedies of the Port Authority thereunder, the occurrence of a Change in Control which either (i) results in a detectable decrease in the amount of, and a change in the nature of, the Lessee's scheduled passenger aircraft operations at the Airport or (ii) shall have the effect of causing this Lease to become the only asset or a greater portion of the assets of the Lessee than prior to such Change in Control, shall be and shall be deemed an event of default under Section 20 hereof and upon the occurrence of any such event or at any time thereafter during the continuance thereof the Port
Authority shall have the right to terminate the Lease and the letting hereunder pursuant to the provisions of said Section 20.

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          (c) The foregoing right of termination shall be in addition to all other rights of termination the Port Authority has under this Agreement and the failure of the Port Authority to exercise its right of termination under this
Section at any time in which it may have such right shall not affect, waive or limit its right to exercise said right of revocations at any subsequent time.

          (d) The Lessee represents and warrants to the Port Authority, knowing that the Port Authority is relying on the accuracy of such representations and warranties, that, as of the Lease Commencement Date, the Lessee is a corporation organized and existing under the laws of the State of Delaware, and has issued and has outstanding 110,826,000 Voting Securities which constitute all its outstanding Voting Securities.

          (e) The Lessee shall promptly advise the Port Authority in writing addressed to the Port Authority's Director of Aviation of any change in the representations and warranties made in paragraph (d) of this Section.

SECTION 51. ASSIGNMENT TO A TRUST

          In the event that the Port Authority is of the opinion that it is advisable due to statutory changes occurring after the Lease Commencement Date in the laws of the United States of America regarding bankruptcy and insolvency, which changes materially lessen or limit the rights or remedies of a landlord should a tenant under a lease of non-residential real property become a debtor pursuant to the aforesaid laws (such changes being hereinafter called "Changes in Landlord Rights"), the Port Authority and the Lessee agree that this
Agreement, as the same may have been theretofore amended, supplemented or extended and as then amended by a supplement to be prepared by the Port
Authority and executed by the Lessee and the Trust (described below) and delivered to the Port Authority for its execution, shall be assigned to a Trust, created as provided herein. The Trust shall be created by a trust indenture to be prepared by the Port Authority and executed by the Port Authority and the
Lessee. The Trust would be under the voting control of the trustee designated by the Lessee, unless and until stipulated events of the type set forth as
Triggering Events in Exhibit 49.1 occurred, in which event voting control would shift to the trustee designated by the Port Authority. The occurrence of such
Triggering Events would be as certified by the independent trustee jointly designated by the Port Authority and the Lessee. The Port Authority agrees that it will simultaneously with the assignment of this Agreement, as the same may have been theretofore amended, supplemented or extended, to the Trust, consent to the Trust entering into a sublease with the Trust as landlord and the Lessee as sublessee, provided, however, that such sublease shall be a month-to-month periodical tenancy and the trust indenture shall provide for the same. If four consecutive calendar quarters shall elapse after voting control of the Trust has shifted to the trustee designated by the Port Authority and (i) the trustee designated by the Port Authority shall not have, by notice, advised the Lessee that it may no longer occupy the Premises as a month-to-month periodical tenant pursuant to the aforesaid sublease and the Lessee in fact is so occupying and
(ii) none of the aforesaid stipulated events shall have occurred or continued to occur or shall have again occurred, the Port Authority will, at the request of the Lessee, prepare a supplemental agreement to be executed by the Trust and the
Lessee, and delivered to the Port Authority for its execution reassigning this
Agreement to the Lessee. If the Trust becomes the assignee of this Agreement as provided above, and there are further Changes in Landlord Rights such that the

                                      176

rights and remedies of a landlord, as aforesaid, are restored, the Port
Authority shall prepare and tender to the Lessee and the Trust a supplemental agreement to be executed and delivered by each of them and returned to the Port
Authority for its execution, reassigning this Agreement, as the same may have been theretofore amended, supplemented or extended, to the Lessee.

SECTION 52. PURCHASE OF PROPERTY

          The Port Authority shall have the option from time to time exercisable by notice to the Lessee effective on the expiration or earlier termination of the letting of the Premises hereunder, or any part thereof, to purchase all, or such part as the Port Authority elects, of the Lessee's Personal Property
(including trade fixtures) including without limiting the generality of the foregoing any system for handling baggage, any counters, and any passenger loading bridges, as and to the extent any of the foregoing are personal property, which may at the time of the giving of such notice have been installed or placed on the Premises. In the event the Port Authority exercises its option to make a purchase, the Port Authority shall pay to the Lessee a sum equal to the reasonable value of such personal property (including trade fixtures)
purchased. The Lessee hereby agrees that it shall use reasonable commercial efforts so that on the effective date of the purchase and sale none of the aforesaid items shall be subject to any lien, security interest or other encumbrance, and if after the Lessee having used such reasonable commercial efforts any such property remains subject to any lien, security interest or other encumbrance the reasonable value of such property shall be reduced to properly reflect such lien, security interest or other encumbrance provided that the indebtedness is assumed by the Port Authority with the consent of the applicable lien holder. The Lessee hereby agrees that on the effective date of the purchase and sale and upon request of the Port Authority the Lessee will execute a bill of sale or such other document of conveyance as the Port
Authority may request to transfer title to the aforesaid items to the Port
Authority (including a warranty of title to the Port Authority) and the Port
Authority shall pay the purchase price. Further, the Lessee shall from time to time execute such other documentation as the Port Authority may require and prepare evidencing the option of the Port Authority, as herein provided, to purchase the aforesaid personal property, including without limitation, security agreements and filings pursuant to the Uniform Commercial Code.

SECTION 53. ASSUMPTION OF MAINTENANCE AND REPAIR OF THE PREMISES BY THE PORT
     AUTHORITY

          (a) The following terms when used in this Agreement shall have the respective meanings given below:

               (1) "Assumable Maintenance and Repair" shall mean the obligation of the Lessee to clean, maintain, perform janitorial services and perform structural and non-structural improvements, repairs and rebuilding at the
Premises as such obligations are set forth in:

                    (i) paragraphs (a) and (b) of Section 10 hereof entitled
"Care, Maintenance, Rebuilding and Repair by the Lessee"; and

                    (ii) Section 6 hereof entitled "Compliance with Governmental
Requirements" insofar as laws, ordinances and governmental rules, regulations, orders,

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requirements and directions require structural and non-structural improvements, alterations or repairs of the Premises.

               (2) The "Cost of Assumable Maintenance and Repair" shall, for each calendar year, consist of the sum of the "Operation and Maintenance Cost"
and the "Annual Capital Cost" which shall both be determined as follows:

                    (i) The Port Authority will determine the total of all costs incurred or accrued during each calendar year in connection with the Assumable
Maintenance and Repair in accordance with normal Port Authority accounting practice and as follows: The Port Authority will apportion Assumable Maintenance and Repair performed between "operation and maintenance" and "capital work". The cost of operation and maintenance is hereinafter called the "Operation and
Maintenance Cost" and the cost of the capital work is hereinafter called the
"Capital Cost".

                         (A) Operation and Maintenance Cost for each calendar
year shall consist of the following expenditures for, in connection with, or related to operation and maintenance:

                              (aa) On-the-job payroll costs of employees and
     supervisory personnel (including Airport supervisors, foreman and clerks), including, but not limited to, contributions to any retirement system or the cost of or participation in any pension plans or the like, social security, old age, survivor's, disability and unemployment insurance and other insurance costs, sick leave pay, holiday, vacation, authorized absence and severance pay, other employee fringe benefits and any other payments made or costs incurred whether pursuant to law or by Port
     Authority policy to or with respect to said employees and personnel;

                              (bb) The cost (including rental charges) of
     materials, equipment, supplies and utilities (including but not limited to, electricity, water and phone);

                              (cc) Payments to contractors and any other third
     persons, firms or corporations for work performed or services rendered;

                              (dd) The cost of any performance bond or bonds;

                              (ee) The cost of insurance;

                              (ff) Any other direct costs as charged under the
     Port Authority's normal accounting practice;

                              (gg) Twenty-five percent (25%) of the sum of all
     of the foregoing items (aa) through (ff).

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                         (B) "Capital Cost" for each calendar year shall consist
of the following expenditures, for, in connection with, or related to capital work:

                              (aa) On-the-job payroll costs of employees and
     supervisory personnel (including Airport supervisors, foremen and clerks)
     including but not limited to, contributions to any retirement system or the cost of or participation in any pension plans or the like, social security, old age, survivor's, disability and unemployment insurance and other insurance costs, sick leave pay, holiday, vacation, authorized absence and severance pay, other employee fringe benefits and any other payments made or costs incurred whether pursuant to law or by Port Authority policy to or with respect to said employees and personnel;

                              (bb) The cost (including rental charges) of
     materials, supplies, equipment and utilities (including but not limited to electricity, water and phone);

                              (cc) Payments to contractors and any other third
     persons, firms or corporations for work performed or services rendered;

                              (dd) The cost of any performance bond or bonds;

                              (ee) The cost of any insurance;

                              (ff) Payments to independent consultants,
     architects and engineers engaged or retained by the Port Authority;

                              (gg) Any other direct costs as charged under the
     Port Authority's normal accounting practice;

                              (hh). Financial expense on the foregoing computed
     in accordance with Port Authority accounting practice;

                              (ii) Ten percent (10%) of the sum of all the
     foregoing items (aa) through (hh).

                         (C) "Annual Capital Cost" shall mean the total of all
annual amounts based upon the amortization of the Capital Cost for each calendar year over the shorter of the weighted average period of the useful life of the capital work for each calendar year, or the remaining term of this Agreement as determined by the Port Authority. Each annual amount shall be determined on the basis of an equal annual payment method. The rate used in determining the Annual
Capital Cost for all of the annual amounts shall be for each successive calendar year an annual percentage rate equal to the sum of (i) the average of all the weekly indices of the Bond Buyer Revenue Bond Index as reported in the publication "The Bond Buyer" for the 52-week period in the immediately preceding calendar year and (ii) three percentage points. For purposes of example and illustration only, The Bond Buyer Revenue Bond Index for the week ending January
20, 2005 was 4.89% as set forth under the column "25-Bond Revenue"

                                      179

in the table entitled "Bond Buy Indexes" on page 37 of the Bond Buyer, Vol. 351
No. 32054, New York, N.Y., dated January 21, 2005. In the event that The Bond
Buyer or its weekly Bond Buyer Revenue Bond Index shall be discontinued during the term of the letting hereunder, a comparable substitute for such Index shall be mutually agreed upon in writing by the Lessee and the Port Authority within thirty (30) days after discontinuance. In the event that the Port Authority and the Lessee shall fail to agree upon such a substitute within the time hereinabove specified then upon notice of either party such dispute shall be disposed of by arbitration in accordance with the then existing rules of the
American Arbitration Association or any successor association. One half of the cost of said arbitration shall be borne by the Port Authority and the other half of said cost shall be borne by the Lessee.

          (b)  Commencement of Performance of Assumable Maintenance and Repair

               (1) The "Assumable Maintenance and Repair Date" shall be the date, from time to time, determined as follows:

                    (i) The Port Authority may at any time and from time to time during the term of this Agreement advise the Lessee, by notice, of one or more deficiencies in the performance by the Lessee of the Assumable Maintenance and
Repair, or in any portion, or portions, thereof. Such notice shall specify the aforesaid deficiencies in reasonable detail. In such notice the Port Authority shall also advise the Lessee of what reasonable period of time shall be afforded the Lessee to cure such deficiencies and the Port Authority shall advise the
Lessee therein when and where its representatives may meet with representatives of the Port Authority to discuss the foregoing. The Port Authority will consider the response, if any, of representatives of the Lessee, as given at the aforesaid meeting, or during such period for a further response from the Lessee, as the Port Authority may, in its sole discretion, afford the Lessee. The Port
Authority may, after the occurrence of the above, advise the Lessee, by notice, that it has elected not, at that time, to assume the performance of the
Assumable Maintenance and Repair. The Port Authority, in its sole discretion, may condition such an election on such terms as it chooses to include in the notice, including the taking of certain remedial or other actions by the Lessee to the continuing satisfaction of the Port Authority. The fact that the Port
Authority may previously have given a notice under this subparagraph but has subsequently elected on one or more occasions not to assume the performance of the Assumable Maintenance and Repair or having on one or more occasions assumed the Assumable Maintenance and Repair and thereafter returned the said obligations to the Lessee pursuant to the provisions hereof, shall not be deemed to limit the right of the Port Authority to, at any time, give another notice of one or more deficiencies pursuant to this subparagraph or notice pursuant to paragraph (b)(1)(ii) below.

                    (ii) The Port Authority may at any time and from time to
time during the term of this Agreement, but only after the issuance of a notice described above and giving the opportunity to cure as provided above, advise the
Lessee, by notice, that commencing on a date to be specified in such notice, which shall be not less than ninety (90) days after the giving thereof, the Port
Authority will perform the Assumable Maintenance and Repair. Such

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date as the same may be established from time to time shall be the "Assumable
Maintenance and Repair Date".

          (c)  Performance of the Assumable Maintenance and Repair

               (1) The Port Authority shall perform the Assumable Maintenance and Repair from and after the Assumable Maintenance and Repair Date with the
Cost of Assumable Maintenance and Repair to be paid by the Lessee as provided in paragraph (d) below.

               (2) The Lessee and the Port Authority each acknowledge and agree that the rights and obligations of the Port Authority and the Lessee hereunder are limited to the performance of all of the Assumable Maintenance and Repair by
the Port Authority and not of particular portions thereof.

               (3) The Lessee shall give its full cooperation to the Port
Authority so as to better enable the Port Authority and its contractors to perform the Assumable Maintenance and Repair and the Port Authority and its
employees, agents and contractors shall have the right to enter the Premises at all reasonable times to perform the Assumable Maintenance and Repair.

          (d)  Payment for the Assumable Maintenance and Repair

               The Cost of the Assumable Maintenance and Repair shall be payable by the Lessee from and after the Assumable Maintenance and Repair Date as follows:

               (1) The Port Authority shall establish monthly interim billing rates. Such billing rates shall be based upon determinations by the Port
Authority of its estimate of the Cost of the Assumable Maintenance and Repair for the calendar year or; for the portion of the calendar year in which the
Assumable Maintenance and Repair Date, if less than a calendar year, shall occur or for the portion of the calendar year during which the term of this Agreement shall expire, if less than a calendar year. Such determinations shall be based upon the prior calendar year's experience, if any, and upon other such reasonable basis as the Port Authority shall select. The Port Authority may prospectively revise its billing rates during any calendar year. The Lessee shall pay current billings they are received.

               (2) As soon as practicable after the expiration of each calendar year, the Port Authority shall determine the actual Cost of the Assumable
Maintenance and Repair for the preceding calendar year and shall determine the amounts payable by the Lessee. In the event the Assumable Maintenance and Repair
Date does not fall on the first day of a calendar year or in the event the term of this Agreement expires on a day other than the last day of a calendar year the Annual Capital Cost for said calendar year shall be prorated based on the number of days during said calendar year during which the Port Authority provides the Assumable Maintenance and Repair. Corrected billings based upon such determination shall thereupon be rendered by the Port Authority to the
Lessee and if any monies are due to the Port Authority they shall be promptly paid by the Lessee and if any monies are due to the Lessee they shall be credited to it.

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          (e)  Limitation of Port Authority Obligations and No Waiver of Rights
               of the Port Authority

               (1) The right and obligation of the Port Authority to perform the
Assumable Maintenance and Repair shall not release, waive or affect the obligations of the Lessee with respect thereto set forth in any provision of this Agreement, nor limit, waive or effect any rights of termination with respect thereto, including but not limited to, the right of the Port Authority to terminate this Agreement, whether before or after the occurrence of the
Assumable Maintenance and Repair Date pursuant to Section 20 hereof entitled
"Termination by the Port Authority".

               (2) The Port Authority shall not be obligated to the Lessee to furnish the Assumable Maintenance and Repair at any time while the Lessee shall be in default under this Agreement.

               (3) No failure, delay or interruption in performing the Assumable
Maintenance and Repair by the Port Authority shall be or be construed to be an eviction of the Lessee or grounds for the diminution or abatement of rentals, fees, or other charges, or (unless resulting from the negligence or wilful failure of the Port Authority) shall be grounds for any claims by the Lessee for damages, consequential or otherwise.

               (4) The Port Authority shall be under no obligation to perform the Assumable Maintenance and Repair if and to the extent that during any period such performance shall be prohibited, limited or rationed by any federal, state or municipal law, rule, regulation, requirement, order or direction and if the
Port Authority deems it in the public interest to comply therewith, even though such law, rule, regulation, requirement, order or direction may not be mandatory on the Port Authority as a public agency. Furthermore, the obligation of the
Port Authority to perform the Assumable Maintenance and Repair shall be deemed limited and modified during any period that repair or rebuilding of the Premises is required pursuant to Section 10 hereof entitled "Care, Maintenance,
Rebuilding and Repair by the Lessee" or Section 12 hereof "Damage to or
Destruction of the Premises".

          (f)  Return of the Assumable Maintenance and Repair to the Lessee

               (1) At any time and from time to time after the Port Authority may have exercised its rights under this Section to perform the Assumable
Maintenance and Repair the Port Authority shall have the right, upon notice to the Lessee to return the obligation to perform the Assumable Maintenance and
Repair to the Lessee commencing on a date to be specified in such notice which date shall be not less than thirty (30) nor more than ninety (90) days from the giving of such notice. Such date shall be the "Return Date of the Assumable
Maintenance and Repair". From and after the Return Date of the Assumable
Maintenance and Repair the Lessee shall perform the Assumable Maintenance and
Repair pursuant to and in accordance with all the terms and provisions of the
Lease including, but not limited to, this Section.

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               (2) From and after the Return Date of Assumable Maintenance and
Repair the Lessee shall continue to pay the Cost of Assumable Maintenance and
Repair for all Assumable Maintenance and Repair performed prior to the Return
Date of the Assumable Maintenance and Repair, it being understood, that nothing herein shall release or be deemed to release the Lessee from the payment to the
Port Authority of the Cost of Assumable Maintenance and Repair including that portion thereof consisting of the Annual Capital Cost in accordance with paragraph (d) hereof arising prior to the Return Date of the Assumable
Maintenance and Repair; nor shall anything herein require the Port Authority to make any calculation or determination with respect to the Cost of Assumable
Maintenance and Repair prior to the time specified therefor in paragraph (d)
hereof.

SECTION 54. JOINT PERIODIC CONDITION SURVEY

          In addition to and without limiting, Section 6 hereof entitled
"Compliance with Governmental Requirements", Section 7 hereof entitled "Rules and Regulations", Section 8 hereof entitled "Various Obligations of the Lessee",
Section 9 hereof entitled "Prohibited Acts", Section 10 hereof entitled "Care,
Maintenance, Rebuilding and Repair by the Lessee", Section 11 hereof entitled
"Insurance", Section 12 hereof entitled "Damage to or Destruction of Premises",
Section 15 hereof entitled "Obstruction Lights", Section 16 hereof entitled
"Additional Rent and Charges", Section 17 hereof entitled "Rights of Entry
Reserved", Section 26 hereof entitled "Surrender", Section 53 hereof entitled
"Assumption of Maintenance and Repair of the Premises by the Port Authority",
Section 56 entitled "Environmental Obligations" and Section 61 entitled "Storage
Tanks" or any other term, provision, covenant or condition of this Agreement, the Lessee and the Port Authority hereby agree that, in addition to any other inspection of the Premises which may be made under any other Section of this
Agreement or otherwise, a Condition Survey (as hereinafter defined) of the
Premises shall be conducted by the Condition Survey Contractor (as hereinafter defined) at the time period specified below subject to and in accordance with the following terms and conditions:

          (a)  As used herein the following terms shall have the following meanings:

               (1) "Condition Survey" shall mean an inspection by the Condition
Survey Contractor of the Premises, including without limitation the then current state of cleaning, maintenance, janitorial services, painting, structural and nonstructural conditions, surface and subsurface conditions, environmental conditions, lighting of building areas, ramp and apron areas, and the condition of utilities and utility systems, fire-fighting and fire protection equipment and systems, communications and communications systems, antipollution systems and devices, fuel facilities and systems, and the Lessee's fixtures, equipment and personal property, and also including the items mentioned or covered by
Sections 6, 7, 8, 9, 10, 11, 12, 15, 16, 17, 26, 53, 56 and 61 of this
Agreement;

               (2) "Condition Survey Contract" shall mean and refer to a
contract awarded to a Condition Survey Contractor, or entered into between the
Port Authority and a Condition Survey Contractor, for the performance by such
Condition Survey Contractor of a Condition Survey at any of the applicable times as specified in subparagraph (b) hereof;

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               (3) "Condition Survey Contractor" shall mean and refer to the contractor to whom the Condition Survey Contract is awarded pursuant to subparagraph (b) hereof which Condition Survey Contractor shall be an independent and reputable engineering firm, licensed or authorized to do business in the State of New York;

               (4) "Condition Survey Report" shall mean the report prepared by the Condition Survey Contractor under its Condition Survey Contract after its completion of the Condition Survey work under its Condition Survey Contract including without limitation any and all recommendations for repair, maintenance, rebuilding and cleaning of all items or areas covered by the
Condition Survey;

               (5) "Costs of the Condition Survey" shall mean and include with respect to each Condition Survey all amounts paid and expenses incurred by the
Port Authority, including all interest, costs, damages and penalties, in accordance with the provisions of Section 16 entitled "Additional Rent and
Charges" for, relating to or in connection with Condition Survey work to be performed under the Condition Survey Contract;

               (6) "Report Date" shall mean the date of the Port Authority's written notice to the Lessee by which the Port Authority delivers to the Lessee the Condition Survey Report.

          (b) No earlier than sixty (60) days preceding the expiration of each period consisting of five (5) consecutive years occurring during the Term, beginning with the first such five-year period which commences on DBO and ends on the fifth anniversary of DBO and no earlier than sixty (60) days preceding the last day of the month which constitutes the twelfth month preceding the
Expiration Date, the Port Authority may advise the Lessee of a proposed
Condition Survey Contract (which may include all or particular portions of the items described in paragraph (a)(1) above) and including the name of the proposed Condition Survey Contractor who will perform a Condition Survey and the proposed scope of the proposed Condition Survey Contract and the proposed fee structure of the contract. Within thirty (30) days after the Port Authority's notice to the Lessee, the Lessee shall advise the Port Authority in writing of its concurrence or objection to the proposed Condition Survey Contract. In the event the Lessee fails to respond during the said time period, said nonresponse shall be deemed a concurrence and the Port Authority shall proceed with the said
Condition Survey Contract for purposes of performing a Condition Survey. In the event the Lessee notifies the Port Authority of its objections to the proposed
Condition Survey Contract or Condition Survey Contractor, the parties hereby agree to consult with each other in good faith to resolve such dispute. If such resolution is not reached within a reasonable period of time not to exceed thirty (30) days, then the Port Authority, if it so elects, shall make a determination as to the issue or issues in dispute. The parties hereby agree that the Port Authority's determination of said issues, including the Condition
Survey Contract and the Condition Survey Contractor shall be final.

          (c) It is hereby expressly understood and agreed that the selection of each Condition Survey Contractor for the purposes of a Condition Survey and including the award of any Condition Survey Contract to such Condition Survey
Contractor shall be subject to and consistent with the Port Authority's policies and practices for the selection and award of similar

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contracts and the Port Authority shall have as full a right to require the use of competitive bidding and award, or other basis of award, for any such
Condition Survey Contract as if the work on such contract were being performed solely for the Port Authority; and further that the Condition Survey Contract shall contain terms and conditions which are standard to Port Authority contracts or consistent with such standard provisions.

          (d) With respect to each Condition Survey, all Costs of the Condition
Survey shall be shared equally between the Port Authority and the Lessee.
Accordingly, the Lessee hereby agrees to pay to the Port Authority fifty percent
(50%) of the Costs of the Condition Survey with respect to each Condition Survey as follows:

               (1) The Lessee shall pay to or reimburse the Port Authority for the Costs of the Condition Survey as follows: The Port Authority shall after the completion of the Condition Survey work under a Condition Survey Contract and, if it elects, also from time to time during the course of the performance of the
Condition Survey work under such Condition Survey Contract, submit to the Lessee a certificate or certificates setting forth the Costs of the Condition Survey at the date of each such certificate together with copies of all invoices in the possession of the Port Authority for that portion of the Costs of the Condition
Survey covered by such certificate. Within thirty (30) days after the delivery of each such certificate, the Lessee shall pay to the Port Authority an amount representing fifty percent (50%) of said Costs of the Condition Survey as such amount is set forth in said certificate. Upon its final determination of the
Costs of the Condition Survey, the Port Authority shall submit to the Lessee a certificate marked "Final" setting forth the final determination of the Costs of the Condition Survey with respect to each Condition Survey Contract as reduced by any previous payment with respect to such Condition Survey Contract together with copies of all invoices in the possession of the Port Authority for the
Costs of the Condition Survey not previously provided to the Lessee by the Port
Authority, and the Lessee shall and hereby agrees to pay to the Port Authority within thirty (30) days of such certificate an amount representing fifty percent
(50%) of said Costs of the Condition Survey as such amount is set forth in said certificate; provided, however, that neither the foregoing nor any certificate delivered by the Port Authority, nor any payment made by the Lessee shall waive, affect, or impair any right of the Port Authority of review and audit with respect to the Costs of the Condition Survey and with respect to each Condition
Survey Contract and provided, further, however, that in the event any such review or audit by the Port Authority requires an adjustment of the Costs of the
Condition Survey the Lessee shall be promptly credited with or shall pay to the
Port Authority all amounts required by such adjustment.

               (2) Without limiting any of the terms and provisions of Section
16 hereof entitled "Additional Rent and Charges", any and all amounts required to be paid by the Lessee hereunder may be added to any installment of rent thereafter due under this Section and each and every part of the same shall be and become additional rent, recoverable by the Port Authority in the same manner and with like remedies as if it were part of the rent as set forth in Section 4 hereof entitled "Rental".

          (e) The Lessee hereby agrees to and shall commence within ninety (90)
days after the Report Date all items and all action required or recommended to be taken as set forth in each Contract Condition Survey Report that are necessary or required to meet the Lessee's

                                      185

maintenance or repair or any other of its obligations, duties or responsibilities under this Agreement and the written notice of the Port
Authority delivering said Report, unless the Port Authority expressly advises the Lessee to the contrary as to any particular item(s), and the Lessee shall diligently continue the same to completion; provided, however, that if the
Lessee notifies the Port Authority within thirty (30) day's after the Report
Date that it believes an item or action required or recommended to be taken by the Condition Survey Report is not based upon sound engineering principles together with the basis upon which the Lessee believes that such item or action is not so based, the Lessee shall not be required to commence such item or action unless and until the Port Authority shall have notified the Lessee that the Chief Engineer of the Port Authority has determined that such item or action is required or recommended based upon sound engineering principles, provided, further, however, that notwithstanding the foregoing any and all items, action or work related to or affecting or involving fire safety, health, structural integrity, life safety, security and other emergency response systems shall be promptly commenced.

          (f) The Lessee hereby agrees that the Condition Survey Contractor shall have all rights of entry to the Premises during all reasonable times as appropriate or required to perform or complete the Condition Survey and the
Condition Survey Report under the Condition Survey Contract.

          (g) It is expressly understood and agreed that neither the provisions of this Section including without limitation the right of the Port Authority to have the Lessee perform and complete the work required by the Condition Survey
Report, the obligation of the Lessee so to perform and complete such work, or any such performance thereof by the Lessee, any failure of the parties to select a Condition Survey Contractor, any failure of any Condition Survey Contractor to perform and complete a Condition Survey Contract, nor any failure by the Lessee or the Port Authority to pay the Costs of the Condition Survey with respect to any Condition Survey Contract, or any portion thereof, shall or shall be deemed to release, waive, affect, restrict or impair any of the obligations, duties, responsibilities or liabilities of the Lessee under any term, provision, covenant or condition of this Agreement nor to limit, waive, affect, restrict or impair any right or remedy of the Port Authority including without limitation any right of the Port Authority to terminate the letting hereunder whether before or after the Report Date. Without limiting the foregoing, it is expressly understood and agreed that the Lessee shall not postpone or delay any action, maintenance, rebuilding or repair or other item or thing required to be taken by the Lessee under any other section of this Agreement.

          (h) Notwithstanding anything to the contrary, the Port Authority shall have the right, exercisable in its sole and complete discretion, to exclude from the scope of a Condition Survey with respect to any Condition Survey Contract those items covered by Section 53 hereof for or during such period or periods, if any, when the Port Authority has elected to exercise its rights under Section
53 hereof to perform the Assumable Maintenance and Repair.

SECTION 55. CONDITION OF THE PREMISES

          The Lessee accepts the Premises in its "as is" condition and the Port
Authority shall not have any responsibility for any work or installation to the
Premises to make the same usable by the Lessee, to place it in any particular condition or to reimburse the Lessee for any

                                      186

work or installation as may be made by or on behalf of the Lessee except as expressly set forth in Sections 2, 28, 56 and 87 hereof, the Lessee having exclusive responsibility therefore. The Lessee hereby acknowledges that it has not relied upon any representation or statement of the Port Authority or its
Commissioners, officers, employees or agents as to the condition of the
Premises. The Lessee, prior to any portion of the Premises becoming a part of the Premises hereunder, thoroughly examined or shall examine, as the case shall be, such portion of the Premises and determined it to be suitable for the
Lessee's operations under the Lease.

SECTION 56. ENVIRONMENTAL OBLIGATIONS

          (a) For the purposes of this Lease, the following terms shall have the respective meaning provided below:

               (1) "Additional Baseline" shall mean a report prepared by the
Port Authority summarizing all test results from the soil and groundwater samples taken as part of Additional Baseline Work and as set forth in paragraphs
(9) and (10) of Exhibit 56.1 and showing all the calculations to determine for each Additional Zone and each Zone that has been reconfigured as a result of the creation of an Additional Zone, the Soil Threshold Level and the Ground Water
Threshold Level for each Analyzed Item in accordance with paragraph (j) of
Section 56 of the Lease.

               (2) "Additional Baseline Work" shall mean the subsurface testing of the soil and ground water of the Premises, the Terminal 4 Parcel and the
Terminal 6 Parcel performed by the Port Authority to delineate the extent of
Free Product that is identified in the Initial Post Construction Baseline. Such testing shall be performed in accordance with paragraphs 5, 7, 8, 9 and 10 of
Exhibit 56.1.

               (3) "Analyzed Item" shall mean each of the parameters set forth in paragraph 9 of Exhibit 56.1 and for which test results are set forth in the
Initial Post Construction Baseline.

               (4) "Condition Exceptions" shall mean the following:

                    (i) The remediation or removal (including investigation
conducted as part of such remediation or removal but in no event shall the performance or costs of the testing and the preparation of the report performed as part of the Exit Baseline or the Initial Post Construction Baseline Work, as
opposed to the results, be a Condition Exception) of the Existing Condition;

                    (ii) The remediation or removal (including investigation
conducted as part of such remediation or removal but in no event shall performance or costs of the testing and the preparation of the report performed as part of the Exit Baseline or the Initial Post Construction Baseline Work, as
opposed to the results, be a Condition Exception) of Hazardous Substances in the
soil or ground water in, on or under the Premises caused by the sole acts or omissions of the Port Authority on or after the Effective Date,

                    (iii) Fines and penalties arising out of the Existing
Condition if the fines and penalties are imposed due to the failure to have remediated or removed the Existing

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Condition, provided, however, if the Lessee shall not have complied with the terms and conditions of paragraph (l) of this Section or of Section 17 hereof, then the foregoing shall not be a Condition Exception;

                    (iv) The remediation or removal of Migrated Hazardous
Substances; and

                    (v) For the period from and after the Initial Post
Construction Baseline Effective Date only, the remediation or removal of any
Hazardous Substance discovered subsequent to the Initial Post Construction
Baseline Effective Date (x) that is not an Analyzed Item and (y) that the Lessee is able to establish or prove to the reasonable satisfaction of the Port
Authority existed in or on the Premises prior to the Effective Date and, if such
Hazardous Substance existed on the Premises prior to the Effective Date, that its presence on the Premises was not caused by or resulted from a Lessee's Act.

               (5) "Exhibit 56.1" shall mean the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 56.1" and entitled "Initial Post
Construction Baseline Investigation".

               (6) "Exhibit 56.2" shall mean the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 56.2" and entitled "Sampling Locations for the Initial Post-Construction Baseline".

               (7) "Exhibit 56.3" shall mean the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 56.3" and entitled "JFK Terminal 5 -
Sampling Zones and Subzones".

               (8) "Exhibit 56.4" shall mean the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 56.4 and entitled "JFK Terminal 5 -
Historical Port Authority Analyzed Items".

               (9) "Existing Condition" shall mean:

                    (i) for the period from and including the Effective Date to and including the day prior to the Initial Post Construction Baseline Effective
Date for any portion of the Premises, the Existing Condition shall mean the levels and types of Hazardous Substances in the soil and ground water located in, on and under the Premises except for Lessee Hazardous Substances or
Hazardous Substances which were added to the Premises or the ground water in or thereunder on or after the Effective Date, and

                    (ii) for the period from and after the Initial Post
Construction Baseline Effective Date and subject to the terms and provisions of paragraph (q) of this Section, with respect to the soil within each Zone, the
Soil Threshold Level for each Analyzed Item in such Zone and with respect to the ground water within each Zone, the Ground Water Threshold Level for each
Analyzed Item for such Zone.

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               (10) "Exit Baseline" shall mean the sampling and testing of the soil and groundwater in, on and under the Premises between eight and six months immediately preceding the expiration of the letting hereunder or, in the case of an earlier termination of the letting hereunder, then within ninety (90) days the effective date of such termination and the preparation of the Exit Baseline
Report, such sampling, testing and report to be performed and prepared in accordance with the terms and conditions set forth in paragraph (v) of this
Section, the following additional requirements and in accordance with such further standards, methods, protocol and procedures as shall be required by the
Port Authority in it sole discretion. Such sampling, testing and the preparation of any associated report shall be performed by a New York State certified independent consultant and laboratory. Soil and water samples shall be taken from not less than one location within each area identified on Exhibit 56.3 and in not less than the number of locations in each Additional Zone upon which the
Existing Condition for such Additional Zone is based. Each sample shall be tested for all Analyzed Items. If the Lease has not been terminated by the Port
Authority, then the Port Authority shall consult with the Lessee on the standards, methods, protocol and procedures to be used in the Exit Baseline and the Lessee shall select the sampling locations in those areas that are shown in shading on Exhibit 56.3 and the Port Authority shall select the sampling locations in all the remainder of the areas identified on Exhibit 56.3, except, however, the Lessee shall select half of the sampling locations in each
Additional Zone and the Port Authority shall select half of the sampling locations in each Additional Zone.

               (11) "Exit Baseline Report" shall mean a report summarizing all of the test results from the soil and groundwater samples taken as part of the
Exit Baseline compiled and entered into both Excel spreadsheets as well as electronic data deliverable format for import into EquIS database and if Excel and or EquiIS database are no longer available then in such spreadsheet and format as shall be determined by the Port Authority. All test results from samples taken within a Zone shall be grouped into sub-data sets. The sampling results that fall within the boundaries of a Zone shall be associated with that
Zone. Additionally, such report shall show all the calculations to determine for each Zone the Exit Soil Threshold Level and the Exit Ground Water Threshold
Level for each Analyzed Item in accordance with paragraph (v) of this Section.

               (12) "Free Product" shall mean ground water that contains free phase petroleum hydrocarbons having a thickness of 0.01 feet or greater.

               (13) "Initial Post Construction Baseline Work" shall mean the subsurface testing of the soil and ground water in and under the Premises, the
Terminal 4 Parcel and Terminal 6 Parcel and the preparation of the Initial Post
Construction Baseline performed in accordance with the terms and conditions set forth in paragraph (m) of this Section and in Exhibit 56.1, Exhibit 56.2 and
Exhibit 56.3.

               (14) "Lessee's Act" shall mean any act or omission of the Lessee or of any affiliated company of the Lessee or of any of their agents, contractors, sublessees, representatives, or others on the Premises with the consent of the Lessee or any affiliated company of the Lessee (excluding, however, use by third parties of any right of way through the Premises granted by this Agreement) or over whom the Lessee has control.

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               (15) "Lessee's Cost of the Exit Baseline" shall mean the sum of the amounts paid by the Lessee to independent third party engineers, architects, consultants and other professionals, construction supervisors and contractors for work actually performed and labor and materials actually furnished in connection with the Exit Baseline inclusive of sales, use and like taxes where applicable, and such amounts only (but only to the extent such amounts are included in the Exit Baseline Certificate, as such amounts may be adjusted pursuant to the provisions of subparagraph (8) of paragraph (v) of this Section)
actually paid by the Lessee for the Exit Baseline, to the extent that the inclusion of the same is permitted by generally accepted accounting principles consistently applied, provided, however, (x) the Lessee's Cost of the Exit
Baseline shall be limited to work covered by the Exit Baseline Certificate submitted by the Lessee pursuant to and in accordance with subparagraph (4) of paragraph (v) of this Section; and (y) it is specifically understood and agreed that no amounts paid for or in connection with any trade fixtures or other personal property of the Lessee or any payment or payments on account of any administrative or other overhead costs of the Lessee whether or not allocated to the Exit Baseline by the Lessee's own accounting practices shall be included in the Lessee's Cost of the Exit Baseline; and (z) the Lessee's Cost of the Exit
Baseline shall not include any payment to a firm or corporation wholly or partially owned by or in common ownership with the Lessee or any Exit Baseline that is not performed in accordance with all of the terms and provisions of this
Agreement.

               (16) "Lessee's Cost of the Initial Post Construction Baseline "
shall mean the sum of the amounts paid by the Lessee to independent third party engineers, architects, consultants and other professionals, construction supervisors and contractors for work actually performed and labor and materials actually furnished in connection with the Initial Post Construction Baseline inclusive of sales, use and like taxes where applicable, and such amounts only
(but only to the extent such amounts are included in the Initial Post
Construction Baseline Certificate, as such amounts may be adjusted pursuant to the provisions of subparagraph (7) of paragraph (m) of this Section) actually paid by the Lessee for the Initial Post Construction Baseline, to the extent that the inclusion of the same is permitted by generally accepted accounting principles consistently applied, provided, however, (x) the Lessee's Cost of the
Initial Post Construction Baseline shall be limited to work covered by the
Initial Post Construction Baseline Certificate submitted by the Lessee pursuant to and in accordance with subparagraph (3) of paragraph (m) of this Section; and
further (y) it is specifically understood and agreed that no amounts paid for or in connection with any trade fixtures or other personal property of the Lessee or any payment or payments on account of any administrative or other overhead costs of the Lessee whether or not allocated to the Initial Post Construction
Baseline Work by the Lessee's own accounting practices shall be included in the
Lessee's Cost of the Initial Post Construction Baseline; and (z) the Lessee's
Cost of the Initial Post Construction Baseline shall not include any payment to a firm or corporation wholly or partially owned by or in common ownership with the Lessee or any Initial Post Construction Baseline Work that is not performed in accordance with all of the terms and provisions of this Agreement.

               (17) "Migrated Hazardous Substances" shall mean (i) any Hazardous
Substance that has migrated onto the Premises from outside the Premises and (ii)
any Hazardous Substance constituting a part of the Existing Condition that has migrated within or from the

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Premises, provided, however, in each case, except in the case of excavated soils used or redeposited at the Redevelopment Work Sites pursuant to and in accordance with the all Environmental Requirements, including without limitation the Remedial Action Work Plan, Migrated Hazardous Substances shall in no event include any Hazardous Substances that have migrated as a result of or in connection with any Lessee's Act.

               (18) "Port Authority's Cost of the Exit Baseline" shall mean and include all amounts paid and expenses incurred by the Port Authority, including all interest, costs, damages and penalties, in accordance with the provisions of
Section 16 entitled "Additional Rent and Charges" for, relating to or in connection with the Exit Baseline.

               (19) "Post Construction Baseline " shall mean the Initial Post
Construction Baseline, as the same may be supplemented and amended pursuant and subject to paragraph (n) of this Section by the test results set forth in all
Remediation Completion Reports and/or by the test results in all Additional
Baselines.

               (20) "Zone" shall mean each of the 8 zones identified in Exhibits
56.2 and 56.3 and each Additional Zone.

          (b) (1) Without limiting the generality of any of the other terms and provisions of this Lease and subject to the terms and provisions of paragraph
(b)(2) of this Section, the Lessee hereby expressly agrees to assume all responsibility for, relieve the Port Authority from, and reimburse the Port
Authority for, any and all risks, claims, penalties, costs and expenses of any kind whatsoever caused by, arising out of or in connection with, the condition of the Premises whether any aspect of such condition existed prior to, on or after the Lease Commencement Date, including without limitation all
Environmental Requirements and all Environmental Damages and to indemnify and hold harmless the Port Authority for all such risks, claims, penalties, responsibilities, costs and expenses.

               (2) It is hereby agreed and understood that except as set forth in paragraphs (k), (q) and (r) of this Section and in Sections 2(g)(12) and 87 of this Lease, the Lessee shall not be responsible for the Condition Exceptions.

          (c) Without limiting the Lessee's obligations elsewhere under this
Agreement to comply with all laws, ordinances, governmental rules, regulations and orders which were or at any time are in effect during the term of the letting under this Agreement, the Lessee understands and agrees that, except with respect to the Condition Exceptions for which the Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, it shall be obligated, at its cost and expense, to comply with and relieve the Port Authority from compliance with all Environmental Requirements which are applicable to or which affect (i)
the Premises with the exception only of Migrated Hazardous Substances, (ii) the operations of, or work performed by, the Lessee or others with the consent of the Lessee at the Premises or the Lessee's operations at the Airport, (iii) the occupancy and use of the Premises by the Lessee or by others with its consent or
(iv) any Hazardous Substance which has migrated from the Premises with the exception only of Migrated Hazardous Substances and shall in accordance with and subject to the provisions of Section 2 hereof entitled "Construction by the
Lessee" or Section 33 hereof entitled "Other Construction of the Lessee", as the case shall be, perform all remediation, containment and clean-up of

                                      191

Hazardous Substances required in order to fully satisfy the compliance obligations set forth herein. Nothing in the foregoing shall be construed as a submission by the Port Authority to the application to itself of any
Environmental Requirements; provided, however, that no immunity or exemption of the Port Authority from any Environmental Requirements shall excuse compliance or be grounds for noncompliance on the part of the Lessee. Except with respect to the Condition Exceptions for which the Lessee is not responsible for pursuant to paragraph (b)(2) of this Section and without limiting the generality of the foregoing and as part of the Lessee's fulfillment of the foregoing obligations, the Lessee shall be responsible, at its sole cost and expense and subject to the direction of the Port Authority, for:

               (1) the preparation of and submission to all applicable
Governmental Authorities of any notice, negative declaration, remedial action workplan, no further action letter, remediation agreement or any other documentation or information;

               (2) the obtaining of any surety bond or the giving of any other financial assurances; and

               (3) complying with the provisions of all Environmental
Requirements becoming effective on or relating to the termination, expiration or surrender of the letting of the Premises or of any portion thereof under this
Agreement, or on the closure or transfer of the Lessee's operations at the
Premises.

          (d) In addition to and without limiting the generality of the obligations of the Lessee set forth above and elsewhere in this Agreement, the
Lessee shall, at its sole cost and expense and in accordance with and subject to the provisions of Section 33 of this Agreement, upon notice from the Port
Authority, promptly take all actions to:

               (1) (i) completely remove and remediate (i) all Hazardous
Substances in, on and under the Premises and at the Airport resulting from or in connection with the use and occupancy of the Premises by the Lessee or any affiliated company of the Lessee or which have been or permitted to be disposed of, released, discharged or otherwise placed in, on or under the Airport by the
Lessee or any affiliated company of the Lessee and (ii) all Hazardous Substances which have been disposed of, released, discharged or otherwise placed in, on or under the Premises during the term of the letting of the Premises under this
Agreement or during the term of any previous agreement between the Lessee or any affiliated company of the Lessee and the Port Authority covering the Lessee's or any such affiliated company's use and/or occupancy of the Premises or any portion thereof, except for Hazardous Substances caused by the sole acts or omissions of the Port Authority or Port Authority contractors on or after the
Effective Date, provided, however, Port Authority contractors shall for the purpose of this paragraph (d) shall in no event include the System Operator even when acting as the contractor of the Port Authority, and further, provided, however, that the redepositing of soil in compliance with Section 2 hereof in the performance of the Construction Work shall not be or be deemed to resulting from or in connection with the use and occupancy of the Premises or a Hazardous
Substance disposed of, released, discharged or otherwise placed in, on or under the Premises for the purposes of this paragraph (d)(1);

                                      192

               (2) except with respect to the Condition Exceptions which the
Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, remove and remediate all Hazardous Substances in, on or under the Premises or which have migrated from or from under the Premises to any other property which any Governmental Authority or any Environmental Requirement or any violation thereof require to be remediated or removed; and

               (3) except with respect to the Condition Exceptions which the
Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, remove and remediate all Hazardous Substances which were in, on or under the
Premises and which have migrated from or from under the Premises necessary to mitigate any Environmental Damages.

          (e) The obligations set forth in paragraphs (c) and (d) of this
Section shall include but not be limited to the investigation of the environmental condition of the area to be remediated, the preparation of feasibility studies, reports and remedial plans and the performance of any removal, remediation, containment, operation, maintenance, monitoring or restoration work and shall be performed in a good, safe and workmanlike manner.
The Lessee shall promptly provide the Port Authority with copies of all test results and reports generated in connection with such obligations. The Lessee shall seal or cap all monitoring wells and test holes as required by all
Environmental Requirements, remove all associated equipment and restore the remediated property.

          (f) Subject to the terms and conditions of paragraph (u) of this
Section and without limiting the Port Authority's remedies under this Agreement or at law or in equity, the Port Authority shall have the right during and after the term of the letting of the Premises under this Agreement to such equitable relief, including restraining injunctions and declaratory judgments, to enforce compliance by the Lessee of its environmental obligations under this Agreement including without limitation all the Lessee's obligations under this Section. In the event that the Lessee fails to comply with or perform any of such obligations, the Port Authority at any time during the term or subsequent to the termination, expiration or surrender of the letting of the Premises or any portion thereof may elect (but shall not be required) to perform such obligations and upon demand the Lessee shall pay to the Port Authority as additional rent its costs thereof, including all overhead costs as determined by the Port Authority. For the purposes of this paragraph, the term "cost" shall be as defined in Section 16 of this Agreement.

          (g) Without limiting any other of the Lessee's obligations under the
Lease and except with respect to the Condition Exceptions which the Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, the Lessee shall provide the General Manager of the Airport at the cost and expense of the
Lessee with such information, documentation, records, correspondence, notices, reports, tests, results, and certifications and any other information as the
Port Authority shall request in connection with any Environmental Requirements which the Lessee is obligated to comply with pursuant to this Agreement or
Environmental Damages and the Lessee shall promptly acknowledge, swear to (if required ), sign or otherwise fully execute the same. The Lessee agrees that any of the foregoing may be filed by the Port Authority with the appropriate
Governmental Authority on behalf of the Lessee at the Lessee's cost and expense.
Further, the Lessee agrees unless directed otherwise by the Port Authority, to provide the General Manager of the Airport with copies of all information, documentation, records,

                                      193

correspondence, notices, certifications, reports, test results and all other submissions provided by the Lessee to a Governmental Authority and by a
Governmental Authority to the Lessee within five (5) days that the same are made available to or received by the Lessee with respect to any Environmental
Requirements or any Environmental Damages.

          (h) Without limiting the generality of any other provision contained in this Agreement and except with respect to Condition Exceptions which the
Lessee is not responsible for pursuant to paragraph (b)(2) of this Section, the
Lessee shall indemnify, hold harmless and reimburse the Port Authority, its
Commissioners, officers, employees and representatives from all claims, demands, penalties, fines, liabilities (including strict liability), settlements, attorney and consultant fees, investigation and laboratory fees, removal and remediation costs, court costs and litigation expenses, damages, judgments, losses, costs and expenses of whatsoever kind or nature and whether known or unknown, contingent or otherwise, just or unjust, groundless, unforeseeable or otherwise, arising or alleged to arise out of or in any way related to any
Environmental Damages or any Environmental Requirement which the Lessee is obligated to comply with pursuant to this Agreement, or the risks and responsibilities assumed hereunder by the Lessee for the condition of the
Premises or a breach or default of the Lessee's obligations under this Section and under paragraphs (b)(2)(iii)(bb), (b)(2)(viii)(dd), (g)(12), (g)(25),
(g)(26), (g)(30), (g)(32), (g)(33), (g)(34) and (o) of Section 2 hereof. If so directed, the Lessee shall at its own expense defend any suit based upon the foregoing, and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the
Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.

          (i) (1) Without limiting the generality of any provision of this
Agreement, in the event that any Environmental Requirement sets forth more than one compliance standard, the Lessee agrees that the standard or standards to be applied in connection with any obligation it may have under this Agreement with respect to said Environmental Requirement shall be that which requires or permits the lowest level of a Hazardous Substance, provided, however, in the event such lowest level of a Hazardous Substance requires or allows the imposition of any restriction of any nature whatsoever upon the use or occupancy of the Premises or any other portion of the Airport or upon any operations or activities conducted or to be conducted on the Premises or the Airport or upon the transfer of the Premises or the Airport, then the Lessee shall remediate to such a level so that there is no such restriction placed upon the use and occupancy of the Premises or the Airport or upon any operations or activities conducted or to be conducted on the Premises or the Airport.

               (2) Nothing in this paragraph (i) shall require or be construed to require the Lessee to remediate below the Existing Condition except as otherwise required by or as set forth in this Agreement including without limitation as required by or as set forth in paragraphs (k), (q) and (r) of this
Section and Section 2 hereof.

          (j) From and after the Initial Post Construction Baseline Effective
Date, the methodology to be used to determine the Ground Water Threshold Level for each and every

                                      194

Analyzed Item within each Zone and to determine the Soil Threshold Level for each and every Analyzed Item within each Zone shall be as follows:

               (1) Only the ground water and soil test results set forth in the
Post Construction Baseline shall be used to calculate the Ground Water Threshold
Levels and the Soil Threshold Levels.

               (2) No test results from soil samples containing any Lessee
Hazardous Substance shall be used to calculate any Soil Threshold Level and no test results from ground water samples containing any Lessee Hazardous Substance shall be used to calculate any Ground Water Threshold Level.

               (3) Analyzed Items not detected for a given ground water sample shall be assigned a concentration equal to half of the ground water detection limit for such Analyzed Item and Analyzed Items not detected for a given soil sample shall be assigned a concentration equal to half of the soil detection limit for such Analyzed Item.

               (4) The maximum concentration of each Analyzed Item in the ground water samples taken from a location shall be used to represent the concentration of that Analyzed Item in the ground water at that location and the maximum concentration of each Analyzed Item in the soil samples taken from a location shall be used to represent the concentration of that Analyzed Item in the soil at that location.

               (5) The mean concentration of an Analyzed Item in the ground water (i.e. the "WM") shall be calculated for each Zone using the following equation: WM = (X1 + X2 + .....+ Xn) / n; where "X" shall equal the maximum concentration of an Analyzed Item in the ground water at one sample location and
"n" shall equal the number of ground water sample locations in such Zone.

               (6) The mean concentration of an Analyzed Item in the soil (i.e.
the "SM") shall be calculated for each Zone using the following equation: SM =
(Y1 + Y2 + .....+ Yn) / n; where "Y" shall equal the maximum concentration of an
Analyzed Item in the soil at one sample location and "n" shall equal the number of soil sample locations in such Zone.

               (7) The standard deviation for each Analyzed Item in the ground water shall be calculated for each Zone using the following equation:

                (2)           (2)               (2)         (1/2)
 SD ={[(X1 - WM)   + (X2 - WM)   +...+ (Xn - WM)   ]/(n -1)}

               (8) The standard deviation for each Analyzed Item in the soil shall be calculated for each Zone using the following equation:

                (2)           (2)                (2)         (1/2)
 SD ={[(Y1 - SM)   + (Y2 - SM)    +...+ (Yn - SM)   ]/(n -1)}

               (9) A ground water threshold level for each Analyzed Item shall be calculated for each Zone using the following equation: Ground Water Threshold
Level = 1.3 x (WM + SD). The ground water threshold level as so calculated for each Analyzed Item in ground water of a Zone is herein called a "Ground Water
Threshold Level").

                                      195

               (10) A soil threshold level for each Analyzed Item shall be calculated for each Zone using the following equation: Soil Threshold Level =
1.3 x (SM + SD). The soil threshold level as so calculated for each Analyzed
Item in soil of a Zone is herein called a "Soil Threshold Level").

          (k) (1) Except as provided in paragraph (g)(12) of Section 2 and in
Section 87 hereof, it is expressly understood and agreed that the proper handling, delivery, treatment, storage, transportation, disposal and depositing
(all of the foregoing being hereinafter collectively called "Disposal"), whether on or off the Airport, of any soil, dirt, sand, silt, water, asbestos, lead,
PCB's, demolition or construction debris or other matter (hereinafter collectively called the "Matter") excavated, disturbed or removed by the Lessee
(or by any contractor or contractors of the Lessee) at, from or under the
Premises (or any other area of the Airport ) at any time or times and regardless of the nature or composition of such Matter, including without limitation, any and all Disposal of said Matter in connection with the performance of the
Construction Work or the repair, replacement or rebuilding of the Premises as required under Section 10 of this Agreement, and any and all remediation and
Disposal of said Matter and any and all other remediation and Disposal (whether soil, upper aquifer or otherwise) necessary, required or appropriate as a result of, caused by, incidental to or triggered by such excavation, disturbance or removal of the Matter or arising therefrom, and the taking or doing of any and all other action or actions necessary, required or appropriate in connection therewith shall be the sole and complete responsibility of the Lessee, including, without limitation, all costs and expenses thereof and any and all
Environmental Damages, applicable Environmental Requirements, claims, penalties and other expenses relating thereto. The foregoing obligations of the Lessee shall obtain and apply with full force and effect irrespective of the nature or source of any contaminant, pollutant, chemical, waste or other substance or whether any of the same is a Hazardous Substance or whether any of the same is at a level or levels above or below the Existing Condition or whether there has or has not been any decrease or increase in such level or levels. The Lessee shall perform all of the foregoing in accordance with and subject to all the terms, provisions, covenants and conditions of this Agreement.

               (2) Without limiting the generality of any other term or
condition of this Agreement, title to any Matter on the Premises or the Airport excavated or removed by the Lessee and not used at the Premises shall vest in the Lessee upon the excavation or removal thereof, except as set forth in paragraph (g)(12) of Section 2 hereof, and all such Matter shall be delivered and deposited by the Lessee at the Lessee's sole cost and expense to a location off the Airport in accordance with the terms and conditions of this Agreement and all applicable Environmental Requirements.

               (3) In the event the Lessee discovers any Hazardous Substance in, on or under the Premises, the Lessee in reporting such Hazardous Substance shall direct such report to the attention of such individual at the subject governmental authority as the General Manager of the Airport shall require in order to assure consistency in the environmental management of the Airport, provided, however, notwithstanding the foregoing in no event shall the Lessee be required by this paragraph (k)(3) to violate any Environmental Requirement.

                                      196

               (4) Promptly upon final disposition by the Lessee of any
Hazardous Substance from the Premises or the Airport, the Lessee shall submit to the Port Authority a "Certification of Final Disposal" stating the type and amount of material disposed, the method of disposal and the owner and location of the disposal facility. The format of such certification shall follow the requirements, if any, of governmental agencies having jurisdiction as if the
Port Authority were a private organization and the name of the Port Authority shall not appear on any certificate or other document as a generator or owner of such material, except as provided in paragraph (g)(12) of Section 2 hereof.

          (l) Without limiting the foregoing and without limiting the generality of the provisions of Section 17 of this Lease and subject to and in accordance with said Section 17, the Port Authority and its designees, shall have the right but not the obligation to enter upon the Premises upon forty-eight (48) hours'
notice to the Lessee or on such shorter notice if any Environmental Requirement or the DEC or other governmental entity should require more immediate action by the Port Authority, to conduct testing and related activities from existing wells, if any, to make additional wells and borings and to conduct testing and related activities therefrom and to perform such activities as shall be necessary to remediate the Existing Condition, including but not limited to, conducting pumping operations from said wells. In the exercise of the foregoing rights the Port Authority and its designees shall not unreasonably interfere with the use and occupancy of the Premises by the Lessee. From and after the use of any Gate, if any of the foregoing activities are required to be performed in the vicinity of such Gate, the Port Authority and its designees shall at a minimum, have unrestricted access to such Gate and adjoining areas daily between the hours of 11:00 p.m. and 5:00 a.m.

          (m) Initial Post Construction Baseline:

               (1)  Establishment of Initial Post Construction Baseline Sampling
                    Locations:

                    In the event that during the period from the Effective Date to the date that the last sample is taken as part of the Initial Post
Construction Work (the "Initial Post Construction Baseline Effective Date"),
both dates inclusive, an Unknown Environmental Condition shall have been discovered and such Unknown Environmental Condition shall not contain any Lessee
Hazardous Substances, then in addition to the locations set forth in Exhibits
56.2 and 56.3, the Initial Post Construction Baseline Work shall include, at a minimum, the installation of one monitoring well and the taking of one soil and one ground water sample and the testing thereof as provided in this paragraph
(m) and in Exhibit 56.1 hereof from such location or locations as shall be determined by the Port Authority within the area where the Unknown Environmental
Condition was recorded pursuant to paragraph (g)(12) of Section 2 hereof (each such location an "Additional Sampling Location").

               (2)  Performance of the Initial Post Construction Baseline:

                    The Lessee shall perform the Initial Post Construction
Baseline Work in accordance with the terms and conditions set forth in this paragraph (m), Section 33 hereof and in Exhibit 56.1, Exhibit 56.2 and Exhibit
56.3. Such post construction baseline shall

                                      197

be performed on the Premises, the Terminal 4 Parcel and Terminal 6 Parcel as
soon as practicable subsequent to the completion of the Airside Civil Work or a portion thereof that is to be performed on the Premises as part of the
Redevelopment Work but not later than the earlier to occur of the date of delivery of the first certificate delivered by the Lessee pursuant to paragraph
(n)(2)(ii) of Section 2 hereof for the Airside Civil Work and the date that the first Enplanement shall occur. The draft post construction baseline test results referred to in Exhibit 56.1 shall be delivered by the Lessee to the Port
Authority within ninety (90) days after the last sample is taken in the performance of the Initial Post Construction Baseline Work and, subject to the terms and conditions of paragraph (n) of this Section, from and after the
Initial Post Construction Baseline Effective Date, the Initial Post Construction
Baseline shall be and become the test results used to calculate the Existing
Condition in accordance with this Section.

               (3)  Payment for the Cost of the Initial Post Construction
                    Baseline:

                    The Lessee's Cost of the Initial Post Construction Baseline
shall be shared equally between the Port Authority and the Lessee. Accordingly, the Port Authority shall pay to the Lessee an amount equal to 50% of the
Lessee's Cost of the Initial Post Construction Baseline within ninety (90) days after the date that the Lessee shall have delivered to the Port Authority the
Initial Post Construction Baseline Certificate.

               (4)  Initial Post Construction Baseline Certificate:

                    The Lessee shall deliver to the Port Authority within ninety
(90) days after the Initial Post Construction Baseline Effective Date a
notarized certificate of the Lessee covering the Lessee's Cost of the Initial
Post Construction Baseline meeting all the requirements set forth in this paragraph (m)(4) (such certificate meeting all of the requirements of this paragraph (m)(4) and which is delivered to the Port Authority on or before the ninetieth (90th) day after the Initial Post Construction Baseline Effective Date is hereinafter referred to as the "Initial Post Construction Baseline
Certificate"), which certificate shall be signed by a responsible fiscal officer of the Lessee, notarized and shall further:

                    (i) set forth, in reasonable detail, the amounts paid to
specified independent third party contractors and the amounts of payments made to other specified Persons for the Lessee's Cost of the Initial Post
Construction Baseline and certify that such amounts constitute portions of the
Lessee's Cost of the Initial Post Construction Baseline;

                    (ii) have attached thereto reproduction copies or duplicate originals of the invoices of such independent third party contractors and other
Persons and an acknowledgment by such independent contractors and other Persons of the receipt by them of such amounts and payments;

                    (iii) certify that the amounts and payments therein set
forth constitute all of the Initial Post Construction Baseline Work; that the
Initial Post Construction Baseline covered by the certificate has been accomplished and that it has been performed in accordance with all the terms and provisions of this Lease; and that the work covered by the

                                      198

certificate was performed by the Lessee prior to the Initial Post Construction
Baseline Effective Date; and

                    (iv) certify there is no outstanding indebtedness known to the Lessee, after due and diligent inquiry, then due on account of the Initial
Post Construction Baseline Work which, if unpaid, might become the basis of a vendor's, mechanic's, laborer's or materialmen statutory or other lien or alleged lien upon the Airport or any part thereof, or upon the Lessee's leasehold interest therein, provided that the foregoing shall not limit or impair Section 20 hereof or any rights or remedies of the Port Authority under this Lease or otherwise.

               (5) Nothing contained herein shall be deemed or construed as a submission by the Port Authority to the application to itself of any lien described in this paragraph (m) or to limit or impair Section 20 hereof or any rights or remedies of the Port Authority under this Lease or otherwise.

               (6) The Lessee shall promptly supply to the Port Authority such supporting documents, agreements, contracts and records as the Port Authority shall deem necessary to substantiate the matters set forth in the Initial Post
Construction Baseline Certificate.

               (7) No amount paid by the Port Authority to the Lessee pursuant to this paragraph (m) shall be deemed final until the Lessee's Cost of the
Initial Post Construction Baseline has been finally determined by the Port
Authority. Such final determination shall occur only after the Port Authority has examined and approved the Initial Post Construction Baseline Certificate and
the Lessee's Books and Records covering the Initial Post Construction Baseline
Work. In no event whatsoever shall the cost of any portion of the Lessee's Cost of the Initial Post Construction Baseline as finally determined and computed in accordance with the provisions of this Section include any expenses, outlays or charges whatsoever by or for the account of the Lessee for or in connection with the performance of any Initial Post Construction Baseline Work unless such work is actually performed nor the costs of any work which is secured by liens, mortgages, other encumbrances or conditional bills of sale, it being understood that the foregoing prohibition on liens, mortgages, other encumbrances and conditional bills of sale is not meant to apply to equipment which is used to perform the Initial Post Construction Baseline Work.

               (8) In the event that a Port Authority audit completed within three (3) years after the date that the Lessee shall have delivered a complete
Initial Post Construction Baseline Certificate to the Port Authority meeting all the requirements set forth in this paragraph (m), shall disclose that the amount of the Lessee's Cost of the Initial Post Construction Baseline is not the amount set forth in the Initial Post Construction Baseline Certificate, then the
Lessee's Cost of the Initial Post Construction Baseline shall be recalculated as determined by the Port Authority audit and in the event that the Lessee's Cost of the Initial Post Construction Baseline as so recalculated is less than the amount of the Lessee's Cost of the Initial Post Construction Baseline paid by the Port Authority to the Lessee, the amount of any excess payment received by the Lessee on account of the Initial Post Construction Baseline Work resulting from such recalculation shall be immediately payable by the Lessee to the Port
Authority upon demand and in the event that the Lessee's Cost of the Initial
Post Construction Baseline as so recalculated is

                                      199

more than the amount of the Lessee's Cost of the Initial Post Construction
Baseline paid by the Port Authority to the Lessee, the amount of such excess resulting from such recalculation shall be credited by the Port Authority to the
Lessee's Ground Rental payments under Section 4 hereof.

               (9) If the Lessee has included in any portion of the Lessee's
Cost of the Initial Post Construction Baseline any item as having been incurred, but which in the reasonable opinion of the Port Authority was not so incurred, or which in the reasonable opinion of the Port Authority if so incurred is not an item properly chargeable to such element of cost under sound accounting practice or to the Lessee's Cost of the Initial Post Construction Baseline, or
does not represent an appropriate division of the costs of a particular contract according to time of performance or delivery and the parties have been unable to resolve their differences within ninety (90) days after the Port Authority gives its notice to the Lessee objecting to the same, then such dispute shall be decided by the Chief Engineer of the Port Authority.

          (n)  Adjustments to the Existing Condition:

               (1) If the Port Authority wishes to revise any Ground Water
Threshold Level or any Soil Threshold Level after any Person performs remediation on the Premises and such remediation is performed or completed after the date that the last sample was taken in the performance of the Initial Post
Construction Baseline Work, then the Port Authority, may but shall not be obligated to, supplement or amend any of the Ground Water Threshold Levels and
Soil Threshold Levels as follows: The Port Authority may but shall not be obligated to take soil and water samples from such areas, test such samples for one or more Analyzed Items and set forth any or all of such test results in a report. If any such report is delivered by the Port Authority to the Lessee, upon the date of such delivery each such report shall be referred to for purposes of this Agreement as a "Remediation Completion Report"). The tests results set forth in each Remediation Completion Report shall supersede and replace the test results in the existing Post Construction Baseline if such test results are of samples of Analyzed Items taken from the same well or boring or a new well or boring which is immediately adjacent to such well or boring and shall supplement and be in addition to the test results in the existing Post
Construction Baseline if such test results are of samples of Analyzed Items taken from any other location on the Premises. Further for each Remediation
Completion Report, the Port Authority shall recalculate all of the Ground Water
Threshold Levels and the Soil Water Threshold Levels in each Zone for which test results are set forth in such Remediation Completion Report. Such recalculation shall be based upon the Post Construction Baseline as the same has been supplemented and amended by the test results set forth in such Remediation
Completion Report in accordance with paragraph (j). Such calculations of the new
Ground Water Threshold Levels and Soil Threshold Levels shall be set forth in such Remediation Completion Report. Further, from and after the delivery of such
Remediation Completion Report to the Lessee the Existing Condition for each such
Zone shall be determined on the basis of such recalculated Ground Water
Threshold Levels and Soil Thresholds Levels.

               (2) In the event that any ground water test result of a sample taken in any Zone as part of the Initial Post Construction Baseline Work shows the presence of Free Product, the Port Authority may but shall not be obligated to delineate the extent of such Free

                                      200

Product. If the Port Authority wishes that such delineated area become an
Additional Zone, it shall perform Additional Baseline Work for such area and prepare an Additional Baseline. Upon the delivery of such Additional Baseline covering such Additional Baseline Work, which baseline report shall contain the coordinates of such delineated area, such delineated area shall become an
"Additional Zone". Additionally, upon such delivery any portion of such
Additional Zone that was formerly a portion of one or more existing Zones shall no longer be a portion of such Zone. Each Additional Baseline shall further set forth the calculation of new Soil Threshold Levels and Ground Water Thresholds
for the Additional Zone and each of the reconfigured Zones. From and after the delivery of such Additional Baseline Report to the Lessee the Existing Condition
for such Zones shall be determined on the basis of such recalculated Ground
Water Threshold Levels and Soil Threshold Levels.

          (o)  Protection of Wells:

               Without limiting the generality of the provisions of Section 10 of the Lease, from and after DBO the Lessee agrees to protect and maintain the accessibility of all ground monitoring wells installed as part of the Initial
Post Construction Baseline Work or installed by the Port Authority on the
Premises pursuant to any Environmental Requirement, including without limitation the Remedial Action Work Plan, and to repair any damage thereto not caused by the activities of the Port Authority or its designee(s). Upon notice from the
Port Authority, the Lessee shall close all such wells in accordance with all
Environmental Requirements at its sole cost and expense except for wells installed by the Port Authority and in addition to the requirements of paragraph
(g) of this Section, provide the Port Authority with all documentation and any other information required to close out such wells in accordance with all
Environmental Requirements.

          (p) The terms and conditions of this Section are intended to allocate the obligations and responsibilities between the Lessee and the Port Authority, and nothing in this Section or elsewhere in this Lease shall, or shall be deemed to, limit, modify waive or otherwise alter the rights, claims and remedies which the Port Authority or the Lessee may have against third parties at law, equity or otherwise.

          (q) Notwithstanding any other term or provision of this Agreement, the
Existing Condition shall in no event include and the Condition Exceptions shall not apply to any Hazardous Substance whose presence in, on or under the Premises was caused by or resulted from the use and occupancy of the Premises by the
Lessee or by any affiliated company of the Lessee, or the performance of any work by any of them, or the acts or omissions of the Lessee, its officers, agents or employees, or the acts or omissions of any affiliated company of the
Lessee or of any sublessees or others who occupied the Premises with the permission of the Lessee or with the permission of an affiliated company of the
Lessee or their officers, agents or employees or any Hazardous Substance that was added to or under the Premises on or after the Effective Date and was not added by the sole acts or omissions of the Port Authority (any for the foregoing
Hazardous Substance is herein referred to as a "Lessee Hazardous Substance"), it being understood that for the purposes of this paragraph (q) that the act of reusing and re-depositing soil that is excavated as part of the Construction
Work in compliance with the terms and conditions of Section 2 hereof shall not be or be deemed to have been caused by or resulted from

                                      201

the use and occupancy of the Premises by the Lessee or by any affiliated company of the Lessee, or the performance of any work by any of them, or the acts or omissions of the Lessee, its officers, agents or employees, or the acts or omissions of any affiliated company of the Lessee or of any sublessees or others who occupied the Premises with the permission of the Lessee or with the permission of an affiliated company of the Lessee or their officers, agents or employees.

          (r) Notwithstanding any other term or condition of this Agreement, it is hereby understood and agreed that the Lessee's obligations under this
Agreement for remediation and removal of Hazardous Substances shall not be nor be deemed to be affected in any way whatsoever if the Existing Condition or any portion thereof, is or will be remediated or removed by the Lessee in whole or in part in the fulfillment of any of the Lessee's obligations under this
Agreement, whether due to the fact the Lessee cannot remediate or remove one or more Hazardous Substances for which it is responsible to remediate or remove without remediating or removing one or more Hazardous Substances for which it is not responsible for remediating or removing or due to cost or expedience or for any other reason or that it is responsible for removing a Hazardous Substance to a related Ground Water Threshold Level or Soil Threshold Level and it can not do
so without removing a Hazardous Substance to or below its related Ground Water
Threshold Level or Soil Threshold Level, and in no event shall the Port
Authority have any responsibility for such remediation or removal, including without limitation, any obligation to share in the cost of such remediation or removal except as set forth in Section 2(g)(12) and Section 87 hereof.

          (s) The Port Authority has advised the Lessee that it is the intention of the Port Authority with respect to the application of pollution prevention programs, "best management practices plans" and other voluntary programs adopted and agreements made by the Port Authority with any governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United
States, states and political subdivisions thereof constituting Environmental
Requirements that the Port Authority will treat the Lessee in a similar manner as similarly situated Persons at the Airport.

          (t) In addition to and without limiting any other term or condition of this Lease, including without limitation, Sections 6, 9 and 26 hereof and any other term or condition of this Section, the Exit Ground Water Threshold Level for each Analyzed Item within each Zone shall be compared to the Ground Water
Threshold Level for such Analyzed Item within such Zone and if any Exit Ground
Water Threshold Level exceeds the Ground Water Threshold Level for such Analyzed
Item within such Zone, the Lessee shall on or before the cessation of the letting hereunder or any portion thereof and subject to the provisions of
Section 33 hereof, remediate such Analyzed Item within such Zone to the Ground
Water Threshold Level for such Analyzed Item, and the Exit Soil Threshold Level for each Analyzed Item within each Zone shall be compared to the Soil Threshold
Level for such Analyzed Item within such Zone and if any Exit Soil Threshold
Level exceeds the Soil Threshold Level for such Analyzed Item within such Zone, the Lessee shall on or before the cessation of the letting hereunder or any portion thereof and subject to the provisions of Section 33 hereof, remediate such Analyzed Item within such Zone to the Soil Threshold Level for such
Analyzed Item.

                                      202

          (u) Without limiting any other term or provision hereof, all the obligations of the Lessee under this Section shall survive the expiration or termination of the letting of the Premises or any portion thereof, provided, however, the obligations of the Lessee under this Section in connection with or arising out of Hazardous Substances that were not caused by a Lessee's Act shall expire and terminate on the tenth (10th) anniversary of such termination or expiration except that that the foregoing shall not release the Lessee from any obligations or liabilities which may independently arise or accrue at law or in equity, provided, further, however, the Lessee shall not be responsible for any
Hazardous Substances in, on, under or about the Premises which the Lessee can prove occurred after the date that the Lessee shall have surrendered the
Premises to the Port Authority and were not due to a Lessee's Act.

          (v) (1) Performance of the Exit Baseline by the Lessee:

                    Unless the Port Authority shall have notified the Lessee
that it has elected to perform the Exit Baseline as provided for in subparagraph
(v)(2) of this paragraph, subject to the terms and provisions of Section 33 hereof entitled "Other Construction by the Lessee" the Lessee shall perform the
Exit Baseline between the eight month and sixth month immediately preceding the expiration of the letting hereunder or, in the case of an earlier termination of the letting hereunder, within three months after the effective date of such termination. The Lessee shall deliver the Exit Baseline to the Port Authority within ninety (90) days after the completion of the Exit Baseline by the Lessee.

               (2)  Right of Port Authority to Perform the Exit Baseline:

                    The Port Authority shall have the right to elect to perform the Exit Baseline upon notice given to the Lessee on the later to occur of (x)
nine (9) months prior to the expiration date of the term of the letting hereunder or (y) on or prior to the termination of such letting. In the event such notice shall be given to the Lessee, the Port Authority shall perform the
Exit Baseline in accordance with the terms and conditions set forth in this paragraph (v). Such Exit Baseline shall be performed by the Port Authority within six (6) months after the earlier to occur of the expiration or termination of the Lease. The Port Authority shall deliver the Exit Baseline to the Lessee within ninety (90) days after the completion of the Exit Baseline by the Port Authority.

               (3)  Payment for the Cost of the Exit Baseline:

                    If the Port Authority shall not have elected to perform the
Exit Baseline and the Lessee shall have performed the Exit Baseline, the
Lessee's Cost of the Exit Baseline shall be shared equally between the Port
Authority and the Lessee. Accordingly, the Port Authority shall pay to the
Lessee an amount equal to 50% of the Lessee's Cost of the Exit Baseline within ninety (90) days after the date that the Lessee shall have delivered to the Port
Authority the Exit Baseline Certificate. If the Port Authority shall have performed the Exit Baseline, the Port Authority's Cost of the Exit Baseline
shall be shared equally between the Port Authority and the Lessee. Accordingly, the Lessee shall pay to the Port Authority fifty percent (50%) of the Port
Authority's Cost of the Exit Baseline after demand therefor by the Port
Authority.

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               (4) Exit Baseline Certificate:

                    If the Port Authority shall not have elected to perform the
Exit Baseline and the Lessee shall have performed the Exit Baseline, the Lessee shall deliver to the Port Authority within ninety (90) days after the Lessee shall have completed the Exit Baseline a notarized certificate of the Lessee covering the Lessee's Cost of the Exit Baseline meeting all the requirements set forth in this paragraph (v) (such certificate meeting all of the requirements of this paragraph (v)(4) and which is delivered to the Port Authority on or before ninety (90) days after the Lessee shall have completed the Exit Baseline is hereinafter referred to as the "Exit Baseline Certificate"), which certificate shall be signed by a responsible fiscal officer of the Lessee and notarized and further shall:

                    (i) set forth, in reasonable detail, the amounts paid to
specified independent third party contractors and the amounts of payments made to other specified Persons for the Lessee's Cost of the Exit Baseline and
certify that such amounts constitute portions of the Lessee's Cost of the Exit
Baseline;

                    (ii) have attached thereto reproduction copies or duplicate originals of the invoices of such independent third party contractors and other
Persons and an acknowledgment by such independent contractors and other Persons of the receipt by them of such amounts and payments;

                    (iv) certify that the amounts and payments therein set forth constitute all or a portion of the Exit Baseline; that the Exit Baseline covered by the certificate has been accomplished and that it has been performed in accordance with all the terms and provisions of this Lease; and

                    (v) certify there is no outstanding indebtedness known to
the Lessee, after due and diligent inquiry, then due on account of the Exit
Baseline which, if unpaid, might become the basis of a vendor's, mechanic's, laborer's or materialmen statutory or other lien or alleged lien upon the
Premises or any part thereof, or upon the Lessee's leasehold interest therein, provided that the foregoing shall not limit or impair Section 20 hereof or any rights or remedies of the Port Authority under this Lease or otherwise.

               (5) Nothing contained herein shall be deemed or construed as a submission by the Port Authority to the application to itself of any lien described in this paragraph (v) or to limit or impair Section 20 hereof or any rights or remedies of the Port Authority under this Lease or otherwise.

               (6) The Lessee shall promptly supply to the Port Authority such supporting documents, agreements, contracts and records as the Port Authority shall deem necessary to substantiate the matters set forth in the Exit Baseline
Certificate.

               (7) No amount paid by the Port Authority to the Lessee pursuant to this paragraph (v) shall be deemed final until the Lessee's Cost of the Exit
Baseline has been

                                      204

finally determined by the Port Authority. Such final determination shall occur only after the Port Authority has examined and approved the Exit Baseline
Certificate and the Lessee's Books and Records covering the Exit Baseline. In no event whatsoever shall the cost of any portion of the Lessee's Cost of the Exit
Baseline as finally determined and computed in accordance with the provisions of this Section include any expenses, outlays or charges whatsoever by or for the account of the Lessee for or in connection with the performance of any Exit
Baseline unless such work is actually performed nor the costs of any work which is secured by liens, mortgages, other encumbrances or conditional bills of sale, it being understood that the foregoing prohibition on liens, mortgages, other encumbrances and conditional bills of sale is not meant to apply to equipment which is used to perform the Exit Baseline.

               (8) In the event that a Port Authority audit completed within three (3) years after the date that the Lessee shall have delivered a complete
Exit Baseline Certificate to the Port Authority meeting all the requirements set forth in this paragraph (v), shall disclose that the amount of the Lessee's Cost of the Exit Baseline is not the amount set forth in the Exit Baseline
Certificate, then the Lessee's Cost of the Exit Baseline shall be recalculated as determined by the Port Authority audit and in the event that the Lessee's
Cost of the Exit Baseline as so recalculated is less than the amount of the
Lessee's Cost of the Exit Baseline paid by the Port Authority to the Lessee, the amount of any excess payment received by the Lessee on account of the Exit
Baseline resulting from such recalculation shall be immediately payable by the
Lessee to the Port Authority upon demand and in the event that the Lessee's Cost of the Exit Baseline as so recalculated is more than the amount of the Lessee's
Cost of the Exit Baseline paid by the Port Authority to the Lessee, the amount of such excess resulting from such recalculation shall at the election of the
Port Authority be credited against amounts owed by the Lessee to the Port
Authority or the Port Authority shall pay such excess to the Lessee.

               (9) If the Lessee has included in any portion of the Lessee's
Cost of the Exit Baseline any item as having been incurred, but which in the reasonable opinion of the Port Authority was not so incurred, or which in the reasonable opinion of the Port Authority if so incurred is not an item properly chargeable to such element of cost under sound accounting practice or to the
Lessee's Cost of the Exit Baseline, or does not represent an appropriate division of the costs of a particular contract according to time of performance or delivery and the parties have been unable to resolve their differences within ninety (90) days after the Port Authority gives its notice to the Lessee objecting to the same, then such dispute shall be decided by the Chief Engineer of the Port Authority.

               (10) It is hereby understood and agreed that the Exit Baseline and the test results therefrom may be used by the Lessee to evidence that a
Hazardous Substance in, on or under the Premises occurred after the date that the Lessee shall have surrendered the Premises to the Port Authority and that the Exit Baseline and the test results therefrom may be used by the Port
Authority to evidence that a Hazardous Substance in, on or under the Premises occurred on or prior to the date that the Lessee shall have surrendered the
Premises to the Port Authority.

               (11) The methodology to be used to determine the Exit Ground
Water Threshold Level for all Analyzed Items within each Zone and to determine the Exit Soil Threshold Level for all Analyzed Items within each Zone shall be as follows:

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                    (i) Only the ground water and soil test results set forth in the Exit Baseline Report shall be used to calculate the Exit Ground Water
Threshold Levels and the Exit Soil Threshold Levels.

                    (ii) Analyzed Items not detected for a given ground water
sample shall be assigned a concentration equal to half of the ground water detection limit for such Analyzed Item and Analyzed Items not detected for a given soil sample shall be assigned a concentration equal to half of the soil detection limit for such Analyzed Item.

                    (iii) The maximum concentration of each Analyzed Item in the ground water samples taken from a location shall be used to represent the concentration of that Analyzed Item in the ground water at that location and the maximum concentration of each Analyzed Item in the soil samples taken from a location shall be used to represent the concentration of that Analyzed Item in the soil at that location.

                    (iv) The mean concentration of an Analyzed Item in the
ground water (i.e. the "WM") shall be calculated for each Zone using the following equation: WM = (X1 + X2 + .....+ Xn) / n; where "X" shall equal the maximum concentration of an Analyzed Item in the ground water at one sample location and "n" shall equal the number of ground water sample locations in such
Zone.

                    (v) The mean concentration of an Analyzed Item in the soil
(i.e. the "SM") shall be calculated for each Zone using the following equation:
SM = (Y1 + Y2 + .....+ Yn) / n; where "Y" shall equal the maximum concentration of an Analyzed Item in the soil at one sample location and "n" shall equal the number of soil sample locations in such Zone.

                    (vi) The standard deviation for each Analyzed Item in the
ground water shall be calculated for each Zone using the following equation:

                              (2)            (2)                (2)
Ground Water SD = {[( X1 - WM)   + ( X2 - WM)   +...+ ( Xn - WM)  ]/( n
     (1/2)
-1 )}     .

                    (vii) The standard deviation for each Analyzed Item in the soil shall be calculated for each Zone using the following equation:

                    (2)            (2)                (2)           (1/2)
Soil SD={[( Y1 - SM)   + ( Y2 - SM)   +...+ ( Yn - SM)   ]/( n -1 )}.

                    (viii) An exit ground water threshold level for each
Analyzed Item shall be calculated for each Zone using the following equation:
Exit Ground Water Threshold = (WM + Ground Water SD). The exit ground water threshold levels as so calculated for each Analyzed Item in the soil of a Zone is herein called an "Exit Ground Water Threshold Level".

                    (ix) An exit soil threshold level for each Analyzed Item
shall be calculated for each Zone using the following equation: Exit Soil
Threshold = (SM + Soil SD). The exit ground water threshold level as so calculated for each Analyzed Item in the soil of a Zone is herein called an
"Exit Soil Threshold Level".

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          (w) In the event of the termination or surrender of a portion of the
Premises then all of the terms and conditions of paragraphs (u) and (v) shall apply to such termination or surrender.

          (x) Exhibit 56.4 may be used by either party to establish the presence or non-presence of any Hazardous Substance on the Premises prior to, on or after the Effective Date.

SECTION 57. LATE CHARGES

          If the Lessee should fail to pay any amount required to be paid by the
Lessee under this Agreement when due to the Port Authority, including without limitation any payment of rental or any payment of utility or other charges or if any such amount is found to be due as the result of an audit, then, in such event, the Port Authority may impose (by statement, bill or otherwise) a late charge with respect to each such unpaid amount for each late charge period
(hereinbelow described) during the entirety of which such amount remains unpaid, each such late charge not to exceed an amount equal to eight tenths of one percent of such unpaid amount for each late charge period. There shall be twenty-four late charge periods on a calendar year basis; each late charge period shall be for a period of at least fifteen (15) calendar days except one late charge period each calendar year may be for a period of less than fifteen
(but not less than thirteen) calendar days. Without limiting the generality of the foregoing, late charge periods in the case of amounts found to have been owing to the Port Authority as the result of Port Authority audit findings shall consist of each late charge period following the date the unpaid amount should have been paid under this Agreement. Each late charge shall be payable immediately upon demand made at any time therefor by the Port Authority. No acceptance by the Port Authority of payment of any unpaid amount or of any unpaid late charge amount shall be deemed a waiver of the right of the Port
Authority of payment of any late charge or late charges payable under the provisions of this Section with respect to such unpaid amount. Each late charge shall be and become additional rent, recoverable by the Port Authority in the same manner and with like remedies as if it were originally a part of the rental. Nothing in this Section is intended to, or shall be deemed to, affect, alter, modify or diminish in any way (i) any rights of the Port Authority under this Agreement, including without limitation the Port Authority's rights set forth in Section 20 hereof entitled "Termination by the Port Authority" or (ii)
any obligations of the Lessee under this Agreement. In the event that any late charge imposed pursuant to this Section shall exceed a legal maximum applicable to such late charge, then in such event such charge payable under this Agreement shall be payable instead at such legal maximum.

SECTION 58. AIRPORT TRANSPORTATION FACILITIES AND OPERATIONS USE OF PORTIONS OF
     THE PREMISES

          (a) The Lessee understands that the Port Authority has constructed certain ground transportation facilities at the Airport including, but not limited to, a light rail passenger distribution system ("AirTrain"). The Lessee acknowledges and agrees that the AirTrain is intended to be a benefit and enhancement to the Airport and to the Lessee's operations thereon.

          (b) (1) The Lessee understands that the construction and operation of the AirTrain may require the location on the terminal of a passenger station
(including pedestrian access between it and the passenger terminal building)
and, in addition, requires the use of a

                                      207

portion or portions of the Premises for and in connection with the construction, maintenance or operation of other portions of the AirTrain. The Lessee agrees that it shall make available to the Port Authority upon demand such use for or in connection with the construction, maintenance and operation of the AirTrain for such purposes as may be required or be appropriate therefor and, where such portion of the AirTrain exclusively serves the Premises, the same shall be made available by the Lessee without abatement of rental or charges hereunder or any payments by the Port Authority to the Lessee therefor. Where such portion of the
AirTrain does not exclusively serve the Premises then the rental hereunder shall be abated in accordance with the rental abatement provisions of this Lease.

               (2) Without limiting the terms and provisions of paragraph (b)(1)
above, the Lessee shall comply with the provisions of Section 2 hereof entitled
"Construction by the Lessee" with respect to the coordination of the AirTrain with the Construction Work as set forth in said Section 2.

          (c) The Lessee understands that the Port Authority considers the construction, operation and maintenance of the AirTrain of the utmost importance to the efficient operation of the Airport and to the fulfillment of the Port
Authority's governmental function to provide, maintain, develop and operate the
Airport; that the efficient use and operation of the AirTrain will require that the Lessee in the operation and use of its passenger terminal facilities under this Lease shall utilize and cooperate in the operation of the AirTrain to the end that the AirTrain shall be utilized to the fullest extent possible so that its advantages and efficiencies can be fully realized; and that the Port
Authority does not by this Lease intend to enter into any agreement, understanding or commitment which will interfere with, limit, restrict, hinder or prevent in any way the development, construction, maintenance, operation or efficient use of the AirTrain.

          (d) The Lessee also understands and acknowledges that the cost of planning, design, construction, maintenance and operation of the AirTrain will be accorded the same cost recovery treatment as the similar elements of the Air
Terminal Highway is accorded in the JFK Flight Fees Agreements for calculation of the flight fees under the JFK Flight Fees Agreements and the same cost recovery treatment as the Air Terminal Highway is accorded for the calculation of other fees and charges under other existing agreements and policies at the
Airport, and under any agreements which may be entered into in the future including agreements to replace such existing agreement(s) or the JFK Flight
Fees Agreements.

          (e) The Port Authority has also advised the Lessee that it is the intention of the Port Authority that with respect to the maintenance, operation, use and payment for the AirTrain all Aircraft Operators at the Airport which are similarly situated will be treated in a similar manner including the treatment of the cost, if any, of each in connecting its airport terminal facility to the
AirTrain.

          (f) Without limiting any other provisions of this Section the Lessee understands and agrees that changes and modifications to certain provisions of the Lease including, but not limited to, Section 45 hereof entitled "Ingress and
Egress", and Section 68 hereof entitled "Ground Transportation Within the
Central Terminal Area" and Section 46 hereof entitled "Restrictions on Use of
Passenger Terminal Frontage Roadways - Use of Airport Taxi

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Dispatchers and Roadway Frontage Management", may be required or appropriate to conform the provisions of these Sections to the operation of the AirTrain and the Lessee agrees that upon the presentation to it of a form of supplemental agreement to this Lease which includes such modifications it will execute and return the same to the Port Authority. The Port Authority and the Lessee agree that each will consult with the other, from time to time, and will provide information to the other, from time to time, with respect to the study, planning, design, construction, maintenance and operation of the AirTrain and its interconnection with the Lessee's passenger terminal facilities at the
Premises.

SECTION 59. CLUB ROOMS

          In the event the Lessee provides any rooms or space for the special handling of or the furnishing of special services to any of its passengers, guests or invitees it shall furnish such rooms or space at its expense and without cost to the Port Authority. The Lessee agrees that any food, alcoholic or non-alcoholic beverages and similar items sold or furnished to the Lessee's passengers, guests or invitees shall be obtained by the Lessee from a Restaurant
Operator who has been authorized by the Port Authority to operate establishments for the sale of food, alcoholic and non-alcoholic beverages and similar items for consumption in passenger terminal facilities at the Airport. All monies paid or payable to a Restaurant Operator for such sales shall be included in the
Gross Receipts of such Restaurant Operator. In the event the Lessee wishes to use its own personnel for serving food, alcoholic or non-alcoholic beverages and similar items it may do so; provided that the food, alcoholic and non-alcoholic beverages are obtained by the Lessee from a Person who has been issued a permit by the Port Authority granting such Person permission to provide such food and beverages and provided that monies paid therefor, in that event, shall not be included in the Gross Receipts of such Person. If the Lessee uses its own personnel for serving food, alcoholic or non-alcoholic beverages and similar items, the Lessee will not be obligated to pay a fee to the Port Authority which would be greater than the fee that would be retained by the Port Authority if the food, alcoholic or non-alcoholic beverages and similar items were served by a Restaurant Operator.

SECTION 60. LESSEE'S SERVICE STANDARDS

          Subject to and without limiting or affecting any other term or provision of the Lease, the Lessee agrees to provide services at the Premises for the benefit of the traveling public in a manner consistent with generally accepted airline industry standards for airport terminals, and to use good faith efforts to comply with the existing Port Authority Airport Standards Manuals
(copies available from the Aviation Department) in effect at the time, and such reasonable future airport standards (including amendments or supplements) as the
Port Authority may from time to time promulgate in the public interest and in the interest of health, safety, noise, sanitation, good order and customer service and statisfaction. The Lessee agrees to cooperate with the Port
Authority and other airlines serving the traveling public at the Airport in maintaining these standards through organized airport service improvement working groups.

SECTION 61. STORAGE TANKS

          (a) (1) The Lessee shall not use any of the underground or above ground storage tanks installed in the Premises as of the Lease Commencement Date and its or their

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appurtenances, pipes, lines, fixtures and other related equipment (which tanks and appurtenances, pipes, lines, fixtures and equipment are hereinafter collectively called the "Existing Tanks" and singularly called an "Existing
Tank"). In the event that notwithstanding the foregoing the Lessee shall use any of the Existing Tanks, then such use shall be subject to all of the terms and conditions of this Section. For the purpose of the foregoing, "use" shall not include the removal or abandonment of any Tanks performed as part of the
Redevelopment Work.

               (2) Each Existing Tank used by the Lessee and all underground storage tanks and all above ground storage tanks installed in the Premises during the term of the letting hereunder or during the letting or use of the
Premises by the Lessee under any previous agreement, and its or their appurtenances, pipes, lines, fixtures and other related equipment are hereinafter collectively called the "Lessee's Tanks" and singularly called a
"Lessee Tank". Notwithstanding any other facts or circumstances to the contrary including without limitation any vesting of title to the Lessee's Tanks in the
City of New York pursuant to any construction or alteration application or otherwise, the Lessee hereby agrees that title and ownership of the Lessee's
Tanks shall be and remain in the Lessee, that all Lessee's Tanks shall be registered by the Lessee in the name of the Lessee as operator and owner and that the Lessee shall have full and sole responsibility for all the Lessee's
Tanks, and shall release and relieve the Port Authority from all costs and responsibility for the Lessee's Tanks. The Port Authority has made no representations or warranties with respect to the Lessee's Tanks or their location and shall assume no responsibility for the Lessee's Tanks. All Lessee's
Tanks installed by the Lessee shall be installed pursuant to the terms and conditions of the Lease including without limitation Section 33 hereof entitled
"Other Construction by the Lessee" and nothing in this Section shall or shall be deemed to be permission or authorization to install any Lessee's Tanks.

          (b) Without limiting the generality of any of the provisions of the
Lease, the Lessee agrees that it shall be solely responsible for maintaining, testing and repairing the Lessee's Tanks. The Lessee shall not perform any servicing, repair or non-routine maintenance to the Lessee's Tanks without the prior written approval of the Port Authority. In addition, the Lessee, at its sole cost and expense, shall make all modifications to the Lessee's Tanks and take all other actions so that the Lessee's Tanks shall at all times comply with all applicable Environmental Requirements.

          (c) (1) The Lessee shall remove all the Lessee's Tanks from the
Premises on or before the expiration of the Lease (unless the Lessee shall have received the prior written approval of the Port Authority to have abandoned a tank in place and such abandonment continues to meet all applicable
Environmental Requirements) and the Lessee agrees to dispose of the Lessee's
Tanks off the Airport in accordance with all applicable Environmental
Requirements.

               (2) Any removal of the Lessee's Tanks shall be performed pursuant to an alteration application prepared by the Lessee and submitted to the Port
Authority for the Port Authority's approval and in connection with such removal, the Lessee shall restore the Premises to the same condition existing prior to the installation of the Lessee's Tanks, shall perform such testing of the
Lessee's Tanks and of the soil, sub-soil and ground water in the vicinity of the

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Lessee's Tanks as shall be required by the Port Authority and shall clean-up and remediate any Discharge disclosed by said testing. In the event the Lessee does not remove the Lessee's Tanks as required by subparagraph (l) above, the Port
Authority may enter upon the Premises and effect the removal and disposal of the
Lessee's Tanks, restoration of the Premises and such remediation and the Lessee hereby agrees to pay all costs and expenses of the Port Authority arising out of such removal, disposal, restoration and remediation.

          (d) Without limiting the generality of any other term or provision of the Lease, the Lessee shall at its cost and expense comply with all
Environmental Requirements applicable to the Lessee's Tanks, including without limitation any modifications or closures required thereby, and any Discharge (as defined in paragraph (i) hereof) including without limitation testing the
Lessee's Tanks and registering the Lessee's Tanks in the name of the Lessee as owner and operator, submitting all required clean-up plans, bonds and other financial assurances, performing all required clean-up and remediation of
Discharges and filing all reports, making all submissions to, providing all information required by, and complying with all requirements of, all
Governmental Authorities pursuant to all such Environmental Requirements.
Nothing in the foregoing shall be construed as a submission by the Port
Authority to the application to itself of the Environmental Requirements, provided, however, no immunity or exemption of the Port Authority from the
Environmental Requirements shall excuse the compliance therewith by the Lessee or shall be grounds for non-compliance therewith by the Lessee.

          (e) (1) Without limiting the terms and provisions of Section 2 hereof entitled "Construction by the Lessee" and Section 13 hereof entitled "Indemnity and Liability Insurance", the Lessee hereby assumes all risks arising out of or in connection with the Lessee's Tanks and all Discharges whether or not foreseen or unforeseen and shall indemnify and hold harmless the Port Authority, its
Commissioners, officers, agents and employees from and against (and shall reimburse the Port Authority for their costs and expenses including without limitation penalties, fines, liabilities, settlements, damages, attorney and consultant fees, investigation and laboratory fees, clean-up and remediation costs, court costs and litigation expenses), all claims and demands, just or unjust, of third persons (such claims and demands being hereinafter in this
Section referred to as "Claims" and singularly referred to as a "Claim")
including but not limited to those for personal injuries (including death), property damages, or environmental impairment, arising or alleged to arise out of or in any way related to, the failure of the Lessee to comply with each and every term and provision of the Lease relating to the Lessee's Tanks or to any
Discharge, or the Lessee's Tanks, or any Discharge, or any lawsuit brought or threatened, settlement reached or any governmental order relating to the
Lessee's Tanks or a Discharge, or any violation of any Environmental Requirement or demands of any Governmental Authority based upon or in any way related to the
Lessee's Tanks or a Discharge, and whether such arise out of the acts or omissions of the Lessee or of the contractors of the Lessee or of third persons or out of the acts of God or the public enemy or otherwise including Claims by the City of New York against the Port Authority pursuant to the provisions of the Basic Lease whereby the Port Authority has agreed to indemnify the City against claims. It is understood the foregoing indemnity shall cover all claims, demands, penalties, settlements, damages, fines, costs and expenses of or imposed by any Governmental Authority under the aforesaid Environmental
Requirements.

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               (2) If so directed the Lessee shall at its expense defend any suit based upon any such Claim (even if such Claim is groundless, false or fraudulent) and in handling such it shall not without first having express advance permission from the General Counsel of the Port Authority raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port Authority, the immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provisions of any statutes respecting suits against the Port Authority.

               (3) The terms and conditions of this paragraph (e) are intended to allocate obligations and responsibilities between the Lessee and the Port
Authority only, and nothing in this paragraph (e) shall limit, modify or otherwise alter the rights and remedies which the Port Authority or the Lessee may have against third parties at law, equity or otherwise.

          (f) Without limiting or affecting the terms and provisions of Section
23 hereof entitled "Survival of the Obligations of the Lessee", the Lessee's
obligations under this Section shall survive the expiration or earlier termination of the Lease as provided in Section 56 hereof.

          (g) In addition to the requirements of Section 6 hereof entitled
"Compliance with Governmental Regulations" and paragraph (d) of this Section, the Port Authority shall have the right upon notice to the Lessee to direct the
Lessee, at the Lessee's sole cost and expense, (i) to perform such reasonable testing of the Lessee's Tanks as the Port Authority shall direct and to perform such testing of the soil, subsoil and ground water of the Premises and of such surrounding area as the Port Authority shall direct, and (ii) to clean-up and remediate any Discharge, regardless of whether any Environmental Requirement or
Governmental Authority shall require such testing, clean-up or remediation, which testing, clean-up and remediation shall be performed pursuant to an alteration application prepared by the Lessee and submitted to the Port
Authority for the Port Authority's approval.

          (h) In the Lessee's use and operation of the Lessee's Tanks, the
Lessee shall not permit any Hazardous Substance from entering the ground including without limitation (subject to Section 33 hereof entitled "Other
Construction by the Lessee") by the Lessee installing appropriate spill and overfill devices and placing an impervious material, such as asphalt or concrete, over the ground area above or under, as the case shall be, and in the vicinity of the Lessee's Tanks.

          (i) As used in this Section, "Discharge" shall mean the presence, pumping, pouring, venting, emitting, emptying, leakage, deposit, spill, discharge or other release of Hazardous Substances from the Lessee's Tanks or in connection with their use, operation, maintenance, testing or repair.

SECTION 62. NON-DISCRIMINATION

          (a) Without limiting the generality of any of the provisions of this
Agreement, the Lessee, for itself, its successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree as a covenant running with the land that (1) no person on the

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ground of race, creed, color, sex or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Premises, (2) that in the construction of any improvements on, over, or under the Premises and furnishing of services thereon, no person on the ground of race, creed, color, sex or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subject to discrimination, (3) that the Lessee shall use the Premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal
Regulations, Department of Transportation, Subtitle A, Office of the Secretary,
Part 21, Non-discrimination in Federally-assisted programs of the Department of
Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as
said Regulations may be amended, and any other present or future laws, rules, regulations, orders or directions of the United States of America with respect thereto which from time to time may be applicable to the Lessee's operations at the Airport, whether by reason of agreement between the Port Authority and the
United States Government or otherwise.

          (b) The Lessee shall include the provisions of paragraph (a) of this
Section in every sublease, agreement or concession it may make pursuant to which any Person or Persons, other than the Lessee, operates any facility at the
Airport providing services to the public and shall also include therein a provision granting the Port Authority a right to take such action as the United
States may direct to enforce such covenant.

          (c) The Lessee's noncompliance with the provisions of this Section shall constitute a material breach of this Agreement. In the event of the breach by the Lessee of any of the above nondiscrimination provisions the Port
Authority may take appropriate action to enforce compliance; or in the event such noncompliance shall continue for a period of twenty (20) days after receipt of written notice from the Port Authority, the Port Authority shall have the right to terminate this Agreement and the letting hereunder with the same force and effect as a termination under Section 20 hereof entitled "Termination by the
Port Authority", or may pursue such other remedies as may be provided by law;
and as to any or all the foregoing, the Port Authority may take such action as the United States may direct.

          (d) The Lessee shall indemnify and hold harmless the Port Authority from any claims and demands of third persons, including the United States of
America resulting from the Lessee's noncompliance with any of the provisions of this Section and the Lessee shall reimburse the Port Authority for any loss or expense incurred by reason of such noncompliance.

          (e) Nothing contained in this Section shall grant or shall be deemed to grant to the Lessee the right to transfer or assign this Agreement, to make any agreement or concession of the type mentioned in paragraph (b) hereof, or any right to perform any construction on the Premises.

SECTION 63. AFFIRMATIVE ACTION

          The Lessee assures that it will undertake an affirmative action program as required by 14 CFR Part 152, Subpart E, to insure that no person shall on the grounds of race, creed, color, national origin, or sex be excluded from participating in any employment activities covered in 14 CFR Part 152,
Subpart E. The Lessee assures that no person shall be excluded on these grounds from participating in or receiving the services or benefits of any program or

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activity covered by this subpart. The Lessee assures that it will require that its covered suborganizations provide assurances to the Lessee that they similarly will undertake affirmative action programs and that they will require assurances from their suborganizations, as required by 14 CFR Part 152, Subpart
E, to the same effect.

SECTION 64. THE LESSEE'S ONGOING AFFIRMATIVE ACTION, EQUAL OPPORTUNITY ANDLOCAL
     BUSINESS ENTERPRISES COMMITMENT

     I.   The Lessee's Ongoing Affirmative Action and Equal Opportunity
          Commitment

          (a) In addition to and without limiting any other term or provision of this Agreement, the Lessee shall not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status and shall undertake or continue existing programs of affirmative action to ensure that minority group persons and women are afforded equal employment opportunity without discrimination in connection with the operation, repair and maintenance of the Premises by the Lessee. Such programs shall include, but not be limited to, recruitment, employment, job assignment, promotion, upgrading, demotion, transfer, layoff, termination, rates of pay or other forms of compensation, and selections for training or retraining, including apprenticeship and on-the-job training.

          (b) In addition to and without limiting the foregoing, and without limiting the provisions of Section 62 hereof entitled "Non-Discrimination" and
Schedule E, it is hereby agreed that the Lessee in connection with its continuing operation, maintenance and repair of the Premises, or any portion thereof, and in connection with every award or agreement for concessions or consumer services at the Airport, shall throughout the term of the letting hereunder commit itself to and use good faith efforts to implement an extensive program of affirmative action, including specific affirmative action steps to be taken by the Lessee, to ensure maximum opportunities for employment and contracting by minorities and women, and by Minority Business Enterprises
("MBE") and Women-owned Business Enterprises ("WBE"). In meeting the said commitment the Lessee agrees to submit to the Port Authority for its review and approval its said extensive affirmative action program, including the specific affirmative action steps to be taken by the Lessee to meet its aforesaid commitment, within sixty (60) days after the Lease Commencement Date. The Lessee shall incorporate in its said affirmative action program such revisions and changes which the Port Authority initially or from time to time may reasonably require. The Lessee throughout the term of the Lease shall document its efforts in implementing the said program, shall keep the Port Authority fully advised of the Lessee's progress in implementing the said affirmative action program and shall supply to the Port Authority such information, data and documentation with respect thereto as the Port Authority may from time to time and at any time reasonably request, including but not limited to annual reports.

          (c) Good faith efforts to include meaningful participation by MBEs and
WBEs shall include at least the following:

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               (1) Dividing the work to be subcontracted into smaller portions where feasible.

               (2) Actively and affirmatively soliciting bids for subcontracts from MBEs and WBEs, including circulation of solicitations to minority and female contractor associations. The Lessee shall maintain records detailing the efforts made to provide for meaningful MBE and WBE participation as called for in paragraph (b) above, including the names and addresses of all MBEs and WBEs contacted and, if any such MBE or WBE is not selected as a joint venturer or subcontractor, the reason for such decision.

               (3) Making plans and specifications for prospective work
available to MBEs and WBEs in sufficient time for review.

               (4) Utilizing the list of eligible MBEs and WBEs maintained by the Port Authority or seeking minorities and women from other sources for the purpose of soliciting bids for subcontractors.

               (5) Encouraging the formation of joint ventures, partnerships or other similar arrangements among subcontractors, where appropriate, to insure that the Lessee will meet its obligations hereunder.

               (6) Insuring that provisions are made to provide progress
payments to MBEs and WBEs on a timely basis, preferably biweekly, and that retainage it paid to MBEs and WBEs when they have completed their work.

               (7) Submitting quarterly reports to the Port Authority Office of
Business and Job Opportunity detailing its compliance with the provisions hereof.

               (8) Requiring each contractor to submit to the Lessee with each payment request evidence that all MBE and WBE contractors have been paid in accordance with their contract.

          (d) The Lessee's non-compliance with the provisions of this Section shall constitute a material breach of this Agreement. In the event of the breach by the Lessee of any of the above provisions the Port Authority may take any appropriate action to enforce compliance; or in the event such non-compliance shall continue for a period of twenty (20) days after receipt of written notice from the Port Authority, the Port Authority shall have the right to terminate this Agreement and the letting hereunder with the same force and effect as a termination for default by the Lessee in the performance or observance of any other term or provision of this Agreement, or may pursue such other remedies as may be provided by law.

          (e) In the implementation of this Section, the Port Authority may consider compliance by the Lessee with the provisions of any federal, state or local law concerning affirmative action equal employment opportunity which are at least equal to the requirements of this Section, as effectuating the provisions of this Section. If the Port Authority determines that by virtue of such compliance with the provisions of any such federal, state or local law that the

                                      215

provisions hereof duplicate or conflict with such law the Port Authority may waive the applicability of the provisions of this Section to the extent that such duplication or conflict exists.

          (f) Nothing herein provided shall be construed as a limitation upon the application of any laws which establish different standards of compliance or upon the application of requirements for the hiring of local or other area residents.

          (g) Nothing in this Section shall grant or be deemed to grant the
Lessee the right to make any agreement or award for concessions or consumer services at the Airport.

     II. The Lessee's Local Business Enterprise Commitment

          The Lessee in connection with any construction work on the Premises, or any portion thereof, shall throughout the term of the letting hereunder commit itself to and use good faith efforts to implement an extensive program to utilize Local Business Enterprises in accordance with and as set forth in
Schedule F.

SECTION 65. BOOKS AND RECORDS

          (a) The Lessee shall maintain, in English and in accordance with generally accepted accounting principles full and complete records and books of account for at least seven (7) years or such longer period with respect to certain record and books of account as required in other terms and provisions of this Agreement, (unless any such records and books are material to litigation initiated within that time in which event they shall be maintained until final determination of the controversy), which records and books shall include without limitation all agreements and all source documents such as but not limited to original invoices, invoice listings, timekeeping records, and work schedules and the records and books that the Lessee is required to keep pursuant to Section 2 hereof entitled "Construction by the Lessee", Section 56 hereof entitled
"Environmental Obligations", Section 73 hereof entitled "Consumer Services" and
Section 87 hereof entitled "Port Authority Payments for the Cost of the
Redevelopment Work", and shall record (i) all matters which the Lessee is required to certify to the Port Authority pursuant to this Lease, (ii) all transactions of the Lessee at, through, or in anyway connected with the Airport, and outside the Airport if the order therefor is received at the Airport, in connection with all activities conducted by the Lessee or a third person relating to the Cost of the Redevelopment Work, In-Flight Meals (including without limitation all payments by the Lessee to its independent contractors which furnish In-Flight Meals or any portion thereof), services provided to
Handled Airlines, ground transportation, subleasing of the Premises or any other activity at the Airport or outside the Airport if the order therefor is received at the Airport and which may require pursuant to the terms of this Lease, any other agreement between the Lessee and the Port Authority except for the JFK
Flight Fees Agreement or otherwise the payment by the Lessee to the Port
Authority of fees, rentals or other amounts in connection with the conduct thereof, and (iii) any other matter concerning the Lessee's operations at the
Airport with respect to which the Port Authority may reasonably need information to fulfill its obligations or exercise its rights under this Lease whether or not of the type enumerated above and whether or not an express obligation to keep books and records with regard thereto is expressly set forth elsewhere in this Lease, which records and books of account shall be kept at all times within the Port of New York District and shall separately state and identify each of the

                                      216

foregoing items, matters, transactions and activities, it being understood and agreed that nothing in this Section shall grant or shall be deemed to have granted any rights in the Lessee or any third person to conduct any business, privilege or other activity or transaction at the Airport or off the Airport, provided, however, on the condition that the Lessee shall comply with all of the terms and conditions of paragraph (e)(ii) hereof, the Lessee may maintain said books and records and make them available to the Port Authority at the Lessee's principal office, which currently is located at 19 Old Kings Highway South,
Suite 23, Darien, Connecticut.

          (b) The Lessee shall cause any Affiliate, if any such Affiliate performs services similar to those performed by the Lessee, to maintain, in
English and in accordance with accepted accounting practice full and complete records and books of account for at least seven (7) years (unless such records and books are material to litigation initiated within that time in which event they shall be maintained until final determination of the controversy), which records and books of account shall include without limitation all agreements and all source documents such as but not limited to original invoices, invoice listings, timekeeping records, and work schedules and shall record all transactions of each Affiliate at, through, or in anywise connected with the
Airport, which records and books of account shall be kept at all times within the Port of New York District and shall separately state and identify each activity performed at the Airport and off the Airport if the order therefor is received at the Airport;

          (c) The Lessee shall permit and/or cause to be permitted in ordinary business hours during the term of the letting under this Lease, for one (1) year thereafter, and during such further period as is mentioned in the preceding paragraphs (a) and (b), the examination and audit by the officers, employees and representatives of the Port Authority of all the records and books of account of the Lessee (including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all amounts paid or payable by the Port Authority to the Lessee under this Lease and of all agreements, and all source documents) and all the records and books of account of all Affiliates
(including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all agreements, and all source documents) (all of the foregoing records and books described in this paragraph
(c) being hereinafter collectively referred to as the "Books and Records")
within ten (10) days following any request by the Port Authority from time to time and at any time to examine and audit any Books and Records; it being specifically understood that the Port Authority shall not be bound by any prior audit or examination conducted by it.

          (d) The Lessee shall install and use such equipment and devices, including without limitation computerized record keeping systems, for recording orders taken, or services rendered, as may be appropriate to the Lessee's business and necessary or desirable to keep accurate Books and Records, and without limiting the generality of the foregoing, for any activity involving cash sales, install and use cash registers or other electronic cash control equipment that provides for non-resettable totals and shall permit the inspection by the officers, employees and representatives of the Port Authority of any equipment used by the Lessee, including but not limited to any of the foregoing equipment. In those situations where the Books

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and Records have been generated from computerized data (whether mainframe, minicomputer, or PC-BASED computer systems), the Lessee agrees to provide, or cause to be provided, to the Port Authority's representative extracts of data files in a computer readable format on data disks, E-mail with attached files or alternative computer data exchange formats suitable to the Port Authority in its sole discretion.

          (e) Without implying any limitation on the right of the Port Authority to terminate this Lease, including but not limited to, for breach of any term, condition or provision of paragraphs (a) through (d) above, the Lessee understands that the full reporting and disclosure to the Port Authority of all of the information described in paragraphs (a) through (d) above and provided by the equipment and devices set forth in paragraphs (a) through (d) above and the
Lessee's compliance with all the provisions of said paragraphs (a) through (d)
are of the utmost importance to the Port Authority. In the event any Books and
Records are maintained outside the Port of New York District or in the event of the failure of the Lessee to comply with all the provisions of paragraphs (a)
through (d) above then, in addition to all, and without limiting any other, rights and remedies of the Port Authority under this Lease or otherwise and in addition to all of the Lessee's other obligations under this Lease:

               (i) the Port Authority may estimate any amount paid or payable to the Port Authority on any basis that the Port Authority, in its sole discretion, shall deem appropriate, such estimation to be final and binding on the Lessee and the amounts payable to the Port Authority based thereon shall be payable to the Port Authority when billed; and/or

               (ii) if any Books and Records are maintained outside of the Port of New York District, then the Port Authority in its sole discretion may (x)
require on ten (10) days' notice to the Lessee that any such Books and Records be made available to the Port Authority within the Port of New York District for examination and audit pursuant to paragraph (c) hereof and/or (y) examine and audit any such Books and Records pursuant to paragraph (c) hereof at the location(s) they are maintained and if such Books and Records are maintained within the contiguous United States the Lessee shall pay to the Port Authority when billed all travel costs and related expenses, as determined by the Port
Authority, for Port Authority auditors and other representatives, employees and officers in connection with such examination and audit (all the foregoing costs and expenses being hereinafter referred to as the "Contiguous Travel Costs"), and if such Books and Records are maintained outside the contiguous United
States the Lessee shall pay to the Port Authority when billed all costs and expenses of the Port Authority, as determined by the Port Authority, of such examination and audit, including but not limited to, salaries, benefits, travel costs and related expenses, overhead costs, and fees and charges of third party auditors retained by the Port Authority for the purpose of conducting such audit and examination (all the foregoing costs and expenses together with the
Contiguous Travel Costs being hereinafter referred to as the "Travel Costs").
Upon the request of the Lessee, the Port Authority shall provide to the Lessee copies of invoices that the Port Authority has in its possession, if any, for the Travel Costs and a certificate of the Port Authority setting forth the
Travel Costs.

          (f) Without implying any limitation on the rights or remedies of the
Port Authority under this Lease or otherwise including without limitation the right of the Port

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Authority to terminate the Lease for breach of any term or provision of this
Section and in addition thereto, in the event any of the Books and Records are not maintained in English, then the Lessee shall pay to the Port Authority when billed, all costs and expenses of the Port Authority, as determined by the Port
Authority, to translate such Books and Records into English.

          (g) In the event that, upon conducting an examination and audit as described in this Section, the Port Authority determines that unpaid fees and/or costs thereon are due and payable to the Port Authority by the Lessee, in addition to any other amounts required by this Section to be paid by the Lessee to the Port Authority, the Lessee shall pay to the Port Authority a service charge in an amount equal to five percent (5%) of the amount determined by the
Port Authority to be unpaid. Such service charge shall be payable by the Lessee upon demand therefor by the Port Authority and is exclusive of any and all other moneys due to the Port Authority by the Lessee under this Lease or otherwise.

          (h) Without limiting the generality of Section 16 hereof entitled
"Additional Rent and Charges", the foregoing auditing costs, expenses and amounts of the Port Authority set forth in paragraphs (e), (f) and (g) above shall be deemed rentals hereunder payable to the Port Authority with the same force and effect as the rentals payable to the Port Authority pursuant to
Section 4 hereof entitled "Rental".

SECTION 66. GROUND TRANSPORTATION SERVICES

          (a) The Lessee shall make available within the Premises at reasonable rental rates, such counter spaces, wall telephone installations and self service telephone kiosks at such locations as may be determined by the Port Authority and the Lessee for use by limousine, bus, car rental, taxi and other ground transportation operators at the Airport, all of the foregoing being hereinafter called the "Ground Transportation Operators". The Lessee shall enter into an agreement only with Ground Transportation Operators designated or approved by the Port Authority, covering the occupancy of said counter space, which agreement may provide for the payment of a basic rental (but no other rental, charge or fee of any kind) to the Lessee for the counter space, provided that such basic rental shall represent a fair and reasonable rental for the counter space. The Port Authority shall have the right to, in its agreement with any
Ground Transportation Operator, impose obligations on the Ground Transportation
Operator with respect to its operation at the counter space, including but not limited to the dissemination of information applicable to said service, and may charge such fees payable to the Port Authority as it may determine.

          (b) (1) In lieu of the provisions of paragraph (a) of this Section obligating the Lessee to make available counter spaces, wall telephone installations and self service telephone kiosks with respect to limousine, bus and other Ground Transportation Operators at the Airport (but not including car rental operators as to which the provisions of paragraph (a) shall be and continue in full force and effect) the Lessee shall provide to the Port
Authority or its contractor, without charge, such counter space at such locations as may be specified by the Port Authority within the Premises as may reasonably be required for use as consolidated ground transportation reservation and information counters (hereinafter called the "Consolidated Counters") to be operated by the Port Authority or its contractors.

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               (2) The Lessee agrees to provide access to and from the public ways outside the Premises to the Port Authority, its employees and its contractors and the ground transportation patrons and other users of the
Consolidated Counters; to permit use of such portions of the public pedestrian circulation areas of the Premises as may reasonably be required for the operation of the Consolidated Counters and the accommodation of the users thereof; and to permit the installation of such telephone and other communication lines, cables and conduits on and across the Premises as may be required for the operation of the Consolidated Counters. The Lessee acknowledges and agrees that the Consolidated Counters shall at all times be a part of the
Premises under this Agreement and subject to all the terms and provisions thereof including, but not limited to indemnity, the payment of rentals, repair and maintenance (it being understood that this shall not be deemed to limit the liability of any independent contractor providing such service). The Lessee shall, at its sole cost and expense, supply all utilities necessary for the operation of the Consolidated Counters including but not limited to heat, light, ventilation, air conditioning and electricity on a twenty-four (24) hour, seven
(7) day a week basis. The Lessee shall not be required to provide telephone service to the Consolidated Counters hereunder.

               (3) The Port Authority shall have the right at any time, without cause, on one hundred eighty (180) days' notice to the Lessee to terminate and discontinue the operation of the Consolidated Counters and from and after the effective date stated in said notice the operation of the Consolidated Counters shall terminate and cease and the provisions of this paragraph (b) shall be null, void and of no further force and effect and the provisions of paragraph
(a) of this Section and the Lessee's obligations as set forth therein with respect to limousine, bus, car rental and other Ground Transportation Operators shall be deemed reinstated and in full force and effect.

          (c) The Lessee shall provide appropriate seating for the public waiting for Ground Transportation Operators, such seating to be conveniently located to the Consolidated Counters and the counter spaces, wall telephone installations and self service telephone kiosks described in paragraphs (a) and
(b) of this Section.

SECTION 67. GROUND TRANSPORTATION

          (a) The Lessee may arrange for the transportation to and from the
Airport of its employees and their baggage (and such employees and baggage only)
either directly or by contract with a surface carrier or carriers (hereinafter called the "Employee Surface Carrier(s)") of its choice, provided, that such
Employee Surface Carrier(s) are at all times Ground Carrier Permittees of the
Port Authority as defined in paragraph (b) hereof and provided, further, that ten percent (10%) or such lesser percentage as may be set pursuant to paragraph
(e) hereof of the Gross Receipts received from the ground transportation of employees and their baggage by the Employee Surface Carrier(s) providing such service, or by the Lessee, including all advertising and any other revenues of any type arising out of or in connection with said service (excluding only local, state and federal transportation taxes which are separately stated to and paid by the passengers and are directly payable to the taxing authority by the
Lessee or by the Employee Surface Carrier(s)) shall be paid to the Port
Authority. No fee shall be paid by the Lessee to the Port Authority in connection with the ground transportation of employees and their baggage if

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the Lessee operates the service itself and if the Lessee makes no charge to its employees and their baggage therefor.

          (b) The Port Authority shall endeavor to issue permits to at least twelve (12) qualified surface carriers (herein called the "Ground Carrier
Permittees") which permits shall grant to said Ground Carrier Permittees the privilege of providing a service for the transportation to and from the Airport of employees and their baggage of all Aircraft Operators at the Airport. Each permit shall provide that the Port Authority shall have the right at any time to revoke the permit granted to any Ground Carrier Permittee with or without cause and regardless of whether any such Ground Carrier Permittee is an Employee
Surface Carrier(s) of the Lessee and regardless of any agreement between the
Lessee and its Employee Surface Carrier(s). Without limiting the foregoing right, if the Ground Carrier Permittee selected by the Lessee shall at any time fail to pay the Port Authority ten percent (10%) or such other percentage of its
Gross Receipts as established pursuant to paragraph (e) hereof as required under the permit, the Port Authority shall have the right in addition to all other rights and remedies, to deny such Permittee entrance upon the Airport for the purpose of transporting employees and their baggage as aforesaid to and from the
Airport and the Lessee shall no longer use the same. In the event that there should at any time during the term of this Lease be less than twelve (12) Ground
Carrier Permittees in operation at the Airport the Lessee shall have the right to engage an Employee Surface Carrier(s) of its choice to provide the service set forth in paragraph (a) hereof, subject, however, to the prior and continuing approval of the Port Authority, and provided that such Employee Surface
Carrier(s) agrees to become a permittee of the Port Authority and to pay a percentage of its Gross Receipts to the Port Authority in accordance with paragraphs (a) and (e) hereof and only for so long as such permittee observes and complies with the terms of its permit, it being understood that said
Employee Surface Carrier(s) may be restricted to serving the Lessee at the
Airport. At such time thereafter as there is in operation at the Airport at least twelve (12) Ground Carrier Permittees, the permit with the said Employee
Surface Carrier(s) may be revoked by the Port Authority and the Lessee shall thereupon select an Employee Surface Carrier(s) from the Ground Carrier
Permittees of the Port Authority. Nothing contained hereunder shall be deemed to preclude the Port Authority from issuing from time to time during the term of the Lease permits to more than twelve (12) Ground Carrier Permittees. The
Permits with the Ground Carrier Permittees may contain privileges other than those set forth in this paragraph (b), including but not limited to the privilege to transport passengers and baggage of Aircraft Operators. All permits shall contain such terms or provisions as the Port Authority may deem from time to time necessary or desirable.

          (c) The Port Authority hereby states its intention to attempt to incorporate, into all existing leases and into all new leases with all Scheduled
Aircraft Operators covering passenger terminal facilities within the Central
Terminal Area, provisions having the same effect as the provisions of paragraphs
(a) and (b) of this Section. The provisions of this Section shall be applicable as well to Aircraft Operators who may be occupying space within the Central
Terminal Area pursuant to a sublease, subuse or Handling Agreement with any unit terminal lessee or with the Lessee hereunder or with any sublessee thereof (the foregoing not to waive the requirement for Port Authority consent).

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          (d) The Lessee may arrange for the transportation to and from the
Airport of passengers and their baggage (and such passengers and baggage only)
either directly or by contract with a surface carrier or carriers (hereinafter called "Passenger Surface Carrier or Carriers") of its choice, subject, however, to the prior and continuing approval of the Port Authority and provided, that such Passenger Surface Carrier or Carriers agree to become Permittees of the
Port Authority and provided, further, that ten percent (10%) or such lesser percentage as may be set pursuant to paragraph (e) hereof of the Gross Receipts received from the ground transportation of passengers and baggage by the
Passenger Surface Carrier or Carriers providing such service or by the Lessee, including all advertising and any other revenues of any type arising out of or in connection with said service (excluding only local, state and federal transportation taxes which are separately stated to and paid by and are directly payable to the taxing authority by the Lessee or by the Passenger Surface
Carrier or Carriers) shall be paid to the Port Authority. If the Passenger
Surface Carrier designated by the Lessee shall at any time fail to pay to the
Port Authority ten percent (10%) or such lesser percentage as may be set pursuant to paragraph (e) hereof of its Gross Receipts as aforesaid when billed therefor by the Port Authority, the Port Authority shall have the right to deny such carrier entrance upon the Airport for the purpose of transporting passengers and baggage as aforesaid to and from the Airport and the Lessee shall no longer use the same.

          (e) It is recognized that the Port Authority has established a five percent (5%) fee with respect to the service covered by paragraphs (a) and (d)
hereof in lieu of the ten percent (10%) fee therein stated. It is hereby specifically understood and agreed that the fact that said fee is presently five percent (5%) shall not constitute a waiver by the Port Authority of its right to impose a percentage fee of ten percent (10%) as provided in paragraphs (a) and
(d). It is hereby specifically agreed that the Port Authority shall have the right at any time and from time to time during the term of this Lease to revise the percentage fee it shall charge the Employee Surface Carrier(s), other permittees and the Lessee as provided in paragraphs (a) and (d) hereof but in no event shall said fee be greater than ten percent (10%). The Port Authority shall notify the Lessee of any such revision.

          (f) The Lessee may arrange for the transportation to and from the
Airport of freight and other cargo of the Lessee either directly or by contract with the surface carrier or carriers of its choice. No permit or fee shall be required of the Lessee or its contractor for the picking up from or the delivery to of freight or other cargo from or to the Lessee. No fee shall be paid to the
Port Authority by the Lessee or its contractor for the privilege of transporting freight or cargo of the Lessee on the surface as aforesaid. If such contractor of the Lessee enters into a Lease or other agreement with the Port Authority for space and/or privileges at the Airport, the rent or other compensation payable to the Port Authority shall not be measured by the amount of freight or other cargo of the Lessee transported on the surface by such contractor.

          (g) The right of the Lessee to arrange transportation to and from the
Airport of its airline passengers as hereinabove provided shall not be construed as being applicable to any establishment or operation by the Lessee of facilities outside the Airport for the handling of airline passengers of the
Lessee arriving at or departing from the Airport.

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          (h) As used in this Section, reference to passengers, baggage, freight or other cargo of the Lessee shall be construed to mean persons, baggage, freight or cargo transported or to be transported on aircraft of the Lessee.

          (i) The Ground Carrier Permittee of the Lessee's choice, its
Passengers Surface Carrier or Carriers or any other contractor used by it shall not solicit business on the public areas of the Airport and the Lessee shall prohibit any such activity on the Premises or on any other area at the Airport occupied by the Lessee. The use, at any time, either on the Premises or elsewhere on the Airport of hand or standard megaphones, loudspeakers or any electric, electronic or other amplifying devices is hereby expressly prohibited and any advertising or signs shall be subject to continuing Port Authority approval.

SECTION 68. GROUND TRANSPORTATION WITHIN THE CENTRAL TERMINAL AREA

          (a) The Port Authority has established at the Airport a Central
Terminal Area generally as described in the exhibit attached hereto, hereby made a part hereof and marked "Exhibit 68.1" and hereinafter called "Exhibit 68.1".
If at any time and from time to time during the term of the Lease, the Port
Authority substantially revises the Central Terminal Area, it shall thereafter forward to the Lessee a revised exhibit showing the revised Central Terminal
Area which revised exhibit shall replace Exhibit 68.1 and shall become a part of the Lease.

          (b) (1) The Lessee hereby agrees that it will not directly, indirectly or by arrangement with any independent third party, operate any surface vehicles for the transportation of airline passengers to or from the Premises and the various other passenger terminal facilities or other locations within the
Central Terminal Area. The prohibition hereinabove set forth in this paragraph
(b) shall be in effect only during such periods as there is in operation at the
Airport a CTA Ground Transportation Service as hereinafter defined to be provided by an independent third party contractor. The "CTA Ground
Transportation Service" shall consist of the following: (i) a ground transportation service for the transportation of airline passengers and other persons between the various passenger terminal facilities, including the
Premises, within the Central Terminal Area including the service of transporting a group of passengers where the Aircraft Operator must accommodate the group as a whole (hereinafter called the "CTA Omnibus Service") and (ii) a ground transportation service for the transportation of passengers of Aircraft
Operators within the Central Terminal Area, but only for a disabled passenger, when a passenger must take a direct connection and for whom time is critical, and in the very limited instance where an Aircraft Operator must accommodate a particular passenger, the foregoing service being hereinafter called the "CTA
Supplementary Service". It is understood furthermore that, notwithstanding the prohibition hereinabove set forth in this paragraph (b), the Lessee may directly, indirectly or by arrangement with an independent third party, operate surface vehicles for the transportation of its passengers to or from the
Premises and such passenger terminal facility of the Lessee, if any, located outside the Central Terminal Area, provided, that the Lessee has the prior and continuing approval of the Port Authority to operate such passenger terminal facility outside the Central Terminal Area, that the aforesaid service shall not serve any passenger terminal facility or location within the Central Terminal
Area other than the Premises and that if the Lessee utilizes a third party to provide the service, said third party shall be subject to the prior and continuing approval of the Port Authority, shall agree to become a permittee of the Port Authority and shall pay the percentage of its Gross Receipts to the
Port Authority with

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respect to said service as specified in said permit and shall comply with all the terms and conditions of its permit.

               (2) Nothing contained in this paragraph (b) or paragraph (c) of this Section shall impose or be construed as imposing an obligation on the Port
Authority to operate or cause to be operated the CTA Ground Transportation
Service for the transportation of passengers and other persons between the various passenger terminal facilities, including the Premises, within the
Central Terminal Area.

          (c) (1) (i) It is hereby agreed that it is in the best interests of the Port Authority and all Participants as hereinafter defined that the CTA
Omnibus Service be a good, proper and efficient service, able to adequately, timely and properly handle the ground transportation needs of airline passengers and other persons between the various passenger terminal facilities including the Premises within the Central Terminal Area. The parties recognize furthermore that the CTA Supplementary Service should be a service that would transport those persons authorized to be carried thereon in an adequate, proper and timely manner so as to meet their flight connections.

                    (ii) The Port Authority agrees that it shall meet and
consult from time to time with the Participants with respect to the procedures, schedules, fares, prices and operations of the CTA Omnibus Service and shall, except in case of emergency, give the Participants prior written notice of any substantive changes with respect thereto. Notwithstanding the foregoing, it is hereby understood and agreed that the procedures, schedules, fares, prices, operations and other matters affecting the CTA Omnibus Service shall be determined by the Port Authority.

                    (iii) The Port Authority agrees that it shall meet and
consult from time to time with the Participants with respect to the procedures, schedules, fares, prices and operations of the CTA Supplementary Service. Before adopting any initial procedures or schedules covering the operation of the CTA
Supplementary Service and before putting into effect any modifications to any procedures or schedules then in effect with respect to the CTA Supplementary
Service, except in case of emergency, the Port Authority shall submit the initial or the changed procedures and schedules (hereinafter called the
"Submissions") to the Participants for their approval. If Participants representing more than fifty percent (50%) of the effective published passenger flight schedules to and from the Airport of all Participants for the calendar year prior to the year in which the Submissions are made to the Participants for their approval, approve the same, the Submissions shall be deemed to be approved for all purposes hereunder and said approval shall be deemed binding as well upon all other Aircraft Operators who may use or pay for the CTA Supplementary
Service, notwithstanding the fact that said Submissions had not been submitted to them for their approval. Notwithstanding anything herein provided and without limiting the provisions of paragraph (b) hereof, it is hereby understood and agreed that the Port Authority shall have no obligation hereunder to itself operate the CTA Ground Transportation Service nor any obligation to operate said service through an independent contractor unless and until the Submissions with respect to the CTA Supplementary Service submitted as aforesaid to the
Participants have been approved by the Participants in accordance with the foregoing provisions. The failure of any Participant to disapprove the

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Submissions within twenty (20) days after submission thereof to it for approval shall constitute such Participant's approval hereunder to said Submissions.

                    (iv) It is hereby understood and agreed that the amount to be charged for the CTA Supplementary Service shall consist of an Initial Price and, if the Port Authority so elects from time to time during the term of the
Lease, an Excess Price. The "Initial Price" shall be based upon the cost of the
CTA Supplementary Service. The Lessee shall pay to the Port Authority as and representing the Initial Price its pro rata share of the cost to the Port
Authority of providing the CTA Supplementary Service. The Lessee's pro rata share of the cost to the Port Authority of providing the CTA Supplementary
Service shall be that proportion of said cost as the number of passengers of the
Lessee who actually used the CTA Supplementary Service bears to the total number of passengers using the CTA Supplementary Service. Except as provided in subparagraph (c)(1)(v)(D) hereof, there will be no charge to the Lessee of either an Initial Price or an Excess Price if the Lessee does not have any passengers using the CTA Supplementary Service.

                    (v) (A) The Initial Price payable to the Port Authority
     pursuant to subparagraph (iv) hereof is for each calendar year, but in the event the term of the Lease expires or the provisions covering the CTA
     Supplementary Service are terminated on a day other than the last day of a calendar year, then in any such event the Initial Price payable to the Port
     Authority pursuant to subparagraph (iv) hereof shall, for the year during which such event occurs, be for such portion of said year during which the
     Port Authority provides the CTA Supplementary Service. In determining the
     Initial Price, the cost of the CTA Supplementary Service shall be computed, determined and ascertained for each calendar year (or portion thereof upon the occurrence of any of the events mentioned in the first sentence hereof)
     of the term of this Lease.

                         (B) Notwithstanding the foregoing and for current
     monthly or other periodical billing purposes as may from time to time be selected by the Port Authority, the Port Authority shall establish interim billing rates to cover the Initial Price for the CTA Supplementary Service.
     Such billing rates shall be based on determinations by the Port Authority of its estimate of the cost of the CTA Supplementary Service for the calendar year and the number of passengers to be using the CTA
     Supplementary Service for said calendar year. Such determinations shall be based upon the prior calendar year's experience, if any, and upon such other reasonable basis as the Port Authority may determine. The Port
     Authority may prospectively revise its billing rates during any calendar year. On the 20th day of each calendar month the Lessee shall pay to the
     Port Authority the amount due as the Initial Price for the preceding calendar month, which shall be determined by multiplying the interim billing rate per passenger for the Initial Price established by the Port
     Authority as aforesaid by the number of Lessee's passengers carried on the
     CTA Supplementary Service for the previous calendar month.

                         (C) As soon as practicable after the expiration of each
     calendar year, the Port Authority shall determine the cost of the CTA
     Supplementary Service and the Initial Price payable therefor. Corrected billings based upon such

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     determination shall thereupon be rendered by the Port Authority and if any monies are due to the Port Authority they shall be promptly paid by the
     Lessee and if any monies are due to the Lessee they shall be promptly credited to it.

                         (D) In the event and only in the event that the CTA
     Supplementary Service for all or any portion of a calendar year has been provided by the Port Authority but there has been no use thereof by any of the Participants, then the Initial Price and the Excess Price shall be payable by all Participants and each Participant's share shall be based on the number of passengers on its outbound and inbound aircraft at the
     Airport compared to the total number of passengers on all inbound and outbound aircraft using the Airport of all Participants. The Port Authority agrees that, if as of the commencement of any calendar year there appears to be no use by the Participants of the CTA Supplementary Service, it will use all reasonable efforts to limit its payments to the contractor for the
     CTA Supplementary Service for such period where there appears to be no use.

                    (vi) (A) The Port Authority shall have full discretion in
     awarding a contract for the CTA Ground Transportation Service and may award the same to a contractor who has not proposed the lowest price for the CTA
     Supplementary Service or the CTA Omnibus Service. As stated in subparagraph
     (1)(iv) hereof the Port Authority shall have the right to charge the
     Lessee, in addition to the Initial Price for the CTA Supplementary Service,
     an additional amount herein called the "Excess Price", which amount shall be applied to offset any deficit in the CTA Omnibus Service.

                         (B) The amount representing the Excess Price shall be
     an amount payable only by the Lessee if it uses the CTA Supplementary
     Service and shall be an amount fixed for each passenger using the CTA
     Supplementary Service. The Port Authority shall advise the Participants prior to the beginning of each calendar year of the amount per passenger which shall constitute the Excess Price for said calendar year. On the 20th day of each calendar month during the term of this Lease and on the 20th day of the calendar month immediately following the end of the term of this
     Lease, the Lessee shall pay to the Port Authority the amount due as the
     Excess Price for the preceding calendar month, which shall be determined by multiplying the amount per passenger for the Excess Price established by the Port Authority as aforesaid by the number of Lessee's passengers carried on the CTA Supplementary Service for the previous calendar month.
     As soon as practicable after the expiration of each calendar year, the Port
     Authority shall determine the cost of the CTA Omnibus Service for said calendar year. If there is no deficit or if the deficit is less than the amount received by the Port Authority from users of the CTA Omnibus
     Service, then the total amount of the Excess Price if there is no deficit or the amount of the Excess Price which is over and above any deficit on the CTA Omnibus Service shall be refunded or credited to the Participants based on the portion of each Participant's payments of the Excess Price for said calendar year as compared to the total amount received as the Excess
     Price from all Participants. In determining whether or not there is a deficit or in determining the amount of the deficit, revenues from the CTA
     Omnibus Service shall be deemed to be 87.5% of the cost of the CTA Omnibus

                                      226

     Service whether or not the revenues actually received add up to 87.5%, but if said revenues exceed 87.5% of the cost, the actual amount of revenues received shall be used.

                    (vii) The Port Authority shall determine for each calendar year (or portion thereof, where applicable) the cost to the Port Authority of providing the CTA Omnibus Service and the cost to the Port Authority of providing the CTA Supplementary Service. Each such cost shall be determined in accordance with the Port Authority's normal accounting practice and shall consist of those of the following items, which are applicable to each such service:

                         (A) All payments made by the Port Authority to the
     independent contractor for providing the CTA Supplementary Service or the
     CTA Omnibus Service, as the case may be (it being understood that the Port
     Authority shall not impose any percentage charge or fee on the contractor for such services);

                         (B) On-the-job payroll costs of Port Authority
     employees working in any aspect of the CTA Supplementary Service or the CTA
     Omnibus Service, as the case may be, including but not limited to contributions to any retirement system or the cost of participation in any pension plans or the like, social security, old age, survivors, disability and employment insurance and other insurance costs, sick leave pay, holiday, vacation, authorized absence and severance pay, other employee fringe benefits and any other payments made or costs incurred whether pursuant to law or by Port Authority policy to or with respect to said employees;

                         (C) The cost (including rental charges) to the Port
     Authority of providing space, equipment, materials, facilities or services to or in connection with the CTA Omnibus Service or the CTA Supplementary
     Service, as the case may be;

                         (D) Payments of premiums (or to the extent of
     self-insurance an amount equivalent to what the premiums would have been)
     for insurance with respect to the CTA Omnibus Service or the CTA
     Supplementary Service, as the case may be, including without limitation thereto, fire and extended coverage, workmen's compensation and commercial general liability;

                         (E) Other direct costs as charged under the Port
     Authority's normal accounting practice;

                         (F) With respect to the CTA Omnibus Service, ten
     percent (10%) of the amounts paid to the contractor providing said service under item (A) hereof and with respect to the CTA Supplementary Service, twenty percent (20%) of the amount paid to the contractor providing said service under item (A) hereof.

                    (viii) In the event that any specific cost incurred or any specific amount expended for any of the items hereinabove set forth covers both the CTA Omnibus Service and the CTA Supplementary Service, then the Port
Authority shall divide and allocate

                                      227

any such cost or amount as between the CTA Omnibus Service and the CTA
Supplementary Service in accordance with its normal accounting principles.

               (2) (i) If at any time during the term of the Lease the Port
Authority receives a written notice from at least two Participants (as hereinafter defined) representing more than thirty percent (30%) of the effective published passenger flight schedules to and from the Airport of all
Participants for the calendar year prior to the year during which the notice was given, which notice shall be either (x) to the effect that the service being provided by the contractor furnishing the CTA Ground Transportation Service does not satisfy the standards set forth in item (i) of subparagraph (1) hereof and specifying whether it is the CTA Omnibus Service or the CTA Supplementary
Service, or both, which is at fault, and further specifying the nature and extent of the failure or (y) to the effect that the Participants serving the notice are dissatisfied for any reason with the service, the Port Authority shall endeavor in the case of item (x) of this subparagraph (2)(i) to rectify the conditions complained of either by the existing contractor doing so or by engaging a new contractor to provide the CTA Ground Transportation Service or by a combination of both.

                    (ii) If the Port Authority receives, by a date no earlier
than one hundred twenty (120) days and no later than one hundred eighty (180)
days after its receipt of either notice covered by subparagraph (c)(2)(i)
hereof, a written notice from at least two Participants representing more than fifty percent (50%) of the effective published passenger flight schedules to and from the Airport of all Participants for the year prior to the year during which the notice is given, which notice is to the effect that the Participants sending the notice continue to be dissatisfied with the CTA Ground Transportation
Service whether provided by the old contractor, or if said contractor has been replaced, by the new contractor, then the Port Authority agrees that, effective no later than sixty (60) days after its receipt of said notice (said date to be established by written notice to the Participants) the provisions of this
Section covering the CTA Ground Transportation Service shall be terminated and shall no longer be in effect and from and after said date the Lessee shall have the right directly or by arrangement with an independent third party to operate surface vehicles for the transportation of airline passengers to and from the
Premises and the various other passenger terminal facilities or other locations within the Central Terminal Area, provided, however, that the same shall be used exclusively for the transportation of disabled passengers, passengers who must make a direct connection and where time is critical, in the very limited instances where an airline must accommodate particular passengers, and for the transportation of passengers traveling as a group where an airline must accommodate the group as a whole, it being understood that the foregoing limitation on the right of the Lessee shall be in effect only during such periods as there is in operation at the Airport a CTA Omnibus Service as defined in paragraph (b) hereof (the Port Authority having no obligation so to do), excluding the transportation of passengers traveling as a group, and provided, however, that if the Lessee utilizes a third party to provide said service, that said third party shall be subject to the prior and continuing approval of the
Port Authority, shall agree to become a permittee of the Port Authority and shall pay the percentage of its Gross Receipts to the Port Authority with respect to its service as specified in said permit and shall comply with all the terms and conditions of its permit.

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          (d) (1) The Port Authority hereby states its intention to attempt to incorporate into all new leases and into all existing leases which may not already include the same with all Persons covering passenger terminal facilities within the Central Terminal Area provisions having the same effect as the provisions of this Section. The term "Participants" shall mean all Persons
(including for the purposes hereof, the Lessee) who have executed leases with the Port Authority covering passenger terminal facilities within the Central
Terminal Area and containing provisions having the same effect as the provisions of this Section

               (2) All Aircraft Operators who may be occupying space within the
Central Terminal Area pursuant to a sublease, subuse or Handling Agreement with any Participant (including the Lessee hereunder) shall be obligated to comply with all obligations of this Section which are applicable to the Participants, but said Aircraft Operators shall not be or be deemed to be Participants within the meaning of subparagraph (1) of this paragraph (d), but their activities, operations and payments hereunder shall be deemed to be those of the
Participants whose space they are using.

          (e) The agreement by the Lessee under paragraph (b) hereof as well as the agreement by the Lessee under paragraph (c)(2) hereof, in the event the provisions covering the CTA Ground Transportation Service are terminated and are no longer in effect, are of the essence of this Section and the Lessee agrees that the Port Authority shall be entitled to a decree against the Lessee requiring the specific performance thereof in any court of equity having jurisdiction. The aforesaid remedy shall not constitute the exclusive or sole remedy which may be available to the Port Authority hereunder in the event the
Lessee breaches its agreement.

SECTION 69. HELICOPTER OPERATIONS

          The Lessee hereby acknowledges that the Lease does not grant to it any right and the Lessee does not have any right to use or permit the use of any portion of the Premises for the landing or taking off of helicopters, rotary wing, tilt rotor or other similar aircraft. In the event that the Port Authority determines that approval for such use will be given at any time hereafter, the same shall be granted only in accordance with such terms and conditions, including but not limited to fees, charges and rights of user, as the Port
Authority may set forth in a supplement to the Lease, which is duly executed by the Lessee and the Port Authority.

SECTION 70. ITINERANT AIRCRAFT

          (a) The Port Authority hereby grants to the Lessee the privilege of permitting the occasional use of the Premises by air taxi, corporate and private aircraft (sometimes hereinafter called the "Itinerant Aircraft") for the sole purpose of discharging or picking up passengers, business guests and other invitees of the Lessee. All operations of such Itinerant Aircraft shall be in compliance with all the terms and provisions of this Lease and with the Rules and Regulations of the Port Authority. The Lessee shall be completely responsible for all acts and omissions of said Itinerant Aircraft as if said acts and omissions were the acts or omissions of the Lessee.

          (b) The Port Authority shall have the right to cancel the privilege granted to the Lessee as set forth in paragraph (a) hereof in whole or in part or with respect to any particular

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Itinerant Aircraft at any time and from time to time and without cause upon thirty (30) days' written notice to the Lessee, and upon the effective date of such notice the Lessee shall no longer have the right to permit all or any specific Itinerant Aircraft as specified in the notice to use the Premises as hereinabove provided, but the same shall not affect the Lease or any of the terms, rentals, fees, provisions or agreements hereof, all of which shall continue in full force and effect.

SECTION 71. CONSTRUCTION LETTER AGREEMENT

          The parties have heretofore entered into a letter agreement dated May
6, 2005 (as the same shall be amended herein called the "Construction Letter
Agreement") covering the Lessee's performance of certain portions of the
Construction Work covered by Port Authority construction applications nos.
Y-7530.03, Y-7530.04 and Y-7530.05 (the work performed under and covered by the
Construction Letter Agreement being herein referred to as the "Prior Work"). The
Port Authority and the Lessee hereby agree that notwithstanding anything in the
Letter Agreement, Sections 2, 6, 7, 28, 30, 32, 35, 36, 56, 62, 63, 65, 84, 85,
87 and 93 of this Agreement shall supercede the Construction Letter Agreement and said Sections 2, 6, 7, 28, 30, 32, 35, 36, 56, 62, 63, 65, 84, 85, 87and 93
shall cover and apply to the performance of all of the Prior Work.

SECTION 72. IN-FLIGHT MEALS

          (a) (1) If the Lessee desires to prepare, for its exclusive use,
In-Flight Meals for consumption by passengers and crew on board aircraft operated by the Lessee and to deliver such In-Flight Meals to such aircraft it shall have the right to do so, individually or through a contractor of its own choice (which contractor shall not be another Person engaged in the business of transportation by aircraft). If the Lessee does so directly, it shall do so only on space located outside the Central Terminal Area. The foregoing, however, shall create no obligation on the part of the Port Authority to provide such space and shall in no way be deemed a commitment by the Port Authority that any such space shall be available. If the Lessee chooses to use an independent contractor, such contractor shall be a regular "In-Flight Meal Operator" by which is meant an operator authorized by the Port Authority to provide In-Flight
Meals to Aircraft Operators at the Airport unless, in the opinion of the Lessee, all regular In-Flight Meal Operators are unsatisfactory to the Lessee, in which case the Lessee may employ any other contractor (other than another Person engaged in the business of transportation by aircraft), satisfactory to the Port
Authority, who will accept a permit from the Port Authority on the same terms and conditions including the same rates, fees or charges as imposed upon and required of the Port Authority's In-Flight Meal Operators.

               (2) The Lessee shall have the further right, either directly or through an independent contractor of its choice, satisfactory to the Port
Authority, or by arrangements, jointly with one or more other users at the
Airport, to employ a contractor, satisfactory to the Port Authority, to prepare outside the Airport and to deliver at the Airport to aircraft operated by the
Lessee, In-Flight Meals for consumption by passengers and crew on board such aircraft, provided, however, that if the Lessee employs a contractor either alone, or, by arrangement, jointly with one or more other users at the Airport for the preparation, outside the Airport, of In-Flight Meals, then the Lessee shall cause such contractor to pay to the Port Authority the rate or rates which would be payable to the Port Authority by a regular Port Authority In-Flight
Meal

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Operator for the off-Airport preparation or delivery, or both, of such In-Flight
Meals to aircraft for consumption by passengers and crews on board such aircraft.

          (b) (1) The Lessee has advised that it may use more than one independent contractor to furnish its In-Flight Meals at the Airport but may not wish to have all of said contractors become permittees of the Port Authority under permits which require, as aforesaid, the permittees to pay fees at the rates imposed on the Port Authority's In-Flight Meal Operators upon Gross
Receipts based on amounts the Lessee pays said contractors.

               (2) Should the Lessee elect not to have all its independent contractors be Port Authority permittees as aforesaid, it shall serve a written notice on the Port Authority to such effect which notice shall state that it elects the method of additional payment as hereinafter set forth and thereupon the Port Authority shall consent thereto provided that, in addition to all other amounts payable to the Port Authority under paragraph (a) above, the Lessee shall pay and the Lessee hereby agrees to pay to the Port Authority an amount determined by applying the rates referred to in paragraph (b)(1) above to the amounts payable by the Lessee to said independent contractors for its In-Flight
Meals or any part thereof delivered to the Lessee's aircraft at the Airport
(whether such delivery be by said independent contractor, the Lessee or another). The foregoing payments by the Lessee shall be made monthly on the twentieth (20th) day of the month commencing with the first (1st) month immediately following the Lessee's notice and continuing each month thereafter up to and including the twentieth (20th) day of the month following the
Expiration Date. The Lessee at anytime on at least thirty (30) days' prior written notice to the Port Authority may change from its selection above and the
Lessee may at any time advise the Port Authority that this paragraph (b) no longer applies to it based upon its representation that it then shall make, that all payments made by it for In-Flight Meals shall be made to its contractors who are permittees of the Port Authority as In-Flight Meal Operators.

               (3) It is hereby expressly recognized that the procedures allowed under this paragraph (b) are not included within the contemplation of the provisions of paragraph (a) above and that the inclusion of the same within this paragraph (b) shall not constitute or be deemed to constitute any concession or agreement by the Port Authority that said procedures are not in violation of paragraph (a) hereof.

SECTION 73. CONSUMER SERVICES

          (a) The Lessee shall use its best efforts to develop and operate at the Premises a premier world-class retail program that will support and advance the role of the Premises in providing a convenient and comfortable arrival to and departure from the Airport, consistent with the image and status of New York
City as a foremost domestic gateway and America's foremost international gateway. The Lessee's retail program shall embody the Lessee's full commitment to quality, value and customer service, evidence operations in accordance with the best industry practices, evidence compliance with the Port Authority's maximum standards with regard to service, health, sanitation and safety, and evidence the Lessee's full commitment to the maximum financial return to the
Lessee and the Port Authority. A "premier world-class" retail program is one that consistently scores within the top ten percent (10%) of industry-recognized surveys, including without limitation the International Airline Transport
Association (IATA)

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Airport Monitor and Port Authority-sponsored surveys, which contain evaluations or ratings of passenger terminal retail programs, or specific components thereof, of the same type or class.

          (b) (1) The Lessee acknowledges that various portions of the Premises will be utilized for consumer services and said portions which receive the concurrence of the Lessee and the Port Authority, as hereinafter provided, are herein referred to as the "Concession Areas". Without limiting the provisions of
Section 64 hereof entitled "The Lessee's Ongoing Affirmative Action, Equal
Opportunity and Local Business Enterprises Commitment", the Lessee shall develop and submit to the Port Authority, in accordance with the schedule described in the second paragraph of this paragraph (b)(1), for its approval a comprehensive plan for consumer services, setting forth, inter alia: (i) the types of concessions to be placed there and the number of each type and size, designated location, and configuration of each concession, as well as the overall plan of the portions of the Premises designated for consumer service operations; (ii)
the minimum rentals/fees required for each type of concession; (iii) the structure and level of any common area maintenance fees, marketing fees, delivery fees, and utility recoveries (to the extent permitted) to be charged to concession operators ; (iv) the Lessee's plans to provide retail opportunities for Minority Business Enterprises and Women-owned Business Enterprises (as defined in Schedule E hereto); (v) the Lessee's quality and service standards and required hours of operation; (vi) the Lessee's specific plans to monitor and enforce the "Street Pricing" policy (defined in paragraph (f)(1) of this
Section), quality and service standards and required hours of operation; (vii)
any other basic business terms including, but not limited to, any mandatory investment and refurbishing requirements; (viii) a customer service program that incorporates the mission and vision of the Port Authority's Aviation Department as set forth in the Airport Standards Manual provided to the Lessee; and (ix)
such other information as the Port Authority may deem appropriate to its review and determination if it will approve the proposed plan. The types of concessions to be placed in the Concession Areas shall include those set forth in Sections
74 through 79 hereof, and the Lessee agrees that it will at all times throughout the term of the letting hereunder keep said comprehensive plan updated and that said updated plan shall be submitted to and be subject to the continuing approval of the Port Authority. The Port Authority shall furnish to the Lessee guidelines including those set forth in the Airport Standards Manual to be utilized by the Lessee with respect to all matters affecting consumer services in the Concession Areas including the aforesaid Lessee's comprehensive plan. The
Lessee agrees to meet and consult with the Port Authority, and provide representatives to meet and consult with the Port Authority and representatives of other airlines operating at the Airport, when requested to do so in order to discuss the Lessee's performance in meeting the standards required by paragraph
(a) of this Section and its implementation of the Port Authority guidelines on matters affecting consumer services in the Concession Areas.

                    The Lessee shall submit the comprehensive plan for consumer services in accordance with the following schedule: (1) within eighteen (18)
months following the Lease Commencement Date, the required information to the extent available but in all events a comprehensive plan identifying the amount and location of the square footage to be allocated to consumer services in the
Terminal, (2) within six (6) months after the expiration of eighteen (18) months following the Lease Commencement Date, and at six-month intervals thereafter, a revised comprehensive plan containing the required information to the extent available and (3) within thirty (30) months following the Lease Commencement
Date, the full and complete

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comprehensive plan containing the required information listed in clauses
(i)-(ix) of the preceding paragraph.

               (2) The comprehensive plan shall be subject to the approval of the Port Authority, as provided in this Section. The Lessee shall submit to the
Port Authority for its written approval at annual intervals, on each anniversary of the Lease Commencement Date beginning with the third (3rd) anniversary thereof, during the term of the letting hereunder (or more frequently if desired by the Lessee or if reasonably requested by the Port Authority) a revised comprehensive consumer services plan, which shall contain the items of information enumerated in subparagraph (1) above. The Port Authority shall, after its receipt of a proposed revised comprehensive plan, advise the Lessee in writing of the Port Authority's approval, conditional approval or disapproval.
In the event of disapproval or conditional approval, the reasons therefor shall be stated, and the Lessee may thereafter submit for Port Authority approval an appropriately modified proposed revised comprehensive plan. Unless and until a revised comprehensive plan shall have been approved by the Port Authority in the foregoing manner, the comprehensive plan previously approved and then in effect shall continue in effect.

          (c) After approval by the Port Authority of the Lessee's comprehensive plan for consumer services the Lessee shall pursue any one of (or a combination
of) the following alternatives (each an "Alternative", collectively the
"Alternatives"), in furtherance of the comprehensive plan for consumer services.

               (1) The Lessee shall enter into a written agreement with a subsidiary wholly-owned by the Lessee ("Related Entity") or with a concession manager which is not an Affiliate of the Lessee ("Non-Related Entity"; the
Related Entity and Non-Related Entity being hereinafter referred to as the
"Concession Manager"), either as an independent contractor or, alternatively, as a subtenant of the Lessee, to manage the Lessee's concession program at the
Premises. The Concession Manager may be a retail asset manager or a developer.
The Concession Manager shall thereafter enter into operating agreements with third parties, who shall operate as concession operators, providing products and services in concession spaces at the Premises ("Alternative 1"). Any such agreement with a Concession Manager, and all operating agreements entered into with third party operators, shall require the prior written consent of the Port
Authority as described herein. The Lessee shall not finalize negotiations with any proposed Concession Manager, and the Lessee's Concession Manager shall not finalize negotiations with any proposed operator, until receipt of notice from the Port Authority that said arrangement is acceptable to the Port Authority, and any executed agreement with any proposed manager or operator, as applicable, shall not be effective until said manager or operator, as applicable, has entered into the appropriate contractual agreement with the Port Authority, in form and substance satisfactory to the Port Authority in its sole discretion which grants consent and approval to such Concession Manager, as follows: (a)
among the Lessee, the Concession Manager, and the Port Authority and (b) among the Concession Manager, the third party operator, and the Port Authority to be consented to by the Lessee. Alternative 1 is more fully described in paragraph
(k) of this Section.

               (2) The Lessee shall enter into direct agreements with each concession operator to provide products and services in Concession Areas at the
Premises as part of the Lessee's concession program at the Premises
("Alternative 2"). The Lessee shall not finalize

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negotiations with any operator until it has received notification from the Port
Authority that said arrangement is acceptable to the Port Authority and any agreement the Lessee executes with any proposed operator shall not be effective until said operator has entered into the appropriate contractual agreement with the Port Authority, in form and substance satisfactory to the Port Authority in its sole discretion.

               (3) The Lessee shall enter into agreements for the operation of concessions at the Premises which evidence agreements other than those described in subparagraphs (c)(1), (c)(2) or (c)(4) of this Section ("Alternative 3"). It is acknowledged that an agreement whereby an unaffiliated third party of the
Lessee is selected by the Lessee to both manage and operate a category or categories of concessions (e.g., food-and-beverage concessions (including restaurants and bars); retail concessions (including services such as currency services, ATMs, specialty retail, and newsstands)) shall fall within this
Alternative 3. The Lessee shall not finalize negotiations with any Person under this subparagraph until it has received notification from the Port Authority that said arrangement is acceptable to the Port Authority and any agreement the
Lessee executes with such Person shall not be effective until said third party has entered into the appropriate contractual agreement with the Port Authority, in form and substance satisfactory to the Port Authority in its sole discretion.

               (4) Only with the prior written consent of the Port Authority, the Lessee shall have the right to both manage and operate concessions, using its own employees, providing products and services in concession spaces at the
Premises. The Lessee shall not enter into subleases or agreements with third parties to either manage or operate concessions under this Alternative
("Alternative 4"). Notwithstanding the privilege that may be granted to the
Lessee by the Port Authority under this Alternative 4, the Port Authority must approve, in advance, all aspects of the Lessee's concessions program through the approval process set forth in connection with the comprehensive plan, described in this Section, including but not limited to the products and services to be provided as part of the concessions program. If and to the extent that the
Lessee desires to cause any of its obligations under this Section to be performed by employees of a third party unaffiliated with the Lessee, the Lessee and the unaffiliated third party shall be obligated to obtain the prior written consent of the Port Authority, to be evidenced by Port Authority agreement;
provided, however, that any such third party arrangement shall not qualify as,
i.e., take the form of, any of the other Alternatives described in this Lease.
The Lessee's obligations as a manager and operator of concessions shall be consistent with the terms of this Lease and shall be evidenced by a written agreement to be entered into between the Lessee and the Port Authority on terms acceptable to the Port Authority in its sole discretion, it being understood that nothing in this Section shall relieve the Lessee of its obligation to comply with all other terms and provisions of this Lease.

               (5) The Port Authority's approval of a comprehensive plan, or modifications thereto, shall in no way diminish the applicability of this paragraph (c). The effectiveness of the Lessee's agreement with a proposed manager or operator, and further agreements between the Lessee's Concession
Manager and proposed operators shall be subject to the Port Authority's prior written consent, as contained in the aforesaid appropriate contractual agreement, and the Lessee's agreement as well as the Concession Manager's agreements shall state the same. The foregoing procedure will be followed throughout the term of the letting

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hereunder. It is expressly understood and agreed that the provisions of this
Section shall not limit or be deemed to limit the provisions of Section 64 hereof and the Lessee's on-going affirmative action commitment with respect to the consumer services awards and agreements provided for herein.

          (d) (1) The Port Authority hereby reserves exclusively to itself and its designees the right on the Premises to implement, conduct, control and receive any rents, fees or profits with respect to any of the following uses, operations or installations (collectively, the "Reserved Uses"):

                    (i) advertising, provided that the Lessee shall retain the right to control the placement of the particular advertising within the Premises and the right to reject any proposed advertising at the Premises,

                    (ii) public telephones (sometimes also referred to as "pay phones" "pay telephones" or "public telephones"), pre-paid phone cards, facsimile transmission machines and other public communications services and facilities, including without limitation, public communications services and facilities that operate within the licensed spectrum radio frequency allocations and including in particular, but without limitation, "cellphone"/cellular technology and any technology that substitutes for, replaces or is used in conjunction with cellphone/cellular technology, and also including all Port
Authority-owned or operated information and communications technology infrastructure for common Airport use, provided that the Lessee shall retain the right to control the location of the placement within the Premises of telephones, phone banks, phone kiosks, facsimile transmission machines and internet kiosks, only, and the right to deny, upon reasonable grounds, the placement of a particular pay phone facility, facsimile transmission machine or internet kiosk, only; notwithstanding that the Lessee has developed its own wireless data communications services system that utilizes the technology commonly known as "Wi-Fi," the Lessee covenants and agrees to meet with representatives of the Port Authority and its neutral-host wireless telecommunications network access system provider, New York Telecom Partners,
LLC ("NYPT"), and/or its parent entity, Concourse Communications Group, LLC
("Concourse"), and to use commercially reasonable efforts to negotiate with
NYTP/Concourse to provide NYTP/Concourse an unfettered right of access to the
Premises for the purpose of installing, operating and maintaining equipment and facilities to provide Wi-Fi service to the public in the Premises.

                    (iii) vending machines dispensing anything including, but
not limited to, catalog and electronic sales (except in non-public areas of the
Premises for products then permitted to be sold on the Premises under agreements or subleases approved by the Port Authority as required under this Lease), provided that the Lessee shall retain the right to control the placement of vending machines within the Premises and the right to reject any vending machine at the Premises,

                    (iv) ground transportation (including vehicle rentals)
reservations, as provided in Section 66 entitled "Ground Transportation
Services" hereof,

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                    (v) provision of on-airport baggage carts (other than
shopping carts made available free of charge to retail shoppers within the
Concession Areas) or other on-airport baggage-moving devices, provided that the
Lessee shall retain the right to control the placement of baggage cart stations within the Premises and the right to reject any on-airport baggage carts at the
Premises.

If and when the Port Authority elects to share with the other unit terminal operators at the Airport the revenues from the activities set forth in items
(ii), (iii), (iv) and/or (v) of this paragraph (d)(1), the Lessee acknowledges and agrees that the Port Authority shall not be required to share such revenues with the Lessee and the Lessee hereby relinquishes and waives all rights and claims to receive any portion of such revenues.

               (2) The Port Authority (and any party specifically authorized thereby) may engage in the Reserved Uses and install, operate, maintain and repair the property used in connection therewith, in such locations as may be determined by the Lessee. The Lessee, at its expense, shall provide the necessary wires and conduits for the supply of electricity and telephone and other communications interconnections for the Reserved Uses.

               (3) The Port Authority shall direct that the Lessee be remitted, out of the fees or rents actually paid by the third party operator(s) pursuant to agreements for item (i) of subparagraph (d)(1) above and allocable to the
Premises, 50% of such fees or rents. The balance of all such fees or rents shall be paid to and retained by the Port Authority. Except as specifically provided in the foregoing sentence, the Port Authority shall have the right to all revenues derived from the Reserved Uses without compensating the Lessee in any manner on account of such uses or revenues.

          (e) Except to the extent modified by and in accordance with an effective comprehensive consumer services plan, the Lessee shall under
Alternative 4, and the Lessee shall require (i) in its management agreement under Alternative 1, (ii) in its subleases under Alternative 2, (iii) in its agreement under Alternative 3 and (iv) in any and all other agreements which require or permit concession operation, the following with respect to hours and days of operation:

               (1) Retail food and beverage service shall be made available to the public at one or more locations continuously each day during the hours commencing no later than one hour prior to the first scheduled aircraft departure from the Premises and continuing until at least the completion of boarding for the last actual departure from the Premises of a flight therefrom the same day. At least fifty percent (50%) of the concessions in any food service area at any one time shall operate continuously throughout the hours specified above.

               (2) Commencing no later than one hour prior to the first
scheduled aircraft departure at the Premises each day and continuing until at least the last actual departure at the Premises of a flight for departure thereat the same day, at least one retail newsstand shall be continuously open for business and at least one area accessible to "meeters and greeters" shall be open.

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               (3) Certain foreign currency exchange services, through a staffed location or an automated currency exchange machine, shall be continuously provided to the public in the Foreign Inspection Services area, if any, and at least one other central location in the Premises during the hours commencing no later than one hour prior to the first scheduled aircraft departure from the
Premises and continuing at least until the later of (i) the completion of boarding for the last actual departure from the Premises of a flight scheduled for departure therefrom the same day and (ii) one hour after the last actual arrival at the Premises of a flight scheduled for arrival thereat the same day.

               (4) In the arrival area and one other central location in the
Premises, there shall be at least one automated teller machine fully operational and accessible to the public twenty-four (24) hours a day with cash in quantities sufficient to meet reasonably anticipated demand and providing access to at least one of the two largest banking networks available in the Port of New
York District.

               (5) In any instance in which no minimum hours have been set forth above and as to all other concession operators (including without limitation concession operators under Alternative 3), the concession operators shall be required to be open for business and operate their respective businesses as provided in the comprehensive consumer services plan.

               (6) The Lessee shall require all concession operators (including without limitation concession operators under Alternative 3) to operate their respective businesses so as to maximize their revenues in accordance with best industry practices and standards observed generally by first-class business enterprises of regional or national scope which operate at other major airports.

          (f) (1) The agreement with (i) the Concession Manager (if and to the extent the Lessee pursues Alternative 1), (ii) any other third party if and to the extent the Lessee pursues Alternative 3, (iii) the concession operator (if and to the extent the Lessee pursues Alternative 2) and (iv) the Lessee (if and to the extent the Lessee is permitted by the Port Authority to pursue
Alternative 4) shall also provide that such Concession Manager, third party, concession operator or Lessee, as the case may be, that the concession operator in its operations pursuant to its agreement, shall not charge prices to its customers in excess of "Street Prices", defined as follows:

                    (i) If the concession operator conducts a similar business in off-airport location(s) in the Greater New York City-Northern New Jersey
Metropolitan Area (the "Metro Area"), "Street Prices" shall mean the price regularly charged by the concession operator for the same or similar item in the
Metro Area;

                    (ii) If the concession operator does not conduct a similar business in off-airport location(s) in the Metro Area, "Street Prices" shall mean the average price regularly charged in the Metro Area by similar concession operators for the same or similar item;

                                      237

                    (iii) If neither the concession operator nor other similar concession operators sell a particular item in the Metro Area, "Street Prices"
shall mean the price regularly charged by the concession operator or similar concession operators for the same or similar item in any other geographic area with a reasonable adjustment for any cost-of-living variance between such area and the Metro Area; and

                    (iv) If a concession operator is in the business of selling duty-free goods, "Street Prices" shall mean the price regularly charged by the concession operator or other similar concession operator for the same or similar duty-free item at other major airports serving large urban areas in the
Northeast region of the United States, including but not limited to the Airport.

               (2) Notices in form and substance reasonably satisfactory to the
Port Authority shall be conspicuously displayed in each concession operator's space to the effect that the concession operator adheres to the foregoing
"Street Pricing" policy.

          (g) (1) Each Port Authority agreement with a concession operator, and each agreement under Alternatives 1, 2, 3 and 4, shall also provide, that the concession operator and/or Concession Manager, and/or other third party, and/or
Lessee, as the case may be, shall:

                    (i) use its best efforts in every proper manner to develop and increase the business conducted by it under the aforedescribed consumer services agreement ;

                    (ii) not divert, or cause or allow to be diverted, any
business from the Premises or the Airport;

                    (iii) maintain, in English and accordance with accepted
accounting practice, during the term of the applicable agreement and for one (1)
year after the expiration or earlier termination or surrender thereof, and for a further period extending until receipt of written permission from the Port
Authority to do otherwise, full and complete records and books of account recording all transactions of the concession operator at, through, or in any way connected with its operations at the Premises or elsewhere at the Airport, and outside the Airport if the order therefor is received at the Airport, which records and books of account shall be kept at all times within the Port of New
York District and shall separately state and identify each activity performed at the Airport and off the Airport if the order therefor is received at the
Airport, provided, however, on the condition that the Lessee shall comply with all of the terms and conditions of subparagraph (2)(ii) of this paragraph (g), the Lessee may maintain said books and records and make them available to the
Port Authority at the Lessee's office located at 19 Old Kings Highway South,
Suite 23, Darien, Connecticut;

                    (iv) the concession operator shall cause any of its
Affiliates which performs services similar to those performed by the concession operator to maintain, in English and accordance with accepted accounting practice, during the term of the relevant consumer service agreement and for one
(1) year after the expiration or earlier termination or surrender thereof, and for a further period extending until the concession operator shall receive written permission from the Port Authority to do otherwise, full and complete records and books

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of account recording all transactions of each such Affiliate at, through, or in any way connected with its operations at the Premises or elsewhere at the
Airport, and outside the Airport if the order therefor is received at the
Airport, which records and books of account shall be kept at all times within the Port of New York District and shall separately state and identify each activity performed at the Airport and off the Airport if the order therefor is received at the Airport;

                    (v) permit and/or cause to be permitted in ordinary business hours during the term of the aforedescribed consumer services agreement and for one (1) year thereafter, and during such further period as is mentioned in the preceding subparagraphs (1)(iii) and (1)(iv), the examination and audit by the officers, employees and representatives of both the Port Authority and those of the Lessee of such records and books of account and also any records and books of account of any Affiliate if said Affiliate performs services similar to those performed by the concession operator anywhere in the Port of New York District
(including without limitation all corporate records and books of account which the Port Authority in its sole discretion believes may be relevant for the identification, determination or calculation of all fees, rentals and other amounts paid or payable to the Port Authority, all agreements, and all source documents), within twenty (20) days following any request by the Port Authority from time to time and at any time to examine and audit said books and records;

                    (vi) install and use such cash registers, sales slips,
invoicing machines and any other equipment and devices, including without limitation computerized record-keeping systems, for recording orders taken, or services rendered, as may be appropriate to the concession operator's business and necessary or desirable to keep accurate books and records as aforesaid, and without limiting the generality of the foregoing, for any activity involving cash sales, install and use cash registers or other electronic cash control equipment that provides for non-resettable totals;

                    (vii) in those situations where the books and records have been generated from computerized data (whether mainframe, minicomputer, or
PC-BASED computer systems), provide, or cause to be provided, to the Port
Authority's representative extracts of data files in a computer readable format on data disks, E-mail with attached files or alternative computer data exchange formats suitable to the Port Authority in its sole discretion.

                    (viii) permit the inspection by the officers, employees and representatives of the Port Authority and those of the Lessee of any equipment used by the concession operator including, but not limited to, any of the equipment described in subparagraph (1)(vi) above; and

                    (ix) furnish good, prompt and efficient service hereunder, adequate to meet all demands therefor at the Premises; furnish said service on a fair, equal and non-discriminatory basis to all users thereof; and charge fair, reasonable and non-discriminatory prices for each unit of sale or service, provided, however, that the concession operator may make reasonable and non-discriminatory discounts, rebates or other similar types of price reductions to volume purchasers.

                                      239

               (2) Without implying any limitation on the right of the Port
Authority to revoke its agreement with a concession operator, or Concession
Manager, other third party (under Alternative 3), or Lessee (under Alternative
4), as the case may be), in the event of the failure of the concession operator
(or Concession Manager, other third party or Lessee (under Alternative 4), as the case may be) to maintain, keep within the Port District or make available for examination and audit the required books and records in the manner and at the times or location as provided in paragraph (g)(1) above then, in addition to all and without limiting any other rights and remedies of the Port Authority, the Port Authority may:

                    (i) Estimate the Gross Receipts of the concession operator on any basis that the Port Authority, in its sole discretion, shall deem appropriate, such estimation to be final and binding on the concession operator and the concession operator's fees based thereon to be payable to the Port
Authority when billed; or

                    (ii) If any such books and records have been maintained
outside of the Port District, but within the Continental United States then the
Port Authority in its sole discretion may (A) require such books and records to be produced within the Port District or (B) examine such books and records at the location at which they have been maintained and in such event the concession operator shall pay to the Port Authority when billed all travel costs and related expenses, as determined by the Port Authority for Port Authority auditors and other representatives, employees and officers in connection with such examination and audit, or

                    (iii) If any such books and records have been maintained
outside the continental United States then, in addition to the costs specified in subparagraph (2)(ii) above, the concession operator shall pay to the Port
Authority when billed all other costs of the examination and audit of such books and records including without limitation salaries, benefits, travel costs and related expenses, overhead costs and fees and charges of third party auditors retained by the Port Authority for the purpose of conducting such audit and examination.

               (3) The foregoing auditing costs, expenses and amounts set forth in subparagraphs (2)(ii) and (2)(iii) of this paragraph (g) shall be deemed fees and charges under the Port Authority's consumer services agreement payable to the Port Authority with the same force and effect as all other fees and charges thereunder.

               (4) The requirements of paragraphs (e) and (f) above and this paragraph (g) shall apply fully to the Lessee under Alternative 4 as if the
Lessee was a concession operator, and similarly apply fully to a Concession
Manager or other third party as described herein.

          (h) The Lessee shall employ or retain under Alternative 2 and
Alternative 4, or cause to be employed or retained under Alternative 1 and
Alternative 3, a full time trained professional staff at all times during the term of the letting hereunder of sufficient size, expertise, ability, suitability and experience to carry out its responsibilities under this Section.

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          (i) On a continuing basis through the end of the term of the letting hereunder, the Lessee shall undertake and execute through a variety of media, in a manner acceptable to the Port Authority, such advertising and promotional programs as shall bring to the attention of the public, generally, and actual and potential enplaning passengers and their escorts and guests and the aviation and tourist industries, in particular, the positive features of the consumer services program managed, or caused to be managed, by the Lessee as provided in this Lease and such other information to be presented in such style and format as shall project, consistent with the truth, a desirable image of such consumer services program, the Premises and the Airport. The Port Authority shall not have any responsibility for, and shall not bear any of the costs of, the foregoing.

          (j) Without limiting the generality of the provisions of Sections 74 through 80 herein, the following shall apply with respect to each of the concessions described in said Sections:

               (1) The Lessee agrees that it will furnish to the concession operator sufficient and suitable space within the Premises to carry on any operation as may be required of or desired by the Lessee.

               (2) The Lessee shall bring to the perimeter of the space to be occupied by the concession operator, and shall install, the necessary pipes, wires and conduits (including to any food service area), for the supply of electricity and HVAC for such operations (including but not limited to electricity to machines and displays with respect to permitted vending machines, public telephones, advertising displays and insurance counters), all without charge to the concession operator or the Port Authority, except for electricity to the Restaurant Operator (as herein defined) which may be charged to the third party operator at cost. With respect to any Restaurant Operator, the Lessee shall also provide and install pipes, wires and conduits for the supply of gas and water together with necessary steam and waste lines for use in connection with the operation. The Lessee shall supply said utilities and services to the concession operator, including to any storage areas provided to the concession operator as required herein, and shall not charge the concession operator or the
Port Authority for any portion of same (except electricity to the Restaurant
Operator as aforesaid).

               (3) Any agreement with a concession operator shall provide that such concession operator shall furnish at its expense all necessary fixtures, equipment, furniture and other personal property required in connection with the operation and all construction work necessary to accommodate such installations, except that, under Alternative 3, the Lessee reserves the right to assume the cost and expense for all or part of the aforesaid personal property. With respect to in-line spaces, the agreement shall also provide that the concession operator will perform all work necessary or required to finish off the space, including the finishing of the floors and ceilings from the structural slab and the walls from the rough partitions, the decor and color scheme of the concession area and the facilities and fixtures therein as well as the location of fixtures thereon, which shall be subject to the approval of the Lessee and compliance with the Port Authority Tenant Construction or Alteration Application
process.

                                      241

               (4) If the Lessee desires to have a Person or entity conduct such operations other than the Port Authority's proposed concession operator, except for goods and services which constitute Reserved Uses, the Lessee may employ any other Person of its choice (which other Person may not be the Lessee or an
Affiliate thereof unless the same is specifically consented to in writing by the
Port Authority) to do so, provided, however, such other Person first obtains a permit from the Port Authority authorizing such Person to operate the establishment in a portion or portions of the Premises as designated by the
Lessee with the prior approval of the Port Authority. Prior to the issuance of any such permit by the Port Authority, such Person may be required to submit to the Port Authority evidence satisfactory to the Port Authority of its qualifications, the scope of its proposed operations and the standards of service it will provide. Any such permit shall provide that such concession operator will conduct its operations thereunder in a first-class manner in accordance with the best practices in the industry and shall comply with the maximum Port Authority standards with respect to service, health, sanitary and safety measures. Paragraph (k)(2)(vi) of this Section shall apply with respect to any inconsistency between the terms of the permit and the terms of the agreement between the Lessee and the concession operator. Without limiting the foregoing, prior to the issuance of the permit the Port Authority shall make a copy of the same available to the Lessee and, upon the execution of the permit by the proposed concession operator, the same shall be consented to in writing by the Lessee. Such other Person shall be required to pay to the Port Authority a fee but such fee shall not in any event exceed the fees or charges that would be retained by the Port Authority if such establishment were operated by a regular concession operator of the Port Authority. The Port Authority permit described in this Paragraph (j)(4) will not be revoked without cause by the Port
Authority, without the prior consent of the Lessee. The preceding sentence is intended to apply with respect to individual concession operators agreements, and nothing in the preceding sentence shall mean or imply, or be deemed to mean or imply, that the Lessee's consent shall be required for the Port Authority to revoke its permit with, or other agreement containing its consent to, a
Concession Manager (or other concession manager under Alternative 3), or an agreement entered into pursuant to Alternative 4, and such Lessee's consent shall not be required in any of such circumstances.

               (5) The contract between a concession operator and the Port
Authority, or the permit between the concession operator and the Port Authority where such concession operator has entered into an agreement with the Lessee in accordance with this Lease, shall contain appropriate provisions permitting cancellation of such contract on short notice with and without cause. The
Lessee's agreement with the concession operator shall contain appropriate provisions permitting cancellation of such contract on short notice with and without cause. In the event of such cancellation without cause by the Port
Authority (consistent with the penultimate sentence of subparagraph (4) above regarding the prior consent of the Lessee, it being understood that the same excepts goods and services which constitute Reserved Uses) or the Lessee, as the case may be, the Lessee agrees (and its agreement with the concession operator shall provide that the Lessee agrees) to reimburse the concession operator for its unamortized investment in the interior finishes and trade fixtures and title to such trade fixtures shall thereupon vest in the Lessee; provided, however, where such agreement is canceled expressly on the basis of the failure of the concession operator to keep, perform or observe any of the terms and provisions of said agreement on its part to be kept, performed or observed or on the basis of

                                      242

one or more event or events of default as specified in said agreement such provision for Lessee reimbursement shall not obtain or apply.

          (k)  Concession Managers:

               (1) In connection with Alternative 1 and/or Alternative 3, throughout the term of the letting hereunder, the Lessee may request Port
Authority approval to employ at the Premises, at Lessee's sole cost and expense, on a full-time basis, a concession manager, subject in all respects to the terms and conditions of this Section 73. Any fee or other compensation to be paid to said concession manager shall be paid by the Lessee directly or out of revenues derived by the Lessee from consumer services, and no portion of such fee or compensation shall be paid out of the Port Authority's share of revenue from consumer services or shall offset, reduce, be credited against or otherwise adversely affect the amount of any fees, rent or other revenue to be paid or payable to the Port Authority under this Lease or to which the Port Authority may be otherwise entitled. Nor shall the Lessee (or a concession manager under
Alternative 1 or Alternative 3) be entitled to impose charges on concession operators, whether in the form of key money, chargebacks or otherwise, or to pass along or recoup the aforesaid fee or other compensation to be paid to said concession manager, without the prior written consent of the Port Authority.
Notwithstanding references in this Paragraph (k) to Concession Manager, this
Paragraph (k) shall apply to both a Concession Manager as well as to any third party which may manage concessions pursuant to Alternative 3.

               (2) Any concession manager agreement between the Lessee and a proposed Concession Manager shall state among other things, and the Lessee agrees, that:

                    (i) said agreement is subject and subordinate to this Lease
(as the same may be amended, supplemented or extended);

                    (ii) said agreement shall not take effect without the prior written consent of the Port Authority thereto to be embodied in the contractual agreement referred to above (executed by and among the Port Authority, the
Lessee and the Concession Manager);

                    (iii) any amendment, supplement or extension of the said
agreement which does not have the express written approval of the Port Authority shall be void ab initio and of no effect whatsoever; that if this Lease is terminated on any account prior to the expiration of the term of the said agreement then the said agreement shall terminate simultaneously with such termination of this Lease unless the Port Authority shall notify the Concession
Manager and the Lessee at or prior to such effective date of termination of this
Lease that the Port Authority shall and does assume the rights and obligations of the Lessee thereunder from and after such effective date of termination, it being understood that the Port Authority shall have the right, but not the obligation, to be assigned and to assume the Lessee's rights and obligations under the concession manager agreement and, further, it being understood that the Port Authority shall have no obligation to enter into any form of non-disturbance or recognition agreement with any concession operator;

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                    (iv) the Port Authority shall have the right to revoke its consent, or terminate any agreement containing its consent, to the concession manager agreement at any time without cause on thirty (30) days' prior notice and such revocation or termination shall not require the concurrence of the
Lessee;

                    (v) all fees, rent and other moneys due and payable to the
Port Authority and the Lessee (whether such amounts are paid or payable by the
Concession Manager as an operator at the Premises, or are collected or to be collected from the concession operators which amounts in turn shall be based on fees and rent paid or payable by the concession operators at the Premises) shall be held by the Concession Manager without deduction, credit or offset for arrearages and shall be held by it solely as described in this subparagraph and thereafter remitted by the Concession Manager on a monthly basis directly to the
Port Authority and the Lessee. Said Concession Manager is deemed a collection agent of the funds for the Port Authority and the Lessee to the extent of its interest and the Concession Manager has no ownership or possessory interest in such funds, which would otherwise be paid directly to the Port Authority and the
Lessee, other than as a trustee for the Port Authority to the extent of its interest. In accordance with the foregoing capacity as collection agent: (1) the
Concession Manager shall be deemed, and shall hold itself out as, a fiduciary vis-a-vis the Port Authority and the Lessee, (2) the Concession Manager shall hold all revenues received by, from or on behalf of concession operator or operations, as the case may be, in a separate account established in trust for the Port Authority and the Lessee in which the Concession Manager must not commingle such rent, fees and other moneys with any other funds, at an institution acceptable to the Port Authority having an office in the Port of New
York District and qualified to do business in the State of New York, (3)
Concession Manager shall obtain additional protections on behalf of the Port
Authority and the Lessee providing for access by the Port Authority and the
Lessee to the revenues on deposit in such account (to the extent of its interest) in the event of insolvency, appointment of a receiver, bankruptcy or creditors' liens affecting the Concession Manager, (4) the Concession Manager shall obtain insurance protecting against employee dishonesty, embezzlement, theft, and the like in amounts and otherwise in a form acceptable to the Port
Authority, and naming the Port Authority and the Lessee as additional loss payee thereunder, (5) the Concession Manager's fees to be paid by the Lessee may not be withheld at any time by the Concession Manager from the rentals, fees and other moneys due to the Port Authority, and (6) the Concession Manager shall comply with any other requirements of the Port Authority and any other reasonable requirements of the Lessee.

                    (vi) in the event of any inconsistency between the
concession manager agreement and this Lease, or between any retail sublease or retail license (the terms retail "sublease" and retail "license" being used interchangeably for purposes of Section 73 through Section 80, and the terms retail "sublessee", "licensee" and "concession operator", being used interchangeably for purposes of Section 73 through Section 80) and this Lease, or between the Concession Manager agreement and the agreement containing the
Port Authority consent thereto, or between a retail sublease and the agreement containing the Port Authority consent thereto, then in each and every such instance the Lease or the Port Authority consent agreement, as the case may be, shall supercede and control.

                                      244

                    (vii) Any and all monthly and annual reports which set forth
Gross Receipts (as defined herein, it being understood that the term Operator in such definition shall mean concession operator (whether a sublessee, licensee, concession operator or otherwise) for purposes of Sections 73 to 82), in the aggregate and on a concession operator-by-concession operator basis, shall be provided simultaneously directly to each of the Port Authority and the Lessee
(except not to the Lessee under Alternative 4). The Lessee shall provide, or shall cause to be provided, to the Port Authority the following: (1) on or before the twentieth (20th) day of each month following the commencement date of any consumer service operation a statement, certified by an authorized officer of the concession operator, of Gross Receipts arising out of operations of the concession operator under its consumer service agreement for the preceding month, and (2) on or before April 15 of each calendar year during the term of the consumer service agreement a statement of Gross Receipts arising out of the operations of the concession operator for the preceding year certified, at the concession operator's sole expense, by a certified public accountant. It is acknowledged that under Alternative 4, only the Lessee's Gross Receipts arising out of or relating to the consumer service program at the Premises (as opposed to the Lessee's aircraft operations) shall be the subject of monthly and annual reports.

               (3) Any Concession Manager shall have sufficient authority and support, staff and appropriate equipment, supplies and means to manage and administer those consumer service agreements and other agreements with the concession operators and other entities to which the Lessee is a party, or by which it is bound, relating to the consumer services program at the Premises, to monitor and compel performance by all concession operator and other entities and to serve as on-site liaison with the Port Authority. Said Concession Manager shall have the power and authority on behalf of the Lessee to resolve all operational issues concerning the consumer services program at the Premises but shall have no power or authority to amend or modify this Lease or any agreement embodying a Port Authority consent. In all events, an employee of the Lessee with managerial authority shall be available for a minimum time span of sixteen
(16) hours each day during concession operation hours to meet with Port
Authority representatives in person at the Premises and available at other times by telephone, with the ability in an emergency situation relating to retail concession matters to arrive at the Airport by car within two hours after being called.

               (4) Neither a Concession Manager nor any Affiliate thereof shall conduct or have any interest whatsoever in any entity conducting a consumer service operation in any Concession Area, unless the Port Authority has explicitly approved in writing specific exceptions after having been furnished such information as it may require and subject to such qualifications, conditions, limitations and restrictions as part of any such approval; provided, however, Alternative 3 contemplates that a concession manager may both manage and operate consumer service operations at the Premises and Alternative 4 contemplates that the Lessee would both manage and operate consumer service operations at the Premises.

               (5) The Lessee shall not knowingly either employ or permit the employment of any management, supervisory or other personnel of the Lessee
(including but not limited to such Concession Manager or any contractor or subcontractor, representative or agent of the Lessee), whose employment constitutes a conflict of interest or whose actions are inconsistent with the highest level of honesty, ethical conduct or public trust or are adverse to the

                                      245

public interest. Notwithstanding the foregoing, the Lessee shall be under no obligation to refrain from hiring any Person if to do so would be a violation of law, or to terminate any Person if to do so would be a violation of law or of any applicable right of such Person, contractual or otherwise.

               (6) Any agreement entered into between the Lessee and the Port
Authority to implement Alternative 4 shall contain no lower standards or lesser requirements for the Lessee's performance than those described in this Paragraph
(k).

          (l) Port Authority Fees:

               The fees, rent and other consideration paid or payable to the
Port Authority under Alternatives 1, 2, 3 and 4 shall be specifically consented to in all agreements entered into with the Port Authority, however without limiting the generality of the foregoing, such amounts shall be based on Gross
Receipts (it being understood that pursuant to Alternative 4 the Gross Receipts of the Lessee shall mean only those which arise out of or relate to the consumer service operations at the Premises as opposed to its aircraft operations at the
Premises). Under all of Alternatives 1, 2, 3 and 4, the Port Authority shall be paid no less than (1) twenty percent (20%) of the amounts paid or payable by each concession operator with respect to food and beverage concessions (pursuant to its agreement as consented to by the Port Authority) and (2) fifty percent
(50%) of the amounts paid or payable by each concession operator with respect to all other consumer services (pursuant to its agreement as consented to by the
Port Authority), it being understood the Lessee shall be deemed to be the concession operator under Alternative 4 and the specific fee/rental structure in such instance shall be as consented to in the Lessee's written agreement with the Port Authority. For purposes of this paragraph, concession operators shall include Additional Operators described in Section 80 and any concession manager under Alternative 3. Notwithstanding any specific references in Sections 74 and
76 to 80 to basic rent, percentage rent and fixed fees to be paid by concession operators, the amounts paid or payable by the concession operator under its agreement (and accordingly the fees, rent and other consideration which are the subject of this subparagraph (l)) shall include, and be deemed to include, without limitation, late fees and interest, liquidated damages, delinquency amounts, fines, retail display allowances and other promotional incentives, and the like, and shall exclude only rentals and fees which are strictly pass-through charges for expenses actually incurred by the Lessee (and its concession manager, if any); provided, however, that the Lessee (and its concession manager, if any) shall be prohibited from imposing or adding an administrative charge or other up-charge to such pass-through charges and expenses.

          (m) The Port Authority's permit or consent agreements with concession operators shall provide, and the Lessee's agreements (or the Concession
Manager's agreements) with concession operators, shall provide, that a breach or default by the concession operator in its obligations under one agreement shall also constitute a breach or default by the concession operator of its obligations under the other agreement. In the event of such breach or default, the Lessee shall enforce the payment obligations of the concession operator on behalf of the Lessee and the Port Authority, and exercise all necessary remedies in connection therewith; provided, however, that the same shall not limit or affect the rights of the Port Authority to enforce such payment obligations on behalf of both the Port Authority and the Lessee, and the Port Authority

                                      246

shall not be obligated to incur any expense or to commence any legal proceeding to enforce such payment obligations.

          (n) The provisions of Sections 74 and 77 through 81 hereof shall be understood in the context of Alternatives 1, 2, 3 and 4, defined in this
Section.

SECTION 74. RESTAURANT AND BAR

          (a) (i) The Lessee shall select and thereafter enter into a contract or agreement with one or more qualified restaurant operators (each such restaurant operator being hereinafter referred to in this Section as the
"Restaurant Operator") authorizing the Restaurant Operator to operate in the
Premises facilities for the sale of food, alcoholic and non-alcoholic beverages and similar items for consumption in the Premises, subject in all respects to
Section 73 hereof including, but not limited to, the requirement to obtain a permit from the Port Authority authorizing such Restaurant Operator to operate a restaurant service in a portion of the Premises hereunder.

               (ii) The agreement between the Restaurant Operator and the Lessee and the permit issued by the Port Authority may not call for any fixed rental or fee.

               (iii) The agreement between the Restaurant Operator and the
Lessee and the permit issued by the Port Authority to the Restaurant Operator shall require the Restaurant Operator to pay a percentage fee based upon the
Gross Receipts of the Restaurant Operator from the sale of food, alcoholic and non-alcoholic beverages, which fee shall be subject to the prior written approval of the Port Authority. It is hereby understood and agreed that at least
20% of the percentage fee paid or payable by the Restaurant Operator shall be paid to and retained by the Port Authority.

               (iv) There shall be no other payments by the Restaurant Operator to the Lessee except for appropriate payments for any electricity which may be furnished to the Restaurant Operator by the Lessee.

          (b) (i) The Lessee's agreement with the Restaurant Operator shall provide that any breach or default by the Restaurant Operator under its permit with the Port Authority shall also constitute a material event of default under said agreement with the Lessee and, without limiting the generality of any other provision of this Section, that in the event any of the terms, provisions, covenants and conditions of the Lessee's agreement with the Restaurant Operator shall be contrary to, or conflict or be inconsistent with, the terms, provisions, covenants and conditions of the permit issued by the Port Authority, the terms, provisions, covenants and conditions of the Port Authority Permit shall be controlling, effective and determinative.

               (ii) The Lessee's agreement with the Restaurant Operator shall cover the arrangements for the space to be used in for restaurant service within the Premises including the amount, type and location of the space.

               (iii) The agreement between the Lessee and the Restaurant
Operator shall include provisions covering the arrangements set forth in this
Section.

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          (c) In the event the Restaurant Operator selected by the Lessee to provide food, alcoholic and non-alcoholic beverages and similar items for sale and consumption on the Premises is the same concession operator providing in-flight meals to the Lessee and is a wholly owned subsidiary of the Lessee, the fees to be paid to the Port Authority shall apply only to the Gross Receipts of the Restaurant Operator from the sale of food, alcoholic and non-alcoholic beverages on the Premises.

SECTION 75. VENDING MACHINES, PUBLIC TELEPHONES, ADVERTISING DISPLAYS

          (a) If requested by the Lessee the Port Authority, by itself or through contractors, lessees, or permittees, shall install and maintain in the
Premises vending machines, public telephones, and/or advertising displays, at such locations and to such extent as requested by the Lessee.

          (b) The Port Authority shall require its contractors, lessees, or permittees to pay a fee, which may be a percentage fee subject to a minimum amount, based upon the Gross Receipts received from such vending machines, public telephones, and advertising displays or a fixed fee.

          (c) The Port Authority shall provide in its agreement for the Lessee to be remitted an annual fee equivalent to fifty percent (50%) of the fee payable by its advertising contractors, lessees, or permittees and the 50%
balance shall be paid to and retained by the Port Authority. No fees are to be remitted to the Lessee relating to vending machines and public telephones.

SECTION 76. INSURANCE COVERING AIR TRANSPORTATION

          (a) The Port Authority may enter into permits with qualified insurance vendors requiring such vendors to sell or arrange for the sale, at the Premises, of insurance covering air transportation, of such types and coverages as may be required by the Lessee.

          (b) (i) Both the agreement between the Lessee and the insurance vendor and the permit to be issued by the Port Authority shall include provisions covering the arrangements set forth in this Section including without limitation that: (1) if the Lessee so requests, the vendor shall provide a general information service to the public; and (2) the vendor shall not be required to provide a counter for the sale of insurance if, in its opinion, there will be insufficient patronage to support such a counter; and (3) the vendor shall not be required to continue to provide at any designated location vending machines for the sale of insurance when the gross premiums from any such machines at any such location is less than $200 per month, provided, however, if twenty-four
(24) hour counter coverage is not provided there shall be at least one machine in the Premises; and (4) the provisions of insurance policies and the minimum coverage offered shall be acceptable to the Lessee.

                    (ii) The contract between the insurance vendor and the Port
Authority and between the insurance vendor and the Lessee shall provide that such vendor shall pay a fixed basic rental for the space occupied by such vendor in the Premises in connection with

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the sale of such insurance. The amount of the fixed basic rental to be paid by the vendor shall be agreed upon between the Port Authority and the Lessee.

                    (iii) The contract and the permit shall further provide that the vendor shall pay an amount equal to a percentage of the vendor's gross premiums from the sale of such insurance, less the amount of any fixed basic rental paid by the vendor. Fifty percent (50%) of the basic rental and percentage fees payable by the insurance vendor shall be paid to and retained by the Port Authority.

                    (iv) There shall be no payments by the insurance vendor to the Lessee for any utilities which may be furnished to the insurance vendor by the Lessee.

          (c) The location of insurance counters and insurance vending machines shall be determined by the Lessee subject to the approval of the Port Authority and in accordance with the Lessee's comprehensive plan. The Lessee shall not require unreasonably frequent moves of insurance counters and insurance vending machines hereunder.

SECTION 77. NEWSSTANDS

          (a) (i) The Lessee shall select and thereafter enter into an agreement or agreements with a qualified newsstand operator or operators (each such newsstand operator being hereinafter referred to in this Section as the
"Newsstand Operator") authorizing such operators to operate newsstands in the
Premises for the sale at retail of such of the following items as may be approved by the Port Authority: newspapers, magazines, cigarettes, cigars and other tobacco supplies, candy, chewing gum, playing cards and paper-bound books, to the extent required by the Lessee, subject in all respects to Section 73 hereof including, but not limited to, the requirement to obtain a permit from the Port Authority authorizing such Newsstand Operator to operate a newsstand service in a portion of the Premises hereunder. The Port Authority shall require such operator or operators to sell at retail from its or their locations, such other items or furnish such other services as may be approved by the Port
Authority and as are requested by the Lessee.

               (ii) The agreement between the Newsstand Operator and the Lessee and the permit issued by the Port Authority to the Newsstand Operator shall require the Newsstand Operator(s) to pay a fixed basic rental for the space occupied by such Newsstand Operator in the Premises in connection with the operation of the newsstand. The amount of the fixed basic rental to be paid by the Newsstand Operator(s) shall be agreed upon between the Port Authority and the Lessee.

               (iii) The agreement and permit with the Newsstand Operator(s)
shall further require the Newsstand Operator to pay a percentage fee of the
Gross Receipts derived by the Newsstand Operator from all sales made by the
Newsstand Operator less the amount of the basic rental paid by the Newsstand
Operator. Fifty percent (50%) of the basic rental and percentage fees payable by the Newsstand Operator shall be paid to and retained by the Port Authority.

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               (iv) The Lessee's agreement with the Newsstand Operator(s) shall further provide that the Newsstand Operator will be permitted to sell at retail only such merchandise as is normally sold at newsstands in operation at Port
Authority Airports. If there is a demand or need by travelers and other users of the Premises for other merchandise and there is no other tenant, permittee or licensee of the Port Authority available to provide such merchandise the scope of the newsstand's operation may be increased; provided, however, that no merchandise objectionable to the Lessee or the Port Authority shall be sold.

               (v) There shall be no payments by the Newsstand Operator to the
Lessee for any utilities which may be furnished to the Newsstand Operator by the
Lessee.

          (b) The agreement between the Lessee and the Newsstand Operator shall include provisions covering the arrangements set forth in this Section.

          (c) The Lessee's agreement with the Newsstand Operator shall provide that any breach or default by the Newsstand Operator under its permit with the
Port Authority shall also constitute a material event of default under said agreement with the Lessee and, without limiting the generality of any other provision of this Section, that in the event any of the terms, provisions, covenants and conditions of the Lessee's agreement with the Newsstand Operator shall be contrary to, or conflict or be inconsistent with, the terms, provisions, covenants and conditions of the permit issued by the Port Authority, the terms, provisions, covenants and conditions of the Port Authority Permit shall be controlling, effective and determinative.

          (d) The Lessee agrees that it shall furnish to the Newsstand Operator sufficient and suitable space for conducting and carrying on its aforesaid operation. The Lessee shall furnish without additional charge, a reasonable amount of storage space for the use of the Newsstand Operator. The location of newsstands and appropriate storage space for the use of the Newsstand
Operator(s) shall be determined by the Lessee subject to the approval of the
Port Authority and in accordance with the Lessee's comprehensive plan.

SECTION 78. FOREIGN CURRENCY EXCHANGE

          (a) (i) The Lessee shall select and thereafter enter into an agreement or agreements with a qualified foreign currency exchange operator or operators
(which Person or entity is sometimes hereinafter referred to as the "Currency
Exchange Operator") providing for the Currency Exchange Operator to operate an establishment in the Premises for the exchange, purchase and sale of domestic and foreign currencies (hereinafter called the "Foreign Currency Exchange
Service"), subject in all respects to Section 73 hereof including, but not limited to, the requirement to obtain a permit from the Port Authority authorizing such Currency Exchange Operator to operate a Foreign Currency
Exchange Service.

               (ii) The agreement between the Currency Exchange Operator and the
Lessee and the permit issued by the Port Authority to the Currency Exchange
Operator shall not call for any fixed rental or fee.

               (iii) The agreement and permit with the Currency Exchange
Operator shall further require the Currency Exchange Operator to pay a percentage fee of the Gross

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Receipts derived by the Currency Exchange Operator from all sales made by the
Currency Exchange Operator. Fifty percent (50%) of the percentage fees payable by the Currency Exchange Operator shall be paid to and retained by the Port
Authority.

                    (iv) There shall be no payments by the Currency Exchange
Operator to the Lessee for any utilities which may be furnished to the Currency
Operator by the Lessee.

          (b) The agreement between the Lessee and the Currency Exchange
Operator shall include provisions covering the arrangements set forth in this
Section.

          (c) The Lessee's agreement with the Currency Exchange Operator shall provide that any breach or default by the Currency Exchange Operator under its permit with the Port Authority shall also constitute a material event of default under said agreement with the Lessee and, without limiting the generality of any other provision of this Section, that in the event any of the terms, provisions, covenants and conditions of the Lessee's agreement with the Currency Exchange
Operator shall be contrary to, or conflict or be inconsistent with, the terms, provisions, covenants and conditions of the permit issued by the Port Authority, the terms, provisions, covenants and conditions of the Port Authority Permit shall be controlling, effective and determinative.

          (d) The Lessee agrees that it shall furnish to the Currency Exchange
Operator sufficient and suitable space for conducting and carrying on its aforesaid operation.

SECTION 79. RETAIL BANKING

          (a) (i) The Lessee shall select and thereafter enter into an agreement or agreement with a qualified retail banking operator or operators (which Person or entity is sometimes hereinafter referred to as the "Retail Bank Operator")
providing for such Retail Bank Operator to operate a service, within Concession
Areas, performing one or more of the following functions as agreed between them:
the maintaining of accounts, receipt and/or disbursement of funds and including automatic teller machine service and foreign currency exchange (hereinafter called the "Retail Banking Service"), subject in all respects to Section 73 hereof including, but not limited to, the requirement to obtain a permit from the Port Authority authorizing such Retail Bank Operator to operate a Retail
Banking Service.

               (ii) The agreement between the Retail Bank Operator and the
Lessee and the permit issued by the Port Authority to the Retail Bank Operator shall require the Retail Bank Operator to pay a fixed rental for the space occupied by such Retail Bank Operator in the Premises in connection with the operation of the Retail Banking Service. The amount of the fixed rental to be paid by the Retail Bank Operator shall be agreed upon between the Port Authority and the Lessee. Fifty percent (50%) of such fix rental payable by the Retail
Bank Operator shall be paid to and retained by the Port Authority.

               (iii) There shall be no payments by the Retail Bank Operator to the Lessee for any utilities which may be furnished to the Retail Bank Operator by the Lessee.

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          (b) The agreement between the Lessee and the Retail Bank Operator shall include provisions covering the arrangements set forth in this Section.

          (c) The Lessee's agreement with the Retail Bank Operator shall provide that any breach or default by the Retail Bank Operator under its permit with the
Port Authority shall also constitute a material event of default under its agreement with the Lessee and, without limiting the generality of any other provision of this Section, that in the event any of the terms, provisions, covenants and conditions of the Lessee's agreement with the Retail Bank Operator shall be contrary to, or conflict or be inconsistent with, the terms, provisions, covenants and conditions of the permit issued by the Port Authority, the terms, provisions, covenants and conditions of the Port Authority Permit shall be controlling, effective and determinative.

          (d) The Lessee agrees that it shall furnish to the Retail Bank
Operator sufficient and suitable space for conducting and carrying on its aforesaid operation.

SECTION 80. OTHER CONSUMER SERVICES

          (a) If the Lessee requests that additional consumer services be provided in the Premises for the sale of other items or the furnishing of other services, the Lessee shall either (i) request that the Port Authority secure qualified tenants, permittees or licensees (hereinafter each referred to as the
"Additional Operator"), to furnish such consumer services and the Port Authority shall endeavor to secure such Additional Operator and to enter into contracts or agreements with such Additional Operator requiring it to furnish the item or services to the extent required by the Lessee, or (ii) notify the Port Authority in writing that the Lessee is seeking such Additional Operator (including the proposed contractual arrangements, if any, between the Lessee and the proposed
Additional Operator), satisfactory to the Port Authority and subject to its approval, provided that the Lessee complies with all the terms and provisions of
Section 73 hereof, including without limitation its prior submittal to the Port
Authority of an updated comprehensive plan for consumer services covering such proposed Additional Operator in accordance with and subject to said Section 73, and in compliance with the provisions covering the selection of the Additional
Operator as described in Sections 73 (c) and 73(j) hereof and also subject to
Sections 64, 81 and 82 hereof.

          (b) Each such Additional Operator must enter into an appropriate contractual arrangement with the Port Authority, as described in Sections 73(c)
and 73(j) hereof, including without limitation an appropriate Port Authority permit authorizing such Additional Operator to operate the consumer services at the Premises.

          (c) (i) The agreement between the Additional Operator and the Lessee and the permit issued by the Port Authority to the Additional Operator shall require the Additional Operator(s) to pay a fixed basic rental for the space occupied by such Additional Operator in the Premises in connection with the furnishing of consumer services. The amount of the fixed basic rental to be paid by the Additional Operator(s) shall be agreed upon between the Port Authority and the Lessee.

                    (ii) The agreement and permit with the Additional
Operator(s) shall further require the Additional Operator to pay a percentage fee based upon the Gross

                                      252

Receipts derived by the Additional Operator from the operation of such consumer service, less the amount of the basic rental paid by the Additional Operator.
Fifty percent (50%) of the basic rental and percentage fees payable by the
Additional Operator shall be paid to and retained by the Port Authority.

                    (iii) There shall be no payments by the Additional Operator to the Lessee for any utilities which may be furnished to the insurance vendor by the Lessee.

          (d) The agreement between the Lessee and the Additional Operator shall include provisions covering the arrangements set forth in this Section.

          (e) The Lessee's agreement with the Additional Operator shall provide that any breach or default by the Additional Operator under its permit with the
Port Authority shall also constitute a material event of default under said agreement with the Lessee and, without limiting the generality of any other provision of this Section, that in the event any of the terms, provisions, covenants and conditions of the Lessee's agreement with the Additional Operator shall be contrary to, or conflict or be inconsistent with, the terms, provisions, covenants and conditions of the permit issued by the Port Authority, the terms, provisions, covenants and conditions of the Port Authority permit shall be controlling, effective and determinative.

          (f) Notwithstanding the foregoing provisions of paragraphs (a), (b)
and (c) above, the contract between the Port Authority and the Additional
Operator may provide that the Additional Operator will pay to each of the Port
Authority and the Lessee a basic minimum rental plus a percentage of Gross
Receipts (with or without an annual exemption amount) to be shared equally between the Port Authority and the Lessee and will also pay to the Lessee an equal amount as such basic minimum rental, with such payments of the basic minimum rental and percentage fee to be made by the Additional Operator directly to the Port Authority and directly to the Lessee.

          (g) The Additional Operator will furnish and install at its expense all necessary fixtures, stands, counters and equipment required in connection with its operation and all construction work necessary to accommodate such installations.

          (h) The Port Authority may require the contract with the Additional
Operator to include limitations as to the scope of the activities of such
Additional Operator in light of the availability of similar services in the concession area or Premises.

          (i) The Lessee understands and agrees that it may not itself nor will the Port Authority install or cause to be installed coin-operated lockers on the
Premises.

SECTION 81. SUBLETTING OF THE PREMISES FOR CONSUMER SERVICES

          (a) Irrespective of whether the Persons selected in accordance with this Agreement to furnish the consumer services set forth in Sections 74, 75,
76, 77, 78, 79, and 80 hereof have contracts with or are contractors or permittees of the Port Authority, the Lessee may require that such Persons enter into separate agreements or subleases with the Lessee as a condition precedent to the occupancy of space within and the operation of such establishments

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upon the Premises, provided, however, that all such Persons must have first obtained a permit from the Port Authority authorizing them to operate such establishments. The terms and provisions of the said agreements or subleases shall not be inconsistent with the terms of this Agreement except that the same may provide for cancellation by the Lessee on short notice in the event the services furnished by such Persons are unsatisfactory to the Lessee.

          (b) Section 73(j) shall fully apply with respect to subleases and other agreements entered into between the Lessee and a Person pursuant to this
Section, including but not limited to the requirement of such Persons to pay to the Port Authority a fee, with such fee not in any event to exceed the fees or charges that would be retained by the Port Authority if their respective establishments were operated by regular concession operators of the Port
Authority.

SECTION 82. OBLIGATIONS IN CONNECTION WITH CONSUMER SERVICES AGREEMENTS

          The Port Authority shall administer all contracts and agreements with its tenants, licensees or permittees furnishing consumer services at the
Premises. The Port Authority does not guarantee the payments of rentals and fees required to be paid by the tenant, licensee, permittee, concession operator or operator pursuant to the provisions of Sections 74, 75, 76, 77, 78, 79 and 80 hereof and shall have no obligation to the Lessee to make any payments to the
Lessee under any circumstances. Each of the Port Authority and the Lessee, with respect to its own contracts and agreements for consumer services at the
Premises, if so requested by the other party, will advise the other party of all accounts remaining delinquent for more than sixty (60) days and will consult with the other party as to the appropriate steps to effect collection. A default by the Port Authority in observing the provisions of the preceding sentence shall not result in the imposition of any liability on the Port Authority with respect to the Lessee.

SECTION 83. TERMINATION BY THE LESSEE

          (a) If any one or more of the following events shall occur:

               (1) If the Lessee shall be prevented from operating its air transportation system to and from the Airport by reason of its inability to use a substantial part of all of the Runways and Taxiways,

                    (i) for a period of longer than thirty (30) consecutive
days, resulting from any condition of the Airport not due to the fault of the
Lessee; or

                    (ii) for a period of longer than ninety (90) consecutive
days, resulting from a permanent injunction issued by any court of competent jurisdiction; or

                    (iii) for a period of longer than ninety (90) consecutive
days, resulting from any order, rule or regulation of the Federal Aviation
Administration, or other governmental agency having jurisdiction over the operations of the Lessee with which the Lessee is unable to comply at reasonable cost or expense; or

                                      254

               (2) The Port Authority shall fail to perform any of its
obligations under this Lease within twenty (20) days after receipt of notice of default thereunder from the Lessee (except where fulfillment of its obligation requires activity over a period of time and the Port Authority shall commence to perform whatever may be required for fulfillment within twenty (20) days after the receipt of notice and continues such performance without interruption, except for causes beyond its control);

then upon the occurrence of any such event or at any time thereafter during the continuance of the condition, the Lessee may by twenty (20) days' notice terminate the letting, such termination to be effective upon the date set forth in such notice and to have the same effect as if the term of the letting had on that date expired. No waiver by the Lessee of any default on the part of the
Port Authority in performance of any of the terms, covenants or conditions hereof to be performed, kept or observed by the Port Authority shall be or be construed to be a waiver by the Lessee of any other or subsequent default in performance of any of the said terms, covenants and conditions.

          (b) The payment of rentals by the Lessee for the period or periods after the Lessee shall have a right to terminate under this Section but before any such default of the Port Authority has been cured, shall not be or be construed to be a waiver by the Lessee of any such right of termination.

          (c) The rights of termination described above shall be in addition to any other rights of termination provided in this Agreement and in addition to any rights and remedies that the Lessee would have at law or in equity consequent upon any breach of this Agreement by the Port Authority, and the exercise by the Lessee of any right of termination shall be without prejudice to any other such rights and remedies.

SECTION 84. MEMORANDUM OF AGREEMENT

          (a) The Lessee agrees that it shall, subject to the terms and conditions of Section 33 hereof, install, operate and maintain at its sole cost and expense a minimum of two (2) electronic ticketing kiosks in Building No. 60 upon notice to do so from the Port Authority at such locations as shall be set forth in such notice and shall monitor the usage of such kiosks, all in compliance with the MOA. Further, the Lessee shall provide public access between the Premises and Building No. 60 through the Flight Wing I Tube and the Flight
Wing II Tube during such hours as shall be required by the Port Authority in its sole discretion including without limitation all appropriate signing as required by the Port Authority and the MOA. The Lessee shall operate and maintain all equipment and utilities serving the Flight Wing 1 Tube that it installed as part of the Redevelopment Work, the access doors to the vestibules in which the
Flight Wing 1 Tube and the Flight Wing II Tube terminate, and all vertical circulation equipment providing access to the Flight Wing I Tube and the Flight
Wing II Tube.

          (b) The Lessee shall cooperate and coordinate with the Port Authority in the Port Authority's compliance with the MOA as such compliance pertains and relates to the Redevelopment Work, the Premises and the Lessee's operations thereat and further the Lessee shall cooperate and coordinate with any Person that is leasing, using, operating, restoring or occupying Building No. 60 with the permission of the Port Authority in providing access to and

                                      255

from the Premises and the Flight Wing Tubes, the installation, operation and maintenance of the kiosks referred to in paragraph (a) of this Section.

          (c) Notwithstanding anything to the contrary elsewhere in this Lease, including without limitation Section 10 hereof, the Lessee shall maintain any portions of Building No. 60, including without limitation the "trumpets", that are incorporated into the New Passenger Terminal (the "Historic Elements") in good condition and as required by the MOA and any governmental requirement, law, rule or regulation, such as, but not limited to, preparing maintenance and preservation guidelines for the treatment of the Historic Elements. The guidelines shall address the replacement and repair of the Historic Elements, on-going maintenance and cleaning. The guidelines shall prescribe periodic inspections and maintenance of the Historic Elements on a five-year cycle. The guidelines shall be submitted to the Port Authority for review and approval promptly following the Terminal Work Completion Date. Further, after the
Terminal Work Completion Date, the Lessee shall perform an inspection of the
Historic Elements every five years in accordance with the foregoing maintenance and preservation guidelines as approved by the Port Authority and submit a certified copy of the report to the Port Authority for approval. The inspection shall be conducted by an architect or engineer experienced in the restoration of historic structures.

SECTION 85. NO WAIVER BY THE LESSEE

          No failure by the Lessee to insist upon the strict performance of any agreement, term, covenant or condition of the Lease or to exercise any right or remedy consequent upon a breach or default thereof, and no extension, supplement or amendment of the Lease during or after a breach thereof, unless expressly stated to be a waiver, and no payment to the Port Authority of rentals, fees, charges or other payments in whole or in part after or during the continuance of any such breach or default, shall constitute a waiver of any such breach or default of such agreement, term, covenant or condition. No agreement, term, covenant or condition of the Lease to be performed or complied with by the Port
Authority, and no breach or default thereof, shall be waived, altered or modified except by a written instrument executed by the Lessee. No waiver by the
Lessee of any default or breach on the part of the Port Authority in performance of any agreement, term, covenant or condition of this Lease shall affect or alter the Lease, but each and every agreement, term, covenant and condition thereof shall continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

SECTION 86. ROADS-NO RESTRICTION OF PORT AUTHORITY RIGHT

          Neither the provisions of Section 2 hereof entitled "Construction by the Lessee", nor the construction thereunder by the Lessee of any roadways located off of the Premises nor any payment of costs thereof by the Lessee shall prevent or restrict the right of the Port Authority to designate or to not designate, at its sole discretion, such roadways as part of the Air Terminal
Highways, upon the Lessee's completion of the construction thereof, and to make the same available to the general public for general or limited highway in accordance with and subject to its policy or policies governing or which may govern such matters.

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SECTION 87. PORT AUTHORITY PAYMENTS FOR THE COST OF THE REDEVELOPMENT WORK

          (a) For the purposes of this Lease, the following terms shall have the respective meanings provided below:

               (1) "Allocable Elements of Work" shall mean the Airside Civil
Work, the Landside Civil Work, the Passenger Terminal Work, the Parking Garage
Work and the Terminal 5 AirTrain Connector Work.

               (2) "Building No. 60 AirTrain Connector Work" shall mean the work to plan, design, and construct an enclosed or covered connector from the
Terminal 5/6 AirTrain Station to Building No. 60 which meets the requirements of the MOA as determined by the Port Authority.

               (3) "Carrying Cost" shall mean an amount equal to the capitalized
"Financial Expense" of the Port Authority attributed to the Cost of the Lessee's
Redevelopment Work Elements as such Financial Expense is computed and recorded by the Port Authority's accounting system.

               (4) "Cost of the Airside Civil Work" shall mean the sum of the following amounts, and such amounts only, actually paid or payable by the Lessee to the extent that the inclusion of the same is permitted by generally accepted accounting practices consistently applied (it being understood that the Cost of the Airside Civil Work shall in no event include any of the Cost of the Lessee's
$80 Million Work or any of the Temporary Facilities Cost or any of the Lessee's
Shared Environmental Costs):

                    (aa) amounts actually paid or payable by the Lessee to
     independent third party contractors for work actually performed, labor actually furnished, and materials and equipment actually furnished and installed (except as otherwise approved by the Port Authority pursuant to paragraph (m) of this Section) in connection with the Airside Civil Work
     (all such amounts in this Item A being herein referred to as the "Airside
     Civil Work Item A Costs"); and

                    (bb) Soft Costs directly charged or allocated to the Cost of the Airside Civil Work pursuant to paragraph (k) of this Section; and

                    (cc) General Construction Costs directly charged or
     allocated to the Cost of the Airside Civil Work pursuant to paragraph (l)
     of this Section.

               (5) "Cost of the Building No. 60 AirTrain Connector Work" shall mean an amount equal to the actual costs of the Building No. 60 AirTrain
Connector Work as computed and recorded by the Port Authority's accounting system including without limitation the lump sum amount for the Port Authority
Requested Change Order covering such work, or in the event the parties cannot agree on the lump sum amount, the cost of the work as determined by time and materials in an amount not to exceed an agreed upon maximum cost for the
Building No. 60 AirTrain Connector Work, provided, however, if the Cost of the
Building No. 60

                                      257

AirTrain Connector Work shall not have been determined on or prior to the Final
Payment Date, the Cost of the Building No. 60 AirTrain Connector Work shall mean an amount equal to the sum of the actual costs of the Building No. 60 AirTrain
Connector Work as computed and recorded by the Port Authority's accounting system as of the Final Payment Date and the cost estimate for the all or the remainder of the Cost of the Building No. 60 AirTrain Connector Work, as the
case shall be, as determined by the Chief Engineer of the Port Authority. The
Port Authority shall provide to the Lessee the amount of the Cost of the
Building No. 60 AirTrain Connector Work if requested by the Lessee in a notice given by the Lessee on or after the Final Payment Date, such estimate to be provided by the Port Authority to the Lessee within ninety (90) days's after the
Port Authority's receipt of such notice.

               (6) "Cost of the Landside Civil Work" shall mean the sum of the following amounts, and such amounts only, actually paid or payable by the Lessee to the extent that the inclusion of the same is permitted by generally accepted accounting practices consistently applied (it being understood that the Cost of the Landside Civil Work shall in no event include any of the Cost of the
Lessee's $80 Million Work or any of the Temporary Facilities Cost or any of the
Lessee's Shared Environmental Costs):

                    (aa) amounts actually paid or payable by the Lessee to
     independent third party contractors for work actually performed, labor actually furnished and materials and equipment actually furnished and installed (except as otherwise approved by the Port Authority pursuant to paragraph (m) of this Section) in connection with the Landside Civil Work
     (all such amounts in this Item (aa) being herein referred to as the
     "Landside Civil Work Item A Costs"); and

                    (bb) Soft Costs directly charged or allocated to the Cost of the Landside Civil Work pursuant to paragraph (k) of this Section; and

                    (cc) General Construction Costs directly charged or
     allocated to the Cost of the Landside Civil Work pursuant to paragraph (l)
     of this Section.

               (7) "Cost of the Lessee's Redevelopment Work Elements" shall mean an amount equal to the sum of the Cost of the Airside Civil Work, the Cost of
the Landside Civil Work, the Cost of the Parking Garage Work, the Cost of the
Passenger Terminal Work, the Cost of the Terminal 5 AirTrain Connector Work, the
Lessee's Shared Environmental Costs, the Lessee's Administrative Amount, the
Cost of Port Authority Construction Inspection, the Cost of Port Authority
Garage Materials Inspection and the Carrying Cost, provided, however, the Cost of the Lessee's Redevelopment Work Elements shall in no event include any of the
Cost of the Lessee's $80 Million Work or any of the Temporary Facilities Cost.

               (8) The "Cost of the MOA Curtain Wall Work" shall mean the lesser of the amounts set forth in subparagraph (aa) below and the amounts set forth in subparagraph (bb) below, and such amounts only, to the extent that the inclusion of the same is permitted by generally accepted accounting practices consistently applied (it being understood that the Cost of the MOA Curtain Wall Work shall in no event include any of the Cost of the Lessee's $80 Million Work or any of the
Temporary Facilities Cost):

                                      258

                    (aa) amounts actually paid or payable by the Lessee to
     independent third party contractors for work actually performed, labor actually furnished and materials and equipment actually furnished and installed in connection with the construction of that portion of the facade and curtain wall of the New Passenger Terminal which faces Building No. 60 in excess of $75.00 per square foot, but only if such excess costs are required solely to satisfy the requirements of the MOA and paragraph (c) of
     Section 2 of this Lease, and

                    (bb) amounts actually paid or payable by the Lessee to
     independent third party contractors for work actually performed, labor actually furnished and materials and equipment actually furnished and installed in connection with the construction of that portion of the facade and curtain wall of the New Passenger Terminal which faces Building No. 60 in excess of the estimated cost of thereof as shown and specified in the work and materials of the facade and curtain wall proposed by JetBlue in the 100% contract drawings dated 8/12/05 as such estimated cost shall be determined by the Chief Engineer of the Port Authority, but only if such excess costs are required solely to satisfy the requirements of the MOA and paragraph (c) of Section 2 of this Lease.

               (9) "Cost of the Parking Garage Work" shall mean the sum of the following amounts, and such amounts only, actually paid or payable by the Lessee to the extent that the inclusion of the same is permitted by generally accepted accounting practices consistently applied (it being understood that the Cost of the Parking Garage Work shall not include any of the Lessee's Shared
Environmental Costs, any of the Cost of the Lessee's $80 Million Work or any of
the Temporary Facilities Costs):

                    (aa) amounts actually paid or payable by the Lessee to
     independent third party contractors for work actually performed, labor actually furnished, and materials and equipment actually furnished and installed (except as otherwise approved by the Port Authority pursuant to paragraph (m) of this Section) in connection with the Parking Garage Work
     (all such amounts in this Item (aa) being herein referred to as the
     "Parking Garage Work Item A Costs"); and

                    (bb) Soft Costs directly charged or allocated to the Cost of the Parking Garage Work pursuant to paragraph (k) of this Section; and

                    (cc) General Construction Costs directly charged or
     allocated to the Cost of the Parking Garage Work pursuant to paragraph (l)
     of this Section.

               (10) "Cost of the Passenger Terminal Work" shall mean the sum of the following amounts, and such amounts only, actually paid or payable by the
Lessee to the extent that the inclusion of the same is permitted by generally accepted accounting practices consistently applied (it being understood that the
Cost of the Passenger Terminal Work shall in no event include any of the Cost of the Lessee's $80 Million Work, any of the Temporary Facilities Cost, any of the
Cost of the MOA Curtain Wall Work or any of the Lessee's Shared Environmental
Costs):

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                    (aa) amounts actually paid or payable by the Lessee to
     independent third party contractors for work actually performed, labor actually furnished and materials and equipment actually furnished and installed (except as otherwise approved by the Port Authority pursuant to paragraph (m) of this Section) in connection with the Passenger Terminal
     Work (all such amounts in this Item (aa) being herein referred to as the
     "Passenger Terminal Work Item A Costs"), provided, however, Passenger
     Terminal Work Item A Costs shall not include any of the Lessee's $80
     Million Work, any of the Temporary Facilities Work, any of the Cost of the
     MOA Curtain Wall Work or any of the work included in the Lessee's Shared
     Environmental Costs;

                    (bb) Soft Costs directly charged or allocated to the Cost of the Passenger Terminal Work pursuant to paragraph (k) of this Section; and

                    (cc) General Construction Costs directly charged or
     allocated to the Cost of the Passenger Terminal Work pursuant to paragraph
     (l) of this Section.

               (11) "Cost of Port Authority Construction Inspection" shall mean the lesser (i) Three Million Five Hundred Thousand Dollars and No Cents
($3,500,000.00) and (ii) the product derived by multiplying the amount of Three
Million Five Hundred Thousand Dollars and No Cents ($3,500,000.00) by a fraction the numerator of which shall be the Cost of the Lessee's Redevelopment Work
Elements and the denominator of which shall be $662,919,994.00.

               (12) "Cost of the Port Authority Redevelopment Work Elements"
shall mean an amount equal to the sum of the Port Authority's Eligible Below
Ground Asbestos Disposal Costs, the Port Authority's Shared Soil Disposal Costs,
the Port Authority's Incremental Dewatering Costs, the Port Authority's Backfill
Costs, the Port Authority's Non-shared Soil Disposal Costs and the Net Cost of
Port Authority Requested Change Orders.

               (13) "Cost of Port Authority Garage Materials Inspection" shall mean the lesser of: (x) the amount of Seven Hundred Fifty Thousand Dollars and
No Cents ($750,000,00) and (y) the cost of the Port Authority for materials inspections for the Parking Garage Work, excluding HVAC, elevators, escalators and surveys, as such cost is computed and recorded by the Port Authority's accounting system.

               (14) "Cost of Port Authority Requested Change Order" shall mean for each Port Authority Requested Change Order and "Cost of Port Authority
Requested Change Orders" shall collectively mean for all Port Authority
Requested Change Orders (it being understood between the parties that if the MOA
Curtain Wall Work and/or the MOA Flight Wing II Work and/or the Building No. 60
AirTrain Connector Work are performed by the Lessee, such work shall be performed pursuant to a Port Authority Requested Change Order) either (x) the all inclusive lump sum amount agreed to by the Lessee and the Port Authority for the work required of such Port Authority Requested Change Order or (y) in the event the parties cannot agree on the lump sum amount, the cost of the work as determined by time and materials, not to exceed an agreed upon maximum cost, actually paid or payable by the Lessee plus Port

                                      260

Authority Delay Costs , provided, however, and notwithstanding the foregoing, if the work, materials or equipment covered by a Port Authority Requested Change is part of the Element Budget for the Cost of the Lessee's Redevelopment Work
Elements, then only the incremental cost of such Port Authority Requested Change
Order shall be included in any Cost of the Port Authority Requested Change Order
or in the Cost of the Port Authority Redevelopment Work Elements and the
remainder of the amounts paid or payable under such Port Authority Requested
Change Order shall be included in the Cost of the Lessee's Redevelopment Work
Elements.

               (15) "Cost of the Lessee's $80 Million Work" shall mean the amounts, and such amounts only, actually paid or payable by the Lessee to the extent that the inclusion of the same is permitted by generally accepted accounting practices consistently applied (it being understood that the Cost of the Lessee's $80 Million Work shall in no event include any of the Temporary
Facilities Cost, any of the Cost of the MOA Curtain Wall Work or any of the
Lessee's Shared Environmental Costs):

                    (aa) the lesser of the amount of Sixty-eight Million Four
     Hundred Thousand Dollars and No Cents ($68,400,000.00) and the amount actually paid or payable by the Lessee to independent third party contractors for work actually performed, labor actually furnished and materials and equipment actually furnished and installed (except as otherwise approved by the Port Authority pursuant to paragraph (m) of this
     Section) in connection with the Lessee's $80 Million Work ;

                    (bb) an amount equal to five percent (5%) of the amounts in
     (aa) (the Lessee's $80 Million Work Soft Costs"); and

                    (cc) an amount equal to twelve percent (12%) of the amounts in (aa) (the Lessee's $80 Million Work General Construction Costs");

as the above mentioned amounts are evidenced by a notarized certificate of a responsible fiscal officer of the Lessee and delivered to the Port Authority on or before the Tentative Final Certificate Date, which certificate shall:

                    (aa) set forth, in reasonable detail, the amounts paid to
     specified independent third party contractors and the amount of payments made to other specified Persons for the Lessee's $80 Million Work and identify and explain how these amounts are excluded from the amount of Item
     A Costs for the purpose of determining the Cost of the Redevelopment Work;

                    (bb) have attached thereto reproduction copies or duplicate originals of the invoices of such independent third party contractors and other Persons and an acknowledgment by such independent contractors and other Persons of the receipt by them of such amounts and payments;

                    (cc) set forth the amounts of the Lessee's $80 Million Work
     Soft Costs and the Lessee's $80 Million Work General Construction Costs and
     identify and explain how these amounts are to be excluded from the amount of the Soft Costs and

                                      261

     the amount of the General Construction Costs for the purpose of determining the Cost of the Redevelopment Work; and

                    (dd) certify that the amounts and payments therein set forth constitute all or a portion of the Lessee's $80 Million Work and that none of the amounts and payments have been or will be included in the Cost of the Redevelopment Work or in any of the certificates submitted by the
     Lessee pursuant to paragraph (d) of this Section.

The Cost of the Lessee's $80 Million Work shall include only Shell Completion
Work performed by the Lessee in accordance with all the terms and provisions of this Lease and on or prior to the Tentative Final Certificate Date. It is specifically understood and agreed that the Lessee's $80 Million Work shall not include any payment or payments on account of any administrative or other overhead costs of the Lessee whether or not allocated to the Lessee's $80
Million Work by the Lessee's own accounting practices.

               (16) "Cost of the Redevelopment Work" shall mean an amount equal to the sum of (i) the Cost of the Port Authority Redevelopment Work Elements,
(ii) the Port Authority's Share of the Cost of the Lessee's Redevelopment Work
Elements and (iii) the Port Authority's Share of the Lessee's Project
Contingency Costs, provided, however, as used in paragraphs (c), (d) and (g) of this Section with respect to amounts that the Port Authority is to pay the
Lessee, "Cost of the Redevelopment Work" shall be deemed to not include Carrying
Costs, the Cost of Port Authority Garage Materials Inspection and the Cost of
Port Authority Construction Inspection.

               (17) "Cost of the Terminal 5 AirTrain Connector Work" shall mean the sum of the following amounts, and such amounts only, actually paid or payable by the Lessee to the extent that the inclusion of the same is permitted by generally accepted accounting practices consistently applied (it being understood that the Cost of the Terminal 5 AirTrain Connector Work shall in no event include any of the Cost of the Lessee's $80 Million Work or any of the
Temporary Facilities Cost or any of the Lessee's Shared Environmental Costs):

                    (aa) amounts actually paid or payable by the Lessee to
     independent third party contractors for work actually performed, labor actually furnished and materials and equipment actually furnished and installed (except as otherwise approved by the Port Authority pursuant to paragraph (m) of this Section) in connection with the Terminal 5 AirTrain
     Connector Work (all such amounts in this Item (aa) being herein referred to as the "Terminal 5 AirTrain Connector Work Item A Costs"); and

                    (bb) Soft Costs directly charged or allocated to the Cost of the Terminal 5 AirTrain Connector Work pursuant to paragraph (k) of this
     Section; and

                    (cc) General Construction Costs directly charged or
     allocated to the Cost of the Terminal 5 AirTrain Connector Work pursuant to paragraph (l) of this Section.

               (18) "Element of Cost" shall mean each of and "Elements of Costs"
shall mean all of the following: the Port Authority's Eligible Below Ground
Asbestos Disposal Costs; the Port Authority's Shared Soil Disposal Costs; the
Port Authority's Incremental

                                      262

Costs; the Port Authority's Shared Soil Disoisal Costs; the Port Authority's
Incremental Dewatering Costs; the Port Authority's Non-shared Soil Disposal
Costs; the Port Authority's Backfill Costs; the Lessee's Shared Environmental
Costs; the Net Cost of Port Authority Requested Change Orders; the Cost of the
Airside Civil Work; the Cost of the Landside Civil Work; the Cost of the Parking
Garage Work; the Cost of the Passenger Terminal Work; the Cost of the Terminal 5
AirTrain Connector Work; the Carrying Cost; the Lessee's Administrative Amount;
the Cost of Port Authority Garage Materials Inspection; and the Cost of Port
Authority Construction Inspection.

               (19) "Final Date" shall mean the last day of the month in which the second (2nd) anniversary of the Tentative Final Certificate Date shall occur.

               (20) "General Construction Costs" shall mean amounts actually paid or payable by the Lessee to independent third parties for general conditions, construction management and field supervision, performance and payment bonds, insurance, testing, inspection and surveys in connection with the
Redevelopment Work (without duplication and excluding any amounts included in
Item (A) Costs and Soft Costs).

               (21) "Item A Costs" shall mean the amounts set forth in Item (aa)
of the definitions of each of the Cost of the Airside Civil Work, the Cost of the Landside Civil Work, the Cost of the Passenger Terminal, the Cost of the
Parking Garage Work and the Cost of the Terminal 5 AirTrain Connector Work.

               (22) "Lessee's Administrative Amount" shall mean the lesser of
(i) Four Million Five Hundred Thousand Dollars and No Cents ($4,500,000.00 and
(ii) the product derived by multiplying the amount of Four Million Five Hundred
Thousand Dollars and No Cents ($4,500,000.00) by a fraction the numerator of which shall be the Cost of the Lessee's Redevelopment Work Elements and the
denominator of which shall be $662,919,994.00.

               (23) "Lessee's $80 Million Work" shall mean that portion of the
Shell Completion Work that is included in the first Shell Completion Work performed after the Shell Completion Date but on or prior to the Tentative Final
Certificate Date, is included in the Cost of the Lessee's $80 Million Work and is set forth in a notarized certificate of a responsible officer of the Lessee and delivered to the Port Authority on or before the Tentative Final Certificate
Date, which certificate shall clearly list, specify and set forth a complete description and location of the Lessee's $80 Million Work as shall be necessary to appropriately identify the Lessee's $80 Million Work from the rest of the
Redevelopment Work, including without limitation serial numbers, quantities and model numbers.

               (24) "Net Cost of Port Authority Requested Change Orders" shall mean an amount equal to cumulative total, after taking into account all credits and extras, of the Cost of Port Authority Requested Change Orders.

               (25) "Outstanding Claim" shall mean any claim and demand of a third person arising out of the performance of the Port Authority Payment Work which claim and demand if paid by the Lessee would be included as part of the
Cost of the Redevelopment Work

                                      263

and such claim and demand is being disputed by the Lessee in a court of competent jurisdiction and the dispute has not been settled or finally adjudicated.

               (26) "Port Authority Delay Costs" shall mean identifiable and quantifiable additional costs arising solely because of a schedule delay due to a Port Authority Requested Change Order provided that such costs are included in the Port Authority Requested Change Order as approved by the Port Authority. In the event that the Lessee shall have submitted an estimate for a Port Authority
Requested Change that includes proposed amounts for Port Authority Delay Costs which the Port Authority Director of Redevelopment disagrees with, the Chief
Engineer of the Port Authority shall determine the amount of Port Authority
Delay Costs for such Port Authority Requested Change and such determination by the Chief Engineer of the Port Authority shall be the amount of Port Authority
Delay Costs included in the Port Authority Requested Change Order.

               (27) "Port Authority Payment" shall mean each payment made by the
Port Authority to the Lessee for the Cost of the Redevelopment Work pursuant to paragraph (d) of this Section.

               (28) "Port Authority Payment Work" shall mean that portion of the
Redevelopment Work that is included in the Cost of the Redevelopment Work as such term is used in paragraphs (c), (d) and (g) of this Section.

               (29) "Port Authority's Share of the Cost of the Lessee's
Redevelopment Work Elements" shall mean the lesser of (x) the amount equal to the difference obtained by subtracting from the amount of Six Hundred Fifty-four
Million Seven Hundred Thousand Dollars and No Cents ($654,700,000.00), an amount equal to the sum of the Carrying Cost, the Cost of Port Authority Construction
Inspection and the Cost of Port Authority Garage Materials Inspection, and (y)
the amount equal to the difference obtained by subtracting from the Cost of the
Lessee's Redevelopment Work Elements an amount equal to the sum of the Carrying
Cost, the Cost of Port Authority Construction Inspection and the Cost of Port
Authority Garage Materials Inspection.

               (30) "Port Authority's Share of the Lessee's Project Contingency
Costs" shall be zero unless both the following events shall have occurred: (x)
the Cost of the Lessee's Redevelopment Work Elements shall exceed the amount of
Six Hundred Fifty-Four Million Seven Hundred Thousand Dollars and No Cents
($654,700,000.00) and (y) the Port Authority shall have received notice from the
Lessee that the Lessee requests that the Port Authority reimburse the Lessee for the Port Authority's Share of the Lessee's Project Contingency Costs pursuant to and as provided in this Section 87; then upon the occurrence of both events set forth in the foregoing clauses (x) and (y) having occurred, "Port Authority's
Share of the Lessee's Project Contingency Costs" shall mean an amount equal to the lesser of

               (A) the amount obtained by subtracting from the amount of Fifty
     Million Dollars and No Cents ($50,000,000.00), the difference obtained by subtracting the sum of the Carrying Cost, the Cost of Port Authority
     Construction Inspection and the Cost of Port Authority Garage Materials
     Inspection at the time that the Cost of the

                                      264

     Lessee's Redevelopment Work Elements first exceeds the amount of Six
     Hundred Fifty-four Million Seven Hundred Thousand Dollars and No Cents
     ($654,700,000.00), from the sum of the Carrying Cost, the Cost of Port
     Authority Construction Inspection and the Cost of Port Authority Garage
     Materials Inspection, and

               (B) the amount obtained by subtracting from the Cost of the
     Lessee's Redevelopment Work Elements, the sum of (x) Six Hundred Fifty-four
     Million Seven Hundred Thousand Dollars and No Cents ($654,700,000.00) and
     (y) the difference obtained by subtracting the sum of the Carrying Cost, the Cost of Port Authority Construction Inspection and the Cost of Port
     Authority Garage Materials Inspection at the time that the Cost of the
     Lessee's Redevelopment Work Elements first exceeds the amount of Six
     Hundred Fifty-four Million Seven Hundred Thousand Dollars and No Cents
     ($654,700,000.00), from the sum of the Carrying Cost, the Cost of Port
     Authority Construction Inspection and the Cost of Port Authority Garage
     Materials Inspection .

               (31) "Project Contingency Payment" shall mean each of and
"Project Contingency Payments" shall mean all of the Port Authority Payments made to the Lessee for the Port Authority's Share of the Lessee's Project
Contingency Costs.

               (32) "Redevelopment Work Certificate" shall mean each certificate submitted by the Lessee pursuant to and in accordance with paragraph (d) hereof which meets all of the requirements of paragraph (d) hereof.

               (33) "Shell Completion Work" shall mean those components of the
Redevelopment Work set forth in the exhibit attached hereto, hereby made a part and marked "Exhibit 87.1" (herein referred to as "Exhibit 87.1").

               (34) "Shell Completion Date" shall mean the date the Port
Authority shall determine that the headhouse roof and exterior walls are sufficiently water tight that the Lessee can commence performance of on site construction or installation of any Shell Completion Work, as such date shall be set forth in a notice given by the Port Authority to the Lessee.

               (35) "Soft Costs" shall mean the lesser of (x) Seventy Million
Dollars and No Cents ($70,000,000.00) and (y) amounts actually paid or payable by the Lessee to independent third parties for planning, design, engineering, architectural, project management and program management and the Lessee's Cost of the Initial Post Construction Baseline (all of the Lessee's Cost of the
Initial Post Construction Baseline to be allocated to the Cost of the Airside
Civil Work) in connection with the Redevelopment Work without duplication of any other Cost of the Redevelopment Work, including without limitation, the inclusion therein of any General Construction Costs, the Lessee's Administrative
Amount, the Cost of Port Authority Garage Materials Inspection and the Cost of
Port Authority Construction Inspection and shall not include any amounts included in the Cost of the Lessee's $80 Million Work or the Temporary
Facilities Cost.

               (36) "Temporary Facilities Cost" shall mean all costs incurred by the Lessee to perform the Temporary Terminal Work except for the amounts actually paid or

                                      265

payable by the Lessee to independent third party contractors for the purchase of the jet bridges and lounge furniture that are installed at the New Passenger
Terminal. None of the Temporary Facilities Cost shall be a part of the Cost of the Redevelopment Work.

               (37) "Tentative Final Certificate Date" shall mean the earlier to occur of (i) the day prior to the first anniversary of Completion Date, if the
Completion Date is the first day of the month, and if not, then the last day of the calendar month in which the first anniversary of the Completion Date shall occur and (ii) the sixth (6th) anniversary of the Lease Commencement Date if the
Lease Commencement Date is the first day of the month, and if not, then the last day of the calendar month in which the sixth (6th) anniversary of the Lease
Commencement Date shall occur.

          (b) It is specifically understood and agreed that notwithstanding anything to the contrary herein, costs and expenses of the Redevelopment Work shall be reimbursed by the Port Authority as provided herein and only to the extent provided for herein and properly includable in (i) the Cost of the Port
Authority Redevelopment Work Elements to the extent such costs and expenses are properly incurred by the Lessee, or (ii) the Port Authority's Share of the Cost
of the Lessee's Redevelopment Work Elements to the extent such costs and expenses are properly incurred by the Lessee, or (iii) the Port Authority's
Share of the Lessee's Project Contingency Costs to the extent such costs and expenses are properly incurred by the Lessee; and the Lessee shall perform all of the Redevelopment Work at its sole cost and expense without any payment thereof by the Port Authority except as expressly set forth in this Section.

          (c) (1) The Cost of the Redevelopment Work shall include only Port
Authority Payment Work performed by the Lessee in accordance with all the terms and provisions of this Lease and the Redevelopment Work Construction
Applications.

               (2) It is specifically understood and agreed that the Cost of the
Redevelopment Work shall not include:

                    (i) any amounts paid for or in connection with any trade
fixtures or other personal property of the Lessee, provided, however, the Cost of the Redevelopment Work may include trade fixtures that are not part of the
Lessee's $80 Million Work provided that such trade fixtures are not proprietary and can be used by any Scheduled Aircraft Operator without any modification thereto, it being understood and agreed that title to all such trade fixtures shall have passed to the City of New York as provided for in paragraph (k) of
Section 2 hereof; or

                    (ii) any payment or payments on account of any
administrative or other overhead costs or any payment to employees of the Lessee whether or not allocated to the Cost of the Redevelopment Work by the Lessee's
own accounting practices in excess of the Lessee's Administrative Amount; or

                    (iii) any amounts paid to a firm or corporation wholly or
partially owned by or in common ownership with the Lessee, provided, however, amounts paid or payable to LiveTV, LLC for any services, equipment, materials or other items which are not

                                      266

proprietary and are not in excess of the fair market value thereof may be included in the Cost of the Redevelopment Work; or

                    (iv) any equipment, fixture or improvements which are
secured by liens, mortgages, other encumbrances or conditional bills of sale; or

                    (v) any amounts for the Lessee's $80 Million Work; or

                    (vi) any Temporary Facilities Cost.

          (d) The Port Authority shall reimburse the Lessee for the Cost of the
Redevelopment Work to the extent such costs and expenses are properly incurred by the Lessee and to the extent and subject to and in accordance with the terms and provisions of this Section, including without limitation, as follows:

               (1) On or before the twentieth (20th) day of the calendar month following the month in which the Lease Commencement Date shall occur, and on or before the twentieth (20th) day of each calendar month thereafter up to and including the calendar month in which the Tentative Final Certificate Date shall occur, provided, however, in the event that there shall be any Outstanding
Claims as of the Tentative Final Certificate Date the costs of which the
Lessee's wishes to be paid for pursuant to this Section, and only in such event, then with respect to those Redevelopment Work Certificates solely covering such
Outstanding Claims, then up to and including the calendar month in which the
Final Date shall occur, the Lessee shall, but not more often than once a month, deliver to the Port Authority a notarized certificate which shall be signed by a responsible fiscal officer of the Lessee and shall:

                    (i) certify and set forth the amounts of actual payments
made by the Lessee and the amounts actually due and payable from the Lessee to its independent third party contractors contained in the certificate for work actually performed, labor actually furnished and materials and equipment actually furnished and installed (except as approved by the Port Authority pursuant to paragraph (m) of this Section) for the Port Authority Payment Work for each of the Elements of Costs;

                    (ii) separately certify and state the amounts of actual
payments made by the Lessee and the amounts due and payable from the Lessee to its independent third party contractors in connection with the Port Authority
Payment Work contained in the certificate for planning, design, engineering, architectural, project management, program management, general conditions, construction management, field supervision, performance and payment bonds, testing, inspection and surveys and separately certify and state the foregoing for each of the Elements of Costs;

                    (iii) have attached thereto reproduction copies or duplicate originals of the invoices of such independent third party contractors and other persons (whether such invoices are paid or unpaid) and for such invoices which have been paid, an acknowledgment by such independent contractors and other persons of the receipt by them of such amounts and payments;

                                      267

                    (iv) have attached thereto appropriate AIA forms such as but not limited to Form 702/CMa and Form 703 with a breakdown of each of the aforesaid amounts, payments and expenses which constitute portions of the Cost of the Redevelopment Work, listed separately by contract (or other agreement)
(with sufficient detail as to identification of costs and retainage) for each contractor or other person to whom payment has been made separately setting such breakdown for each of the Elements of Costs; it being expressly understood and agreed that each Redevelopment Work Certificate shall be for amounts net of retainage with respect to each contract and each Redevelopment Work Certificate shall state the amounts of such retainage on a cumulative basis as to each and every such contract and subcontract.

                    (v) certify that all due and payable amounts included by the
Lessee in all certificates against which a Port Authority Payment has been made to the Lessee (with exception of the certificate submitted by the Lessee for the immediately preceding calendar month) have been paid by the Lessee and shall have attached thereto or included therein such verification as shall be required by the Port Authority that all such amounts have been paid;

                    (vi) certify the total cumulative payments made by the
Lessee from the commencement of the Port Authority Payment Work to the date of each certificate for the Port Authority Payment Work and the total cumulative payments made by the Lessee from the commencement of the Port Authority Payment
Work to the date of each certificate for each of the Elements of Costs;

                    (vii) contain a representation by the Lessee that the Lessee will apply the Port Authority Payment only against expenses actually payable as
Cost of the Redevelopment Work and for no other purpose whatsoever;

                    (viii) certify that the amounts and payments therein set
forth constitute the Cost of the Redevelopment Work;

                    (ix) certify that the work for which payment is requested
has been accomplished, that the amounts requested have been paid or are due and payable to the Lessee's contractors, and, subject to the concurrence of the Port
Authority, that such work is in place and has a value of not less than the amount requested to be paid (except as otherwise approved by the Port Authority pursuant to paragraph (m) of this Section);

                    (x) certify that each portion of the Port Authority Payment
Work covered by such certificate has been performed in accordance with the terms of this Lease, the Redevelopment Work Construction Applications and the
applicable contract;

                    (xi) have attached thereto accurate, readable and complete copies of all change order logs, extra work authorization logs, design change authorization logs and purchase orders in connection with the Port Authority
Payment Work;

                    (xii) have attached thereto a certification signed by the
Lessee's licensed Architect(s) of Record or licensed Engineer(s) of Record that the applicable portion of

                                      268

the work is in compliance with the Redevelopment Work Construction Applications and the plans and specifications forming a part thereof as approved by the Port
Authority;

                    (xiii) certify that except for the amount, if any, stated in such Redevelopment Work Certificate to be due for work, services and materials, there is no outstanding indebtedness known to the person signing such
Redevelopment Work Certificate, after due inquiry, then due on account of the purchase of any equipment or fixtures described in the Redevelopment Work
Certificate or for labor, wages, materials, supplies or services in connection with any Redevelopment Work whether or not described in or covered by such
Redevelopment Work Certificate which, if unpaid, might become the basis of a vendor's, mechanic's, laborer's or materialmen statutory or similar lien or alleged lien upon such work or upon the Redevelopment Work Sites or any portion thereof, or upon the Lessee's leasehold interest in the Premises, nor are any of the improvements, equipment or fixtures described in such Redevelopment Work
Certificate secured by any liens, mortgages, security interests or other encumbrances, provided, however, nothing contained herein shall be deemed or construed as a submission by the Port Authority to the application to itself of any such lien;

                    (xiv) if the certificate covers materials and equipment
stored at off-site locations approved by the Port Authority, then have attached thereto all of the evidence required by paragraph (h) of this Section;

                    (xv) if the certificate covers equipment for which the
Lessee has requested progress payments or payment for long lead order placement be made as set forth in paragraph (m) of this Section, then the Lessee shall certify the amounts representing the value of the equipment at the time of request or the actual amount of the payment for long lead order placement and have attached thereto all documentation required by such paragraph (m) and such other documentation as may be required by the Port Authority;

                    (xvi) if the certificate covers the Initial Post
Construction Baseline, then have attached thereto all of the information required by paragraph (m)(4) of Section 56 hereof;

                    (xvii) for each item of personal property covered by the
certificate, a bill of sale therefore showing ownership of such personal property in the Port Authority and identifying the same by serial number or other similar identification number and the location where the same was installed as a part of the Redevelopment Work;

                    (xviii) if certificate covers retainage to be released
pursuant to the provisions of paragraph (n) of this Section , then a copy of a duly executed copy of a release in the form attached hereto as Exhibit 87.2; and

                    (xix) contain such further information and documentation
with respect to the Cost of the Redevelopment Work as the Port Authority may
from time to time require, which information, documentation and certification shall be given on such forms as may be adopted by the Port Authority.

                                      269

               (2) In addition to and without limiting the foregoing, and in addition to any and all other information required to be submitted pursuant to this Lease, the Lessee shall furnish to the Port Authority information concerning budget, costs, costs estimates, plans and specifications, timing, scheduling and performance of the Port Authority Payment Work as may be requested by the Port Authority, from time to time including but not limited to the following:

                    (i) the Lessee's original detailed cost estimates for each of the Elements of Costs, prepared by an independent engineering consultant, independent licensed architect or independent construction management firm specializing in cost estimating and budgeting, that the cost estimates for each of the Elements of Costs submitted by the Lessee are consistent with standard engineering practices, and that the same represent reasonable prices for the work in question;

                    (ii) reports of the Lessee's full-time resident engineer or licensed architect referred to in paragraph (g) of Section 2 of this Lease as to activity conducted in connection with the Redevelopment Work for each and every day from the commencement of the work to the date of submission;

                    (iii) certifications signed by the Lessee's Construction
Manager, Engineer(s) of Record, or Architect(s) of Record certifying the value of work in place;

                    (iv) certifications signed by the Lessee's licensed
Architect(s) of Record or licensed professional Engineer(s) of Record that the applicable portion of the Redevelopment Work is in compliance with the plans and specifications therefore as approved by the Port Authority;

                    (v) true copies of all reports of and schedules of any type submitted or kept, or required to be submitted or kept, by the Lessee or any contractor, architect, engineer or other consultant of the Lessee, which reports must contain reports as to activity conducted in connection with the
Redevelopment Work on a continuing basis from the commencement of the
Redevelopment Work to the date of submission;

                    (vi) true copies of any and all of the items described in
and required under paragraph (d)(3) of this Section; and

                    (vii) accurate, readable and complete copies of any or all
Change Orders, extra work authorizations, design change authorizations, and purchase orders in connection with the Redevelopment Work.

               (3) Except with respect to the payment of amounts covered by the
Tentative Final Redevelopment Work Certificate and the Final Redevelopment Work
Certificate, if any, which payments shall be made by the Port Authority as set forth in subparagraph (5) of this paragraph (d), within thirty (30) days after the delivery of each duly submitted Redevelopment Work Certificate by the Lessee satisfying in full the requirements of this paragraph (d) as determined by the
Port Authority, the Port Authority shall pay to the Lessee the

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following amounts to the extent that such amounts or any portion thereof have not been included in any prior Redevelopment Work Certificate:

                    (i) an amount on account of the Lessee's Administrative
Amount of this Section to the extent that such amount or any portion thereof is part of the Cost of the Redevelopment Work and has not theretofore been included in any prior Redevelopment Work Certificate, and

                    (ii) the amounts paid by the Lessee or payable by the Lessee to independent third parties, as certified in such Redevelopment Work
Certificate, to the extent that such amounts or any portion thereof are part of the Cost of the Redevelopment Work and have not theretofore been included in any prior Redevelopment Work Certificate, less (x) retainage, and (y) the amount of any claims made against the Port Authority by subcontractors, materialmen or workmen, if any, in connection with any of the work described in such certificate.

               (4) In addition to and without limiting the foregoing provisions and without limiting or impairing or waiving any other right or remedy of the
Port Authority under this Lease or otherwise, the Port Authority shall have the right, in its discretion, to withhold from any of the aforesaid payments to the
Lessee the amounts of any or all items contained in a Redevelopment Work
Certificate if any the following shall have occurred:

                    (i) if the Port Authority's inspection and/or audit does not substantiate the contents of such certificate, but the Port Authority shall have no obligation to conduct any such inspection or audit;

                    (ii) in the event this Lease is not in full force and
effect, or the Lessee shall be under a notice of termination of the Lease, or in default under any term or provision thereof, provided, however, no payment or withholding of a Port Authority Payment shall be or be deemed to be a waiver of any rights of the Port Authority with respect to the termination of the Lease, or to a default by the Lessee under any term or provision thereof, or to the withholding or payment of future Port Authority Payments.

                    (iii) all due and payable amounts included on all previously submitted Redevelopment Work Certificates and for which a Port Authority Payment has been made, have not been paid by the Lessee and the payment thereof verified to the satisfaction of the Port Authority (unless such amounts are being withheld by the Lessee pursuant to paragraph (g) of Section 2 of this Agreement, and the amount so withheld shall have been deducted from the amount of a Port
Authority Payment);

                    (iv) any contractor or other Person included or covered by the Redevelopment Work Certificate is in default or under a notice of termination with respect to its contract or agreement, or has not complied with all of the applicable terms or provisions of its contract or agreement;

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                    (v) the Redevelopment Work Certificate or any of the
certifications and documentation and other items required to be contained therein, attached thereto or submitted therewith is not in accord with the terms of this Lease or the applicable contract, or is not complete or is otherwise improper or inadequate, or the same fails to include or omits required items;

                    (vi) inadequate or defective work or work not in accordance with this Lease or the Redevelopment Work Construction Applications, or
materials and equipment are not properly stored or protected;

                    (vii) claims related to the Port Authority Payment Work made by the Port Authority against a contractor included in such Redevelopment Work
Certificate which are outstanding; or

                    (viii) work not performed but for which a Redevelopment Work
Certificate has been submitted.

               (5) Tentative Final Certificate and Final Certificate:

                    (i) (aa) If there are no Outstanding Claims on the Tentative
Final Certificate Date, the Lessee shall mark as "final" its last Redevelopment
Work Certificate submitted on or before the Tentative Final Certificate Date and if there are Outstanding Claims on the Tentative Final Certificate Date, the
Lessee shall mark as "tentatively final" its last Redevelopment Work Certificate submitted on or before the Tentative Final Certificate Date. Unless there are one or more Outstanding Claims on the Tentative Final Certificate Date, the
Lessee shall submit no further certificates hereunder for the Port Authority
Payment Work after the Tentative Final Certificate Date and if there are
Outstanding Claims on the Tentative Final Certificate Date, the Lessee shall submit no further certificates hereunder for the Port Authority Payment Work after the Tentative Final Certificate Date except for certificates covering such
Outstanding Claims.

                         (bb) With respect to amounts withheld by the Lessee
pursuant to paragraph (g) of Section 2 of this Lease which have been deducted from a Redevelopment Work Certificate and which have subsequently been paid by the Lessee, such final and/or tentatively final certificate shall have attached thereto or included thereon such verification as shall be required by the Port
Authority that such withheld and deducted amounts have been paid by the Lessee and to the extent such withheld and deducted amounts have been so paid, such withheld and deducted amounts shall be included in the amount of the Port
Authority Payment made pursuant to such Redevelopment Work Certificate, except with respect to any portion of the Port Authority Payment Work for which there is an Outstanding Claim.

                    (ii) (aa) If there are Outstanding Claims on the Tentative
Final Certificate Date, the Lessee shall mark as "final" its last Redevelopment
Work Certificate submitted on or before the Final Date. Such certificate shall only cover Outstanding Claims existing on the Tentative Final Certificate Date.
The Lessee shall submit no further certificates hereunder for the Port Authority
Payment Work after the Final Date.

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                         (bb) With respect to amounts withheld by the Lessee
pursuant to paragraph (g) of Section 2 of this Lease which have been deducted from a Redevelopment Work Certificate, were part of the Port Authority Payment
Work subject to an Outstanding Claim on the Tentative Final Certificate Date and
which have subsequently been paid by the Lessee, such final certificate shall have attached thereto or included thereon such verification as shall be required by the Port Authority that such withheld and deducted amounts have been paid by the Lessee and to the extent such withheld and deducted amounts have been so paid, such withheld and deducted amounts shall be included in the amount of the
Port Authority Payment made pursuant to such Redevelopment Work Certificate.

               (6) The final Port Authority Payment for the Cost of the
Redevelopment Work shall not be made to the Lessee unless and until the Lessee has, to the satisfaction of the Port Authority, fully complied with all of the terms of this Section and all other applicable terms of this Agreement, submitted to the Port Authority all certifications, documentation and the like required under this Section and Section 2, including without limitation any certifications, warranties, maintenance contracts, documentation, releases or waivers the Port Authority may require in connection therewith; submitted to the
Port Authority such evidence of title to the Redevelopment Work in accordance with the provisions of this Agreement. No such final payment by the Port
Authority shall constitute any waiver of claims or release by the Port Authority against the Lessee or any of its contractors, subcontractors, construction managers, architects, engineers, or others, nor any waiver of the Port
Authority's rights of audit and inspection, nor any waiver of any other rights or remedies, legal or equitable, of the Port Authority.

               (7) No Port Authority Payment made by the Port Authority
hereunder shall mean or be deemed to mean that the amount of such Port Authority
Payment is correct or that all the requirements set forth herein with respect to the payment by the Port Authority to the Lessee for the Cost of the
Redevelopment Work have been met.

               (8) (i) If there are no Port Authority's Share of the Lessee's
Project Contingency Costs, then the entire obligation of the Port Authority under this paragraph (d) to pay to the Lessee the Cost of the Redevelopment Work
shall be limited in an amount equal to the sum of the Cost of the Port Authority
Redevelopment Work Elements and the Port Authority's Share of the Cost of the
Lessee's Redevelopment Work Elements.

                    (ii) If there are any Port Authority's Share of the Lessee's
Project Contingency Costs, then the entire obligation of the Port Authority under this paragraph (d) to pay to the Lessee the Cost of the Redevelopment Work
shall be limited in an amount equal to the sum of the Cost of the Port Authority
Redevelopment Work Elements, the Port Authority's Share of the Cost of the
Lessee's Redevelopment Work Elements and the Port Authority's Share of the
Lessee's Project Contingency Costs.

                    (iii) The obligation of the Port Authority to make Port
Authority Payments shall be limited in time to Redevelopment Work Certificates properly submitted by the Lessee in accordance with and under this Section on or prior to the Tentative Final Certificate

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Date, provided, however, in the event that there shall be any Outstanding Claims on the Tentative Final Certificate Date with respect to the Cost of the
Redevelopment Work, the obligation of the Port Authority under this paragraph
(d) to reimburse the Lessee for the amount of such Outstanding Claims shall not be limited to the Tentative Final Certificate Date but instead such obligation with respect to those Redevelopment Work Certificates solely covering such
Outstanding Claims shall be limited in time to such Redevelopment Work
Certificates properly submitted by the Lessee in accordance with and under this
Section on or prior to the Final Date.

               (9) The Lessee shall promptly submit to the Port Authority further information, including but not limited to its estimate of the amounts and times of the various payments it will be making for the Cost of the
Redevelopment Work as the Port Authority may from time to time, and at any time, request, and shall be available itself or cause its architect or engineer to be available for consultation in connection with the Redevelopment Work
Certificates submitted by this Lessee pursuant to this paragraph (d).

               (10) It is understood that, except for the Lessee's
Administrative Amount, the Port Authority shall pay the Lessee pursuant to and in accordance with this Section 87 for amounts paid or payable by the Lessee for the Port Authority's Share of the Lessee's Cost of the Redevelopment Work
Elements paid or payable by the Lessee prior to the Effective Date.

          (e) Without limiting any other provision of this Lease, the Books and
Records that the Lessee shall be required to keep and maintain pursuant to this
Lease and as set forth in Section 65 hereof shall include, without limitation, any and all invoices and supporting documentation relating to the Redevelopment
Work or any portion thereof and any and all contracts covering each portion of the Redevelopment Work including but not limited to the Lessee's contracts and agreements with its architects, engineers, and construction managers and other contractors.

          (f) In the event that a Port Authority audit shall disclose, based upon Redevelopment Work Certificates or otherwise, that a Port Authority Payment should not have been made or that amounts paid by the Port Authority pursuant to this Section 87 exceed the amounts that are required to by paid by the Port
Authority to the Lessee pursuant to this Section 87, then, upon thirty (30) days demand, the Lessee shall immediately pay to the Port Authority an amount equal to the excess amount paid by the Port Authority; the foregoing shall not be or be deemed to be any limitation, impairment or waiver of any other right or remedy of the Port Authority under the Lease or otherwise.

          (g) If the Lessee has included in any portion of the Cost of the
Redevelopment Work any item as having been incurred, but which in the opinion of the Port Authority was not so incurred, or which in the opinion of the Port
Authority if so incurred is not an item properly chargeable to the Cost of the
Redevelopment Work under generally accepted accounting practice, or does not represent an appropriate allocation of the costs of a particular contract which are required to be designated in accordance with Section 2 of this Lease and the parties have been unable to resolve their differences within 90 days after the
Port Authority gave its

                                      274

notice objecting to the same, the decision of the Chief Engineer of the Port
Authority as to the nature of the items in question shall be final.

          (h) In order for the Lessee to receive Port Authority Payments for materials and equipment stored at an off-site storage location, such location must have received the prior written approval of the Port Authority and the
Lessee shall have submitted (i) evidence that all materials and equipment stored at an off-site storage locations approved by the Port Authority are adequately protected and insured, (ii) evidence that title to all such materials and/or equipment has vested in the City of New York free and clear of any security interests, or other encumbrances, (iii) an inventory control schedule covering such materials and equipment, (iv) evidence that such materials and/or equipment
(as well as any shop drawings required by the Port Authority) have been approved by the Port Authority, (v) such documentation that the Port Authority may request in order for it to determine the actual incurred costs of the materials and equipment which are the subject of a Redevelopment Work Certificate, (vi)
such documentation that the Port Authority is adequately protected and against any loss or damage to the equipment or materials through insurance and such other means acceptable to the Port Authority, and (vii) such other documentation as may be reasonably required by the Port Authority.

          (i) It is hereby understood and agreed that nothing in this Section shall be or shall be deemed for the benefit of any contractor of the Lessee or other third party and nothing contained herein shall operate or give to any such contractor or third party any claim or right of action against the Port
Authority and its Commissioners, officers, agents and employees.

          (j) The Port Authority's Construction Inspection Costs shall be allocated among the Allocable Elements of Work as follows: each of the Cost of the Airside Civil Work, the Cost of the Landside Civil Work, the Cost of the
Passenger Terminal Work, the Cost of the Parking Garage Work and the Cost of the
Terminal 5 AirTrain Connector Work, the amounts equal to the Port Authority
Construction Inspection Costs shall be multiplied by a fraction the numerator of which shall be the total of all of the Item A Costs for each of the Allocable
Elements of Work and the denominator of which shall be the total of all of the
Item A Costs for all Elements of Work.

          (k) To the extent possible, Soft Costs shall be directly charged and accumulated for each of the individual Allocable Elements of Work. When such direct charging and accumulating Soft Costs is not possible, the non-direct Soft
Costs shall be allocated among the Allocable Elements of Work as follows: for each of the Cost of the Airside Civil Work, the Cost of the Landside Civil Work,
the Cost of the Passenger Terminal Work, the Cost of the Parking Garage Work and
the Cost of the Terminal 5 AirTrain Connector Work, an amount equal to all of the non-direct Soft Costs shall be multiplied by a fraction the numerator of which shall be the total of all of the Item A Costs for each of the Allocable
Elements of Work and the denominator of which shall be the total of all of the
Item A Costs for all Elements of Work.

          (l) To the extent possible, General Construction Costs shall be directly charged and accumulated for each of the Allocable Elements of Work.
When such direct charging and accumulating of General Construction Costs is not possible, the non-direct General Construction Costs shall be allocated among the
Allocable Elements of Work as follows: for

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each of the Cost of the Airside Civil Work, the Cost of the Landside Civil Work,
the Cost of the Passenger Terminal Work, the Cost of the Parking Garage Work and
the Cost of the Terminal 5 AirTrain Connector Work, an amount equal to all of the non-direct General Construction Costs shall be multiplied by a fraction the numerator of which shall be the total of all of the Item A Costs for each of the
Allocable Elements of Work and the denominator of which shall be the total of all of the Item A Costs for all Elements of Work.

          (m) In the event that the Lessee is required to make a payment for specifically identified equipment or materials for the Redevelopment Work that requires a long lead time to procure, and the Lessee wishes to receive Port
Authority Payments based on progress of manufacture in the factory or manufacturer required payments for long lead order placement to reserve a place in the production queue, the Lessee shall make such request to the Resident
Engineer. If the Port Authority consents to making progress payments or payments to reserve a place in the production queue for any such equipment or materials, then (i) all documentation related to the purchase of the equipment, including without limitation the purchase contract showing amounts, rights, schedule for manufacture and delivery, etc., must be provided to the Port Authority for its review and approval prior to entering into the contract, (ii) the contract between the Lessee and the contractor manufacturing such equipment must protect the Port Authority from and against any loss or damage to the equipment through insurance and such other means acceptable to the Port Authority, (iii) the contract between the Lessee and the contractor manufacturing such equipment must be assigned to the Port Authority pursuant to the Assignment Form of Agreement, and (iv) the Port Authority must receive copies of all executed and supporting documentation and such other documentation as may be requested by the Port
Authority. If the Port Authority agrees to make Port Authority Payments for progress of manufacture, the equipment will be subject to inspection and confirmation by the Port Authority of the value covered by each such Port
Authority Payment. The foregoing requirements must be documented and clearly identified in each certificate submitted by the Lessee pursuant to paragraph
(d)(1) of this Section covering any such payments.

          (n) It is anticipated that due to the duration of the construction period and need for multiple contracts it is likely that some contracts will be completed well before the Completion Date. In order to not delay the closeout of contracts completed to the satisfaction of the Lessee and the Port Authority prior to the Tentative Final Certificate Date, the Lessee may want to pay the contractor retainage withheld in accordance with this Section for work performed and completed in compliance with such contracts and this Lease. If all of the work covered by a contractor has been completed in accordance with this Lease and the contract covering the work, the Lessee may request that the Port
Authority inspect such work. If such inspection of the Port Authority confirms that such work has been so completed, then the Lessee may include in a certificate submitted by the Lessee to the Port Authority pursuant to paragraph
(d)(1) hereof prior to the Tentative Final Certificate Date that the retainage withheld by the Port Authority pursuant to paragraph (d)(3) of this Section be paid to the Lessee. The Lessee shall include with such certificate a release from the Lessee and from each contractor of all liens or rights of lien for labor, materials or equipment provided for the specific contract and a release and discharge of any and all actions, causes of actions, claims and demands of whatsoever nature or character with respect to the specific contract in the form attached hereto, hereby made a part hereof and marked "Exhibit 87.2". The Port
Authority may, at its sole discretion, include the amount of such

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retainage in the Port Authority Payment made with respect to the Redevelopment
Work Certificate covering such retainage.

          (o) The Lessee's Administrative Amount shall be allocated among the
Allocable Elements of Work as follows: for each of the Cost of the Airside Civil
Work, the Cost of the Landside Civil Work, the Cost of the Passenger Terminal
Work, the Cost of the Parking Garage Work and the Cost of the Terminal 5
AirTrain Connector Work, the amounts equal to the Lessee's Administrative Amount shall be multiplied by a fraction the numerator of which shall be the total of all of the Item A Costs for each of the Allocable Elements of Work and the denominator of which shall be the total of all of the Item A Costs for all
Elements of Work.

SECTION 88. PARKING GARAGE

          The Lessee expressly understands and agrees that (1) all use and operation of the Parking Garage shall be within the sole and exclusive control of the Port Authority (or of Port Authority permittees, licensees, contractors or tenants authorized by separate agreement with the Port Authority to use and or operate the same), (2) that the Lessee shall have no right or claim whatsoever, legal or equitable, under this Lease or otherwise, to the Parking
Garage or to any income or revenues therefrom, and (3) neither this Agreement nor the Lessee's payment of any costs or expenses for or relating to the Parking
Garage Work or any portion thereof, or otherwise, shall or shall be deem to grant or constitute any right, interest or claim of the Lessee in the Parking
Garage or the use or control thereof or the revenues or income therefrom.

SECTION 89. ADDITIONAL RIGHT OF THE PORT AUTHORITY TO TERMINATE A PORTION OF THE
     PREMISES

          (a) Without limiting any other rights of termination of the Port
Authority under the Lease, in addition to all of the rights of termination of the Port Authority under this Lease, the Port Authority shall have the right to terminate this Agreement and the letting thereunder with respect to that portion of the Premises shown in broken horizontal hatching on Exhibit 89.1 (which portion of the Premises is herein called "Parcel T"), without cause, at any time on ninety (90) days' prior notice to the Lessee (the "Parcel T Termination
Notice") in connection with the use of Terminal 6, the redevelopment of the
Terminal 6 site or the construction or reconstruction of roadways associated with Terminal 6.

          (b) Effective as of the date and time stated in the Parcel T
Termination Notice (which date and time are hereinafter in this Section collectively called the "Parcel T Surrender Date"), the Lessee shall and be deemed to have granted, bargained, sold, surrendered and yielded up and by these presents have granted, bargained, sold, surrendered and yielded up unto the Port
Authority, its successors and assigns, forever, its rights in Parcel T and the term of years with respect thereto under the Lease yet to come and shall and be deemed to have given, granted, surrendered and by these presents does give, grant and surrender to the Port Authority, its successors and assigns, all the rights, rights of renewal, licenses, privileges and options of the Lessee granted by the Lease with respect to Parcel T, all to the intent and purpose that the said term under the Lease and the said rights of renewal, licenses, privileges and options may be wholly merged, extinguished and determined on the
Parcel T Surrender Date, with the same force and effect as if the said term were in and by the provisions of the Lease originally fixed to

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expire on the Parcel T Surrender Date, but the Lease and the letting thereunder shall continue in full force and effect as to the remainder of the Premises under the Lease and in accordance with all the terms and provisions thereof.

               TO HAVE AND TO HOLD the same unto the Port Authority, its
successors and assigns forever.

          (c) The Lessee hereby covenants on behalf of itself, its successors and assigns that (x) it has not done or suffered and will not do or suffer anything whereby Parcel T or the Lessee's leasehold therein, has been or shall be encumbered as of the Parcel T Surrender Date in any way whatsoever; (y) the
Lessee is and will remain until the Parcel T Surrender Date the sole and absolute owner of the leasehold estate in Parcel T and of the rights, rights of renewal, licenses, privileges and options granted by the Lease with respect thereto and that the same are and will remain until the Parcel T Surrender Date free and clear of all liens and encumbrances of whatsoever nature; and (z) the
Lessee has full right and power to make this Agreement.

          (d) All promises, covenants, agreements and obligations of the Lessee with respect to Parcel T which under the provisions thereof would have matured upon the date originally fixed in the Lease for the expiration of the term thereof, or upon the termination of the Lease prior to the said date, or within a stated period after expiration or termination shall, notwithstanding such provisions, mature upon the Parcel T Surrender Date and shall survive the delivery of the Parcel T Termination Notice by the Port Authority to the Lessee.

          (e) As of the Parcel T Surrender Date, the Lessee shall and shall have released and discharged and does by these presents release and discharge the
Port Authority from any and all obligations on the part of the Port Authority to be performed under the Lease with respect to Parcel T. The Port Authority does by these presents release and discharge the Lessee from any and all obligations on the part of the Lessee to be performed under the Lease with respect to Parcel
T for that portion of the term subsequent to the Parcel T Surrender Date; it being understood that nothing herein contained shall release, relieve or discharge the Lessee from any liability for rentals or for other charges that may be due or become due to the Port Authority for any period or periods prior to the Parcel T Surrender Date, or for breach of any other obligation on the
Lessee's part to be performed under the Lease for or during such period or periods or maturing pursuant to the foregoing paragraph, nor shall anything herein be deemed to release the Lessee from any liability for rentals or other charges that may be due or become due to the Port Authority for any other portion of the Premises or for breach of any other obligation on the Lessee's part to be performed under the Lease.

          (f) The Lessee hereby agrees to terminate its occupancy of Parcel T and to deliver actual, physical possession of Parcel T to the Port Authority, on or before the Parcel T Surrender Date, in the condition required by the Lease upon surrender. The Lessee further agrees that it shall remove all the Lessee's
Personal Property from Parcel T prior to the Parcel T Surrender Date, and all the terms and conditions of Section 29 of the Lease with respect to termination of the letting shall apply to any of the Lessee's Personal Property not so removed.

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          (g) The Lessee hereby acknowledges that each and every term, provision and condition of the Lease shall continue to apply to the Premises remaining after the termination of the Parcel T

          (h) From and after the day immediately following the Parcel T
Surrender Date, the Lessee shall be entitled to an abatement of the First Ground
Rental or the Second Ground Rental in accordance with Section 4 hereof.

SECTION 90. WAIVER OF DEPRECIATION

          (a) The Lessee hereby irrevocably elects in accordance with Section
142(b)(1)(B)(I) of the Internal Revenue Code of 1986 not to claim for purposes of federal, state or local taxation of income any depreciation deductions or investment credits, for which it may be eligible with respect to the Premises or the Redevelopment Work shall and shall execute such an election on the Lease
Commencement Date and furnish an original counterpart thereof to the Port
Authority. The Lessee further agrees that this irrevocable election shall be binding upon its successors in interest, if any, under this Agreement, and as a condition of any permitted sale or assignment of Lessee's interest under this
Agreement any successor in interest shall furnish an irrevocable election to the
Port Authority in the form executed by the Lessee on the Lease Commencement
Date. The foregoing shall not grant or be deemed to grant to the Lessee the right to sell or assign, in any manner, its interests under this Agreement.

          (b) In the event the Lessee records any documents in lieu of recording this Agreement, said documents shall incorporate the substance of paragraph (b)
of this Section.

          (c) Notwithstanding that any fee title to the Premises shall be in the
City of New York, the Lessee shall not take any position for title, tax and accounting purposes which is inconsistent with the Port Authority being the owner of the Redevelopment Work. The foregoing is a special inducement and consideration to the Port Authority in entering into this Lease with the Lessee and forms the essence of this Agreement.

SECTION 91. PORT AUTHORITY'S RIGHTS AND THE LESSEE'S CONTINUING OBLIGATIONS WITH
     RESPECT TO THE PREMISES AND THE TERMINAL 6 SITE

          (a) Subject only to the appropriate written concurrence of the tenants or users of the Terminal 6 Site, from and after the Parcel T Surrender Date, the public areas of the Premises and the public areas of the Terminal 6 Site, including but not limited to arrivals and departure roadways and frontages, sidewalks, building entrances and doorways, lobbies, hallways, seating areas, rest rooms, Terminal 5/6 AirTrain Connector and other public facilities, shall be subject to a joint and mutual easement for pedestrian and vehicular access, as applicable, to, from and between the Premises and the Terminal 6 Site to be used jointly by the Lessee, the Port Authority and the lessees, permittees and other Persons who shall have the permission of the Port Authority now or in the future to use or occupy all or any portion of the Terminal 6 Site and such rights of easement for such purposes shall continue during the effective periods of the respective agreements covering or which may cover the same.

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          (b) Subject only to the appropriate written concurrence of the tenants or users of the Terminal 6 Site, from and after the Parcel T Surrender Date the area of the Premises as shown in stippled hatching on Exhibit 1.4 together with the contiguous area of land immediately abutting such portion of the Premises as shown in crosshatching on Exhibit 1.4 shall be subject to a joint and mutual easement for the taxiing, push-back, tug-in, turn around and other operations of aircraft to be used jointly by the Lessee and the lessees, permittees and other
Persons who shall have the permission of the Port Authority now or in the future to use or occupy all or any portion of the Terminal 6 Site and such rights of easement for such taxiway purposes shall continue during the effective periods of the respective agreements covering or which may cover the same.

          (c) In addition to all other terms or provisions of this Agreement, and without limiting any of the same and without limiting, impairing or diminishing any of the obligations, duties and liabilities of the Lessee under this Agreement, it is expressly understood and agreed that upon receipt by the
Lessee of a notice from the Port Authority given after the Parcel T Surrender
Date, the Lessee shall promptly commence and within twenty-four months thereafter complete the following work at its sole cost and expense, subject to the further terms and conditions of a tenant alteration application (TAA) which the Lessee, in accordance with Section 33 hereof, shall submit to the Port
Authority for its approval:

               (i) all work necessary or appropriate for the relocation of all lines, pipes, mains, cables, manholes, wires, conduits and other facilities required in connection with or relating to the mechanical, utility, electrical, storm sewer, sanitary sewer, communications, security, water, telephone, fire alarm, fire protection, gas and other systems including but not limited to all necessary relocations to all necessary valves and other equipment and accessories necessary to the use and operation of the heating, cooling, electrical, water, communications and other utility systems serving or which are to serve the Premises that are located on or within Parcel T so that none of the foregoing shall interfere with or obstruct the construction of the foundation structure required for the redevelopment of the Terminal 6 site;

               (ii) all work necessary or appropriate to install and accommodate communication, annunciation and alarming between the fire alarm systems in the
New Passenger Terminal and in the New Terminal 6; and

               (iii) all work necessary or appropriate to provide for the passage of the public between the Terminal 5/6 AirTrain Connector and the New
Terminal 6.

          (d) Notwithstanding the surrender of Parcel T by the Lessee, and notwithstanding anything to the contrary herein or elsewhere in this Agreement, the Lessee shall continue to be responsible and liable for all environmental obligations with respect to Parcel T in accordance Section 56 hereof and for any and all costs or expenses that may be incurred by the Port Authority in connection therewith; the foregoing to not limit, alter or impair any of the indemnities from the Lessee to the Port Authority under this Agreement or otherwise or any other term or provision of this Agreement, or to limit, alter or impair any other right or remedy of the Port Authority, whether in law, equity or otherwise.

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          (e) In the event the Lessee shall not complete the work set forth in paragraph (c) of this Section within the 24 months referred to in paragraph (c)
above, such work may be performed, at the Lessee's expense, by the Port
Authority or any new tenant, developer or other occupant or user of Parcel T.

SECTION 92. SECURITY AGREEMENTS

          (a) As a condition to, and in consideration of, the Port Authority entering into this Lease, the Lessee shall execute an agreement in the form attached hereto, hereby made a part hereof and marked "Exhibit 92.1" (which security agreement as duly executed by the Port Authority and the Lessee, as the same may be amended and supplemented, is herein called "Security Agreement
AX-782"). Without limiting the terms and conditions of the Security Agreement
AX-782, the Lessee understands and agrees that a breach of the Security
Agreement AX-782 shall be and be deemed be a breach of this Lease by the Lessee permitting the Port Authority to terminate this Lease for cause pursuant to
Section 20 hereof.

          (b) The Lessee shall notify the Port Authority approximately sixty
(60) days' prior to the Shell Completion Date of the date when the Shell
Completion Date is to occur, which notice is to request that the Port Authority notify the Lessee of the Initial Security Amount (the "Notice of the Shell
Completion Date").

          (c) (1) As used in this Lease the following terms shall have the respective meanings given below:

                    (i) "Initial Security Amount" shall mean the amount set
forth in a notice to be given by the Port Authority to the Lessee within thirty
(30) days after the Port Authority's receipt of the Notice of the Shell
Completion Date, which Initial Security Amount shall not exceed the Maximum
Security Amount for the calendar year in which the Shell Completion Date shall occur.

                    (ii) "Maximum Security Amount" shall mean with respect to
each calendar year, an amount equal to the quotient obtained by dividing the sum of the following rentals payable during such calendar year (after taking into account all abatements and credits applicable thereto for such calendar year) by the whole number 6:

                         (aa) First Ground Rental,

                         (bb) Second Ground Rental,

                         (cc) Third Ground Rental,

                         (dd) Fourth Ground Rental,

                         (ee) Temporary Facility Ground Rental,

                         (ff) First Enplanement Rental,

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                         (gg) Second Enplanement Rental,

                         (hh) First Additional Rental,

                         (ii) Third Additional Rental,

                         (jj) Fourth Additional Rental, and

                         (kk) Fifth Additional Rental;

as the same, solely for the purpose of determining the Maximum Security Amount, may be estimated prospectively for any calendar year by the Port Authority based upon any reasonable basis as shall be determined by the Port Authority.

                    (iii) "Security Amount" shall mean the Initial Security
Amount as the same may be increased by the Port Authority pursuant to the provisions of paragraph (c)(10) of this Section.

                    (iv) "Terminal 5 Letter of Credit" shall mean each letter of credit delivered by the Lessee to the Port Authority pursuant to and in accordance with this paragraph (c).

               (2) On the Shell Completion Date, the Lessee shall cause to be delivered to the Port Authority as security for the full, faithful and prompt performance of and compliance with, on the part of the Lessee, of all of the provisions, terms and conditions of this Lease on its part to be fulfilled, kept, performed or observed, including without limitation, the payment of all rentals, fees and other amounts, charges and obligations then or in the future to become due and owing to the Port Authority by the Lessee pursuant to this
Lease (the "Obligations"), a clean irrevocable letter of credit in the Initial
Security Amount issued to and in favor of the Port Authority by a banking institution acceptable to the Port Authority and having its main office or a corresponding branch within the Port of New York District, which letter of credit shall be payable in the Port of New York District. Such Terminal 5 Letter
of Credit shall provide that it shall be effective as of the Shell Completion
Date and shall continue throughout the period ending six (6) months after the last to occur of the expiration or earlier termination of this Lease (the
"Effective Period"); such continuance may be by provision for automatic renewal or by delivery to the Port Authority of a substitute letter of credit satisfactory to the Port Authority and meeting all the requirements set forth in this paragraph (c) in an amount so that at all times during the Effective Period the Port Authority shall have a Terminal 5 Letter of Credit or Terminal 5
Letters of Credit in the Security Amount. The form and terms of each Terminal 5
Letter of Credit, as well as the institution issuing it, shall be subject to the prior and continuing approval of the Port Authority. If requested by the Port
Authority, any Terminal 5 Letter of Credit delivered pursuant to this paragraph
(c) shall be accompanied by a letter expressing the opinion of counsel for the banking institution issuing the Terminal 5 Letter of Credit that the issuance of said Terminal 5 Letter of Credit is an appropriate and valid exercise by the banking institution of the corporate power conferred upon it by law.

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               (3) Upon notice of cancellation of a Terminal 5 Letter of Credit or upon notice that a Terminal 5 Letter of Credit will not be extended the
Lessee agrees that unless, by a date thirty (30) days prior to the effective date of such cancellation or expiration, such Terminal 5 Letter of Credit is replaced by another letter of credit satisfactory to the Port Authority and meeting all the requirements of subparagraph (c)(2) above in an amount so that at all times during the Effective Period the Port Authority shall have a
Terminal 5 Letter of Credit or Terminal 5 Letters of Credit in the Security
Amount, the Port Authority may draw down the full amount thereof and thereafter the Port Authority will hold the same as security under this Agreement.

               (4) In addition to any and all other remedies available to it, the Port Authority shall have the right, at its option at any time and from time to time, with or without notice, to draw upon each Terminal 5 Letter of Credit or any part thereof in whole or partial satisfaction of any of its claims or demands against the Lessee. There shall be no obligation on the Port Authority to exercise such right and neither the existence of such right nor the holding of a Terminal 5 Letter of Credit or Terminal 5 Letters of Credit shall cure any default or breach of this Lease.

               (5) If at any time any bank shall fail to make any payment to the
Port Authority in accordance with any Terminal 5 Letter of Credit issued by any such bank, the Lessee shall cause to be delivered to the Port Authority on demand another letter of credit satisfactory to the Port Authority and meeting all the requirements set forth in paragraph (c)(2) above in an amount so that at all times during the Effective Period the Port Authority shall have a Terminal 5
Letter of Credit or Terminal 5 Letters of Credit in the Security Amount.

               (6) If at any time and from time to time during the Effective
Period a payment is made to the Port Authority under any Terminal 5 Letter of
Credit, the Lessee within ten (10) days thereafter shall bring the Terminal 5
Letter of Credit back up to the Security Amount or shall cause to be delivered to the Port Authority an additional letter of credit satisfactory to the Port
Authority and meeting all the requirements set forth in paragraph (c)(2) above, in such an amount so that at all times during the Effective Period the Port
Authority shall have a Terminal 5 Letter of Credit or Terminal 5 Letters of
Credit in the Security Amount.

               (7) No action by the Port Authority pursuant to the terms of any
Terminal 5 Letter of Credit, or receipt by the Port Authority of funds from any bank issuing any Terminal 5 Letter of Credit, shall be or be deemed to be a waiver of any breach or default by the Lessee of this Lease and all rights and remedies under this Lease, or otherwise consequent upon such breach or default shall not be affected by the existence of or recourse to any such Terminal 5
Letter of Credit.

               (8) After the expiration of the Effective Period, and upon the condition that the Lessee shall then be in no wise in default of any of the
Obligations, and upon written request therefor by the Lessee, the Port Authority will return to the Lessee the Terminal 5 Letter of Credit or Terminal 5 Letters
of Credit which have been caused to be delivered to the Port

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Authority by the Lessee hereunder and are in the possession of the Port
Authority less the amount by partial or full drawings of any and all unpaid claims and demands (including estimated damages) of the Port Authority by reason of any default or breach by the Lessee of the Obligations.

               (9) The Lessee agrees that it will not assign or encumber any
Terminal 5 Letter of Credit and any such assignment or encumbrance shall be void as to the Port Authority.

               (10) In the event that the Maximum Security Amount shall exceed the existing Security Amount, the Security Amount may be increased by the Port
Authority, but not more often than once in a calendar year, upon thirty (30)
days' notice to the Lessee to such amount as shall be set forth in such notice, which amount shall not exceed the Maximum Security Amount. Prior to the expiration of such thirty (30) day period, the Lessee shall bring the Terminal 5
Letter of Credit up to the new Security Amount set forth in such notice or shall cause to be delivered to the Port Authority another letter of credit satisfactory to the Port Authority and meeting all the requirements set forth in paragraph (c)(2) above in such amount so that the Port Authority shall have a
Terminal 5 Letter of Credit or Terminal 5 Letters of Credit in the new Security
Amount set forth in such notice.

               (11) For purposes of this Section, the Lessee hereby certifies that its I.R.S. Employer Identification No. is: 87-061-7894.

          (d) In the event that the Lessee has entered into any other agreement with the Port Authority that provides that any security held by the Port
Authority shall apply to and be available for such other agreement, it is hereby agreed that notwithstanding the terms and conditions of any such other agreement, the security held by the Port Authority pursuant this paragraph (c)
or pursuant to Agreement AX-782 shall not be held or available for such other agreements.

SECTION 93. EFFECT OF TERMINATION BY THE LESSEE

          (a) If the Lessee terminates the letting pursuant to the provisions of paragraph (a)(1) of Section 83 hereof entitled "Termination by Lessee" then the
Port Authority may at its option, pay to the Lessee the Lessee's Unamortized
Investment. Such option shall be evidenced by notice in writing to the Lessee by the Port Authority within sixty (60) days after the Lessee has given notice of termination. The failure of the Port Authority to exercise the said option will impose no obligation upon it to relet the Premises.

          (b) If the Lessee terminates the letting pursuant to the provisions of paragraph (a)(2) of Section 83 hereof entitled "Termination by Lessee" then the
Port Authority may, at its option, pay to the Lessee the Lessee's Unamortized
Investment. Such option shall be evidenced by notice in writing to the Lessee by the Port Authority within sixty (60) days after the Lessee has given notice of termination. If the Port Authority fails to exercise such option, then the Port
Authority shall use its best efforts to relet the Premises.

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          (c) If the Port Authority relets the Premises prior to the date upon which this Lease would have expired but for such termination, then the net rent paid by the new tenant to the Port Authority (after deducting any costs and expenses incurred by the Port Authority in securing said new tenant and in complying with the terms of the lease to such tenant, including but not limited to costs of alteration and decoration of such Premises, in the event of termination pursuant to the provisions of paragraph (a)(1) of Section 83 hereof entitled "Termination by Lessee", and after deducting any costs and expenses incurred by the Port Authority for the maintenance of said Premises or for services furnished to the new tenant and after deducting the amounts which would have been payable as rent by the Lessee but for such termination) shall be paid over by the Port Authority to the Lessee until said amounts paid over equal the
Lessee's Unamortized Investment as of the date of termination. The obligation of the Port Authority to pay over to the Lessee any net rent received from such new tenant shall endure only while such new tenant continues to pay rent and occupy such Premises, and only while the Lessee's Unamortized Investment is unamortized, and in no event is such obligation to pay over to endure beyond the date upon which this Lease would have expired but for such termination.

SECTION 94. DEFINITIONS

          For the purposes of this Lease the following terms shall have the respective meanings given below:

     "$.01 Work Cost Savings Sub-total" shall have the meaning given such term in Subdivision (II)(b) of Section 4 hereof.

     "$.008 Work Cost Savings Sub-total" shall have the meaning given such term in Subdivision (II)(b) of Section 4 hereof.

     "$.01 Work Cost Savings" shall have the meaning given such term in
Subdivision (II)(b) of Section 4 hereof.

     "$.008 Work Cost Savings" shall have the meaning given such term in
Subdivision (II)(b) of Section 4 hereof.

     "5kV Electrical Power and Sanitary Sewer Work" shall have the meaning given such term in paragraph (m) of Section 2 hereof.

     "Abandoned Fuel Lines" shall have the meaning given such term in paragraph
(o) of Section 2 hereof.

     "Acceptance Date" shall have the meaning given such term in paragraph (o)
of Section 2 hereof.

     "Accommodated Handled Airline" shall mean a Scheduled Aircraft Operator to whom the Lessee provides Accommodations pursuant to Section 42 or Section 43 hereof and with whom the Lessee has entered into a Handling Agreement and with whom the Lessee and the Port Authority have entered into a written consent agreement covering the Port Authority's consent to such Handling Agreement.

                                      285

     "Accommodated Sublessee Airline" shall mean a Scheduled Aircraft Operator to whom the Lessee provides Accommodations pursuant to Section 42 or Section 43 hereof and with whom the Lessee has entered into a sublease agreement and with whom the Lessee and the Port Authority have entered into a written consent agreement covering the Port Authority's consent to such sublease agreement.

     "Accommodations" shall mean and include:

          (i) Use by a Requesting Airline, Accommodated Handled Airline or
Accommodated Sublessee Airline of Gate(s) and Gate Related Premises, on an
exclusive or non-exclusive basis, for its scheduled passenger flight operations;

          (ii) Utilities, janitorial services, security, maintenance and repair and other services and facilities necessary or desirable in connection with the use described in clause (i) above of this definition;

          (iii) Relocation of one or more of the scheduled flight operations of the Lessee to accommodate such Requesting Airline, Accommodated Handled Airline or Accommodated Sublessee Airline; and

          (iv) The towing by the Lessee of aircraft of the Lessee from a Gate if such Gate is needed to accommodate the scheduled passenger flight operations of a Requesting Airline, Accommodated Handled Airline or Accommodated Sublessee
Airline.

     "Accommodations Agreement" shall mean each agreement entered into between the Lessee and a Scheduled Aircraft Operator covering the Lessee's provision of
Accommodations at the Premises pursuant to Section 42 or Section 43 hereof, each of which shall be subject to the prior written consent of the Port Authority in accordance with this Lease.

     "Activity Based First Enplanement Rental" shall have the meaning given such term in Subdivision(II)(b) of Section 4 hereof.

     "Additional Baseline" shall have the meaning given such term in paragraph
(a) of Section 56 hereof.

     "Additional Baseline Work" shall have the meaning given such term in paragraph (a) of Section 56 hereof.

     "Additional Operator" shall have the meaning given such term in paragraph
(a) of Section 80 hereof.

     "Additional Sampling Location" shall have the meaning given such term in paragraph (m) of Section 56 hereof.

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     "Additional Zone" shall have the meaning given such term in paragraph (n)
of Section 56 hereof.

     "Adjusted Per Enplanement Rental Rate" shall have the meaning given such term in Subdivision (II)(b) of Section 4 hereof.

     "Adjustment Period" shall have the meaning given such term in Subdivision
(I) of Section 4 hereof.

     "Affiliate" shall mean in the singular and "Affiliates" shall mean in the plural any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the
Lessee and any Person in which the Lessee or a shareholder of the Lessee has an ownership, licensor/licensee or franchiser/franchisee interest or relationship, but if the Lessee shall be a corporation whose Voting Securities shall be registered with the Securities and Exchange Commission and publicly traded on a regular basis then only such shareholder of the Lessee having an ownership interest greater than five percent (5%). As used in this definition, the term
"control" (including the terms controlling, controlled by and under common control with) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of Voting Securities, by contract or otherwise.

     "Affiliated Scheduled Aircraft Operator" shall have the meaning given such term in paragraph (b) of Section 19 hereof.

     "Affiliated Scheduled Aircraft Operator Arrangement" shall have the meaning given such term in paragraph (b) of Section 19 hereof.

     "Agreement" shall mean this Agreement of Lease.

     "Air Terminal Highway" and "Air Terminal Highways" shall mean those portions of the Airport designated and made available temporarily or permanently by the Port Authority to the public for general or limited highway use.

     "Aircraft" shall mean airplanes, helicopters and every other contrivance now or hereafter used for the navigation of or flight in air or space.

     "Aircraft Operator" shall mean (a) a Person owning one or more aircraft which are not leased or chartered to any other Person for operation, or (b) a
Person to whom one or more aircraft are leased or chartered for operation whether the aircraft so owned, leased or chartered are military or non-military, or are used for private business, pleasure or governmental business, or for carrier or non-carrier operations, or for scheduled or non-scheduled operations or otherwise. Said phrase shall not mean the pilot of an aircraft unless he or she is also the owner or lessee thereof or a Person to whom such aircraft is chartered.

     "Airline Terminal Portion" shall have the meaning given such term in paragraph (o) of Section 2 hereof.

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     "Airline Terminal Portion of the Work" shall have the meaning given such term in paragraph (o) of Section 2 hereof.

     "Airport" shall mean John F. Kennedy International Airport, consisting of certain premises identified as "John F. Kennedy International Airport" on Sheet
JFK-1 of Exhibit A, and more particularly described in Exhibit B, annexed to the
Basic Lease, and such other property as may be acquired in connection with and added to such premises pursuant to the terms of the Basic Lease.

     "Airport Central Taxi Stack" shall have the meaning given such term in paragraph (b) of Section 46 hereof.

     "Airport Fueling Agreements" " shall have the meaning given such term in paragraph (o) of Section 2 hereof.

     Airside Civil Work" shall have the meaning given in paragraph (b) of
Section 2 hereof.

     "Airside Civil Work Item A Costs" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "AirTrain" shall have the meaning given such term in paragraph (a) of
Section 58 hereof.

     "AirTrain Moving Sidewalk Maintenance Contract" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "AirTrain Vertical Circulation Maintenance Contract" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Allocable Elements of Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Alternative" and "Alternatives" shall have the meaning given such terms in paragraph (c) of Section 73 hereof.

     "Alternative 1" shall have the meaning given such term in paragraph (c) of
Section 73 hereof.

     "Alternative 2" shall have the meaning given such term in paragraph (c) of
Section 73 hereof.

     "Alternative 3" shall have the meaning given such term in paragraph (c) of
Section 73 hereof.

     "Alternative 4" shall have the meaning given such term in paragraph (c) of
Section 73 hereof.

                                      288

     "Analyzed Item" shall have the meaning given such term in paragraph (a) of
Section 56 hereof.

     "Annual Capital Cost" shall have the meaning given such term in paragraph
(a) of Section 53 hereof.

     "Annual Period" shall have the meaning given such term in Subdivision (I)
of Section 4 hereof.

     "Anticipated Monthly Expenditure Schedule" shall have the meaning given such term in paragraph (e) of Section 2 hereof.

     "ASDO" shall have the meaning given such term in Schedule F attached hereto.

     "ASM" shall have the meaning given such term in paragraph (b) of Section 49 hereof.

     "Assignment of Redevelopment Work Contracts and Documents" shall have the meaning given such term in paragraph (q) of Section 2 hereof.

     "Associated Carrying Costs" shall have the meaning given such term in
Subdivision (II)(b) of Section 4 hereof.

     "Assumable Maintenance and Repair" shall have the meaning given such term in paragraph (a) of Section 53 hereof.

     "Assumable Maintenance and Repair Date" shall have the meaning given such term in paragraph (b) of Section 53 hereof."

     "Authorized Change Order" shall have the meaning given such term in paragraph (d) of Section 2 hereof.

     "Base Enplanement Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Base Percentage" shall have the meaning given such term in Subdivision
(II)(c) of Section 4 hereof.

     "Basic Lease" shall mean the Amended and Restated Agreement of Lease of the
Municipal Air Terminals between The City of New York, as Landlord, and the Port
Authority, as Tenant, dated as of November 24, 2004 and recorded in the office of the City Register of the City on December 3, 2004 under City Register File
No. 2004000748687, as the same from time to time may have been or may be supplemented, amended and/or restated.

     "BASIS" shall have the meaning given such term in Schedule F attached hereto.

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     "Bid Conditions" shall have the meaning given such term in Schedule E attached hereto.

     "Books and Records" shall have the meaning given such term in Section 65 hereof entitled "Books and Records".

     "Building No. 60" shall mean have the meaning given such term in paragraph
(a) of Section 2 hereof.

     "Building No. 60 AirTrain Connector Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Business Day" shall mean any day occurring Monday through Friday except
Business Day shall not include any New York State Legal Holidays or any other days on which the executive offices of the Port Authority are closed.

     "Calculated Fourth Additional Rent Amount" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

     "Capital Cost" shall have the meaning given such term in paragraph (a) of
Section 53 hereof.

     "Carrying Cost" shall have the meaning given such term in paragraph (a) of
Section 87 hereof.

     "Central Terminal Area" or "CTA" shall have the meaning given such term in paragraph (a) of Section 68 hereof.

     "Change Date" shall have the meaning given such term in paragraph (g) of
Section 43 hereof.

     "Change Order" shall have the meaning given such term in paragraph (d) of
Section 2 hereof.

     "Change in Control" shall have the meaning given such term in paragraph (a)
of Section 50 hereof.

     "Change of Control Date" shall have the meaning given such term in paragraph (a) of Section 50 hereof.

     "Changes in Landlord Rights" shall have the meaning given such term in
Section 51 hereof.

     "Chilled Water" shall have the meaning given such term in paragraph (a) of
Section 39 hereof.

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     "City" and "City of New York" shall mean the municipal corporation of the
State of New York known as the City of New York.

     "City Insureds" shall mean for any type of insurance required under this
Lease, the City, the City's officials and employees (but only if the Port
Authority's officials and employees are likewise insured), and the New York City
Economic Development Corporation, a local development corporation formed pursuant to Section 1411 of the Not-for-Profit Corporation Law of the State of
New York, or such successor entity as may be designated by the City.

     "Civil Aircraft Operator" shall mean a Person engaged in civil transportation by aircraft or otherwise operating aircraft for civilian purposes, whether governmental or private. If any such Person is also engaged in the operation of aircraft for military, naval or air force purposes, he or she shall be deemed to be a Civil Aircraft Operator only to the extent that he or she engages in the operation of aircraft for civilian purposes.

     "Claim" and "Claims" shall have the meaning given such terms in paragraph
(e) of Section 61 hereof.

     "Cogeneration Agreement" shall have the meaning given such term in paragraph (a) of Section 39 hereof.

     "Cogeneration Facility" shall have the meaning given such term in paragraph
(a) of Section 39 hereof.

     "Completion Date" shall have the meaning set forth in paragraph (n) of
Section 2 hereof.

     "Comprehensive Plan" shall have the meaning given such term in paragraph
(b) of Section 2 hereof.

     "Concession Areas" shall have the meaning given such term in paragraph (b)
of Section 73 hereof.

     "Concession Manager" shall have the meaning given such term in paragraph
(c) of Section 73 hereof.

     "Concourse" shall have the meaning given such term in paragraph (d) of
Section 73 hereof.

     "Condition Exceptions" shall have the meaning given such term in paragraph
(a) of Section 56 hereof.

     "Condition Survey" shall have the meaning given such term in paragraph (a)
of Section 54 hereof.

     "Condition Survey Contract" shall have the meaning given such term in paragraph (a) Section 54 hereof.

                                      291

     "Condition Survey Contractor" shall have the meaning given such term in paragraph (a) of Section 54 hereof.

     "Condition Survey Report" shall have the meaning given such term in paragraph (a) of Section 54 hereof.

     "Consolidated Counters" shall have the meaning given such term in paragraph
(b) of Section 66 hereof.

     "Construction Letter Agreement" shall have the meaning given such term in
Section 71 hereof.

     "Construction Work" shall have the meaning given such term in paragraph (b)
of Section 2 hereof.

     "Construction Work Dewatering" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Construction Work Indemnified Claim" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Construction Work Indemnified Party" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Contiguous Travel Costs" shall have the meaning given such term in paragraph (e) of Section 65 hereof.

     "Contractor" shall have the meaning given such term in Schedule E attached hereto.

     "Contract Documents" shall have the meaning given such term in paragraph
(g) of Section 2 hereof.

     "Cost Category" shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Cost of Assumable Maintenance and Repair" shall have the meaning given such term in paragraph (a) of Section 53 hereof.

     "Cost of Port Authority Construction Inspection" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of Port Authority Garage Materials Inspection" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

                                      292

     "Cost of Port Authority Requested Change Order" and "Cost of Port Authority
Requested Change Orders" shall have the meaning given such terms in paragraph
(a) of Section 87 hereof.

     "Cost of the Airside Civil Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the $.01 Work" shall have the meaning given such term in paragraph
(II)(b) of Section 4 hereof.

     "Cost of the $.008 Work" shall have the meaning given such term in paragraph (II) of Section 4 hereof.

     "Cost of the Building No. 60 AirTrain Connector Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Costs of the Condition Survey" shall have the meaning given such term in paragraph (a) of Section 54 hereof.

     "Cost of the Landside Civil Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the Lessee's $80 Million Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the Lessee's Redevelopment Work Elements" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the MOA Curtain Wall Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the Parking Garage Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the Passenger Terminal Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the Port Authority Redevelopment Work Elements" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the Redevelopment Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Cost of the Terminal 5 AirTrain Connector Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

                                      293

     "CPI" or "Consumer Price Index" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "CPI Change" shall have the meaning given such term in Exhibit 49.1 hereof.

     "CPI Percentage Increase" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "CTA" shall have the meaning given such term in paragraph (a) of Section 46 hereof.

     "CTA Ground Transportation Service" shall have the meaning given such term in paragraph (b) of Section 68 hereof.

     "CTA Omnibus Service" shall have the meaning given such term in paragraph
(b) of Section 68 hereof.

     "CTA Supplementary Service" shall have the meaning given such term in paragraph (b) of Section 68 hereof.

     "Currency Exchange Operator" shall have the meaning given such term in paragraph (a) of Section 78 hereof.

     "Date of the Taking" shall have the meaning given such term in paragraph
(a) of Section 18 hereof.

     "DBO" and "Date of Beneficial Occupancy" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Debt" shall have the meaning given such term in Exhibit 49.1 hereof.

     "Debt Financings" shall have the meaning given such term in Exhibit 49.1 hereof.

     "DEC" shall mean the New York State Department of Environmental
Conservation.

     "DEC Required Remediation" shall have the meaning given such term in paragraph (s) of Section 2 hereof.

     "Defect" shall have the meaning given such term in paragraph (o) of Section
2 hereof.

     "Design Development Documents" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Direct or Indirect Beneficial Ownership" shall have the meaning given such term in paragraph (a) of Section 50 hereof.

                                      294

     "Director of Aviation" shall have the meaning given such term in
Subdivision (II)(b) of Section 4 hereof.

     "Director of Redevelopment of the Port Authority" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Discharge" shall have the meaning given such term in paragraph (i) of
Section 61 hereof.

     "Disposal" shall have the meaning given such term in paragraph (k) of
Section 56 hereof.

     "Distribution Portion of the System" shall mean the Distribution Portion of the System as described in the Airport Fueling Agreements.

     "Distribution Portion Work" shall have the meaning given such term in paragraph (o) of Section 2 hereof.

     "EEO" shall have the meaning given such term in Schedule E hereof.

     "Effective Date" shall have the meaning given such term in the first paragraph hereof.

     "Effective Period" shall have the meaning given such term in paragraph (c)
of Section 92 hereof.

     "Element Budget shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Element of Cost" shall have the meaning given such term in paragraph (a)
of Section 87 hereof.

     "Element of Work" and "Elements of Work" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Eligible Below Ground Asbestos" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Eligible Below Ground Asbestos Disposal Cost" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Employee Surface Carrier(s)" shall have the meaning given such term in paragraph (a) of Section 67 hereof.

     "Enplanement" shall have the meaning given such term in Subdivision (I) of
Section 4 hereof.

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     "Enplanement Rental" shall have the meaning given such term in Subdivision
(I) of Section 4 hereof.

     "Environmental Damages" shall mean any one or more of the following: (i)
the presence in, on, or under the Premises of any Hazardous Substance whether such presence occurred prior to or during the term of the letting under this
Agreement or resulted from any act or omission of the Lessee or others, and/or
(ii) the disposal, discharge, release or threatened release of any Hazardous
Substance from the Premises or of any Hazardous Substance from under the
Premises and/or (iii) the presence of any Hazardous Substance in, on or under other property at the Airport as a result of (a) the Lessee's use and occupancy of the Premises or the performance of the Construction Work or any other work or activities at the Premises or (b) a migration of a Hazardous Substance from the
Premises or from under the Premises or (c) the Lessee's operations at the
Airport, and/or (iv) any personal injury, including wrongful death, or property damage, arising out of or related to any Hazardous Substance described in (i),
(ii) or (iii) above, and/or (v) the violation of any Environmental Requirement pertaining to any Hazardous Substance described in (i), (ii) or (iii) above, the
Premises and/or the activities thereon.

     "Environmental Requirement" shall mean in the singular and "Environmental
Requirements" shall mean in the plural all common law and all past, present and future laws, statutes, enactments, resolutions, regulations, rules, directives, ordinances, codes, licenses, permits, orders, memoranda of understanding and memoranda of agreement, guidances, approvals, plans, authorizations, concessions, franchises, requirements and similar items of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the
United States, states and political subdivisions thereof, all pollution prevention programs, "best management practices plans", and other programs adopted and agreements made by the Port Authority (whether adopted or made with or without consideration or with or without compulsion), with any government agencies, departments, commissions, boards, bureaus or instrumentalities of the
United States, states and political subdivisions thereof, and all judicial, administrative, voluntary and regulatory decrees, judgments, orders and agreements relating to the protection of human health or the environment, and in the event that there shall be more than one compliance standard, the standard for any of the foregoing to be that which requires the lowest level of a
Hazardous Substance, the foregoing to include without limitation:

          (i) All requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, releases or threatened releases of Hazardous Substances into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, or the transfer of property on which Hazardous Substances exist;

          (ii) All requirements pertaining to the protection from Hazardous
Substances of the health and safety of employees or the public; and

          (iii) The Atomic Energy Act of 1954 , 42 U.S.C. Section 2011 et. seq.;
the Clean Water Act also known as the Federal Water Pollution Control Act, 33
U.S.C. Section 1251 et. seq.; the Clean Air Act, 42 U.S.C. Section 7401 et.
seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section
136 et. seq.; the Comprehensive Environmental

                                      296

Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et. seq.; the
Superfund Amendments and Reauthorization Act of 1986 ("SARA"), Section 2701 et.
seq. ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section
11001 et. seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651
et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et.
seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and
Recovery Act, 42 U.S.C. Section 6901 et. seq.; the Toxic Substances Control Act,
15 U.S.C. Section 2601 et. seq.; the Safe Drinking Water Act of 1974, 42 U.S.C.
Sections 300f-300h-11 et. seq.; the New York State Environmental Conservation
Law; the New York State Navigation Law; together, in each case, with any amendment thereto, and the regulations adopted, guidances, memoranda and publications promulgated thereunder and all substitutions thereof.

     "Equal Employment Opportunity" or "EEO" shall have the meaning given such term in Schedule E hereof.

     "Event of Default" shall have the meaning given such term in Exhibit 92.1 hereof.

     "Excess Price" shall have the meaning given such term in paragraph (c) of
Section 68 hereof.

     "Exhibit 1.1" shall have the meaning given such term in paragraph (a) of
Section 1 hereof.

     "Exhibit 1.3" shall have the meaning given such term in paragraph (c) of
Section 1 hereof.

     "Exhibit 1.4" shall have the meaning given such term in paragraph (c) of
Section 1 hereof.

     "Exhibit 2.1" shall have the meaning given such term in paragraph (a) of
Section 2 hereof.

     "Exhibit 2.2" shall have the meaning given such term in paragraph (a) of
Section 2 hereof.

     "Exhibit 2.4" shall have the meaning given such term in paragraph (a) of
Section 2 hereof.

     "Exhibit 2.5" shall have the meaning given such term in paragraph (a) of
Section 2 hereof.

     "Exhibit 2.6" shall have the meaning given such term in paragraph (a) of
Section 2 hereof.

     "Exhibit 2.7" shall have the meaning given such term in paragraph (b) of
Section 2 hereof.

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     "Exhibit 2.8" shall have the meaning given such term in paragraph (b) of
Section 2 hereof.

     "Exhibit 2.9" shall have the meaning given such term in paragraph (b) of
Section 2 hereof.

     "Exhibit 2.10" shall have the meaning given such term in paragraph (b) of
Section 2 hereof.

     "Exhibit 2.11" shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Exhibit 2.12" shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Exhibit 2.13" shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Exhibit 2.14" shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Exhibit 2.15" shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Exhibit 2.16" shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Exhibit 2.17" shall have the meaning given such term in paragraph (m) of
Section 2 hereof.

     "Exhibit 2.18" shall have the meaning given such term in paragraph (q) of
Section 2 hereof.

     "Exhibit 2.19" shall have the meaning given such term in paragraph (t) of
Section 2 hereof.

     "Exhibit 49.1" shall have the meaning given such term in paragraph (a) of
Section 49 hereof.

     "Exhibit 56.1" shall have the meaning given such term in paragraph (a) of
Section 56 hereof.

     "Exhibit 56.2" shall have the meaning given such term in paragraph (a) of
Section 56 hereof.

                                      298

     "Exhibit 56.3" shall have the meaning given such term in paragraph (a) of
Section 56 hereof.

     "Exhibit 56.4" shall have the meaning given such term in paragraph (a) of
Section 56 hereof.

     "Exhibit 68.1 " shall have the meaning given such term in paragraph (a) of
Section 68 hereof.

     "Exhibit 87.1" shall have the meaning given such term in paragraph (a) of
Section 87 hereof.

     "Exhibit 87.2" shall have the meaning given such term in paragraph (d) of
Section 87 hereof.

     "Existing Condition" shall have the meaning given such term in paragraph
(a) of Section 56 hereof.

     "Existing Tank" and "Existing Tanks" shall have the meaning given such terms in paragraph (a) of Section 61 hereof.

     "Exit Baseline" shall have the meaning given such term in Section 56 hereof.

     "Exit Baseline Certificate" shall have the meaning given such term in paragraph (v) of Section 56 hereof.

     "Exit Baseline Report" shall have the meaning given such term in Section 56 hereof.

     "Exit Ground Water Threshold Level" shall have the meaning given such term in Section 56 hereof.

     "Exit Soil Threshold Level" shall have the meaning given such term in
Section 56 hereof.

     "Expiration Date" shall have the meaning given such term in paragraph (a)
of Section 3 hereof.

     "Extended Second Enplanement Rental Abatement End Date" shall have the meaning given such term in Subdivision (II)(b) of Section 4 hereof.

     "Fifth Accrued Amount" shall have the meaning given such term in
Subdivision (II)(e) of Section 4 hereof.

     "Fifth Additional Rental" shall have the meaning given such term in
Subdivision (II)() of Section 4 hereof.

                                      299

     "Fifth Additional Rental Amount" shall have the meaning given such term in
Subdivision (II)(c) of Section 4 hereof.

     "Fifth Base Factor" shall have the meaning given such term Subdivision
(II)(c) of Section 4 hereof.

     "Fifth Base Factor Product" shall have the meaning given such term in
Subdivision (II)(c) of Section 4 hereof.

     "Fifth Ground Rental" shall have the meaning given such term in Subdivision
(I) of Section 4 hereof.

     "Fifth Project Contingency Payment" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

     "Fifth Rental Factor" shall have the meaning given such term in Subdivision
(II)(c) of Section 4 hereof.

     "Fifth Variable Per Enplanement Rental Rate" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Final Date" shall have the meaning given such term in paragraph (a) of
Section 87 hereof.

     "Final Payment Date" shall have the meaning given such term in Subdivision
(I) in Section 4 hereof.

     "First Additional Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "First Adjustment Period" shall have the meaning given such term in
Subdivision(I) of Section 4 hereof.

     "First Commencement Period" shall have the meaning given such term in paragraph (a) of Section 43 hereof.

     "First Enplanement Date" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "First Enplanement Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "First Ground Rental" shall have the meaning given such term in Subdivision
(I) of Section 4 hereof.

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     "First Temporary Enplanement Date" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "First Variable Per Enplanement Rental Rate" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Flight Wing I Tube" shall have the meaning given such term in paragraph
(a) of Section 2 hereof.

     "Flight Wing II Tube" shall have the meaning given such term in paragraph
(a) of Section 2 hereof.

     "Foreign Currency Exchange Service" shall have the meaning given such term in paragraph (a) of Section 78.

     "Fourth Additional Monthly Percentage" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

     "Fourth Additional Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Fourth Additional Rental Adjustment" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

     Fourth Additional Rental Commencement Date" shall have the meaning given such term in Subdivision (II) of Section 4 hereof.

     "Fourth Pre-DBO Rental Factor" shall have the meaning given such term in
Subdivision (II) of Section 4 hereof.

     "Fourth Ground Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Fourth Pre-DBO Rental Factor" shall have the meaning given such term in
Subdivision (II)(c) of Section 4 hereof.

     "Fourth Variable Per Enplanement Rental Rate" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Free Product" shall have the meaning given such term in paragraph (g) of
Section 2 hereof.

     "Fuel Line Risks" shall have the meaning given such term in paragraph (o)
of Section 2 hereof.

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     "Fuel Line Work" shall have the meaning given such term in paragraph (o) of
Section 2 hereof.

     "Full Enplanement Rental Commencement Date" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Gate" shall mean in the singular an airline passenger aircraft loading and unloading building gate position at the Premises and "Gates" shall mean in the plural more than one airline passenger aircraft loading and unloading building gate position at the Premises.

     "Gate Related Premises" shall mean as to each Gate in the Premises, all related (as determined by the Port Authority) aircraft ramp and gate position capacity and related passenger terminal space and facilities including, but not limited to, passenger ticketing, passenger check-in, baggage handling and flight information systems, passenger lounge and waiting areas, holding rooms, loading bridges, baggage claims and appropriate signage and public identification, and such other facilities reasonably required for the functional use of a Gate or
Gates.

     "General Airport Agreement" shall mean those certain agreements and leases of premises entitled "John F. Kennedy International Airport," dated as of
January 1, 1953 entered into by the Port Authority with various Aircraft
Operators (as the same may have been supplemented, amended and extended) which governed the rights, privileges, duties and obligations of and between the parties thereto with respect to the Airport and which continue to govern the rights, privileges, duties and obligations of and between the Port Authority and the Aircraft Operators at the Airport with respect to the Airport hydrant fueling system and fueling fees, as the same has been extended by the Standstill
Agreement and the Second Standstill Agreement.

     "General Constructions Costs" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "General Contractor" shall have the meaning given such term in paragraph
(g) of Section 2 hereof.

     "General Manager of the Airport" shall mean the person or persons from time to time designated by the Port Authority to exercise the powers and functions vested in the said General Manager by this Agreement; but until further notice from the Port Authority to the Lessee it shall mean the General Manager (or the temporary or acting General Manager) of the Airport for the time being, or his duly designated representative or representatives.

     "Governmental Authority", "Governmental Board" and "Governmental Agency"
shall each mean federal, state, municipal and other governmental authorities, boards and agencies of any state, nation or government, except that they shall not be construed to include The Port Authority of New York and New Jersey, the lessor under this Agreement.

     "Gross Receipts" shall mean and include all monies paid or payable to an
Operator for sales made and for services rendered at or from the Premises, and outside the Premises, if the

                                      302

order therefor is received at the Premises, and any other revenues of any type arising out of or in connection with the Operator's operations at the Premises, provided, however, that any taxes or other governmental charges imposed by law which are separately stated to and paid by a customer and directly payable to the taxing authority by the Operator, shall be excluded therefrom, provided, further, however, with respect Alternative 4, the term "Gross Receipts" as such term is used in Sections 59, 73, 74, 75, 77, 78 and 80 hereof shall mean with respect to the Lessee monies paid or payable to the Lessee for sales made and for services rendered by the Lessee pursuant to or in connection with Sections
59 and 73 through 82 hereof.

     "Ground Carrier Permittees" shall have the meaning given such term in paragraph (b of Section 67 hereof.

     "Ground Rental Base Rate" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Ground Transportation Operators" shall have the meaning given such term in paragraph (a) of Section 66 hereof.

     "Group VI Aircraft" shall have the meaning given such term in paragraph (a)
of Section 2 hereof.

     "Ground Water Threshold Level" shall have the meaning given such term in paragraph (j) of Section 56 hereof.

     "Guaranteed Annual Enplanements" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Guide" shall have the meaning given such term in paragraph (f) of Section
43 hereof.

     "Handled Airlines" shall mean any Requesting Airline, Accommodated Handled
Airlines, Accommodated Sublessee Airlines and any other Scheduled Aircraft
Operators who are operating at the Airport pursuant to accommodations provided by the Lessee, whether pursuant to a sublease agreement, Handling Agreement or a combination of both, which agreement has been consented to by the Port Authority and which consent remains in full force and effect.

     "Handling Agreement" shall mean a ground handling or handling agreement, as such terms are used and understood in the aviation industry, or any other agreement entered in to between the Lessee and an Aircraft Operator whereby the
Lessee provides the types of services provided by a handling Aircraft Operator to a handled Aircraft Operator under a ground handling or handling agreement, it being understood and agreed that the Lessee shall have no right to enter into a
Handling Agreement without the prior written consent of the Port Authority.

     "Hazardous Substance" shall mean and include in the singular and "Hazardous
Substances" shall mean and include in the plural any pollutant, contaminant, toxic or hazardous waste, dangerous substance, noxious substance, toxic substance, flammable, explosive or radioactive material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls

                                      303

("PCBs"), chemicals known to cause cancer, endocrine disruption or reproductive toxicity, petroleum and petroleum products and other substances which have been or in the future shall be declared to be hazardous or toxic, or the removal, containment or restriction of which have been or in the future shall be required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which have or in the future shall be restricted, prohibited, regulated or penalized by any federal, state, county, or municipal or other local statute or law now or at any time hereafter in effect as amended or supplemented and by the regulations adopted and publications promulgated pursuant thereto.

     "Hazardous Waste" shall have the meaning given such term in Section 261.3 of 40 CFR Part 261, Subpart A, as such meaning may be amended from time to time in paragraph (a) of Section 2 hereof.

     "Hot Water" shall have the meaning given such term in paragraph (a) of
Section 39 hereof entitled "Hot Water and Chilled Water Requirements".

     "Immaterial Change" shall have the meaning given such term in paragraph (d)
of Section 2 hereof.

     "Immaterial Change Order" shall have the meaning given such term in paragraph (d) of Section 2 hereof.

     "Incremental Dewatering Cost" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Incremental Per Ton Cost of the Shared Soil Disposal Work" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Incremental Soil Disposal Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Indebtedness" shall have the meaning given such term in Exhibit 49.1 hereof.

     "Indemnified Claim" shall have the meaning given such term in paragraph (a)
of Section 13 hereof .

     "Indemnified Party" shall have the meaning given such term in paragraph (a)
of Section 13 hereof.

     "In-Flight Meal Operator" shall have the meaning given such term in paragraph (a) of Section 72 hereof.

     "In-Flight Meals" as used in the air transportation industry and in this
Agreement is a term of art and includes food, beverages, snacks, non-reusable supplies, materials, dry goods and all services rendered in connection therewith.

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     "Initial Base Enplanement Rental" shall have the meaning given such term in paragraph (I) of Section 4 hereof.

     "Initial Base Guaranteed Annual Enplanements" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Initial Fourth Ground Rental Abatement Rate" shall have the meaning given such term in Subdivision (III)(d) of Section 4 hereof.

     "Initial Minimum Enplanement Rental" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Initial Post Construction Baseline" shall have the meaning given such term in Exhibit 56.1 attached hereto.

     "Initial Post Construction Baseline Certificate" shall have the meaning given such term in paragraph (m) of Section 56 hereof.

     "Initial Post Construction Baseline Effective Date" shall have the meaning given such term in Section 56 hereof.

     "Initial Post Construction Baseline Work" shall have the meaning given such term in Section 56 hereof.

     "Initial Second Ground Rental Abatement Rate" shall have the meaning given such term in Subdivision (III)(b) of Section 4 hereof.

     "Initial Security Amount" shall have the meaning given such term in paragraph (c) of Section 92 hereof.

     "Initial Third Ground Rental Abatement Rate" shall have the meaning given such term in Subdivision (III) of Section 4 hereof.

     "Initial Price" shall have the meaning given such term in paragraph (c) of
Section 68 hereof.

     "Item A Costs" shall have the meaning given such term in paragraph (a) of
Section 87 hereof.

     "Itinerant Aircraft" shall have the meaning given such term in paragraph
(a) of Section 70 hereof.

     "JFK Flight Fees Agreements" shall mean the separate agreements designated therein as JFK Flight Fees Agreements effective as of January 1, 2004 entered into between the Port Authority and various Aircraft Operators at the Airport
(described therein as "Signatory

                                      305

Airlines") covering the payment of flight fees at the Airport and the other matters covered thereby.

     "JFK SPDES Permit" shall have the meaning given such term in paragraph (g)
of Section 2 hereof.

     "KIAC" shall have the meaning given such term in paragraph (a) of Section
39 hereof.

     "Landside Civil Work" shall have the meaning given in paragraph (b) of
Section 2 hereof.

     "Landside Civil Work Item A Costs" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Lease" shall mean this Agreement of Lease.

     "Lease AYD-265" shall have the meaning given such term in paragraph (g) of
Section 1 hereof.

     "Lease Commencement Date" shall have the meaning given such term in the initial Witnesseth paragraph hereof.

     "Leased Premises" shall have the meaning given such term in Exhibit 87.1 hereof.

     "Lessee" shall mean JetBlue Airways Corporation, a corporation of the State of Delaware.

     "Lessee Change Order" shall have the meaning given such term in paragraph
(d) of Section 2 hereof.

     "Lessee Environmental Representative" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Lessee Hazardous Substance" shall have the meaning given such term in paragraph (q) of Section 56 hereof.

     "Lessee Proposed Change" shall have the meaning given such term in paragraph (d) of Section 2 hereof.

     "Lessee Tank" and "Lessee's Tanks" shall have the meaning given such terms in paragraph (a) of Section 61 hereof.

     "Lessee's $80 Million Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Lessee's Act" shall have the meaning given such term in paragraph (a) of
Section 56 hereof.

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     "Lessee's Administrative Amount" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Lessee's Basic Schedule for 2009" shall have the meaning given such term in paragraph (b) of Section 43 hereof.

     "Lessee's Commencement Basic Schedule" shall have the meaning given such term in paragraph (a) of Section 43 hereof.

     "Lessee's Cost of the Exit Baseline" shall have the meaning given such term in Section 56 hereof.

     "Lessee's Cost of the Initial Post Construction Baseline" shall have the meaning given such term in Section 56 hereof.

     "Lessee's Dewatering Permit" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Lessee's Dewatering System" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Lessee's Eligible Below Ground Asbestos Disposal Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Lessee's Incremental Dewatering Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Lessee's Personal Property" shall have the meaning given such term in paragraph (a) of in Section 29 hereof.

     "Lessee's Shared Environmental Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Lessee's Soil Disposal Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Lessee's Unamortized Investment" shall mean an amount equal to the lesser of (x) Eighty Million Dollars and No Cents ($80,000,000.00) or (y) the s Cost of
the Lessee's $80 Million Work, after deduction from such lesser amount, of an amount equivalent to an allowance for depreciation and amortization; such allowance to be computed on a straight-line basis from the earlier of (i) the fifth (5th) anniversary of the Lease Commencement Date or (ii) DBO to the end of
the average useful life thereof (as determined under generally accepted United
States accounting principles) or the Expiration Date, whichever is the shorter.
The foregoing computation to be made shall not take into consideration the effect of accelerated amortization, if

                                      307

any, granted to or taken by the Lessee on its books or otherwise under the provisions of Section 168(a) of Title 26 USCA or similar legislation hereafter enacted.

     "Letter of Credit" shall have the meaning given such term in Exhibit 92.1 hereof.

     "Local Business Enterprise" or "LBEs" shall have the meaning given such term in Schedule F attached hereto.

     "Long Island Well Permit" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Material Change" shall have the meaning given such term in paragraph (d)
of Section 2 hereof.

     "Material Change Order" shall have the meaning given such term in paragraph
(d) of Section 2 hereof.

     "Material Part" shall have the meaning given such term in paragraph (a) of
Section 18 hereof.

     "Matter" shall have the meaning given such term in paragraph (k) of Section
56 hereof.

     "Maximum Security Amount" shall have the meaning given such term in paragraph (c) of Section 92 hereof.

     "Meaningful Participation" shall have the meaning given such term in
Schedule E hereof.

     "Measuring Period" shall have the meaning given such term in paragraph (f)
of Section 43 hereof.

     "Memorandum of Agreement" and "MOA" shall mean the memorandum of agreement entered into between and among the Port Authority, the New York State Historic
Preservation Office, the Federal Aviation Administration and the Advisory
Council on Historic Preservation for the rehabilitation, restoration, and adaptive reuse of Building No. 60, a copy of which is attached hereto, hereby made a part hereof and marked "Exhibit 94".

     "Metro Area" shall have the meaning given such term in paragraph (f) of
Section 73 hereof.

     "Migrated Hazardous Substances" shall have the meaning given such term in paragraph (a) of Section 56 hereof.

     "Minimum Enplanement Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

                                      308

     "Minimum First Enplanement Rental" shall have the meaning given such term in Subdivision (II)(b) of Section 4 hereof.

     "Minority" shall have the meaning given such term in Schedule E hereof.

     "Minority Business Enterprise" or "MBE" shall have the meaning given such term in Schedule E.

     "MOA Curtain Wall Work" shall have the meaning given such term in paragraph
(b) of Section 2 hereof.

     " MOA Flight Wing II Work" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Monthly Percentage" shall have the meaning given such term in Subdivision
(II)(c) of Section 4 hereof.

     "Monthly Period" shall have the meaning given such term in Subdivision (I)
of Section 4 hereof.

     "Net Cost of Port Authority Requested Change Orders" shall have the meaning given to such term in paragraph (a) of Section 87 hereof.

     "New Airport Fueling Agreements" shall mean such of the separate agreements or agreements if and when entered into by the Port Authority and airlines granting at the Airport which would cover the operations of the Airport Fuel
Storage and Distribution System in replacement of the aviation fuel provisions of the General Airport Agreement.

     "New Isolation Valve Pit" shall have the meaning given such term in paragraph (o) of Section 2 hereof.

     "New Passenger Terminal" shall have the meaning given in paragraph (a) of
Section 2 hereof.

     "New System Components" shall have the meaning given such term in paragraph
(o) of Section 2 hereof.

     "Newsstand Operator" shall have the meaning given such term in paragraph
(a) of Section 77.

     "Non-Related Entity" shall have the meaning given such term in paragraph
(c) of Section 73 hereof.

     "Notice of Shell Completion Date" shall have the meaning given such term in paragraph (b) of Section 92 hereof.

                                      309

     "Notice of Termination" shall have the meaning given such term in paragraph
(a) of Section 20 hereof.

     "NYPT" shall have the meaning given such term in paragraph (d) of Section
73 hereof.

     "Obligations" shall have the meaning given such term in paragraph (c) of
Section 92 hereof.

     "Obligor" shall have the meaning given such term in Exhibit 92.1 hereof.

     "Off-Premises Utility Service Line Work" shall have the meaning given such term in paragraph (m) of Section 2 hereof.

     "Operation and Maintenance Cost" shall have the meaning given such term in paragraph (a) of Section 53 hereof.

     "Operator" shall mean and include each and every Retail Manager, Restaurant
Operator, Newsstand Operator, Currency Exchange Operator, Retail Bank Operator,
Additional Operator, Employee Surface Carrier, Ground Carrier Permittee,
Passenger Surface Carrier, In-flight Meal Operator and any other Person who conducts any business or operations on or at the Premises and for which the Port
Authority shall impose a fee or rental on the conduct of such business and operations.

     "Optional Expiration Date" shall have the meaning given such term in paragraph (b) of Section 3 hereof.

     "Other Users" shall mean the meaning given such term in paragraph (o) of
Section 2 hereof.

     "Outstanding Claim" shall have the meaning given such term in paragraph (a)
of Section 87 hereof.

     "Parcel T" shall have the meaning given such term in paragraph (a) of
Section 89 hereof.

     "Parcel T Surrender Date" shall have the meaning given such term in paragraph (b) of Section 89 hereof.

     "Parcel T Termination Notice" shall have the meaning given such term in paragraph (a) of Section 89 hereof.

     "Parcel Z" shall have the meaning given such term in paragraph (c) of
Section 5 hereof.

     "Parcel Z Approval Plan" shall have the meaning given such term in paragraph (c) of Section 5 hereof.

                                      310

     "Parking Garage" shall have the meaning given in paragraph (a) in Section 2 hereof.

     "Parking Garage Basis of Design" shall have the meaning given in paragraph
(a) of Section 2 hereof.

     "Parking Garage Circulation Facilities" shall have the meaning given in paragraph (b) Section 2 hereof.

     "Parking Garage DEC Delay" shall have the meaning given such term in paragraph (s) of Section 2 hereof.

     "Parking Garage DEC Delay Costs" shall have the meaning given such term in paragraph (s) of Section 2 hereof.

     "Parking Garage Fire Safety Equipment Maintenance Contract" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Parking Garage Site" shall have the meaning given in paragraph (a) in
Section 2 hereof.

     "Parking Garage Vertical Circulation Maintenance Contract" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Parking Garage Work" shall have the meaning given in paragraph (b) of
Section 2 hereof.

     "Parking Garage Work Completion Date" shall have the meaning given such term in paragraph (n) of Section 2 hereof.

     "Parking Garage Work Item A Costs" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Participants" shall have the meaning given such term in paragraph (d) of
Section 68 hereof.

     "Passenger Surface Carrier or Carriers" shall have the meaning given such terms in paragraph (d) of Section 67 hereof.

     "Passenger Terminal Work" shall have the meaning set forth in paragraph (b)
of Section 2.

     "Passenger Terminal Work Item A Costs" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Per Enplanement Rental Rate" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

                                      311

     "Per Ton Cost of the Shared Soil Disposal Work" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Period of Underutilization" shall have the meaning given such term in paragraph (d) of Section 43 hereof.

     "Permitted Modification" shall have the meaning given such term in paragraph (o) of Section 2 hereof.

     "Person" shall mean not only a natural person, corporation or other legal entity, but also two or more natural persons, corporations or other legal entities acting jointly as a firm, partnership, unincorporated association, consortium, joint adventurers or otherwise.

     "Port Authority" shall mean the Port Authority of New York and New Jersey, a body corporate and politic, established by Compact between the States of New
Jersey and New York with the consent of the Congress of the United States of
America.

     "Port Authority Backfill Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Port Authority Delay Costs" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Port Authority Eligible Below Ground Asbestos Disposal Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Port Authority Incremental Dewatering Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Port Authority Non-Shared Soil" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Port Authority Non-Shared Soil Disposal Costs" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Port Authority Payment" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Port Authority Payment Work" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Port Authority Requested Change" shall have the meaning set forth in paragraph (d) of Section 2 hereof.

     "Port Authority Requested Change Order" shall have the meaning set forth in paragraph (d) of Section 2 hereof.

                                      312

     "Port Authority Service Contract" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Port Authority Shared Soil" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Port Authority's Cost of the Exit Baseline" shall have the meaning given such term in Section 56 hereof.

     "Port Authority's Share of the Cost of the Lessee's Project Contingency
Costs" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Port Authority's Share of the Cost of the Lessee's Redevelopment Work
Elements" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Port Authority's Shared Soil Disposal Costs"" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Port of New York District" shall have the meaning set forth in Article II of the Compact.

     "Post Construction Baseline" shall have the meaning given such term in paragraph (a) of Section 56 hereof.

     "Post-DBO Accrued Amount" shall have the meaning given such term in
Subdivision (II)(c) of Section 4 hereof.

     "Post-DBO Additional Rental Commencement Date" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Post-DBO Base Factor" shall have the meaning given such term in
Subdivision II (c) of Section 4 hereof.

     "Post-DBO Base Factor Product" shall have the meaning given such term in
Subdivision (II)(c) of Section 4 hereof.

     "Post-DBO Project Contingency Payment" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

     "Post-DBO Rental Factor" shall have the meaning given such term in
Subdivision (II)(c) of Section 4 hereof.

     "Post-DBO Third Additional Rental Amount" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

                                      313

     "Pre-DBO Additional Rental Amount" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

     "Pre-DBO Base Factor" shall have the meaning given such term in Subdivision
(II)(c) of Section 4 hereof.

     "Pre-DBO Base Factor Product" shall have the meaning given such term in
Subdivision (II)(c) of Section 4 hereof.

     "Pre-DBO Payment Accrued Amount" shall have the meaning given such term in
Subdivision (II)(c) of Section 4 hereof.

     "Pre-DBO Project Contingency Payment" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

     "Pre-DBO Rental Factor" shall have the meaning given such term in
Subdivision (II)(d) in Section 4 hereof.

     "Premises" shall have the meaning given such term in paragraph (a) of
Section I hereof.

     "Premises Circulation Facilities" shall have the meaning set forth in paragraph (b) of Section 2 hereof.

     "Premises Distribution Line" shall have the meaning given such term in paragraph (o) of Section 2 hereof.

     "Prior Work" shall have the meaning given such term in Section 71 hereof.

     "Project Budget" shall have the meaning given such term in paragraph (e) of
Section 2 hereof.

     "Project Contingency Payment" and "Project Contingency Payments" shall have the meanings given such terms in paragraph (a) of Section 87 hereof.

     "Project Costs" " shall have the meaning given such term in paragraph (a)
of Section 2 hereof.

     "Proposed Change" shall have the meaning given such term in paragraph (d)
of Section 2 hereof.

     "Pro-Rata Share" shall mean with respect to each Gate at the Premises,
3.84615%.

     "Public Aircraft Facilities" shall mean the following facilities, as they may from time to time be provided and maintained by the Port Authority at the
Airport for public and common use, including use by Civil Aircraft Operators, for the following purposes and which (except as provided in Section 12.12 of the
General Airport Agreement or Section 14 of the JFK Flight Fees

                                      314

Agreement, as applicable) are usable for such purposes regardless of whether or not they are actually used or usable in whole or in part by the Lessee:

          (i)  Public Aircraft Parking and Storage Area; and

          (ii) Public Ramp and Apron Area; and

          (iii) Runways; and

          (iv) Taxiways; and

          (v) Facilities Incidental to the Runways, Ramp and Apron Area,
Aircraft Parking and Storage Area and Taxiways.

     "Public Aircraft Parking and Storage Space" shall mean space at the Airport for the purpose of parking and storing Aircraft, for the purpose of servicing
Aircraft with fuel and lubricants and other supplies for use thereon, and for the purpose of making minor or emergency repairs to Aircraft.

     "Public Landing Area" shall mean the area of land at the Airport including
Runways, Taxiways and the areas between and adjacent to Runways and Taxiways, designated and made available from time to time by the Port Authority for the landing and taking off of aircraft.

     "Public Ramp and Apron Area" shall mean the area adjacent to the Public
Landing Area designated and made available from time to time by the Port
Authority for common use for the loading or unloading of passengers or cargo to or from aircraft using the Public Landing Area.

     "QF Status" shall have the meaning given such term in paragraph (b) of
Section 39 hereof.

     "Qualified Assignee" shall have the meaning given such term in paragraph
(a) of Section 19 hereof.

     "RAC" and "Redevelopment Advisory Committee" shall have the meaning given such term in paragraph (c) of Section 2 hereof.

     "RCS" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Re-designated Airline Terminal Portion of the System" shall have the meaning given such term in paragraph (o) of Section 2 hereof.

     "Redesignation Date" shall have the meaning given such term in paragraph
(o) of Section 2 hereof.

     "Redevelopment of Terminal 5/6 FONSI/ROD" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

                                      315

     "Redevelopment Work" shall have the meaning set forth in paragraph (b) of
Section 2 hereof.

     "Redevelopment Work Certificate" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Redevelopment Work Contract" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Redevelopment Work Contracts and Documents" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Redevelopment Work Contractor" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Redevelopment Work Construction Applications" shall have the meaning given in paragraph (a) of Section 2 hereof.

     "Redevelopment Work Project Schedule" shall have the meaning given such term in paragraph (e) of Section 2 hereof.

     "Redevelopment Work Site" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Reference Month" shall have the meaning given such term in Subdivision (I)
of Section 4 hereof.

     "Related Entity" shall have the meaning given such term in paragraph (c) of
Section 73 hereof.

     "Relocation Work" shall have the meaning given such term in paragraph (m)
of Section 2 hereof.

     "Remedial Action Work Plan" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Remediation Completion Report" shall have the meaning given such term in paragraph (n) of Section 56 hereof.

     "Removed Material" shall have the meaning given such term in paragraph (g)
of Section 2 hereof.

     "Report Date" shall have the meaning given such term in paragraph (a) of
Section 54 hereof.

                                      316

     "Requesting Airline" shall have the meaning given such term in paragraph
(a) of Section 42 hereof .

     "Reserved Uses" shall have the meaning given such term in paragraph (d) of
Section 73 hereof.

     "Resident Engineer" shall have the meaning given such term in paragraph (a)
of Section 2 hereof.

     "Restaurant Operator" shall have the meaning given such term in paragraph
(a) of Section 74 hereof.

     "Retail Bank Operator" shall have the meaning given such term in paragraph
(a) of Section 79 hereof.

     "Retail Banking Service" shall have the meaning given such term in paragraph (a) of Section 79 hereof.

     "Return Date of the Assumable Maintenance and Repair" shall have the meaning given such term in paragraph (f) of Section 53 hereof.

     "Revenue Seats Daily Average" shall have the meaning given such term in paragraph (f) of Section 43 hereof.

     "RPM" shall have the meaning given such term in paragraph (b) of Section 49 hereof.

     "Runways" shall mean runways (including aerial approaches) at the Airport used for the purpose of the landing and taking-off of Aircraft.

     "Satellite Portion Work" shall have the meaning given such term in paragraph (o) of Section 2 hereof.

     "Schedule E" shall have the meaning given such term in paragraph (g) of
Section 2 hereof.

     "Schedule F" shall have the meaning given such term in paragraph (g) of
Section 2 hereof.

     "Scheduled Aircraft Operator" shall mean a Civil Aircraft Operator engaged in transportation by aircraft operated wholly or in part on regular flights to and from the Airport in accordance with published schedules; but so long as the
Federal Aviation Act of 1958, or any similar federal statute providing for the issuance of Foreign Air Carrier Permits or Certificates of Public Convenience
and Necessity or substantially similar permits or certificates, is in effect, no
Person shall be deemed to be a Scheduled Aircraft Operator within the meaning of this Agreement unless it also holds such a permit or certificate.

                                      317

     "Second Additional Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Second Enplanement Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Second Enplanement Rental Abatement End Date" shall have the meaning given such term in Subdivision (II)(b) of Section 4 hereof.

     "Second Ground Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Second Ground Rental Commencement Date" shall have the meaning given such term in Subdivision (II)(a) of Section 4 hereof.

     "Second Standstill Agreement" shall mean the certain agreement entered into between the Port Authority and the Lessee covering the extension of the General
Airport Agreement through September 30, 2004, or through such later date as may thereafter be agreed upon by extension, restatement or modification of such agreement, with the extension of the fuel fee provisions of the General Airport
Agreement extended through December 31, 2004, or through such later date as may thereafter be agreed upon by

     "Second Variable Per Enplanement Rental Rate" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Section 42 Gate Termination Date" shall have the meaning given such term in paragraph (d) of Section 42 hereof.

     "Section 42 Gate Termination Notice" shall have the meaning given such term in paragraph (d) of Section 42 hereof.

     "Section 42 Notice to Provide Accommodations" shall have the meaning given such term in paragraph (b) of Section 42 hereof.

     "Section 42 Notice Period" shall have the meaning given such term in paragraph (b) of Section 42 hereof.

     "Section 42 Terminated Gate" shall have the meaning given such term in paragraph (d) of Section 42 hereof.

     "Section 43 Gate Termination Notice" shall have the meaning given such term in paragraph (c) of Section 43 hereof.

     "Section 43 Gate Termination Date" shall have the meaning given such term in paragraph (e) of Section 43 hereof.

                                      318

     "Section 43 Notice to Provide Accommodations" shall have the meaning given such term in paragraph (c) of Section 43 hereof.

     "Section 43 Terminated Gate" shall mean each Gate and its Gate Related
Premises for which the letting is terminated pursuant to the provisions of
Section 43 hereof.

     "Security Agreement AX-782" shall mean have the meaning given such term in paragraph (a) of Section 92 hereof.

     "Security Amount" shall have the meaning given such term in paragraph (c)
of Section 92 hereof.

     "Shared Soil" shall have the meaning given such term in paragraph (g) of
Section 2 hereof.

     "Shell Completion Work" shall have the meaning given such term in paragraph
(a) of Section 87 hereof.

     "Shell Completion Date" shall have the meaning given such term in paragraph
(a) of Section 87 hereof.

     "Soft Costs" shall have the meaning given such term in paragraph (a) of
Section 87 hereof.

     "Soil Threshold Level" shall have the meaning given such term in paragraph
(j) of Section 56 hereof.

     "Soil Management Plan" shall have the meaning given such term in paragraph
(g) of Section 2 hereof.

     "Specified Amount" shall have the meaning given such term in Exhibit 49.1 hereof.

     "Staging Area" shall have the meaning given such term in paragraph (t) of
Section 2 hereof.

     "Staging Area Termination Date" shall have the meaning given such term in paragraph (t) of Section 2 hereof.

     "Standstill Agreement" shall mean the certain agreement entered into between the Port Authority and the Lessee covering the extension of the General
Airport Agreement through March 31, 2004.

     "Standstill Agreements" shall mean collectively the Standstill Agreement and the Second Standstill Agreement.

                                      319

     "Street Prices" shall have the meaning given such term in paragraph (f) of
Section 73 hereof.

     "Street Pricing" shall have the meaning given such term in paragraph (f) of
Section 73 hereof.

     "Submissions" shall have the meaning given such term in paragraph (c) of
Section 68 hereof.

     "Subsidiary" shall mean any corporation or other Person of which securities or other interests having the power to elect a majority of the corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other
Person, are held by the Lessee or one or more of its Subsidiaries.

     "Sum of the Pre-DBO Base Factor Products" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof.

     "Sum of the Fifth Base Factor Products" shall have the meaning given such term in Subdivision (II)(c) of Section 4 hereof

     "Sum of the Post-DBO Base Factor Products" shall have the meaning given such term in Subdivision (II) of Section 4 hereof.

     "Supplemental Treatment" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Supplemental Treatment Disposal Cost" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Supplemental Treatment Waste" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "System" shall have the meaning given such term in paragraph (o) in Section
2 hereof.

     "System Costs" shall have the meaning given such term in paragraph (o) in
Section 2 hereof.

     "System License" shall have the meaning given such term in paragraph (o) of
Section 2 hereof.

     "System Operator" shall have the meaning given such term in paragraph (o)
of Section 2 hereof.

     "Tank Removal Work" shall have the meaning given such term in paragraph (b)
of Section 2 hereof.

                                      320

     "Taxi Dispatcher Period" shall have the meaning given such term in paragraph (b) of Section 46 hereof.

     "Taxiways" shall mean taxiways at the Airport for the purpose of the ground movement of Aircraft to, from and between the Runways, the Public Ramp and Apron
Area, the Public Aircraft Parking and Storage Area and other portions of the
Airport (not including, however, any taxilanes, the exclusive use of which is granted to the Lessee or any other Person by lease, permit or otherwise).

     "TDS" shall have the meaning given such term in paragraph (a) of Section 39 hereof.

     "Temporary Facilities" shall have the meaning given such term in paragraph
(a) of Section 2 hereof.

     "Temporary Facilities Cost" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Temporary Facilities Work" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Temporary Facilities Work Completion Date" shall have the meaning given such term in paragraph (n) of Section 2 hereof.

     "Temporary Facility Ground Rental" shall have the meaning given such term in Subdivision (I) of Section 4 hereof.

     "Tentative Final Certificate Date" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Term" shall have the meaning given such term in paragraph (a) of Section 3 hereof.

     "Terminal 4", "Terminal 6" and "Terminal 7" shall have the meaning given such terms in paragraph (a) of Section 2 hereof.

     "Terminal 4 Parcel" shall have the meaning given such term in Section 1 hereof.

     "Terminal 4 Parcel Tender Date" shall have the meaning given such term in
Section 1 hereof.

     "Terminal 4 Notice" shall have the meaning given such term in Section 1 hereof.

     "Terminal 4 Surrendered Parcel" shall have the meaning given such term in of Section 1 hereof.

                                      321

     "Terminal 5 AirTrain Connector" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Terminal 5 AirTrain Connector Site" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Terminal 5 AirTrain Connector Work" shall have the meaning given such term in paragraph (b) of Section 2 hereof.

     "Terminal 5 AirTrain Connector Work Item A Costs" shall have the meaning given such term in paragraph (a) of Section 87 hereof.

     "Terminal 5 Letter of Credit" shall have the meaning given such term in paragraph (c) of Section 92 hereof.

     "Terminal 5 MOA Requirements" shall have the meaning given such term in paragraph (c) Section 2 hereof.

     "Terminal 5 Redevelopment Basis of Design" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Terminal 5/6 AirTrain Connector " shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Terminal 5/6 AirTrain Station" shall have the meaning given such term in paragraph (a) of Section 2 hereof.

     "Terminal 6 Parcel" shall have the meaning given such term in Section 1 hereof.

     "Terminal 6 Parcel Tender Date" shall have the meaning given such term in
Section 1 hereof.

     "Terminal 6 Site" shall mean that portion of the CTA that is designated by the Port Authority from time to time for use as a passenger terminal and which includes some or all of the premises under that certain agreement of lease entered into between the Port Authority and the Lessee as of the 1st day of
November, 2002 and bearing Port Authority lease number AYD-265 together with such additional areas as the Port Authority shall determine shall be a part of the Terminal 6 Site.

     "Terminal Work" shall have the meaning given such term in paragraph (n) of
Section 2 hereof.

     "Terminal Work Completion Date" shall have the meaning given such term in paragraph (n) of Section 2 hereof.

                                      322

     "Third Additional Rental" shall have the meaning given such term in
Subdivision I of Section 4 hereof.

     "Third Additional Rental Commencement Date" shall have the meaning given such term in paragraph (II)(c) of Section 4 hereof.

     "Third Ground Rental" shall have the meaning given such term in Subdivision
(I) of Section 4 hereof.

     "Third Variable Per Enplanement Rental Rate" shall have the meaning given such term in paragraph (I) of Section 4 hereof.

     "Total Fifth Amount" shall have the meaning given such term in paragraph
(II)(c) of Section 4 hereof.

     "Total Fifth Project Contingency Payment" shall have the meaning given such term in paragraph (II) of Section 4 hereof.

     "Total Post-DBO Amount" shall have the meaning given such term in paragraph
(II)(c) of Section 4 hereof.

     "Total Post-DBO Project Contingency Payment" shall have the meaning given such term in paragraph (II)(c) Section 4 hereof.

     "Total Pre-DBO Amount" shall have the meaning given such term in paragraph
(II)(c) of Section 4 hereof.

     "Total Pre-DBO Project Contingency Payment" shall have the meaning given such term in paragraph (II) Section 4 hereof.

     "Total Revenue Seats" shall have the meaning given such term in Section 43 hereof.

     "Traffic Systems" shall have the meaning given such term in paragraph (d)
Section 10 hereof.

     "Travel Costs" shall have the meaning given such term in paragraph (e) of
Section 65 hereof.

     "Triggering Event" and "Triggering Events" shall have the meaning given such terms in Exhibit 49.1 hereof.

     "Unknown Environmental Condition" shall have the meaning given such term in paragraph (g) of Section 2 hereof.

     "Users" shall have the meaning given such term in paragraph (o) of Section
2 hereof.

                                      323

     "Utility Servicing" shall have the meaning given such term in paragraph (b)
of Section 17 hereof entitled "Rights of Entry Reserved".

     "Variable Enplanement Rental" shall have the meaning given such term in
Subdivision (I) of Section 4 hereof.

     "Voting Security" or "Voting Securities" shall have the meaning given such terms in Section 50 hereof.

     "Warranty" shall have the meaning given such term in paragraph (o) of
Section 2 hereof.

     "Women-owned Business Enterprise" or "WBE" shall have the meaning given such terms in Schedule E.

     "Zone" shall have the meaning given such term in Section 56 hereof.

SECTION 95. ENTIRE AGREEMENT

          This Agreement consists of the following: Sections 1 through 95 inclusive , the Exhibits listed on the Table on Contents to this Agreement,
Schedule E and Schedule F attached hereto. It constitutes the entire agreement of the parties on the subject matter hereof and may not be changed, modified, discharged or extended except by written instrument duly executed by the Port
Authority and the Lessee. The Lessee agrees that no representations or warranties shall be binding upon the Port Authority unless expressed in writing in this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the Effective Date.

ATTEST:                                 THE PORT AUTHORITY OF NEW YORK
                                                AND NEW JERSEY

/s/ Linda Handel                        By  /s/ William DeCota
-------------------------------------      -------------------------------------
         Assistant Secretary

                                        (Title) Director of Aviation
                                                --------------------------------
                                                         (Seal)

ATTEST:                                 JETBLUE AIRWAYS CORPORATION

/s/  James G. Hnat                      By /s/ George Sauer
-------------------------------------      -------------------------------------
           Secretary

                                        (Title) Vice President CRE
                                                -------------------------------

                                      324

Final Dated November 22, 2005

                             FOR THE PORT AUTHORITY

STATE OF NEW YORK.   )
                     ) ss
COUNTY OF NEW YORK   )

          On the 22nd day of November in the year 2005, before me, the undersigned, a Notary Public in and for said state, personally appeared
__________ George Sauer ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                           /s/ Timothy G. Stickelman
                                           -------------------------------------
                                                 (Notarial seal and stamp)
                                                   TIMOTHY G. STICKELMAN
                                              NOTARY PUBLIC, STATE OF NEW YORK
                                                      NO. 02ST6086913
                                                 QUALIFIED IN SUFFOLK COUNTY
                                              COMMISSION EXPIRES ON FEB. 3, 2007

                                 FOR THE LESSEE

STATE OF NEW YORK.   )
                     ) ss
COUNTY OF NEW YORK   )

          On the 22nd day of November in the year 2005, before me, the undersigned, a Notary Public in and for said state, personally appeared
_________ William DeCota ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

                                           /s/ Timothy G. Stickelman
                                           -------------------------------------
                                                 (notarial seal and stamp)
                                                   TIMOTHY G. STICKELMAN
                                              NOTARY PUBLIC, STATE OF NEW YORK
                                                      NO. 02ST6086913
                                                 QUALIFIED IN SUFFOLK COUNTY
                                              COMMISSION EXPIRES ON FEB. 3, 2007

"Initial Minimum Enplanement Rental"

Exhibit 4.1

Annual Periods                  Initial Minimum Enplanement Rental
--------------                  ----------------------------------

First                           $28,500,000
Second                          33,000,000
Third                           38,000,000
Fourth                          39,000,000
Fifth                           40,000,000
Sixth                           40,000,000
Seventh                         40,000,000
Eighth                          40,000,000
Ninth                           40,000,000
Tenth                           40,000,000
Eleventh                        40,000,000
Twelfth                         40,000,000
Thirteenth                      40,000,000
Fourteenth                      40,000,000
Fifteenth                       40,000,000
Sixteenth                       40,000,000
Seventeenth                     40,000,000
Eighteenth                      40,362,033
Nineteenth                      41,169,273
Twentieth                       41,992,659
Twenty-first                    42,832,162
Twenty-second                   43,689,162
Twenty-third                    44,562,946
Twenty-fourth                   45,454,205
Twenty-fifth                    46,363,289
Twenty-sixth                    47,290,554
Twenty-seventh                  48,236,365
Twenty-eighth                   49,201,093
Twenty-ninth                    50,185,115
Thirtieth                       51,188,817
Thirty-first                    52,212,593
Thirty-second                   53,256,845

                                        /s/ William DeCota
                                        -----------------------------
                                        For the Port Authority

                        Initialed:

                                        /s/ George Sauer
                                        -----------------------------
                                        For the Lessee

"Per Enplanement Rental Rate"

Exhibit 4.2

Annual Periods                  Per Enplanement Rental Rate
--------------                  ---------------------------

First                           $3.45
Second                          3.54
Third                           3.62
Fourth                          3.72
Fifth                           3.81
Sixth                           3.90
Seventh                         4.00
Eighth                          4.10
Ninth                           4.20
Tenth                           4.31
Eleventh                        4.42
Twelfth                         4.53
Thirteenth                      4.64
Fourteenth                      4.76
Fifteenth                       4.87
Sixteenth                       4.97
Seventeenth                     5.07
Eighteenth                      5.17
Nineteenth                      5.28
Twentieth                       5.38
Twenty-first                    5.49
Twenty-second                   5.60
Twenty-third                    5.71
Twenty-fourth                   5.83
Twenty-fifth                    5.94
Twenty-sixth                    6.06
Twenty-seventh                  6.18
Twenty-eighth                   6.31
Twenty-ninth                    6.43
Thirtieth                       6.56
Thirty-first                    6.69
Thirty-second                   6.82

                                        /s/ William DeCota
                                        -----------------------------
                                        For the Port Authority

                        Initialed:

                                        /s/ George Sauer
                                        -----------------------------
                                        For the Lessee

Final November 22, 2005

                                  EXHIBIT 49.1

                                TRIGGERING EVENTS

          The following are the Triggering Events applicable to the provisions of Sections 49 and 50 of the Lease to which this Exhibit 49.1 is attached between the Lessee and the Port Authority:

     I. Exhibit 49.1 Definitions:

          (1) All accounting terms used in this Exhibit and not otherwise defined herein or in the Lease to which this Exhibit 49.1 is attached shall have the meanings usually given such terms, in accordance with United States generally accepted accounting principles.

          (2) As used herein the term "CPI Change" shall mean the annual percentage change, if any, in the CPI yielded by dividing the difference obtained by subtracting CPI for one Reference Month from the CPI for the immediately preceding Reference Month, by the CPI for the earlier of the two
Reference Months; as determined by the Port Authority.

          (2) As used herein the terms "Debt", "Indebtedness" and "Debt
Financings" shall mean for the purposes of this Exhibit, at any date (i) all obligations of the Lessee evidenced by loan agreement(s), bonds, debentures, notes or other similar instruments or for borrowed money; (ii) all equipment trust certificates, equipment trust indentures, mortgages, conditional sales or other security agreements, or other similar agreements, and (iii) all capital lease obligations of the Lessee.

          (3) As used herein the term "Specified Amount" shall mean the amount of Thirty-two Million Dollars and No Cents ($32,000,000.00), as the same shall be adjusted on an annual basis as follows:

               (i) The Port Authority shall ascertain the CPI for the first
Reference Month and for each succeeding Reference Month after the same has been published, and the Port Authority shall also determine each CPI Change.

               (ii) (aa) Effective on January 1, 2006 the Specified Amount
     Thirty-two Million Dollars and No Cents ($32,000,000.00) shall be adjusted by multiplying the amount of $32,000,000.00 by a percentage equal to the sum of the CPI Change, either positive or negative, as calculated using the two immediately preceding Reference Months (i.e. October 2004 and October
     2005) and 100% and the amount so obtained from the foregoing calculation shall be and become the Specified Amount in effect for the Adjustment
     Period commencing on January 1, 2006.

                    (bb) Effective on January 1, 2007 and on the first day of
     each Adjustment Period thereafter occurring during the Term, the Specified
     Amount shall be further adjusted for each Adjustment Period as follows: the amount of the Specified Amount set forth in paragraph (3)(ii)(aa) above as the same shall have been last adjusted

                             Page 1 of Exhibit 49.1

Final November 22, 2005

     under this paragraph (3), by multiplying such Specified Amount by a percentage equal to the sum of the CPI Change as calculated using the two
     Reference Months immediately preceding the first day of the subject
     Adjustment Period and 100%, and the amount so obtained from the foregoing calculation shall be and become the Specified Amount in effect for the
     Adjustment Period.

     II. Triggering Events:

          (1) A Triggering Event shall occur when the Lessee shall fail to make payment as provided for in two or more of the categories listed below.
Furthermore, such Triggering Event shall not have occurred unless the Port
Authority shall have notified the Lessee that such Triggering Event shall be effective on a date thirty (30) days following the date of such notice unless all payments due from the Lessee pursuant to such categories listed below and specified in such notice have been received by the Port Authority:

               (i) Payment of monthly installments of rental shall be made to the Port Authority on the first day of each calendar month;

               (ii) Payment of all sums, including, without limitation, flight fees and fuel gallonage fees under the Lessee's General Airport Agreement or under the Lessee's JFK Flight Fees Agreement (with respect to flight fees), or otherwise, shall be made to the Port Authority on or before the date required for payment in such agreements;

               (iii) Payment of all sums due to the Port Authority under this
Agreement or otherwise, and outstanding for more than thirty (30) days, appearing on a Statement of Account rendered by the Port Authority to the
Lessee.

          No provision of this paragraph (1) shall be deemed to affect or limit the right of the Port Authority to terminate the Lease pursuant to Section 20
(a) (9) thereof for failure to make such payments when due under the Lease.

          (2) The Lessee expressly represents and warrants to the Port Authority that, as of the "Lease Commencement Date" as defined in the Lease, the Lessee has multiple publicly or non-publicly held Debt Financings each in excess of
Thirty-two Million Dollars and No Cents ($32,000,000.00) which include events of default which could lead to acceleration thereof.

          (3) A Triggering Event shall occur if any of the following shall occur and the Port Authority shall have previously given or shall thereafter during the pendency thereof give the Lessee notice of the election of the Port
Authority to activate such Triggering Event:

               (a) as a result of a default by the Lessee, other than a default arising due to compliance by the Lessee with any applicable law or directive or
(provided that the Lessee has satisfied the Port Authority that it is reasonable to comply therewith) with any requirement, whether having the force of law or not, of any government or regulatory authority to which the Lessee is subject, unless such default results in the Lessee becoming bound to repay

                             Page 2 of Exhibit 49.1

Final November 22, 2005

prematurely any of its Indebtedness for borrowed moneys as described in (i)
below (not being that in respect of which the default has occurred) and steps are taken to obtain repayment thereof:

                    (i) the Lessee becomes bound to repay prematurely any of its
Indebtedness for borrowed moneys having an outstanding aggregate principal amount of at least the Specified Amount or its equivalent in any other currency or currencies and steps are taken to obtain repayment thereof; or

                    (ii) any such Indebtedness having an outstanding aggregate principal amount of at least the Specified Amount or any guarantee or indemnity of the Lessee of any Indebtedness of any Person for borrowed moneys having an outstanding aggregate principal amount of at least the Specified Amount is not, when due, paid by the latest of its due date, the expiry of any applicable grace period and (if payment is prevented by any applicable law) fifteen (15) days after the first date on which payment is permitted,

provided that any such acceleration of maturity, default or failure to pay in subdivision II (3)(a)(i) and/or II (3)(a)(ii) above, as the case may be, shall not constitute a Triggering Event so long as the Lessee satisfies the Port
Authority that it is being contested in good faith by the Lessee or as long as the Lessee demonstrates to the Port Authority that such event of default and acceleration of Debt has arisen from events other than those which would signify a deterioration in the Lessee's financial position or an inability to meet its financial obligations under such Debt; or

               (b) a creditor takes possession or an administrative or other receiver is appointed of the whole or a substantial part of the assets of the
Lessee and such taking of possession or appointment is not released, discharged or canceled within 60 days; or

               (c) a distress, execution or seizure before judgment is levied or enforced upon or sued out against a substantial part of the assets of the Lessee and is not discharged, dismissed or stayed within 60 days thereof; or

               (d) the Lessee stops payment generally or is unable to pay its
Debts generally as and when they fall due or (otherwise than for the purposes of a solvent reconstruction, amalgamation or merger the terms of which have previously been approved in writing by the Port Authority) or ceases or threatens to cease to carry on all or substantially all of its business; or

               (e) the Lessee makes an assignment for the benefit or creditors generally or admits in writing its inability to pay its Debts generally as they become due or takes corporate action in furtherance of any such action.

     III. Modification Requested by Lessee:

          The Lessee may deliver a notice to the Port Authority requesting that one or more of the Triggering Events contained in this Exhibit 49.1 be modified.
The Lessee shall include as part of such notice the text of the modification. If the Executive Director of the Port Authority, with the approval of the Chairman of the Committee on Finance of the Board of the Commissioners of the Port
Authority, shall countersign such modification, or an amended version of the modification that is acceptable to the Lessee, such notice, duly signed by both the

                             Page 3 of Exhibit 49.1

Final November 22, 2005

Lessee and the Executive Director of the Port Authority, shall be a valid and binding modification of the Triggering Events.

                                                     /s/ William DeCota
                                                     ---------------------------
                                                     For the Port Authority

                                        Initialed:

                                                     /s/ George Sauer
                                                     ---------------------------
                                                     For the Lessee

                             Page 4 of Exhibit 49.1

Final Dated November 17, 2005

                                  EXHIBIT 56.1

                INITIAL POST CONSTRUCTION BASELINE INVESTIGATION

     In addition to the requirements for the Initial Post Construction Baseline and the Initial Post Construction Baseline Work set forth in Section 56 of the
Lease to which this Exhibit is attached, the following additional steps for conducting the Initial Post Construction Baseline Work and delivering and preparing the Initial Post Construction Baseline are to be followed:

     1. All terms used in this Exhibit and not otherwise defined herein shall have the meanings given such terms in the Lease to which this Exhibit is attached.

     2. Sampling shall be performed at each of the locations identified in
Exhibit 56.3 and in addition sampling shall be performed at the approximate center of each Unknown Environmental Condition that is surveyed and recorded by the Lessee in accordance with Section 2(g)(12)(iii), provided, however, if any of the foregoing sampling locations contains any Lessee Hazardous Substance or any Hazardous Substance that was added to or under the Premises on or after the
Effective Date and were not caused by the sole acts or omissions of the Port
Authority, then no sampling from that location shall be taken or performed and that sampling location shall not be replaced with another sampling location.

     3. The Lessee shall prepare a sampling plan for review and approval by the
Port Authority in accordance with Sections 33 and 56 of the Lease. The sampling plan shall conform to the NYSDEC's "Sampling Guidelines and Protocols" (Simon
Wu, 1990) and shall conform to all the requirements of this Exhibit 56.1,
Exhibit 56.2 and Exhibit 56.3 and Sections 33 and 56 of the Lease.

     4. Upon the Port Authority's approval of the Lessee's sampling plan, the
Lessee shall promptly proceed with the Initial Post Construction Baseline Work.

     5. Boreholes at each sampling location shall be advanced to the top of the organic layer and all borings shall be converted into monitoring wells. All sampling locations shall be surveyed. All soil excavated during installation shall be examined visually and screened with a properly calibrated
Photo-Ionization Detector (PID) at every two feet of depth. A minimum of two soil samples shall be collected at each location: one soil sample shall be collected between one to two feet below ground level, and one soil sample shall be collected at the soil/water interface. If soil screening indicates that the soil at another depth other than the two above samples has the highest PID reading, then one additional soil sample shall be collected from this depth.

     6. The Lessee shall install and develop monitoring wells according to procedures to be submitted by the Lessee for approval by the Port Authority covering the installation and development of unconfined, unconsolidated monitoring wells.

                             Page 1 of Exhibit 56.1

Final Dated November 17, 2005

     7. All wells shall be constructed of a 2-inch I.D., flush-joint, polyvinyl chloride (PVC) casing with a 0.020-inch slotted well screen and installed so that the top of the well screen is set at least two feet above the observed groundwater table. All wells shall be finished with a flush-mounted curb box with an 8-inch diameter steel manhole cover set in concrete. All wellheads shall be equipped with locking caps.

     8. All monitoring wells shall be developed for two weeks before collecting groundwater samples. The monitoring wells shall be gauged before the collection of groundwater samples.

     9. All soil and groundwater samples collected shall be analyzed for the following parameters: the Priority Pollutant list of 126 compounds and elements developed by the Environmental Protection Agency (EPA) pursuant to Section
307(a)(l) of the Clean Water Act and 40 non-targeted organic compounds detected by gas chromatography/mass spectroscopy (GC/MS) analysis, Total Xylenes, Methyl
Tertiary Butyl Ether (MTBE), Tert-Bytyl Alcohol (TBA), Total Glycol and Total
Petroleum Hydrocarbons (TPHC). All analyses shall be performed by laboratories certified by the New York State Department of Health (NYSDOH) under the
Environmental Laboratory Accreditation Program (ELAP).

     10. All analytical results shall be compiled and the data entered into both
Excel spreadsheets as well as electronic data deliverable format for import into
EquIS database. All test results taken within a Zone shall be grouped into sub-data sets. The sampling results that fall within the boundaries of a Zone shall be associated with that Zone.

     11. The Lessee shall prepare a draft post construction baseline report summarizing all test results from the soil and groundwater samples taken as part of the Initial Post Construction Baseline Work and as set forth in paragraph
(10) of this Exhibit and showing all the calculations to determine for each Zone the Soil Threshold Level and the Ground Water Threshold Level for each Analyzed
Item in accordance with paragraph (j) of Section 56 of the Lease.

     12. Upon the Port Authority's approval of the Lessee's draft post-construction baseline report, such approved report shall become the
"Initial Post Construction Baseline".

                                                     /s/ William DeCota
                                                     ---------------------------
                                                     For the Port Authority

                                        Initialed:

                                                     /s/ George Sauer
                                                     ---------------------------
                                                     For the Lessee

                             Page 2 of Exhibit 56.1

Final Dated November 17, 2005

                   ELECTION PURSUANT TO SECTION 142 (B) OF THE
                         INTERNAL REVENUE CODE OF 1986)

     1. JETBLUE AIRWAYS CORPORATION (hereinafter called the "Lessee") pursuant to an Agreement of Lease bearing Port Authority Lease No. No. AYD-350
(hereinafter, as the same may be hereafter amended, modified and supplemented, called the "Lease") dated as of May, 6, 2005 (the "Effective Date"), between the
Lessee and The Port Authority of New York and New Jersey (hereinafter called the
"Port Authority"), has leased a site and the structures, improvements, additions, buildings and facilities located or to be located thereon at John F.
Kennedy International Airport, all as described in the Lease (hereinafter called the "Leased Premises") to be used for air passenger terminal purposes constituting part of a public airport for a term commencing on the Effective
Date.

     2. The principal office of the Port Authority is at 225 Park Avenue South,
New York, New York 10003 and its taxpayer identification number is 13-6400654W.

     3. The principal office of the Lessee is at 118-29 Queens Boulevard, Forest
Hills, New York 11375 and its taxpayer identification number is 87-061-7894.

     4. Capital expenditures in connection with the Leased Premises have been, or are expected to be made, in whole or in part by the Port Authority from
"exempt facility bonds" (within the meaning of Section 142(a) of the Internal
Revenue Code of 1986) issued by the Port Authority from time to time (such capital expenditures being hereinafter called the "Property").

     5. The Lessee has not acquired and is not acquiring an ownership interest in the Leased Premises. The Lessee hereby irrevocably elects not to claim for purposes of federal, state or local taxation of income any depreciation or investment credits, with respect to the Property. The Lessee further agrees that this irrevocable election shall be binding upon its successors in interest, if any, under the Lease, and as a condition of any permitted sale or assignment of the interest of the Lessee under the Lease, every successor in interest shall furnish an executed irrevocable election in the form of the immediately preceding sentence to the Port Authority. The foregoing shall not grant or be deemed to grant to the Lessee the right to sell or assign, in any manner, its interests under the Lease.

     6. It is understood that the foregoing election shall not apply to any capital expenditures made by the Lessee with respect to the Leased Premises or to any personal property of the Lessee (including equipment and trade fixtures)
removable without material damage to the Leased Premises, installed by the
Lessee in or on the Leased Premises pursuant to the Lease, and which are deemed to be and remain the property of the Lessee.

ATTEST:                                 JETBLUE AIRWAYS CORPORATION

/s/ James G. Hnat                        By /s/ George Sauer
-------------------------                  -------------------------------------
        Secretary                       (Title) Vice President CRE
                                                        (Corporate Seal)
----------------------------
          APPROVED
----------------------------
        FORM   TERMS
        ----   -----

        ____   _____

                       THIS AGREEMENT SHALL NOT BE BINDING
                       UPON THE PORT AUTHORITY UNTIL DULY
                    EXECUTED BY AN EXECUTIVE OFFICER THEREOF
                       AND DELIVERED TO THE OBLIGOR BY AN
                AUTHORIZED REPRESENTATIVE OF THE PORT AUTHORITY

                                                            Agreement No. AX-782

                                   AGREEMENT

          THIS AGREEMENT (hereinafter referred to as the "Agreement") made as of the 17th day of November, 2005 (hereinafter referred to as the "Effective
Date"), by and between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY
(hereinafter referred to as the "Port Authority"), and JETBLUE AIRWAYS
CORPORATION (hereinafter referred to as the "Obligor"), a corporation organized and existing under the laws of the State of Delaware with an office and place of business at 118-29 Queens Boulevard, Forest Hills, New York 11375, whose representative is Vice President of Corporate Real Estate.

          WITNESSETH, That:

          WHEREAS, the Obligor and the Port Authority are simultaneously herewith entering into a certain agreement of lease bearing Port Authority
Agreement No. AYD-350 (the "Lease") dated as of May 6th and covering certain redevelopment work and premises at John F. Kennedy International Airport, as more fully described in the Lease;

          WHEREAS, the parties hereto in consideration of the execution of the
Lease and in connection therewith desire to provide security for the performance and fulfillment by the Obligor of its obligations under the Lease; and

          NOW, THEREFORE, in consideration of the covenants and mutual agreements herein contained, the Port Authority and the Obligor hereby agree as of the Effective Date as follows:

          1. (a) Upon the execution of the Lease, the Obligor shall deliver to the Port Authority as security for the full, faithful and prompt performance of and compliance with, on the part of the Obligor of all of the provisions, terms and conditions of the Lease on its part to be fulfilled, kept, performed or observed, including without limitation, the payment of all rentals, fees and other amounts, charges and obligations now or in the future to become due and owing to the Port Authority by the Obligor pursuant to the Lease (the
"Obligations"), a clean irrevocable letter of credit in the amount of Eighty
Million Dollars and No Cents ($80,000,000.00) (the "Security Amount") payable in the Port of New York District and issued to and in favor of the Port Authority by a banking institution acceptable to the Port Authority and having its main office or a corresponding branch within the Port of New York District. Each letter of credit

Final Dated November 17, 2005

delivered by the Obligor to the Port Authority pursuant to and in accordance with this Agreement is herein called a "Letter of Credit". The form and terms of each Letter of Credit, as well as the institution issuing it, shall be subject to the prior and continuing approval of the Port Authority. Each Letter of
Credit shall provide that it shall be effective for the period (the "Effective
Period") commencing on the Effective Date and ending on the date that the
Obligor shall deliver to the Port Authority in accordance with the Lease the
Terminal 5 Letter of Credit as defined in therein; such continuance may be by provision for automatic renewal or by delivery to the Port Authority of a substitute letter of credit satisfactory to the Port Authority and meeting all the requirements set forth in this paragraph 1(a) in an amount so that at all times during the Effective Period the Port Authority shall have a Letter of
Credit or Letters of Credit in the Security Amount. If requested by the Port
Authority, any Letter of Credit delivered pursuant to this Agreement shall be accompanied by a letter expressing the opinion of counsel for the banking institution issuing the Letter of Credit that the issuance of said Letter of
Credit is an appropriate and valid exercise by the banking institution of the corporate power conferred upon it by law.

               (b) Upon notice of cancellation of a Letter of Credit or upon notice that a Letter of Credit will not be extended the Obligor agrees that unless, by a date sixty (60) days prior to the effective date of such cancellation or expiration, such Letter of Credit is replaced by another letter of credit satisfactory to the Port Authority and meeting all the requirements of paragraph 1(a) above in an amount so that at all times during the Effective
Period the Port Authority shall have a Letter of Credit or Letters of Credit under this Agreement in the Security Amount, the Port Authority may draw down the full amount thereof and thereafter the Port Authority will hold the same as security under this Agreement.

               (c) (i) An event of default hereunder ("Event of Default") shall exist upon the occurrence and during the continuance of any of the following:

                         (aa) Any one or more of the events described in
     subparagraphs (a) (1), (a) (2) or (a) (3) of Section 20 of the Lease shall have occurred and be continuing;

                         (bb) The Lease shall have been terminated by the Port
     Authority; or

                         (cc) The Lease shall have been terminated by JetBlue.

                    (ii) Upon and at any time after an Event of Default shall
have occurred and be continuing, and in addition to any and all other remedies available to it, the Port Authority shall have the right, at its option at any time and from time to time, with or without notice, to draw upon the Letter of
Credit or Letters of Credit, in whole or in part, in whole or partial satisfaction of any of its claims and demands against the Lessee. There shall be no obligation on the Port Authority to exercise such right and neither the existence of such right nor the holding of a Letter of Credit or Letters of
Credit shall cure any default or breach of the Lease.

               (d) If at any time any bank shall fail to make any payment to the
Port Authority in accordance with any Letter of Credit issued by any such bank, the Obligor shall cause to be delivered to the Port Authority on demand another letter of credit satisfactory to the Port Authority and meeting all the requirements set forth in paragraph 1 (a) above in an amount

Final Dated November 17, 2005

so that at all times during the Effective Period the Port Authority shall have a
Letter of Credit or Letters of Credit in the Security Amount.

               (e) No action by the Port Authority pursuant to the terms of any
Letter of Credit, or receipt by the Port Authority of funds from any bank issuing any Letter of Credit, shall be or be deemed to be a waiver of any breach or default by the Obligor of the Obligations and all rights and remedies under the Lease, or otherwise consequent upon such breach or default shall not be affected by the existence of or recourse to any such Letter of Credit.

               (f) Upon written request therefor by the Obligor on or after the
Obligor shall have delivered to the Port Authority the Terminal 5 Letter of
Credit (as defined in the Lease) and upon the condition that an Event of Default shall not have occurred and be continuing, the Port Authority will return to the
Obligor the Letter of Credit or Letters of Credit which have been caused to be delivered to the Port Authority by the Obligor hereunder and are in the possession of the Port Authority less the amount by partial or full drawings of any and all unpaid claims and demands (including estimated damages) of the Port
Authority by reason of any default or breach by the Obligor of the Obligations.

          2. No failure by the Port Authority to insist upon the strict performance of this Agreement or any agreement, term, covenant, requirement or condition of the Lease or to exercise any right or remedy consequent upon a breach or default of any of the foregoing, and no extension, supplement or amendment of any of the Lease during or after a breach thereof, unless expressly stated to be a waiver, and no acceptance by the Port Authority of rentals, fees, charges or other payments in whole or in part after or during the continuance of any such breach or default, shall constitute a waiver of any such breach or default of any of the terms or conditions of the Lease or this Agreement. No agreement, term, covenant, requirement, obligation or condition of the Lease or this Agreement to be performed or complied with by the Obligor and no breach or default thereof, shall be waived, altered or modified except by a written instrument executed by the Port Authority. No waiver by the Port Authority of any default or breach on the part of the Obligor in performance of any agreement, term, covenant, requirement, obligation or condition hereof or in the
Lease shall affect or alter any obligation, but each and every agreement, term, covenant, requirement, obligation and condition hereof and in the Lease shall continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

          3. The Obligor hereby agrees that a breach or failure to perform or comply with any of the terms and conditions of this Agreement, including without limitation, failure to provide a Letter of Credit or Letters of Credit in accordance with the terms and provisions of this Agreement at any time during the Effective Period valid and available to the Port Authority or any failure of any banking institution issuing a Letter of Credit to make one or more payments as provided in such Letter of Credit or Letters of Credit, shall constitute a material breach of the Lease thereby entitling the Port Authority to immediately exercise any and all rights available to it as fully as if such breach, failure or non-compliance was a breach of the Lease, including without limitation, the right to terminate the Lease pursuant to Section 20 thereof.

          4. For purposes of the foregoing, the Obligor hereby certifies that its I.R.S. Employer Identification No. is: 87-061-7894.

          5. No Commissioner, director, officer, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or

                                       3

Final Dated November 17, 2005

provision of this Agreement or of any supplement, modification or amendment to this Agreement or because of any breach thereof, or because of its or their execution or attempted execution.

          IN WITNESS WHEREOF, the parties have caused these presents to be executed the day and year first above written.

ATTEST                                  THE PORT AUTHORITY OF NEW YORK AND NEW
                                        JERSEY

/s/ Linda Handel                        By /s/ William DeCota
-------------------------------------      -------------------------------------
       Assistant Secretary              (Title) Director of Aviation
                                                        (Seal)

ATTEST                                  JETBLUE AIRWAYS CORPORATION

/s/ James G. Hnat                       By /s/ George Sauer
-------------------------------------      -------------------------------------
             Secretary                  (Title) Vice President CRE
                                                  (Corporate Seal)

----------------------------
          APPROVED
----------------------------
       FORM   TERMS
       ----   -----

       ____   _____

                                        4

Final Dated November 17, 2005

                             FOR THE PORT AUTHORITY

STATE OF NEW YORK  )
                   ) ss.
COUNTY OF NEW YORK )

On the 22nd day of November in the year 2005, before me, the undersigned, a
Notary Public in and for said state, personally appeared George Sauer, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                        /s/ Timothy G. Stickelman
                                        ----------------------------------------
                                              (notarial seal and stamp)

                         FOR JETBLUE AIRWAYS CORPORATION

STATE OF NEW YORK  )                               TIMOTHY G. STICKELMAN
                   ) ss.                     NOTARY PUBLIC, STATE OF NEW YORK
COUNTY OF NEW YORK )                                  NO. 02ST6086913
                                                QUALIFIED IN SUFFOLK COUNTY
                                          COMMISSION EXPIRES ON FEBRUARY 3, 2007

On the 22nd day of November in the year 2005, before me, the undersigned, a
Notary Public in and for said state, personally appeared William DeCota, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

                                        /s/ Timothy G. Stickelman
                                        ----------------------------------------
                                               (notarial seal and stamp)

                                                   TIMOTHY G. STICKELMAN
                                             NOTARY PUBLIC, STATE OF NEW YORK
                                                      NO. 02ST6086913
                                                QUALIFIED IN SUFFOLK COUNTY
                                          COMMISSION EXPIRES ON FEBRUARY 3, 2007

                                        5

                                  EXHIBIT 94.1

                            "MEMORANDUM OF AGREEMENT"

                              TO LEASE NO. AYD-350

                                     BETWEEN

                  THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

                                       AND

                           JETBLUE AIRWAYS CORPORATION

                                                     /s/: William DeCota
                                                     ---------------------------
                                                     FOR THE PORT AUTHORITY

                                        INITIALED:

                                                     /s/: George Sauer
                                                     ---------------------------
                                                     FOR THE LESSEE

                                TABLE OF CONTENTS

SECTION                       TITLE                      NO. OF PAGES
-------                       -----                      ------------
1.0        November 1, 2004 Transmittal Letter                 1
2.0        Memorandum of Agreement                            20

                                    APPENDIX

APPENDIX                   DESCRIPTION                   NO. OF PAGES
--------                   -----------                   ------------
A          Description of Project                              1
B          Revised Concept Master Plan                         1
C          Minutes of September 18,2003 Meeting                1
D          Redevelopment Advisory Committee Guidelines         2

                                   SECTION 1.0

                       NOVEMBER 1,2004 TRANSMITTAL LETTER

[GRAPHIC]                                      New York Airports District Office
U. S. Department                               600 Old Country Rd, Suite 446
of Transportation                              Garden City, New York 11530
                                               Telephone: 516-227-3800
                                               Fax: 516-227-3813

FEDERAL AVIATION
ADMINISTRATION

November 1,2004

Re: Memorandum of Agreement
    Terminal 5 and 6 Redevelopment Project
    John F. Kennedy International Airport (JFK)

Dear Consulting Party Member:

Thank you for your participation in the 106 process. Enclosed for your records is a copy of the fully executed Memorandum of Agreement for the JFK Terminal 5 and 6 Redevelopment Project at John F. Kennedy International Airport (JFK). We
are very pleased to report that all of the consulting parties elected to concur on the MOA.

The fully executed MOA is being filed with the ACHP and is the formal conclusion of the Section 106 process. In accordance with Stipulation 3 of the MOA, the
PANYNJ will be coordinating activities of the Redevelopment Advisory Committee
(RAC). Mr. Stephen Smolenski, Program Director, JFK Redevelopment, will be contacting you in the near future with information regarding the first meeting of the RAC.

With regard to the NEPA process, the PANYNJ is currently in the process of finalizing the EA. The EA will then be submited to FAA for review and an environmental determination.

Thank you again for your work on this project. We look forward to the successful implementation of the MOA.

Sincerely,

Marie C. Jenet
Environmental Specialist
New York Airports District Office

Enclosure

cc:  E. Knoesel, C. McIntyre, PA NY&NJ
     D. Klima, D. Null, ACHP
     B. Castro, R. Pierpont, SHPO
     T. Gerrish, CH2MHill

bcc: W. Flanagan, AEA-600   T. Felix, AEA-600    D. Mather, AEA-600
     G. Butler, AEA-7       J. Dermody, NYADO    M. Jenet, read file
     NYADO, day file        Project file

                                   SECTION 2.0

                             MEMORANDUM OF AGREEMENT

                             MEMORANDUM OF AGREEMENT
                                      AMONG
                  THE PORT AUTHORITY OF NEW YORK & NEW JERSEY,
                THE NEW YORK STATE HISTORIC PRESERVATION OFFICE,
                    THE FEDERAL AVIATION ADMINISTRATION, AND
                  THE ADVISORY COUNCIL ON HISTORIC PRESERVATION
                    FOR THE REHABILITATION, RESTORATION, AND
                       ADAPTIVE REUSE OF TWA TERMINAL 5 AT
                      JOHN F. KENNEDY INTERNATIONAL AIRPORT
                                JAMAICA, NEW YORK

WHEREAS, the proposed redevelopment of the TWA Terminal site at John F. Kennedy
International Airport (JFK), as part of the proposed Terminal 5/6 Redevelopment
Project, has prompted the Port Authority of New York & New Jersey (Port
Authority), as operator of JFK, to request the Federal Aviation Administration
(FAA) to consider approving a change to the airport layout plan (ALP); and

WHEREAS, the TWA Terminal site includes the existing TWA Main Terminal Building, the Connecting Flight Tube to the present Flight Wing 1 ("West Tube"), the
Connecting Flight Tube to the present Flight Wing 2 ("East Tube"), and "Flight
Wings 1 and 2," and

WHEREAS, the existing TWA Main Terminal Building, the East and West Tubes, and
Flight Wing 2 have been determined to be eligible for listing on the National and State Registers of Historic Places and

WHEREAS, the existing TWA Terminal was designed in the late 1950's and opened in
1962, and has been determined through an exploration of feasible and prudent alternatives to be inadequate in function and scale for contemporary airport terminal use at JFK; and

WHEREAS, the FAA notified the Advisory Council on Historic Preservation (ACHP)
that the proposed redevelopment will have an Adverse Effect on the National and
State Register-eligible TWA Terminal, and

WHEREAS, the FAA, the New York State Historic Preservation Office (SHPO), the
Advisory Council on Historic Preservation (ACHP) and the Port Authority, as an
invited signatory, have consulted pursuant to 36 C.F.R. Part 800, regulations implementing Section 106 of the National Historic Preservation Act, as amended
(16 U.S.C. 470f); and

WHEREAS, The National Trust for Historic Preservation, The Municipal Art Society
of New York, the New York City Partnership, Documentation and Conservation of
Buildings, Sites and Neighborhoods of the Modern Movement (DOCOMOMO), the
Finnish Consulate General, New York Landmarks Conservancy, Jet Blue Airways, the
New York Building Congress, and John Cullinane & Associates -- as interested parties, have requested and been invited by the FAA to be consulting parties and to participate in the Section 106 process as described at 36 C.F.R. Part 800, and have been invited to concur in this Memorandum of Agreement (MOA), and

WHEREAS, a new terminal will be constructed and the historic TWA Terminal and the East Tube will be restored/rehabilitated and adaptively reused as these projects are reflected herein and described in the "Revised Concept Master Plan"
- consisting of the initial Concept Master Plan of July, 2000, as amended as of
February 2001, as described in the October 29, 2001 PowerPoint Presentation "JFK
Sites 5/6 Redevelopment Including the TWA Landmark" by Robert I. Davidson, FAIA,
and as revised on October 10, 2003, as a result of additional consultation with the consulting parties. (See Attachment A -- description of project, Attachment
B -- drawing of Revised Concept Master Plan, and Attachment C - October 10, 2003
Report to FAA on Consultation).

NOW THEREFORE, the FAA, the SHPO, the ACHP, and the Port Authority agree that the project to redevelop the Terminals 5/6 site at JFK shall be implemented in accordance with the following Stipulations in order to take into account the effect of the undertaking on the TWA Terminal site:

STIPULATIONS

If the FAA approves the undertaking, it will ensure that the following measures are carried out:

PLANNING

1. In December 2001 and January 2002, the Port Authority advertised in 19 local, national, and international publications a Solicitation of Interest (SOI) to identify entities with an interest in undertaking the restoration/rehabilitation and adaptive reuse of the TWA Terminal. As a result, the Port Authority sent a
SOI package to 104 entities that responded to the advertisement. In addition, a
SOI package was provided to each of the signatories to this MOA and the consulting parties. The Port Authority received 41 expressions of interest, and those entities, and any other interested party, will receive a RFP for the restoration/rehabilitation and adaptive reuse of the TWA Terminal. The Port
Authority will seek, through a Request For Proposals (RFP) process, to execute an agreement with an adaptive reuse developer providing for the appropriate design, construction, restoration, rehabilitation, operation and maintenance of the TWA Main Terminal Building and the Connecting Flight Tubes. The Port
Authority will use its best efforts to issue the RFP as soon as possible following receipt of FAA approval for the Terminal 5/6 Redevelopment Project and expects to request that proposals be submitted to it no later than four months after issuance. The Port Authority will require that any adaptive reuse developer selected as a result of the RFP or any other process, must agree to adhere to the terms and conditions in this Memorandum of Agreement. The Port
Authority shall give each consulting party the opportunity to comment on the
Draft RFP documents prior to issuance in order to receive their input on design and preservation issues in those documents, which are within the scope of this
MOA. The Port Authority shall also give the consulting parties the opportunity to comment on the proposals received in response to the RFP. The comments of the consulting parties shall be provided to the Selection Committee for their consideration during the selection process.

2. In accordance with the Port Authority's October 10, 2003 report to the FAA on the consultation process, the adaptive reuse will accommodate the provision of, at minimum, two (2) electronic ticketing kiosks in an appropriate setting within the TWA Main Terminal for use by airline passengers with carry-on luggage only.
The Port Authority will require that any airline

                                        2

responsible for the ticketing kiosks will install, operate and maintain the kiosks and monitor their usage.

3. In order to seek input from interested parties, on the implementation of the
Revised Concept Master Plan for the Terminal 5/6 site at JFK, in accordance with the Stipulations in this MOA, including the restoration, rehabilitation and reuse of the TWA Terminal Building and efforts to minimize any adverse effects of the site redevelopment on the TWA Terminal Building, a Redevelopment Advisory
Committee (RAC) will be formed and will operate in accordance with the
Guidelines in Attachment D to this MOA. The RAC will consist of the consulting parties that express an interest in participating, the SHPO and Port Authority.

4. In order to avoid, minimize or mitigate any adverse effect of the new terminal in each development phase on the historic building, the siting and design of a new terminal on the airside of the historic building shall provide an appropriate setting for the TWA Terminal Building. The goal will be to retain the individual identity of the historic building, separate from the new terminal. The new terminal will include improved public access to the TWA Main
Terminal through the Connecting Flight Tubes, and will be separated from the TWA
Main Terminal by an outdoor plaza and arrivals roadway. As reflected in the Port
Authority's October 10, 2003 report to the FAA on the consultation process, and as reflected in the Revised Concept Master Plan, the Port Authority will enhance public access to the TWA Main Terminal by providing enclosed connectors from the light rail station (AirTrain JFK) to the TWA Main Terminal. The connection will contain signage to allow for passage of air terminal passengers, patrons of the adaptive reuse, and the general public to the TWA Main Terminal and its features. In compliance with the July 18, 1997 record of decision on the
Environmental Impact Statement for the JFK Light Rail System, this connection shall be constructed in such a way as to minimize physical and visual impacts to the historic resource. Additionally, as more detailed plans for the siting and design of the new terminal are developed, including the connections from the TWA
Main Terminal to Air Train JFK and to the new terminal, those plans will be forwarded to the SHPO, and in accordance with RAC Guidelines, to the RAC for review and comment. The roadway system will also allow vehicles to access either the TWA Main Terminal frontage or the arrivals/departures roadways of the new terminal.

5. The final design plans for the restoration, rehabilitation and adaptive reuse of the TWA Main Terminal and the East Tube, and any plans for alteration of the
West Tube shall be submitted by the Port Authority to the SHPO for comment as to whether those plans conform to the conditions set forth in Stipulation 12 governing the standards for performance of the restoration and rehabilitation work. Subsequently, the SHPO and the Port Authority shall give the consulting parties, and the RAC, in accordance with the RAC Guidelines, an opportunity to provide comment on those plans, including comment on whether those plans conform to the standards set forth in Stipulation 12. All such comments shall be considered by the Port Authority and the SHPO and the SHPO shall consult with the Port Authority before the Port Authority approves the final TWA Terminal and
Connecting Flight Tubes design plans. The Port Authority shall notify all signatories, all consulting parties and all members of RAC of its approval of the final TWA Terminal and Connecting Flight Tubes design plans.

6. As part of its public education effort, the Port Authority shall develop an interpretative display illustrating the history and significance of the TWA
Terminal site and its relationship to the overall development of JFK
International Airport. The exhibit shall be placed in a prominent location in the TWA Main Terminal Building or in another appropriate setting proximal to that building. The display shall be accessible to the public during normal operating hours after the rehabilitation/restoration is complete.

7. The Port Authority shall have a consultant that meets the professional qualifications established by the U.S. Department of the Interior and set forth in 62 Fed. Reg. 33,707 (June 20, 1997) prepare a National Register of Historic
Places nomination for the TWA Main Terminal Building, the Connector Tubes and
the Flight Wings prior to demolition of the Flight Wings and shall support such listing on the Register.

8. The Port Authority shall record the TWA Main Terminal Building, Flight Wing
2, and the Connecting Flight Tubes to Level 1 Historical Architectural Building
Survey/Historic American Engineering Record (HABS/HAER) standards of the
National Park Service. The consultant chosen by the Port Authority to conduct the documentation shall meet the professional qualifications established by the
U.S. Department of the Interior and set forth in 36 C.F.R. 61. Copies of the recordation shall be sent to the National Park Service - HABS/HAER Coordinator, the New York State Archives, the Port Authority and the SHPO.

9. As reflected in the Port Authority's October 10, 2003 report to the FAA on the consulting process, the preservation of the East Tube may require structural modifications to the column(s) in order to allow roadways to pass under the existing tube.

10. The Port Authority will not begin to remove the Flight Wings as set forth in
Stipulation 14 until a development plan for a new terminal is in place and a lease agreement is reached between the Port Authority and a tenant(s) for the new terminal.

INTERIM MAINTENANCE

11. The Port Authority shall ensure and commit adequate resources so that the
TWA Main Terminal Building, including portions not eligible for listing as historic landmarks, and the Connecting Flight Tubes are properly maintained and cared for from the present until an ongoing maintenance obligation for the TWA
Main Terminal and Connecting Flight Tubes is undertaken by the adaptive reuse developer consistent with Stipulations 12 and 13. Such interim maintenance shall include, but not be limited to, regularly scheduled inspections of the building
(including the roof), cleaning, preventive maintenance routines for HVAC equipment, temperature control, plumbing, and fire systems, and shall be supervised by the Port Authority. Necessary repairs/maintenance identified through the regularly scheduled inspections will be done by the Port Authority in a timely manner. During this interim period, the SHPO shall be given the opportunity by the Port Authority to inspect the building to ensure that it is being properly maintained. The Port Authority shall ensure the maintenance efforts described above are continually undertaken in the event that the adaptive reuse is interrupted or temporarily discontinued at any time.

RESTORATION AND REHABILITATION

12. As a condition of reuse, the Port Authority, through consultation with the
SHPO, shall assure that the TWA Main Terminal Building and East Tube are restored and rehabilitated by the adaptive reuse developer in accordance with the Secretary of Interior Standards for the Treatment of Historic Properties
("Secretary's Standards"). The TWA Main Terminal and the East Tube shall, as a whole, be treated in accordance with the Standards for the Treatment of Historic
Properties - Rehabilitation. As per Stipulation 9, structural modifications may be required to the column(s) of the East Tube. The existing facade, including the landside entrances and window walls, the airside window walls, the concrete roof shell, the lower and upper main lobby spaces, the interior of the East
Flight Tube and the Ambassador Club on the north mezzanine in the Main Terminal interior shall be restored in accordance with the Standards for the Treatment of
Historic Properties - Restoration.

13. The plan to be approved by the Port Authority for the restoration, rehabilitation and adaptive reuse of the TWA Main Terminal Building by an adaptive reuse developer will retain the entire visible exterior length of the existing East Tube. As reflected in the Port Authority's October 10, 2003 report to the FAA on the consultation process, the West Tube may be modified. For this connector tube, a hierarchy of options will be investigated, in consultation with RAC, as part of the design for the new terminal. The first option would seek to adapt the existing configuration in a minimally intrusive manner to improve public access. If analysis finds this option to be infeasible, then a design for reconstructing the connecting walkway to incorporate a moving walkway system in a manner consistent with the original design will be undertaken.
Should such an effort prove to be inconsistent with the objective of improving public access, after consultation with the RAC, in accordance with RAC
Guidelines, the Port Authority shall assure that a contemporary and appropriate design will be constructed to replace the West Tube. Both tubes will provide public access between the rehabilitated/restored TWA Terminal and the newly constructed terminal building.

14. As reflected in the Port Authority's October 10, 2003 report to the FAA on the consultation process, both Flight Wing 1 and Flight Wing 2 will be demolished. Prior to the demolition, reuse of two of the gate lounge "trumpets,"
as well as other architecturally significant elements, will be investigated as part of the new terminal concourse and/or gate holdroom area. If feasible, the inclusion of all or part of the "trumpets" and their original interiors would be relocated and included as part of the new terminal concourse.

15. The restoration work shall include the removal of non-historic additions to the original TWA Main Terminal Building and Connecting Flight Tubes including, but not limited to, entrance vestibules, security booths, the south baggage facility and the pedestrian canopy. The work on the interior lobby spaces shall include the restoration of the marble tile flooring and wall surfaces, the information desk, the Solari flight information display surround, railings, stairs and ventilation enclosures. Remaining non-historic kiosks, signage and furnishings shall be removed. The Port Authority shall continue to consult with the SHPO on the restoration, rehabilitation and adaptive reuse until the restoration and rehabilitation work is completed by the adaptive reuse developer.

16. After its completion, the rehabilitation/restoration work performed in accordance with Stipulation 12 shall be approved for conformance with the standards set forth in Stipulation 12 by the SHPO. The SHPO, upon being informed by the Port Authority that the rehabilitation/restoration work has been completed, shall notify all consulting parties and the RAC that the SHPO's approval under this Stipulation is being sought. The consulting parties and members of RAC shall have 60 days from such notification to provide the Port
Authority and the SHPO with their comments as to whether the rehabilitation/restoration work has been performed in conformance with the standards set forth in Stipulation 12. In order to facilitate their comment, the consulting parties and the members of the RAC during this 60-day period shall be given an opportunity to tour, as a group, the newly renovated and rehabilitated
TWA Main Terminal Building and East Tube. After receiving such comments, the
SHPO, when it is satisfied that the work has been performed in conformance with the conditions set forth in Stipulation 12, shall approve the rehabilitation/restoration work. The Port Authority shall notify all signatories, all consulting parties and the RAC of the SHPO approval.

ONGOING MAINTENANCE AND PRESERVATION

17. The Port Authority shall prepare maintenance and preservation guidelines for the treatment of the TWA Main Terminal Building and East Tube. The guidelines shall address the replacement and repair of historic materials, on-going facade maintenance and cleaning, and the repair of historic and replacement elements such as light fixtures, hardware and entrances. The guidelines shall prescribe periodic inspections and maintenance for systems and assemblies on a five-year cycle. The guidelines shall prescribe that the inspection shall review the condition of the restored historic fabric including but not limited to the concrete roof shell, the glass window walls and entrances, the interior finishes and the railings, stairs and historic furnishings. The guidelines shall be submitted to SHPO for review and approval following completion of the rehabilitation/restoration work referenced in Stipulations 12-16.

18. After the restoration and rehabilitation work is completed by the adaptive reuse developer, the Port Authority shall perform an inspection of the TWA Main
Terminal Building and East Tube every five years in accordance with the maintenance and preservation guidelines referenced in Stipulation 17 and submit a certified copy of the report to the SHPO for approval. A copy of the report approved by the SHPO shall be provided by the Port Authority to the signatories to the MOA. The inspection shall be conducted by an architect or engineer experienced in the restoration of historic structures.

TERMINATION OF MEMORANDUM OF AGREEMENT

19. The maintenance and inspection obligations referenced in Stipulations 17 and
18 above shall continue as outlined in those Stipulations. This agreement shall expire after the co-Chairs of RAC notify all members of RAC and the FAA that the consultation process for RAC has been completed, and after any objections raised pursuant to the Dispute Resolution process in Stipulation 21 have been considered in accordance with that Stipulation. The FAA shall notify all signatories when this MOA expires.

20. If any signatory determines that the terms of the MOA cannot be or are not being carried out, then this signatory shall give written notice of such determination to all other signatories to

the MOA. If the MOA is not amended by consultation between the signatories within three months after issuance of such notice, then any signatory may terminate the MOA (with the exception of the maintenance and inspection obligations referenced in Stipulations 17 and 18), by providing thirty (30)
calendar days written notice to the other signatories. The FAA shall then either execute a new agreement with the signatories pursuant to 36 CFR 800.6 (c)(1), or request and respond to the comments of the Council under 36 CFR 800.7(a). If the
Port Authority has not executed an agreement with an adaptive reuse developer for the rehabilitation/restoration work within five (5) years after this agreement has been executed by the signatories, the Port Authority shall notify the signatories of this fact, and the signatories shall reconsider the terms of the agreement, other than the maintenance and inspection obligations referenced in Stipulation 11, and consult among themselves to amend this agreement pursuant to this Stipulation.

21. Should any member of the public or other interested party, including the signatories to this MOA and the members of the RAC, object within the 30 days of the approval, pursuant to Stipulation 5, of the restoration/rehabilitation plans or the approval, pursuant to Stipulation 16 of the restoration/rehabilitation work, or any other action proposed with regard to the restoration/rehabilitation of the TWA Terminal and East Tube, the Port Authority shall consult with the objecting party to resolve the objection. If the Port Authority, after consultation with the SHPO and the objecting party, determines that the objection cannot be resolved, the Port Authority shall request the further comments of the Advisory Council for Historic Preservation. Any Council comment provided in response to such request shall be taken into account by the Port
Authority, in further consultation with the SHPO with reference only to the subject of dispute; the Port Authority's responsibility to carry out all actions under this agreement that are not subjects of this dispute shall remain unchanged.

EXECUTION AND AMENDMENT

Execution of this Memorandum by the FAA, the SHPO, the ACHP, and the Port
Authority, and implementation of its terms, will be evidence that FAA has afforded consulting parties an opportunity to comment on the undertaking and its effects on the historic property, and that the FAA has taken into account the effect of the undertakings on the historic property, and has completed all processes in accordance with Section 106 of the National Historic Preservation
Act.

Until the Port Authority enters into an agreement with an adaptive reuse developer for the rehabilitation/restoration work on the TWA Terminal Building, any signatory to this agreement may propose to the other signatories that this agreement be amended, whereupon the FAA shall consult with the other signatories to this MOA in accordance with 36 C.F.R. 800.6(c)(7), (8) to consider such an amendment.

SIGNATORY PAGES* (PAGE 1 OF 4)

THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

By: /s/ Ernesto L. Butcher                 DATE: 8/25/04
    ------------------------------------

Print/Type Name: ERNESTO L. BUTCHER

Print/Type Title: CHIEF OPERATING OFFICER

----------
*    A separate signature page is being executed by each signatory to this
     Agreement.

SIGNATORY PAGES* (PAGE 2 OF 4)

FEDERAL AVIATION ADMINISTRATION

By: /s/ Arlene B. Feldman                  DATE: 9/2/04
    ------------------------------------

Print/Type Name: ARLENE B. FELDMAN

Print/Type Title: REGIONAL ADMINISTRATOR EASTERN REGION
                  FEDERAL AVIATION ADMINISTRATION

----------
*    A separate signature page is being executed by each signatory to this
     Agreement.

SIGNATORY PAGES* (PAGE 3 OF 4)

NEW YORK STATE HISTORIC PRESERVATION OFFICE

By: /s/ Bernadette Castro                  Date: 9/22/04
    ------------------------------------

Print/Type Name: BERNADETTE CASTRO

Print/Type Title: SAPO/COMMISSIONER

----------
*    A separate signature page is being executed by each signatory to this
     Agreement.

                                       10

SIGNATORY PAGES* (PAGE 4 OF 4)

ADVISORY COUNCIL FOR HISTORIC PRESERVATION

BY: /s/ John M. Fowlor                     Date: 9/16/04
    ------------------------------------

Print/Type Name: JOHN M. FOWLOR

Print/Type Title: EXECUTIVE DIRECTOR

----------
*    A separate signature page is being executed by each signatory to this
     Agreement.

                                       11

CONSULTING PARTIES CONCURRENCE -- PAGE 1 OF 3

JETBLUE AIRWAYS CORPORATION

BY: /s/ Richard Smyth                      Date: 10/15/04
    ------------------------------------

Print/Type Name: RICHARD SMYTH, VP REDEVELOPMENT

THE NATIONAL TRUST FOR HISTORIC PRESERVATION

By: /s/ Paul W. Edmondson                  Date: Oct 7, 2004
    ------------------------------------

Print/Type Name: Paul W. Edmondson, General Counsel

THE MUNICIPAL ART SOCIETY OF NEW YORK

By: /s/ Frank Sanchis                      Date: 10/4/04
    ------------------------------------

Print/Type Name: FRANK SANCHIS

                                       12

CONSULTING PARTIES CONCURRENCE -- PAGE 2 OF 3

THE NEW YORK CITY PARTNERSHIP

By: /s/ Kathryn Wylde                      Date: 9-30-2004
    ------------------------------------

Print/Type Name: Kathryn Wylde, President & CEO

DOCUMENTATION AND CONSERVATION OF BUILDINGS, SITES AND NEIGHBORHOODS OF THE
MODERN MOVEMENT (DOCOMOMO)

By: /s/ Theodore H.M. Prudon               Date: 10.21.04
    ------------------------------------

Print/Type Name: Theodore H.M. Prudon, Ph.D., FAIA

THE CONSULATE GENERAL OF FINLAND, NEW YORK

By: /s/ Osmo Lipponen                      Date: 4.10.04
    ------------------------------------

Print/Type Name: Osmo Lipponen
                 ----------------------------
                 CONSUL GENERAL

                                       13

CONSULTING PARTIES CONCURRENCE -- PAGE 3 OF 3

NEW YORK LANDMARKS CONSERVANCY

By: /s/ Peg Breen                          Date: 10/04/04
    ------------------------------------

Print/Type Name: Peg Breen

THE NEW YORK BUILDING CONGRESS

By: /s/ Richard T. Anderson                Date: 9/27/04
    ------------------------------------

Print/Type Name: Richard T. Anderson, President

JOHN CULLINANE & ASSOCIATES

By: /s/ John Cullinane                     Date: 10/13/04
    ------------------------------------

Print/Type Name: JOHN CULLINANE

                                       14

                                   APPENDIX A

                             DESCRIPTION OF PROJECT

                                  ATTACHMENT A

DESCRIPTION OF PROJECT

The Port Authority has proposed redevelopment of the entire Terminal 5/6 site at
JFK. The Revised Concept Master plan calls for the phased construction of a new terminal complex consisting of a total of 47 contact gates and four (4)
hardstand positions.

The existing Flight Wings 1 and 2 of the TWA Terminal would be demolished in order to accommodate the construction of a new terminal for Jet Blue. However, the Flight Wings would not be demolished until a lease agreement is reached between the Port Authority and Jet Blue Airways for the new terminal. Prior to demolition of Flight Wing 2, the feasibility of removing and/or reusing interior elements of gate lounge(s) in the new terminal will be explored by the Port
Authority, with input from the Consulting Parties.

The Port Authority will seek to restore/rehabilitate and adaptively reuse the
Main TWA Terminal and the East Tube. The adaptive reuse will be determined through a Request for Proposals process to be managed by the Port Authority, with input from the Consulting Parties. The Port Authority will ensure that the adaptive reuse in the TWA Terminal will accommodate electronic ticketing kiosks for airline passengers without the need to check baggage.

Jet Blue's new terminal will have 26 contact gates and be connected to the TWA
Terminal through the existing Connector Tubes. Once construction of this phase of the Revised Concept Master plan is completed, Jet Blue would move its operations from Terminal 6 to the new terminal. The next phase of the redevelopment would entail demolition of Terminal 6 to accommodate construction of the next phase of the Revised Concept Master Plan. This phase will proceed as the anticipated need for additional gates at JFK materializes and a lease agreement is reached with an airline (or airlines) for the next phase of the
Revised Concept Master Plan. In addition, a new parking garage will be constructed across the roadway and AirTrain guide way from the existing Terminal
6 and be connected to the AirTrain station at the existing Terminal 6.
Interested Consulting Parties will have input on these phases of the Concept
Master Plan as they relate to the TWA Terminal/historic resource.

The entire TWA Terminal site will be nominated for listing on the State and federal Registers of Historic Places. Public access to the TWA Terminal will be provided via a new direct link from the existing Terminal 6 AirTrain connector and by vehicular access from the airport roadway system.

                                   APPENDIX B

                           REVISED CONCEPT MASTER PLAN

                                  ATTACHMENT B

                                      [MAP]

                                   APPENDIX C

                      MINUTES OF SEPTEMBER 18,2003 MEETING

                                  ATTACHMENT C

Port Authority of New York and New Jersey
October 10, 2003 Report

     At the September 18, 2003 meeting of the consulting parties for the
Terminal 5 and 6 Redevelopment Project at John F. Kennedy International Airport
(JFK) it was agreed that the consulting parties along with the Port Authority of
New York and New Jersey (PANYNJ) and the New York State Historic Preservation
Office (SHPO) would take the next 15 days to meet and make another effort toward working together in order to reach agreement on issues associated with the proposed concept master plan.

     The following represents the results of those most recent meetings
(attendance by organization listed below) regarding the concept master plan for the Terminal 5/6 site at JFK Airport. Our discussions resulted in a targeted review of 4 elements of the master plan: the connecting walkways or "tubes"
which link the Main Terminal to the flight wings and gate holdrooms; the removal and reuse of Flight Wing II; accessibility to/from the Airtrain and the proposed parking garage to both the landmark structure and the new terminal; and the adaptive reuse of the Main Terminal.

     It was agreed that the goal of preserving the Main Terminal through an adaptive reuse program would be enhanced by allowing Jetblue Airways to place self-service ticketing machines within the Main Terminal and by providing easy accessibility between the Main Terminal and the New Terminal. Connections between the new terminal and landmark Main Terminal would be a vital part of realizing a plan that maintains a significant component of the original structure while supporting an adaptive reuse of the landmark Main Terminal. In order to meet that objective we agreed that the original connecting walkway serving Flight Wing II would be preserved in its current configuration. Such preservation may require structural modifications to the column(s) in order to allow roadways to pass under the existing "tube". With regards to the connecting walkway serving Flight Wing I, a hierarchy of options would be investigated as part of the design for the new terminal. The first option would seek to adapt the existing configuration in a minimally intrusive manner to improve such access. If analysis finds this option to be infeasible, then a design for reconstructing the connecting walkway to incorporate a moving walkway system in a manner consistent with the original design will be undertaken. Should such an effort prove to be inconsistent with the objective, and then a contemporary and appropriate design will be constructed.

     After considerable review, it was agreed that both Flight Wing I and Flight
Wing II would be removed, though reuse of two of the gate lounge "trumpets", as well as other architecturally significant elements as part of the new terminal concourse and gate holdroom area would be investigated. If feasible, the inclusion of all or part of the "trumpets" and their original interiors would be relocated and included as part of the new terminal concourse.

     It was agreed that the objective of restoring the Main Terminal for adaptive reuse, including Jetblue's placement of electronic ticketing machines within the Main Terminal and re-establishing uses such as restaurants, would be greatly enhanced by the connectivity of the AirTrain and parking facilities to the Main Terminal and the new terminal. Providing for such direct access via realignment of the enclosed connectors from AirTrain that are included in the concept master plan would be undertaken as part of the new terminal design. As well, it was agreed that efforts will be made to allow vehicular traffic that approach the terminal complex the opportunity to access the original frontage that served the Main Terminal.

     As part of the Port Authority's effort to identify a program for restoring and reusing the Main Terminal so it will remain a vital part of the airport and this terminal complex, including using the imagery of the landmark terminal as part of the airport and the Terminal 5 and 6 site, a working committee consisting of those consulting parties interested, would be formed to assist the
Port Authority as part of an ongoing effort to ensure an appropriate process and program is implemented.

     I believe that these objectives can be incorporated into the concept master plan as proposed, (see attached drawings)

     Attending Organizations: MAS, NYSHPO, PANYNJ, Jetblue Airways, NY Landmarks
Conservancy, NY Building Congress

                                       1

                                   APPENDIX D

                   REDEVELOPMENT ADVISORY COMMITTEE GUIDELINES

                                  ATTACHMENT D

                        REDEVELOPMENT ADVISORY COMMITTEE
                                   GUIDELINES

1.   The consulting parties who voluntarily agree to do so, shall serve as members of the Redevelopment Advisory Committee (RAC). A representative of the Port Authority, the SHPO, and a representative of one of the consulting parties that concur in the MOA, shall serve as Co-Chairs of the RAC. The consulting party members of the RAC shall select the consulting party
     Co-Chair of the RAC. The Co-Chairs shall be responsible for convening meetings of the RAC, preparing and maintaining a written summary of the comments received at those meetings as well as those comments received after those meetings within the time frame set forth in paragraph 5 below, and for submitting a report of any action taken by the Port Authority or the SHPO on those comments to the members of RAC.

2.   Parties agreeing to be voluntary members of the RAC shall, to the best of their ability, fully participate in all the proceedings of the RAC.

3.   The RAC will meet on the first Tuesday of every other month, or as needed, at a location(s) to be determined by the Co-Chairs.

4.   The RAC shall be given an opportunity at the bi-monthly meetings to provide, at the appropriate time and stage of the development, as determined by a majority of the Co-Chairs, input and comment on the following:

     a.   Plans, designs, and submittals to SHPO for the
          rehabilitation/restoration and adaptive reuse of the TWA Terminal and
          East Flight Tube. Such comments shall include comment on the final design plans for restoration, rehabilitation and adaptive reuse of the
          TWA Terminal Building set forth in Stipulation 5 as well as comment after the completion of such work as set forth in Stipulation 16.

     b.   A feasibility study and cost analysis for the removal, restoration, and relocation into the new terminal of selected interior elements of
          Flight Wing 2 prior to its demolition.

     c.   Plans and designs for work to implement the removal, restoration and relocation of any selected interior elements of Flight Wing 2
          (Stipulation 14).

     d.   Plans and designs for the roadway, pedestrian, and light rail access to the TWA Terminal.

     e.   Analysis of options for the reconfiguration of the West Flight Tube as specified in Stipulation 13, including the plans and designs for any work to be done in the West Flight Tube to enhance access between the
          TWA Terminal and the new terminal.

     f.   Plans and designs that may be required to structurally modify columns of the East Flight Tube in order to allow roadways to pass under the existing tube (See Stipulation 9).

                                        1

                                  ATTACHMENT D

                        REDEVELOPMENT ADVISORY COMMITTEE
                                   GUIDELINES

     g.   Plans and designs for each development phase of the new terminal to be built on the Terminal 5/6 site in order to meet the goal specified in
          Stipulation 4 of retaining the individual identity of the historic building, separate from the new terminal in order to avoid, minimize or mitigate any adverse effect of the new terminal on the historic building.

     h.   Plans, designs and content for the interpretative display illustrating the history and significance of the TWA Terminal site and its relationship to the overall development of JFK International Airport set forth in Stipulation 6.

     i.   Maintenance and preservation guidelines for the treatment of the TWA
          Main Terminal Building and East Tube (Stipulation 17).

     j.   The completed restoration and rehabilitation of the TWA Terminal
          Building in accordance with the Secretary's standards as set forth in
          Stipulation 16.

5.   In order for the RAC to provide meaningful comment and input at the bi-monthly meetings in a timely manner so as to not adversely affect design and construction schedules, any plans/designs or other material relating to specific meeting agenda items shall, to the greatest extent possible, be provided to RAC members ten (10) days prior to the bi-monthly meetings.

6.   In addition to any comments submitted or discussed in the meetings, the RAC members may provide written comments to the Co-Chairs within ten (10) days following the meeting.

7.   After receipt of all meeting comments, including those received in writing after the meeting, the Co-Chairs shall prepare a written summary of those comments and forward them to all RAC members.

8.   The Port Authority shall prepare a report on any action taken by the Port
     Authority or SHPO on any of the comments summarized in the report prepared in accordance with paragraph 6 above. Such report shall include any recommendations, or actual modifications of the studies, analyses, plans and designs, which were the subject of RAC comment. A copy of the reports shall be forwarded to the FAA and the ACHP.

9.   When a Report is submitted by the Co-Chairs on the last item or items to be considered by the RAC in accordance with these Guidelines, the Co-Chairs shall inform the FAA that the consultation process for RAC has been completed.

                                        2